Form 10-K, Exhibit 13
period 1996-09-30
KLAMATH FIRST BANCORP INC
filed 1996-12-24
CIK 946924

EXHIBIT 13

                             1996 Annual Report to Shareholders

                               TABLE OF CONTENTS
                               -----------------

DIRECTORS AND OFFICERS...............................  3

SELECTED CONSOLIDATED FINANCIAL DATA.................  4-5

LETTER TO OUR SHAREHOLDERS...........................  6-7

EXECUTIVE OFFICERS...................................  8

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

    FINANCIAL CONDITION AND RESULTS OF OPERATION.....  9-22

COMMON STOCK INFORMATION.............................  23

INDEPENDENT AUDITOR'S REPORT.........................  24-25

CONSOLIDATED BALANCE SHEETS..........................  26-27

CONSOLIDATED STATEMENTS OF EARNINGS..................  28-29

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY......  30

CONSOLIDATED STATEMENTS OF CASH FLOWS................  31-33

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS...........  34-58

BRANCH OFFICERS AND CORPORATE INFORMATION............  59-60

KLAMATH FIRST FEDERAL SAVINGS & LOAN ASSOCIATION AND KLAMATH FIRST BANCORP, INC. BOARD OF DIRECTORS

James D. Bocchi, Retired; President of Klamath First Federal Savings and Loan Association from 1984 until June 1994

J. Gillis Hannigan, Retired; Executive Vice President of Modoc Lumber in Klamath Falls, Oregon, until January 1995

Adolph  Zamsky,  Retired;   Certified  Public  Accountant  in  both  Oregon  and
California, working out of Klamath Falls, Oregon from 1945 to 1977

Rodney N. Murray, Director and Chairman of the Board, owner and operator of Rodney Murray Ranch, former owner and manager and President of Klamath Falls Creamery, Inc., located in Klamath Falls, Oregon

Gerald V. Brown, President and Chief Executive Officer of Klamath First Federal Savings and Loan Association since June 1994

Timothy A. Bailey, President of Klamath Medical Service Bureau, a health insurance company headquartered in Klamath Falls, Oregon

William C. Dalton, Employed by Malin Potato, Merrill, Oregon, potato buyer for Klamath Potato Distributors from 1988 to 1992, and former owner of W.C. Dalton and Company, farming

Bernard Z. Agrons, Retired; Weyerhaeuser Company Vice President for the Eastern Oregon Region until 1981; Former State Representative in the Oregon State Legislature from 1983 to 1991











KLAMATH FIRST FEDERAL SAVINGS & LOAN ASSOCIATION AND KLAMATH FIRST BANCORP, INC. OFFICERS

Gerald V. Brown, President and Chief Executive Officer
Robert A. Tucker, Senior Vice President - Treasurer
George L. Hall, Senior Vice President - Secretary
Marshall J. Alexander, Vice President and Chief Financial Officer
Frank X. Hernandez, Human Resources Officer
Robert L. Salley, Vice President
Gerald A. Page, Vice President
Carol Starkweather, Assistant Vice President
Tina M. Douglas, Assistant CFO - Controller
Diane Davis, Branch Manager/Ashland
Phillip Waggoner, Branch Manager/Bend
Gale Ramey, Branch Manager/Campus
Tracie Chandler, Branch Manager/Madison
Richard Knight, Branch Manager/Medford
Ted Eslick, Loan Center Manager/Redmond
Donna Ross, Branch Manager/Shasta

SELECTED  CONSOLIDATED  FINANCIAL DATA

The following tables set forth certain information  concerning the consolidated financial position and consolidated results of operations of Klamath First Bancorp, Inc. (the Company) at the dates and for the periods indicated. This information  does not  purport to be complete  and should be read in  conjunction  with,  and is  qualified  in its entirety by reference to, the  Consolidated  Financial  Statements  and Notes thereto  appearing  elsewhere in this
Annual Report.
FINANCIAL CONDITION DATA                                                             At September 30,
                                                               ----------------------------------------------------
                                                                   1996       1995       1994       1993       1992
                                                               --------   --------   --------   --------   --------
                                                                                     (In thousands)
Assets .....................................................   $671,969   $647,840   $448,939   $403,879   $366,864

Cash and cash equivalents ..................................     16,180    175,994     19,557     23,480     36,177

Loans receivable, net ......................................    473,556    403,544    360,122    310,668    289,222

Investment securities held to maturity .....................      9,827     42,209     44,564     57,997     30,878

Investment securities available for sale ...................     75,987     12,606     12,224         --         --

Mortgage backed & related securities held to maturity ......      6,783         --         --         --         --

Mortgage backed & related securities available for sale ....     74,109         --         --         --         --

Stock in FHLB of Seattle, at cost ..........................      4,774      4,426      4,156      3,804      3,289

Advances from FHLB of Seattle ..............................     90,000     20,000         --         --         --

Savings deposits ...........................................    399,673    384,380    389,751    349,952    320,430

Shareholders' equity .......................................    153,411    164,685     49,308     44,949     37,792
SELECTED OPERATING DATA                                                 Year Ended September 30,
                                             ------------------------------------------------------------------------------
                                                 1996             1995              1994             1993              1992
                                             --------       ----------         ---------       ----------          --------
                                                                               (In thousands)
Total interest income .....................  $ 45,649        $  35,107         $  32,408       $   31,091          $ 30,690

Total interest expense ....................    23,286           20,441            16,555           16,070            18,941
                                             --------       ----------         ---------       ----------          --------
Net interest income .......................    22,363           14,666            15,853           15,021            11,749

Provision for loan losses .................       120              120               150              120               120
                                             --------       ----------         ---------       ----------          --------
Net interest income after provision
for loan losses ...........................    22,243           14,546            15,703           14,901            11,629

Non-interest income .......................       522              381               352            1,112               343

BIF/SAIF Assessment .......................     2,473                -                 -                -                 -

Non-interest expense ......................     9,769            6,004             6,034            5,191             4,563
                                             --------       ----------         ---------       ----------          --------
Earnings before income taxes and
cumulative effect of a change in
accounting principle ......................    10,523            8,923            10,021           10,822             7,409

Provision for income tax ..................     4,413            3,349             3,867            3,665             2,664
                                             --------       ----------         ---------       ----------          --------
Earnings before cumulative effect
of a change in accounting principle .......     6,110            5,574             6,154            7,157             4,745

Cumulative effect at October 1,1993
of a change in accounting for
income taxes ..............................         -                -               866                -                 -
                                             --------       ----------         ---------       ----------          --------
Net Earnings ..............................  $  6,110        $   5,574         $   5,288       $    7,157          $  4,745
                                             ========       ==========         =========       ==========          ========

                                       4


                                                                             At or For the Year Ended September 30,
                                                                      ----------------------------------------------------------
KEY OPERATING RATIOS                                                    1996         1995         1994         1993         1992
                                                                      ------       ------       ------       ------       ------
PERFORMANCE RATIOS

Return on average assets
(net income divided by average assets) .....................           0.99%        1.19%        1.26%        1.88%        1.34%

Return on average equity
(net income divided by average equity) .....................           3.69%       10.44%       10.93%       16.87%       13.11%


Interest rate spread (difference between average yield on
interest-earning assets and average cost of
interest-bearing liabilities) ..............................           2.22%        2.73%        3.40%        3.58%        2.91%


Net interest margin (net interest income as a percentage
of average interest-earning assets) ........................           3.65%        3.24%        3.84%        4.04%        3.42%


Average interest-earning assets to average interest-bearing
liabilities ................................................         137.78%      111.29%      111.13%      110.61%      109.16%


Net interest income after provision for loan losses to total
non-interest expenses ......................................         181.69%      242.27%      260.24%      287.05%      254.85%


Non-interest expense to average total assets ...............           1.99%        1.29%        1.43%        1.36%        1.29%

Dividend payout ratio (dividends declared per share
divided by net income per share) ...........................          44.64%            -            -            -            -


ASSET QUALITY RATIOS

Allowance for loan losses to total loans at end of period ..           0.19%        0.19%        0.20%        0.20%        0.19%

Non-performing assets to total assets ......................           0.04%        0.12%        0.05%        0.07%        0.46%

Non-performing loans to total loans, before net items ......           0.04%        0.18%        0.05%        0.06%        0.45%


CAPITAL RATIOS

Equity to assets ...........................................          22.83%       25.42%       10.98%       11.13%       10.30%

Tangible capital ratio .....................................          19.22%       18.57%       10.98%       11.13%       10.30%

Core capital ratio .........................................          19.22%       18.57%       10.98%       11.13%       10.30%

Risk-based capital ratio ...................................          42.41%       36.87%       22.61%       23.15%       20.82%

OTHER DATA

NUMBER OF

Real estate loans outstanding ..............................           7,704        7,110        6,654        6,169        5,867

Deposit accounts ...........................................          38,651       38,260       35,205       33,147       31,945

Full service offices .......................................               7            7            6            6            5

Dear Shareholder:

   October 4, 1996 marked our first anniversary as a stock company. During this past year we have been busy and, we believe, successful in implementing many of the strategies to enhance shareholder value that we outlined at our first Annual Shareholders' Meeting last April.

     Growth in our core savings and loan business resulted in loan and deposit growth and good earnings this past year. Fiscal 1996 net earnings were $6.1 million, which includes the effect of a $2.5 million one-time assessment recorded on September 30, 1996 to recapitalize the Savings Association Insurance Fund and also a loss-on-sale of $1.6 million on the Association's investment in a U.S. federal securities mutual bond fund.

     New loan originations were approximately $135.6 million, which resulted in a 17.3% increase in our total loan portfolio. This was accomplished through competitive loan pricing, aggressive marketing, excellent customer service and the opening in March 1996 of a new lending office in Redmond, Oregon. The Redmond office has shown good acceptance and we are excited about its prospects in that fast growing community. By the new year we hope to add to our loan product mix by introducing a new "Equity Credit Line."

     Our deposit base increased $15.3 million or 4.0% during the year. We introduced two new checking accounts this past year: a "Basic Checking" account for customers who write a limited number of checks each month and a "Small Business Checking" account to offer our small business customers an alternative to the traditional commercial checking account.

     In addition to taking measures aimed at increasing our core business of deposit taking and residential mortgage lending, we have sought other means to leverage our capital. We have aggressively used borrowed funds to purchase investment securities with the aim of earning the difference between the cost of the borrowings and the return earned on the investment securities. This is commonly known as "wholesale leveraging." At September 30, 1996, we had $104.9 million in borrowed funds, of which $56.9 million was primarily used for liquidity to fund loan growth and $48.0 million was used to purchase investment securities. This strategy has been successful as evidenced by a 1.23% return on assets on these activities. Subject to market conditions, we plan to continue and expand this activity.

     Another shareholder value enhancement strategy is our dividend policy. Since becoming a stock company we have paid a dividend each quarter, increasing from $0.05 per share in January to $0.065 in April to our currently announced level of $0.07 per share.

     Many of our shareholders are aware that several newly converted thrift institutions have authorized special "return of capital" distributions, which were entirely or substantially tax free. In each instance that we know of, the institution never filed a consolidated tax return, which, under complex federal income tax regulations, is a critical factor in determining whether a special distribution will be taxable or not. After extensive analysis and discussions with the Internal Revenue Service, we have concluded that, at this time, current federal income tax regulations effectively preclude a tax-free "return of capital" distribution to our shareholders. Nevertheless, the Board of Directors will continue to assess the viability of all other shareholder enhancement strategies that suggest a comparable long-term benefit to our shareholders.


     Stock repurchases are another element of our shareholder value enhancement strategy that we implemented last year. This past September we completed the repurchase of 5.07% of our outstanding common shares by repurchasing 620,655 shares at an average price of $14.33 per share. These repurchases increased earnings per share by $0.01 and return on equity by 17 basis points.

     The final element of our shareholder value enhancement strategy that we discussed at last year's Annual Meeting was the expansion of our franchise through the acquisition of other institutions or their branches. We continue to explore such expansion opportunities.

     We appreciate your support. "We'd Be Honored" if you stopped by one of our branches to say hello or call us if you have any questions.

Sincerely,

/s/ Gerald V. Brown
--------------------
Gerald V. Brown,
President and Chief Executive Officer


/s/ Rodney N. Murray
---------------------
Rodney N. Murray,
Chairman of the Board

                          CORPORATE EXECUTIVE OFFICERS


George L. Hall has been with Klamath First Federal Savings and Loan Association since 1988. He is Senior Vice President-Lending/Secretary responsible for all lending activities of the Association. Mr. Hall brought over twelve years of expertise in mortgage lending to Klamath First Federal. He has also served the institution as a Loan Officer and Branch Manager.

Robert A. Tucker has been with Klamath First Federal Savings & Loan Association since 1973. He is Senior Vice President-Operations/Treasurer responsible for all operations of the Association. In his 23 years with Klamath First Federal, Mr. Tucker has served as Loan Officer, Assistant Secretary, Branch Manager, Assistant Vice President and Vice President.

Gerald V. Brown has been with Klamath First Federal since 1957. He began as a teller, and, in his 39 years with Klamath First Federal, has progressed up through the ranks to his current position as President and Chief Executive Officer. Mr. Brown has served on the Board of Directors for Klamath First Federal Savings & Loan Association since 1994.

Marshall J. Alexander has been with Klamath First Federal Savings & Loan Association since 1986. He began as the Association's Controller, and became Vice President and Chief Financial Officer in August of 1994. Mr. Alexander brought over ten years experience in financial management to the Association. He supervises the accounting department as well as manages the assets of the Association.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS


GENERAL

     Klamath First Bancorp, Inc. (the "Company"), an Oregon corporation, became the unitary savings and loan holding company for Klamath First Federal Savings and Loan Association (the "Association").

     The Association is a traditional, community-oriented, savings and loan association that focuses on customer service within its primary market area. Accordingly, the Association is primarily engaged in attracting deposits from the general public through its offices and using those and other available sources of funds to originate permanent residential one- to four-family real estate loans within its market area and to a lesser extent on commercial property and multi-family dwellings.

     The Company's profitability depends primarily on its net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans and investment securities, and interest expense on interest-bearing deposits and borrowings. Because the Company is primarily dependent on net interest income for its earnings, the focus of the Company's planning is to devise and employ strategies that provide stable, positive
spreads  between  the  yield  on   interest-earning   assets  and  the  cost  of
interest-bearing liabilities in order to maximize the dollar amount of net interest income. The Company's net earnings are dependent, to a lesser extent, on the level of its non-interest income, such as service charges and other fees, and its non-interest expense, such as employee compensation and benefits, occupancy and equipment expense, deposit insurance premiums and miscellaneous other expenses, as well as federal and state income tax expense.

     The Association is regulated by the Office of Thrift Supervision ("OTS") and its deposits are insured up to applicable limits under the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC").

     The Association is a member of the Federal Home Loan Bank system. The Association conducts its business through seven office facilities, and one loan production office, with the main office located in Klamath Falls, Oregon. The Association considers its primary market area to be the counties of Klamath, Deschutes and Jackson in Southern and Central Oregon.

FEDERAL LEGISLATION

     On September 30, 1996, the President signed into law an omnibus appropriations act (the "Act") that includes several changes that affect the Association. The signed Act (i) recapitalizes the SAIF through a one-time special assessment; (ii) provides for the conditional merger of the Bank Insurance Fund ("BIF") and the SAIF as of January 1, 1999 into one Deposit
Insurance Fund ("DIF"), at which time banks and thrifts would pay the same deposit insurance premiums; and (iii) grants financial institutions limited regulatory relief.

     With respect to the assessment to recapitalize SAIF, the Act requires SAIF-insured institutions to recapitalize the SAIF through a one-time special assessment of 65.7 basis points on the SAIF deposit assessment base, payable no later than November 29, 1996. Based on the Association's assessment base of $376.4 million at March 31, 1995, the date used in the Act, the one-time assessment is $2.5 million and was accrued during the quarter ended September 30, 1996.

     In separate legislation enacted this past year, the reserve method of accounting for thrift and bad debt reserves (including the percentage of taxable income method) was repealed for tax years beginning after December 31, 1995. The resulting change in accounting method triggers bad debt reserve recapture for post-1987 reserves over a six-year period, thereby generating an additional tax liability. At September 30, 1996, the Association's post-1987 reserves amounted to $3.8 million. Pre-1988 reserves would only be subject to recapture if the institution fails to qualify as a thrift. A special provision suspends recapture of post-1987 reserves for up to two years if, during those years, the institution satisfies a "residential loan requirement." Notwithstanding this special provision, however, recapture would be required to begin no later than the first taxable year beginning after December 31, 1997.



(Graph in hardcopy report)
      TOTAL ASSETS
     (in thousands)


         TOTAL
YEAR    ASSETS
1996  $671,969
1995   647,840
1994   448,939
1993   403,879
1992   366,864

CHANGE IN INDEPENDENT AUDITORS

     On May 21, 1996, the Company's Board of Directors, at the recommendation of the Audit Committee, terminated the engagement of KPMG Peat Marwick LLP and engaged Deloitte & Touche LLP, as the Company's auditors.

     The report of KPMG Peat Marwick LLP on the Company's financial statements for either of the last two fiscal years preceding the date of termination did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles, except that the report of KPMG Peat Marwick LLP dated November 3, 1995 with respect to the Company's financial statements at September 30, 1994 and 1995 and for the three years in the period ended September 30, 1995 disclosed that the Company changed its method of accounting for certain investments in debt and equity securities and its method of accounting for income taxes in fiscal 1994 to adopt the provisions of Statement of Financial Accounting Standard ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and SFAS No. 109, "Accounting for Income Taxes", respectively.

     During the Company's two most recent fiscal years and subsequent interim periods preceding the date of the termination of the engagement of KPMG Peat Marwick LLP, the company was not in disagreement with KPMG Peat Marwick LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of KPMG Peat Marwick LLP, would have caused KPMG Peat Marwick LLP to make reference to the subject matter of the disagreement in connection with its report.

     The Company had not consulted with Deloitte & Touche LLP during its two most recent fiscal years nor during any subsequent interim period prior to its engagement regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements.

ASSET AND LIABILITY MANAGEMENT AND INTEREST RATE RISK

     The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap", provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would result in a decrease in net interest income. Conversely, during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income.

     At September 30, 1996, the Association's one-year cumulative gap was a negative 25.88% of total assets compared to a negative 1.07% of total assets at September 30, 1995 and a negative 30.05% at September 30, 1994. The September 30, 1995 one-year cumulative gap was unusually low and was a substantial improvement for the Company compared to prior years. This was a result of the subscription funds from the initial stock offering being invested in overnight funds, or for gap, the less than one-year repricing period. The cumulative one-year gap has remained improved.

     The Association continues to primarily originate fixed rate residential loans for its portfolio. In an effort to reduce its exposure to interest rate risk, the Association has: (i) purchased adjustable rate mortgage-backed securities, (ii) placed greater emphasis on the origination of adjustable-rate residential loans, and (iii) emphasized longer term fixed rate deposits. We will continue to explore opportunities in these areas.


The following table sets forth certain historical information relating to the Company's interest-earning assets and interest-bearing liabilities that are estimated to mature or are scheduled to reprice within one year.

                                                                At September 30,
                                                -----------------------------------------------
                                                    1996                1995               1994
                                                --------            --------            -------
                                                                 (In thousands)
Earning assets maturing or repricing
within one year .......................         $174,921            $253,115            $84,926

Interest-bearing liabilities
maturing or repricing within one
year ..................................          348,852             260,073            219,845

Deficiency of earning assets over
interest-bearing liabilities as a
percent of total assets ...............           (25.88)%            ( 1.07)%           (30.05)%

Percent of assets to liabilities
maturing or repricing within one
year ..................................            50.14%              97.32%             38.63%

                                       12

INTEREST SENSITIVITY GAP ANALYSIS

The following table presents the difference between the Company's  interest-earning  assets and interest-bearing  liabilities within specified  maturities at September 30, 1996. This table does not necessarily  indicate the impact of general interest rate movements on the Company's net interest  income  because the repricing of certain assets and  liabilities is subject to competitive  and other limitations.  As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may in fact mature or reprice at different times and at different volumes.
                                       Greater     Greater    Greater     Greater     Greater     Greater     Greater
                                          than        than       than        than        than        than        than
                          3 Months    3 Months    6 Months     1 to 3      3 to 5     5 to 10    10 to 20          20
ASSETS                     or Less to 6 Months   to 1 Year      Years       Years       Years       Years       Years        TOTAL
                          -------- ----------- ----------- ---------- ----------- -----------   ---------  ----------  -----------
PERMANENT 1-4 MORTGAGES                                               (In thousands)
Adjustable Rate ........  $ 18,946     $ 4,788     $17,415    $ 1,109        $  -       $   -       $   -       $   -    $  42,258

Fixed Rate .............       198         146         540        308         790      10,912      79,686     317,552      410,132

OTHER MORTGAGE LOANS

Adjustable Rate ........     2,673         466       5,604        249           -           -           -           -        8,992

Fixed Rate .............         -           -          96        106       1,982       2,157      10,062          74       14,477

Mortgage Backed and
Related Securities .....    48,520      16,259      16,253          -           -           -           -           -       81,032

Non-Real Estate Loans ..       451         337         371        494         342         583       1,341           -        3,919

Investment Securities ..    33,077       2,000       6,781      4,914      37,592      16,507           -           -      100,871
                          -------- ----------- ----------- ---------- ----------- -----------   ---------  ----------  -----------
Total Rate Sensitive
Assets .................  $103,865     $23,996     $47,060    $ 7,180     $40,706     $30,159     $91,089    $317,626    $ 661,681
                          ======== =========== =========== ========== =========== ===========   =========  ==========  ===========
LIABILITIES

Deposits
     - Fixed Maturity ..   $52,085     $50,307     $74,463    $67,092     $20,736     $24,505       $   -       $   -    $ 289,188

Deposits - Now .........     1,821       1,821       3,642      8,499       8,499           -           -           -       24,282

Deposits
     - Money Market ....    13,607      14,129      14,129     10,466           -           -           -           -       52,331

Deposits - Passbook ....     2,528       2,528       5,057     11,799      11,799           -           -           -       33,711

Other Interest
Bearing Liabilities ....    98,735      14,000           -          -           -           -           -           -      112,735
                          -------- ----------- ----------- ---------- ----------- -----------   ---------  ----------  -----------
Total Rate Sensitive
Liabilities ............  $168,776     $82,785     $97,291    $97,856     $41,034     $24,505       $   -       $   -    $ 512,247
                          ======== =========== =========== ========== =========== ===========   =========  ==========  ===========
Interest Rate
Sensitivity Gap ........  $(64,911)  $ (58,789)  $ (50,231)  $(90,676)  $    (328)  $   5,654   $  91,089    $317,626    $ 149,434

Cumulative Interest
Rate Sensitivity Gap ...  $(64,911)  $(123,700)  $(173,931)  $264,607)  $(264,935)  $(259,281)  $(168,192)   $149,434

Sensitivity Gap to
Total Assets ...........    (9.66%)     (8.75%)     (7.48%)   (13.49%)     (0.05%)      0.84%      13.56%      47.27%

Cumulative Interest
Rate Sensitivity Gap
To Total Assets ........    (9.66%)    (18.41%)    (25.88%)   (39.38%)    (39.43%)    (38.59%)    (25.03%)     22.24%

     Certain shortcomings are inherent in gap analysis that may result in an institution with a nominally negative gap having interest rate behavior associated with a positive gap. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates.

LIQUIDITY AND CAPITAL RESOURCES

     The Company generates cash through operating activities, primarily as a result of net income. The adjustments to reconcile net income to net cash provided by operations during the periods presented consisted primarily of the provision for loan losses, depreciation and amortization expense, amortization of deferred loan origination fees, increases or decreases in various escrow accounts and increases or decreases in other assets and liabilities. The primary investing activity of the Association is lending, which is funded with cash provided from operations and financing activities, as well as proceeds from amortization and prepayments on existing loans and mortgage backed and related securities and proceeds from maturities of other investment securities. For additional information about cash flows from operating, financing and investing activities, see the Consolidated Statements of Cash Flows included in the Consolidated Financial Statements.

     The Association is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings association maintain liquid assets of not less than 5.00% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1.00%. At September 30, 1996, the Association's regulatory liquidity, as measured for regulatory purposes, was 10.47%.

     Under capital standards mandated by the Financial Institution Reform, Recovery, and Enforcement Act, the Association must have: (i) tangible capital equal to 1.5% of adjusted total assets, (ii) core capital equal to 3.0% of adjusted total assets, and (iii) total risk-based capital equal to 8.0% of risk-weighted assets. At September 30, 1996, the Association was in compliance with all regulatory capital requirements effective as of such date, with tangible, core and risk-based capital of 19.2%, 19.2% and 42.4%, respectively. (See Note 15 To Consolidated Financial Statements).

                                 ASSET QUALITY

NON-PERFORMING ASSETS

     At September 30, 1996, the ratio of non-performing assets (including non-accrual loans, accruing loans greater than 90 days delinquent, real estate owned and other repossessed assets) to total assets was .04%. The Association intends to seek to maintain asset quality by continuing its focus on one-to-four family lending. However, in its efforts to expand and diversify its loan portfolio, the Association intends to evaluate other available lending options such as credit cards, equity lines of credit, and other consumer loan products. In doing this, the Association will evaluate the trade off associated with planned loan growth and the greater credit risk associated with such forms of lending.

CLASSIFIED ASSETS

     The Association has established a Classification of Assets Committee that meets at least quarterly to approve and develop action plans to resolve the problems associated with the assets, to review recommendations for new classifications, and to make any changes in present classifications, as well as making recommendations for the adequacy of reserves.

     In accordance with regulatory requirements, the Association reviews and classifies on a regular basis, and as appropriate, its assets as "special mention", "substandard", "doubtful" and "loss". In 1996 the Classification of Assets Committee changed its classification of asset categories to include the more common classification category Special Mention. In the past the Association included what normally was considered Special Mention in the Substandard category. However, to conform to the more common practice, the assets previously classified Substandard are now classified as either Special Mention or
Substandard per the category's definitions. All non-accrual loans and non-performing assets are included in classified assets.



The following table sets forth at the dates indicated the amounts of classified assets:

                                               At September 30,
                                             ----------------------
                                             1996     1995     1994
                                             ----    -----    -----
                                                (In thousands)

Loss ...................................   $    -   $    -   $   33

Doubtful ...............................        -        -       59

Substandard ............................      281    1,095    1,018

Special Mention ........................      645        -        -
                                             ----    -----    -----
                                           $  926   $1,095   $1,110
                                             ====    =====    =====



ALLOWANCE FOR LOAN LOSSES

     The Association has established a systematic methodology for determination of provisions for loan losses. The methodology is set forth in a formal policy and takes into consideration the need for an overall general valuation allowance as well as specific allowances that are tied to individual loans. Provision for loan losses are recorded based on the Association's evaluation of specific loans in its portfolio, historical loan loss experience, the volume and type of lending, general economic conditions and the existing level of the Association's allowance for loan losses.

The following table sets forth at the dates indicated the loan loss allowance and charge-offs:

                                             At September 30,
                                            ------------------
                                            1996   1995   1994
                                            ----   ----   ----
                                              (In thousands)
Loan loss allowance ....................    $928   $808   $755

Charge-offs ............................       -     67     23

     AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID

The following table presents, for the periods indicated,  information regarding average balances of assets and liabilities,  as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin and the ratio of average interest-earning assets to average interest-bearing  liabilities.  Dividends  received are included as interest income. The table does not reflect any effect of income taxes. All average balances are based on month-end balances. Non-accrual loans are reflected as carrying a zero yield.

                                                      Years Ended September 30,
                           --------------------------------------------------------------------------------------------------------
                                         1996                                  1995                                 1994
                           ----------------------------          ----------------------------          ----------------------------
                            Average              Yield/            Average             Yield/           Average              Yield/
                            Balance    Interest   Rate             Balance   Interest   Rate            Balance   Interest    Rate
                           --------    --------  ------          ---------  ---------  ------          --------   --------   ------
INTEREST-EARNING ASSETS
                                                                         (In thousands)
Loans receivable .......   $440,510    $ 35,262    8.00%          $381,689   $ 30,117   7.89%          $338,679   $ 27,511    8.12%

Mortgage backed and
related securities .....     52,275       3,005    5.75%                 -          -                         -          -       -


Investment securities ..     87,929       5,514    6.27%            52,097      3,869   7.43%            56,995      4,041    7.09%

Federal funds sold .....     23,011       1,259    5.47%            13,005        722   5.55%             9,359        320    3.42%

Interest bearing
deposit ................      4,882         262    5.37%             2,454        130   5.30%             3,394        183    5.39%

FHLB Stock .............      4,552         348    7.64%             3,935        270   6.86%             3,969        353    8.89%
                           --------    --------                  ---------  ---------                  --------   --------
Total interest-earning
assets .................    613,159      45,650    7.45%           453,180     35,108   7.75%           412,396     32,408    7.86%

Non-interest-earning
assets .................      2,130                                 13,661                                8,216
                           --------    --------                  ---------  ---------                  --------   --------
Total Assets ...........   $615,289                               $466,841                             $420,612
                           ========                              =========                             ========


                                       16

                                                      Years Ended September 30,
                           --------------------------------------------------------------------------------------------------------
                                         1996                                  1995                                 1994
                           ----------------------------          ----------------------------          ----------------------------
                            Average              Yield/           Average              Yield/           Average              Yield/
                            Balance    Interest   Rate            Balance    Interest   Rate            Balance   Interest    Rate
                           --------    --------  ------          --------   ---------  ------          --------   --------   ------
INTEREST-BEARING
LIABILITIES
Tax and insurance
reserve ................   $  4,490    $    148    3.30%          $  4,533   $    180   3.97%          $  4,489   $    184    4.10%

Passbook accounts ......     34,198         983    2.87%            44,345      1,235   2.78%            44,237      1,183    2.67%

Now accounts ...........     22,064         546    2.47%            22,242        542   2.44%            21,654        558    2.58%

Money market accounts ..     50,308       1,950    3.88%            55,891      2,206   3.95%            65,944      2,193    3.33%

Certificate accounts ...    282,446      16,772    5.94%           264,873     15,327   5.79%           234,772     12,436    5.30%

FHLB advances/Short
term borrowings ........     51,517       2,888    5.60%            15,305        950   6.21%                 -          -
                           --------    --------                  ---------  ---------                  --------   --------
Total interest-bearing
liabilities ............    445,023      23,287    5.23%           407,189     20,440   5.02%           371,096     16,554    4.46%

Non-interest-bearing
liabilities ............      4,892                                  6,279                                1,132
                           --------    --------                  ---------  ---------                  --------   --------

Total liabilities ......    449,915                                413,468                              372,228
                           --------                              ---------                             --------

Shareholders' equity        165,374                                 53,373                               48,384
                           --------                              ---------                             --------
Total liabilities
and shareholders'
equity .................   $615,289                               $466,841                             $420,612
                           ========                              =========                             ========


Net interest income ....               $ 22,363                              $ 14,668                              $15,854
                                       ========                             =========                             ========

Interest rate spread ...                           2.22%                                2.73%                                 3.40%
                                                 ======                               =======                                ======

Net interest margin ....                           3.65%                                3.24%                                 3.84%
                                                 ======                               =======                                ======

Average interest-earning
assets to average
interest-bearing
liabilities ............                         137.78%                              111.29%                               111.13%
                                                 ======                               =======                                ======

                                       17

                                                        RATE/VOLUME ANALYSIS

The  following  table sets forth the effects of changing  rates and volumes on net interest  income of the Company.  Information  is provided with respect to (i) effects on interest income  attributable to changes in volume (changes in average volume  multiplied by prior rate);  (ii) effects on interest income  attributable to changes in rate (changes in rate multiplied by prior average volume);
and (iii) changes in rate/volume (change in rate multiplied by change in average volume).

                                         For the Years Ended September 30,               For the Years Ended September 30,
                              ------------------------------------------------    ---------------------------------------------
                                                  1995 VS 1996                                    1995 VS 1994
                              ------------------------------------------------    ---------------------------------------------
                                             Increase (Decrease) Due To                     Increase (Decrease) Due To
                                                                  Net Increase                                      Net Increase
                                  Rate      Volume    Rate/Vol    (Decrease)          Rate      Volume    Rate/Vol    (Decrease)
                              --------   ---------   ---------    ------------    --------    --------    --------  -----------
                                                                          (In thousands)
INTEREST EARNING ASSETS
Loans .....................   $    420    $  4,641    $     85        $  5,146    $   (788)   $  3,494    $   (100)   $  2,606

Mortgage backed and
related securities ........          -           -       3,006           3,006           -           -           -           -

Investment securities .....       (604)      2,662        (416)          1,642         191        (347)        (16)       (172)

Federal funds sold ........        (10)        555          (8)            537         199         125          78         402

Interest bearing
deposits ..................          2         129           2             133          (3)        (51)          1         (53)

FHLB stock ................         31          42           5              78         (81)         (3)          1         (83)
                              --------   ---------   ---------    ------------    --------    --------    --------  -----------
Total Interest-Earning
Assets ....................   $   (161)   $  8,029    $  2,674        $ 10,542    $   (482)   $  3,218    $    (36)   $  2,700
                              ========   =========   =========    ============    ========    ========    ========  ===========

INTEREST BEARING LIABILITIES

Tax and insurance reserves    $    (30)   $     (2)   $      -        $    (32)   $     (6)   $      2    $      -    $     (4)

Passbook accounts .........         40        (282)         (9)           (251)         49           3           -          52

Now accounts ..............          7          (4)          -               3         (30)         15          (1)        (16)

Money market accounts .....        (39)       (221)          4            (256)        409        (334)        (62)         13

Certificate accounts ......        397       1,017          32           1,446       1,150       1,594         147       2,891

FHLB advances/Short term
borrowings ................        (93)      2,249        (221)          1,935           -           -         950         950
                              --------   ---------   ---------    ------------    --------    --------    --------  -----------
Total Interest-Bearing
Liabilities ...............   $    282    $  2,757    $   (194)       $  2,845    $  1,572    $  1,280    $  1,034    $  3,886
                              ========   =========   =========    ============    ========    ========    ========  ===========
Increase (Decrease) in Net
Interest Income ...........                                           $  7,697                                        $ (1,186)
                                                                  ============                                      ===========

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1995 AND 1996.

GENERAL

     Net earnings increased $500,000 or 8.9% from $5.6 million for the year ended September 30, 1995, to $6.1 million for the year ended September 30, 1996. This increase was attributable to several factors. Net interest income increased $7.7 million or 52.4% from $14.7 million for the year ended September 30, 1995 to $22.4 million for the year ended September 30, 1996. This increase was primarily attributable to an increase in total average interest-earning assets from $453.2 at September 30, 1995 to $613.2 at September 30, 1996. The increase in net interest income was partially offset by an increase in non-interest expense of $6.2 million or 103.3% from $6.0 million for the year ended September 30, 1995 to $12.2 million for the year ended September 30, 1996. This increase is primarily attributable to a $1.7 million increase in compensation expense, due largely to the Employee Stock Option Plan ("ESOP"), the $2.5 million
BIF/SAIF assessment, and the $1.6 million loss on sale of an investment subsequent to year end.

INTEREST INCOME

     Additional interest income generated by the $146.4 million increase in average interest earning assets contributed to an increase of $10.5 million or 29.9% from $35.1 million for the year ended September 30, 1995 to $45.6 million for the year ended September 30, 1996. Of this increase, $5.1 million is attributable to additional loan income due to an increase in loans receivable. The increase in loans receivable was primarily a result of strong new purchase loan originations exceeding loan refinancing which resulted in greater net loan growth for 1996.

     The remaining increase of $5.4 million was a result of investing the proceeds of the stock sale and borrowings in 30 year adjustable rate agency mortgage backed securities ("MBS"), fixed rate U.S. agency securities with maturities of less than five years, fixed and adjustable corporate securities and overnight funds. The average balance of investments increased by $101.2 million for the year ended September 30, 1996 compared with the comparable period in 1995.

INTEREST EXPENSE

     Interest expense increased $2.8 million due to increases in deposits and borrowings. Interest expense on deposits increased $1.0 million or 5.2% from $19.3 million for the year ended September 30, 1995 to $20.3 million for the year ended September 30, 1996. Total deposits increased by $15.3 million from September 30, 1995 to September 30, 1996, and the average interest paid on interest-bearing deposits increased 22 basis points from 4.99% for the year ended September 30, 1995 to 5.21% for the year ended September 30, 1996. This increase was a result of the increased pricing competition in the Company's market area. Interest expense on borrowings increased $1.9 million due to increased borrowings of $84.9 million. The Company will continue to rely on borrowings to fund loan growth as long as we can borrow at lower rates for comparable maturities than required to attract similar structured deposits.

PROVISION FOR LOAN LOSSES

     The provision for loan losses was $120,000 with no recoveries or charge offs during the year ended September 30, 1996 compared to $120,000 and charge offs of $67,000 during the year ended September 30, 1995, for a net increase in provision for the year of $120,000. At September 30, 1996, the allowance for loan losses was equal to 356.9% of non-performing assets compared to 106.6% at September 30, 1995. The increase in the coverage ratio at year end 1996 was the result of a decrease in non-accrual loans which were foreclosed and sold during the year.

NON-INTEREST INCOME

     Non-interest income increased $141,000 or 37.0% to $522,000 for the year ended September 30, 1996 from $381,000 for the year ended September 30, 1995. The increase was attributable to increases in fees and service charges and other income, as a result of increased loan activity, ATM fees and service charges on checking accounts.

NON-INTEREST EXPENSE

     Non-interest expense increased $6.2 million, or 103.3%, for the year ended September 30, 1996, from a total of $6.0 million for the prior year to $12.2 million for the year ended September 30, 1996. Of this increase, $2.5 million was attributable to the BIF/SAIF special assessment, $1.6 million was attributable to the loss on sale of an investment subsequent to year end, and $1.7 million is attributable to an increase in compensation expense. Of the $1.7 million increase in compensation expense, $1.4 million is due to compensation expense associated with the ESOP. The ratio of non-interest expense to average total assets was 1.99% and 1.29% for the years ended September 30, 1996 and 1995, respectively.

INCOME TAXES

     The provision for income taxes increased $1.0 million for the year ended September 30, 1996 compared with the prior year, primarily as a result of higher pretax earnings.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1994 AND 1995

GENERAL

     Earnings decreased $580,000 or 9.4%, from $6.2 million for the year ended September 30, 1994 to $5.6 million for the year ended September 30, 1995, before the cumulative effect of a change in method of accounting for income taxes due to the adoption of SFAS No. 109 on October 1, 1993. This decrease was mainly attributable to a decrease in interest rate spread from 3.4% at September 30, 1994 to 2.7% at September 30, 1995 which resulted in net interest income decreasing by $1.2 million, or 7.5%.

     Net earnings increased $286,000, or 5.4%, from $5.3 million for the year ended September 30, 1994 to $5.6 million for the year ended September 30, 1995 in the absence of the prior year's $866,000 cumulative effect of the change in method of accounting for income taxes. The additional reasons for the changes in net earnings are discussed more specifically below.

INTEREST INCOME

     The additional interest income generated by the $43.0 million increase in average balance of loans receivable in 1995 over the prior year slightly offset the 23 basis point decrease in loan yield from the prior year to produce a $2.6 million increase in interest income from loans. The increase in loans receivable was primarily a result of strong loan demand and less loan refinancing which resulted in greater net loan growth for 1995 despite less loan production. The decrease in loan yield was primarily a result of the refinancing to lower yielding loans over the previous year while rates were still declining and initiating an adjustable rate program this year emphasizing rates below market rates (teaser rates) to generate adjustable rate loan volume.

     The average balance of investment securities decreased by $4.9 million in 1995 compared with 1994. A 34 basis point increase in the yield on investment securities from the prior year did not offset the decrease in volume, resulting in a $172,000 decrease in interest income from investment securities. Interest income on federal funds sold increased $401,845 in 1995 from 1994 as a result of investing the proceeds of the stock sale during the subscription period. Investment securities include an investment of $12.6 million in a U.S. Federal securities mutual bond fund classified as available for sale. A decrease in interest rates during 1995 resulted in increasing the carrying value of the U.S. Federal securities mutual bond fund at September 30, 1995 by $382,000.

INTEREST EXPENSE

     Savings deposit interest expense increased $2.9 million for the year ended September 30, 1995 as compared to the comparable period in 1994. The increase was attributable to a $20.8 million increase in the average balance of deposits during this period, which can be primarily attributed to the increase in savings account activity during the stock sale subscription period. The weighted average rate paid on deposits increased 51 basis points from 4.46% during the year ended September 30, 1994 to 4.97% during the year ended September 30, 1995. Average FHLB advances outstanding during this period were $15.3 million with a weighted average rate of 6.21%.

PROVISION FOR LOAN LOSSES

     The provision for loan losses was $120,000, recoveries were zero, and charge offs were $67,000 during the year ended September 30, 1995 compared to $150,000 and charge offs of $23,000 during the year ended September 30, 1994, for a net increase in provision for the year of $53,000. At September 30, 1995, the allowance for loan losses was equal to 106.60% of non-performing assets compared to 311.98% at September 30, 1994. The decrease in the coverage ratio at year end 1995 was the result of foreclosure proceedings initiated against two properties, which totalled $445,343 of the total non-performing assets of $758,000. No losses are expected on these loans as the loans are well secured with an estimated value of $745,000, or an excess loan to value of $299,657.

NON-INTEREST INCOME

     Non-interest income increased $29,000, or 8.2%, to $381,000 for the year ended September 30, 1995 from $352,000 for the year ended September 30, 1994. The increase was mainly attributable to increased income from the sale of real estate owned.

NON-INTEREST EXPENSE

     Non-interest expense decreased $30,000, or 0.5%, for the year ended September 30, 1995, from a total of $6.03 million for the prior year to $6.00 million for the year ended September 30, 1995. Of this decrease, $200,000 was attributable to a decrease in compensation and benefit expense in 1995, primarily reflecting certain one-time increased bonus payments to employees and increased fees paid to directors in the prior year. This was partially offset by an increase in SAIF insurance premiums, primarily as a result of growth in deposits, costs incident to greater loan volume and increased occupancy and personnel expenses as a result of the new Klamath Falls, Oregon branch. The ratio of non-interest expense to average total assets was 1.43% and 1.29% for the years ended September 30, 1994 and 1995, respectively

INCOME TAXES

     Effective October 1, 1993, the Association adopted SFAS No. 109 which requires a change from the deferred method of accounting for income taxes of Accounting Principles Board ("APB") No. 11 to the asset and liability method of accounting for income taxes. The implementation of SFAS No. 109 decreased net earnings by $866,000 for the year ended September 30, 1994.

     The provision for income taxes decreased $517,000 for the year ended September 30, 1995 compared with the prior year, primarily as a result of lower pretax earnings.


(Graph in hardcopy report)
   TOTAL NET EARNINGS
    (in thousands)

             NET
YEAR    EARNINGS
1996      $6,110
1995       5,574
1994       5,288
1993       7,157
1992       4,745

                            COMMON STOCK INFORMATION

     Since October 4, 1995, Klamath First Bancorp's common stock has traded on the National Association of Security Dealers Automated Quotations ("NASDAQ") National Market System under the symbol "KFBI". As of October 11, 1996, there were approximately 4,400 shareholders of record or through nominee or street name accounts with brokers.

     The following represents reported high and low trading price and dividends declared each respective quarter of fiscal 1996. Information as to market prices for the Company's common stock is not presented for fiscal year 1995 because the shares were not yet issued and outstanding.



                                                  DIVIDEND
FISCAL 1996                   HIGH         LOW    DECLARED
                            ------     -------   ----------
First Quarter ...........   13 3/4     12 1/16   $    0.050

Second Quarter ..........   13 3/4      12 1/2   $    0.065

Third Quarter ...........   14 5/8          13   $    0.065

Fourth Quarter ..........   14 3/4      13 3/8   $    0.070

     Any dividend payments by the Company are subject to the sole discretion of the Board of Directors and depend primarily on the ability of the Association to pay dividends to the Company at least annually. Under Federal regulations, the dollar amount of dividends a federal savings association may pay depends on the Association's capital surplus position and recent net income. Generally, if an association satisfies its regulatory capital requirements, it may make dividend payments up to the limits prescribed in the OTS regulations. However, institutions that have converted to the stock form of ownership may not declare or pay a dividend on, or repurchase any of, its common stock if the effect thereof would cause the regulatory capital of the institution to be reduced below the amount required for the liquidation account which was established in accordance with OTS regulations and the Association's Plan of Conversion. In addition, earnings of the Association appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends without payment of taxes at the then current tax rate by the Association on the amount removed from the reserves for such distributions. The Association does not contemplate any distributions that would limit the Association's bad debt deduction or create federal tax liabilities.

INDEPENDENT AUDITORS'  REPORTS

Board of Directors
Klamath First Bancorp, Inc.
Klamath Falls, Oregon

     We have audited the accompanying consolidated balance sheet of Klamath First Bancorp, Inc. and subsidiary (the "Company") as of September 30, 1996, and the related consolidated statement of earnings, shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Klamath First Bancorp, Inc. and subsidiary as of September 30, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.



/s/ Deloitte & Touche LLP
--------------------------
Deloitte & Touche LLP



Portland, Oregon
November 25, 1996

Board of Directors
Klamath First Bancorp, Inc.
Klamath Falls, Oregon

     We have audited the accompanying consolidated balance sheet of Klamath First Bancorp, Inc. and subsidiaries as of September 30, 1995, and the related consolidated statements of earnings, stockholders' equity and cash flows for the two years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Klamath First Bancorp, Inc. and subsidiaries as of September 30, 1995 and the results of their operations and their cash flows for the two years then ended in conformity with generally accepted accounting principles.

     As discussed in note 1 to the consolidated financial statements, the Company changed its method of accounting for certain investments in debt and equity securities and its method of accounting for income taxes in fiscal 1994 to adopt the provisions of Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and SFAS No. 109, "Accounting for Income Taxes", respectively.


/s/ KPMG Peat Marwick LLP
--------------------------
KPMG Peat Marwick LLP

Portland, Oregon
November 3, 1995

        KLAMATH FIRST BANCORP, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
                                                                  September 30,
                                                       ------------------------------
ASSETS                                                          1996             1995
                                                       -------------    -------------
Cash and due from banks ............................   $   6,841,554    $   4,033,723

Interest bearing deposits ..........................               -          994,157

Federal funds sold .................................       9,338,079      170,966,390
                                                       -------------    -------------
Total cash and cash equivalents ....................      16,179,633      175,994,270

Investment securities available for sale,
at fair value (amortized cost:
$77,071,211 and $13,723,044) .......................      75,986,611       12,605,654

Investment securities held to maturity,
at amortized cost (fair value:
$9,860,165 and $42,178,800) ........................       9,827,193       42,209,497

Mortgage backed and related securities
available for sale, at fair value
(amortized cost: $74,249,350) ......................      74,109,321                -

Mortgage backed and related securities
held to maturity, at amortized cost
(fair value: $6,736,007) ...........................       6,783,001                -

Loans receivable, net ..............................     473,555,988      403,543,725

Real estate owned ..................................          69,483           24,384

Premises and equipment, net ........................       4,964,262        5,231,903

Stock in Federal Home Loan Bank of
Seattle, at cost ...................................       4,773,800        4,425,900

Accrued interest receivable, net ...................       5,037,285        3,431,594

Other assets .......................................         682,814          372,654
                                                       -------------    -------------
Total assets .......................................   $ 671,969,391    $ 647,839,581
                                                       =============    =============




                                       26

LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                  September 30,
                                                       ------------------------------
LIABILITIES                                                     1996             1995
                                                       -------------    -------------

Savings deposits ...................................   $ 399,673,180    $ 384,379,531

Stock over subscription ............................               -       65,685,300

Accrued interest on savings deposits ...............         712,408        1,028,766

Advances from borrowers for taxes
and insurance ......................................       7,831,127        7,966,422

Advances from Federal Home Loan Bank
of Seattle .........................................      90,000,000       20,000,000

Short term borrowings ..............................      14,904,400                -

Accrued interest on borrowings .....................         323,163                -

Pension liability ..................................         668,088          616,035

Deferred federal and state income taxes ............         735,596          896,876

Other liabilities ..................................       3,710,455        2,581,586
                                                       -------------    -------------
Total liabilities ..................................     518,558,417      483,154,516
                                                       -------------    -------------

SHAREHOLDERS' EQUITY

Preferred stock, $.01 par value,
500,000 shares authorized; none issued                             -                -

Common stock, $.01 par value,
35,000,000 shares authorized,
1996 - 11,612,470
issued, 10,242,360 outstanding;
1995 - issued and outstanding 12,233,125 shares ....         116,124          122,331

Additional paid-in capital .........................     110,762,678      119,230,653

Retained earnings - substantially restricted .......      59,082,479       55,811,362

Unearned shares issued to ESOP .....................      (8,807,850)      (9,786,500)

Unearned shares issued to MRDP .....................      (6,694,470)               -

Net unrealized loss on securities available for sale      (1,047,987)        (692,781)
                                                       -------------    -------------
Total shareholders' equity .........................     153,410,974      164,685,065
                                                       -------------    -------------
Total liabilities and shareholders' equity .........   $ 671,969,391    $ 647,839,581
                                                       =============    =============

See notes to consolidated financial statements.

  KLAMATH FIRST BANCORP, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF EARNINGS
                                                     Years ended September 30,
                                           ---------------------------------------
INTEREST INCOME                                   1996          1995          1994
                                           -----------   -----------   -----------
Loans receivable .......................   $35,261,655   $30,116,911   $27,511,193

Mortgage backed and related securities .     3,004,823             -             -

Investment securities ..................     5,862,520     4,138,524     4,393,812

Federal funds sold .....................     1,258,614       721,940       320,095

Interest bearing deposits ..............       261,811       129,716       182,516
                                           -----------   -----------   -----------
Total interest income ..................    45,649,423    35,107,091    32,407,616
                                           -----------   -----------   -----------
INTEREST EXPENSE

Savings deposits .......................    20,251,039    19,310,599    16,370,065

FHLB advances ..........................     2,689,790       949,059             -

Other ..................................       345,698       181,515       184,336
                                           -----------   -----------   -----------
Total interest expense .................    23,362,896    20,441,173    16,554,401
                                           -----------   -----------   -----------
Net interest income ....................    23,286,527    14,665,918    15,853,215

Provision for loan losses ..............       120,000       120,000       150,000
                                           -----------   -----------   -----------
Net interest income after provision
for loan losses ........................    22,242,896    14,545,918    15,703,215
                                           -----------   -----------   -----------
NON-INTEREST INCOME

Fees and service charges ...............       260,320       185,053       143,829

Gain on sale of real estate owned ......        22,233        84,022        49,725

Other income ...........................       239,105       112,090       158,544
                                           -----------   -----------   -----------
Total non-interest income ..............       521,658       381,165       352,098
                                           -----------   -----------   -----------
NON-INTEREST EXPENSE

Compensation, employee benefits and
related expense ........................     4,476,052     2,753,726     2,953,508

Occupancy expense ......................       971,431       917,364       821,365

Data processing expense ................       343,319       318,819       282,064

Insurance premium expense ..............       907,825       877,366       818,311

Special SAIF assessment ................     2,472,954             -             -

Loss on sale of real estate owned ......         6,271             -             -

Realized loss on U.S. Federal
securities mutual bond fund ............     1,642,625             -             -

Other expense ..........................     1,421,753     1,136,780     1,159,210
                                           -----------   -----------   -----------
Total non-interest expense .............    12,242,230     6,004,055     6,034,458
                                           -----------   -----------   -----------

                                                     Years ended September 30,
                                           ---------------------------------------
INTEREST INCOME                                   1996          1995          1994
                                           -----------   -----------   -----------
Earnings before income taxes and
cumulative effect of a change
in accounting principle ................    10,522,324     8,923,028    10,020,855

Provision for income tax ...............     4,412,527     3,348,925     3,866,001
                                           -----------   -----------   -----------
Net earnings before cumulative
effect of a change in accounting
principle ..............................     6,109,797     5,574,103     6,154,854

Cumulative effect at October 1, 1993
of a change in accounting
for income taxes .......................             -             -       866,518
                                           -----------   -----------   -----------
Net earnings ...........................   $ 6,109,797   $ 5,574,103   $ 5,288,336
                                           ===========   ===========   ===========

Earnings per common share (based on
weighted average shares outstanding) ...   $       .56           N/A           N/A

Weighted average number of shares
outstanding ............................    11,004,939           N/A           N/A


See notes to consolidated financial statements.

                     KLAMATH FIRST BANCORP, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                 Additional                  Unearned    Unrealized       Unearned            Total
                     Common Stock Common Stock       paid-in     Retained  ESOP shares gain(loss) on  shares issued   shareholders'
                           Shares       Amount       capital     earnings      at cost    securities        to MRDP          equity
                     ------------ ------------ ------------- ------------ ------------ ------------- -------------- ---------------
Balance at
October 1, 1993 ..... $         -      $     -  $          -  $44,948,923  $         -  $         -     $       -      $ 44,948,923

Unrealized loss on
securities available
for sale ............           -            -             -            -            -     (929,615)             -         (929,615)

Net earnings ........           -            -             -    5,288,336            -            -              -        5,288,336
                     ------------ ------------ ------------- ------------ ------------ ------------- -------------- ---------------
Balance at
September 30, 1994 ..           -            -             -   50,237,259            -     (929,615)             -       49,307,644

Issuance of common
stock ...............  12,233,125      122,331   119,230,653            -   (9,786,500)           -              -      109,566,484

Unrealized gain on
securities avail-
able for sale .......           -            -             -            -            -      236,834              -          236,834

Net earnings ........           -            -             -    5,574,103            -            -              -        5,574,103
                     ------------ ------------ ------------- ------------ ------------ ------------- -------------- ---------------
Balance at
September 30, 1995 ..  12,233,125      122,331   119,230,653   55,811,362   (9,786,500)    (692,781)             -      164,685,065

Cash dividends ......           -            -             -   (2,838,680)           -            -              -       (2,838,680)

Earned ESOP shares ..           -            -       417,652            -      978,650            -              -        1,396,302

Unrealized loss on
investments available
for sale ............           -            -             -            -            -     (355,206)             -         (355,206)

Unearned shares issued
to MRDP Trust .......           -            -             -            -            -            -     (6,694,470)      (6,694,470)


Stock retirement .....   (620,655)       (6,207)  (8,885,627)           -            -            -              -       (8,891,834)

Net earnings .........          -             -            -    6,109,797            -            -              -        6,109,797
                      ------------ ------------ ------------ ------------ ------------ ------------- -------------- ---------------
Balance at September
30, 1996 .............$11,612,470      $116,124 $110,762,678  $59,082,479  ($8,807,850) ($1,047,987)    ($6,694,47)    $153,410,974
                      ============ ============ ============ ============ ============ ============= ============== ===============

See notes to consolidated financial statements.


                                       30

            KLAMATH FIRST BANCORP, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          Years ended September 30,
                                                          -----------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES                               1996             1995             1994
                                                          -------------    -------------    -------------
Net earnings ..........................................   $   6,109,797    $   5,574,103    $   5,288,336
                                                          -------------    -------------    -------------
ADJUSTMENTS TO RECONCILE NET EARNINGS
TO NET CASH PROVIDED BY OPERATING
ACTIVITIES

Depreciation .........................................          403,074          360,069          317,589

Provision for loan losses .............................         120,000          120,000          150,000

Compensation expense related to ESOP benefit ..........       1,396,302                -                -

Net amortization of premiums paid
on investment and mortgage backed
and related securities ................................         210,599          204,444          246,771

Realized loss on sale of U.S. Federal
securities mutual bond fund ...........................       1,642,625                -                -

Increase in deferred loan fees, net of amortization ...         703,055          490,802          914,139

Accretion of discounts on purchased loans .............         (14,683)          (7,239)         (26,359)

Net gain on sale of real estate owned and premises and
equipment .............................................          (5,209)         (33,544)         (58,811)

FHLB stock dividends ..................................        (347,900)        (269,600)        (352,600)

CHANGES IN ASSETS AND LIABILITIES

Accrued interest receivable ...........................      (1,605,691)        (160,744)        (166,118)

Other assets ..........................................        (310,160)         188,504          (23,691)

Accrued interest on savings deposits ..................        (316,358)         630,370          (34,495)

Accrued interest on borrowings ........................         323,163                -                -

Pension liabilities ...................................          52,053           58,020                -

Deferred federal and state income taxes ...............        (409,246)         746,966          532,517

Other liabilities .....................................         315,996         (185,361)         478,936
                                                          -------------    -------------    -------------
Total adjustments .....................................       2,157,620        2,142,687        1,977,878
                                                          -------------    -------------    -------------
Net cash provided by operating activities .............       8,267,417        7,716,790        7,266,214
                                                          -------------    -------------    -------------


                                       31

                                                                         Years ended September 30,
                                                          -----------------------------------------------
                                                                   1996             1995             1994
                                                          -------------    -------------    -------------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturity of investment securities held to
maturity ..............................................      69,552,392        7,006,177                -

Principal repayments received on mortgage backed and
related securities ....................................      12,083,872                -                -

Principal repayments received on loans ................      64,529,602       40,398,099       79,225,557

Loan originations .....................................    (135,566,747)     (84,714,297)    (130,024,113)

Purchase of investment securities held to maturity ....     (42,971,553)      (4,855,539)        (537,478)

Purchase of investment securities available for sale ..     (60,969,781)               -                -

Purchase of mortgage backed and related securities held
to maturity ...........................................      (7,423,182)               -                -

Purchase of mortgage backed and related securities
available for sale ....................................     (84,123,187)               -                -


Proceeds from sale of real estate owned and premises
and equipment .........................................         177,595          359,033          406,417

Purchases of premises and equipment ...................        (136,406)      (1,167,757)        (553,602)
                                                          -------------    -------------    -------------
Net cash used in investing activities .................    (184,847,395)     (42,974,284)     (51,483,219)
                                                          -------------    -------------    -------------


                                       32

                                                                          Years ended September 30,
                                                          -----------------------------------------------
                                                                   1996             1995             1994
                                                          -------------    -------------    -------------
CASH FLOWS FROM FINANCING ACTIVITIES
Increase/(decrease) in savings deposits,
net of withdrawal .....................................   $  15,293,649    $  (5,370,987)    $ 39,798,168

Proceeds from FHLB advances ...........................     105,000,000       20,000,000                -

Repayments of FHLB advances ...........................     (35,000,000)               -                -

Proceeds from short term borrowings ...................      21,938,300                -                -

Repayments of short term borrowings ...................      (7,033,900)               -                -

Proceeds from issuance of common stock ................               -      121,268,633                -

Proceeds from stock over subscription .................               -       65,685,300                -

Repayment from stock over subscription ................     (65,685,300)               -                -

Funding provided to ESOP for purchase of common
stock .................................................               -       (9,786,500)               -

Funding provided to MRDP Trust for purchase of common
stock .................................................      (6,694,470)               -                -

Stock retirement ......................................      (8,891,834)               -                -

Advances from borrowers for tax and insurance .........        (135,297)        (101,700)         496,161

Dividends paid ........................................      (2,025,807)               -                -
                                                          -------------    -------------    -------------
Net cash provided by financing activities .............      16,765,341      191,694,746       40,294,329
                                                          -------------    -------------    -------------
Net (decrease) increase in cash and cash equivalents ..    (159,814,637)     156,437,252       (3,922,676)

Cash and cash equivalents at beginning of year ........     175,994,270       19,557,018       23,479,694
                                                          -------------    -------------    -------------
Cash and cash equivalents at end of year ..............   $  16,179,633    $ 175,994,270     $ 19,557,018
                                                          =============    =============     ============


SUPPLEMENTAL SCHEDULE OF INTEREST AND INCOME TAXES PAID

Interest paid .........................................   $  23,483,212    $  19,810,803    $ 16,589,906

Income taxes paid .....................................       4,555,053        2,570,000       4,020,000

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES

Transfer of investment securities from held to
maturity to available for sale at estimated fair
market value ..........................................   $  27,171,074               $-              $-

Transfer of mortgage backed and related securities
from held to maturity to available for sale at
estimated fair value...................................       1,717,890                -               -

Net unrealized gain (loss) on securities available
for sale ..............................................        (355,206)         236,834        (929,615)

Dividends declared and accrued in other liabilities ...         812,873                -               -

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)Summary of Significant Accounting Policies

Principles  of  Consolidation

     The accompanying consolidated financial statements include the accounts of Klamath First Bancorp, Inc. (the Company) and its wholly-owned subsidiary
Klamath First Federal Savings and Loan Association (the Association). The Company became the holding company of the Association upon conversion of the Association from a federally-chartered mutual savings and loan association to a federally-chartered capital stock savings and loan association (Note 11). This transaction has been accounted for in a manner similar to a "pooling of interests" in accordance with APB Opinion No. 16, "Business Combinations."

     The Company's consolidated financial statements also include the assets and liabilities of First Service Corporation of Southern Oregon ("FSC") which was wholly-owned by the Association. As of July 31, 1996, FSC was officially liquidated into the Association. All significant intercompany balances and transactions have been eliminated in consolidation for September 30, 1995.

Nature of Operations

     The Company and subsidiary provide banking and limited nonbanking services to its customers who are located principally in the Klamath, Jackson, and Deschutes counties of Southern and Central Oregon. These services primarily include attracting deposits from the general public and using such funds, together with other borrowings, to invest in various real estate loans, investment securities, and mortgage backed and related securities.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make assumptions that result in estimates that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of related revenue and expense during the reporting period. Actual results could differ from those estimates.

Investment Securities

     The  Company  has  adopted  Statement  of  Financial  Accounting  Standards
("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Under this pronouncement, securities held to maturity are stated at cost only if the Company has the positive intent and the ability to hold the securities to maturity. Securities available for sale, including mutual funds, and trading securities are stated at fair value. Realized gains and losses on the sale of securities, recognized on a specific identification basis, and valuation adjustments of trading account securities are included in non-interest income or expense. Net unrealized gains or losses on securities available for sale are included as a component of shareholders' equity, net of tax, until realized. Unrealized losses on securities resulting from an other than temporary decline in the fair value are recognized in earnings when incurred.

     During December 1995, the Association reclassified $27,171,074 of investment securities and $1,717,890 of mortgage backed and related securities from held to maturity to available for sale at fair values, with unrealized gains and losses of $200,508 and $100,421, respectively. The reclassification was made in accordance with the Financial Accounting Standards Board ("FASB") special report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities", that permitted a one-time reassessment of the appropriateness of the held to maturity classification, without affecting the classification of the remaining securities held to maturity.

Stock Investments

     The Company held stock in the Federal Home Loan Bank ("FHLB") and U.S. Federal securities mutual bond fund at September 30, 1996 and 1995. These investments are carried at the lower of cost or fair value.

Provision for Loan Losses

     Allowances for losses on specific problem real estate loans and real estate owned are charged to earnings when it is determined that the value of these loans and properties, in the judgment of management, is impaired. In addition to specific reserves, the Company also maintains general provisions for loan losses based on evaluating known and inherent risks in the loan portfolio, including management's continuing analysis of the factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, current and anticipated economic conditions, detailed analysis of individual loans for which full collectibility may not be assured, and determination of the existence and realizable value of the collateral and guarantees securing the loans. The reserve is an estimate based upon factors and trends identified by management at the time financial statements are prepared. The ultimate recovery of loans is susceptible to future market factors beyond the Company's control, which may result in losses or recoveries differing significantly from those provided in the consolidated financial statements. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's valuation allowances on loans and real estate owned.

     Delinquent interest on loans past due 90 days or more is charged off or an allowance established by a charge to income equal to all interest previously accrued and interest is subsequently recognized only to the extent cash payments are received until delinquent interest is paid in full and, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

     Effective October 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." These statements address the disclosure requirements and allocations of the allowance for credit losses for certain impaired loans. A loan within the scope of these statements is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement, including scheduled interest payments.

     When a loan has been identified as being impaired, the amount of the impairment is measured by using discounted cash flows, except when it is determined that the sole source of repayment for the loan is the operation or liquidation of the underlying collateral. In such case, the current fair value of the collateral, reduced by costs to sell, is used. When the measurement of the impaired loan is less than the recorded investment in the loan (including accrued interest, net deferred loan fees or costs, and unamortized premium or discount), an impairment is recognized by creating or adjusting an allocation of the allowance for credit losses. SFAS No. 114, as amended, does not change the timing of charge-offs of loans to reflect the amount ultimately expected to be collected. At September 30, 1996, the Company had no loans deemed to be impaired as defined by SFAS 114.

Depreciation of Premises and Equipment

     Premises and equipment are depreciated on the straight-line basis over the estimated useful lives of the various classes of assets from their respective dates of acquisition.

Taxes on Income

     The Company has adopted SFAS No. 109, "Accounting for Income Taxes", which caused a cumulative effect of $866,518 in the September 30, 1994 consolidated statement of earnings. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Loan Origination Fees

     Loan origination fees and direct costs are deferred and recognized over the contractual lives of the related loans as an adjustment of the loans' yield using the level-yield method.

Unearned Discounts

     Loan discounts are accreted to income over the average lives of the related loans using the level-yield interest method, adjusted for estimated prepayments.

Real Estate Owned

     Property acquired by foreclosure or deed in lieu of foreclosure is carried at the lower of estimated fair value, less estimated costs to sell, or the balance of the loan on the property at date of acquisition, not to exceed net realizable value. Costs, excluding interest, relating to the improvement of property are capitalized, whereas those relating to holding the property are charged to expense.

Pension Cost

     It is Company policy to fund retirement costs accrued. All such costs are computed on the basis of accepted actuarial methods.

Earnings Per Common Share

     Earnings per common share is computed based on weighted average number of shares of common stock and common stock equivalents assumed to be outstanding during the period. Earnings per common share were not calculated for September 30, 1995, as no shares were outstanding during the year. (Note 11).

Cash Equivalents

     Cash equivalents are considered to be cash held as demand deposits at various banks and regulatory agencies. In the consolidated financial statements, "cash and due from banks", "interest bearing cash deposits" and "Federal funds sold" are considered to be cash equivalents.

(2) Cash and Due from Banks

     The Company is required to maintain an average reserve balance with the Federal Reserve Bank, or maintain such reserve balance in the form of cash. The amount of this required reserve balance was approximately $475,000 and $469,000 at September 30, 1996 and 1995, respectively, and was met by holding cash and maintaining an average balance with the Federal Reserve Bank in excess of this amount.

(3)Investments and Mortgage Backed and Related Securities

     Amortized cost and approximate fair value of securities available for sale and held to maturity are summarized by type and maturity as follows:

                                                         September 30, 1996
                                            ----------------------------------------------
                                             Cost Basis or   Gross Unrealized         Fair
                                            Amortized Cost  Gains      Losses        Value
                                            -------------- ------  ----------  -----------
Investment securities available for sale
U.S. Federal securities
mutual bond fund ...........................   $12,080,418    $ -         $ -  $12,080,418

U.S. GOVERNMENT OBLIGATIONS

Maturing after one year through five years .    43,720,065      -     875,092   42,844,973

Maturing after five years through ten years     15,996,758      -     217,858   15,778,900

STATE AND MUNICIPAL OBLIGATIONS

Maturing after one year through five years .       250,000    820           -      250,820

CORPORATE OBLIGATIONS

Maturing after one year through five years .     5,023,970  7,530           -    5,031,500
                                            -------------- ------  ----------  -----------
                                               $77,071,211 $8,350  $1,092,950  $75,986,611
                                            ============== ======  ==========  ===========


     On October  31,  1996 the Company  sold its  interest  in the U.S.  Federal securities mutual bond in the amount of $12,080,418 resulting in a realized loss of  $1,642,625.  The realized  loss has  been  appropriately  reflected  in the consolidated financial statements as of September 30, 1996.

                                                             September 30, 1996
                                                --------------------------------------------
                                                 Amortized      Gross Unrealized       Fair
                                                      Cost      Gains     Losses       Value
                                                ----------   -------- ----------   ---------
Investment securities held
to maturity:

STATE AND MUNICIPAL
OBLIGATIONS

Maturing within one year ....................   $  181,351   $     -     $   523   $  180,828

Maturing after one year through five years ..      535,680         -       5,893      529,787

Maturing after five years through ten years .      510,388     28,262          -      538,650


CORPORATE OBLIGATIONS

Maturing within one year ....................    6,599,774      11,926         -    6,611,700

Maturing after one year through five years...    2,000,000           -       800    1,999,200
                                                ----------   -------- ----------   ---------
                                                $9,827,193   $  40,188   $ 7,216   $9,860,165
                                                ==========   =========   =======   ==========


                                       37

                                                         September 30, 1995
                                            --------------------------------------------------------
                                             Cost Basis Or          Gross Unrealized            Fair
                                            Amortized Cost        Gains         Losses         Value
                                            --------------   ----------    -----------  ------------
Investment securities available for sale
U.S. Federal securities mutual bond fund ...   $13,723,044            $-   $ 1,117,390   $12,605,654
                                            ==============   ===========   ===========   ===========
Investment securities held to maturity

U.S. GOVERNMENT OBLIGATIONS

Maturing after one year through five years .   $13,079,782            $-   $   143,532   $12,936,250

Maturing after five years through ten years     13,996,443        62,597             -    14,059,040

Maturing after ten years ...................     1,885,225             -         7,282     1,877,943

STATE AND MUNICIPAL OBLIGATIONS

Maturing after five years through ten years        511,874        40,493             -       552,367

CORPORATE OBLIGATIONS

Maturing within one year ...................     6,032,223        21,097             -     6,053,320

Maturing after one year through five years .     6,703,950             -         4,070     6,699,880
                                            --------------   -----------   -----------  ------------
                                               $42,209,497   $   124,187   $   154,884   $42,178,800
                                            ==============   ===========   ===========   ===========



                                                         September 30, 1996
                                            --------------------------------------------------------
                                                                    Gross Unrealized            Fair
                                            Amortized Cost        Gains         Losses         Value
                                            --------------    ----------   -----------  ------------

MORTGAGE BACKED AND RELATED SECURITIES
AVAILABLE FOR SALE
FNMA maturing after ten years ..............   $15,905,450   $    68,004   $    14,292   $15,959,162

FHLMC maturing after ten years .............    39,204,476        61,911        87,527    39,178,860

SBA maturing after ten years ...............    19,139,424         1,902       170,027    18,971,299
                                            --------------    ----------   -----------  ------------
                                               $74,249,350   $   131,817   $   271,846   $74,109,321
                                            ==============   ===========   ===========   ===========



                                       38

                                                         September 30, 1996
                                            --------------------------------------------------------
                                                                    Gross Unrealized            Fair
                                            Amortized Cost        Gains         Losses         Value
                                            --------------    ----------   -----------  ------------
MORTGAGE BACKED AND RELATED SECURITIES
HELD TO MATURITY

GNMA maturing after ten years ..............   $ 6,783,001            $-   $    46,994   $ 6,736,007
                                            ==============       ======    ===========  ============


     Expected maturities of mortgage backed and related securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     The Company pledged investment securities of $10,146,000 and $8,990,000 to secure public deposits at September 30, 1996 and 1995, respectively.

     The Company has also pledged securities of $15,177,000 to secure short-term borrowings of reverse repurchase agreements at September 30, 1996. (Note 9)

4) Loans Receivable
Loans receivable are summarized as follows:

                                                       September 30,
                                                ---------------------------
                                                        1996           1995
                                                ------------   ------------
REAL ESTATE LOANS
Permanent residential 1-4 family ............   $447,004,234   $381,683,453

Multi-family residential ....................      6,555,483      7,432,704

Construction ................................     14,276,158      9,806,875

Commercial ..................................     15,644,797     13,984,331

Land ........................................      1,151,573      1,072,019
                                                ------------   ------------
Total real estate loans .....................    484,632,245    413,979,382
                                                ------------   ------------
NON-REAL ESTATE LOANS

Savings account .............................      1,640,294      1,965,531

Home improvement ............................      1,976,728              -

Other .......................................        302,397        366,828
                                                ------------   ------------
Total non-real estate loans .................      3,919,419      2,332,359
                                                ------------   ------------
Total loans .................................    488,551,664    416,311,741

LESS

Undisbursed portion of loans ................      8,622,476      7,203,187

Deferred loan fees ..........................      5,445,380      4,757,009

Allowance for loan losses ...................        927,820        807,820
                                                ------------   ------------
                                                $473,555,988   $403,543,725
                                                ============   ============

     The weighted average interest rate on loans at September 30, 1996 and 1995 was 7.74% and 7.73%, respectively.

     The Company serviced loans owned by others of $1,240,003, $1,692,000, and $1,981,000 at September 30, 1996, 1995 and 1994, respectively.

Activity in  allowance  for loan losses is  summarized  as follows:

                                            Years ended September 30,
                                        ----------------------------------
                                             1996        1995         1994
                                        ---------   ---------    ---------
Balance, beginning of year ..........   $ 807,820   $ 754,803    $ 627,550

Charge-offs .........................           -     (66,983)     (22,747)

Additions ...........................     120,000     120,000      150,000
                                        ---------   ---------    ---------
Balance, end of year ................   $ 927,820   $ 807,820    $ 754,803
                                        =========   =========    =========

5) Premises and Equipment

Premises and equipment consist of the following:

                                                       September 30,
                                                --------------------------
                                                       1996           1995
                                                -----------    -----------
Land ........................................   $ 1,056,269    $ 1,056,269

Office buildings and construction in progress     5,384,136      5,377,006

Furniture, fixtures and equipment ...........     1,874,784      1,746,527

Automobiles .................................        36,226         36,226

Less accumulated depreciation ...............    (3,387,153)    (2,984,125)
                                                -----------    -----------
                                                $ 4,964,262    $ 5,231,903
                                                ===========    ===========


(6) Accrued Interest Receivable

The following is a summary of accrued interest receivable:

                                                         September 30,
                                                  --------------------------
                                                          1996          1995
                                                  ------------   -----------
Loans receivable ...............................    $3,232,731    $2,774,153

Mortgage backed and related securities .........       765,187             -

Investment securities ..........................     1,039,367       657,441
                                                  ------------   -----------
                                                    $5,037,285    $3,431,594
                                                  ============   ===========


(7) Savings Deposits

The following is a summary of savings deposits:

                                                                September 30,
                                            ------------------------------------------------------
                                                          1996                         1995
                                                    Amount    Percent            Amount    Percent
                                            --------------    -------      ------------    -------
Non-interest checking .....................   $    161,283       0.0%            $    -          -
                                            --------------    -------      ------------    -------
NOW accounts, 2.53% and 2.50%, respectively     24,282,019       6.1         22,037,105        5.7
                                            --------------    -------      ------------    -------
Passbook accounts, 3.05% to 3.30% and 3.00%
to 3.25%, respectively ....................     33,711,189       8.4         37,237,212        9.7
                                            --------------    -------      ------------    -------
Money market deposit accounts, variable
rates of 2.53% to 4.55% and 2.50% to 4.64%,
respectively ..............................     52,330,731      13.1         48,011,632       12.5
                                            --------------    -------      ------------    -------
CERTIFICATE ACCOUNTS

Less than 4% ..............................      1,633,300       0.4          1,943,080        0.5

4.00% to 5.99% ............................    220,873,790      55.3        165,112,903       43.0

6.00% to 7.99% ............................     44,574,877      11.2         83,008,401       21.6

8.00% to 9.99% ............................     22,105,991       5.5         27,029,198        7.0
                                            --------------    -------      ------------    -------
                                               289,187,958      72.4        277,093,582       72.1
                                            --------------    -------      ------------    -------
                                            $  399,673,180     100.0%      $384,379,531      100.0%
                                            ==============    =======      ============    =======


                                       42

Following is a summary of interest expense on deposits:
                                                      Years ended September 30,
                                           ---------------------------------------
                                                  1996          1995          1994
                                           -----------   -----------   -----------
NOW accounts ...........................   $   546,383   $   542,169   $   557,968

Passbook accounts ......................       982,814     1,235,170     1,183,115

Money market deposit accounts ..........     1,950,419     2,206,038     2,193,356

Certificate accounts ...................    16,835,250    15,395,663    12,489,201
                                           -----------   -----------   -----------
                                            20,314,866    19,379,040    16,423,640

Less early withdrawal penalties ........        63,827        68,441        53,575
                                           -----------   -----------   -----------
Net interest on deposits ...............   $20,251,039   $19,310,599   $16,370,065
                                           ===========   ===========   ===========

The weighted average interest rate of savings deposits was 5.26% and 4.96% at September 30, 1996 and 1995, respectively.



At September 30, 1996, deposit maturities were as follows:

Within 1 year ............................................   $212,876,848

1 year to 3 years ........................................     74,462,772

3 years to 5 years .......................................     67,092,484

Thereafter ...............................................     45,241,076
                                                             -----------
                                                             $399,673,180
                                                             ============

Deposits in excess of $100,000 aggregated $64,936,532 and $67,387,146 at September 30, 1996 and 1995, respectively. Deposits in excess of $100,000 are not insured by the Federal Deposit Insurance Corporation ("FDIC").

(8) Advances from FHLB

     As a member of the FHLB, the Association maintains a credit line that is a percentage of their total regulatory assets, subject to collateralization requirements. At September 30, 1996, the credit line was 30 percent of total assets of the Association. Advances are collateralized in aggregate, as provided for in the Advances, Security and Deposit Agreements with the FHLB, by certain mortgages or deeds of trust, securities of the U.S. Government and agencies thereof and cash on deposit with the FHLB. At September 30, 1996 the minimum book value of eligible collateral pledged for these borrowings was $103,061,850.


Scheduled maturites of advances from the FHLB were as follows:
                                                                            September 30,
                                                -------------------------------------------------------------------------
                                                            1996                                       1995
                                                                     Range of                                    Range of
                                                     Amount    Interest Rates                    Amount    Interest Rates
                                                -----------    --------------            --------------    --------------
FHLB ADVANCES
Due within one year .........................   $65,000,000       5.40%-5.64%               $20,000,000             5.94%

After three but within four years ...........    25,000,000       5.53%-5.74%                         -                -
                                                -----------                              --------------
                                                $90,000,000                                 $20,000,000
                                                ===========                              ==============


Financial  data  pertaining  to the  weighted  average  cost,  the level of FHLB advances and the related interest expense were as follows:
                                                                                    Year ended September 30,
                                                                              ----------------------------------
                                                                                     1996           1995    1994
                                                                              -----------    -----------    ----
Weighted average interest rate at end of year .............................          5.50%          5.94%      -

Weighted daily average interest rate during the year ......................          5.60%          6.21%      -

Daily average FHLB advances ...............................................   $47,986,339    $15,304,932      $-

Maximum FHLB advances at any month end ....................................    90,000,000     22,000,000       -

Interest expense during the year ..........................................     2,689,790        949,059       -


(9) Short Term Borrowings

Securities sold under agreements to repurchase in 1996 consisted of the following:

Reverse repurchase agreements              $14,904,400

     The Company sold, under agreements to repurchase, specific securities of the U.S. government and its agencies and other approved investments to a broker-dealer. The securities underlying the agreement with the broker-dealer were delivered to the dealer who arranged the transaction. Securities delivered to broker-dealers may be loaned out in the ordinary course of operations.

     All of the reverse repurchase agreements were due within 30 days and were renewed subsequent to year end with additional principal outstanding of approximately $53,000 and an interest rate of 5.65%.

Financial  data  pertaining  to the  weighted  average  cost,  the level of  securities  sold  under agreements to repurchase and the related interest expense were as follows:
                                                                           Year ended September 30,
                                                                         ---------------------------
                                                                                 1996    1995   1994
                                                                         ------------  ------ ------
Weighted average interest rate at end of year .........................          5.65%      -      -

Weighted daily average interest rate during the year ..................          5.55%      -      -

Daily average of securities sold under agreements to repurchase .......   $ 3,530,795     $ -    $ -

Maximum securities sold under agreements to repurchase at any month end    14,904,000       -      -

Interest expense during the year ......................................       196,130       -      -


The Company has an unused line of credit totaling $15.0 million with U.S. National Bank of Oregon at
September 30, 1996 and 1995.


                                       45

(10) Taxes on Income

The following is a summary of income tax expense:

                                                     Years ended September 30,
                                              ----------------------------------------
                                                     1996           1995          1994
                                              -----------    -----------   -----------
CURRENT TAXES
Federal ...................................   $ 4,384,720    $ 2,154,240   $ 3,302,357

State .....................................       437,053        447,719       677,646
                                              -----------    -----------   -----------
Current tax provision .....................     4,821,773      2,601,959     3,980,003
                                              -----------    -----------   -----------
DEFERRED TAXES

Federal ...................................      (372,005)       618,488       (94,385)

State .....................................       (37,241)       128,478       (19,617)
                                              -----------    -----------   -----------
Deferred tax provision ....................      (409,246)       746,966      (114,002)
                                              -----------    -----------   -----------
Provision for income taxes ................   $ 4,412,527    $ 3,348,925   $ 3,866,001
                                              ===========    ===========   ===========


An analysis of income tax expense,  setting  forth the reasons for the variation from the "expected" Federal corporate income tax rate of 34.0% and the effective rate provided, is as follows:
                                                            Years ended September 30,
                                                           ---------------------------
                                                            1996      1995       1994
                                                           ------    ------     ------
Federal "expected" corporate income tax rate ........       34.0%     34.0%      34.0%

State income taxes, net of Federal income tax benefit        2.2       4.4        4.4

Nondeductible ESOP compensation expense .............        4.0         -          -

Other ...............................................        1.7       (.9)        .2
                                                           ------    ------     ------
                                                            41.9%     37.5%      38.6%
                                                           ======    ======     ======

     Deferred income taxes for the years ended September 30, 1996 and 1995 reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws.


The tax effects of temporary differences which give rise to a significant portion of deferred tax assets and deferred tax liabilities are as follows:

                                                              September 30,
                                                       ----------------------
                                                            1996         1995
                                                       ---------   ----------
DEFERRED TAX ASSETS
Deferred loan fees ................................   $  525,560   $1,157,492

Allowance for losses on loans .....................      369,768      324,634

Unrealized loss on securities available for sale ..      176,643      424,608

Pension liability .................................      263,893      237,173

SAIF special assessment ...........................      976,319            -

Unearned ESOP shares ..............................      129,076            -

Other .............................................            -        3,811
                                                       ---------   ----------
Total gross deferred tax assets ...................    2,441,259    2,147,718
                                                       ---------   ----------

DEFERRED TAX LIABILITIES

FHLB stock dividends ..............................    1,256,630    1,090,832

Tax bad debt reserve in excess of base-year reserve    1,472,206    1,472,206

Other .............................................      448,019      481,556
                                                       ---------   ----------
Total gross deferred tax liabilities ..............    3,176,855    3,044,594
                                                       ---------   ----------
Net deferred tax liability ........................   $  735,596   $  896,876
                                                      ==========   ==========


     The company has created a valuation allowance arising from the realized loss on the U.S. Federal securities mutual bond fund of $648,837 offsetting a deferred tax asset as of September 30, 1996 because management believes that it is more likely than not that the tax asset will not be realized by available carrybacks, offsetting future taxable income from reversing taxable temporary differences, and anticipated future investment gains. There was no valuation allowance at September 30, 1995.

     The Company has qualified under provisions of the Internal Revenue Code to compute federal income taxes after deductions of additions to the bad debt reserves. At September 30, 1996, the Company had a taxable temporary difference of approximately $10,486,000 that arose before 1988 (base-year amount). In accordance with SFAS No. 109, a deferred tax liability of approximately $3,824,000 has not been recognized for the temporary difference. Management does not expect this temporary difference to reverse in the foreseeable future.

(11) Shareholders' Equity

     The Company was incorporated under Oregon law in June 1995 to acquire and hold all of the outstanding capital stock of the Association, as part of the Association's conversion from a federally-chartered mutual savings and loan association. In connection with the conversion, which was consummated on October 4, 1995, the Company issued and sold 12,233,125 shares of common stock (par value of $.01 per share) at a price of $10.00 per share for net total proceeds of $119,352,984 after conversion expenses of $2,978,266. The Company retained one-half of the net proceeds and used the remaining net proceeds to purchase the newly issued capital stock of the Association. The net conversion proceeds of $119,352,984 and over subscription proceeds of $65,685,300 were held in withdrawable accounts at the Association at September 30, 1995. Since, among other things, all required regulatory approvals to consummate the conversion were received prior to September 30, 1995, the conversion has been accounted for as being effective as of September 30, 1995, with the net conversion offering proceeds of $119,352,984 shown on the statement of shareholders' equity as proceeds from the sale of common stock and stock oversubscription proceeds of $65,685,300 recorded as a liability. The oversubscription proceeds were refunded, with accrued interest, on October 4, 1995.

     Subsequent to the ratification of the adoption of the 1996 Management Recognition and Development Plan ("MRDP") at the annual meeting on April 9, 1996, 489,325 shares of stock were purchased in the open market at a cost of $6.7 million, to be held in trust for future allocation to management in accordance with the terms of the MRDP.

     During September 1996, the Board of Directors approved and the Company engaged in a stock repurchase program and retirement of 620,655 shares or 5.07% of the common stock.

     The Association may not declare or pay cash dividends if the effect thereof
would  reduce  its  regulatory   capital  below  the  amount  required  for  the
liquidation account discussed below.

     At the time of conversion, the Association established a liquidation account in an amount equal to its retained earnings as of June 30, 1995, the date of the latest statement of financial condition used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible withdrawable account holders who have maintained their deposit accounts in the Association after conversion. In the event of a complete liquidation of the Association (and only in such an event), eligible depositors who have continued to maintain accounts will be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to common stock.

     The Company's Articles of Incorporation authorize the issuance of 500,000 shares of preferred stock, having a par value of $.01 per share, in series and to fix and state the powers, designations, preferences and relative rights of the shares of such series, and the qualifications, limitations and restrictions thereof.

(12) Employee Benefit Plans

Employee  Retirement  Plan

     The Company is a member of a multiple-employer trusteed pension plan ("Plan") covering all employees with one year of service and pays direct pensions to certain retired employees. Pension expense of $198,000, $185,000 and $120,000 was incurred during the years ended September 30, 1996, 1995 and 1994, respectively. Separate actuarial valuations, including computed value of vested benefits, are not made with respect to each contributing employer, nor are the plan assets so segregated by the trustee. The Plan had an over-funded accumulated benefit of approximately $385 million at June 30, 1996.

Director Deferred Compensation Plan

     The Company also has an unfunded supplemental benefits plan to provide members of the Board of Directors with supplemental retirement benefits. Supplemental benefits are based on monthly fees approved by the Compensation Committee of the Board. Pension costs recognized for the years ended September 30, 1996, 1995 and 1994 were $71,053, $70,020 and $0 respectively. At September
30, 1996 and 1995, the projected benefit obligation was $668,088 and $616,035, respectively.

Management Recognition and Development Plan ("MRDP")

     In February 1996, the Board of Directors approved a MRDP plan for the benefit of officers and non-employee directors which authorizes the grant of 489,325 common stock shares. The MRDP was approved by the Company's shareholders on April 9, 1996. Those eligible to receive benefits under the MRDP plan are determined by members of a committee appointed by the Board of Directors of the Company. MRDP awards vest over a five-year period in equal installments beginning on April 9, 1997 (the first anniversary of the effective date of the MRDP) or upon the participant's death or disability. The Company will recognize compensation expense in the amount of the fair value of the common stock in accordance with the vesting schedule during the years in which the shares are payable. There were no shares vested under the plan at September 30, 1996. Accordingly, the Company recognized no compensation expense for the MRDP for the year ended September 30, 1996.

Stock Option Plan

     In February 1996, the Board of Directors adopted a Stock Option Plan ("Stock Plan") for the benefit of certain employees and directors. The Stock Plan was approved by the Company's shareholders on April 9, 1996. The maximum number of common shares which may be issued under the Stock Plan is 1,223,313 shares with a maximum term of ten years for each option from the date of grant. The initial awards were granted on April 9, 1996 at the fair value of the common stock on that date ($13.125). All initial awards vest in equal installments over a five year period from the grant date and expire during April 2006. Unvested options become immediately exercisable in the event of death or disability. No options had vested or were exercised as of the year ended September 30, 1996.

(13) Employee Stock Ownership Plan ("ESOP")

     As part of the conversion discussed in note 11, an ESOP was established for all employees that are age 21 or older and have completed two years of service with the Company. The ESOP borrowed $9,786,500 from the Company and used the funds to purchase 978,650 shares of the common stock of the Company issued in the conversion. The loan will be repaid principally from the Company's discretionary contributions to the ESOP over a period of ten years. The loan had an outstanding balance of $8,807,850 and $9,786,500 at September 30, 1996 and 1995, respectively, and an interest rate of 8.75%. The loan obligation of the ESOP is considered unearned compensation and, as such, recorded as a reduction of the Company's shareholders' equity. Both the loan obligation and the unearned compensation are reduced by the amount of loan repayments made by the ESOP. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation in the year of allocation. Benefits are fully vested at all times under the ESOP. Forfeitures are reallocated to remaining plan participants and may reduce the Company's contributions. Benefits may be payable upon retirement, death, disability, or separation from service. Since the Company's annual contributions are discretionary, benefits payable under the ESOP cannot be estimated. Compensation expense is recognized to the extent of the fair value of shares committed to be released. The Company recorded compensation expense under the ESOP of $1.4 million and 97,865 shares were allocated among the participants in 1996.


(14) Fair Value of Financial Instruments

Financial  instruments  have been  construed to generally  mean cash or a contract  that implies an  obligation  to deliver  cash or another  financial  instrument  to another  entity.  The  estimated  fair values of the  Company's financial instruments are as follows:

                                                                September 30, 1996            September 30, 1995
                                                           ---------------------------------------------------------
                                                               Carrying           Fair       Carrying           Fair
                                                                 amount          value         amount          value
                                                           ------------      ---------    -----------    -----------
FINANCIAL ASSETS
Cash and due from banks ................................   $  6,841,554   $  6,841,554   $  5,027,880   $  5,027,880

Federal funds sold .....................................      9,338,079      9,338,079    170,966,390    170,966,390

Investment securities available for sale ...............     75,986,611     75,986,611     12,605,654     12,605,654

Investment securities held to maturity .................      9,827,193      9,860,165     42,209,497     42,178,800

Mortgage backed and related securities available for
sale ...................................................     74,109,321     74,109,321              -              -

Mortgage backed and related securities held to maturity       6,783,001      6,736,007              -              -

Loans receivable, net ..................................    473,555,988    467,682,131    403,543,725    408,824,175

FHLB stock .............................................      4,773,800      4,773,800      4,425,900      4,425,900

FINANCIAL LIABILITIES

Savings deposits .......................................    399,673,180    402,769,799    384,379,531    389,681,552

FHLB advances ..........................................     90,000,000     89,974,165     20,000,000     19,997,055

Short term borrowings ..................................     14,904,400     14,904,400              -              -

OFF BALANCE SHEET FINANCIAL INSTRUMENTS

Mortgage loan commitments ..............................     10,840,110     10,840,110      7,937,473      7,937,473


     Financial assets and financial  liabilities other than securities are not traded in active markets.  The above estimates of fair value require subjective  judgments and are approximate.  Changes in the following  methodologies and assumptions could  significantly  affect the estimates.  These estimates may also vary  significantly  from the amounts that could be realized in actual transactions.

Financial Assets

     The estimated fair value  approximates  the book value of cash,  interest  bearing cash accounts,  and federal funds sold. For securities,  the fair value is based on quoted market prices.  The fair value of loans is estimated by  discounting  future cash flows using current rates at which similar loans would be made. The fair value of FHLB stock approximates the book value.

Financial Liabilities

     The estimated fair value of savings deposits, FHLB advances, and short term borrowings are estimated by discounting the future cash flows using current rates at which similar deposits, FHLB advances and short term borrowings would be made.


Off-Balance Sheet Financial Instruments

     Off-balance sheet financial instruments are limited to commitments to originate mortgage loans. Fair value considers the difference between current levels of interest rates and committed rates. See note 16 to the consolidated financial statements.

     The Company did not hold any derivative financial instruments in its investment portfolio at or during the years ended September 30, 1996, 1995, or 1994.

(15) Regulatory Capital Requirements

     The Company is not subject to any regulatory capital requirements. The Association however, is subject to various regulatory capital requirements administered by the Office of Thrift Supervision ("OTS"). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, of Tier I capital to total assets, and tangible capital to tangible assets (set forth in the table below). Management believes that the Association meets all capital adequacy requirements to which it is subject as of September 30, 1996.

     As of September 30, 1996, the most recent notification from the OTS categorized the Association as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.


The Association's actual and required minimum capital ratios are presented in the following table:

                                                               As of September 30, 1996
                                -----------------------------------------------------------------------------------
                                                                                               To Be Categorized as
                                                                                                "Well Capitalized"
                                                                     For Capital            Under Prompt Corrective
                                                                  Adequacy Purposes              Action Provision
                                                                 --------------------        ----------------------
                                Actual Amount  Actual Ratio            Amount   Ratio              Amount     Ratio
                                -------------  ------------      ------------   -----        ------------     -----
Total Capital: (to risk
weighted assets)..............   $121,036,745         42.4%      $ 22,832,496    8.0%        $ 28,540,620     10.0%

Tier I Capital: (to risk
weighted assets)..............    120,108,925         42.1%               N/A    N/A           17,124,372      6.0%

Tier I Capital: (to total
assets).......................    120,108,925         19.2%        18,746,701    3.0%          31,244,502      5.0%

Tangible Capital: (to
tangible assets)..............    120,108,925         19.2%         9,373,351    1.5%                 N/A       N/A


                                                               As of September 30, 1995
                                -----------------------------------------------------------------------------------
                                                                                               To Be Categorized as
                                                                                                "Well Capitalized"
                                                                     For Capital            Under Prompt Corrective
                                                                  Adequacy Purposes              Action Provision
                                                                 --------------------        ----------------------
                                Actual Amount  Actual Ratio            Amount   Ratio              Amount     Ratio
                                -------------  ------------      ------------   -----        ------------     -----
Total Capital: (to risk
weighted assets) .............   $116,279,395         36.9%      $ 25,227,600     8.0%        $ 31,534,500     10.0%

Tier I Capital: (to risk
weighted assets) .............    115,471,575         36.6%               N/A      N/A          18,920,700      6.0%

Tier I Capital: (to total
assets) ......................    115,471,575         18.6%        18,647,569     3.0%          31,079,281      5.0%

Tangible Capital: (to
tangible assets) .............    115,471,575         18.6%         9,323,784     1.5%                 N/A       N/A



 (Graph in Hardcopy Report)
    SHARHOLDERS'S EQUITY
      (in thousands)

               TOTAL
YEAR          EQUITY
1996       $153,411
1995        164,685
1994         49,308
1993         44,949
1992         37,792

The following table is a reconciliation of the Association's capital, calculated according to generally accepted accounting principles (GAAP), to regulatory tangible and risked-based capital:

                         September 30, 1996              SHAREHOLDERS' EQUITY
                               ------------
Association's Equity .......   $119,820,720                1996      153,411

Unrealized securities loss .        288,205                1995      164,685
                               ------------
Tangible capital ...........   $120,108,925                1994       49,308

General valuation allowances        927,820                1993       44,949
                               ------------
Total capital ..............   $121,036,745                1992       37,792
                               ============


     On August 23, 1993, the OTS issued a regulation which would add an interest rate risk component to the risk-based capital standards (the "final IRR rule"). Institutions with a greater than normal interest rate risk exposure will be required to take a deduction from the total capital available to meet their risk-based capital requirement. That deduction is equal to one-half of the difference between the institution's actual measured exposure and the normal level of exposure as defined by the regulation. Although no such deduction was required as a result of the Association's most recent regulatory examination, a deduction may be required as a result of future examinations. The final IRR rule has been postponed and it is not practicable to determine when it will become effective.

     At periodic intervals, the OTS and the Federal Deposit Insurance Corporation ("FDIC") routinely examine the Association as part of their legally prescribed oversight of the thrift industry. Based on these examinations, the regulators can direct that the Association's financial statements be adjusted in accordance with their findings. A future examination by the OTS or the FDIC could include a review of certain transactions or other amounts reported in the Association's 1996 financial statements. In view of the uncertain regulatory environment in which the Association now operates, the extent, if any, to which a forthcoming regulatory examination may ultimately result in adjustments to the 1996 financial statements cannot presently be determined.

     On September 30, 1996, the United States Congress passed and the President signed into law the omnibus appropriations package, including the Bank Insurance Fund/Savings Association Insurance Fund ("BIF/SAIF") and Regulatory Burden Relief packages. Included in this legislation is a requirement for SAIF-insured institutions to recapitalize the SAIF insurance fund through a one-time special assessment to be paid within 60 days of the first of the month following enactment. The FDIC is charged with the ultimate responsibility of determining the specific assessment amount which is 65.7 basis points of the March 31, 1995 SAIF deposit assessment base. As the Association is insured by the SAIF, this assessment resulted in a pre-tax charge to non-interest expense for the quarter ending September 30, 1996 of $2.5 million based on the March 31, 1995 SAIF deposit assessment base of $376.4 million.

(16) Financial Instruments with Off-Balance Sheet Risk and Concentrations of Credit Risk

     The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments generally include commitments to originate mortgage loans. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Company's maximum exposure to credit loss in the event of nonperformance by the borrower is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments. Commitments to extend credit are conditional 60 day agreements to lend to a customer subject to the Company's usual terms and conditions.

     At September 30, 1996, loan commitments amounted to approximately $10,840,110, comprised of a $146,000 variable rate loan at 6.00%, and $10,694,110 in fixed rate loans ranging from 7.00% to 10.875%. At September 30, 1995, loan commitments amounted to $7,967,473, comprised of a $31,000 variable rate loan at 6.38%, and $7,936,473 in fixed rate loans ranging from 7.00% to 9.75%.

     The Company originates residential real estate loans and, to a lesser extent, commercial real estate and consumer loans. Over 95% of the mortgage loans in the Association's portfolio are secured by properties located in Klamath, Jackson and Deschutes counties in Southern and Central Oregon.

(17) Parent Company Financial Information

Condensed financial information as of September 30, 1996 and 1995, for Klamath First Bancorp, Inc. is presented and should be read in conjunction with the consolidated financial statements and the notes thereto:

                                                        At September 30,
                                             ------------------------------
Statement of Financial Condition                      1996             1995
                                             -------------    -------------
ASSETS
Cash and cash equivalents ................   $   4,819,110    $ 117,720,840

Investment and mortgage backed securities       43,726,942                -

Investment in wholly-owned subsidiary ....     119,820,720      114,778,794

Other assets .............................       1,038,320                -
                                             -------------    -------------
Total assets .............................   $ 169,405,092    $ 232,499,634
                                             =============    =============

LIABILITIES

Short-term borrowings ....................   $  14,904,400               $-

Stock over subscription ..................               -       65,685,300

Accrued conversion costs .................               -        1,915,649

Other liabilities ........................       1,089,718          213,620
                                             -------------    -------------
Total liabilities ........................      15,994,118       67,814,569
                                             -------------    -------------
SHAREHOLDERS' EQUITY

Common stock .............................         116,124          122,331

Additional paid-in capital ...............     110,762,677      119,230,653

Retained earnings ........................      58,034,493       55,118,581

Unearned ESOP shares at cost .............      (8,807,850)      (9,786,500)

Unearned MRDP shares at cost .............      (6,694,470)               -
                                             -------------    -------------
Total shareholder's equity ...............     153,410,974      164,685,065
                                             -------------    -------------
Total liabilities and shareholder's equity   $ 169,405,092    $ 232,499,634
                                             =============    =============

                                             For the year ended September 30,
                                             --------------------------------
Statement of Earnings                                       1996         1995
                                                      ----------   ----------
Equity in undistributed income of subsidiary ......   $4,045,267     $     --

Total interest income .............................    3,115,776      229,899

Total interest expense ............................      196,130      203,491

Non-interest income ...............................      857,843         --

Non-interest expense ..............................      484,778         --
                                                      ----------   ----------
Earnings before income taxes ......................    7,337,978       26,408

Provision for income tax ..........................    1,228,181       10,129
                                                      ----------   ----------
Net earnings ......................................   $6,109,797     $ 16,279
                                                      ==========   ==========


                                                             For the Years Ended September 30,
                                                             -------------------------------
Statement of Cash Flows                                                 1996            1995
                                                               --------------   ------------
Net cash flows from operating activities ...................   $    (552,188)   $    229,899
                                                               --------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES

Investment in subsidiary ...................................        (176,157)    (59,676,492)

Maturity of investment and mortgage backed securities ......      27,734,452               -

Purchase of investment and mortgage backed securities ......     (72,168,427)              -
                                                               --------------   ------------
Net cash flows from investing activities ...................     (44,610,132)    (59,676,492)
                                                               --------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from sale of common stock .........................               -     121,268,633

Proceeds from stock over subscription ......................               -      65,685,300

Repayments from stock over subscription ....................     (65,685,300)              -

Proceeds from ESOP loan repayment ..........................         653,601               -

Loan to ESOP ...............................................               -      (9,786,500)

Proceeds from short-term borrowings ........................      21,938,300               -

Repayments of short-term borrowings ........................      (7,033,900)              -

Purchase of stock for MRDP Trust ...........................      (6,694,470)              -

Stock retirement ...........................................      (8,891,834)              -

Dividends paid .............................................      (2,025,807)              -
                                                               --------------   ------------
Net cash flows from financing activities ...................     (67,739,410)    177,167,433
                                                               --------------   ------------
Net increase/(decrease) in cash and cash equivalents .......    (112,901,730)    117,720,840

Cash and cash equivalents beginning of year ................     117,720,840               -
                                                               --------------   ------------
Cash and cash equivalents end of year ......................   $   4,819,110    $117,720,840
                                                               =============    ============

(18) Recently Issued Accounting Standards

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation", which applies to all transactions in which an entity acquires goods or services by issuing equity instruments or by incurring liabilities where the payment amounts are based on the entity's common stock price, except for employee stock ownership plans (ESOP's). The SFAS covers transactions with employees and non-employees and is applicable to both public and non-public entities.

     SFAS No. 123 requires that, except for transactions with employees that are within the scope of APB Opinion No. 25, all transactions in which goods or services are the consideration received for the issuance of equity instruments are to be accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. However, it also allows an entity to continue to measure compensation costs for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to follow the accounting methods in Opinion No. 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value method of accounting defined in the statement had been applied.

     SFAS No. 123 will apply to the Company for the year ending September 30, 1997. The Company has not yet determined which method it will adopt.

     In June 1996, FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively.

     SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The standards are based on consistent application of a financial-components approach that focuses on control. Under the approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

     The Company plans to implement SFAS No. 125 on January 1, 1997 which complies with the required date of implementation. The Company does not expect implementation to have a material impact on the Company's financial position or results of operations.

(19) Selected Quarterly Financial Data
(unaudited)

                                                          1996
                                      ------------------------------------------
                                      December      March       June   September
                                      --------    -------   --------  ----------
                                                   (In thousands)
Total interest income .............   $ 10,919   $ 11,138   $ 11,444   $ 12,149

Total interest expense ............      5,567      5,626      5,781      6,314
                                      --------    -------   --------  ----------
Net interest income ...............      5,352      5,512      5,663      5,835

Provision for loan losses .........         30         30         30         30
                                      --------    -------   --------  ----------
Net interest income after provision      5,322      5,482      5,633      5,805

Non-interest income ...............         79         98         95        249

Non-interest expense ..............      1,840      1,928      1,879      6,595
                                      --------    -------   --------  ----------
Earnings/(loss) before income taxes      3,561      3,652      3,849       (541)

Provision for income tax ..........      1,320      1,245      1,438        409
                                      --------    -------   --------  ----------
Net earnings/(loss) ...............   $  2,241   $  2,407   $  2,411   $   (950)
                                      ========   ========   ========   =========

Net earnings/(loss) per share .....   $    .20   $    .21   $    .22   $   (.09)
                                      ========   ========   ========   =========

In the fourth quarter of 1996, the Company recorded a $2.5 million expense for the special SAIF assessment and a realized loss on U.S. Federal securities mutual bond fund of $1.6 million.


                                                        1995
                                       --------------------------------------
                                       December    March     June   September
                                       --------   ------   ------   ---------
                                                   (In thousands)
Total interest income ................   $8,541   $8,603   $8,945      $9,018

Total interest expense ...............    4,663    4,849    5,208       5,721
                                       --------   ------   ------   ---------
Net interest income ..................    3,878    3,754    3,737       3,297

Provision for loan losses ............        -       60       30          30
                                       --------   ------   ------   ---------
Net interest income after provision ..    3,878    3,694    3,707       3,267

Non-interest income ..................       77       92       81         131

Non-interest expense .................    1,566    1,555    1,583       1,300
                                       --------   ------   ------   ---------
Earnings before income taxes .........    2,389    2,231    2,205       2,098

Provision for income tax .............      898      897      833         721
                                       --------   ------   ------   ---------
Net earnings .........................   $1,491   $1,334   $1,372      $1,377
                                       ========   ======   ======   =========

Earnings per share were not calculated for September 30, 1995, as no shares were outstanding during the year.



                    KLAMATH FIRST BANCORP INC. AND SUBSIDIARY
                    BRANCH OFFICES AND CORPORATE INFORMATION

Main Office
540 Main Street
Klamath Falls, OR 97601

Ashland Branch
512 Walker Ave.
Ashland, OR 97520

Bend Branch
61515 S. HWY 97
Bend, OR 97702

Campus Branch
2323 Dahlia Street
Klamath Falls, OR 97601

Madison Branch
2300 Madison
Klamath Falls, OR 97603

Medford Branch
1420 E. McAndrews Rd.
Medford, OR 97504

Redmond Loan Center
585 SW 6th Suite #2
Redmond, OR 97756

Shasta Branch
2943 South 6th Street
Klamath Falls, OR 97603

Corporate Headquarters
540 Main Street
Klamath Falls, Or 97601
(541) 882-3444

Independent Auditors
Deloitte & Touche LLP
3900 U.S. Bancorp Tower
111 SW Fifth Avenue
Portland, OR 97204-3698
(503) 222-1341

General Counsel
William L. Sisemore, AAL
540 Main Street
Klamath Falls, OR 97601
(541) 882-7139

Special Counsel
Breyer and Aguggia
1300 I Street, NW
Suite 470 East
Washington, DC 20005
(202) 737-7900

Transfer Agent
Registrar & Transfer Co.
10 Commerce Drive
Cranford, NJ 07016-3572
1-800-866-1340

Common Stock
Traded over-the-counter/National Market System
NASDAQ Symbol: KFBI

Form 10-K Information
Available without charge
to shareholders of record
upon written request to
Marshall Alexander,
Chief Financial Officer
Klamath First Bancorp, Inc.
540 Main Street
Klamath Falls, OR 97601


ANNUAL  MEETING

The annual meeting of shareholders will be held Wednesday, January 22, 1997, beginning at 2:00 p.m.,Pacific Time at:


The Shilo Inn
2500 Almond Street
Klamath Falls, OR 97601

Shareholders of record as of the close of business on November 22, 1996 shall be those entitled to notice of and to vote at the meeting.