Form 10-K, Exhibit 13
period 1997-09-30
KLAMATH FIRST BANCORP INC
filed 1997-12-29
CIK 946924

                                   EXHIBIT 13

                       1997 Annual Report to Shareholders

                                  EXHIBIT 13

                       1997 Annual Report to Shareholders



CORPORATE PROFILE Klamath First Bancorp, Inc. (Nasdaq: KFBI) is a unitary savings and loan holding company, headquartered in Klamath Falls, Oregon. The Company's subsidiary, Klamath First Federal Savings and Loan Association, has a 63 year history, dating back to its beginning in 1934. The Company provides a diversified line of loan and deposit services to individuals, families and small business owners. The Company recognizes there is great value in serving the rural communities of the Northwest and will continue to serve these communities through its traditional "Hands On" personal banking style using conventional delivery channels. The Company will also give customers a choice to use technology such as ATMs and telephone banking at their convenience. At its fiscal year-end, September 30, 1997, Klamath First Bancorp, Inc. had assets totaling $980.1 million operating in 33 offices in 22 counties throughout Oregon.

1997 HIGHLIGHTS

       *   Total assets, loans, deposits and earnings reached new Company highs.
       * Completed a major 25 branch acquisition, adding $241.3 million in deposits and 42,000 new accounts, increasing deposits to $674.0 million, or a 68.63% increase.
       *   Completed 10% stock buy back in January 1997.
       *   Paid quarterly dividends totaling $.30 per share.
       *   Increased loans by 16.45%, or $77.9 million.
       *   Added 14 new ATM locations.
       *   Introduced 24-hour telephone banking.
       *   Added many new checking and savings products.
       *   Expanded consumer and small business lending products.
       * Earnings reached new high of $8.6 million, 40.07% increase over prior year.

KLAMATH FIRST BANCORP, INC. AND SUBSIDIARY

TABLE OF CONTENTS

Directors and Officers ................................    3-4

Selected Consolidated Financial Data ..................    5-6

Letter to Our Shareholders ............................    7-8

Executive Officers ....................................      9

Management's Discussion and Analysis of
   Financial Condition and Results of Operations ......  10-20

Common Stock Information ..............................  21-22

Independent Auditors' Report ..........................     23

Consolidated Balance Sheets ...........................     24

Consolidated Statements of Earnings ...................     25

Consolidated Statements of Shareholders' Equity .......     26

Consolidated Statements of Cash Flows .................  27-28

Notes to Consolidated Financial Statements ............  29-52

Klamath First Federal Savings and Loan Association and
Klamath First Bancorp, Inc. Officers

Gerald V. Brown
President and Chief Executive Officer

Robert A. Tucker
Senior Vice President - Chief Operating Officer

George L. Hall
Senior Vice President - Chief Lending Officer/Secretary

Marshall J. Alexander
Vice President - Chief Financial Officer

Frank X. Hernandez
Human Resources Officer

Robert L. Salley
Vice President

Gerald A. Page
Vice President

Carol Starkweather
Assistant Vice President

Craig M. Moore
Corporate Counsel

Nora L. Boman
Treasurer

and all branch managers

KLAMATH FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION AND KLAMATH FIRST BANCORP, INC. BOARD OF DIRECTORS


James D. Bocchi
Retired; President of Klamath First Federal Savings and Loan Association from 1984 until June 1994

J. Gillis Hannigan
Retired; Executive Vice President of Modoc Lumber in Klamath Falls, Oregon, until January 1995

Adolph Zamsky
Retired; Certified Public Accountant in both Oregon and California, working out of Klamath Falls, Oregon from
1945 to 1977

Rodney N. Murray
Director and Chairman of the Board, owner and operator of Rodney Murray Ranch, former owner and manager and President of Klamath Falls Creamery, Inc., loacated in Klamath Falls, Oregon

Gerald V. Brown
President and Chief Executive Officer of Klamath First Federal Savings and Loan Association since June 1994

Timothy A. Bailey
President of Klamath Medical Service Bureau, a health insurance company headquartered in Klamath Falls, Oregon

William C. Dalton
Employed by Malin Potato, Merrill, Oregon, potato buyer for Klamath Potato Distributors from 1988 to 1992, and former owner of W.C. Dalton and Company, farming

Bernard Z. Agrons
Retired; Weyerhauser Company Vice President for the Eastern Oregon Region until 1981; former State Representative in the Oregon State Legislature from 1983 to 1991

SELECTED CONSOLIDATED FINANCIAL DATA

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


                                                                                   At September 30,
                                                               ----------------------------------------------------
                                                                   1997       1996       1995       1994       1993
                                                               --------   --------   --------   --------   --------
FINANCIAL CONDITION DATA                                                            (In thousands)
Assets .....................................................   $980,078   $671,969   $647,840   $448,939   $403,879
Cash and cash equivalents ..................................     32,043     16,180    175,994     19,557     23,480
Loans receivable, net ......................................    551,464    473,556    403,544    360,122    310,668
Investment securities held to maturity .....................     22,937      9,827     42,209     44,564     57,997
Investment securities available for sale ...................    261,846     75,987     12,606     12,224       --
Mortgage backed & related securities held to maturity ......      5,447      6,783       --         --         --
Mortgage backed & related securities available for sale ....     64,869     74,109       --         --         --
Stock in FHLB of Seattle, at cost ..........................      7,150      4,774      4,426      4,156      3,804
Advances from FHLB of Seattle ..............................    129,000     90,000     20,000       --         --
Deposit liabilities ........................................    673,978    399,673    384,380    389,751    349,952
Shareholders' equity .......................................    144,462    153,411    164,685     49,308     44,949

                                                                                Years Ended September 30,
                                                               ----------------------------------------------------
                                                                   1997       1996       1995       1994       1993
                                                               --------   --------   --------   --------   --------
SELECTED OPERATING DATA                                                               (In thousands)
Total interest income ......................................   $ 54,167   $ 45,649   $ 35,107   $ 32,408   $ 31,091
Total interest expense .....................................     29,856     23,286     20,441     16,555     16,070
                                                               --------   --------   --------   --------   --------
Net interest income ........................................     24,311     22,363     14,666     15,853     15,021
Provision for loan losses ..................................        370        120        120        150        120
                                                               --------   --------   --------   --------   --------
Net interest income after provision for loan losses ........     23,941     22,243     14,546     15,703     14,901
Non-interest income ........................................        810        522        381        352      1,112
BIF/SAIF Assessment ........................................       --        2,473       --         --         --
Non-interest expense .......................................     11,764      9,769      6,004      6,034      5,191
                                                               --------   --------   --------   --------   --------
Earnings before income taxes and cumulative effect .........     12,987     10,523      8,923     10,021     10,822
of a change in accounting principle
Provision for income tax ...................................      4,429      4,413      3,349      3,867      3,665
                                                               --------   --------   --------   --------   --------
Earnings before cumulative effect of a change in ...........      8,558      6,110      5,574      6,154      7,157
accounting principle
Cumulative effect of a change in ...........................       --         --         --          866       --
accounting for income taxes ................................       --         --         --         --         --
Net Earnings ...............................................   $  8,558   $  6,110   $  5,574   $  5,288   $  7,157
                                                               ========   ========   ========   ========   ========


KEY OPERATING RATIOS

                                                                      At or For the Years Ended September 30,
                                                               ----------------------------------------------------
                                                                   1997       1996       1995       1994       1993
PERFORMANCE RATIOS                                             --------   --------   --------   --------   --------
Return on average assets ...................................       1.14%      0.99%      1.19%      1.26%      1.88%
(net income divided by average assets)
Return on average equity ...................................       5.85%      3.69%     10.44%     10.93%     16.87%
(net income divided by average equity)
Interest rate spread .......................................       2.28%      2.22%      2.73%      3.40%      3.58%
(difference between average yield on interest-earning
assets and average cost of interest-bearing liabilities)
Net interest margin (net interest income as a ..............       3.32%      3.65%      3.24%      3.84%      4.04%
percentage of average interest-earning assets)
Average interest-earning assets to average .................     125.58%    137.78%    111.29%    111.13%    110.61%
interest-bearing liabilities
Net interest income after provision for loan losses ........     203.51%    181.69%    242.27%    260.24%    287.05%
to total non-interest expenses
Non-interest expense to average total assets ...............       1.57%      1.99%      1.29%      1.43%      1.36%
Dividend payout ratio (dividends declared per share ........      34.09%     44.64%      --         --         --
divided by net income per share)

ASSET QUALITY RATIOS
Allowance for loan losses to total loans at ................       0.22%      0.19%      0.19%      0.20%      0.20%
end of period
Non-performing assets to total assets ......................       0.03%      0.04%      0.12%      0.05%      0.07%

Non-performing loans to total loans, before net items ......       0.04%      0.04%      0.18%      0.05%      0.06%

CAPITAL RATIOS

Equity to assets ...........................................      14.74%     22.83%     25.42%     10.98%     11.13%
Tangible capital ratio .....................................      11.06%     19.22%     18.57%     10.98%     11.13%
Core capital ratio .........................................      11.06%     19.22%     18.57%     10.98%     11.13%
Risk-based capital ratio ...................................      23.12%     42.41%     36.87%     22.61%     23.15%


OTHER DATA

NUMBER OF
Real estate loans outstanding ..............................      8,393      7,704      7,110      6,654      6,169
Deposit accounts ...........................................     82,032     38,651     38,260     35,205     33,147
Full service offices .......................................         32          7          7          6          6

To Our Shareholders:

     This past year has given us an opportunity to develop many of our strategies to enhance shareholder value that we outlined in our first annual meeting. Our largest development this year was our acquisition of 25 Wells Fargo branches in Oregon. Terms of our purchase offer were for a deposit premium of 6.51% plus the book value of the buildings and land. We were very pleased when Wells accepted our offer. We made our announcement on March 7, 1997 with the conversion scheduled for July 18th. This gave us four months to prepare and train branch personnel in the new offices. Any conversion has its problems with equipment and business culture, but thanks to the dedication of our officers and many employees, the conversion was completed as scheduled. Klamath First Federal is now offering its special brand of "Hands On" customer service in 32 branches. Today we are operating in 22 of Oregons 36 counties. In the Wells transaction we gained more than $240 million in deposits and many new customers.

     These deposits were invested in securities at varying maturities with the intention of rolling these funds into loans as the investments mature. After the initial branch purchase, there has been an increase in total deposits of $13.6 million. These funds will also be used to fund loans. We will actively pursue loans in our new branch areas and other growing areas of the state while continuing to keep credit quality a primary consideration. Since beginning the consumer and small business loan programs last spring, we have closed $4.7 million in gross loans. Although these are higher risk loans, they are also higher yielding loans than our traditional real estate lending activities. The consumer and small business loans provide a good and very necessary product offering to many of the new communities we serve.

     Growth in our core loan business lines resulted in loan and deposit growth that produced good earnings this past year. Fiscal 1997 net earnings were $8.6 million, which represents a new company high and an increase of 40.07% from the same period last year when earnings were $6.1 million. While new loan originations were slightly less than one year ago, $135.4 million at September 30, 1996 compared to $126.9 million at September 30, 1997, the Association's loan demand is still considered good. To supplement the loan production in our primary market areas, we purchased $15.6 million in loans throughout the year from other areas of the state. We continue to have strong loan demand within our market area. This demand was complemented with higher yielding Oregon-based construction loans and adjustable rate multi-family and commercial real estate loans, both purchased and originated through our association with other financial institutions and mortgage brokers in Oregon. The additional income generated on these higher yielding loans should continue to be reflected in earnings in future quarters. Credit quality continues to be very strong as shown by nonperforming assets as a percent of total assets of 0.03% at fiscal year end.

     We anticipate that internal growth will continue to increase, especially with statewide exposure at our 32 branch locations. With our acquisition, total assets reached a new high of $980.1 million and deposits reached a record high of $674.0 million. The $308.1 million increase in total assets was supported by the acquisition which contributed approximately $251 million to asset growth. Net loans receivable contributed an additional $77.9 million, a 16.45% increase. We have a large increase in investment securities from $85.8 million at September 30, 1996 to $284.8 million at September 30, 1997. This increase was primarily due to the cash received in the acquisition which was subsequently placed in investment securities. Mortgage-backed securities decreased $10.6 million as a result of normal principal payments received which were reinvested in loans as part of our ongoing strategy to fund loan growth.

     Our dividend policy is another shareholder value enhancement. Since our conversion to a publicly held stock company in October of 1995, we have paid a cash dividend each quarter, increasing from $0.05 per share in January of 1996 to our current level of $0.08 per share.

     One of our strategies to reduce excess capital was the repurchase of our stock. We started this year with shareholders equity of $153.4 million and 10,242,360 outstanding shares for a book value of $14.98 per share. The company repurchased 10% of its shares in January 1997 and ended the year with shareholders equity of $144.5 million and a decrease in shares outstanding to 9,235,582. Our book value increased to $15.64 per share, while our return on equity improved from 3.69% at September 30, 1996 to 5.85% at September 30, 1997.

     The development of many new deposit products, as a direct result of the Wells Fargo branch acquisition, should improve our fee income and position us for good future deposit growth. We continue to believe there is great value and opportunity in smaller communities throughout the northwest, and that banking customers in these markets still appreciate and continue to support the traditional community banking product delivery channels. Our Association will continue to extend the same quality customer service with the "Hands On" banking style Klamath First Federal has exhibited throughout its 63-year history.

     We appreciate your support. "We'd Be Honored" if you stopped by one of our branches to say hello or call us if you have any questions.

Sincerely,



Gerald V. Brown,                        Rodney N. Murray,
President and Chief Executive Officer   Chairman of the Board

CORPORATE EXECUTIVE OFFICERS

Corporate Executive Officer Profiles

Gerald V. Brown has been with Klamath First Federal Savings and Loan Association since 1957. He began as a teller, and, in his 40 years with the Association, has progressed up through the ranks to his current position as President and Chief Executive Officer. Mr Brown has served on the Board of Directors for Klamath First Federal Savings & Loan Association since 1994.

Robert A. Tucker has been with Klamath First Federal Savings and Loan Association since 1973. He is Senior Vice President-Chief Operating Officer responsible for all operations of the Association. In his 24 years with the Association Mr. Tucker has served as Loan Officer, Assistant Secretary, Branch Manager, Assistant Vice President and Vice President.

George L. Hall has been with Klamath First Federal Savings and Loan Association since 1988. He is Senior Vice President-Chief Lending Officer/Secretary responsible for all lending activities of the Association. Mr. Hall brought over twelve years of expertise in mortgage lending to Klamath First Federal. He has also served the institution as a Loan Officer and Branch Manager.

Marshall J. Alexander has been with Klamath First Federal Savings and Loan Association since 1986. He began as the Association's Controller, and became Vice President and Chief Financial Officer in August of 1994. Mr. Alexander brought over ten years experience in financial management to the Association. He supervises the accounting department as well as manages the assets of the Association.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

General
Klamath First Bancorp, Inc. (the "Company"), an Oregon corporation, is the unitary savings and loan holding company for Klamath First Federal Savings and Loan Association (the "Association").

The Association is a traditional, community-oriented, savings and loan association that focuses on customer service within its primary market area. Accordingly, the Association is primarily engaged in attracting deposits from the general public through its offices and using those and other available sources of funds to originate permanent residential one- to four-family real estate loans within its market area and to a lesser extent commercial real estate and multi-family residential loans and loans to consumers and small businesses.

The Company's profitability depends primarily on its net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans and investment securities, and interest expense on interest-bearing deposits and borrowings. Because the Company is primarily dependent on net interest income for its earnings, the focus of the Company's planning is to devise and employ strategies that provide stable, positive
spreads  between  the  yield  on   interest-bearing   assets  and  the  cost  of
interest-bearing liabilities in order to maximize the dollar amount of net interest income. The Company's net earnings are dependent, to a lesser extent, on the level of its non-interest income, such as service charges and other fees, and the controlling of its non-interest expense, such as employee compensation and benefits, occupancy and equipment expense, deposit insurance premiums and miscellaneous other expenses, as well as federal and state income taxes.

In July 1997, the Company, through the Association, acquired 25 former First Interstate Bank branches from Wells Fargo Bank, N.A. The transaction included purchase of the branch facilities and assumption of approximately $241.3 million in deposit liabilities. The acquisition was accounted for as a purchase transaction whereby all assets acquired and liabilities assumed were recorded at their fair values at the acquisition date.

The Association is regulated by the Office of Thrift Supervision ("OTS") and its deposits are insured up to applicable limits under the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC").

The  Association  is a  member  of  the  Federal  Home  Loan  Bank  system.  The
Association conducts its business through 32 office facilities, and one loan production office, with the main office located in Klamath Falls, Oregon. The Association considers its primary market area to be the state of Oregon, particularly the 22 counties in which the offices are located.

Federal Legislation
On September 30, 1996, the President signed into law an omnibus appropriations act (the "Act") that included several changes that affected the Association. The signed Act (i) recapitalized the SAIF through a one-time special assessment;
(ii) provided for the conditional merger of the Bank Insurance Fund ("BIF") and the SAIF as of January 1, 1999 into one Deposit Insurance Fund ("DIF"), at which time banks and thrifts would pay the same deposit insurance premiums; and (iii) granted financial institutions limited regulatory relief.

With respect to the assessment to recapitalize SAIF, the Act required SAIF-insured institutions to recapitalize the SAIF through a one-time special assessment of 65.7 basis points on the SAIF deposit assessment base, payable no later than November 29, 1996. Based on the Association's assessment base of $376.4 million at March 31, 1995, the date used in the Act, the one-time assessment was $2.5 million and was accrued during the quarter ended September 30, 1996.

In separate legislation enacted in 1996, the reserve method of accounting for thrift and bad debt reserves (including the percentage of taxable income method) was repealed for tax years beginning after December 31, 1995. The resulting change in accounting method triggered bad debt reserve recapture for post-1987 reserves over a six-year period, thereby generating an additional tax liability. At September 30, 1997, the Association's post-1987 reserves amounted to $3.8 million. Pre-1988 reserves are subject to recapture only if the institution fails to qualify as a thrift. A special provision suspends recapture of post-1987 reserves for up to two years if, during those years, the institution satisfies a " residential loan requirement." Notwithstanding this special provision, however, recapture would be required to begin no later than the first taxable year beginning after December 31, 1997.


        TOTAL ASSETS
       (In thousands)
     1997     $980,078
     1996      671,969
     1995      647,840
     1994      448,939
     1993      403,879


Asset Liability Management and Interest Rate Risk
The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceed the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would result in a decrease in net interest income. Conversely, during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income.

At September 30, 1997, the Association's one-year cumulative gap was a negative 33.22% of total assets compared to a negative 25.88% of total assets at September 30, 1996.

The Association continues to primarily originate fixed rate residential loans for its portfolio. In an effort to reduce its exposure to interest rate risk, the Association has: (i) purchased adjustable rate mortgage-backed securities,
(ii) purchased participations in adjustable rate commercial and multi- family loans, (iii) developed shorter term consumer loan products, (iv) developed shorter term adjustable and fixed rate business loans, and (v) emphasized longer term fixed rate deposits. The Association will continue to explore opportunities in these areas.

The following table sets forth certain historical information relating to the Company's interest-earning assets and interest- bearing liabilities that are estimated to mature or are scheduled to reprice within one year.

                                                   At September 30,
                                      ----------------------------------------
                                          1997            1996            1995
                                      --------        --------        --------
                                                   (In thousands)
Earning assets maturing ........      $199,320        $174,921        $253,115
or repricing within one year
Interest-bearing ...............       524,942         348,852         260,073
liabilities maturing or
repricing within one year
Deficiency of earning ..........       (33.22)%        (25.88)%         (1.07)%
assets over interest-
bearing liabilities as a
percent of total assets

Percent of assets to ...........        37.97%          50.14%          97.32%
liabilities maturing or
repricing within one year

Liquidity and Capital Resources

The Company generates cash through operating activities, primarily as a result of net income. The adjustments to reconcile net income to net cash provided by operations during the periods presented consisted primarily of the provision for loan losses, depreciation and amortization expense, amortization of deferred loan origination fees, increases or decreases in various escrow accounts and increases or decreases in other assets and liabilities. A major one-time adjustment to cash this year resulted from the Wells Fargo branch acquisition which contributed approximately $220.9 million in cash. The primary investing activity of the Association is lending, which is funded with cash provided from operations and financing activities, as well as proceeds from amortization and prepayments on existing loans and mortgage backed and related securities. For additional information about cash flows from operating, financing, and investing activities, see the Consolidated Statements of Cash Flows included in the Consolidated Financial Statements.

The Association is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. government, federal agency and other investments having maturities of five years or less. OTS regulations effective for the current year required that a savings association maintain liquid assets of not less than 5.00% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less, of which short- term liquid assets must consist of not less than 1.00%. Effective November 24, 1997, the OTS has revised the requirement from 5.00% to 4.00%, and eliminated the short term cash liquidity requirement of 1.00%. At September 30, 1997, the Association's regulatory liquidity, as measured for regulatory purposes, was 31.56%.

Under capital standards mandated by the Financial Institution Reform, Recovery, and Enforcement Act, the Association must have: (i) tangible capital equal to 1.5% of adjusted total assets, (ii) core capital equal to 3.0% of adjusted total assets, and (iii) total risk-based capital equal to 8.0% of risk-weighted assets. At September 30, 1997, the Association was in compliance with all regulatory capital requirements effective as of such date, with tangible, core and risk-based capital of 11.1%, 11.1% and 23.1%, respectively. (See Note 16 to Consolidated Financial Statements.)

INTEREST SENSITIVITY GAP ANALYSIS

The   following   table   presents   the   difference   between  the   Company's
interest-earning assets and interest-bearing liabilities within specified maturities at September 30, 1997. This table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the repricing of certain assets and liabilities is subject to competitive and other limitations. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may in fact mature or reprice at different times and at different volumes.

                                             3 Months  6 Months      1 Year    3 Years    5 Years   10 Years    Greater
                                  3 Months         to        to          to         to         to         to       than
                                   or Less   6 Months    1 Year     3 Years    5 Years   10 Years   20 Years   20 Years     TOTAL
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  --------- ---------
ASSETS                                                              (In thousands)

Permanent 1-4 Mortgages
  Adjustable Rate .............. $  16,817  $   4,496  $  16,290  $   1,495      $--        $--        $--        $--   $  39,098
  Fixed Rate ...................       601      1,170      6,481        343      1,807     14,943     81,081    364,856   471,282

Other Mortgage Loans
  Adjustable Rate ..............     3,207      4,273      8,922      3,977      3,628       --         --         --      24,007
  Fixed Rate ...................      --            9        696        934      4,802      2,607      9,377         73    18,498

Mortgage Backed and ............    28,271     19,554     21,720       --         --         --         --         --      69,545
Related Securities

Non-Real Estate Loans
  Adjustable Rate ..............       451        210        451        597        382        559      1,434       --       4,084
  Fixed Rate ...................       467         56      1,239        161       --         --         --         --       1,923

Investment Securities ..........    49,074      5,908      8,957     87,121    131,382     10,096      4,929      2,029   299,496
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  --------- ---------
Total Rate Sensitive ........... $  98,888  $  35,676  $  64,756  $  94,628  $ 142,001  $  28,205  $  96,821  $ 366,958 $ 927,933
Assets
                                 =========  =========  =========  =========  =========  =========  =========  ========= =========
LIABILITIES

Deposits - Fixed Maturity ...... $  88,989  $  70,757  $  82,465  $  85,561  $  26,808  $  21,023      $--        $--   $ 375,603
Deposits - Interest ............     5,682      5,682     11,363     26,514     26,514       --         --         --      75,755
Bearing Checking
Deposits - Money Market ........    27,969     29,045     29,045     21,515       --         --         --         --     107,574
Deposits - Passbook and ........     4,738      4,738      9,477     22,113     22,113       --         --         --      63,179
Statement Savings
Other Interest Bearing .........   136,077     10,000      8,915       --         --         --         --         --     154,992
Liabilities
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  --------- ---------
Total Rate Sensitive ........... $ 263,455  $ 120,222  $ 141,265  $ 155,703  $  75,435  $  21,023      $--        $--   $ 777,103
Liabilities
                                 =========  =========  =========  =========  =========  =========  =========  ========= =========
Interest Rate .................. $(164,567) $ (84,546) $ (76,509) $ (61,075) $  66,566  $   7,182  $  96,821  $ 366,958 $ 150,830
Sensitivity Gap

Cumulative Interest Rate ....... $(164,567) $(249,113) $(325,622) $(386,697) $(320,131) $(312,949) $(216,128) $ 150,830
Sensitivity Gap
Sensitivity Gap to Total Assets    (16.79%)    (8.63%)    (7.81%)    (6.23%)     6.79%      0.73%      9.88%     37.45%
Cumulative Interest Rate .......   (16.79%)   (25.42%)   (33.22%)   (39.46%)   (32.66%)   (31.93%)   (22.05%)    15.39%
Sensitivity Gap to Total Assets


Asset Quality

Non-Performing Assets
At September 30, 1997, the ratio of non-performing assets (including nonaccrual loans, accruing loans greater than 90 days delinquent, real estate owned, and other repossessed assets) to total assets was .03%. The Association intends to maintain asset quality by continuing its focus on one-to-four family lending. With the introduction of other lending options such as commercial and multi-family real estate loans, equity lines of credit, other consumer loan products, and commercial loans, the Association has evaluated the trade off associated with planned loan growth and the greater credit risk associated with such forms of lending.

Classified Assets
The Association has established a Classification of Assets Committee that meets at least quarterly to approve and develop action plans to resolve the problems associated with the assets. The Committee also reviews recommendations for new classifications and makes any changes in present classifications, as well as makes recommendations for the adequacy of reserves.

In accordance with regulatory requirements, the Association reviews and classifies on a regular basis, and as appropriate, its assets as "special mention," "substandard," "doubtful," and "loss." All nonaccrual loans and non-performing assets are included in classified assets.

The following table sets forth at the dates indicated the amounts of classified assets:

                                                       At September 30,
                                            ------------------------------------
                                             1997           1996           1995
                                            ------         ------         ------
                                                       (In thousands)
Loss ..............................         $ --           $ --           $ --
Doubtful ..........................           --             --             --
Substandard .......................            304            281          1,095
Special Mention ...................            843            645           --
                                            ______         ______         ______
                                            $1,147         $  926         $1,095
                                            ======         ======         ======

Allowance for Loan Losses
The Association has established a systematic methodology for determination of provisions for loan losses. The methodology is set forth in a formal policy and takes into consideration the need for an overall general valuation allowance as well as specific allowances that are tied to individual loans. Provision for loan losses is recorded based on the Association's evaluation of specific loans in its portfolio, historical loan loss experience, the volume and type of lending, geographic distribution of lending, general economic conditions, and the existing level of the Association's allowance for loan losses.

The following table sets forth at the dates indicated the loan loss allowance and charge-offs:

                                                      At September 30,
                                            ------------------------------------
                                              1997           1996           1995
                                            ------         ------         ------
                                                       (In thousands)
Loan loss allowance ...............         $1,296         $  928         $  808
Charge-offs .......................              2           --               67


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30,
1997 AND 1996

General
The most significant event for the Company was the July 1997 acquisition of 25 former First Interstate Bank branches from Wells Fargo Bank, N.A. The branches are located in rural Oregon communities, complementing the existing branch network and expanding the Company's delivery of its "hands-on banking" style to customers throughout the state of Oregon.

With the acquisition and other activities throughout the year, net earnings increased $2.4 million or 40.1% from $6.1 million for the year ended September 30, 1996, to $8.6 million for the year ended September 30, 1997. Net interest income increased $1.9 million or 8.7% from $22.4 million for the year ended September 30, 1996 to $24.3 million for the year ended September 30, 1997. This increase was primarily attributable to an increase in total average interest earning assets from $613.2 at September 30, 1996 to $732.3 at September 30, 1997. The increase in net interest income was augmented by an increase in non-interest income from $0.5 million for the year ended September 30, 1996 to $0.8 million for the year ended September 30, 1997. This increase is primarily attributable to an increase in service fee income due to the addition of the 25 acquired branches which contributed approximately 42,000 additional accounts.

AVERAGE BALANCES, NET INTEREST INCOME AND
YIELDS EARNED AND RATES PAID

The following table presents, for the periods indicated, information regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin and the ratio of average interest-earning assets to average interest-bearing liabilities. Dividends received are included as interest income. The table does not reflect any effect of income taxes. All average balances are based on month-end balances. Nonaccrual loans are reflected as carrying a zero yield.

                                                             Years Ended September 30,
                        -------------------------------------------------------------------------------------------
                                      1997                           1996                           1995
                        -----------------------------   ----------------------------   ----------------------------
                          Average              Yield/    Average              Yield/    Average              Yield/
                          Balance   Interest     Rate    Balance   Interest     Rate    Balance   Interest     Rate
                         --------   --------  -------   --------   --------  -------   --------   --------  -------
INTEREST-EARNING ASSETS                                         (In thousands)

Loans receivable .....   $515,555   $ 40,851    7.92%   $440,510   $ 35,262    8.00%   $381,689   $ 30,117    7.89%
Mortgage backed ......     74,349      4,716    6.34%     52,275      3,137    6.00%       --         --       --
and related securities
Investment securities     112,319      6,847    6.10%     87,929      5,382    6.12%     52,097      3,868    7.43%
Federal funds sold ...     17,533        931    5.31%      6,521        462    7.09%      7,021        514    7.32%
Interest earning            6,132        327    5.32%     21,372      1,059    4.95%      8,438        338    4.01%
deposits
FHLB stock ...........      6,431        495    7.70%      4,552        348    7.64%      3,935        270    6.86%
                         --------   --------    ----    --------   --------    ----    --------   --------    -----
Total interest-earning    732,319     54,167    7.40%    613,159     45,650    7.45%    453,180     35,107    7.75%
assets
Non-interest-earning       16,527                          2,130                         13,661
assets
                         --------                       --------                       --------
Total Assets             $748,846                       $615,289                       $466,841
                         ========                       ========                       ========

INTEREST-BEARING LIABILITIES

Tax and insurance ....   $  4,614   $    137    2.97%   $  4,490   $    148    3.30%   $  4,533   $    180    3.97%
reserve
Passbook and statement     40,281      1,271    3.15%     34,198        983    2.87%     44,345      1,235    2.78%
savings
Interest-bearing .....     35,892        791    2.20%     22,064        546    2.47%     22,242        542    2.44%
checking
Money market .........     62,171      2,391    3.85%     50,308      1,950    3.88%     55,891      2,206    3.95%
Certificates of ......    312,511     18,012    5.76%    282,446     16,772    5.94%    264,873     15,328    5.79%
deposit
FHLB advances/Short ..    127,659      7,254    5.68%     51,517      2,888    5.60%     15,305        950    6.21%
term borrowings
                         --------   --------    ----    --------   --------    ----    --------   --------    -----
Total interest-bearing    583,128     29,856    5.12%    445,023     23,287    5.23%    407,189     20,441    5.02%
liabilities
Non-interest-bearing       19,417                          4,892                          6,279
liabilities
                         --------                       --------                       --------
Total liabilities         602,545                        449,915                        413,468
Shareholders' equity      146,301                        165,374                         53,373
                         --------                       --------                       --------
Total Liabilities and    $748,846                       $615,289                       $466,841
Shareholders' Equity
                         ========                       ========                       ========
Net interest income                  $24,311                        $22,363                        $14,666
                                    ========                       ========                       ========
Interest rate spread                            2.28%                          2.22%                          2.73%
                                              =======                        =======                        =======
Net interest margin                             3.32%                          3.65%                          3.24%
                                              =======                        =======                        =======
Average interest-earning
assets to average
interest-bearing
liabilities                                   125.58%                        137.78%                        111.29%
                                              =======                        =======                        =======

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



                                                   For the Years Ended September 30,          For the Years Ended September 30,
                                                1996 VS 1997 Increase (Decrease) Due To    1995 VS 1996 Increase (Decrease) Due To
                                                ---------------------------------------    ----------------------------------------
                                                                            Net Increase                               Net Increase
                                                 Rate    Volume  Rate/Vol     (Decrease)   Rate     Volume   Rate/Vol     (Decrease)
INTEREST-EARNING ASSETS                         -----   -------     -----       -------    -----   -------     ------       -------
                                                                                   (In thousands)
Loans .......................................   $(357)  $ 6,007    $  (61)      $ 5,589    $ 436   $ 4,642    $    67       $ 5,145
Mortgage backed and related securities ......     179     1,324        76         1,579     --        --        3,137         3,137
Investment securities .......................     (22)    1,493        (6)        1,465     (679)    2,660       (467)        1,514
Federal funds sold ..........................    (116)      781      (196)          469      (16)      (37)         1           (52)
Interest earning deposits ...................      79      (754)      (57)         (732)      80       518        123           721
FHLB stock ..................................       2       144         1           147       31        42          5            78
                                                -----   -------     -----       -------    -----   -------     ------        ------
Total Interest-Earning Assets ............   $   (235) $  8,995    $ (243)      $ 8,517    $(148)  $ 7,825      2,866       $10,543
                                               ======   =======     =====       =======    =====   =======     ======        ======

INTEREST-BEARING LIABILITIES

Tax and insurance reserves ...............   $    (15) $      4    $   --       $   (11)   $ (30)  $    (2)   $   --            (32)
Savings ..................................         96       175        17           288       40      (283)        (9)         (252)
Interest bearing checking ................        (60)      342       (37)          245        8        (4)       --              4
Money market .............................        (15)      460        (4)          441      (40)     (220)         4          (256)
Certificates of deposit ..................       (493)    1,785       (52)        1,240      400     1,017         27         1,444
FHLB advances/Short term borrowings ......         40     4,267        59         4,366      (92)    2,248       (218)        1,938
                                             --------  --------   -------       -------    -----   -------     ------        ------
Total Interest-Bearing Liabilities .......   $   (447) $  7,033    $  (17)      $ 6,569    $ 286   $ 2,756     $ (196)      $ 2,846
                                             ========  ========   =======       =======    =====   =======     ======        ======
Increase (Decrease) in Net Interest Income                                      $ 1,948                                     $ 7,697
                                                                                =======                                      ======


Interest Income
The $119.2 million increase in average interest earning assets contributed to an increase in interest income of $8.5 million or 18.7% from $45.6 million for the year ended September 30, 1996 to $54.2 million for the year ended September 30, 1997. Of this increase, $5.6 million is attributable to additional loan income due to an increase in loans receivable. The increase in loans receivable was primarily a result of new purchase loan originations exceeding loan refinancing and purchase of participation loans which resulted in greater net loan growth for 1997.

During the year ended September 30, 1996, 77.2% of interest income was generated by loans receivable compared to 75.4% for the year ended September 30, 1997. In most cases, loans will generate higher average yields than investments. As a result, the average yield on interest earning assets decreased slightly from 7.45% for the year ended September 30, 1996 to 7.40% for the year ended September 30, 1997.

The remaining increase in interest income of $2.9 million was a result of investing the proceeds of the acquisition and borrowings in fixed rate U.S. Government and agency securities with maturities of less than five years, fixed and adjustable rate corporate securities and overnight funds. The average balance of investments and mortgage backed and related securities increased by $46.5 million for the year ended September 30, 1997 compared with the comparable period in 1996.

Interest Expense
Interest expense increased $6.6 million due to increases in interest expense on deposits and borrowings. Interest expense on deposits increased $2.2 million or 10.9% from $20.3 million for the year ended September 30, 1996 to $22.5 million for the year ended September 30, 1997. Total deposits increased by $274.3 million from September 30, 1996 to September 30, 1997, arising principally from the acquisition of the 25 former First Interstate Bank branches from Wells Fargo Bank, N.A. However, the average interest paid on interest-bearing deposits decreased 23 basis points from 5.21% for the year ended September 30, 1996 to 4.98% for the year ended September 30, 1997. This decrease was a result of the lower cost of deposits acquired in the branch acquisition. Interest expense on borrowings increased $3.6 million due to a 147.8% increase in average borrowings, from $51.5 million for the year ended September 30, 1996 to $127.7 million for the year ended September 30, 1997.

Provision for Loan Losses
The provision for loan losses was $370,000, recoveries were zero, and charge offs were $1,369 during the year ended September 30, 1997 compared to a provision of $120,000 with no recoveries or charges offs during the year ended September 30, 1996. At September 30, 1997, the allowance for loan losses was equal to 510.4% of non-performing assets compared to 356.9% at September 30, 1996. The increase in the coverage ratio at year end 1997 was the result of an increase in the allowance based on origination and purchase of commercial and multi-family loans which have higher associated risk than the one- to four-family loans traditionally made by the Association.

Non-Interest Income
Non-interest income increased $289,000 or 55.4 % to $811,000 for the year ended September 30, 1997 from $522,000 for the year ended September 30, 1996. The increase was attributable to increases in fees and service charges principally as a result of the increase in the number of deposit accounts subject to service charges obtained in the branch acquisition.

Non-Interest Expense
Non-interest expense decreased $477,875, or 3.9%, for the year ended September 30, 1997, from a total of $12.2 million for the prior year, to $11.8 million for the year ended September 30, 1997. Several factors impacted non-interest expense for the period. Expense for 1996 included $2.5 million for the BIF/SAIF special assessment, and $1.6 million related to the recognition of a loss on sale of an investment subsequent to year end. These items did not recur in 1997. The resulting decrease in non-interest expense was offset by a $2.7 million increase in compensation expense for 1997. Of the $2.7 million increase in compensation expense, $1.1 million is due to compensation expense associated with the Management Recognition and Development Plan ("MRDP"), which was not in place in the prior year. An additional $1.1 million is primarily due to an increase in salaries and wages paid to the additional employees from the branch acquisition. The ratio of non-interest expense to average total assets was 1.57% and 1.99% for the years ended September 30, 1997 and 1996, respectively.


TOTAL RETURN PERFORMANCE
                                            10-05-95  03-31-96  09-30-96  03-31-97  09-30-97
                                            --------  --------  --------  --------   -------
Klamath First Bancorp, Inc. ................ $100.00   $134.25   $144.37   $180.24   $228.14
The Nasdaq Index (U.S. Companies) ..........  100.00    109.02    122.11    121.17    167.62
SNL $500 Million to $1 Billion Thrift Index . 100.00    105.06    117.60    144.41    195.97

Income Taxes
The provision for income taxes remained consistent for the year ended September 30, 1997 compared with the prior year. Although earnings for the year ended September 30, 1997 were higher than for the same period of 1996, the Company was able to recognize the tax benefit related to the capital loss on sale of the U.S. Federal securities mutual bond fund, thereby reducing tax expense for the year. At September 30, 1996, when the capital loss was recognized for book purposes, a valuation allowance was created to offset the deferred tax asset because the Company was not assured of being able to realize a capital gain and the related tax benefit. During the year ended September 30, 1997, the Company, through the sale of certain investments, realized a capital gain for tax purposes that assures realization of the tax benefit and thus reduced the valuation allowance to zero.


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30,
1996 AND 1995

General
Net earnings increased $500,000 or 8.9% from $5.6 million for the year ended September 30, 1995, to $6.1 million for the year ended September 30, 1996. This increase was attributable to several factors. Net interest income increased $7.7 million or 52.4% from $14.7 million for the year ended September 30, 1995 to $22.4 million for the year ended September 30, 1996. This increase was primarily attributable to an increase in total average interest earning assets from $453.2 at September 30, 1995 to $613.2 at September 30, 1996. The increase in net interest income was partially offset by an increase in non-interest expense of $6.2 million or 103.3 % from $6.0 million for the year ended September 30, 1995 to $12.2 million for the year ended September 30, 1996. This increase is primarily attributable to a $1.7 million increase in compensation expense, due largely to the Employee Stock Ownership Plan ("ESOP"), the $2.5 million BIF/SAIF assessment, and the $1.6 million loss on sale of an investment subsequent to year end.

Interest Income
The $146.4 million increase in average interest earning assets contributed to an increase in interest income of $10.5 million or 29.9% from $35.1 million for the year ended September 30, 1995 to $45.6 million for the year ended September 30, 1996. Of this increase, $5.1 million is attributable to additional loan income due to an increase in loans receivable. The increase in loans receivable was primarily a result of strong new purchase loan originations exceeding loan refinancing which resulted in greater net loan growth for 1996.

The remaining increase of $5.4 million was a result of investing the proceeds of the stock sale and proceeds from borrowings in 30 year adjustable rate agency mortgage backed securities ("MBS"), fixed rate U.S. agency securities with maturities of less than five years, fixed and adjustable corporate securities and overnight funds. The average balance of investments increased by $101.2 million for the year ended September 30, 1996 compared with the comparable period in 1995.

Interest Expense
Interest expense increased $2.8 million due to increases in interest expense on deposits and borrowings. Interest expense on deposits increased $1.0 million or 5.2% from $19.3 million for the year ended September 30, 1995 to $20.3 million for the year ended September 30, 1996. Total deposits increased by $15.3 million from September 30, 1995 to September 30, 1996, and the average interest paid on interest-bearing deposits increased 22 basis points from 4.99% for the year ended September 30, 1995 to 5.21% for the year ended September 30, 1996. This increase was a result of the increased pricing competition in the Company's market area. Interest expense on borrowings increase $1.9 million due to increased borrowings of $84.9 million. The Company will continue to rely on borrowings to fund loan growth as long as we can borrow at lower rates for comparable maturities than required to attract similar structured deposits.

Provision for Loan Losses
The provision for loan losses was $120,000 with no recoveries or charge offs during the year ended September 30, 1996 compared to $120,000 and charges offs of $67,000 during the year ended September 30, 1995, for a net increase in the allowance for loan losses for the year of $120,000. At September 30, 1996, the allowance for loan losses was equal to 356.9% of non-performing assets compared to 106.6% at September 30, 1995. The increase in the coverage ratio at year end 1996 was the result of a decrease in non-accrual loans which were foreclosed on and sold during the year.

Non-Interest Income
Non-interest income increased $141,000 or 37.0 % to $522,000 for the year ended September 30, 1996 from $381,000 for the year ended September 30, 1995. The increase was attributable to increases in fees and services charges and other income, as a result of increased loan activity, ATM fees and service charges on checking accounts.

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

Income Taxes
The provision for income taxes increased $1.1 million for the year ended September 30, 1996 compared with the prior year, primarily as a result of higher pretax earnings.

                           KFBI HISTORICAL STOCK PRICE
                                FISCAL YEAR END
--------------------------------------------------------------------------------
               Sepember 30, 1996                              September 30, 1997
---------------------------------              ---------------------------------
October    5th   1995     12.5000              October    5th   1996     14.5000
October    10th  1995     12.8750              October    10th  1996     14.3750
October    15th  1995     13.1250              October    15th  1996     14.3750
October    20th  1995     13.1250              October    20th  1996     14.3750
October    25th  1995     12.8750              October    25th  1996     14.1250
October    30th  1995     12.7500              October    30th  1996     14.0625
November   5th   1995     12.8750              November   5th   1996     14.0000
November   10th  1995     13.1250              November   10th  1996     14.5000
November   15th  1995     12.8750              November   15th  1996     14.6250
November   20th  1995     12.8125              November   20th  1996     14.5620
November   25th  1995     13.0000              November   25th  1996     14.0620
November   30th  1995     13.2813              November   30th  1996     14.7500
December   5th   1995     13.1875              December   5th   1996     15.0620
December   10th  1995     13.3750              December   10th  1996     15.0000
December   15th  1995     13.3750              December   15th  1996     14.8750
December   20th  1995     13.1250              December   20th  1996     15.7500
December   25th  1995     13.6250              December   25th  1996     15.7500
December   30th  1995     13.7500              December   30th  1996     15.6250
January    5th   1996     13.1870              January    5th   1997     15.8750
January    10th  1996     13.1250              January    10th  1997     15.6250
January    15th  1996     12.9375              January    15th  1997     16.1250
January    20th  1996     13.2500              January    20th  1997     16.0000
January    25th  1996     13.1250              January    25th  1997     15.8750
January    30th  1996     13.2500              January    30th  1997     15.5000
February   5th   1996     13.2500              February   5th   1997     15.0000
February   10th  1996     13.5000              February   10th  1997     15.3750
February   15th  1996     13.5000              February   15th  1997     15.2500
February   20th  1996     13.1250              February   20th  1997     15.4370
February   25th  1996     12.8750              February   25th  1997     15.6250
February   30th  1996     13.1250              February   30th  1997     15.5000
March      5th   1996     12.6250              March      5th   1997     16.5000
March      10th  1996     12.8750              March      10th  1997     18.6250
March      15th  1996     12.8750              March      15th  1997     18.1250
March      20th  1996     12.7500              March      20th  1997     18.0000
March      25th  1996     13.0000              March      25th  1997     17.6250
March      30th  1996     13.3800              March      30th  1997     17.6250
April      5th   1996     13.2500              April      5th   1997     16.8120
April      10th  1996     13.2500              April      10th  1997     17.3750
April      15th  1996     13.6870              April      15th  1997     16.6562
April      20th  1996     13.6250              April      20th  1997     17.0000
April      25th  1996     13.8125              April      25th  1997     17.2500
April      30th  1996     13.7500              April      30th  1997     17.7500
May        5th   1996     13.6250              May        5th   1997     18.0000
May        10th  1996     13.2500              May        10th  1997     18.3750
May        15th  1996     13.6250              May        15th  1997     18.1250
May        20th  1996     13.7500              May        20th  1997     18.1250
May        25th  1996     14.0000              May        25th  1997     18.3120
May        30th  1996     13.8750              May        30th  1997     18.5000
June       5th   1996     14.1250              June       5th   1997     18.8750
June       10th  1996     14.0620              June       10th  1997     18.9370
June       15th  1996     14.1250              June       15th  1997     19.0000
June       20th  1996     13.9370              June       20th  1997     18.7500
June       25th  1996     14.0000              June       25th  1997     18.7500
June       30th  1996     14.5000              June       30th  1997     19.1250
July       5th   1996     14.1250              July       5th   1997     18.8750
July       10th  1996     13.8750              July       10th  1997     20.1250
July       15th  1996     13.7500              July       15th  1997     19.5000
July       20th  1996     14.0000              July       20th  1997     18.8750
July       25th  1996     13.3750              July       25th  1997     18.7500
July       30th  1996     13.3750              July       30th  1997     19.2500
August     5th   1996     13.5620              August     5th   1997     19.0000
August     10th  1996     13.6870              August     10th  1997     19.2500
August     15th  1996     14.0000              August     15th  1997     19.3125
August     20th  1996     13.7500              August     20th  1997     19.1250
August     25th  1996     14.0620              August     25th  1997     19.1250
August     30th  1996     14.1250              August     30th  1997     19.6250
September  5th   1996     14.1870              September  5th   1997     20.1250
September  10th  1996     14.3750              September  10th  1997     20.5000
September  15th  1996     14.3120              September  15th  1997     20.1250
September  20th  1996     14.2500              September  20th  1997     20.5000
September  25th  1996     14.2500              September  25th  1997     22.3750
September  30th  1996     14.2500              September  30th  1997     22.1250

COMMON STOCK INFORMATION

Since October 4, 1995, Klamath First Bancorp's common stock has traded on the National Association of Security Dealers Automated Quotations ("NASDAQ") National Market System under the symbol "KFBI". As of November 26, 1997, there were approximately 5,117 shareholders of record or through nominee or street name accounts with brokers.

        The high and low common stock prices by quarter were as follows:

                                Years Ended September 30,
                     ---------------------------------------------
                             1997                      1996
                     -------------------       -------------------
                       High          Low         High          Low
                     ------       ------       ------       ------
First quarter       $ 16.13      $ 13.94      $ 13.75      $ 12.06
Second quarter        18.63        15.00        13.75        12.50
Third quarter         19.13        16.50        14.63        13.00
Fourth quarter        22.50        18.63        14.75        13.38

The cash dividends declared by quarter were as follows:

                                       Years Ended September 30,
                                    ------------------------------
                                      1997                    1996
                                    ------                  ------
First quarter                       $0.070                  $0.050
Second quarter                       0.075                   0.065
Third quarter                        0.075                   0.065
Fourth quarter                       0.080                   0.070

Any dividend payments by the Company are subject to the sole discretion of the Board of Directors and depend primarily on the ability of the Association to pay dividends to the Company at least annually. Under Federal regulations, the dollar amount of dividends a federal savings association may pay depends on the association's capital surplus position and recent net income. Generally, if an association satisfies its regulatory capital requirements, it may make dividend payments up to the limits prescribed in the OTS regulations. However, an institution that has converted to the stock form of ownership may not declare or pay a dividend on, or repurchase any of, its common stock if the effect thereof would cause the regulatory capital of the institution to be reduced below the amount required for the liquidation account which was established in accordance with OTS regulations and the association's plan of conversion. In addition, earnings of the association appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends without payment of taxes at the then current tax rate by the association on the amount removed from the reserves for such distributions. The Association does not contemplate any distributions that would limit the Association's bad debt deduction or create federal tax liabilities.

INDEPENDENT AUDITORS' REPORT

Board of Directors
Klamath First Bancorp, Inc.
Klamath Falls, Oregon

We have audited the accompanying consolidated balance sheets of Klamath First Bancorp, Inc. and subsidiary (the "Company") as of September 30, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements for the year ended September 30, 1995 were audited by other auditors whose report dated November 3, 1995 expressed an unqualified opinion on those statements.

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

In our opinion, such 1997 and 1996 consolidated financial statements present fairly, in all material respects, the financial position of Klamath First Bancorp, Inc. and subsidiary as of September 30, 1997 and 1996 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.







/s/ Deloitte & Touche LLP
Portland, Oregon
October 30, 1997

KLAMATH FIRST BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS


                                                                                September 30,
                                                                      -----------------------------
                                                                              1997             1996
ASSETS                                                                ------------    -------------

Cash and due from banks ...........................................   $  24,503,768   $   6,981,732
Interest earning deposits with banks ..............................       1,431,087       3,078,688
Federal funds sold and securities .................................       6,108,341       6,119,213
purchased under agreements to resell
                                                                      -------------   -------------
   Total cash and cash equivalents ................................      32,043,196      16,179,633

Investment securities available for sale, at fair value ...........     261,846,320      75,986,611
  (amortized cost: $261,869,234 and $77,071,211)
Investment securities held to maturity, at amortized cost .........      22,937,314       9,827,193
(fair value: $22,968,997 and $9,860,165)
Mortgage backed and related securities available for sale, ........      64,868,633      74,109,321
at fair value (amortized cost: $64,097,246 and $74,249,350)
Mortgage backed and related securities held to maturity, ..........       5,446,957       6,783,001
at amortized cost (fair value: $5,518,648 and $6,736,007)
Loans receivable, net .............................................     551,463,590     473,555,988
Real estate owned .................................................            --            69,483
Premises and equipment, net .......................................      11,671,124       4,964,262
Stock in Federal Home Loan Bank of Seattle, at cost ...............       7,150,400       4,773,800
Accrued interest receivable .......................................       7,626,164       5,043,132
Core deposit intangible ...........................................      13,083,695            --
Other assets ......................................................       1,940,655         676,967
                                                                      -------------   -------------
   Total assets ...................................................   $ 980,078,048   $ 671,969,391
                                                                      =============   =============

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposit liabilities ...............................................   $ 673,977,901   $ 399,673,180
Accrued interest on deposits ......................................       1,215,745         712,408
Advances from borrowers for taxes and insurance ...................       8,915,486       7,831,127
Advances from Federal Home Loan Bank of Seattle ...................     129,000,000      90,000,000
Short term borrowings .............................................      17,077,500      14,904,400
Accrued interest on borrowings ....................................         512,716         323,163
Pension liabilities ...............................................         727,140         668,088
Deferred federal and state income taxes ...........................       1,911,573         735,596
Other liabilities .................................................       2,277,544       3,710,455
                                                                      -------------   -------------
  Total liabilities ...............................................     835,615,605     518,558,417
                                                                      -------------   -------------

SHAREHOLDERS' EQUITY
Preferred stock, $.01 par value, 500,000 shares authorized; .......            --              --
none issued
Common stock, $.01 par value, 35,000,000 shares authorized, .......         104,295         116,124
September 30, 1997 - 10,429,534 issued, 9,235,582 outstanding;
September 30, 1996 - 11,612,470 issued, 10,242,360  outstanding
Additional paid-in capital ........................................      92,601,639     110,762,678
Retained earnings-substantially restricted ........................      64,744,995      59,082,479
Unearned shares issued to ESOP ....................................      (7,829,200)     (8,807,850)
Unearned shares issued to MRDP ....................................      (5,623,340)     (6,694,470)
Net unrealized gain (loss) on securities available for sale, ......         464,054      (1,047,987)
net of tax
                                                                      -------------   -------------
  Total shareholders' equity ......................................     144,462,443     153,410,974
                                                                      -------------   -------------
  Total liabilities and shareholders' equity ......................   $ 980,078,048   $ 671,969,391
                                                                      =============   =============

      See notes to consolidated financial statements.

KLAMATH FIRST BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF EARNINGS



                                                                    Years Ended September 30,
                                                         ---------------------------------------------
                                                                  1997            1996            1995
                                                         -------------   -------------   -------------
INTEREST INCOME
  Loans receivable ...................................   $  40,850,478   $  35,261,655   $  30,116,911
  Mortgage backed and related securities .............       4,716,184       3,137,046            --
  Investment securities ..............................       7,342,604       5,730,296       4,138,524
  Federal funds sold and securities purchased under ..         930,980         462,140         513,621
     agreements to resell
  Interest earning deposits ..........................         326,521       1,058,286         338,035
                                                         -------------   -------------   -------------
    Total interest income ............................      54,166,767      45,649,423      35,107,091
                                                         -------------   -------------   -------------
INTEREST EXPENSE
  Deposit liabilities ................................      22,464,345      20,251,039      19,310,599
  Advances from FHLB of Seattle ......................       6,270,615       2,689,790         949,059
  Other ..............................................       1,120,858         345,698         181,515
                                                         -------------   -------------   -------------
    Total interest expense ...........................      29,855,818      23,286,527      20,441,173
                                                         -------------   -------------   -------------
    Net interest income ..............................      24,310,949      22,362,896      14,665,918

Provision for loan losses ............................         370,000         120,000         120,000
                                                         -------------   -------------   -------------

Net interest income after provision for ..............      23,940,949      22,242,896      14,545,918
  loan losses
                                                         -------------   -------------   -------------

NON-INTEREST INCOME
  Fees and service charges ...........................         668,779         260,320         185,053
  Gain on sale of real estate owned ..................          27,946          22,233          84,022
  Other income .......................................         113,883         239,105         112,090
                                                         -------------   -------------   -------------
    Total non-interest income ........................         810,608         521,658         381,165
                                                         -------------   -------------   -------------
NON-INTEREST EXPENSE
  Compensation, employee benefits and related expense        7,143,516       4,476,052       2,753,726
  Occupancy expense ..................................         919,880         694,912         655,188
  Data processing expense ............................         480,889         343,319         318,819
  Insurance premium expense ..........................         376,029         907,825         877,366
  Special SAIF assessment ............................            --         2,472,954            --
  Loss on sale of investments ........................          14,531       1,642,625            --
  Loss on sale of real estate owned ..................            --             6,271            --
  Other expense ......................................       2,829,510       1,698,272       1,398,956
                                                         -------------   -------------   -------------
    Total non-interest expense .......................      11,764,355      12,242,230       6,004,055
                                                         -------------   -------------   -------------
Earnings before income taxes .........................      12,987,202      10,522,324       8,923,028

Provision for income tax .............................       4,429,452       4,412,527       3,348,925
                                                         -------------   -------------   -------------

Net earnings .........................................   $   8,557,750   $   6,109,797   $   5,574,103
                                                         =============   =============   =============

Earnings per common share (based on weighted .........   $        0.88   $        0.56             N/A
  average shares outstanding)
Weighted average number of common shares .............       9,762,459      11,004,939             N/A
   and common stock equivalents outstanding



      See notes to consolidated financial statements.

KLAMATH FIRST BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                                                                   Unearned    Unearned    Unrealized
                               Common       Common      Additional                     ESOP      shares         gain/         Total
                                Stock        Stock         paid-in     Retained      shares   issued to     (loss) on  shareholders'
                               Shares       Amount         capital     earnings     at cost   MRDP Trust   securities        equity
                          -----------  -----------  --------------  ----------- -----------  -----------  -----------  ------------
Balance at ..............        --          $--             $--    $50,237,259       $--          $--    $  (929,615) $ 49,307,644
October 1, 1994

Issuance of .............  12,233,125      122,331     119,230,653         --          --           --           --     119,352,894
common stock

Unearned ESOP shares ....    (978,650)        --              --           --    (9,786,500)        --           --      (9,786,500)

Unrealized gain on ......        --           --              --           --          --           --        236,834       236,834
securities available
for sale

Net earnings ............        --           --              --      5,574,103        --           --           --       5,574,103
                          ___________  ___________  ______________  ___________ ___________  ___________  ___________  ____________
Balance at ..............  11,254,475      122,331     119,230,653   55,811,362  (9,786,500)        --       (692,781)  164,685,065
September 30, 1995

Cash dividends ..........        --           --              --     (2,838,680)       --           --           --      (2,838,680)


Earned ESOP shares ......      97,865         --           417,652         --       978,650         --           --       1,396,302

Unrealized loss on ......        --           --              --           --          --           --       (355,206)     (355,206)
securities available
for sale

Unearned shares issued ..    (489,325)        --              --           --          --     (6,694,470)        --      (6,694,470)
to MRDP Trust

Stock repurchased .......    (620,655)      (6,207)     (8,885,627)        --          --           --           --      (8,891,834)
and retired

Net earnings ............        --           --              --      6,109,797        --           --           --       6,109,797
                          -----------  -----------  --------------  ----------- -----------  -----------  -----------  ------------
Balance at ..............  10,242,360      116,124     110,762,678   59,082,479  (8,807,850)  (6,694,470)  (1,047,987)  153,410,974
September 30, 1996

Cash dividends ..........        --           --              --     (2,895,234)       --           --           --      (2,895,234)

Unrealized gain on ......        --           --              --           --          --           --      1,512,041     1,512,041
securities available
for sale

Stock repurchased........  (1,182,936)     (11,829)    (18,866,299)        --          --           --           --     (18,878,128)

and retired

ESOP contribution .......      97,865         --           705,260         --       978,650         --           --       1,683,910

MRDP contribution .......      78,293         --              --           --          --      1,071,130         --       1,071,130

Net earnings ............        --           --              --      8,557,750        --           --           --       8,557,750
                          -----------  -----------  --------------  ----------- -----------  -----------  -----------  ------------
Balance at ..............   9,235,582  $   104,295  $   92,601,639  $64,744,995 $(7,829,200) $(5,623,340) $   464,054  $144,462,443
September 30, 1997
                          ===========  ===========  ==============  =========== ===========  ===========  ===========  ============

      See notes to consolidated financial statements.

                                                                KLAMATH FIRST BANCORP, INC. AND SUBSIDIARY
                                                                  CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                         Years Ended September 30,
                                                               -------------------------------------------
                                                                       1997            1996           1995
                                                               ------------    ------------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net earnings ............................................   $  8,557,750    $  6,109,797    $ 5,574,103
                                                               ------------    ------------    -----------

ADJUSTMENTS TO RECONCILE NET EARNINGS TO
NET CASH PROVIDED BY OPERATING ACTIVITIES
   Depreciation and amortization ...........................        772,204         403,074        360,069
   Provision for loan losses ...............................        370,000         120,000        120,000
   Compensation expense related to ESOP benefit ............      1,683,910       1,396,302           --
   Compensation expense related to MRDP Trust ..............      1,071,130            --             --
   Net amortization of premiums (discounts)  paid on .......        102,626         210,599        204,444
     investment and mortgage backed and related securities
   Increase in deferred loan fees, net of amortization .....        912,445         703,055        490,802
   Accretion of discounts on purchased loans ...............           (325)        (14,683)        (7,239)
   Other (gains) losses, net ...............................         (3,514)         (5,209)       (33,544)
   Net (gain) loss on sale of investment and mortgage ......         12,387            --             --
     backed and related securities
   FHLB of Seattle stock dividend ..........................       (495,000)       (347,900)      (269,600)
   Increase in core deposit intangible .....................    (13,386,686)           --             --
   Realized loss on sale of U.S. Federal securities ........           --         1,642,625           --
   mutual bond fund
CHANGES IN ASSETS AND LIABILITIES
   Accrued interest receivable .............................     (2,583,032)     (1,605,691)      (160,744)
   Other assets ............................................     (1,263,688)       (310,160)       188,504
   Accrued interest on deposit liabilities .................        503,337        (316,358)       630,370
   Accrued interest on borrowings ..........................        189,553         323,163           --
   Pension liabilities .....................................         59,052          52,053         58,020
   Deferred federal and state income taxes .................        714,915        (409,246)       746,966
   Other liabilities .......................................     (1,134,717)        315,996       (185,361)
                                                               ------------    ------------    -----------
Total adjustments ..........................................    (12,475,403)      2,157,620      2,142,687
                                                               ------------    ------------    -----------
Net cash provided (used) by operating activities ...........     (3,917,653)      8,267,417      7,716,790
                                                               ------------    ------------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from maturity of investment securities .........     48,680,000      69,552,392      7,006,177
     held to maturity
   Proceeds from maturity of investment securities .........     19,009,324            --             --
     available for sale
   Principal repayments on mortgage backed and .............      1,313,309            --             --
     related securities held to maturity
   Principal repayments on mortgage backed and .............     18,923,262      12,083,872           --
      related securities available for sale
Principal repayments received on loans .....................     56,517,878      64,529,602     40,398,099
Loan originations ..........................................   (135,720,762)   (135,566,747)   (84,714,297)
Purchase of investment securities held .....................    (61,722,409)    (42,971,553)    (4,855,539)
     to maturity
   Purchase of investment securities available .............   (219,697,100)    (60,969,781)          --
     for sale
   Purchase of mortgage backed and related .................           --        (7,423,182)          --
     securities held to maturity
   Purchase of mortgage backed and related .................    (14,850,705)    (84,123,187)          --
     securities available for sale
   Purchase of FHLB of Seattle stock .......................     (4,307,500)           --             --
   Proceeds from sale of FHLB of Seattle stock .............      2,425,900            --             --
   Proceeds from sale of investment securities..............     16,066,044            --             --
     available for sale
   Proceeds from sale of mortgage backed and related .......      5,743,267            --             --
     securities available for sale
   Proceeds from sale of real estate owned and .............         86,159         177,595        359,033
     premises and equipment
   Purchases of premises and equipment .....................     (7,176,075)       (136,406)    (1,167,757)
                                                               ------------    ------------    -----------
Net cash used in investing activities ......................   (274,709,408)   (184,847,395)   (42,974,284)
                                                               ------------    ------------    -----------

(continued)

KLAMATH FIRST BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                         Years Ended September 30,
                                                               -------------------------------------------
                                                                       1997            1996           1995
                                                               ------------    ------------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
   Increase/(decrease) in deposit ..........................   $274,304,721    $ 15,293,649    $(5,370,987)
    liabilities, net of withdrawals
   Proceeds from FHLB of Seattle advances ..................    184,000,000     105,000,000     20,000,000
   Repayments of FHLB of Seattle advances ..................   (145,000,000)    (35,000,000)          --
   Proceeds from short term borrowings .....................     84,750,150      21,938,300           --
   Repayments of short term borrowings .....................    (82,577,050)     (7,033,900)          --
   Proceeds from issuance of common stock ..................           --              --      121,268,633
   Proceeds from stock oversubscription ....................           --              --       65,685,300
   Repayment from stock oversubscription ...................           --       (65,685,300)          --
   Funding provided to ESOP for purchase of ................           --              --       (9,786,500)
   common stock
   Purchase stock for MRDP Trust ...........................           --        (6,694,470)          --
   Stock repurchase and retirement .........................    (18,878,128)     (8,891,834)          --
   Advances from borrowers for taxes and insurance .........      1,084,359        (135,297)      (101,700)
   Dividends paid ..........................................     (3,193,428)     (2,025,807)          --
                                                               ------------    ------------    -----------
Net cash provided by financing activities ..................    294,490,624      16,765,341    191,694,746
                                                               ------------    ------------    -----------
Net (decrease) increase in cash and cash ...................     15,863,563    (159,814,637)   156,437,252
  equivalents

Cash and cash equivalents at beginning of year .............     16,179,633     175,994,270     19,557,018
                                                               ------------    ------------    -----------
Cash and cash equivalents at end of year ...................   $ 32,043,196    $ 16,179,633    $175,994,270
                                                               ============    ============    ===========
SUPPLEMENTAL SCHEDULE OF INTEREST AND INCOME TAXES PAID
Interest paid ..............................................   $ 29,162,927    $ 23,483,212    $19,810,803
Income taxes paid ..........................................      3,373,457       4,555,053      2,570,000

SUPPLEMENTAL SCHEDULE OF NONCASH  INVESTING ACTIVITIES
Transfer of investment securities from held ................          $--      $ 27,171,074          $--
  to maturity to available for sale at
  estimated fair value
Transfer of mortgage backed and related ....................           --         1,717,890           --
  securities from held to maturity to
  available for sale at estimated fair
  value
Net unrealized gain (loss) on securities ...................      1,512,041        (355,206)       236,834
  available for sale, net of tax
Dividends declared and accrued in other ....................        834,363         812,873           --
  liabilities

      See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Principles of Consolidation
The consolidated financial statements include the accounts of Klamath First Bancorp, Inc. (the "Company") and its wholly-owned subsidiary Klamath First Federal Savings and Loan Association (the "Association"). All intercompany accounts and transactions have been eliminated in consolidation.

Certain prior year amounts have been reclassified to conform to current year presentation.

Nature of Operations
The Company provides banking and limited non-banking services to its customers who are located throughout the state of Oregon, principally in rural communities. These services primarily include attracting deposits from the general public and using such funds, together with other borrowings, to invest in various real estate loans, consumer and commercial loans, investment securities and mortgage backed and related securities.

Use of Estimates in the Presentation of the Financial Statements
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make assumptions. These assumptions result in estimates that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of related revenue and expense during the reporting period. Actual results could differ from those estimates.

Cash Equivalents
The Company considers cash and due from banks, interest bearing deposits held at domestic banks, federal funds sold, and security resale agreements to be cash and cash equivalents for purposes of the Consolidated Statement of Cash Flows.

Investment Securities
The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. In accordance with SFAS No. 115, investment securities held to maturity are stated at cost only if the Company has the positive intent and the ability to hold the securities to maturity. Securities available for sale, including mutual funds, and trading securities are stated at fair value. Realized gains and losses on the sale of securities, recognized on a specific identification basis, and valuation adjustments of trading account securities are included in non-interest income or expense. Net unrealized gains or losses on securities resulting from an other than temporary decline in the fair value are recognized in earnings when incurred.

During December 1995, the Association reclassified $27.2 million of investment securities and $1.7 million of mortgage backed and related securities from held to maturity to available for sale at fair values, with unrealized gains and losses of $200,508 and $100,421, respectively. The reclassification was made in accordance with the Financial Accounting Standards Board (FASB) special report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, that permitted a one-time reassessment of the appropriateness of the held to maturity classification, without affecting the classification of the remaining securities held to maturity. Unrealized gains and losses on securities available for sale are excluded from earnings and reported net of tax as a separate component of shareholders' equity until realized.

Stock Investments
The Company holds stock in the Federal Home Loan Bank of Seattle (FHLB of Seattle). This investment is carried at the lower of cost or fair value.

Loans
Loans held for investment are stated at the principal amount outstanding, net of deferred loan fees and unearned income. Loan origination fees, commitment fees and certain direct loan origination costs are capitalized and recognized as a yield adjustment over the lives of the loans using the level- yield method. Unearned discounts are accreted to income over the average lives of the related loans using the level yield method, adjusted for estimated prepayments.

Interest income is recorded as earned. Management ceases to accrue interest income on any loan that becomes 90 days or more delinquent and reverses all interest accrued up to that time. Thereafter, interest income is accrued only if and when, in management's opinion, projected cash proceeds are deemed sufficient to repay both principal and interest. All loans for which interest is not being accrued are referred to as loans on nonaccrual status.

Allowance for Loan Losses
The allowance for loan losses is established to absorb known and inherent losses in the loan portfolio. Allowances for losses on specific problem real estate loans and real estate owned are charged to earnings when it is determined that the value of these loans and properties, in the judgment of management, is impaired. In addition to specific reserves, the Company also maintains general provisions for loan losses based on evaluating known and inherent risks in the loan portfolio, including management's continuing analysis of the factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, current and anticipated economic conditions, detailed analysis of individual loans for which full collectibility may not be assured, and determination of the existence and realizable value of the collateral and guarantees securing the loans. The reserve is an estimate based upon factors and trends identified by management at the time financial statements are prepared. The ultimate recovery of loans is susceptible to future market factors beyond the Company's control, which may result in losses or recoveries differing significantly from those provided in the consolidated financial statements. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's valuation allowances on loans and real estate owned.

Delinquent interest on loans past due 90 days or more is charged off or an allowance established by a charge to income equal to all interest previously accrued. Interest is subsequently recognized only to the extent cash payments are received until delinquent interest is paid in full and, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

Real Estate Owned
Property acquired through foreclosure or deed in lieu of foreclosure is carried at the lower of estimated fair value, less estimated costs to sell, or the balance of the loan on the property at date of acquisition, not to exceed net realizable value. Costs excluding interest, relating to the improvement of property are capitalized, whereas those relating to holding the property are charged to expense.

Premises and Equipment
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is generally computed on the straight-line basis over the estimated useful lives of the various classes of assets from their respective dates of acquisition. Estimated useful lives range up to 30 years for buildings, up to the lease term for leasehold improvements, three years for automobiles, and three to fifteen years for furniture and equipment.

Mortgage Servicing
Fees earned for servicing loans are reported as income when the related mortgage loan payments are collected. Loan servicing costs are charged to expense as incurred.

Effective January 1, 1997, the Company records its mortgage servicing rights at fair value in accordance with SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, which amended SFAS Nos. 65, Accounting for Certain Mortgage Banking Activities, and 122, Accounting for Mortgage Servicing Rights. SFAS No. 125 requires the Association to allocate the total cost of all mortgage loans sold, whether originated or purchased, to the mortgage servicing rights and the loans (without mortgage servicing rights) based on their relative fair values if it is practicable to estimate those fair values. As of September 30, 1997 the Company had no servicing assets.

Core Deposit Intangible
On July 18, 1997 the Company assumed $241.3 million of deposits from Wells Fargo Bank, N.A. for a core deposit premium of $16.4 million. In conjunction with the assumption of these deposits the Company also acquired 25 branch facilities (24 owned and one leased) located throughout Oregon. In accordance with generally accepted accounting principles for purchase transactions, the assets acquired and liabilities assumed were recorded at fair value and the core deposit premium was allocated to premises and equipment in the amount of $3.0 million and to core deposit intangible in the amount of $13.4 million. The recorded core deposit intangible is being amortized to non-interest expense on a straight-line basis over 8.1 years.

Income Taxes The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes, which requires the use of the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Pension Cost
It is the Company's policy to fund retirement costs as they are accrued. All such costs are computed on the basis of accepted actuarial methods.

Employee Stock Ownership Plan
The Company sponsors an Employee Stock Ownership Plan ("ESOP"). The ESOP is accounted for in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position 93-6, Employer's Accounting for Employee Stock Ownership Plans. Accordingly, the shares held by the ESOP are reported as unearned shares issued to the employee stock ownership plan in the statement of financial condition. As shares are released from collateral, compensation expense is recorded equal to the then current market price of the shares, and the shares become outstanding for earnings per share calculations.

Management Recognition and Development Plan
The Company sponsors a Management Recognition and Development Plan ("MRDP"). The MRDP is accounted for in accordance with SFAS No. 31, Treatment of Stock Compensation Plans in EPS Computations which is an interpretation of Accounting Principles Board (APB) Opinion No. 15, Earnings per Share, and a modification of FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. The plan authorizes the grant of common stock shares to certain officers and directors, which vest over a five-year period in equal installments. The Company will recognize compensation expense in the amount of the cost of the common stock in accordance with the vesting schedule during the years in which the shares are payable. When the MRDP awards are allocated, the common stock shares become common stock equivalents for earnings per share calculations.

Earnings per Common Share
Earnings per common share ("EPS") is computed based on the weighted average number of shares of common stock and common stock equivalents assumed to be outstanding during the period. ESOP shares committed to be released are considered common stock equivalents for earnings per share calculations. The Company allocates 10% of the ESOP shares each year at which time they are considered common stock outstanding. Allocated MRDP shares are considered common stock equivalents until vesting at which time they are considered common stock outstanding. Options granted but not exercised under the Company's Stock Option Plan are considered common stock equivalents for earnings per share calculations.

Stock Based Compensation
The Company accounts for stock compensation using the intrinsic value method as prescribed in APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Under the intrinsic value based method, compensation cost for stock options is measured as the excess, if any, of the quoted market price of stock at grant date over the amount an employee must pay to acquire the stock. Stock options granted by the Company have no intrinsic value at the grant date and, under APB No. 25, there is no compensation expense to be recorded.

Effective October 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which encourages, but does not require, companies to record compensation cost for stock based employee compensation plans at fair value. The fair value approach measures compensation costs based on factors such as the term of the option, the market price at grant date, and the option exercise price, with expense recognized over the vesting period. See Note 13 for pro forma effect on net income and earnings per share as if the fair value method had been used.

Recently Issued Accounting Pronouncements
During the current fiscal year, the Financial Accounting Standards Board issued the following new accounting pronouncements.

In February 1997, SFAS No. 128, Earnings per Share, was issued. This statement will be effective for the Company beginning after December 15, 1997. This Statement establishes standards for computing and presenting EPS and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share previously prescribed by APB Opinion No. 15, Earnings per Share, and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. This statement requires restatement of all prior period EPS data presented. The impact of the adoption of this statement is not expected to be material to the Company.

In February 1997, SFAS No. 129, Disclosure of Information about Capital Structure, was issued. SFAS No. 129 establishes standards for disclosing an entity's capital structure and applies to all entities. This Statement continues the previous requirements to disclose certain information about an entity's capital structure found in APB Opinions No. 10, Omnibus Opinion - 1996, and No. 15, Earnings per Share, and SFAS No. 47, Disclosure of Long-Term Obligations, for entities that were subject to the requirements of those standards. This
Statement is effective for financial statements beginning with the quarter ending December 31, 1997. It contains no change in disclosure requirements for entities that were previously subject to the requirements of Opinions 10 and 15 and Statement 47. The adoption of the provisions of SFAS No. 129 is not expected to have a significant impact on the financial statements of the Company.

In June 1997, SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, was issued. This Statement is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about the Company's operating segments.

    TOTAL NET EARNINGS
      (in thousands)
     1997     $8,558
     1996      6,110
     1995      5,574
     1994      5,288
     1993      7,157

(2)  Acquisition
As of July 18, 1997, the Company, through its subsidiary, completed the acquisition of 25 former branch offices of First Interstate Bank Oregon from Wells Fargo Bank, N.A. The transaction, which was accounted for as a purchase, included acquisition of branch premises (24 owned and one leased) and assumption of approximately $241.3 million in deposit liabilities. The balance sheet at September 30, 1997 reflects inclusion of all assets and liabilities related to the transaction. Income and expense related to the transaction and operation of the branches for the period from July 18 to September 30, 1997 are reflected in the income statement. As a result of this transaction, core deposit intangibles of $13.4 million were recorded which will be amortized over the estimated life of 8.1 years.

(3) Cash and Due from Banks
The Company is required to maintain an average reserve balance with the Federal Reserve Bank, or maintain such reserve balance in the form of cash. The amount of this required reserve balance was approximately $1.7 million and $475,000 at September 30, 1997 and 1996, respectively, and was met by holding cash and maintaining an average balance with the Federal Reserve Bank in excess of this amount.

(4) Investments and Mortgage Backed and Related Securities

Amortized cost and approximate fair value of securities available for sale and held to maturity are summarized by type and maturity as follows:

                                                                September 30, 1997
                                           ---------------------------------------------------------
                                                                  Gross Unrealized
                                              Amortized   ---------------------------           Fair
                                                   cost          Gains         Losses          value
                                           ------------   ------------   ------------   ------------
INVESTMENT SECURITIES AVAILABLE FOR SALE:

U.S. Government obligations:
  Maturing within one year .............   $ 13,965,878   $      9,375   $        878   $ 13,974,375
  Maturing after one year through ......    162,907,463         72,214        317,301    162,662,376
   five years
  Maturing after five years through ....      8,988,131         12,454         36,210      8,964,375
   ten years
State and municipal obligations:
  Maturing after one year through ......        793,692         10,504           --          804,196
   five years
  Maturing after five years ............        100,000            730           --          100,730
  through ten years
  Maturing after ten years .............      7,966,716        225,807         10,348      8,182,175

Corporate obligations:
  Maturing within one year .............     18,220,348           --              455     18,219,893
  Maturing after one year through ......     48,927,006         38,519         27,325     48,938,200
   five years
                                           ------------   ------------   ------------   ------------
                                           $261,869,234   $    369,603   $    392,517   $261,846,320
                                           ============   ============   ============   ============


                                                                September 30, 1996
                                           ---------------------------------------------------------
                                                                  Gross Unrealized
                                              Amortized   ---------------------------           Fair
                                                   cost          Gains         Losses          value
                                           ------------   ------------   ------------   ------------
INVESTMENT SECURITIES AVAILABLE FOR SALE:

U.S. Federal securities mutual
  bond fund ............................   $ 12,080,418            $--            $--   $ 12,080,418

U.S. Government obligations:
  Maturing after one year through ......     43,720,065             --        875,092     42,844,973
   five years
  Maturing after five years through ....     15,996,758             --        217,858     15,778,900
   ten years
State and municipal obligations:
  Maturing after one year through ......        250,000            820             --        250,820
   five years
Corporate obligations:
  Maturing after one year through ......      5,023,970          7,530             --      5,031,500
   five years
                                           ------------   ------------   ------------   ------------
                                           $ 77,071,211   $      8,350   $  1,092,950   $ 75,986,611
                                           ============   ============   ============   ============



                                                                September 30, 1997
                                           ---------------------------------------------------------
                                                                  Gross Unrealized
                                              Amortized   ---------------------------           Fair
                                                   cost          Gains         Losses          value
                                           ------------   ------------   ------------   ------------
INVESTMENT SECURITIES HELD TO MATURITY:

State and municipal obligations:
  Maturing within one year .............   $    150,797   $         55            $--   $    150,852
  Maturing after one year through ......        891,678         26,982             34        918,626
   five years
Corporate obligations:
  Maturing within one year .............     19,894,839             --             --     19,894,839
  Maturing after one year through ......      2,000,000          4,680             --      2,004,680
   five years
                                           ------------   ------------   ------------   ------------
                                           $ 22,937,314   $     31,717   $         34   $ 22,968,997
                                           ============   ============   ============   ============



                                                                September 30, 1996
                                           ---------------------------------------------------------
                                                                  Gross Unrealized
                                              Amortized   ---------------------------           Fair
                                                   cost          Gains         Losses          value
                                           ------------   ------------   ------------   ------------
INVESTMENT SECURITIES HELD TO MATURITY:

State and municipal obligations:
  Maturing within one year .............   $    181,351            $--   $        523   $    180,828
  Maturing after one year through ......        535,680             --          5,893        529,787
   five years
  Maturing after five years through ....        510,388         28,262             --        538,650
   ten years
Corporate obligations:
  Maturing within one year .............      6,599,774         11,926             --      6,611,700
  Maturing after one year through ......      2,000,000             --            800      1,999,200
   five years
                                           ------------   ------------   ------------   ------------
                                           $  9,827,193   $     40,188   $      7,216   $  9,860,165
                                           ============   ============   ============   ============


MORTGAGE BACKED AND RELATED SECURITIES
                                                                September 30, 1997
                                           ---------------------------------------------------------
                                                                  Gross Unrealized
                                              Amortized   ---------------------------           Fair
                                                   cost          Gains         Losses          value
                                           ------------   ------------   ------------   ------------
Mortgage backed and related securities
available for sale:

FNMA maturing after ten years ..........   $ 12,775,233   $    139,212   $     17,043   $ 12,897,402

FHLMC maturing after ten years .........     25,881,492        692,304           --       26,573,796

 GNMA maturing after ten years .........      9,708,884         98,821           --        9,807,705

SBA maturing after ten years ...........     15,731,637          1,223        143,130     15,589,730
                                           ------------   ------------   ------------   ------------
                                           $ 64,097,246   $    931,560   $    160,173   $ 64,868,633
                                           ============   ============   ============   ============

                                                                September 30, 1996
                                           ---------------------------------------------------------
                                                                  Gross Unrealized
                                              Amortized   ---------------------------           Fair
                                                   cost          Gains         Losses          value
                                           ------------   ------------   ------------   ------------
Mortgage backed and related securities
available for sale:

FNMA maturing after ten years ..........   $ 15,905,450   $     68,004   $     14,292   $ 15,959,162

FHLMC maturing after ten years .........     39,204,476         61,911         87,527     39,178,860

SBA maturing after ten years ...........     19,139,424          1,902        170,027     18,971,299
                                           ------------   ------------   ------------   ------------
                                           $ 74,249,350   $    131,817   $    271,846   $ 74,109,321
                                           ============   ============   ============   ============

                                                                September 30, 1997
                                           ---------------------------------------------------------
                                                                  Gross Unrealized
                                              Amortized   ---------------------------           Fair
                                                   cost          Gains         Losses          value
                                           ------------   ------------   ------------   ------------
Mortgage backed and related securities
held to maturity:

GNMA maturing after ten years ..........   $  5,446,957   $     71,691            $--   $  5,518,648
                                           ============   ============   ============   ============

                                                                September 30, 1996
                                           ---------------------------------------------------------
                                                                  Gross Unrealized
                                              Amortized   ---------------------------           Fair
                                                   cost          Gains         Losses          value
                                           ------------   ------------   ------------   ------------
Mortgage backed and related securities
held to maturity:

GNMA maturing after ten years ..........   $  6,783,001            $--   $     46,994   $  6,736,007
                                           ============   ============   ============   ============

Expected maturities of mortgage backed and related securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

At September 30, 1997 and 1996, the Company pledged securities totaling $26.7 million and $10.1 million, respectively, to secure certain public deposits and for other purposes as required or permitted by law.

The Company has also pledged securities of $17.0 million to secure short term borrowings of reverse repurchase agreements at September 30, 1997. (See Note 10.)

(5)  Loans Receivable

Loans receivable are summarized as follows:

                                                              September 30,
                                                     ----------------------------
                                                              1997           1996
Real estate loans:                                   -------------   ------------
Permanent residential 1-4 family .................   $ 498,486,082   $447,004,234
Multi-family residential .........................      16,881,256      6,555,483
Construction .....................................      30,595,841     14,276,158
Commercial .......................................      22,638,824     15,644,797
Land .............................................       1,586,418      1,151,573
                                                     -------------   ------------
   Total real estate loans .......................     570,188,421    484,632,245

Non-real estate loans:
Savings account ..................................       1,710,930      1,640,294
Home improvement and home equity .................       3,510,812      1,976,728
Other ............................................         803,760        302,397
                                                     -------------   ------------
   Total non-real estate loans ...................       6,025,502      3,919,419
                                                     -------------   ------------
   Total loans ...................................     576,213,923    488,551,664

Less:
Undisbursed portion of loans .....................      17,096,382      8,622,476
Deferred loan fees ...............................       6,357,500      5,445,380
Allowance for loan losses ........................       1,296,451        927,820
                                                     -------------   ------------
                                                     $ 551,463,590   $473,555,988
                                                     =============   ============

The weighted average interest rate on loans at September 30, 1997 and 1996 was 7.82% and 7.74%, respectively.

The Company serviced loans owned by others of $1.1 million, $1.2 million, and $1.7 million at September 30, 1997, 1996, and 1995, respectively.

Activity in allowance for loan losses is summarized as follows:

                                                        Years Ended September 30,
                                                ----------------------------------------
                                                       1997           1996          1995
                                                -----------    -----------   -----------
Balance, beginning of year ..................   $   927,820    $   807,820   $   754,803
Charge offs .................................        (1,369)          --         (66,983)
Additions ...................................       370,000        120,000       120,000
                                                -----------    -----------   -----------
Balance, end of year ........................   $ 1,296,451    $   927,820   $   807,820
                                                ===========    ===========   ===========

(6) Premises and Equipment

Premises and equipment consist of the following:

                                                   September 30,
                                           ----------------------------
                                                   1997            1996
                                           ------------    ------------
Land ...................................   $  2,410,937    $  1,056,269
Office buildings and construction ......      9,419,228       5,384,136
   in progress
Furniture, fixtures and equipment ......      3,661,099       1,874,784
Automobiles ............................         36,226          36,226
Less accumulated depreciation ..........     (3,856,366)     (3,387,153)
                                           ------------    ------------
                                           $ 11,671,124    $  4,964,262
                                           ============    ============

Depreciation expense was $469,208, $403,074, and $360,069 for the years ended September 30, 1997, 1996, and 1995, respectively.

(7) Accrued Interest Receivable

The following is a summary of accrued interest receivable:
                                                    September 30,
                                              -----------------------
                                                    1997         1996
                                              ----------   ----------

Loans receivable ..........................   $3,628,624   $3,232,731
Mortgage backed and related securities ....      644,320      765,187
Investment securities .....................    3,353,220    1,045,214
                                              ----------   ----------
                                              $7,626,164   $5,043,132
                                              ==========   ==========


(8) Deposit Liabilities

The following is a summary of deposit liabilities:

                                                        September 30,
                                   ----------------------------------------------------
                                               1997                        1996
                                   ------------------------    ------------------------
                                         Amount     Percent          Amount     Percent
                                   ------------    --------    ------------    --------
Checking accounts, non-interest    $ 52,578,155         7.8%   $    161,283         0.0%
 bearing
                                   ------------    --------    ------------    --------
Interest-bearing checking ......     75,044,568        11.1      24,282,019         6.1
                                   ------------    --------    ------------    --------

Passbook and statement savings .     63,178,697         9.4      33,711,189         8.4
                                   ------------    --------    ------------    --------

Money market deposits ..........    107,573,735        16.0      52,330,731        13.1
                                   ------------    --------    ------------    --------
Certificates of deposit
 Less than 4% ..................      2,783,927         0.4       1,633,300         0.4
 4.00% to 5.99% ................    310,435,332        46.0     220,873,790        55.3
 6.00% to 7.99% ................     39,599,328         5.9      44,574,877        11.2
 8.00% to 9.99% ................     22,784,159         3.4      22,105,991         5.5
                                   ------------    --------    ------------    --------
                                    375,602,746        55.7     289,187,958        72.4
                                   ------------    --------    ------------    --------
                                   $673,977,901       100.0%   $399,673,180       100.0%
                                   ============    ========    ============    ========


Following is a summary of interest expense on deposits:


                                               Years Ended September 30,
                                      ------------------------------------------
                                              1997           1996           1995
                                      ------------   ------------   ------------
Interest-bearing checking .........   $    791,032   $    546,383   $    542,169
Passbook and statement savings ....      1,270,468        982,814      1,235,170
Money market ......................      2,391,245      1,950,419      2,206,038
Certificates of deposit ...........     18,075,128     16,835,250     15,395,663
                                      ------------   ------------   ------------
                                        22,527,873     20,314,866     19,379,040

Less early withdrawal .............         63,528         63,827         68,441
penalties
                                      ------------   ------------   ------------
 Net interest on deposits .........   $ 22,464,345   $ 20,251,039   $ 19,310,599
                                      ============   ============   ============


At September 30, 1997, deposit maturities were as follows:

Within 1 year           $540,585,948
1 year to 3 years         85,561,544
3 years to 5 years        26,807,651
Thereafter                21,022,758
                        ------------
                        $673,977,901
                        ============

Weighted average interest rates at September 30  were as follows:

                                                 1997        1996
                                           ----------  ----------
Interest-bearing checking                       1.92%       2.54%
Passbook and statement savings                  2.75%       3.29%
Money market                                    3.92%       3.96%
Certificates of deposit                         5.87%       5.95%
Weighted average rate for all deposits          4.74%       5.26%



Deposits in excess of $100,000 totaled $119.2 million and $64.9 million at September 30, 1997 and 1996, respectively. Deposits in excess of $100,000 are not insured by the Federal Deposit Insurance Corporation ("FDIC").

(9) Advances from FHLB

As a member of the FHLB of Seattle, the Association maintains a credit line that is a percentage of its total regulatory assets, subject to collateralization requirements. At September 30, 1997, the credit line was 30 percent of total assets of the Association. Advances are collateralized in aggregate, as provided for in the Advances, Security and Deposit Agreements with the FHLB of Seattle, by certain mortgages or deeds of trust, securities of the U.S. Government and agencies thereof and cash on deposit with the FHLB of Seattle. At September 30, 1997 the minimum book value of eligible collateral for these borrowings was $136.0 million.

Scheduled maturities of advances from the FHLB were as follows:


                                        September 30, 1997                             September 30, 1996
                            -----------------------------------------      -----------------------------------------
                                             Range of        Weighted                       Range of        Weighted
                                             interest         average                       interest         average
                                  Amount        rates   interest rate            Amount        rates   interest rate
                            ------------  -----------   -------------      ------------  -----------   -------------

Due within one year          $59,000,000  5.57%-6.70%           5.66%       $65,000,000  5.40%-5.64%           5.53%

After two but within          70,000,000  5.39%-5.84%           5.59%        25,000,000  5.53%-5.74%           5.66%
five years
                            ------------                                   ------------
                            $129,000,000                                    $90,000,000
                            ============                                   ============

                                                              Years ended September 30,
                                                     -------------------------------------------

                                                              1997           1996           1995
                                                     -------------  -------------  -------------
Weighted average interest rate at end of year ....           5.62%          5.50%          5.94%
Weighted daily average interest rate .............           5.66%          5.60%          6.21%
during the year
Daily average FHLB advances ......................   $110,736,986   $ 47,986,339   $ 15,304,932
Maximum FHLB advances at any month end ...........    151,000,000     90,000,000     22,000,000
Interest expense during the year .................      6,270,615      2,689,790        949,059


(10) Short Term Borrowings

Securities sold under agreements to repurchase at September 30, 1997 consisted of reverse repurchase agreements of $17.1 million.

The Company sold, under agreements to repurchase, specific securities of the U.S. government and its agencies and other approved investments to a broker-dealer. The securities underlying the agreement with the broker-dealer were delivered to the dealer who arranged the transaction. Securities delivered to broker-dealers may be loaned out in the ordinary course of operations.

All of the reverse repurchase agreements are due within 48 days and will be renewed subsequent to year end.

Financial data pertaining to the weighted average cost, the level of securities sold under agreements to repurchase, and the related interest expense were as follows:

                                                   Years ended September 30,
                                            ------------------------------------
                                                   1997             1996    1995
                                            -----------      -----------    ----
Weighted average interest rate .......            5.75%            5.65%      --
at end of year

Weighted daily average interest
rate during the year .................            5.82%            5.55%      --

Daily average of securities sold .....      $16,804,520      $ 3,530,795     $--
under agreements to repurchase

Maximum securities sold under ........       19,117,500       14,904,000      --
agreements to repurchase at any
month end

Interest expense during the year .....          978,023          196,130      --

The Company has an unused line of credit totaling $15.0 million with U.S. National Bank of Oregon at September 30, 1997 and 1996.

(11) Taxes on Income

The following is a summary of income tax expense:

                                                        Years ended September 30,
                                               ------------------------------------------
                                                      1997           1996            1995
CURRENT TAXES                                  -----------    -----------     -----------
Federal ...................................    $ 3,076,977    $ 4,384,720     $ 2,154,240
State .....................................        639,503        437,053         447,719
                                               ___________    ___________     ___________
Current tax provision .....................      3,716,480      4,821,773       2,601,959

DEFERRED TAXES
Federal ...................................        648,092       (372,005)        618,488
State .....................................         64,880        (37,241)        128,478
                                               ___________    ___________     ___________
Deferred tax provision ....................        712,972       (409,246)        746,966
                                               ___________    ___________     ___________
Provision for income taxes ................    $ 4,429,452    $ 4,412,527     $ 3,348,925
                                               ===========    ===========     ===========

An analysis of income tax expense, setting forth the reasons for the variation from the "expected" federal corporate income tax rate of 34.0% and the effective rate provided, is as follows:

                                                                    Years ended September 30,
                                                            -----------------------------------------
                                                                  1997           1996            1995
                                                            ----------    -----------     -----------

Federal income taxes computed at statutory rate .......          34.0%           34.0%          34.0%

Tax effect of:

State income taxes, net of Federal income tax benefit .           4.4             2.2            4.4

Nondeductible ESOP compensation expense ...............           5.4             4.0           --

Deductible MRDP compensation expense ..................          (2.2)           --             --

Elimination of valuation allowance ....................         (12.6)           --             --

Other .................................................           5.1             1.7            (.9)
                                                            ----------    -----------     -----------
Income tax expense included in the statement of income           34.1%           41.9%          37.5%

Deferred income taxes for the years ended September 30, 1997 and 1996 reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws.

The tax effects of temporary differences which give rise to a significant portion of deferred tax assets and deferred tax liabilities are as follows:

                                                              September 30,
                                                        ------------------------
DEFERRED TAX ASSETS                                           1997          1996
                                                        ----------    ----------
Deferred loan fees .................................    $   11,202    $  525,560
Allowance for losses on loans ......................       515,648       369,768
Unrealized loss on securities available for sale ...          --         176,643
Pension liability ..................................       287,220       263,893
SAIF special assessment ............................          --         976,319
Unearned ESOP shares ...............................       235,621       129,076
Core deposit premium ...............................        55,054          --
                                                        __________    __________
Total gross deferred tax assets ....................     1,104,745     2,441,259

DEFERRED TAX LIABILITIES

FHLB stock dividends ...............................       801,204     1,256,630
Tax bad debt reserve in excess of base-year reserve      1,469,444     1,472,206
Unrealized gain on securities held for sale ........       284,522          --
Other ..............................................       461,148       448,019
                                                        __________    __________
Total gross deferred tax liabilities ...............     3,016,318     3,176,855
                                                        __________    __________
Net deferred tax liability .........................    $1,911,573    $  735,596
                                                        ==========    ==========

At September 30, 1996 the Company created a valuation allowance of $648,837 to offset the deferred tax asset associated with the realized capital loss on the U.S. Federal securities mutual bond fund because management was not assured of being able to realize a capital gain and the related tax benefit. During the year ended September 30, 1997, the Company, through sale of certain investments, realized a capital gain for tax purposes that assures realization of the tax benefit and thus reduced the valuation allowance to zero. There continues to be no valuation allowance at September 30, 1997.

The Company has qualified under provisions of the Internal Revenue Code to compute federal income taxes after deductions of additions to the bad debt reserves. At September 30, 1997, the Company had a taxable temporary difference of approximately $10,486,000 that arose before 1988 (base-year amount). In accordance with SFAS No. 109, a deferred tax liability has not been recognized for the temporary difference. Management does not expect this temporary difference to reverse in the foreseeable future.


(12) Shareholders' Equity

During September 1996, the Board of Directors approved and the Company engaged in a stock repurchase program resulting in the retirement of 620,655 shares or 5.07% of the common stock. During the quarter ended December 31, 1996, the Company received approval from the OTS to repurchase and retire 10% of its outstanding shares. This repurchase was completed in January resulting in the reduction of shares outstanding by 1,161,247 and reducing equity by $18.5 million. The shares were repurchased at an average price of $15.91.

On April 9, 1997 the vested portion of awarded MRDP shares were released. Many of the recipients of this award had the Company withhold and retire some of their shares to pay the associated taxes. This further reduced the number of shares outstanding by 21,689 shares and reduced equity by $377,000.

At the time of conversion, the Association established a liquidation account in an amount equal to its retained earnings as of June 30, 1995, the date of the latest statement of financial condition used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible withdrawable account holders who have maintained their deposit accounts in the Association after conversion. In the event of a complete liquidation of the Association (and only in such an event), eligible depositors who have continued to maintain accounts will be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to common stock. The Association may not declare or pay cash dividends if the effect thereof would reduce its regulatory capital below the amount required for the liquidation account.

The Company's Articles of Incorporation authorize the issuance of 500,000 shares of preferred stock, having a par value of $.01 per share, in series and to fix and state the powers, designations, preferences and relative rights of the shares of such series, and the qualifications, limitations and restrictions thereof.

(13) Employee Benefit Plans

Employee Retirement Plan
The Company is a member of a multiple-employer trusteed pension plan ("Plan") covering all employees working 1,000 or more hours per year with one year of service and pays direct pensions to certain retired employees. Pension expense of $170,613, $198,000, and $185,000 was incurred during the years ended September 30, 1997, 1996, and 1995, respectively. Separate actuarial valuations, including computed value of vested benefits, are not made with respect to each contributing employer, nor are the Plan assets so segregated by the trustee. The Plan had an over- funded accumulated benefit of approximately $517.2 million at June 30, 1997.

Director Deferred Compensation Plan
The Company also has an unfunded supplemental benefits plan to provide members of the Board of Directors with supplemental retirement benefits. Supplemental benefits are based on monthly fees approved by the Compensation Committee of the Board. Pension costs recognized for the years ended September 30, 1997, 1996, and 1995 were $71,052, $71,053, and $70,020 respectively. At September 30, 1997 and 1996, the projected benefit obligation was $727,140, and $668,088, respectively.

Management Recognition and Development Plan
In February 1996, the Board of Directors approved a MRDP for the benefit of officers and non- employee directors which authorizes the grant of 489,325 common stock shares. The MRDP was approved by the Company's shareholders on April 9, 1996. Those eligible to receive benefits under the MRDP are determined by members of a committee appointed by the Board of Directors of the Company. MRDP awards vest over a five-year period in equal installments beginning on April 9, 1997 (the first anniversary of the effective date of the MRDP) or upon the participant's death or disability. On April 9, 1996, 391,459 shares were awarded to officers and directors. In accordance with the vesting schedule, 78,293 shares were released to those individuals on April 9, 1997. The Company recognizes compensation expense in the amount of the fair value of the common stock in accordance with the vesting schedule during the years in which the shares are payable. Compensation expense for the year ended September 30, 1997 was $1.1 million. There was no compensation expense recorded for the year ended September 30, 1996 because no shares were vested under the plan.

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


Option activity under the Stock Plan is as follows:

                                                                        Weighted
                                                                         Average
                                                         Number of      Exercise
                                                            Shares         Price
                                                        ----------    ----------
Outstanding, September 30, 1995 ....................          --            --
Granted ............................................       971,308    $   13.125
Exercised ..........................................          --            --
Canceled ...........................................          --            --
                                                        __________    __________
Outstanding, September 30, 1996
(no shares exercisable) ............................       971,308    $   13.125
Granted ............................................          --            --
Exercised ..........................................          --            --
Canceled ...........................................          --            --
                                                        __________    __________
Outstanding, September 30, 1997
(194,262 exercisable at a weighted
average price of $13.125) ..........................       971,308    $   13.125
                                                        ==========    ==========

Outstanding options of 971,308 have a weighted average fair value of $4.12 and a weighted average remaining contractual maturity of 8.5 years. At September 30, 1997, 252,005 shares were available for future grants under the Stock Plan.

Additional Stock Plan Information
As discussed in Note 1, the Company continues to account for its stock-based awards using the intrinsic value method in accordance with Accounting Principles Board No. 25, Accounting for Stock Issued to Employees and its related interpretations. Accordingly no compensation expense has been recognized in the financial statements for employee stock arrangements.

Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123) requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method as of the beginning of fiscal 1996. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, 78 months following initial vesting; stock volatility, 19.63% in 1996; risk free interest rates, 6.33% in 1996; and dividend yield, 1.75% during the expected term. The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the 1996 awards had been amortized to expense over the vesting period of the awards, pro forma net income would have been $5.9 million ($0.53 per share) in 1996 and $8.1 million ($0.83 per share) in 1997.

(14) Employee Stock Ownership Plan

As part of the stock conversion consummated on October 4, 1995, the Company established an ESOP for all employees that are age 21 or older and have completed two years of service with the Company. The ESOP borrowed $9,786,500 from the Company and used the funds to purchase 978,650 shares of the common stock of the Company issued in the conversion. The loan will be repaid principally from the Company's discretionary contributions to the ESOP over a period of ten years. The loan had an outstanding balance of $7.8 million and $8.8 million at September 30, 1997 and 1996, respectively, and an interest rate of 8.75%. The loan obligation of the ESOP is considered unearned compensation and, as such, recorded as a reduction of the Company's shareholders' equity. Both the loan obligation and the unearned compensation are reduced by the amount of loan repayments made by the ESOP. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation in the year of allocation. Benefits are fully vested at all times under the ESOP. Forfeitures are reallocated to remaining plan participants and may reduce the Company's contributions. Benefits may be payable on retirement, death, disability, or separation from service. Since the Company's annual contributions are discretionary, benefits payable under the ESOP cannot be estimated. Compensation expense is recognized to the extent of the fair value of shares committed to be released. The Company recorded compensation expense under the ESOP of $1.7 million and $1.4 million for the years ended September 30, 1997 and 1996, respectively and 97,865 shares were allocated among the participants in each of those years.

(15) Fair Value of Financial Instruments

Financial instruments have been construed to generally mean cash or a contract that implies an obligation to deliver cash or another financial instrument to another entity.

The estimated fair values of the Company's financial instruments are as follows:


                                           September 30, 1997          September 30, 1996
                                      -------------------------   -------------------------
                                         Carrying          Fair      Carrying          Fair
                                           amount         value        amount         value
FINANCIAL ASSETS                      -----------   -----------   -----------   -----------

Cash and due from banks ...........   $24,503,768   $24,503,768   $ 6,981,732   $ 6,981,732
Interest earning deposits .........     1,431,087     1,431,087     3,078,688     3,078,688
with banks
Federal funds sold and ............     6,108,341     6,108,341     6,119,213     6,119,213
securities purchased under
agreements to resell
Investment securities .............   261,846,320   261,846,320    75,986,611    75,986,611
available for sale
Investment securities held ........    22,937,314    22,968,997     9,827,193     9,860,165
to maturity
Mortgage backed and related .......    64,868,633    64,868,633    74,109,321    74,109,321
securities available for sale
Mortgage backed and related .......     5,446,957     5,518,648     6,783,001     6,736,007
securities held to maturity
Loans receivable, net .............   551,463,590   567,736,594   473,555,988   467,682,131
FHLB stock ........................     7,150,400     7,150,400     4,773,800     4,773,800

FINANCIAL LIABILITIES

Deposit liabilities ...............   673,977,901   676,182,990   399,673,180   402,769,799
FHLB advances .....................   129,000,000   128,358,966    90,000,000    89,974,165
Short term borrowings .............    17,077,500    17,077,500    14,904,400    14,904,400


Financial assets and financial liabilities other than securities are not traded in active markets. The above estimates of fair value require subjective judgments and are approximate. Changes in the following methodologies and assumptions could significantly affect the estimates. These estimates may also vary significantly from the amounts that could be realized in actual transactions.

Financial Assets

The estimated fair value approximates the book value of cash, interest earning cash accounts, and federal funds sold and securities purchased under agreements to resell. For securities, the fair value is based on quoted market prices. The fair value of loans is estimated by discounting future cash flows using current rates at which similar loans would be made. The fair value of FHLB stock approximates the book value.

Financial Liabilities

The estimated fair value of deposit liabilities, FHLB advances, and short term borrowings are estimated by discounting the future cash flows using current rates at which similar deposits, FHLB advances and short term borrowings would be made.

Off-Balance Sheet Financial Instruments

Off-balance sheet financial instruments are limited to commitments to originate mortgage and consumer loans. The carrying amount of loan commitments of $11.5 million approximates fair value. See note 17 to the consolidated financial statements.

The Company did not hold any derivative financial instruments in its investment portfolio at or during the years ended September 30, 1997, 1996, or 1995.

(16) Regulatory Capital Requirements

The Company is not subject to any regulatory capital requirements. The Association, however, is subject to various regulatory capital requirements administered by the OTS. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary action by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, of Tier I capital to total assets, and tangible capital to tangible assets (set forth in the table below). Management believes that the Association meets all capital adequacy requirements to which it is subject as of September 30, 1997.

As of September 30, 1997, the most recent notification from the OTS categorized the Association as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized," the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

On August 23, 1993, the OTS issued a regulation which would add an interest rate risk component to the risk-based capital standards (the "final IRR rule"). Institutions with a greater than normal interest rate risk exposure will be required to take a deduction from the total capital available to meet their risk-based capital requirement. That deduction is equal to one-half the difference between the institution's actual measured exposure and the normal level of exposure as defined by the regulation. Although no such deduction was required as a result of the Association's most recent regulatory examination, a deduction may be required as a result of future examinations. The final IRR rule has been postponed and it is not practicable to determine when it will become effective.

At periodic intervals, the OTS and FDIC routinely examine the Association as part of their legally prescribed oversight of the thrift industry. Based on these examinations, the regulators can direct that the Association's financial statements be adjusted in accordance with their findings. A future examination by the OTS or the FDIC could include a review of certain transactions or other amounts reported in the Association's 1997 financial statements. In view of the uncertain regulatory environment in which the Association now operates, the extent, if any, to which a forthcoming regulatory examination may ultimately result in adjustments to the 1997 financial statements cannot be presently determined.

On September 30, 1996, the United Sates Congress passed and the President signed into law the omnibus appropriations package, including the Bank Insurance Fund/Savings Association Insurance Fund ("BIF/SAIF") and regulatory Burden Relief packages. Included in this legislation was a requirement for SAIF-insured institutions to recapitalize the SAIF insurance fund through a one-time special assessment amount which was 65.7 basis points of the March 31, 1995 SAIF deposit assessment base. As the Association is insured by SAIF, this assessment resulted in a pre-tax charge to non-interest expense for the quarter ending September 30, 1996 of $2.5 million based on the March 31, 1995 SAIF deposit base of $376.4 million.

The Association's actual and required minimum capital ratios are presented in the following table:

                                                                                     Categorized as "Well
                                                                                         Capitalized" Under
                                                                 For Capital            Prompt Corrective
                                             Actual           Adequacy Purposes          Action Provision
                                 -----------------------   -----------------------   -----------------------
                                       Amount      Ratio         Amount      Ratio         Amount      Ratio
                                 ------------      -----   ------------      -----   ------------      -----
As of September 30, 1997:
 Total Capital: ..............   $103,325,941      23.1%   $ 35,755,744       8.0%   $ 44,694,680      10.0%
  (To Risk Weighted Assets)
 Tier I Capital: .............    102,029,490      22.8%            N/A       N/A      26,816,808       6.0%
  (To Risk Weighted Assets)
 Tier I Capital: .............    102,029,490      11.1%     27,643,595       3.0%     46,072,658       5.0%
  (To Total Assets)
 Tangible Capital: ...........    102,029,490      11.1%     13,821,797       1.5%            N/A       N/A
  (To Tangible Assets)

As of September 30, 1996:
 Total Capital: ..............   $121,036,745      42.4%   $ 22,832,496       8.0%   $ 28,540,620      10.0%
  (To Risk Weighted Assets)
 Tier I Capital: .............    120,108,925      42.1%            N/A       N/A      17,124,372       6.0%
  (To Risk Weighted Assets)
 Tier I Capital: .............    120,108,925      19.2%     18,746,701       3.0%     31,244,502       5.0%
  (To Total Assets)
 Tangible Capital: ...........    120,108,925      19.2%      9,373,351       1.5%            N/A       N/A
  (To Tangible Assets)



The following table is a reconciliation of the Association's capital, calculated according to generally accepted accounting principles, to regulatory tangible and risk-based capital:


                                               September 30, 1997      September 30, 1996
                                                    -------------           -------------
Association's equity .....................          $ 115,678,187           $ 119,820,720
Unrealized securities (gains) losses .....               (565,002)                288,205
Core deposit intangible ..................            (13,083,695)                   --
                                                    -------------           -------------
Tangible capital .........................            102,029,490             120,108,925
General valuation allowances .............              1,296,451                 927,820
                                                    -------------           -------------
Total capital ............................          $ 103,325,941           $ 121,036,745
                                                    =============           =============

(17) Financial Instruments with Off-Balance Sheet Risk and Concentrations of Credit Risk

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments generally include commitments to originate mortgage and consumer loans. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Company's maximum exposure to credit loss in the event of nonperformance by the borrower is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. Commitments to extend credit are conditional 60 day agreements to lend to a customer subject to the Company's usual terms and conditions.

At September 30, 1997, loan commitments amounted to approximately $11.5 million, comprised of $4.2 million in variable rate loans ranging from 5.50% to 14.50% and $7.3 million in fixed rate loans ranging from 7.13% to 11.88%. At September 30, 1996, loan commitments amounted to approximately $10.8 million, comprised of a $146,000 variable rate loan at 6.00% and $10.7 million in fixed rate loans ranging from 7.00% to 10.88%

The Company originates residential real estate loans and, to a lesser extent, commercial and multi-family real estate and consumer loans. Over 93% of the mortgage loans in the Association's portfolio are secured by properties located in Klamath, Jackson, and Deschutes counties in Southern and Central Oregon. An economic downturn in these areas would likely have a negative impact on the Companys results of operations depending on the severity of the downturn.

(18) Parent Company Financial Information

Condensed financial information as of September 30, 1997 and 1996, for Klamath First Bancorp, Inc. is presented and should be read in conjunction with the consolidated financial statements and the notes thereto:

BALANCE SHEETS
                                                             September 30,
                                                     ----------------------------
                                                              1997           1996
                                                     -------------   ------------
ASSETS
Cash and cash equivalents ........................   $  10,736,534   $  4,819,110
Investment and mortgage backed securities ........      34,996,109     43,726,942
Investment in wholly-owned subsidiary ............     115,678,183    119,820,720
Other assets .....................................       1,033,966      1,038,320
                                                     -------------   ------------
Total assets .....................................   $ 162,444,792   $169,405,092
                                                     =============   ============

LIABILITIES

Short-term borrowings ............................   $  17,077,500   $ 14,904,400
Other liabilities ................................         904,849      1,089,718
                                                     -------------   ------------
Total liabilities ................................      17,982,349     15,994,118

SHAREHOLDERS' EQUITY

Common stock .....................................         104,295        116,124
Additional paid-in capital .......................      92,601,639    110,762,677
Retained earnings ................................      65,209,049     58,034,493
Unearned ESOP shares at cost .....................      (7,829,200)    (8,807,850)
Unearned MRDP shares at cost .....................      (5,623,340)    (6,694,470)
                                                     -------------   ------------
Total shareholders' equity .......................     144,462,443    153,410,974
                                                     -------------   ------------
Total liabilities and shareholders' equity .......   $ 162,444,792   $169,405,092
                                                     =============   ============


STATEMENTS OF EARNINGS
                                                For the Years Ended September 30,
                                                     ----------------------------
                                                              1997           1996
                                                     -------------   ------------
Equity in undistributed income of subsidiary .....   $   7,984,527   $  4,045,267
Total interest income ............................       2,602,017      3,115,776
Total interest expense ...........................         978,023        196,130
Non-interest income ..............................         795,743        857,843
Non-interest expense .............................       1,681,062        484,778
                                                     -------------   ------------
Earnings before income taxes .....................       8,723,202      7,337,978
Provision for income tax .........................         165,452      1,228,181
                                                     -------------   ------------
Net earnings .....................................   $   8,557,750   $  6,109,797
                                                     =============   ============



STATEMENTS OF CASH FLOWS
                                                For the Years Ended September 30,
                                                     ----------------------------
                                                              1997           1996
                                                     -------------   ------------
Net cash flows from operating activities .........   $  16,064,112   $   (552,188)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in subsidiary .........................        (250,299)      (176,157)
Maturity of investment and mortgage ..............       5,311,184     27,734,452
backed securities
(Purchase) sale of investment and mortgage .......       3,985,625    (72,168,427)
backed securities
                                                     -------------   ------------
Net cash flows from investing activities .........       9,046,510    (44,610,132)
                                                     -------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from stock over subscription ............            --      (65,685,300)

Proceeds from ESOP loan repayment ................         705,260        653,601
Proceeds from short-term borrowings ..............      84,750,150     21,938,300
Repayments of short-term borrowings ..............     (82,577,050)    (7,033,900)
Purchase of stock for MRDP Trust .................            --       (6,694,470)
Stock retirement .................................     (18,878,128)    (8,891,834)
Dividends paid ...................................      (3,193,430)    (2,025,807)
                                                     -------------   ------------
Net cash flows from financing activities .........     (19,193,198)   (67,739,410)
                                                     -------------   ------------
Net increase/(decrease) in cash and cash .........       5,917,424   (112,901,730)
 equivalents
Cash and cash equivalents beginning of year ......       4,819,110    117,720,840
                                                     -------------   ------------
Cash and cash equivalents end of year ............   $  10,736,534   $  4,819,110
                                                     =============   ============

(19) Selected Quarterly Financial Data

(unaudited)

                                                    Fiscal Years Ended September 30,1997
                                                  ---------------------------------------
                                                 December     March      June   September
                                                  -------   -------   -------   ---------
                                                              (In thousands)
Total interest income .........................   $12,603   $12,409   $13,081     $16,074
Total interest expense ........................     6,916     6,798     7,304       8,838
                                                  -------   -------   -------   ---------
Net interest income ...........................     5,687     5,611     5,777       7,236
Provision for loan losses .....................        30       240        45          55
                                                  -------   -------   -------   ---------
Net interest income after provision ...........     5,657     5,371     5,732       7,181
Non-interest income ...........................       112       102       103         493
Non-interest expense ..........................     2,604     2,442     2,443       4,275
                                                  -------   -------   -------   ---------
Earnings before income taxes ..................     3,165     3,031     3,392       3,399
Provision for income tax ......................     1,252       550     1,342       1,285
                                                  -------   -------   -------   ---------
Net earnings ..................................   $ 1,913   $ 2,481   $ 2,050     $ 2,114
                                                  =======   =======   =======   =========
Net earnings per share ........................   $  0.19   $  0.27   $  0.22     $  0.22

As described in Note 2, results of operations for the fourth quarter reflect increased income and expenses related to the Association's acquisition of 25 branches from Wells Fargo Bank, N.A.

                                                    Fiscal Year Ended September 30,1997
                                                  ---------------------------------------
                                                 December     March      June   September
                                                  -------   -------   -------   ---------
                                                              (In thousands)

Total interest income .........................   $10,919   $11,138   $11,444     $12,149
Total interest expense ........................     5,567     5,626     5,781       6,314
                                                  -------   -------   -------   ---------
Net interest income ...........................     5,352     5,512     5,663       5,835
Provision for loan losses .....................        30        30        30          30
                                                  -------   -------   -------   ---------
Net interest income after provision ...........     5,322     5,482     5,633       5,805
Non-interest income ...........................        79        98        95         249
Non-interest expense ..........................     1,840     1,928     1,879       6,595
                                                  -------   -------   -------   ---------
Earnings/(loss) before income taxes ...........     3,561     3,652     3,849        (541)
Provision for income tax ......................     1,320     1,245     1,438         409
                                                  -------   -------   -------   ---------
Net earnings/(loss) ...........................   $ 2,241   $ 2,407   $ 2,411     $  (950)
                                                  =======   =======   =======   =========
Net earnings per share ........................   $  0.20   $  0.21   $  0.22     $ (0.09)

In the fourth quarter of 1996, the Company recorded a $2.5 million expense for the special SAIF assessment and a realized loss on U.S. Federal securities mutual bond fund of $1.6 million.