Form 10-K, Exhibit 13
period 1998-09-30
KLAMATH FIRST BANCORP INC
filed 1998-12-29
CIK 946924

                                   EXHIBIT 13

                       1998 Annual Report to Shareholders

                               CORPORATE PROFILE

Klamath First Bancorp, Inc. (Nasdaq: KFBI) is a unitary savings and loan holding company, headquarterd in Klamath Falls, Oregon. The Company's subsidiary, Klamath First Federal Savings & Loan Association, has a 64 year history, dating back to its beginning in 1934. The Company provides a diversified line of loan and deposit services to individuals, families, and samll business owners. The Company recognizes there is great value in serving both large and small communities of Oregon, and will continue to serve these communities through its traditional "hands on" personal banking style using conventional delivery channels. The Company will also give customers a choice to use technology such as ATMs and telephone banking at their convenience and their choice. At year-end, Klamath First Bancorp, Inc. was operating in 35 offices in 22 counties throughout Oregon.

                                1998 HIGHLIGHTS

     Total assets, loans, deposits and earnings reach new Company highs.

     Total assets reached a Company milestone of $1.0 billion.

     Total net loans increased by 21.08% or $116.3 million.

     Earnings reached a new high of $9.6 million, 11.61% increase over prior year.

     Opened new full service branches in Bend and Jacksonville, Oregon.

     Completed 5% stock buy back in May 1998.

     Paid quarterly dividends totaling %.35 per share.

     Added 8 new ATM locations.

     Opened new loan processing center, with state-of-the-art software, allowing for much faster loan closings and tracking, and greatly expanded loan processing and servicing growth.

                               TABLE OF CONTENTS

     Directors and Officers...........................4
     Letter to Our Shareholders.......................5
     Executive Officers...............................8
     Financials....................................9-40

                      SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth certain information concerning the consolidated financial position and consolidated results of operations of Klamath First Bancorp, Inc. (the "Company") at the dates and for the periods indicated. This information does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by reference to, the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Annual Report.



                                                                                 At September 30,
                                                          --------------------------------------------------------------
                                                             1998          1997        1996         1995         1994
                                                          ----------   ----------   ----------   ----------   ----------
FINANCIAL CONDITION DATA                                                             (In thousands)

Assets ................................................   $1,031,302   $  980,078   $  671,969   $  647,840   $  448,939
Cash and cash equivalents .............................       66,985       32,043       16,180      175,994       19,557
Loans receivable, net .................................      668,146      551,825      473,556      403,544      360,122
Investment securities held to maturity ................        2,889       22,937        9,827       42,209       44,564
Investment securities available for sale ..............      203,224      261,846       75,987       12,606       12,224
Mortgage backed & related securities held to maturity .        3,662        5,447        6,783         --           --
Mortgage backed & related securities available for sale       43,336       64,869       74,109         --           --
Stock in FHLB of Seattle, at cost .....................       10,173        7,150        4,774        4,426        4,156
Advances from FHLB of Seattle .........................      167,000      129,000       90,000       20,000         --
Deposit liabilities ...................................      689,541      673,978      399,673      384,380      389,751
Shareholders' equity ..................................      145,081      144,462      153,411      164,685       49,308


                                                                             Years Ended September 30,
                                                          --------------------------------------------------------------
                                                              1998         1997         1996         1995         1994
                                                          ----------   ----------   ----------   ----------   ----------
SELECTED OPERATING DATA                                                           (In thousands)

Total interest income .................................   $   69,733   $   54,167   $   45,649   $   35,107   $   32,408
Total interest expense ................................       37,848       29,856       23,286       20,441       16,555
                                                          ----------   ----------   ----------   ----------   ----------
Net interest income ...................................       31,885       24,311       22,363       14,666       15,853
Provision for loan losses .............................          674          370          120          120          150
                                                          ----------   ----------   ----------   ----------   ----------
Net interest income after provision for loan losses ...       31,211       23,941       22,243       14,546       15,703
Non-interest income ...................................        3,202          810          522          381          352
BIF/SAIF Assessment ...................................         --           --          2,473         --           --
Non-interest expense ..................................       19,523       11,764        9,769        6,004        6,034
                                                          ----------   ----------   ----------   ----------   ----------
Earnings before income taxes and cumulative effect
of a change in accounting principle ...................       14,890       12,987       10,523        8,923       10,021
Provision for income tax ..............................        5,339        4,429        4,413        3,349        3,867
                                                          ----------   ----------   ----------   ----------   ----------
Earnings before cumulative effect of a change in
accounting principle ..................................        9,551        8,558        6,110        5,574        6,154
Cumulative effect at October 1, 1993 of a change in
accounting for income taxes ...........................         --           --           --           --            866
                                                          ----------   ----------   ----------   ----------   ----------
Net Earnings ..........................................   $    9,551   $    8,558   $    6,110   $    5,574   $    5,288
                                                          ==========   ==========   ==========   ==========   ==========
Basic earnings per share ..............................        $1.05        $0.91        $0.56          N/A          N/A
                                                          ==========   ==========   ==========   ==========   ==========



                                                                        At or For the Years Ended September 30,
                                                             ------------------------------------------------------------
                                                                1998         1997         1996         1995         1994
                                                             --------      -------      -------      -------      -------
KEY OPERATING RATIOS
Performance Ratios

Return on average assets
(net income divided by average assets) ................         0.96%        1.14%        0.99%        1.19%        1.26%

Return on average equity
(net income divided by average equity) ................         6.52%        5.85%        3.69%       10.44%       10.93%

Interest rate spread
(difference between average yield on interest-earning
assets and average cost of interest-bearing liabilities)        2.57%        2.28%        2.22%        2.73%        3.40%

Net interest margin (net interest income as a
percentage of average interest-earning assets) ........         3.36%        3.32%        3.65%        3.24%        3.84%

Average interest-earning assets to average
interest-bearing liabilities ..........................       119.84%      125.58%      137.78%      111.29%      111.13%

Net interest income after provision for loan losses
to total non-interest expenses ........................       159.87%      203.51%      181.69%      242.27%      260.24%

Non-interest expense to average total assets ..........         1.96%        1.57%        1.99%        1.29%        1.43%

Efficiency ratio (non-interest expense divided by
net interest income plus non-interest income)                  55.64%       46.83%       53.49%       39.90%       37.24%

Dividend payout ratio (dividends declared per share
divided by net income per share) ......................        34.50%       34.09%       44.64%        N/A          N/A

Book value per share ..................................       $16.30       $15.64       $14.98         N/A          N/A

Asset Quality Ratios

Allowance for loan losses to total loans at
end of period .........................................         0.28%        0.22%        0.19%        0.19%        0.20%

Non-performing assets to total assets .................         0.05%        0.03%        0.04%        0.12%        0.05%

Non-performing loans to total loans, before net items .         0.07%        0.04%        0.04%        0.18%        0.05%

Capital Ratios

Equity to assets ......................................        14.07%       14.74%       22.83%       25.42%       10.98%

Tangible capital ratio ................................         8.26%       11.06%       19.22%       18.57%       10.98%

Core capital ratio ....................................         8.26%       11.06%       19.22%       18.57%       10.98%

Risk-based capital ratio ..............................        16.13%       23.12%       42.41%       36.87%       22.61%

Other Data

Number of
Real estate loans outstanding .........................        9,155        8,393        7,704        7,110        6,654

Deposit accounts ......................................       82,585       82,032       38,651       38,260       35,205

Full service offices ..................................           34           32            7            7            6

KLAMATH FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION AND KLAMATH
FIRST BANCORP, INC. BOARD OF DIRECTORS

Bernard Z. Agrons
Retired; Weyerhaeuser Company Vice President for the Eastern Oregon Region until 1981; Former State Representative in the Oregon State Legislature from 1983 to 1991

Timothy A. Bailey
President of Klamath Medical Service Bureau, a health insurance company headquartered in Klamath Falls, Oregon

James D. Bocchi
Retired; President of Klamath First Federal Savings and Loan Association from 1984 until June 1994

Gerald V. Brown
President and Chief Executive Officer of Klamath First Federal Savings and Loan Association since June 1994

William C. Dalton
Self employed, and former owner of W. C. Dalton and Company, farming

J. Gillis Hannigan
Retired; Executive Vice President of Modoc Lumber in Klamath Falls, Oregon, until January 1995

Rodney N. Murray
Director and Chairman of the Board, owner and operator of Rodney Murray Ranch, former owner and manager and President of Klamath Falls Creamery, Inc., located in Klamath Falls, Oregon

Dianne E. Spires, CPA
Partner since 1986 with Rusth, Spires & Menefee, LLP, a public accounting firm located in Klamath Falls and Lakeview, Oregon

KLAMATH FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION AND KLAMATH FIRST BANCORP, INC. OFFICERS

Gerald V. Brown
President and Chief Executive Officer

Robert A. Tucker
Senior Vice President - Chief Lending Officer

Marshall J. Alexander
Senior Vice President - Chief Financial Officer

Frank X. Hernandez
Senior Vice President - Chief Operating Officer

Robert L. Salley
Vice President

Gerald A. Page
Vice President

Carol Starkweather
Assistant Vice President

Craig M. Moore
Auditor/Corporate Counsel

Nora L. Boman
Treasurer

and all branch managers

Dear Shareholder,

     In 1934 several businessmen decided Klamath Falls, Oregon needed a financial institution dedicated to providing the housing and savings needs of its community. So on August 15, 1934 First Federal Savings & Loan of Klamath Falls was organized. By December 1934, the board minutes showed total assets of $5,506.90 with savings deposits of slightly over $5,000.00. Many things have changed over the last 64 years. Our name has changed to Klamath First Bancorp, Inc. with its sole subsidiary, Klamath First Federal Savings & Loan Association. We now serve customers throughout Oregon through our 35 branch offices, and we now have assets exceeding $1 billion. However, many things have also stayed the same over those years. We see a continued demand for our products and quality service through a convenient branch network. People still want to be treated with respect and courtesy and customers expect to see friendly, knowledgeable employees willing to help them with their banking needs when they enter one of our branch offices. Accordingly, we continue to define customer service not by the latest technological advance or the newest product we have introduced to our customers, but by the one-on-one, person-to-person relationships we have developed over the years in our bank lobbies and in the communities we serve.

     Our employees take pride in their customer relationships and their ability to provide quality products and services with reasonable fees or charges. This attitude is represented in the Association's mission statement. "The mission of Klamath First Federal Savings & Loan is to become the best provider of traditional financial products and services in communities we serve throughout Oregon. We will do this by giving exceptional value to the products we make available to our customers in the markets we serve. This value will be not only in terms of cost but also in the premier customer service our employees provide. This will be accomplished within an atmosphere of commitment to the welfare of our employees and the communities." Klamath First Federal truly understands Oregonians and delivers contemporary banking services in the style, manner and locations that they prefer.

     Our retail franchise now covers 22 of Oregon's 36 counties, with 34 full service branches and one loan production office in Redmond, Oregon. Part of our continued effort to improve our franchise includes the opening of two new branches towards the end of our fiscal year.

     We opened our second Bend branch in a rapidly growing area of east Bend across the street from Costco. Bend is in Deschutes County, Oregon's fastest growing county. The area is noted for its year-round outdoor recreational life style. Within easy driving distance is the Cascade mountain range which includes the well known Mount Bachelor ski area, as well as majestic Mt. Jefferson and the Three Sisters wilderness. Downhill and cross country snow skiing and snowmobiling are popular winter activities, while popular summertime activities include hiking, backpacking, mountain climbing, hunting, fishing, white water rafting, and mountain biking. For the less activity-driven vacationer, the area includes several destination resorts where one can just relax by the pool or play a round of golf. This lifestyle has brought many new businesses and retirees to Deschutes County.

     We also opened a branch in Jacksonville, located in Jackson County, Oregon's sixth largest county. Jacksonville is located about seven miles west of Medford, and fifteen miles north of Ashland, where we also have branches. The town of Jacksonville began in 1851 as a thriving mining camp, the result of gold rush fever in the Rogue Valley. Miners flocked to the area and brought prosperity in the form of saloons, hotels and gambling halls. The boom years were short lived, and by the 1890's, agriculture replaced mining as the main industry. Jacksonville remained relatively unchanged for the next 70 years as surrounding communities continued to grow. In 1966 the entire town of
Jacksonville was designated a National Historic Landmark District. Today Jacksonville is a thriving community where several buildings await to show you "Living History." Activities include the famous Peter Britt Music Festival, museum tours, shopping and sightseeing in the historic buildings. We are happy to report that the branch has been open for less than 90 days, and has total deposits in excess of $4.5 million.

     Klamath First Bancorp's branch franchise is as diverse as the communities it serves. The two new branches and areas mentioned above are just a reflection of that diversity and how we have been successful in meeting the banking needs of Oregon's diverse population.

     We ended the fiscal year with assets exceeding the one billion mark, at $1,031.3 million, a 5.22% growth over last year's total of $980.1 million. With this growth came record earnings and earnings per share and improved return on equity. Fiscal year-end earnings grew 11.61% over the prior year and stood at $9.6 million for the year ended September 30, 1998. This resulted in basic earnings per share increasing by 15.38%, from $0.91 for the fiscal year-end 1997 to $1.05 for fiscal year-end 1998. Return on average equity improved from 5.85% for fiscal year 1997 to 6.52% for fiscal year 1998. Considering growth, net profit and improving shareholder value, this has been a banner year for Klamath First Bancorp.

     Another highlight of the year was in net loans receivable, which reached a new high of $668.1 million from $551.8 million, a significant $116.3 million, or 21.08%, increase over last year. With this growth came an increase in the Company's net interest margin from 3.32% to 3.36% for this fiscal year-end. This improvement came during an overall lower rate environment and flat yield curve, i.e., little difference in long term and short term interest rates. The Company continues to experience strong demand for real estate loans, both residential and commercial, and improving demand for our commercial and consumer loan products. We will continue to be a traditional savings and loan, emphasizing mortgage lending. With this in mind, this past year we opened a new loan processing center across the street from our main office in Klamath Falls, Oregon. We are now using state-of-the-art PC-based loan processing software, that allows us to close mortgage loans much faster and track each loan from the initial application to final closing. We believe the new processing center will give us greatly expanded mortgage loan processing and servicing growth potential.

     The Company completed a successful 5.0% stock repurchase during the third quarter. Based upon year-end shareholders' equity of $145.1 million and shares outstanding of 8,898,972, book value per share increased to $16.30 compared to $15.64 for the previous fiscal year-end. Since going public, the Company has completed a total of 20% in stock repurchases. October 5, 1998 was our third anniversary as a public company. This is significant because the Office of Thrift Supervision, our primary regulator, ceased to control our share repurchases. Even with the share repurchases and dividends paid, the Company has an exceptionally strong capital base that exceeds the amount of capital required to support the Company's ongoing business plan. After evaluating a variety of alternatives to utilize this strong capital base more effectively and to attempt to maximize shareholder value, management and the Board of Directors determined that an aggressive share repurchase plan is currently the best alternative to accomplish these objectives. On October 9th the Company announced it plans to purchase up to 20%, or 1,983,353 shares, of its common stock by means of a "Modified Dutch Auction Tender." The tender offer is subject to SEC approval and is expected to be completed early in 1999. Our pro forma analysis indicates this tender will show an immediate improvement in earnings per share and return on equity.

     Management continues to look at opportunities to improve customer service and franchise value which equates to improved shareholder value. We believe that there is great worth in the smaller communities throughout the Northwest and banking customers still appreciate face-to-face, hands on banking, and support the traditional community banking product delivery channels. We continue to look for opportunities to profitably grow the franchise and look to expand in other communities, both small and large, around the state and the Northwest.

     We thank our employees, shareholders and customers for their support and commitment to our goals. If you're not already a customer, drop by one of our branches to experience first hand our friendly customer service, and if you are a satisfied customer, remember to use and recommend Klamath First Federal.

/s/ Gerald V. Brown                     /s/ Rodney N. Murray
     Gerald V. Brown, President              Rodney N. Murray, Chairman of
     and Chief Executive Officer             the Board

CORPORATE EXECUTIVE OFFICERS

Corporate Executive Officer Profiles

Gerald V. Brown has been with Klamath First Federal since 1957. He began as a teller, and, in his 41 years with Klamath First Federal, has progressed up through the ranks to his current position as President and Chief Executive Officer. Mr. Brown has served on the Board of Directors for Klamath First Federal Savings & Loan Association since 1994.

Robert A. Tucker has been with Klamath First Federal Savings & Loan Association since 1973. He is currently Senior Vice President - Chief Lending Officer responsible for all lending functions of the Association. In his 25 years with the Association, Mr. Tucker has served in various positions including Loan Officer, Branch Manager, and Chief Operating Officer responsible for the operations of the Association.

Frank X. Hernandez joined Klamath First Federal in 1991 as Human Resource Manager after an 11 year career with Oregon's largest commercial bank where he was a District Operations Officer and Branch Manager. He currently serves as Chief Operating Officer responsible for all of the Association's non-loan operations including deposit acquisition, information systems and investor relations.

Marshall J. Alexander has been with Klamath First Federal Savings & Loan since 1986. He began as the Association's Controller, was promoted to Chief Financial Officer in August 1994 and was named Senior Vice President and Chief Financial Officer in November 1998. Mr. Alexander brought over ten years of financial management experience in both regional banks and small community banks prior to joining the Association. He is responsible for evaluating strategic shareholder value enhancements, supervising the accounting department, and managing the investments of the Company.

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

     The Association is a member of the Federal Home Loan Bank system. The Association conducts its business through 34 office facilities and one loan production office, with the main office located in Klamath Falls, Oregon. The Association considers its primary market area to be the state of Oregon, particularly the 22 counties in which the offices are located.

Federal Legislation

     On September 30, 1996, the President signed into law an omnibus appropriations act (the "Act") that included several changes that affected the Association. The signed Act (i) recapitalized the SAIF through a one-time special assessment; (ii) provided for the conditional merger of the Bank Insurance Fund ("BIF") and the SAIF during 1999 into one Deposit Insurance Fund ("DIF"), at which time banks and thrifts would pay the same deposit insurance premiums; and (iii) granted financial institutions limited regulatory relief.

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

     In separate legislation enacted in 1996, the reserve method of accounting for thrift and bad debt reserves (including the percentage of taxable income method) was repealed for tax years beginning after December 31, 1995. The resulting change in accounting method triggers bad debt reserve recapture for post-1987 reserves over a six-year period, thereby generating an additional tax liability. At September 30, 1998, the Association's post-1987 reserves amounted to $3.8 million. Pre-1988 reserves would only be subject to recapture if the institution fails to qualify as a thrift. A special provision suspends recapture of post-1987 reserves for up to two years if, during those years, the institution satisfies a " residential loan requirement." Notwithstanding this special provision, however, recapture would be required to begin no later than the first taxable year beginning after December 31, 1997.

Market Risk and Asset/Liability Management

     The Company's financial performance is affected by the success of the fee generating products it offers to its customers, the credit quality of its loans and securities, and the extent to which its earnings are affected by changes in interest rates. Credit risk is the risk that borrowers will become unable to repay their debts. The Company utilizes no derivatives to mitigate its credit risk, relying instead on strict underwriting standards, loan review, and an adequate allowance for loan losses.

     Interest rate risk is the risk of loss in principal value and risk of earning less net interest income due to changes in interest rates. Put simplistically, savings institutions solicit deposits and lend the funds they receive to borrowers. The difference between the rate paid on deposits and the rate received on loans is the interest rate spread. If the rates paid on deposits change, or reprice, with the same timing and magnitude as the rates change on the loans, there is perfect matching of interest rate changes and thus, no change in interest rate spread and no interest rate risk. In actuality, interest rates on deposits and other liabilities do not reprice at the same time and/or with the same magnitude as those on loans, investments and other interest-earning assets. For example, the Association primarily originates fixed rate residential loans for its portfolio. Because fixed rate loans, by definition, do not reprice until payoff and because the majority of residential loans have terms of 15 to 30 years (with actual expected lives of seven to ten years), the interest rate characteristics of the loan portfolio do not exactly match the Company's liabilities, which consist of deposits with maturities ranging up to 10 years and borrowings which mature or reprice in three years or less. When interest rates change, this mismatch creates changes in interest rate spread that influence net interest income and result in interest rate risk.

     Interest rate risk is also expressed through changes in the net portfolio value ("NPV"). For example, the market value of investment securities and loans is impacted by changes in interest rates. Fixed rate loans and investments held in the Company's portfolio increase in market value if interest rates decline. Conversely, the market value of fixed rate portfolio assets decrease in an increasing interest rate environment. Assets with adjustable rates are less subject to market value changes due to interest rate fluctuations.

     Interest rate risk is addressed by the Company's Asset Liability Management Committee ("ALCO"), which includes senior management representatives. The ALCO monitors and considers methods of managing interest rate risk by monitoring the one year interest rate gap and changes in NPV and net interest income under various interest rate scenarios. The ALCO attempts to manage the various components of the Company's balance sheet to minimize the impact of sudden and sustained changes in interest rates on NPV and net interest income.

     NPV is calculated based on the net present value of estimated cash flows utilizing market prepayment assumptions and market rates of interest provided by independent broker quotations and other public sources.

     Computation of forecasted effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit decay, and should not be relied upon as indicative of actual future results. Further, the computations do not contemplate any actions the ALCO could undertake in response to changes in interest rates.

     The Company's exposure to interest rate risk is reviewed on at least a quarterly basis by the Board of Directors and the ALCO. Interest rate risk exposure is measured using interest rate sensitivity analysis to determine the Company's change in NPV in the event of hypothetical changes in interest rates. If potential changes to NPV and net interest income resulting from hypothetical interest rate swings are not within the limits established by the Board, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within Board- approved limits.

     The Association continues to primarily originate fixed rate residential loans for its portfolio. In order to reduce the exposure to interest rate fluctuations, the Company has developed strategies to manage its liquidity, shorten the effective maturities and increase the repricing of certain interest-earning assets, and increase the effective maturities of certain interest- bearing liabilities. First, the Company has put greater emphasis on ARMs for residential lending, which generally reprice in one year. In the current low interest rate environment, ARMs have not been attractive to borrowers so the Company purchased participations in adjustable rate multi-family and commercial real estate loans. Second, the Company has focused its non-residential lending focusing on adjustable or floating rate and/or short-term loans. Third, the Company has focused its investment activities on short- and medium-term securities, including adjustable rate mortgage-backed securities. Fourth, the Company has attempted to maintain and increase its regular savings and transaction deposit accounts, which are considered to be relatively resistant to changes in interest rates. The branch acquisition and new deposit product offerings provided significant progress in attaining this goal. Fifth, the Company has utilized long-term borrowings and deposit marketing programs to lengthen the term to repricing of its liabilities. The Company will continue to explore opportunities in these areas.

     Interest rate sensitivity analysis is used to measure the Company's interest rate risk by computing estimated changes in NPV of its cash flows from assets and liabilities in the event of a range of assumed changes in market interest rates. NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities. This analysis assesses the risk of loss in market rate sensitive instruments in the event of sudden and sustained increases and decreases in market interest rates ranging from one hundred to two hundred basis points. The Company's Board of Directors has adopted an interest rate risk policy which establishes maximum decreases in the NPV ranging from 10% to 95% in the event of sudden and sustained increases and decreases in market interest rates. The following tables present the Association's projected change in NPV and net interest income for the various rate shock levels as of September 30, 1998 and 1997. NPV values and impact on net interest income for the Association only are regularly calculated by the OTS and internally based on regulatory recommendations. The assets and liabilities at the parent company level are not considered in the analysis. The exclusion of holding company assets and liabilities does not have a significant effect on the analysis of NPV sensitivity. All market rate sensitive instruments presented in these tables are classified as either held to maturity or available for sale. The Association has no trading securities.


 CHANGES IN NET PORTFOLIO VALUE as of September 30, 1998
 (Dollars in thousands)
--------------------------------------------------------------------------------------------
   Change in                        Market Value of        Actual           Actual Percent
 Interest Rates                     Portfolio Equity  Increase(Decrease)  Increase(Decrease)
----------------------------------  ----------------  ------------------  ------------------
200 basis point rise ..............   $      63,220   ($     52,597)             (45%)
100 basis point rise ..............          92,401         (23,416)             (20%)
Base Rate Scenario ................         115,817              --               --
100 basis point decline ...........         122,858           7,040                6%
200 basis point decline ...........         128,121          12,304               11%

CHANGES IN NET INTEREST INCOME as of September 30, 1998
(Dollars in thousands)
--------------------------------------------------------------------------------------------
    Change in                          Net Interest        Actual           Actual Percent
 Interest Rates                           Income      Increase(Decrease)  Increase(Decrease)
-----------------------------------   -------------   ------------------  ------------------
200 basis point rise ..............   $      23,335         ($4,097)             (15%)
100 basis point rise ..............          25,604          (1,820)              (7%)
Base Rate Scenario ................          27,432              --               --
100 basis point decline ...........          28,018             586                2%
200 basis point decline ...........          27,948             516                2%


CHANGES IN NET PORTFOLIO VALUE as of September 30, 1997
(Dollars in thousands)
---------------------------------------------------------------------------------------------
    Change in                         Market Value of       Actual           Actual Percent
  Interest Rates                      Portfolio Equity  Increase(Decrease) Increase(Decrease)
-----------------------------------   ----------------  ------------------ ------------------
200 basis point rise ..............   $      82,490   ($     37,576)             (31%)
100 basis point rise ..............         102,883         (17,183)             (14%)
Base Rate Scenario ................         120,066              --               --
100 basis point decline ...........         127,433           7,368                6%
200 basis point decline ...........         127,243           7,177                6%



CHANGES IN NET INTEREST INCOME as of September 30, 1997
(Dollars in thousands)
---------------------------------------------------------------------------------------------
      Change in                        Net Interest          Actual        Actual Percent
   Interest Rates                         Income       Increase(Decrease)  Increase(Decrease)
-----------------------------------   -------------    ------------------  ------------------
200 basis point rise ..............   $      23,518         ($3,852)             (14%)
100 basis point rise ..............          25,609          (1,761)              (6%)
Base Rate Scenario ................          27,370              --               --
100 basis point decline ...........          28,428           1,058                4%
200 basis point decline ...........          28,925           1,556                6%


     The preceding table indicates that at September 30, 1998 and 1997, in the event of a sudden and sustained increase in prevailing market interest rates, the Association's NPV and net interest income would be expected to decrease. At September 30, 1998 and 1997, the Association's estimated changes in NPV were within the targets established by the Board of Directors.

     Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. Actual values may differ from those projections presented, should market conditions vary from assumptions used in the calculation of NPV. Certain assets, such as adjustable rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the assets. In addition, the proportion of adjustable rate loans in the Association's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the NPV. Finally, the ability of many borrowers to repay their adjustable rate mortgage loans may decrease in the event of interest rate increases.

     A conventional measure of interest rate sensitivity for savings institutions is the calculation of interest rate "gap." This measure of interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceed the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would result in a decrease in net interest income. Conversely, during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income.

     At September 30, 1998, the Association's one-year cumulative gap was a negative 32.19% of total assets compared to a negative 33.22% of total assets at September 30, 1997. See table on page 12.

     The following table sets forth certain historical information relating to the Company's interest- earning assets and interest-bearing liabilities that are estimated to mature or are scheduled to reprice within one year.


                                                        At September 30,
                                      ----------------------------------------------
                                           1998           1997             1996
                                      -------------    ------------    -------------
                                                  (In thousands)
Earning assets maturing
or repricing within one year ......   $     220,952   $     199,320    $     174,921

Interest-bearing liabilities
maturing or repricing
within one year ...................         529,929         524,942          348,852

Deficiency of earning assets
over interest-bearing liabilities
as a percent of total assets ......          (32.19%)        (33.22%)         (25.88%)

Percent of assets to liabilities
maturing or repricing
within one year ...................           39.96%          37.97%           50.14%

INTEREST SENSITIVITY GAP ANALYSIS

The   following   table   presents   the   difference   between  the   Company's
interest-earning assets and interest-bearing liabilities within specified maturities at September 30, 1998. This table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the repricing of certain assets and liabilities is subject to competitive and other limitations. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may in fact mature or reprice at different times and at different volumes.


                         3 Months    > 3 Months  > 6 Months  > 1 to 3     > 3 to 5    > 5 to 10   > 10 to 20     > 20
                         or Less    to 6 Months  to 1 Year     Years        Years       Years        Years       Years       TOTAL
                         --------   -----------  ----------  --------     --------    ---------   ----------   --------   ----------
ASSETS

Permanent 1-4 Mortgages
  Adjustable Rate ....   $ 14,208    $  2,137    $ 12,409    $  1,400         $--         $--          $--          $--    $ 30,154
  Fixed Rate .........      4,750       4,227       6,883         341       3,723      21,094       93,982      438,824     573,824

Other Mortgage Loans
  Adjustable Rate ....      4,231       4,813      14,065       8,410       1,773          --           --           --      33,292
  Fixed Rate .........      1,180         126       2,836       2,692       5,881       4,879        9,298          829      27,721

Mortgage Backed and ..     33,161       1,274       1,194       3,111          --       4,045           --        3,619      46,404
Related Securities

Non-Real Estate Loans
  Adjustable Rate ....      4,677         387       1,301         147          --          --           --           --       6,512
  Fixed Rate .........      1,347         519         595         719         624         548        1,215           --       5,567

Investment Securities      83,347          --      21,285      91,755      40,751       1,987       11,494        3,034     253,653
                         --------    --------    --------    --------    --------    --------     --------     --------    --------
     Total Rate Sensitive
     Assets              $146,901    $ 13,483    $ 60,568    $108,575    $ 52,752    $ 32,553     $115,989     $446,306    $977,127
                         ========    ========    ========    ========    ========    ========     ========     ========    ========
LIABILITIES

Deposits - Fixed Maturity$ 94,892    $ 94,311    $ 88,867    $ 68,208    $ 30,039    $ 19,033          $--          $--    $395,350
Deposits - Interest Bearing
Checking .............      5,292       5,292      10,584      24,697      24,696          --           --           --      70,561
Deposits - Money Market    29,814      30,960      30,960      22,934          --          --           --           --     114,668
Deposits - Passbook and
Statement Savings ....      4,606       4,606       9,212      21,495      21,495          --           --           --      61,414
Other Interest Bearing
Liabilities ..........     91,533      10,000      42,000      45,000          --          --           --           --     188,533
                         --------    --------    --------    --------    --------    --------     --------     --------    --------
     Total Rate Sensitive
     Liabilities .....   $226,137    $145,169    $181,623    $182,334    $ 76,230    $ 19,033          $--          $--    $830,526
                         ========    ========    ========    ========    ========    ========     ========     ========    ========
Interest Rate Sensitivity
Gap                      ($79,236)  ($131,686)  ($121,055)   ($73,759)   ($23,478)   $ 13,520     $115,989     $446,306    $146,601

Cumulative Interest Rate
Sensitivity Gap ......   ($79,236)  ($210,922)  ($331,977)  ($405,736)  ($429,214)  ($415,694)   ($299,705)    $146,601          --

Sensitivity Gap to Total
Assets                      -7.68%     -12.77%     -11.74%      -7.15%      -2.28%       1.31%       11.25%       43.28%         --

Cumulative Interest Rate
Sensitivity Gap
to Total Assets ......      -7.68%      -20.45%     -32.19%    -39.34%     -41.62%     -40.31%      -29.06%       14.22%         --


Liquidity and Capital Resources

     The Company generates cash through operating activities, primarily as a result of net income. The adjustments to reconcile net income to net cash provided by operations during the periods presented consisted primarily of the provision for loan losses, depreciation and amortization expense, stock-based compensation expense, amortization of deferred loan origination fees, increases or decreases in various escrow accounts and increases or decreases in other assets and liabilities. During the fiscal year ended September 30, 1997, there was a major one-time adjustment to cash resulting from the Wells Fargo branch acquisition which contributed approximately $220.9 million in cash. The primary investing activity of the Association is lending, which is funded with cash provided from operations and financing activities, as well as proceeds from amortization and prepayments on existing loans and mortgage backed and related securities. For additional information about cash flows from operating, financing, and investing activities, see the Consolidated Statements of Cash Flows included in the Consolidated Financial Statements.

     The Association is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings association maintain liquid assets of not less than 4.00% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. At September 30, 1998, the Association's regulatory liquidity, as measured for regulatory purposes, was 28.38%.

     Under capital standards mandated by the Financial Institution Reform, Recovery, and Enforcement Act, the Association must have: (i) tangible capital equal to 1.5% of adjusted total assets, (ii) core capital equal to 3.0% of adjusted total assets, and (iii) total risk-based capital equal to 8.0% of risk-weighted assets. At September 30, 1998, the Association was in compliance with all regulatory capital requirements effective as of such date, with tangible, core and risk-based capital of 8.26%, 8.26% and 16.13%, respectively. (See Note 17 to Consolidated Financial Statements.)

Year 2000 Readiness

     As with other organizations, some of the data processing programs used by the Company were originally designed to recognize calendar years by their last two digits. Calculations performed using these truncated fields may not work properly with dates beyond 1999. Correct processing of date oriented information is critical to the operation of all financial institutions because computer systems track deposit account and loan balances, record transaction activity in accounts, and calculate interest amounts, among other activities. Failure of these processes could severely hinder the ability to continue operations and provide customer service. Because of the critical nature of the issue, the Company established a committee early in 1997 to address "Year 2000" issues. The committee, consisting of executive management, technical staff, and a full time project manager, has chosen to use the Office of Thrift Supervision Year 2000 Checklist as a guide for Year 2000 preparation. The committee is also using a Year 2000 Testing Guide and Contingency Guide provided by Alex Information Systems, Inc. to complement the OTS checklist.

     The Federal Financial Institutions Examination Council ("FFIEC") has also issued guidelines for Year 2000 project management by financial institutions, which are being followed by the Company. These guidelines identify the following five steps for Year 2000 conversion programs:

     Awareness Phase - Define the Year 2000 problem and establish a Year 2000 program team and overall strategy. This step was completed by the Company as of September 30, 1997.

     Assessment Phase - Assess the size and complexity of the problem and detail the magnitude of effort necessary to address Year 2000 issues, including hardware, software, networks, automated teller machines, etc. This step was approximately 94% complete by September 30, 1998 and assessment is ongoing.

     Renovation Phase - This phase includes hardware and software upgrades, system replacements, vendor certification and associated changes. This phase encompasses discussions with and monitoring of outside servicers and third-party software providers. This step is approximately 95% complete with full completion expected by December 31, 1998.

     Validation/Testing Phase - This process includes testing of hardware and software components. Testing is completed by performing extensive tests with the computer dates changed to January 1,2, and 3, 2000. Such testing will continue through June 30, 1999, with the most critical functions tested first. This allows time to correct any discovered deficiencies before the end of 1999. In-house systems are 100% tested, many third party vendors have been tested and others are scheduled for testing soon. Overall, this phase is approximately 88% complete as of September 30, 1998.

     Implementation Phase - Systems successfully tested will be certified as Year 2000 compliant. For any system failing validation testing, the business impact must be assessed and a contingency plan implemented. This phase is scheduled for completion by June 30, 1999.

     All personal computers ("PCs") and related software throughout the Company have been inventoried and tested for Year 2000 capability. The company is using two testing methods, BIOS and off line, for PC certification of Year 2000 compatibility. PCs must pass both tests to be considered ready for Year 2000. As of September 30, 1998, all of the Company's PCs and software are Year 2000 compatible. The Company's Wide Area Network and various Local Area Networks have also been upgraded, tested, and determined to be Year 2000 prepared.

     Data processing for the Company is provided by Fiserv, the nation's largest third party service bureau serving financial institutions. Fiserv has stated that all their processing was Year 2000 ready of as June 30, 1998. The Company has scheduled test procedures for critical service bureau processes in December 1998.

     Software purchased from a Fiserv affiliate is used for applications such as accounts payable, fixed assets, and investment portfolio accounting. The investment portfolio accounting software is Year 2000 compatible as of September 30, 1998. The Company currently uses DOS-based versions of the application software for accounts payable and fixed assets which are not Year 2000 capable. The Fiserv affiliate has Year 2000 ready versions of these applications available as of September 30, 1998. The Company will convert the accounts payable and fixed asset applications to the Year 2000 ready software in January 1999. Appropriate testing procedures will be performed at that time.

     Other third party vendors identified by the Company were sent questionnaires in May 1998 regarding their preparations for Year 2000. Responses have been received and further updates will be requested in order to monitor vendors' status.

     Critical data processing applications, in addition to those provided by the service bureau, have been identified. These include applications such as electronic processing through the Federal Reserve Bank and ATM processing. Testing procedures for these applications are in the process of development. Contingency plans are also being developed by each department. The contingency plans address actions to be taken to continue operations in the event of system failure due to areas that cannot be tested in advance, such as power and telephone service, which are vital to business continuation.

     To assist customers in understanding Year 2000 issues and to inform them of the Company's actions to prepare, brochures regarding Year 2000 preparedness have been distributed to all customers. Another mailing is anticipated during the fiscal year ending September 30, 1999.

     The Company believes that the Year 2000 issue will not pose significant operational problems and is not anticipated to be material to its financial position or results of operations in any given year. As of September 30, 1998, the Company estimated that total Year 2000 implementation costs will not exceed $200,000 and are expected to be expensed over a period of 18 months, affecting fiscal years 1998, 1999, and 2000. This estimate is based on information available at September 30, 1998, and may be revised as additional information and actual costs become available. During the year ended September 30, 1998, $89,000 of Year 2000 expenses were incurred and expensed.

Asset Quality

Non-Performing Assets

     At September 30, 1998, the ratio of non-performing assets (including nonaccrual loans, accruing loans greater than 90 days delinquent, real estate owned, and other repossessed assets) to total assets was .05%. The Association intends to maintain asset quality by continuing its focus on one- to four-family lending. With the introduction of other lending options such as commercial and multi-family real estate loans, equity lines of credit, other consumer loan products, and commercial loans, the Association has evaluated the trade off associated with planned loan growth and the greater credit risk associated with such forms of lending.

Classified Assets

     The Association has established a Classification of Assets Committee that meets at least quarterly to approve and develop action plans to resolve the problems associated with the assets. They also review recommendations for new classifications and make any changes in present classifications, as well as making recommendations for the adequacy of reserves.

     In accordance with regulatory requirements, the Association reviews and classifies on a regular basis, and as appropriate, its assets as "special mention," "substandard," "doubtful," and "loss." All nonaccrual loans and non-performing assets are included in classified assets.

     The following table sets forth at the dates indicated the amounts of classified assets:


                                                      At September 30,
                                      ----------------------------------------------
                                           1998            1997             1996
                                      -------------   -------------    -------------
                                                      (In thousands)

Loss ..............................   $           3   $          --    $          --
Doubtful ..........................              --              --               --
Substandard .......................             521             304              281
Special Mention ...................           2,452             843              645
                                      _____________   _____________    _____________
                                      $       2,976   $       1,147    $         926
                                      =============   =============    =============

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

     The following table sets forth at the dates indicated the loan loss allowance and charge-offs:

                                                          At September 30,
                                      -----------------------------------------------
                                           1998            1997             1996
                                      --------------  -------------    --------------
                                                         (In thousands)

General loan loss allowance .......   $       1,947   $       1,296    $         928
Specific loss allowance ...........               3              --               --
Charge-offs .......................              20               2               --


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30,
1998 AND 1997

General

     The acquisition of 25 branches from Wells Fargo Bank, N.A. late in the fiscal year ended September 30, 1997 (the "Acquisition") has had significant positive impact on the operations of the Company. The overnight expansion from eight branches to thirty-three and the resultant increase in deposits and number of employees is reflected in increases in non-interest income and expenses. Additionally, two branches were opened this year, including a branch that the Company constructed in Bend and a branch the Company purchased from Key Bank in Jacksonville. The Company ended fiscal year 1998 with 34 full service branches in operation, and one loan production office.

     With the last year's Acquisition and other activities throughout this year, net earnings increased $1.0 million, or 11.6%, from $8.6 million for the year ended September 30, 1997, to $9.6 million for the year ended September 30, 1998. Net interest income increased $7.6 million or 31.2% from $24.3 million for the year ended September 30, 1997 to $31.9 million for the year ended September 30, 1998. This increase was primarily attributable to an increase in total average interest-earning assets from $732.3 at September 30, 1997 to $950.1 at September 30, 1998. The increase in net interest income was augmented by a significant increase in non-interest income from $0.8 million for the year ended September 30, 1997 to $3.2 million for the year ended September 30, 1998. This increase is primarily attributable to an increase in service fee income due to the addition of the 25 acquired branches which contributed 42,000 additional deposit accounts.

Interest Income

     The $217.8 million increase in average interest earning assets contributed to an increase in interest income of $15.6 million or 28.7% from $54.1 million for the year ended September 30, 1997 to $69.7 million for the year ended September 30, 1998. A significant portion of the increase in average interest-earning assets was the result of converting the cash obtained in the Acquisition into investment securities. This in turn increased the proportion of investment securities to total earning assets and decreased the proportion of loans. In most cases, loans will generate higher average yields than investments. As a result, although total interest income increased for the year, the average yield on interest earning assets decreased slightly from 7.40% for the year ended September 30, 1997 to 7.34% for the year ended September 30, 1998.

     Of the $15.6 million increase in interest income, $8.7 million is attributable to additional loan income due to an increase in loans receivable. The increase in loans receivable was primarily a result of the purchase of participation loans and loan originations exceeding loan refinancing, which resulted in greater net loan growth for 1998.

     The remaining increase in interest income of $6.9 million was a result of investing the proceeds of the Acquisition in fixed rate U.S. Government and agency securities with maturities of less than five years, fixed and adjustable rate corporate securities and overnight funds. The average balance of investments and mortgage-backed and related securities increased by $108.0 million, or 57.9%, for the year ended September 30, 1998 compared with the comparable period in 1997.

Interest Expense

     Interest expense increased $8.0 million due to increases in interest expense on deposits and borrowings. Interest expense on deposits increased $6.5 million or 28.8% from $22.4 million for the year ended September 30, 1997 to $28.9 million for the year ended September 30, 1998.

     Average deposits increased by $180.3 million for the year ended September 30, 1998 compared to the year ended September 30, 1997, but the average interest paid on interest-bearing deposits decreased 40 basis points from 4.98% for the year ended September 30, 1997 to 4.58% for the year ended September 30, 1998. This decrease was a result of the lower cost of deposits obtained in the Acquisition and overall lower rates in 1998 over 1997. These lower cost deposits were outstanding for the entire year ended September 30, 1998 but only two and a half months during the prior year, thus having a greater impact on the current year. Interest expense on borrowings increased $1.5 million due to increased average borrowings of $29.3 million.

     The general interest rate environment during the year was one of low rates and a flat yield curve. Analysts report that the largest 50 public banking companies experienced a 20-basis-point compression in net interest margin for the year ended September 30, 1998. In spite of this environment, the Company improved its net interest margin (net interest income as a percent of average interest-earning assets) from 3.32% for the fiscal year ended September 30, 1997 to 3.36% for the year ended September 30, 1998. This improvement is related to the Company's success in converting proceeds from investment securities into loans which yield a higher return than investment securities as well as improving the mix of loans originated to include more higher yielding loans than in the past. Interest rate spread (the difference between average yield on interest-earning assets and average cost of interest-bearing liabilities) also improved, from 2.28% for the year ended September 30, 1997 to 2.57% for the current year. This improvement was primarily the result of the lower cost transaction accounts obtained with the Acquisition. The addition of non-interest-bearing checking deposits through the Acquisition had the further positive impact of reducing overall cost of funds.

AVERAGE BALANCES, NET INTEREST INCOME and YIELDS EARNED and RATES PAID

The following table presents, for the periods indicated, information regarding average balances of asset and liabilities, as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin and the ratio of average interest-earning assets to average interest-bearing liabilities. Dividends received are included as interest income. The table does not reflect any effect of income taxes. All average balances are based on month-end balances. Nonaccrual loans are reflected as carrying a zero yield.

                                                                            Years Ended
                                                                           September 30,
                         -----------------------------------------------------------------------------------------------------------
                                      1998                                      1997                            1996
                         ---------------------------------    --------------------------------     ---------------------------------
                          Average                   Yield/    Average                   Yield/     Average                    Yield/
                          Balance    Interest        Rate     Balance    Interest        Rate      Balance     Interest        Rate
                         ---------------------------------    --------------------------------     ---------------------------------
INTEREST-EARNING ASSETS

Loans receivable .....   $614,457    $ 49,508        8.06%   $515,555    $ 40,851        7.92%    $440,510     $ 35,262        8.00%
Mortgage backed and
related securities ...     61,000       3,680        6.03%     74,349       4,716        6.34%      52,275        3,137        6.00%
Investment securities     233,715      14,149        6.05%    112,319       6,847        6.10%      87,929        5,382        6.12%
Federal funds sold ...     16,820         917        5.45%     17,533         931        5.31%       6,521          462        7.09%
Interest earning deposits  16,108         862        5.35%      6,132         327        5.32%      21,372        1,059        4.95%
FHLB stock ...........      7,983         617        7.73%      6,431         495        7.70%       4,552          348        7.64%
                         --------    --------                --------    --------                 --------     --------
Total interest-earning
assets                    950,083      69,733        7.34%    732,319      54,167        7.40%     613,159       45,650        7.45%
Non-interest-earning
assets                     48,202                              16,527                                2,130
                         --------                            --------                              -------
Total Assets .........   $998,285                            $748,846                              615,289
                         ========                            ========                              =======
INTEREST-BEARING LIABILITIES

Tax and insurance
reserve                  $  5,895    $    145        2.47%   $  4,614    $    137        2.97%    $  4,490     $    148        3.30%
Passbook and
statement savings ....     62,333       1,683        2.70%     40,281       1,271        3.15%      34,198          983        2.87%
Interest-bearing checking  73,806       1,089        1.48%     35,892         791        2.20%      22,064          546        2.47%
Money market .........    110,650       4,275        3.86%     62,171       2,391        3.85%      50,308        1,950        3.88%
Certificates of deposit   384,400      21,885        5.69%    312,511      18,012        5.76%     282,446       16,772        5.94%
FHLB advances/Short term
borrowings ...........    155,712       8,771        5.63%    127,659       7,254        5.68%      51,517        2,888        5.60%
                         --------    --------                --------    --------                 --------     --------
Total interest-bearing
liabilities ..........    792,796      37,848        4.77%    583,128      29,856        5.12%     445,023       23,287        5.23%
Non-interest-bearing
liabilities ..........     59,037                              19,417                                4,892
                         --------    --------                --------    --------                 --------     --------
Total liabilities ....    851,833                             602,545                              449,915
Shareholders' equity .    146,452                             146,301                              165,374
                         --------                            --------                             --------
Total Liabilities and
Shareholders' Equity .   $998,285                            $748,846                             $615,289
                         ========                            ========                             ========
Net interest income ..              $ 31,885                             $ 24,311                               $22,363
                                    ========                             ========                              ========
Interest rate spread .                               2.57%                               2.28%                                 2.22%
                                                  ========                            ========                              ========
Net interest margin ..                               3.36%                               3.32%                                 3.65%
                                                  ========                            ========                              ========
Average interest-earning
assets to average
interest-bearing
liabilities ..........                             119.84%                             125.58%                               137.78%
                                                   =======                            ========                              ========



                                       For the Years Ended September 30,                For the Years Ended September 30,
                               ------------------------------------------------  ----------------------------------------------
                                    1997 VS 1998 Increase (Decrease) Due To          1996 VS 1997 Increase (Decrease) Due To
                               ------------------------------------------------  ----------------------------------------------
                                                                  Net Increase                                    Net Increase
                                  Rate       Volume    Rate/Vol    (Decrease)      Rate      Volume    Rate/Vol    (Decrease)
                                -------    --------    --------   ------------   -------   --------    --------   -------------
INTEREST EARNING ASSETS

Loans ......................   $    688    $  7,837    $    132    $  8,657    ($   357)   $  6,007    ($    61)   $  5,589
Mortgage backed and
related securities .........       (231)       (848)         43      (1,036)        179       1,324          76       1,579
Investment securities ......        (47)      7,400         (51)      7,302         (22)      1,493          (6)      1,465
Federal funds sold .........         25         (37)         (2)        (14)       (116)        781        (196)        469
Interest bearing deposits ..          1         533           1         535          79        (754)        (57)       (732)
FHLB stock .................          2         120        --           122           2         144           1         147
                               --------    --------    --------    --------    --------    --------    --------    --------
Total Interest-Earning
Assets .....................   $    438    $ 15,005    $    123    $ 15,566    ($   235)   $  8,995    ($   243)   $  8,517
                               ========    ========    ========    ========    ========    ========    ========    ========

INTEREST BEARING LIABILITIES

Tax and insurance reserves .   ($    24)   $     38    ($     6)   $      8    ($    15)   $      4         $--    ($    11)
Passbook and statement
savings ....................       (183)        696        (101)        412          96         175          17         288
Interest bearing checking ..       (261)        836        (277)        298         (60)        342         (37)        245
Money market ...............         11       1,864           9       1,884         (15)        460          (4)        441
Certificates of deposit ....       (220)      4,143         (50)      3,873        (493)      1,785         (52)      1,240
FHLB advances/Short term
borrowings .................        (63)      1,593         (13)      1,517          40       4,267          59       4,366
                               --------    --------    --------    --------    --------    --------    --------    --------
Total Interest-Bearing
Liabilities ................   ($   740)   $  9,170    ($   438)   $  7,992    ($   447)   $  7,033    ($    17)   $  6,569
                               ========    ========    ========    ========    ========    ========    ========    ========
Increase in Net
Interest Income ............                                       $  7,574                                        $  1,948
                                                                   ========                                        ========

Provision for Loan Losses

     The provision for loan losses was $674,000, recoveries were zero, and charge offs were $20,774 during the year ended September 30, 1998 compared to a provision of $370,000 with no recoveries and charges offs of $1,369 during the year ended September 30, 1997. The increase in the provision is a reflection of the Company's conservative approach of increasing the provision as loan volumes increase. At September 30, 1998, the allowance for loan losses was equal to 372.1% of non-performing assets compared to 510.2% at September 30, 1997. The decrease in the coverage ratio at year end 1998 was the result of an increase in non-performing assets as a result of foreclosure proceedings initiated against five one- to four-family properties. The loan balances related to these properties totaled $289,737 at September 30, 1998 compared to fair values of $565,830.

Non-Interest Income

     Non-interest income increased $2.4 million or 295.1 % to $3.2 million for the year ended September 30, 1998 from $811,000 for the year ended September 30, 1997. The increase was attributable to increases in fees and services charges and other income, principally as a result of the increase in the number of deposit accounts subject to service charges obtained in the Acquisition.

Non-Interest Expense

     Non-interest expense increased $7.7 million, or 65.9%, for the year ended September 30, 1998, from a total of $11.8 million for the prior year to $19.5 million for the year ended September 30, 1998. The increase in branches with the Acquisition as well as the addition of two new branches impacted several categories of non-interest expense. An increase in number of employees from 100 to 244 produced the $2.5 million increase in compensation and employee benefits. Occupancy expense increased $1.2 million, or 127.4%, as expected with the increase from seven branches to 34. Other items correlated to increased volume and number of locations also increased as expected. For example, postage increased by $400,759, or 221.3%; telephone increased by $171,570, or 147.7%; check processing increased by $506,181, or 281.00%; and ATM expense increased $218,004, or 145.1%.

     The recording of core deposit intangible related to the Acquisition resulted in $1.7 million in amortization expense for the year ended September 30, 1998 compared to $302,991 for the prior year. The ratio of non-interest expense to average total assets was 1.96% and 1.57% for the years ended September 30, 1998 and 1997, respectively.

Income Taxes

     The provision for income taxes was $5.3 million for the year ended September 30, 1998, representing an effective tax rate of 35.9% compared with $4.4 million for the year ended September 30, 1997 representing an effective tax rate of 34.1%. The effective rate for 1998 reflects the impact of a one year reduction in the state tax rate for Oregon. The effective tax rate for 1997 was lower than 1998 because the Company was able to recognize the tax benefit related to the capital loss on sale of the U.S. Federal securities mutual bond fund, thereby reducing tax expense for the year. At September 30, 1996, when the capital loss was recognized for book purposes, a valuation allowance was created to offset the deferred tax asset because the Company was not assured of being able to realize a capital gain and the related tax benefit. During the year ended September 30, 1997, the Company, through the sale of certain investments, realized a capital gain for tax purposes that assures realization of the tax benefit and thus reduced the valuation allowance to zero. See "Consolidated Financial Statements - Note 11: Taxes on Income."


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

     With the Acquisition and other activities throughout the year, net earnings increased $2.4 million or 40.1% from $6.1 million for the year ended September 30, 1996, to $8.6 million for the year ended September 30, 1997. Net interest income increased $1.9 million or 8.7% from $22.4 million for the year ended September 30, 1996 to $24.3 million for the year ended September 30, 1997. This increase was primarily attributable to an increase in total average interest earning assets from $613.2 million at September 30, 1996 to $732.3 million at September 30, 1997. The increase in net interest income was augmented by an increase in non-interest income from $0.5 million for the year ended September 30, 1996 to $0.8 million for the year ended September 30, 1997. This increase is primarily attributable to an increase in service fee income due to the addition of the 25 acquired branches which contributed approximately 42,000 additional accounts.

Interest Income

     The $119.2 million increase in average interest earning assets contributed to an increase in interest income of $8.5 million or 18.7% from $45.6 million for the year ended September 30, 1996 to $54.2 million for the year ended September 30, 1997. A significant portion of the increase in average interest earning assets was the result of converting the cash obtained in the Acquisition into investment securities. This in turn increased the proportion of investment securities to total earning assets and decreased the proportion of loans. In most cases, loans will generate higher average yields than investment securities. As a result, the average yield on interest earning assets decreased slightly from 7.45% for the year ended September 30, 1996 to 7.40% for the year ended September 30, 1997.

     Of the $8.5 million increase in interest income, $5.6 million is attributable to additional loan income due to an increase in loans receivable. The increase in loans receivable was primarily a result of new purchase loan originations exceeding loan refinancing and purchase of participation loans which resulted in greater net loan growth for 1997.

     The remaining increase in interest income of $2.9 million was a result of investing the proceeds of the Acquisition in fixed rate U.S. Government and agency securities with maturities of less than five years, fixed and adjustable rate corporate securities and overnight funds. The average balance of investments and mortgage backed and related securities increased by $46.5 million for the year ended September 30, 1997 compared with the comparable period in 1996.

Interest Expense

     Interest expense increased $6.6 million due to increases in interest expense on deposits and borrowings. Interest expense on deposits increased $2.2 million or 10.9% from $20.3 million for the year ended September 30, 1996 to $22.5 million for the year ended September 30, 1997. Total deposits increased by $274.3 million from September 30, 1996 to September 30, 1997, arising principally from the acquisition of the 25 former First Interstate Bank branches from Wells Fargo Bank, N.A. However, the average interest paid on interest-bearing deposits decreased 23 basis points from 5.21% for the year ended September 30, 1996 to 4.98% for the year ended September 30, 1997. This decrease was a result of the lower cost of deposits acquired in the branch acquisition. Interest expense on borrowings increased $4.4 million due to a 147.8% increase in average borrowings, from $51.5 million for the year ended September 30, 1996 to $127.7 million for the year ended September 30, 1997.

Provision for Loan Losses

     The provision for loan losses was $370,000, recoveries were zero, and charge offs were $1,369 during the year ended September 30, 1997 compared to a provision of $120,000 with no recoveries or charges offs during the year ended September 30, 1996. At September 30, 1997, the allowance for loan losses was equal to 510.4% of non-performing assets compared to 356.9% at September 30, 1996. The increase in the coverage ratio at year end 1997 was the result of an increase in the allowance based on origination and purchase of commercial, multi-family, and consumer loans which have higher associated risk than the one- to four-family loans traditionally made by the Association.

Non-Interest Income

     Non-interest income increased $288,950 or 55.4 % to $810,608 for the year ended September 30, 1997 from $521,658 for the year ended September 30, 1996. The increase was attributable to increases in fees and services charges and other income, principally as a result of the increase in the number of deposit accounts subject to service charges obtained in the branch acquisition.

Non-Interest Expense

     Non-interest expense decreased $477,875, or 3.9%, for the year ended September 30, 1997, from a total of $12.2 million for the prior year, to $11.8 million for the year ended September 30, 1997. Several factors impacted non-interest expense for the period. Expense for 1996 included $2.5 million for the BIF/SAIF special assessment and $1.6 million related to the recognition of a loss on sale of an investment subsequent to year end. These items did not recur in 1997. The resulting decrease in non-interest expense was offset by a $2.7 million increase in compensation expense for 1997. Of the $2.7 million increase in compensation expense, $1.1 million is due to compensation expense associated with the Management Recognition and Development Plan ("MRDP"), which was not in place in the prior year. An additional $1.1 million is primarily due to an increase in salaries and wages paid to the additional employees from the branch acquisition. The ratio of non-interest expense to average total assets was 1.57% and 1.99% for the years ended September 30, 1997 and 1996, respectively.

Income Taxes

     The  provision  for  income  taxes  was $4.4  million  for the  year  ended
September 30, 1997 representing an effective tax rate of 34.1% compared to provision of $4.4 million for the year ended September 30, 1996 representing an effective tax rate of 41.9%. Although earnings for the year ended September 30, 1997 were higher than for the same period of 1996, the Company was able to recognize the tax benefit related to the capital loss on sale of the U.S. Federal securities mutual bond fund, thereby reducing the effective rate for the year. At September 30, 1996, when the capital loss was recognized for book purposes, a valuation allowance was created to offset the deferred tax asset because the Company was not assured of being able to realize a capital gain and the related tax benefit. During the year ended September 30, 1997, the Company, through the sale of certain investments, realized a capital gain for tax purposes that assures realization of the tax benefit and thus reduced the valuation allowance to zero.

Historical Stock Price Graph
          Date           Stock Price                   Date       Stock Price
        ---------        -----------                ---------     -----------
        Fiscal Year 1996
        05-Oct-95         12.5000                   05-Apr-96         13.2500
        10-Oct-95         12.8750                   10-Apr-96         13.2500
        15-Oct-95         13.1250                   15-Apr-96         13.6870
        20-Oct-95         13.1250                   20-Apr-96         13.6250
        25-Oct-95         12.8750                   25-Apr-96         13.8125
        30-Oct-95         12.7500                   30-Apr-96         13.7500
        05-Nov-95         12.8750                   05-May-96         13.6250
        10-Nov-95         13.1250                   10-May-96         13.2500
        15-Nov-95         12.8750                   15-May-96         13.6250
        20-Nov-95         12.8125                   20-May-96         13.7500
        25-Nov-95         13.0000                   25-May-96         14.0000
        30-Nov-95         13.2813                   30-May-96         13.8750
        05-Dec-95         13.1875                   05-Jun-96         14.1250
        10-Dec-95         13.3750                   10-Jun-96         14.0620
        15-Dec-95         13.3750                   15-Jun-96         14.1250
        20-Dec-95         13.1250                   20-Jun-96         13.9370
        25-Dec-95         13.6250                   25-Jun-96         14.0000
        30-Dec-95         13.7500                   30-Jun-96         14.5000
        05-Jan-96         13.1870                   05-Jul-96         14.1250
        10-Jan-96         13.1250                   10-Jul-96         13.8750
        15-Jan-96         12.9375                   15-Jul-96         13.7500
        20-Jan-96         13.2500                   20-Jul-96         14.0000
        25-Jan-96         13.1250                   25-Jul-96         13.3750
        30-Jan-96         13.2500                   30-Jul-96         13.3750
        05-Feb-96         13.2500                   05-Aug-96         13.5620
        10-Feb-96         13.5000                   10-Aug-96         13.6870
        15-Feb-96         13.5000                   15-Aug-96         14.0000
        20-Feb-96         13.1250                   20-Aug-96         13.7500
        25-Feb-96         12.8750                   25-Aug-96         14.0620
        29-Feb-96         13.1250                   30-Aug-96         14.1250
        05-Mar-96         12.6250                   05-Sep-96         14.1870
        10-Mar-96         12.8750                   10-Sep-96         14.3750
        15-Mar-96         12.8750                   15-Sep-96         14.3120
        20-Mar-96         12.7500                   20-Sep-96         14.2500
        25-Mar-96         13.0000                   25-Sep-96         14.2500
        30-Mar-96         13.3800                   30-Sep-96         14.2500
(continued)
Historical Stock Price Graph (continued)
          Date           Stock Price                   Date       Stock Price
        ---------        -----------                ---------     -----------
        Fiscal Year 1997
        05-Oct-96         14.5000                   05-Apr-97         16.8120
        10-Oct-96         14.3750                   10-Apr-97         17.3750
        15-Oct-96         14.3750                   15-Apr-97         16.6563
        20-Oct-96         14.3750                   20-Apr-97         17.0000
        25-Oct-96         14.1250                   25-Apr-97         17.2500
        30-Oct-96         14.0625                   30-Apr-97         17.7500
        05-Nov-96         14.0000                   05-May-97         18.0000
        10-Nov-96         14.5000                   10-May-97         18.3750
        15-Nov-96         14.6250                   15-May-97         18.1250
        20-Nov-96         14.5620                   20-May-97         18.1250
        25-Nov-96         14.0620                   25-May-97         18.3120
        30-Nov-96         14.7500                   30-May-97         18.5000
        05-Dec-96         15.0620                   05-Jun-97         18.8750
        10-Dec-96         15.0000                   10-Jun-97         18.9370
        15-Dec-96         14.8750                   15-Jun-97         19.0000
        20-Dec-96         15.7500                   20-Jun-97         18.7500
        25-Dec-96         15.7500                   25-Jun-97         18.7500
        30-Dec-96         15.6250                   30-Jun-97         19.1250
        05-Jan-97         15.8750                   05-Jul-97         18.8750
        10-Jan-97         15.6250                   10-Jul-97         20.1250
        15-Jan-97         16.1250                   15-Jul-97         19.5000
        20-Jan-97         16.0000                   20-Jul-97         18.8750
        25-Jan-97         15.8750                   25-Jul-97         18.7500
        30-Jan-97         15.5000                   30-Jul-97         19.2500
        05-Feb-97         15.0000                   05-Aug-97         19.0000
        10-Feb-97         15.3750                   10-Aug-97         19.2500
        15-Feb-97         15.2500                   15-Aug-97         19.3125
        20-Feb-97         15.4370                   20-Aug-97         19.1250
        25-Feb-97         15.6250                   25-Aug-97         19.1250
        28-Feb-97         15.5000                   30-Aug-97         19.6250
        05-Mar-97         16.5000                   05-Sep-97         20.1250
        10-Mar-97         18.6250                   10-Sep-97         20.5000
        15-Mar-97         18.1250                   15-Sep-97         20.1250
        20-Mar-97         18.0000                   20-Sep-97         20.5000
        25-Mar-97         17.6250                   25-Sep-97         22.3750
        30-Mar-97         17.6250                   30-Sep-97         22.1250
(continued)

Historical Stock Price Graph (continued)
          Date           Stock Price                   Date       Stock Price
        ---------        -----------                ---------     -----------
        Fiscal year 1998
        05-Oct-97         24.2500                   05-Apr-98         22.8750
        10-Oct-97         23.0000                   10-Apr-98         21.7500
        15-Oct-97         23.0000                   15-Apr-98         21.6250
        20-Oct-97         22.8750                   20-Apr-98         21.0000
        25-Oct-97         22.8750                   25-Apr-98         21.1875
        30-Oct-97         22.3750                   30-Apr-98         21.3750
        05-Nov-97         21.0000                   05-May-98         21.4375
        10-Nov-97         21.1250                   10-May-98         21.3750
        15-Nov-97         20.5000                   15-May-98         21.3750
        20-Nov-97         20.5000                   20-May-98         21.5000
        25-Nov-97         20.7500                   25-May-98         19.9375
        30-Nov-97         21.8750                   30-May-98         19.8125
        05-Dec-97         22.3125                   05-Jun-98         19.3750
        10-Dec-97         21.8750                   10-Jun-98         19.3750
        15-Dec-97         21.6563                   15-Jun-98         18.7500
        20-Dec-97         20.8750                   20-Jun-98         18.6250
        25-Dec-97         21.1250                   25-Jun-98         19.3750
        30-Dec-97         21.5000                   30-Jun-98         19.0625
        05-Jan-98         21.3750                   05-Jul-98         19.5000
        10-Jan-98         19.5000                   10-Jul-98         19.0625
        15-Jan-98         21.6250                   15-Jul-98         19.8125
        20-Jan-98         21.7500                   20-Jul-98         19.7500
        25-Jan-98         20.8125                   25-Jul-98         19.4375
        30-Jan-98         22.2500                   30-Jul-98         18.0000
        05-Feb-98         22.0000                   05-Aug-98         17.6250
        10-Feb-98         23.0000                   10-Aug-98         17.7500
        15-Feb-98         23.0000                   15-Aug-98         17.4375
        20-Feb-98         22.5625                   20-Aug-98         17.1250
        25-Feb-98         22.3125                   25-Aug-98         17.1250
        28-Feb-98         22.5000                   30-Aug-98         15.5000
        05-Mar-98         21.8750                   05-Sep-98         14.0000
        10-Mar-98         22.1250                   10-Sep-98         15.0000
        15-Mar-98         22.6875                   15-Sep-98         16.1250
        20-Mar-98         23.0000                   20-Sep-98         17.0000
        25-Mar-98         22.8750                   25-Sep-98         16.5000
        30-Mar-98         23.0000                   30-Sep-98         17.3750


COMMON STOCK INFORMATION

     Since October 4, 1995, Klamath First Bancorp's common stock has traded on the National Association of Security Dealers Automated Quotations ("Nasdaq") National Market under the symbol "KFBI." As of September 28, 1998, there were approximately 4,042 shareholders of record or through nominee or street name accounts with brokers.

The high and low common stock prices by quarter were as follows:

                           Years Ended September 30,
                   ---------------------------------------
                          1998                  1997
                   -----------------     -----------------
                    High        Low       High        Low
                   ------     ------     ------     ------
First quarter      $24.25     $20.50     $16.13     $13.94
Second quarter      23.06      19.50      18.63      15.00
Third quarter       23.00      18.63      19.13      16.50
Fourth quarter      20.00      14.00      22.50      18.63




The cash dividends declared by quarter were as follows:

                Years Ended September 30,
                -------------------------
                    1998       1997
                ---------   ------------
First quarter    $  0.080   $  0.070
Second quarter      0.085      0.075
Third quarter       0.090      0.075
Fourth quarter      0.090      0.080

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

                          Independent Auditors' Report



Board of Directors
Klamath First Bancorp, Inc.
Klamath Falls, Oregon


     We have audited the accompanying consolidated balance sheets of Klamath First Bancorp, Inc. and Subsidiary (the "Company") as of September 30, 1998 and 1997, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended September 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. This standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 1998 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles.



/s/ Deloitte & Touche LLP
Portland, Oregon
October 30, 1998

KLAMATH FIRST BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS




                                                                                September 30,
                                                                  ---------------------------------------
                                                                            1998               1997
ASSETS                                                            ------------------   ------------------

Cash and due from banks ..........................................   $    25,644,460    $    24,503,768
Interest bearing deposits with banks .............................        11,496,026          1,431,087
Federal funds sold and securities
purchased under agreements to resell .............................        29,844,783          6,108,341
                                                                     ---------------    ---------------
   Total cash and cash equivalents ...............................        66,985,269         32,043,196

Investment securities available for sale, at fair value ..........       203,224,184        261,846,320
(amortized cost: $199,251,123 and $261,869,234)
Investment securities held to maturity, at amortized cost
(fair value: $2,928,324 and $22,968,997) .........................         2,888,759         22,937,314
Mortgage backed and related securities available for sale,
at fair value (amortized cost: $42,741,863 and $64,097,246) ......        43,335,857         64,868,633
Mortgage backed and related securities held to maturity,
at amortized cost (fair value: $3,696,444 and $5,518,648) ........         3,661,683          5,446,957
Loans receivable, net ............................................       668,146,380        551,825,440
Real estate owned ................................................              --                 --
Premises and equipment, net ......................................        12,347,467         11,671,124
Stock in Federal Home Loan Bank of Seattle, at cost ..............        10,172,900          7,150,400
Accrued interest receivable ......................................         7,471,717          7,626,164
Core deposit intangible ..........................................        11,431,018         13,083,695
Other assets .....................................................         1,637,164          1,578,805
                                                                     ---------------    ---------------
   Total assets ..................................................   $ 1,031,302,398    $   980,078,048
                                                                     ===============    ===============

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
  Deposit liabilities ............................................   $   689,541,345    $   673,977,901
  Accrued interest on deposit liabilities ........................         1,291,784          1,215,745
  Advances from borrowers for taxes and insurance ................         9,420,791          8,915,486
  Advances from Federal Home Loan Bank of Seattle ................       167,000,000        129,000,000
  Short term borrowings ..........................................        12,112,500         17,077,500
  Accrued interest on borrowings .................................           213,957            512,716
  Pension liabilities ............................................           779,392            727,140
  Deferred federal and state income taxes ........................         3,655,944          1,911,573
  Other liabilities ..............................................         2,205,730          2,277,544
                                                                     ---------------    ---------------
    Total liabilities ............................................       886,221,443        835,615,605
                                                                     ---------------    ---------------

SHAREHOLDERS' EQUITY
  Preferred stock, $.01 par value, 500,000 shares authorized;
  none issued ....................................................              --                 --
  Common stock, $.01 par value, 35,000,000 shares authorized,
   September 30, 1998 - 9,916,766 issued, 8,898,972 outstanding
   September 30, 1997 - 10,429,534 issued, 9,235,582 outstanding .            99,168            104,295
  Additional paid-in capital .....................................        82,486,183         92,601,639
  Retained earnings-substantially restricted .....................        71,051,445         64,744,995
  Unearned shares issued to ESOP .................................        (6,850,550)        (7,829,200)
  Unearned shares issued to MRDP .................................        (4,536,865)        (5,623,340)
  Net unrealized gain on securities available for sale, net of tax         2,831,574            464,054
                                                                     ---------------    ---------------
    Total shareholders' equity ...................................       145,080,955        144,462,443
                                                                     ---------------    ---------------
    Total liabilities and shareholders' equity ...................   $ 1,031,302,398    $   980,078,048
                                                                     ===============    ===============

      See notes to consolidated financial statements.

KLAMATH FIRST BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF EARNINGS



                                                                            Years Ended September 30,
                                                              ---------------------------------------------------
                                                                     1998             1997              1996
                                                              ---------------   ---------------   ---------------
INTEREST INCOME
  Loans receivable ........................................   $    49,508,126   $    40,850,478   $    35,261,655
  Mortgage backed and related securities ..................         3,679,740         4,716,184         3,137,046
  Investment securities ...................................        14,766,471         7,342,604         5,730,296
  Federal funds sold and securities purchased under
     agreements to resell .................................           916,847           930,980           462,140
  Interest bearing deposits ...............................           862,086           326,521         1,058,286
                                                              ---------------   ---------------   ---------------
    Total interest income .................................        69,733,270        54,166,767        45,649,423
                                                              ---------------   ---------------   ---------------
INTEREST EXPENSE
  Deposit liabilities .....................................        28,931,749        22,464,345        20,251,039
  Advances from FHLB of Seattle ...........................         7,921,570         6,270,615         2,689,790
  Other ...................................................           995,032         1,120,858           345,698
                                                              ---------------   ---------------   ---------------
    Total interest expense ................................        37,848,351        29,855,818        23,286,527
                                                              ---------------   ---------------   ---------------
    Net interest income ...................................        31,884,919        24,310,949        22,362,896

Provision for loan losses .................................           674,000           370,000           120,000

                                                              ---------------   ---------------   ---------------

    Net interest income after provision for
      loan losses .........................................        31,210,919        23,940,949        22,242,896
                                                              ---------------   ---------------   ---------------

NON-INTEREST INCOME
  Fees and service charges ................................         2,410,239           668,779           260,320
  Gain on sale of investments .............................           440,750             2,144              --
  Gain on sale of real estate owned .......................              --              27,946            22,233
  Other income ............................................           351,365           111,739           239,105
                                                              ---------------   ---------------   ---------------
    Total non-interest income .............................         3,202,354           810,608           521,658
                                                              ---------------   ---------------   ---------------
NON-INTEREST EXPENSE
  Compensation, employee benefits and related expense .....         9,616,323         7,143,516         4,476,052
  Occupancy expense .......................................         2,091,830           919,880           694,912
  Data processing expense .................................           963,475           480,889           343,319
  Insurance premium expense ...............................           289,592           376,029         3,380,779
  Loss on sale of investments .............................              --              14,531         1,642,625
  Loss on sale of real estate owned .......................              --                --               6,271
   Amortization of core deposit intangible ................         1,652,677           302,991              --
  Other expense ...........................................         4,908,907         2,526,519         1,698,272
                                                              ---------------   ---------------   ---------------
    Total non-interest expense ............................        19,522,804        11,764,355        12,242,230
                                                              ---------------   ---------------   ---------------
Earnings before income taxes ..............................        14,890,469        12,987,202        10,522,324

Provision for income tax ..................................         5,339,432         4,429,452         4,412,527
                                                              ---------------   ---------------   ---------------

Net earnings ..............................................   $     9,551,037   $     8,557,750   $     6,109,797
                                                              ===============   ===============   ===============

Earnings per common share - basic .........................   $          1.05   $          0.91   $          0.56
Earnings per common share - fully diluted .................   $          1.00   $          0.88   $          0.55
Weighted average common shares outstanding - basic ........         9,066,471         9,438,915        11,004,939
Weighted average common shares outstanding -  with dilution         9,520,717         9,762,459        11,082,361

     See notes to consolidated financial statements.

KLAMATH  FIRST  BANCORP,   INC.  AND  SUBSIDIARY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                  Unearned     Unearned           Net
                         Common     Common      Additional                          shares       shares    unrealized          Total
                          Stock      Stock         paid-in      Retained            issued       issued    gain (loss) shareholders'
                         Shares     Amount         capital      earnings           to ESOP      to MRDP    securities         equity
                       ----------  ---------   ------------   -----------    -------------  -----------   -----------   ------------
Balance at
October 1, 1995 ....   11,254,475   $122,331   $119,230,653   $55,811,362    $(9,786,500)           $--    $(692,781)  $164,685,065

Cash dividends .....       --          --             --       (2,838,680)          --             --           --       (2,838,680)


ESOP contribution ..     97,865        --          417,652           --          978,650           --           --        1,396,302

Unrealized loss on
securities available
for sale ...........       --          --             --             --             --             --       (355,206)      (355,206)

Unearned shares issued
to MRDP Trust ......   (489,325)       --             --             --             --       (6,694,470)        --       (6,694,470)

Stock repurchased
and retired ........   (620,655)     (6,207)    (8,885,627)          --             --             --           --       (8,891,834)

Net earnings .......       --          --             --        6,109,797           --             --           --        6,109,797
                       --------     -------    -----------    -----------    -----------    -----------    ---------    ------------
Balance at
September 30, 1996 .   10,242,360   116,124    110,762,678     59,082,479     (8,807,850)    (6,694,470)   (1,047,987)  153,410,974

Cash dividends .....       --          --             --       (2,895,234)          --             --           --       (2,895,234)

Unrealized gain on
securities available
for sale ...........       --          --             --             --             --             --      1,512,041      1,512,041

Stock repurchased
and retired ........   (1,182,936)  (11,829)   (18,866,299)          --             --             --           --      (18,878,128)

ESOP contribution ..     97,865        --          705,260           --          978,650           --           --        1,683,910

MRDP contribution ..     78,293        --             --             --             --        1,071,130         --        1,071,130

Net earnings .......       --          --             --        8,557,750           --             --           --        8,557,750
                       --------     -------    -----------    -----------    -----------    -----------    ---------    ------------
Balance at
September 30, 1997 .   9,235,582    104,295     92,601,639     64,744,995     (7,829,200)    (5,623,340)     464,054    144,462,443

Cash dividends .....       --          --             --       (3,244,587)          --             --           --       (3,244,587)

Unrealized gain on
securities available
for sale ...........       --          --             --             --             --             --      2,367,520      2,367,520

Stock repurchased
and retired ........   (544,085)     (5,440)   (11,556,044)          --             --             --           --      (11,561,484)

ESOP contribution ..     97,865        --        1,029,866           --          978,650           --           --        2,008,516

MRDP contribution ..     78,293        --             --             --             --        1,086,475         --        1,086,475

Exercise of stock
options ............     31,317         313        410,722           --             --             --           --          411,035

Net earnings .......       --          --             --        9,551,037           --             --           --        9,551,037
                       --------     -------    -----------    -----------    -----------    -----------    ---------    ------------
Balance at
September 30, 1998 .   8,898,972    $99,168    $82,486,183    $71,051,445    $(6,850,550)   $(4,536,865)   $2,831,574  $145,080,955
                       =========    =======    ===========    ===========    ============   ============   ==========  =============

      See notes to consolidated financial statements.

KLAMATH FIRST BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           Years Ended September 30,
                                                              ---------------------------------------------------
                                                                    1998              1997             1996
                                                              ---------------   ---------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net earnings ..........................................   $     9,551,037   $     8,557,750   $     6,109,797

ADJUSTMENTS TO RECONCILE NET EARNINGS TO
NET CASH PROVIDED BY OPERATING ACTIVITIES
    Depreciation and amortization .........................         2,815,615           772,204           403,074
    Provision for loan losses .............................           674,000           370,000           120,000
    Compensation expense related to ESOP benefit ..........         2,008,515         1,683,910         1,396,302
    Compensation expense related to MRDP Trust ............         1,086,475         1,071,130              --
    Net amortization of premiums (discounts)  paid on
      investment and mortgage backed and related securities            21,994           102,626           210,599
    Increase in deferred loan fees, net of amortization ...         1,258,655           912,445           703,055
    Accretion of discounts on purchased loans .............             3,762              (325)          (14,683)
    Net (gain) loss on sale of real estate owned and
      premises and equipment ..............................             3,196            (3,514)           (5,209)
    Net (gain) loss on sale of investment and mortgage
      backed and related securities .......................          (440,750)           12,387              --
    FHLB stock dividend ...................................          (617,000)         (495,000)         (347,900)
    Increase in core deposit intangible ...................              --         (13,386,686)             --
    Realized loss on sale of U.S. Federal securities
      mutual bond fund ....................................              --                --           1,642,625
CHANGES IN ASSETS AND LIABILITIES
    Accrued interest receivable ...........................           154,447        (2,583,032)       (1,605,691)
    Other assets ..........................................          (218,359)       (1,625,538)         (310,160)
    Accrued interest on deposit liabilities ...............            76,039           503,337          (316,358)
    Accrued interest on borrowings ........................          (298,759)          189,553           323,163
    Pension liabilities ...................................            52,252            59,052            52,053
    Deferred federal and state income taxes ...............           293,310           714,915          (409,246)
    Other liabilities .....................................           131,343        (1,134,717)          315,996
                                                              ---------------   ---------------   ---------------
Net cash provided by operating activities .................        16,555,772        (4,279,503)        8,267,417
                                                              ---------------   ---------------   ---------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from maturity of investment securities
      held to maturity ....................................        20,150,000        48,680,000        69,552,392
    Proceeds from maturity of investment securities
      available for sale ..................................       104,180,000        19,009,324              --
    Principal repayments received on mortgage
       backed and related securities held to maturity .....         1,755,918         1,313,309              --
    Principal repayments received on mortgage
       backed and related securities available for sale ...        24,664,174        18,923,262        12,083,872
    Principal repayments received on loans ................       122,009,359        56,879,728        64,529,602
    Loan originations .....................................      (232,474,655)     (120,072,487)     (135,566,747)
    Loans purchased .......................................        (7,792,061)      (15,648,275)             --
    Purchase of investment securities held
      to maturity .........................................              --         (61,722,409)      (42,971,553)
    Purchase of investment securities available
      for sale ............................................       (60,366,913)     (219,697,100)      (60,969,781)
    Purchase of mortgage backed and related
      securities held to maturity .........................              --                --          (7,423,182)
    Purchase of mortgage backed and related
      securities available for sale .......................       (13,202,490)      (14,850,705)      (84,123,187)
    Purchase of FHLB stock ................................        (2,405,500)       (4,307,500)             --
    Proceeds from sale of FHLB stock ......................              --           2,425,900              --
    Proceeds from sale of investment securities
      available for sale ..................................        19,388,451        16,066,044              --
    Proceeds from sale of mortgage backed and related
      securities available for sale .......................         9,656,938         5,743,267              --
    Proceeds from sale of real estate owned and
      premises and equipment ..............................              --              86,159           177,595
    Purchases of premises and equipment ...................        (1,682,477)       (7,176,075)         (136,406)
                                                                  ------------     -------------     -------------
 Net cash used in investing activities                            (16,119,256)     (274,347,558)     (184,847,395)

(continued)

KLAMATH FIRST BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Continued)


                                                                           Years Ended September 30,
                                                                    1998              1997              1996
                                                             ________________   _______________   ______________________

CASH FLOWS FROM FINANCING ACTIVITIES

    Increase/(decrease) in deposit liabilities
     deposits, net of withdrawals .........................   $    15,563,444   $   274,304,721   $    15,293,649
    Proceeds from FHLB advances ...........................       179,000,000       184,000,000       105,000,000
    Repayments of FHLB advances ...........................      (141,000,000)     (145,000,000)      (35,000,000)
    Proceeds from short term borrowings ...................        88,343,199        84,750,150        21,938,300
    Repayments of short term borrowings ...................       (93,308,199)      (82,577,050)       (7,033,900)
    Repayment of stock oversubscription ...................              --                --         (65,685,300)
    Purchase of stock for MRDP ............................              --                --          (6,694,470)
    Stock repurchase and retirement .......................       (11,561,483)      (18,878,128)       (8,891,834)
    Proceeds from exercise of stock options ...............           411,035              --                --
    Advances from borrowers for tax and insurance .........           505,305         1,084,359          (135,297)
    Dividends paid ........................................        (3,447,744)       (3,193,428)       (2,025,807)
                                                              ---------------   ---------------   ---------------
Net cash provided by financing activities .................        34,505,557       294,490,624        16,765,341
                                                                                ---------------   ---------------
Net (decrease) increase in cash and cash
  equivalents .............................................        34,942,073        15,863,563      (159,814,637)

Cash and cash equivalents at beginning
  of year .................................................        32,043,196        16,179,633       175,994,270
                                                              ---------------   ---------------   ---------------
Cash and cash equivalents at end of quarter ...............   $    66,985,269   $    32,043,196   $    16,179,633
                                                              ===============   ===============   ===============
SUPPLEMENTAL SCHEDULE OF INTEREST AND
INCOME
  TAXES PAID
    Interest paid .........................................   $    38,071,070   $    29,162,927   $    23,483,212
    Income taxes paid .....................................         5,808,299         3,373,457         4,555,053

SUPPLEMENTAL SCHEDULE OF NONCASH
  INVESTING ACTIVITIES

    Transfer of investment securities from held to maturity to
     available for sale at estimated fair value ...........               $--               $--   $    27,171,074
    Transfer of mortgage backed and related securities from held
      to maturity to available for sale at estimated fair value            --                --         1,717,890
    Net unrealized gain (loss) on securities
      available for sale ..................................         2,367,520         1,512,041          (355,206)
    Dividends declared and accrued in other ...............           892,509           834,363           812,873













    See notes to consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Principles of Consolidation

     The consolidated financial statements include the accounts of Klamath First Bancorp, Inc. and its wholly-owned subsidiary Klamath First Federal Savings and Loan Association (collectively the "Company"). All intercompany accounts and transactions have been eliminated in consolidation.

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

Investment Securities

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," investment securities held to maturity are stated at cost only if the Company has the positive intent and the ability to hold the securities to maturity. Securities available for sale, including mutual funds, and trading securities are stated at fair value. Unrealized gains and losses from available for sale securities are excluded from earnings and reported (net of tax) as a net amount in a separate component of shareholders' equity until realized. Realized gains and losses on the sale of securities, recognized on a specific identification basis, and valuation adjustments of trading account securities are included in non-interest income or expense. Net unrealized gains or losses on securities resulting from an other than temporary decline in the fair value are recognized in earnings when incurred.

     During December 1995, the Association reclassified $27,171,074 of investment securities and $1,717,890 of mortgage backed and related securities from held to maturity to available for sale at fair values, with unrealized gains and losses of $200,508 and $100,421, respectively. The reclassification was made in accordance with the Financial Accounting Standards Board (FASB) special report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," that permitted a one-time reassessment of the appropriateness of the held to maturity classification, without affecting the classification of the remaining securities held to maturity. Unrealized gains and losses on securities available for sale are excluded from earnings and reported net of tax as a separate component of shareholders' equity until realized.

Stock Investments

     The Company holds stock in the Federal Home Loan Bank. At September 30, 1996 the Company also held stock in a U.S. Federal securities mutual bond fund. These investments are carried at the lower of cost or fair value.

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

     The Association records its mortgage servicing rights at fair value in accordance with SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," which amended SFAS Nos. 65, "Accounting for Certain Mortgage Banking Activities," and 122, "Accounting for Mortgage Servicing Rights." SFAS No. 125 requires the Association to allocate the total cost of all mortgage loans sold, whether originated or purchased, to the mortgage servicing rights and the loans (without mortgage servicing rights) based on their relative fair values if it is practicable to estimate those fair values. As of September 30, 1998 the Company has no servicing assets.

Core Deposit Intangible

     On July 18, 1997 the Company assumed $241.3 million of deposits from Wells Fargo Bank, N.A. for a core deposit premium of $16.4 million. In conjunction with the assumption of these deposits the Company also acquired 25 branch facilities (24 owned and one leased) located throughout Oregon. In accordance with generally accepted accounting principles for purchase transactions, the property acquired was recorded at fair value and the recorded core deposit intangible was reduced by the market value adjustment between the fair value of the property acquired less the purchase price. The recorded net core deposit intangible of $13.4 million is being amortized to non-interest expense on a straight-line basis over 8.1 years.

Income Taxes

     The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes," which requires the use of the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Pension Cost

     It is the Company's policy to fund retirement costs as they are accrued. All such costs are computed on the basis of accepted actuarial methods.

Employee Stock Option Plan

     The Company sponsors an Employee Stock Ownership Plan ("ESOP"). The ESOP is accounted for in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position 93-6, "Employer's Accounting for Employee Stock Ownership Plans." Accordingly, the shares held by the ESOP are reported as unearned shares issued to the employee stock ownership plan in the statement of financial condition. The plan authorizes release of the shares over a ten-year period, of which seven years are remaining. As shares are released from collateral, compensation expense is recorded equal to the then current market price of the shares, and the shares become outstanding for earnings per share calculations.

Management Recognition and Development Plan

     The Company sponsors a Management Recognition and Development Plan ("MRDP"). The MRDP is accounted for in accordance with SFAS No.123, "Accounting for Stock-Based Compensation," and a modification of FASB Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans." The plan authorizes the grant of common stock shares to certain officers and directors, which vest over a five-year period in equal installments. The Company will recognize compensation expense in the amount of the cost of the common stock in accordance with the vesting schedule during the years in which the shares are payable. When the MRDP awards are allocated, the common stock shares become common stock equivalents for earnings per share calculations.

Stock Based Compensation

     The Company accounts for stock compensation using the intrinsic value method as prescribed in Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Under the intrinsic value based method, compensation cost for stock options is measured as the excess, if any, of the quoted market price of stock at grant date over the amount an employee must pay to acquire the stock. Stock options granted by the Company have no intrinsic value at the grant date and, under APB No. 25, there is no compensation expense to be recorded.

     SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock based employee compensation plans at fair value. The fair value approach measures compensation costs based on factors such as the term of the option, the market price at grant date, and the option exercise price, with expense recognized over the vesting period. See Note 14 for pro forma effect on net income and earnings per share as if the fair value method had been used.

Recently Issued Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes requirements for disclosure of comprehensive income and becomes effective for years beginning after December 15, 1997. Reclassification of earlier financial statements for comparative purposes is required.

     In June 1997, the FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about the Company's operating segments. This statement supercedes SFAS No. 14, "Financial Reporting for Segments of Business Enterprises." The new standard becomes effective for years beginning after December 15, 1997, and requires that comparative information from earlier periods be restated to conform to the requirements of this standard. The adoption of these statements is not expected to be material to the Company.

     In February 1998, SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," was issued. SFAS No. 132 revises employers' disclosures about pensions and other postretirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful. This Statement becomes effective for fiscal years beginning after December 15, 1997. Restatement of disclosures for earlier periods provided for comparative purposes is required unless the information is not readily available.

     In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. This Statement becomes effective for fiscal years beginning after June 15, 1999, and should not be applied retroactively to financial statements of prior periods.

     The adoption of these Statements is not expected to have material impact on the financial statements of the Company.

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

(3) Cash and Due from Banks

     The Company is required to maintain an average reserve balance with the Federal Reserve Bank, or maintain such reserve balance in the form of cash. The amount of this required reserve balance was approximately $3.0 million and $1.7 million at September 30, 1998 and 1997, respectively, and was met by holding cash and maintaining an average balance with the Federal Reserve Bank in excess of this amount.

(4) Investments and Mortgage Backed Securities

     Amortized cost and approximate fair value of securities available for sale and held to maturity are summarized by type and maturity as follows:

                                                          September 30, 1998
                                      -------------------------------------------------------
                                                          Gross Unrealized
                                       Amortized    --------------------------          Fair
                                          cost         Gains            Losses         value
                                      ----------    ----------        --------  -------------
Investment securities available for sale:

  U.S. Government obligations:
  Maturing within one year ......   $ 11,555,117   $     95,853            $--   $ 11,650,970
  Maturing after one year through
   five years ...................     91,064,477      2,738,617           --       93,803,094


State and municipal obligations:
  Maturing after one year through
   five years ...................        890,782         21,258           --          912,040
  Maturing after ten years ......     16,515,526        675,702            567     17,190,661

Corporate obligations:
  Maturing within one year ......     14,518,739         34,576           --       14,553,315
  Maturing after one year through
   five years ...................     44,883,935        772,455         12,836     45,643,554
  Maturing after ten years ......     19,822,547             --        351,997     19,470,550
                                    ------------   ------------   ------------   ------------
                                    $199,251,123   $  4,338,461   $    365,400   $203,224,184
                                    ============   ============   ============   ============


                                                         September 30, 1997
                                    ----------------------------------------------------------
                                                         Gross Unrealized
                                      Amortized     --------------------------          Fair
                                        cost          Gains            Losses          value
                                    ------------    ----------      ----------     ----------
Investment securities available for sale:

  U.S. Government obligations:
  Maturing within one year ......   $ 13,965,878   $      9,375   $        878   $ 13,974,375
  Maturing after one year through
   five years ...................    162,907,463         72,214        317,301    162,662,376
  Maturing after five years through
   ten years ....................      8,988,131         12,454         36,210      8,964,375

State and municipal obligations:
  Maturing after one year through
   five years ...................        793,692         10,504           --          804,196
  Maturing after five years
  through ten years .............        100,000            730           --          100,730
  Maturing after ten years ......      7,966,716        225,807         10,348      8,182,175

Corporate obligations:
  Maturing within one year ......     18,220,348           --              455     18,219,893
  Maturing after one year through
   five years ...................     48,927,006         38,519         27,325     48,938,200
                                    ------------   ------------   ------------   ------------
                                    $261,869,234   $    369,603   $    392,517   $261,846,320
                                    ============   ============   ============   ============


                                                           September 30, 1998
                                           -----------------------------------------------------------
                                                                Gross Unrealized
                                            Amortized   ------------------------------            Fair
                                               Cost         Gains              Losses            Value
                                           ----------   ------------        ----------     -----------
Investment securities held to maturity:

  State and municipal obligations:
    Maturing within one year ...........   $   210,837   $     1,397                 $--   $   212,234
    Maturing after one year through
     five years ........................       677,922        36,168                  --       714,090

  Corporate obligations:
    Maturing within one year ...........     2,000,000         2,000                  --     2,002,000
                                           -----------   -----------   -----------------   -----------
                                           $ 2,888,759   $    39,565                 $--   $ 2,928,324
                                           ===========   ===========   =================   ===========

                                                          September 30, 1997
                                           -----------------------------------------------------------
                                                                Gross Unrealized
                                            Amortized   ------------------------------            Fair
                                               Cost         Gains              Losses            Value
                                           ----------   ------------   ---------------     -----------

Investment securities held to maturity:

  State and municipal obligations:
    Maturing within one year ...........   $   150,797   $        55               $--     $   150,852
    Maturing after one year through
     five years ........................       891,678        26,982                  34       918,626

  Corporate obligations:
    Maturing within one year ...........    19,894,839          --                  --      19,894,839
    Maturing after one year through
      five years .......................     2,000,000         4,680                --       2,004,680
                                           -----------   -----------   -----------------   -----------
                                           $22,937,314   $    31,717   $              34   $22,968,997
                                           ===========   ===========   =================   ===========



                                                                September 30, 1998
                                            ----------------------------------------------------------
                                                                  Gross Unrealized
                                             Amortized   -------------------------------          Fair
                                                 cost         Gains             Losses           value
                                            ----------   -----------   -----------------   -----------
MORTGAGE BACKED AND RELATED SECURITIES AVAILABLE FOR SALE:

FNMA maturing after five years
   through ten years ...................   $ 4,045,247   $    40,251                 $--   $ 4,085,498

FNMA maturing after ten years ..........     8,820,853        89,676              11,334     8,899,195

FHLMC maturing after ten years .........    14,722,039       438,394               1,941    15,158,492

GNMA maturing after ten years ..........     3,619,071        43,083                  --     3,662,154

SBA maturing after ten years ...........    11,534,653         1,780               5,915    11,530,518
                                           -----------   -----------   -----------------   -----------
                                           $42,741,863   $   613,184   $          19,190   $43,335,857
                                           ===========   ===========   =================   ===========


                                                           September 30, 1997
                                           -----------------------------------------------------------
                                                                Gross Unrealized
                                             Amortized   -------------------------                Fair
                                                  cost      Gains          Losses                value
                                           -----------   -----------   -----------         -----------
MORTGAGE BACKED AND RELATED SECURITIES AVAILABLE FOR SALE:

  FNMA maturing after ten years ........   $12,775,233   $   139,212   $    17,043         $12,897,402

  FHLMC maturing after ten years .......    25,881,492       692,304          --            26,573,796

  GNMA maturing after ten years ........     9,708,884        98,821          --             9,807,705

  SBA maturing after ten years .........    15,731,637         1,223       143,130          15,589,730
                                           -----------   -----------   -----------         -----------
                                           $64,097,246   $   931,560   $   160,173         $64,868,633
                                           ===========   ===========   ===========         ===========



                                                          September 30, 1998
                                           -----------------------------------------------------------
                                                             Gross Unrealized
                                            Amortized   -------------------------               Fair
                                               Cost         Gains        Losses                Value
                                           ----------   ------------   ----------         -----------

MORTGAGE BACKED AND RELATED SECURITIES HELD TO MATURITY:

  GNMA maturing after ten years ........   $ 3,661,683   $    34,761           $--         $ 3,696,444
                                           ===========   ===========   ===========         ===========

                                                           September 30, 1997
                                           -----------------------------------------------------------
                                                              Gross Unrealized
                                            Amortized   --------------------------               Fair
                                               Cost         Gains          Losses               Value
                                           ----------   ------------    ----------         -----------

MORTGAGE BACKED AND RELATED SECURITIES HELD TO MATURITY:

  GNMA maturing after ten years ........   $ 5,446,957   $    71,691           $--         $ 5,518,648
                                           ===========   ===========   ===========         ===========

     Expected maturities of mortgage backed and related securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     At September 30, 1998 and 1997, the Company pledged securities totaling $31.2 million and $26.7 million, respectively, to secure certain public deposits and for other purposes as required or permitted by law.

     The Company has also pledged securities of $12.0 million and $17.0 million to secure short term borrowings of reverse repurchase agreements at September 30, 1998 and 1997, respectively. (See Note 10.)

(5)  Loans Receivable

Loans receivable are summarized as follows:

                                                            September 30,
                                                     ---------------------------
                                                          1998          1997
                                                     ------------   ------------
Real estate loans:
  Permanent residential 1-4 family ...............   $577,321,223   $498,594,583
  Multi-family residential .......................     19,229,984     16,881,256
  Construction ...................................     64,288,949     30,487,341
  Commercial .....................................     29,457,284     22,638,824
  Land ...........................................      2,184,595      1,586,418
                                                     ------------   ------------
     Total real estate loans .....................    692,482,035    570,188,422

Non-real estate loans:
  Savings account ................................      1,990,776      1,710,930
  Home improvement and home equity ...............      5,749,969      3,486,651
  Other ..........................................      4,480,064      1,189,770
                                                     ------------   ------------
     Total non-real estate loans .................     12,220,809      6,387,351
                                                     ------------   ------------
     Total loans .................................    704,702,844    576,575,773

Less:
  Undisbursed portion of loans ...................     26,986,869     17,096,382
  Deferred loan fees .............................      7,619,918      6,357,500
  Allowance for loan losses ......................      1,949,677      1,296,451
                                                     ------------   ------------
                                                     $668,146,380   $551,825,440
                                                     ============   ============

     The weighted average interest rate on loans at September 30, 1998 and 1997 was 7.71% and 7.82%, respectively.

     The Company serviced loans owned by others of $724,559, $1.1 million, and $1.2 million at September 30, 1998, 1997, and 1996, respectively.

     Loans to employees, officers, and directors totaled $8.8 million and $6.0 million at September 30, 1998 and 1997, respectively.

Activity in the allowance for loan losses is summarized as follows:

                                       Years Ended September 30,
                             -----------------------------------------
                                 1998           1997           1996
                             ------------   ------------   -----------
Balance, beginning of year   $ 1,296,451    $   927,820    $   807,820
Charge-offs ..............       (20,774)        (1,369)          --
Additions ................       674,000        370,000        120,000
                             -----------    -----------    -----------

Balance, end of period ...   $ 1,949,677    $ 1,296,451    $   927,820
                             ===========    ===========    ===========

(6) Premises and Equipment

Premises and equipment consist of the following:

                                                             September 30,
                                                     ----------------------------
                                                          1998           1997
                                                     ------------    ------------
Land .............................................   $  2,479,807    $  2,410,937
Office buildings and construction in progress ....     10,403,971       9,419,228
Furniture, fixtures and equipment ................      4,211,886       3,661,099
Automobiles ......................................         38,856          36,226
Less accumulated depreciation ....................     (4,787,053)     (3,856,366)
                                                     ------------    ------------
                                                     $ 12,347,467    $ 11,671,124
                                                     ============    ============

     Depreciation expense was $1,002,938, $469,208, and $403,074 for the years ended September 30, 1998, 1997, and 1996, respectively.

(7)   Accrued Interest Receivable

The following is a summary of accrued interest receivable:

                                                             September 30,
                                                     ----------------------------
                                                          1998            1997
                                                     ------------    ------------
Loans receivable .................................   $  4,114,533    $  3,628,624
Mortgage backed and related securities ...........        424,458         644,320
Investment securities ............................      2,932,726       3,353,220
                                                     ------------    ------------
                                                     $  7,471,717    $  7,626,164
                                                     ============    ============

(8)   Deposit Liabilities

The following is a summary of deposit liabilities:

                                                                     September 30,
                                           -------------------------------------------------------------
                                                         1998                            1997
                                           -----------------------------   -----------------------------
                                                Amount          Percent         Amount          Percent
                                           ---------------    ----------   ---------------    ----------
Checking accounts, non-interest
 bearing ...............................   $    47,547,651          6.9%   $    52,578,155          7.8%
                                           ---------------    ---------    ---------------    ---------

Interest-bearing checking ..............        70,561,435         10.2         75,044,568         11.1
                                           ---------------    ---------    ---------------    ---------

Passbook and statement savings .........        61,413,910          8.9         63,178,697          9.4
                                           ---------------    ---------    ---------------    ---------

Money market deposits ..................       114,667,649         16.6        107,573,735         16.0
                                           ---------------    ---------    ---------------    ---------
Certificates of deposit
 Less than 4% ..........................         1,371,156          0.2          2,783,927          0.4
 4.00% to 5.99% ........................       329,246,772         47.8        310,435,332         46.0
 6.00% to 7.99% ........................        43,853,274          6.4         39,599,328          5.9
 8.00% to 9.99% ........................        20,879,498          3.0         22,784,159          3.4
                                           ---------------    ---------    ---------------    ---------
                                               395,350,700         57.4        375,602,746         55.7
                                           ---------------    ---------    ---------------    ---------
                                           $   689,541,345        100.0%   $   673,977,901        100.0%
                                           ===============    =========    ===============    =========

Following is a summary of interest expense on deposits:

                                          Years Ended September 30,
                                 ------------------------------------------
                                     1998           1997           1996
                                 ------------   ------------   ------------
Interest-bearing checking ....   $  1,088,777   $    791,032   $    546,383
Passbook and statement savings      1,683,101      1,270,468        982,814
Money market .................      4,275,419      2,391,245      1,950,419
Certificates of deposit ......     21,990,525     18,075,128     16,835,250
                                 ------------   ------------   ------------
                                   29,037,822     22,527,873     20,314,866

Less early withdrawal
 penalties ...................        106,073         63,528         63,827

                                 ------------   ------------   ------------
  Net interest on deposits ...   $ 28,931,749   $ 22,464,345   $ 20,251,039
                                 ============   ============   ============

At September 30, 1998, deposit maturities are as follows:

Within 1 year ...........   $483,393,453
1 year to 3 years .......    157,075,791
3 years to 5 years ......     30,038,755
Thereafter ..............     19,033,346
                            ------------
                            $689,541,345
                            ============

Weighted average interest rates at September 30 are as follows:

                                                 1998            1997
                                              ----------      ----------
Interest-bearing checking ..............           1.33%           1.92%
Passbook and statement savings .........           2.44%           2.75%
Money market ...........................           3.92%           3.92%
Certificates of deposit ................           5.81%           5.87%
Weighted average rate for all deposits .           4.66%           4.74%

     Deposits in excess of $100,000 totaled $151.0 million and $119.2 million at September 30, 1998 and 1997, respectively. Deposits in excess of $100,000 are not insured by the Federal Deposit Insurance Corporation ("FDIC").

(9)   Advances from FHLB

     As a member of the FHLB of Seattle, the Association maintains a credit line that is a percentage of its total regulatory assets, subject to collateralization requirements. At September 30, 1998, the credit line was 30 percent of total assets of the Association. Advances are collateralized in aggregate, as provided for in the Advances, Security and Deposit Agreements with the FHLB of Seattle, by certain mortgages or deeds of trust, and securities of the U.S. Government and agencies thereof. At September 30, 1998 the minimum book value of eligible collateral for these borrowings was $183.7 million.


Scheduled maturities of advances from the FHLB were as follows:



                                     September 30, 1998                           September 30, 1997
                       ----------------------------------------------   -------------------------------------------
                                             Range of        Weighted                    Range of         Weighted
                                             interest         average                    interest          average
                            Amount              rates   interest rate       Amount          rates    interest rate
                        ------------     -------------  -------------   -----------   ------------  ---------------
Due within one year .   $ 30,000,000       5.54%-5.56%       5.55%      $59,000,000    5.57%-6.70%           5.66%






After one but within
five years ..........     55,000,000       5.39%-5.74%       5.56%       70,000,000    5.39%-5.84%           5.59%

After five but within
ten years ...........     82,000,000       4.77%-5.24%       4.96%             --              --             --
                        ------------                                   ------------
                        $167,000,000                                   $129,000,000
                        ============                                   ============

(10)  Short Term Borrowings

     Securities sold under agreements to repurchase at September 30, 1998 consisted of reverse repurchase agreements of $12.1 million.

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

Financial data pertaining to the weighted average cost, the level of securities sold under agreements to repurchase, and the related interest expense are as follows:

                                                          Years Ended September 30,
                                               ----------------------------------------------
                                                     1998            1997            1996
                                               --------------  --------------   -------------
Weighted average interest rate at end of year           5.65%           5.75%           5.65%
Weighted daily average interest rate
during the year .............................           5.80%           5.82%           5.55%
Daily average of securities sold
under agreements to repurchase ..............   $ 14,669,203    $ 16,804,520    $  3,530,795
Maximum securities sold under
agreements to repurchase at any
month end ...................................     17,077,500      19,117,500      14,904,000
Interest expense during the year ............        850,122         978,023         196,130

     The Company had an unused line of credit totaling $15.0 million with U.S. National Bank of Oregon at September 30, 1998 and 1997.

(11) Taxes on Income

The following is a summary of income tax expense:

                                                          Years ended September 30,
                                                --------------------------------------------
                                                     1998            1997           1996
                                                ------------    ------------    ------------
Current Taxes
Federal .....................................   $  4,771,653    $  3,076,977    $  4,384,720
State .......................................        468,978         639,503         437,053
                                                ------------    ------------    ------------
Current tax provision .......................      5,240,631       3,716,480       4,821,773
                                                ------------    ------------    ------------
Deferred Taxes
Federal .....................................         82,204         648,092        (372,005)
State .......................................         16,597          64,880         (37,241)
                                                ------------    ------------    -------------
Deferred tax provision ......................         98,801         712,972        (409,246)
                                                ------------    ------------    -------------
Provision for income taxes ..................   $  5,339,432    $  4,429,452    $  4,412,527
                                                ============    ============    =============

An analysis of income tax expense, setting forth the reasons for the variation from the "expected" federal corporate income tax rate and the effective rate provided, is as follows:

                                                              Years ended September 30,
                                                -----------------------------------------------
                                                        1998            1997            1996
                                                --------------   ------------    -------------
Federal income taxes computed at
statutory rate ..............................           35.0%           35.0%           35.0%

Tax effect of:

State income taxes, net of Federal
income tax benefit ..........................            2.1             4.4             2.2
Nondeductible ESOP compensation
expense .....................................            2.4             5.4             4.0
Deductible MRDP compensation
expense .....................................           (1.5)           (2.2)           --
Elimination of valuation allowance ..........           --             (12.6)           --
Other .......................................           (0.6)            4.1             0.7
                                                -------------    ------------    ------------
Income tax expense included in the
statement of income .........................           35.9%           34.1%           41.9%
                                                =============    ============    ============


     Deferred income taxes at September 30, 1998 and 1997 reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws.

The tax effects of temporary differences which give rise to a significant portion of deferred tax assets and deferred tax liabilities are as follows:

                                                      September 30,
                                               --------------------------
                                                 1998           1997
                                               -----------   ------------
DEFERRED TAX ASSETS

Deferred loan fees ........................            $--   $     11,202
Allowance for losses on loans .............        761,440        515,648
Pension liability .........................        306,462        287,220
Unearned ESOP shares ......................        422,071        235,621
Core deposit premium ......................        359,209         55,054
                                              ------------   ------------
Total gross deferred tax assets ...........      1,849,182      1,104,745
                                              ------------   ------------

DEFERRED TAX LIABILITIES

FHLB stock dividends ......................        585,949        801,204
Deferred loan fees ........................        919,314           --
Tax bad debt reserve in excess of base-
year reserve ..............................      1,469,444      1,469,444
Unrealized gain on securities held for sale      1,735,484        284,522
Other .....................................        794,935        461,148
                                              ------------   ------------
Total gross deferred tax liabilities ......      5,505,126      3,016,318
                                              ------------   ------------
Net deferred tax liability ................   $  3,655,944   $  1,911,573
                                              ============   ============

     At September 30, 1996 the Company created a valuation allowance of $648,837 to offset the deferred tax asset associated with the realized capital loss on the U.S. Federal securities mutual bond fund because management was not assured of being able to realize a capital gain and the related tax benefit. During the year ended September 30, 1997, the Company, through sale of certain investments, realized a capital gain for tax purposes that assures realization of the tax benefit and thus reduced the valuation allowance to zero. There continues to be no valuation allowance at September 30, 1998.

     The Company has qualified under provisions of the Internal Revenue Code to compute federal income taxes after deductions of additions to the bad debt reserves. At September 30, 1998, the Company had a taxable temporary difference of approximately $10.5 million that arose before 1988 (base-year amount). In accordance with SFAS No. 109, a deferred tax liability has not been recognized for the temporary difference. Management does not expect this temporary difference to reverse in the foreseeable future.

(12)   Shareholders' Equity

     During September 1996, the Board of Directors approved and the Company engaged in a stock repurchase program resulting in the retirement of 620,655 shares or 5.07% of the common stock. During the quarter ended December 31, 1996, the Company received approval from the OTS to repurchase 10% of its outstanding shares. This repurchase was completed in January resulting in the reduction of shares outstanding by 1,161,247 and reducing equity by $18.5 million. The shares were repurchased at an average price of $15.91. During April 1998, the Board of Directors approved and the Company engaged in a stock repurchase program resulting in the retirement of 521,477 shares, or 5%, of the common stock. The repurchase was completed by May 31, 1998 at an average price of $21.22.

     On April 9, 1998 and 1997 the vested portion of awarded MRDP shares were released. Many of the recipients of this award had the Company withhold and retire some of their shares to pay the associated taxes. This further reduced the number of shares outstanding by 22,608 and 21,689 shares, respectively, and reduced equity by $498,054 and $377,000, respectively.

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

     In September 1998, the Board of Directors authorized the repurchase of up to 1,983,353 shares of the Company's common stock, which represents approximately 20 percent of its outstanding shares as of September 30, 1998. The repurchase will be made through a "Modified Dutch Auction Tender." Under this procedure, the Company's shareholders will be given the opportunity to sell part or all of their shares to the Company at a price of not less than $18.00 per share and not more than $20.00 per share. The Company expects to complete the repurchase early in 1999.

(13) Earnings Per Share

     Earnings per share ("EPS") is computed in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," which was adopted by the Company as of December 31, 1997. EPS for all prior periods have been restated to reflect the adoption. Diluted EPS is computed using the treasury stock method, giving effect to potential additional common shares that were outstanding during the period. Potential dilutive common shares include shares held by the Company's Employee Stock Ownership Plan ("ESOP") that are committed for release, shares awarded but not released under the Company's Management Recognition and Development Plan ("MRDP"), and stock options granted under the Stock Option Plan. Following is a summary of the effect of dilutive securities on weighted average number of shares (denominator) for the basic and diluted EPS calculations. There are no resulting adjustments to net earnings.

                                                      For the Years Ended September 30,
                                                --------------------------------------------
                                                    1998            1997            1996
                                                ------------   -------------    ------------
Weighted average common
shares outstanding - basic ..................      9,066,471       9,438,915      11,004,939
                                                ------------    ------------    ------------
Effect of Dilutive Securities on Number of Shares:
MRDP shares .................................         63,656          45,824           2,686
ESOP shares .................................         48,933          48,933          48,933
Stock options ...............................        341,657         228,787          25,803
                                                ------------    ------------    ------------
Total Dilutive Securities ...................        454,246         323,544          77,422
                                                ------------    ------------    ------------
Weighted average common shares
 outstanding - with dilution ................      9,520,717       9,762,459      11,082,361
                                                ============    ============    ============

(14) Employee Benefit Plans

Employee Retirement Plan

     The Company is a member of a multiple-employer trusteed pension plan ("Plan") covering all employees with at least one year of service and pays direct pensions to certain retired employees. Benefits are based on years of service with the Company and salary excluding bonuses, fees commissions, etc. Participants are vested in their accrued benefits after five years of service. Pension expense of $180,000, $170,613, and $198,000 was incurred during the years ended September 30, 1998, 1997, and 1996, respectively. Separate actuarial valuations, including computed value of vested benefits, are not made with respect to each contributing employer, nor are the plan assets so segregated by the trustee. The Plan had an over-funded accumulated benefit of approximately $680.4 million at June 30, 1998.

Director Deferred Compensation Plan

     The Company also has an unfunded supplemental benefits plan to provide members of the Board of Directors with supplemental retirement benefits. Supplemental benefits are based on monthly fees approved by the Compensation Committee of the Board. Pension costs recognized for the years ended September 30, 1998, 1997, and 1996 were $71,052, $71,052, and $71,053, respectively. At
September 30, 1998 and 1997, the projected benefit obligation was $779,392 and $727,140, respectively.

Management Recognition and Development Plan

     In February 1996, the Board of Directors approved a MRDP for the benefit of officers and non-employee directors which authorizes the grant of 489,325 common stock shares. The MRDP was approved by the Company's shareholders on April 9, 1996. Those eligible to receive benefits under the MRDP are determined by members of a committee appointed by the Board of Directors of the Company. MRDP awards vest over a five-year period in equal installments beginning on April 9, 1997 (the first anniversary of the effective date of the MRDP) or upon the participant's death or disability. On April 9, 1996, 391,459 shares were awarded to officers and directors. In accordance with the vesting schedule, 78,293 shares were released to those individuals on April 9, 1997 and an additional 78,293 shares were released on April 9, 1998. On November 19, 1997 a new award of 6,116 shares was made to a director. Under the plan these shares will vest over a five year period. During 1998, 17,616 shares awarded under the plan were forfeited upon resignation of an officer. The Company recognizes compensation expense in the amount of the cost of the common stock in accordance with the vesting schedule during the years in which the shares are payable. Compensation expense for the years ended September 30, 1998 and 1997 was $1.1 million and $1.1 million, respectively. There was no compensation expense recorded for the year ended September 30, 1996 because no shares were vested under the plan.

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

Option activity under the Stock Plan is as follows:

                                                                  Weighted
                                                Number of          Average
                                                   Shares   Exercise Price
                                              ------------  --------------
Outstanding, September 30, 1995 ...........           --             --
Granted ...................................        971,308   $     13.125
Exercised .................................           --             --
Canceled ..................................           --             --
                                              ------------   ------------
Outstanding, September 30, 1996 ...........        971,308   $     13.125
Granted ...................................           --             --
Exercised .................................           --             --
Canceled ..................................           --             --
                                              ------------   ------------
Outstanding, September 30, 1997 ...........        971,308   $     13.125
Granted ...................................         23,243   $     20.577
Exercised .................................        (31,317)  $     13.125
Canceled ..................................        (46,976)  $     13.125
                                              ------------   ------------
Outstanding, September 30, 1998 ...........        916,258   $     13.314
                                              ============   ============


     At September 30, 1998, 275,738 shares were available for future grants under the Stock Plan.

Additional information regarding options outstanding as of September 30, 1998 is as follows:

                                                            Weighted Avg.
       Range of             Options            Options          Remaining
Exercise Prices         Outstanding        Exercisable   Contractual Life
----------------      -------------      -------------   ----------------

       $  13.125            893,015            357,206                7.5
       $  20.577             23,243                 --                9.1
                      -------------      -------------
                            916,258            357,206
                      =============      =============

Additional Stock Plan Information

     As discussed in Note 1, the Company continues to account for its stock-based awards using the intrinsic value method in accordance with Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees" and its related interpretations. Accordingly no compensation expense has been recognized in the financial statements for employee stock arrangements.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method as of the beginning of fiscal 1996. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values.

The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions:

                                              November 1997     April 1996
                                                  Grant           Grant
                                              -------------     ----------
Risk free interest rates ..................           5.79%          6.33%
Expected dividend .........................           1.75%          1.75%
Expected lives, in years ..................            7.5            7.5
Expected volatility .......................          23.24%         19.63%

     The weighted average grant-date fair value of options granted during fiscal years 1998 and 1996 were $6.65 and $4.12, respectively. The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. Had compensation cost for these awards been determined with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                     Year ended September 30,
                                             1998             1997             1996
                                          ----------       ----------       ----------
Net earnings:
                As reported               $9,551,032       $8,557,750       $6,109,797
                Pro forma                  9,040,748        8,063,929        5,862,887
Earnings per common
share - basic
                As reported                    $1.05            $0.91            $0.56
                Pro forma                      $1.00            $0.85            $0.53
Earnings per common
share - fully diluted:
                As reported                    $1.00            $0.88            $0.55
                Pro forma                      $0.95            $0.83            $0.53

(15) Employee Stock Ownership Plan

     As part of the stock conversion consummated on October 4, 1995, the Company established an ESOP for all employees that are age 21 or older and have completed two years of service with the Company. The ESOP borrowed $9,786,500 from the Company and used the funds to purchase 978,650 shares of the common stock of the Company issued in the conversion which would be distributed over a ten year period. The loan will be repaid principally from the Company's discretionary contributions to the ESOP over a period of ten years. The loan had an outstanding balance of $6.9 million and $7.8 million at September 30, 1998 and 1997, respectively, and an interest rate of 8.75%. The loan obligation of the ESOP is considered unearned compensation and, as such, recorded as a reduction of the Company's shareholders' equity. Both the loan obligation and the unearned compensation are reduced by the amount of loan repayments made by the ESOP. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation in the year of allocation. Benefits are fully vested at all times under the ESOP. Forfeitures are reallocated to remaining plan participants and may reduce the Company's contributions. Benefits may be payable on retirement, death, disability, or separation from service. Since the Company's annual contributions are discretionary, benefits payable under the ESOP cannot be estimated. Compensation expense is recognized to the extent of the fair value of shares committed to be released. The Company recorded compensation expense under the ESOP of $2.0 million, $1.7 million and, $1.4 million for the years ended September 30, 1998, 1997 and 1996, respectively and 97,865 shares were allocated among the participants in each of those years.

(16) Fair Value of Financial Instruments

     Financial instruments have been construed to generally mean cash or a contract the implies an obligation to deliver cash or another financial instrument to another entity.

The estimated fair values of the Company's financial instruments are as follows:

                                                      September 30, 1998                  September 30, 1997
                                           ---------------------------------   ---------------------------------
                                                  Carrying              Fair          Carrying              Fair
                                                    amount             value            amount             value
                                           ---------------   ---------------   ---------------   ---------------
Financial Assets

Cash and due from banks ................   $    25,644,460   $    25,644,460   $    24,503,768   $    24,503,768
Interest earning deposits with banks ...        11,496,026        11,496,026         1,431,087         1,431,087
Federal funds sold and
securities purchased under
agreements to resell ...................        29,844,783        29,844,783         6,108,341         6,108,341
Investment securities
available for sale .....................       203,224,184       203,224,184       261,846,320       261,846,320
Investment securities held
to maturity ............................         2,888,759         2,928,324        22,937,314        22,968,997
Mortgage backed and related
securities available for sale ..........        43,335,857        43,335,857        64,868,633        64,868,633
Mortgage backed and related
securities held to maturity ............         3,661,683         3,696,444         5,446,957         5,518,648
Loans receivable, net ..................       668,146,380       721,213,589       551,825,440       568,098,444
FHLB stock .............................        10,172,900        10,172,900         7,150,400         7,150,400

Financial Liabilities

Deposit liabilities ....................       689,541,345       693,936,011       673,997,901       676,182,990
FHLB advances ..........................       167,000,000       166,432,152       129,000,000       128,358,966
Short term borrowings ..................        12,112,500        12,112,500        17,077,500        17,077,500


(17) Regulatory Capital Requirements

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

     Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, of Tier I capital to total assets, and tangible capital to tangible assets (set forth in the table below). Management believes that the Association meets all capital adequacy requirements to which it is subject as of September 30, 1998.

     As of September 30, 1998, the most recent notification from the OTS categorized the Association as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized," the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     At periodic intervals, the OTS and FDIC routinely examine the Association as part of their legally prescribed oversight of the thrift industry. Based on these examinations, the regulators can direct that the Association's financial statements be adjusted in accordance with their findings. A future examination by the OTS or the FDIC could include a review of certain transactions or other amounts reported in the Association's 1998 financial statements. In view of the uncertain regulatory environment in which the Association now operated, the extent, if any, to which a forthcoming regulatory examination may ultimately result in adjustments to the 1998 financial statements cannot be presently determined.

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

The Association's actual and required minimum capital ratios are presented in the following table:

                                                                                     To be
                                                                                 Categorized as "Well
                                                                                  Capitalized" Under
                                                            For Capital           Prompt Corrective
                                       Actual            Adequacy Purposes         Action Provision
                              -----------------------  ----------------------   ----------------------
                                    Amount     Ratio         Amount     Ratio         Amount     Ratio
                              ------------    ------   ------------     -----   ------------     -----
As of September 30, 1998:
 Total Capital: ...........   $ 83,179,044     16.1%   $ 41,257,520      8.0%   $ 51,571,900     10.0%
  (To Risk Weighted Assets)
 Tier I Capital: ..........     81,232,367     15.8%            N/A      N/A      30,943,140      6.0%
  (To Risk Weighted Assets)
 Tier I Capital: ..........     81,232,367      8.3%     29,487,686      3.0%     49,146,143      5.0%
  (To Total Assets)
 Tangible Capital: ........     81,232,367      8.3%     14,743,843      1.5%            N/A      N/A
  (To Tangible Assets)

As of September 30, 1997:
 Total Capital: ...........    103,325,941     23.1%     35,755,744      8.0%     44,694,680     10.0%
  (To Risk Weighted Assets)
 Tier I Capital: ..........    102,029,490     22.8%            N/A      N/A      26,816,808      6.0%
  (To Risk Weighted Assets)
 Tier I Capital: ..........    102,029,490     11.1%     27,643,595      3.0%     46,072,658      5.0%
  (To Total Assets)
 Tangible Capital: ........    102,029,490     11.1%     13,821,797      1.5%            N/A      N/A
  (To Tangible Assets)

The following table is a reconciliation of the Association's capital, calculated according to generally accepted accounting principles, to regulatory tangible and risk-based capital:


                                                 September 30, 1998      September 30, 1997
                                                --------------------    --------------------
Association's equity ........................   $         95,448,624    $        115,678,187
Unrealized securities (gains) losses ........             (2,785,239)               (565,002)
Core deposit intangible .....................            (11,431,018)            (13,083,695)
                                                --------------------    --------------------
Tangible capital ............................             81,232,367             102,029,490
General valuation allowances ................              1,946,677               1,296,451
                                                --------------------    --------------------
Total capital ...............................   $         83,179,044    $        103,325,941
                                                ====================    ====================

(18) Financial Instruments with Off-Balance Sheet Risk and
Concentrations of Credit Risk

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

     At September 30, 1998, loan commitments amounted to approximately $31.2 million comprised of $305,000 in variable rate loans ranging from 8.99% to 14.50% and $30.9 million in fixed rate loans ranging from 6.13% to 10.75%. At September 30, 1997, loan commitments amounted to approximately $11.5 million comprised of $4.2 million in variable rate loans ranging from 5.50% to 14.50% and $7.3 million in fixed rate loans ranging from 7.13% to 11.88%.

     The Company originates residential real estate loans and, to a lesser extent, commercial and multi-family real estate and consumer loans. Over 86% of the mortgage loans in the Association's portfolio are secured by properties located in Klamath, Jackson, and Deschutes counties in Southern and Central Oregon. An economic downturn in these areas would likely have a negative impact on the Company's results of operations depending on the severity of the downturn.

(19) Parent Company Financial Information

Condensed financial information as of September 30, 1998 and 1997, for Klamath First Bancorp, Inc. is presented and should be read in conjunction with the consolidated financial statements and the notes thereto:

BALANCE SHEETS
                                                               September 30,
                                                --------------------------------------------
                                                        1998                    1997
                                                --------------------    --------------------
Assets
Cash and cash equivalents ...................   $         41,737,415    $         10,736,534
Investment and mortgage backed securities ...             20,003,078              34,996,109
Investment in wholly-owned subsidiary .......             95,448,624             115,678,183
Other assets ................................              1,099,598               1,033,966
                                                --------------------    --------------------
Total assets ................................   $        158,288,715    $        162,444,792
                                                ====================    ====================

Liabilities

Short-term borrowings .......................   $         12,112,500    $         17,077,500
Other liabilities ...........................              1,095,260                 904,849
                                                --------------------    --------------------
Total liabilities ...........................             13,207,760              17,982,349
                                                --------------------    --------------------
Shareholders' equity

Common stock ................................                 99,168                 104,295
Additional paid-in capital ..................             82,486,183              92,601,639
Retained earnings ...........................             73,883,019              65,209,049
Unearned ESOP shares at cost ................             (6,850,550)             (7,829,200)
Unearned MRDP shares at cost ................             (4,536,865)             (5,623,340)
                                                --------------------    --------------------
Total shareholders' equity ..................            145,080,955             144,462,443
                                                --------------------    --------------------
Total liabilities and shareholders' equity ..   $        158,288,715    $        162,444,792
                                                ====================    ====================

STATEMENTS OF EARNINGS
                                                              Years Ended September 30,
                                                --------------------------------------------
                                                          1998                    1997
                                                --------------------    --------------------
Equity in undistributed income of subsidiary    $          9,259,035    $          7,984,527
Total interest income .......................              2,995,169               3,397,760
Total interest expense ......................                850,122                 978,023
Non-interest income .........................                   --                      --
Non-interest expense ........................              1,674,321               1,681,062
                                                --------------------    --------------------
Earnings before income taxes ................              9,729,761               8,723,202
Provision for income tax ....................                178,724                 165,452
                                                --------------------    --------------------
Net earnings ................................   $          9,551,037    $          8,557,750
                                                ====================    ====================

STATEMENTS OF CASH FLOWS
                                                            Years Ended September 30,
                                                --------------------------------------------
                                                          1998                    1997
                                                --------------------    --------------------
Net cash flows from operating activities ....   $         34,654,657    $         15,790,720
                                                --------------------    --------------------
Cash flows from investing activities

Investment in subsidiary ....................               (261,300)               (250,299)
Maturity of investment and mortgage
backed securities ...........................             20,227,224               5,311,184
(Purchase) sale of investment and mortgage
backed securities ...........................             (5,035,162)              3,985,625
                                                 -------------------    --------------------
Net cash flows from investing activities ....             14,930,762               9,046,510
                                                 -------------------    --------------------
Cash flows from financing activities
Cost of ESOP shares released ................                978,650                 978,650
Proceeds from short-term borrowings .........             72,503,199              84,750,150
Repayments of short-term borrowings .........            (77,468,199)            (82,577,050)
Stock retirement ............................            (11,561,483)            (18,878,128)
Stock options exercised .....................                411,035                    --
Dividends paid ..............................             (3,447,740)             (3,193,428)
                                                 -------------------    --------------------
Net cash flows from financing activities ....            (18,584,538)            (18,919,806)
                                                 -------------------    --------------------
Net increase/(decrease) in cash and cash
equivalents .................................             31,000,881               5,917,424

Cash and cash equivalents beginning
of year .....................................             10,736,534               4,819,110
                                                --------------------    --------------------
Cash and cash equivalents end of year .......   $         41,737,415    $         10,736,534
                                                ====================    ====================

(20) Selected Quarterly Financial Data
(unaudited)


                                              Fiscal Year Ended September 30, 1998
                                         ---------------------------------------------
                                          December       March        June   September
                                         ---------   ---------   ---------   ---------
                                               (In thousands except per share data)

Total interest income ................   $  16,945   $  17,180   $  17,710   $  17,898
Total interest expense ...............       9,186       9,123       9,710       9,829
                                         ---------   ---------   ---------   ---------
Net interest income ..................       7,759       8,057       8,000       8,069
Provision for loan losses ............          75          91         198         310
                                         ---------   ---------   ---------   ---------
Net interest income after provision ..       7,684       7,966       7,802       7,759
Non-interest income ..................         697         577         823       1,106
Non-interest expense .................       4,829       4,888       4,832       4,974
                                         ---------   ---------   ---------   ---------
Earnings before income taxes .........       3,552       3,655       3,793       3,891
Provision for income tax .............       1,406       1,447       1,302       1,184
                                         ---------   ---------   ---------   ---------
Net earnings .........................   $   2,146   $   2,208   $   2,491   $   2,707
                                         =========   =========   =========   =========
Net earnings per share - basic .......   $    0.23   $    0.24   $    0.28   $    0.31
                                         =========   =========   =========   =========
Net earnings per share - fully diluted   $    0.22   $    0.23   $    0.26   $    0.30
                                         =========   =========   =========   =========

                                         ---------------------------------------------
                                          December       March        June   September
                                         ---------   ---------   ---------   ---------
                                               (In thousands except per share data)

Total interest income ................   $  12,603   $  12,409   $  13,081   $  16,074
Total interest expense ...............       6,916       6,798       7,304       8,838
                                         ---------   ---------   ---------   ---------
Net interest income ..................       5,687       5,611       5,777       7,236
Provision for loan losses ............          30         240          45          55
                                         ---------   ---------   ---------   ---------
Net interest income after provision ..       5,657       5,371       5,732       7,181
Non-interest income ..................         112         102         103         493
Non-interest expense .................       2,604       2,442       2,443       4,275
                                         ---------   ---------   ---------   ---------
Earnings/(loss) before income taxes ..       3,165       3,031       3,392       3,399
Provision for income tax .............       1,252         550       1,342       1,285
                                         ---------   ---------   ---------   ---------
Net earnings/(loss) ..................   $   1,913   $   2,481   $   2,050   $   2,114
                                         =========   =========   =========   =========
Net earnings per share - basic .......   $    0.19   $    0.27   $    0.22   $    0.23
                                         =========   =========   =========   =========
Net earnings per share - fully diluted   $    0.18   $    0.26   $    0.22   $    0.22
                                         =========   =========   =========   =========

As described in Note 2, results of operations for the fourth quarter reflect increased income and expenses related to the Association's acquisition of 25 branches from Wells Fargo Bank, N.A.

Klamath First Bancorp, Inc.
Corporate Information

Corporate                               Common Stock
Headquarters                            Traded over-the-counter/
540 Main Street                         Nasdaq National Market
Klamath Falls, OR 97601                 Nasdaq Symbol: KFBI
541-882-3444
                                        Form 10-K
Independent                             Information
Auditors                                Available without charge
Deloitte & Touche LLP                   to shareholders of record
3900 U.S. Bancorp Tower                 upon written request to
111 SW Fifth Avenue                     Marshall Alexander,
Portland, OR 97204-3698                 Senior Vice President -
503-222-1341                            Chief Financial Officer
                                        Klamath First Bancorp, Inc.
Corporate Counsel                       540 Main Street
Craig M. Moore                          Klamath Falls, Or 97601
540 Main Street
Klamath Falls, OR 97601                 Annual Meeting
541-882-3444                            The annual meeting of
                                        shareholders will be held
Special Counsel                         Wednesday,
Breyer & Associates, PC                 January 27, 1999
1100 New York Avenue                    beginning at 2:00 p.m.,
N.W.                                    Pacific Time at:
Suite 700 East                            The Shilo Inn
Washington, DC 20005                      2500 Almond Street
202-737-7900                              Klamath Falls, OR 97601.
                                        Shareholders of record as of
Transfer Agent                          the close of business on
Registrar & Transfer Co.                November 24, 1998 shall
10 Commerce Drive                       be those entitled to notice
Cranford, NJ 07016-3572                 of and to vote at the
800-866-1340                            meeting.