Form 10-K, Exhibit 13
period 1999-09-30
KLAMATH FIRST BANCORP INC
filed 1999-12-29
CIK 946924

                                   EXHIBIT 13

                       1999 Annual Report to Shareholders

CORPORATE PROFILE Klamath First Bancorp, Inc. (Nasdaq: KFBI) is a unitary savings and loan holding company, headquartered in Klamath Falls, Oregon. The Company's subsidiary, Klamath First Federal Savings and Loan Association, has a 65 year history, dating back to 1934. The Company provides a diversified line of loan and deposit services to individuals, families and small business owners. The Company recognizes there is great value in serving both large and small communities of Oregon, and will continue to serve these communities through its traditional "hands on" personal banking style using conventional delivery channels. The Company will also give customers a choice whether to use alternative delivery channels such as ATMs, telephone banking, and Internet banking. At year-end, Klamath First Bancorp, Inc. was operating from 35 offices in 22 counties throughout Oregon.

1999 HIGHLIGHTS

Total assets, loans, deposits and earnings per share reach new Company highs.

          Total assets reached high of $1,041.6 million.
          Total net loans increased by 10.72% or $71.6 million.
          Total deposits grew to $720.4 million.
          Earnings per share reached new high of $1.21, a 15.24% increase over prior year.

Completed 20% Modified Dutch Auction Tender Offer (stock buy back) in January 1999.

Paid quarterly dividends totaling $.46 per share, 38.98% pay out ratio.

Added 2 new ATM locations.

Klamath First Financial Services began operations in July 1999, offering investment services and retirement planning for customers throughout Oregon.

Went online with our informational web site, www.klamathfirstfederal.com in September 1999. We are planning a fully transactional and bill paying site in 2000.


                                TABLE OF CONTENTS
 Selected Consolidated Financial Data................................2-3
 Directors and Officers................................................4
 Letter to our Shareholders............................................5
 Executive Officers....................................................8
 Financials.........................................................9-40

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



                                                                At September 30,
                                                ----------   ----------   ----------   ----------   ----------
                                                    1999         1998         1997         1996         1995
                                                ----------   ----------   ----------   ----------   ----------
FINANCIAL CONDITION DATA                                                (In thousands)

Assets ......................................   $1,041,641   $1,031,302   $  980,078   $  671,969   $  647,840
Cash and cash equivalents ...................       24,523       66,985       32,043       16,180      175,994
Loans receivable, net .......................      739,793      668,146      551,825      473,556      403,544
Investment securities held to maturity ......          560        2,889       22,937        9,827       42,209
Investment securities available for sale ....      158,648      203,224      261,846       75,987       12,606
Mortgage-backed & related securities
held to maturity ............................        2,601        3,662        5,447        6,783         --
Mortgage-backed & related securities
available for sale ..........................       72,695       43,336       64,869       74,109         --
Stock in FHLB of Seattle, at cost ...........       10,957       10,173        7,150        4,774        4,426
Advances from FHLB of Seattle ...............      197,000      167,000      129,000       90,000       20,000
Deposit liabilities .........................      720,401      689,541      673,978      399,673      384,380
Shareholders' equity ........................      109,585      145,081      144,462      153,411      164,685

                                                                     Year Ended September 30,
                                                ----------   ----------   ----------   ----------   ----------
                                                      1999         1998         1997         1996         1995
                                                ----------   ----------   ----------   ----------   ----------
SELECTED OPERATING DATA                                                  (In thousands)
Total interest income .......................   $   71,691   $   69,733   $   54,167   $   45,649   $   35,107
Total interest expense ......................       38,382       37,848       29,856       23,286       20,441
                                                ----------   ----------   ----------   ----------   ----------
Net interest income .........................       33,309       31,885       24,311       22,363       14,666
Provision for loan losses ...................          932          674          370          120          120
                                                ----------   ----------   ----------   ----------   ----------
Net interest income after
provision for loan losses ...................       32,377       31,211       23,941       22,243       14,546
Non-interest income .........................        3,629        3,202          810          522          381
BIF/SAIF Assessment .........................         --           --           --          2,473         --
Non-interest expense ........................       21,186       19,523       11,764        9,769        6,004
                                                ----------   ----------   ----------   ----------   ----------
Earnings before income taxes                        14,820       14,890       12,987       10,523        8,923
Provision for income taxes                           5,665        5,339        4,429        4,413        3,349
                                                ----------   ----------   ----------   ----------   ----------
Net Earnings ................................   $    9,155   $    9,551   $    8,558   $    6,110   $    5,574
                                                ==========   ==========   ==========   ==========   ==========
Basic earnings per share ....................   $     1.21   $     1.05   $     0.91   $     0.56          N/A
                                                ==========   ==========   ==========   ==========   ==========

                                                                 At or for the Year Ended September 30,
                                                  -------------------------------------------------------------
                                                     1999          1998         1997         1996         1995
                                                  ---------      --------  ----------     --------     --------
KEY OPERATING RATIOS

Performance Ratios

Return on average assets
(net earnings divided by average assets) ....         0.88%        0.96%        1.14%        0.99%        1.19%

Return on average equity
(net earnings divided by average equity) ....         7.55%        6.52%        5.85%        3.69%       10.44%

Interest rate spread
(difference between average yield on
interest-earning assets and average cost of
interest-bearing liabilities                          2.73%        2.57%        2.28%        2.22%        2.73%

Net interest margin (net interest income as a
percentage of average interest-earning assets)        3.37%        3.36%        3.32%        3.65%        3.24%

Average interest-earning assets to average
interest-bearing liabilities ................       116.47%      119.84%      125.58%      137.78%      111.29%

Net interest income after provision for loan losses
to total non-interest expenses ..............       152.82%      159.87%      203.51%      181.69%      242.27%

Non-interest expense to average total assets          2.05%        1.96%        1.57%        1.99%        1.29%

Efficiency ratio (non-interest expense divided by
net interest income plus non-interest income)        57.36%       55.64%       46.83%       53.49%       39.90%

Dividend payout ratio (dividends declared per share
divided by net earnings per share) ..........        38.98%       34.50%       34.09%       44.64%        --

Book value per share ........................      $ 15.52      $ 16.30      $ 15.64      $ 14.98          N/A

Asset Quality Ratios

Allowance for loan losses to total loans ....         0.32%        0.28%        0.22%        0.19%        0.19%

Non-performing assets to total assets .......         0.46%        0.05%        0.03%        0.04%        0.12%

Non-performing loans to total loans, before
net items ...................................         0.43%        0.07%        0.04%        0.04%        0.18%

Capital Ratios

Equity to assets ratio ......................        10.52%       14.07%       14.74%       22.83%       25.42%

Tangible capital ratio ......................         8.91%        8.26%       11.06%       19.22%       18.57%

Core capital ratio ..........................         8.91%        8.26%       11.06%       19.22%       18.57%

Risk-based capital ratio ....................        17.41%       16.13%       23.12%       42.41%       36.87%


Other Data

Number of

Real estate loans outstanding ...............        9,297        9,155        8,393        7,704        7,110

Deposit accounts ............................       85,112       82,585       82,032       38,651       38,260

Full service offices ........................           34           34           32            7            7


KLAMATH FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION AND
KLAMATH FIRST BANCORP, INC. BOARD OF DIRECTORS

Bernard Z. Agrons        Retired; Weyerhaeuser Company Vice President for the
                         Eastern Oregon Region until 1981; Former State
                         Representative in the Oregon State Legislature from
                         1983 to 1991

Timothy A. Bailey        Senior Vice President - Klamath Operations for Regence
                         Blue Cross/Blue Shield, a health insurance company

James D. Bocchi          Retired; President of Klamath First Federal Savings and
                         Loan Association from 1984 until June 1994

Gerald V. Brown          President and Chief Executive Officer of Klamath First
                         Federal Savings and Loan Association since June 1994

William C. Dalton        Retired; former owner of W. C. Dalton and Company,
                         farming

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

Dianne E. Spires, CPA    Partner since 1986 with Rusth,  Spires & Menefee,  LLP,
                         a public accounting firm located in Klamath Falls and Lakeview, Oregon

OFFICERS OF KLAMATH FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION

Gerald V. Brown*              President and Chief Executive Officer
Robert A. Tucker*             Senior Vice President - Chief Lending Officer
Marshall J. Alexander*        Senior Vice President - Chief Financial Officer
Frank X. Hernandez*           Senior Vice President - Chief Operating Officer
Robert L. Salley              Vice President
Gerald A. Page                Vice President
Carol Starkweather            Assistant Vice President
Craig M. Moore                Auditor/Corporate Counsel
Nora L. Boman                 Treasurer
and all branch managers

*   Indicates an officer of Klamath First Bancorp, Inc.

Dear Shareholder,

     When we started this fiscal year 1999, we initiated a major shareholder enhancement called a "Modified Dutch Auction Tender Offer". We planned to buy back 20% of our outstanding shares to improve earnings per share ("EPS") and return on equity ("ROE"). This was just as successful as we had planned. We ended the year with EPS of $1.21 as compared to $1.05 for fiscal 1998, a 15.24% increase. Our ROE was 7.55% as compared to 6.52% the year before, a 15.80% increase. It is interesting to note, however, that these enhancements were not only because of the tender offer. We had an excellent earnings year. Our net earnings were very good even though we took $39 million out of our earnings stream to purchase the 1,984,090 shares. The $39 million, if invested at lower yielding overnight funds rates averaging 5.06% for the last quarter, would have represented $1.5 million greater interest income for the year. Our net earnings for the year were $9.2 million as compared to $9.6 million the previous year. We will continue to consider all shareholder and earnings enhancements that are accretive to both EPS and ROE.

     This year the Company formed Klamath First Financial Services, Inc. The new subsidiary is offering general securities trading as well as financial and retirement planning to customers of the Company and the public at large. The primary area served at present is Klamath County, but we have plans in place to expand with representatives in Jackson and Deschutes Counties.

     We are striving to achieve an 8% to 10% asset growth this year. We plan to accomplish this through new branches in growth areas such as Jackson and Deschutes counties. We will also continue to look for acquisition opportunities that fit into our corporate structure. We'll continue our primary business as a thrift, with emphasis on one to four family lending, however, we plan to expand our lending in multi-family residential lending and commercial real estate. We also plan to emphasize our consumer and commercial lending by hiring commercial loan officers for our high growth areas.

     We currently offer a telephone banking voice response system which receives over 20,000 calls per month. We opened our web site (www.klamathfirstfederal.com) which at present is an informational site. We plan on expanding this during the coming fiscal year to a full transactional site to include bill paying. Although new technologies are, and will be, available to our customers who choose to use them, we will continue to provide our traditional "hands on" service at the teller windows.

     Our deposits increased 4.5% last year when the thrift industry overall showed a 2.4% loss from June of 1998 to June of 1999 according to the Office of Thrift Supervision. We believe this gain is because of our friendly, courteous personnel and their dedication to excellent customer service. We will continue to offer the products and services our customers want. KFBI's mission statement is clear: "The mission of KFBI is to be the preferred provider of financial products and services. This will be accomplished within an atmosphere of commitment to our shareholders, employees, customers and the communities we serve."

     With our large loan volume, $224.2 million in new loans, we entered the secondary market and started selling loans to the Federal National Mortgage Association ("Fannie Mae"). We sold our first loan to them in May of 1999, the eighth month of our fiscal year. We started this program primarily to improve fee income through the retained servicing rights and servicing fees. We plan to retain servicing on all loans sold for fee income and to retain customer service and relationships. From May through September this new activity generated

$72,000 in non-interest income. Total fees and service charges grew from $2.41 million in 1998 to $2.94 million in 1999, a 21.79% increase. We plan to continue this program while retaining non-conforming and higher yielding loans in our portfolio.

     The big issue for all financial institutions this year has been the Year 2000 issue (Y2K) with the computer turn-over to that date. We have tested all our critical systems with the computer date advanced to 2000. Every type of transaction has been run and they all went through the system well. We also developed a contingency plan in the event any of our branches have problems and transactions must be run off-line. Each of our 34 branches were tested and they all performed successfully. This is an issue that all financial institutions have taken very seriously.

     We are looking forward to another good year and we thank you, our shareholders, employees and customers, for your support and assistance with our goals.




/s/ Gerald V. Brown                          /s/ Rodney N. Murray
Gerald V. Brown                              Rodney N. Murray
President and Chief Executive Officer        Chairman of the Board

OUR BUSINESS

LENDING

Klamath First Federal continues to strive to be a market leader in the real estate lending market throughout Oregon. Our tradition of excellence started more than 65 years ago when we were originally formed to meet the housing needs of our customers. We continue that tradition today and have financed single and multi-family homes throughout the state. Real estate loans remain the core earning asset of the Company. This includes owner and non-owner occupied residences, second home loans, construction loans, and our all-in-one construction loan (both the construction and term financing in one package). Multi-family homes have also been in our product line for many years. Today we have expanded these products throughout the state. Our real estate lending includes apartment buildings, manufactured home parks, commercial real estate projects, such as motels, medical buildings, warehouses, resorts and office complexes. When it comes to real estate lending, we do it all.

When we purchased the 25 branches of Wells Fargo a few years back, both the customers and the Company went through some changes. In several of the communities, we were the only financial institution in town and many of the offices had not offered real estate loans, but they were familiar with offering consumer and small business loans. Klamath First Federal has a profound commitment to serving the financial needs of our communities. As a result, training for both customers and staff about real estate lending was necessary in addition to increasing staffing levels to originate consumer, commercial and small business loans. Our product line in consumer loans now includes all of the expected products from automobiles to recreational vehicles, secured and unsecured. Our track record has been very good in both originations and credit quality throughout our branch network.

Additionally, our branch network provides the opportunity to attract more small business and commercial loans. Our plans for the next year and the future are to further capitalize on our consumer and small business lending with the addition of seasoned lending officers in several key branch locations in our more populated market areas. Our "hands-on" approach to customer service continues to attract customers who still want their bankers to be a part of their communities.

Real estate lending will continue to be the Company's primary focus because we are very successful and efficient in this product line. However, we will also continue to expand and emphasize our diversified lending products in consumer, commercial and small business lending.

DEPOSITS

Klamath First Federal offers our deposit customers an array of competitive terms and rates to help meet their savings needs. These include the traditional savings certificates ("CDs"), IRAs including SEPP, Keogh, Roth and Education, statement savings and money market accounts with tiered rates based on account balances. Throughout the year we have offered specials on CDs that have rates superior to the competition and often have odd maturities that help offset automatic rollovers of our current customers and tend to attract a higher degree of new money.

The last few years we have been very successful in marketing our various checking account products to both our personal and business customers. We have a variety of checking account products from free checking to interest checking. We intend to continue emphasizing checking accounts in our marketing efforts as a source of lower cost funds as well as an anchor account from which to cross sell other banking products and loans. This year we will introduce a club account that offers customers various travel discounts, shopping discounts and other add-on options that provide customers a variety of consumer friendly products as well as a source for additional fee income for Klamath First Federal. We are very encouraged by the potential of this account as a value-added service for our growing customer base.

Our customers continue to benefit from technological advances which provide economical and convenient choices for them to conduct their banking. We offer a combined ATM, Check Guarantee and Debit Card to qualified customers. This allows them access to their checking or savings balances 24 hours a day either through ATMs or merchants with point-of-sale terminals. We offer combined statements that itemize on one convenient monthly statement multiple account information including checking, savings, time deposits, and mortgage, consumer or commercial loans if the customer desires. Our automated 24-hour telephone banking system allows customers to get instant up-to-date account information and perform routine transfer and payment transactions real-time over the telephone.

Our various business accounts continue to grow and have new added options for customer convenience. This past year we added an option allowing our business customers to dial up their accounts and see their account activity directly by use of a modem and personal computer. Customers with a high volume of account activity find this service to be a great advantage over alternative choices.

Last, Klamath First Federal has moved into the Internet with our informational web site www.klamathfirstfederal.com. The site will be updated with new features as they are developed, including a bill paying feature as well as a fully transactional site allowing such transactions as account inquiries, balance transfers and making loan payments. The site currently has hot links to Nasdaq, Klamath First Financial Services( see below) and Klamath First Bancorp, Inc. The Bancorp's link will feature Company highlights, and recent news and earnings releases. Our entry into the Internet will allow our customers to have one more choice in how they do their banking with us and access their accounts.

INVESTMENT ALTERNATIVES

Consolidation of the financial marketplace continues to rapidly blur the line between banks, stockbrokers, and insurance companies. The trend is clear, and customers now expect to be able to have one-stop shopping for their financial needs and retirement planning. With this is mind, Klamath First Federal formed a new subsidiary, Klamath First Financial Services ("KFFS"), whose activities include securities brokerage, insurance and related services to retail bank customers. The subsidiary, through a third party-broker dealer, Fintegra Financial Solutions ("Fintegra"), will offer common and preferred stocks, corporate and municipal bonds, mutual funds, unit investment trusts, variable and fixed annuities, and long term care insurance. Customers are able to access their account histories on the Internet, use optional on-line trading, and have access to market research using the technological advances that Fintegra provides.

Wes Handley, Vice President and Program Manager of KFFS operates out of the main office in Klamath Falls. He has been covering all of our branches throughout the state on an appointment basis. This next year we plan to add additional licensed investment professionals to cover our state-wide branch network. Additionally, new accounts personnel are obtaining insurance licenses to offer annuity products to appropriate customers. This subsidiary has the potential to help increase our non-interest income, but more importantly, adds another relationship and valued service for our growing customer base.

THE FUTURE

The Company looks forward to the rapidly changing future with great anticipation. Our asset size, market capitalization, and current and future branch locations allow us to capitalize on market synergies, economies of scale and product diversification. We plan to add an experienced marketing and training professional to our management staff this coming year. This new position will develop marketing campaigns to inform present and potential customers of our quality service and varied financial product lines, as well as train and motivate branch staff to better market our products. We will continue to look for opportunities to expand the franchise and our market reach through acquisitions, strategic alliances, branching, and technology. Klamath First Bancorp, Inc. and the financial industry have many challenges ahead of it. Management will continue to meet these challenges and provide quality service and financial products through a variety of delivery channels. This should translate into a stronger financial institution creating good returns for our shareholders.

CORPORATE EXECUTIVE OFFICERS

Corporate Executive Officer Profiles

Gerald V. Brown has been with Klamath First Federal since 1957. He began as a teller, and, in his 42 years with Klamath First Federal, has progressed up through the ranks to his current position as President and Chief Executive Officer. Mr. Brown has served on the Board of Directors for Klamath First Federal Savings & Loan Association since 1994.

Robert A. Tucker has been with Klamath First Federal Savings & Loan Association since 1973. He is currently Senior Vice President and Chief Lending Officer responsible for all lending functions of the Association. In his 26 years with the Association, Mr. Tucker has served in various positions including Loan Officer, Branch Manager, and Chief Operating Officer responsible for the operations of the Association.

Frank X. Hernandez joined Klamath First Federal in 1991 as Human Resource Manager after an 11 year career with Oregon's largest commercial bank where he was a District Operations Officer and Branch Manager. He currently serves as Senior Vice President and Chief Operating Officer responsible for all of the Association's non-loan operations including deposit acquisition, information systems and investor relations.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Special Note Regarding  Forward-Looking  Statements
     Management's Discussion and Analysis of Financial Condition and Results of Operations and other portions of this Annual Report contain certain "forward-looking statements" concerning the future operations of Klamath First Bancorp, Inc. Management desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing the Company of the protections of such safe harbor with respect to all "forward-looking statements" used in our Annual Report. We have used "forward-looking statements" to describe future plans and strategies, including our expectations of the Company's future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors which could affect actual results include interest rate trends, the general economic climate in the Company's market area and the country as a whole which could affect the collectibility of loan balances, the ability to increase non-interest income through expansion of new lines of business, the ability of the Company to control costs and expenses, the ability of the Company to successfully address year 2000 ("Y2K") issues, competitive products and pricing, loan delinquency rates, and changes in federal and state regulation. These factors should be considered in evaluating the "forward-looking statements," and undue reliance should not be placed on such statements.

General
     Klamath First Bancorp, Inc. (the "Company"), an Oregon corporation, is the unitary savings and loan holding company for Klamath First Federal Savings and Loan Association (the "Association").

     The Association is a traditional, community-oriented, savings and loan association that focuses on hands-on customer service within its primary market area. Accordingly, the Association is primarily engaged in attracting deposits from the general public through its offices and using those and other available sources of funds to originate permanent residential one- to four-family real estate loans within its market area and, to a lesser but growing extent, commercial real estate and multi-family residential loans and loans to consumers and small businesses.

     The Company's profitability depends primarily on its net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans and investment securities, and interest expense on interest-bearing deposits and borrowings. Because the Company is primarily dependent on net interest income for its earnings, the focus of the Company's planning is to devise and employ strategies that provide stable, positive spreads between the yield on interest- earning assets and the cost of interest-bearing liabilities in order to maximize the dollar amount of net interest income. The Company's net earnings are dependent, to a lesser extent, on the level of its non- interest income, such as service charges and other fees, and the controlling of its non-interest expense, such as employee compensation and benefits, occupancy and equipment expense, deposit insurance premiums and miscellaneous other expenses, as well as federal and state income taxes.

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

Federal  Legislation
     In Federal legislation enacted in 1996, the reserve method of accounting for thrift bad debt reserves (including the percentage of taxable income method) was repealed for tax years beginning after December 31, 1995. The resulting change in accounting method triggers bad debt reserve recapture for post-1987 reserves over a six-year period, thereby generating an additional tax liability. At September 30, 1999, the Association's post-1987 reserves amounted to $3.8 million. Pre-1988 reserves would only be subject to recapture if the institution fails to qualify as a thrift. A special provision suspends recapture of post-1987 reserves for up to two years if, during those years, the institution satisfies a "residential loan requirement." Notwithstanding this special provision, however, recapture was required to begin during the tax year ended September 30, 1999.

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

     Interest rate risk is the risk of loss in principal value and risk of earning less net interest income due to changes in interest rates. Put simplistically, savings institutions solicit deposits and lend the funds they receive to borrowers. The difference between the rate paid on deposits and the rate received on loans is the interest rate spread. If the rates paid on deposits change, or reprice, with the same timing and magnitude as the rates change on the loans, there is perfect matching of interest rate changes and thus, no change in interest rate spread and no interest rate risk. In actuality, interest rates on deposits and other liabilities do not reprice at the same time and/or with the same magnitude as those on loans, investments and other interest-earning assets. For example, the Association primarily originates fixed-rate residential loans for its portfolio. Because fixed-rate loans, by definition, do not reprice until payoff and because the majority of residential loans have terms of 15 to 30 years (with actual expected lives of seven to ten years), the interest rate characteristics of the loan portfolio do not exactly match the Company's liabilities, which consist of deposits with maturities ranging up to ten years and borrowings which mature or reprice in five years or less. When interest rates change, this mismatch creates changes in interest rate spread that influence net interest income and result in interest rate risk.

     Changes in interest rates also impact the fair value of the assets and liabilities on the Company's balance sheet, expressed as changes in the net portfolio value ("NPV"). NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities plus or minus the estimated market value of off-balance-sheet instruments. For example, the market value of investment securities and loans is impacted by changes in interest rates. Fixed-rate loans and investments held in the Company's portfolio increase in market value if interest rates decline. Conversely, the market value of fixed-rate portfolio assets decrease in an increasing interest rate environment. It is generally assumed that assets with adjustable rates are less subject to market value changes due to interest rate fluctuations based on the premise that their rates will adjust with the market.

     In December 1998, the OTS issued Thrift Bulletin 13a ("TB 13a") containing guidance on the management of interest rate risk and providing a description of how the "Sensitivity to Market Risk" rating would be determined. Sensitivity to Market Risk represents the "S" component of the CAMELS rating which is used by regulators in their evaluation of financial institutions. The OTS has established detailed minimum guidelines for two areas of interest rate risk management. These guidelines establish minimum expectations for (1) the establishment and maintenance of board-approved risk limits and (2) an institution's ability to measure their interest rate risk exposure. Each thrift's board of directors is responsible for establishing risk limits for the institution. The interest rate risk limits are expected to include limits on the change in NPV as well as limits on earnings sensitivity.

     NPV limits include minimums for the NPV ratio which is calculated by dividing the NPV by the present value of the institution's assets for a given rate scenario. The board should specify the minimum NPV ratio it is willing to allow under interest rate shifts of 100, 200, and 300 basis points up and down. Both the NPV limits and the actual NPV forecast calculations play a role in determining a thrift's Sensitivity to Market Risk. The prudence of the limits and the compliance with board-prescribed limits are factors in the determination of whether or not the institution's risk management is sufficient. In addition, the NPV ratio permitted by the institution's policies under an adverse 200 basis point rate shift scenario is combined with the institution's current interest rate sensitivity to determine the institution's "Level of Interest Rate Risk." The level of interest rate risk is then utilized in conjunction with an assessment of the "Quality of Risk Management Practices" to determine the "S" component of the CAMELS rating.

     The Company's exposure to interest rate risk is reviewed on at least a quarterly basis by the Board of Directors and the Asset Liability Management Committee ("ALCO"), which includes senior management representatives. The ALCO monitors and considers methods of managing interest rate risk by monitoring changes in NPV, the NPV ratio, and net interest income under various interest rate scenarios. The ALCO attempts to manage the various components of the Company's balance sheet to minimize the impact of sudden and sustained changes in interest rates on NPV and the NPV ratio. If potential changes to NPV and the NPV ratio resulting from hypothetical interest rate swings are not within the limits established by the Board, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within Board-approved limits.

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

     The Association continues to originate primarily fixed-rate residential loans. Some of these loans are sold to Fannie Mae with servicing retained while others are held in its portfolio. In order to reduce the exposure to interest rate fluctuations, the Company has developed strategies to manage its liquidity, shorten the effective maturities and increase the repricing of certain interest-earning assets, and increase the effective maturities of certain interest-bearing liabilities. During the year ended September 30, 1999, the Company took several actions to reduce interest rate risk. First, the Company purchased a $10 million block of adjustable-rate single family mortgages, which generally reprice in one year. The Company also purchased participations in adjustable-rate multi-family and commercial real estate loans. Second, the Company has focused its non-residential lending on adjustable or floating rate and/or short-term loans. Third, the Company has focused its investment activities on short- and medium-term securities, including adjustable-rate mortgage-backed securities and collateralized mortgage obligations ("CMOs"). Fourth, the Company has attempted to maintain and increase its regular savings and transaction deposit accounts, which are considered to be relatively resistant to changes in interest rates. New deposit product offerings and promotion of checking accounts provided significant progress in attaining this goal. Fifth, the Company has utilized long-term borrowings and deposit marketing programs to lengthen the term to repricing of its liabilities. During 1999 adjustable-rate borrowings from FHLB of Seattle were converted to longer term fixed-rate borrowings. The Company will continue to explore opportunities in these areas.

     The Company's Board of Directors had established risk limits under the previous OTS guidance. These limits have been revised and approved to bring them into compliance with TB 13a. NPV values for the Association are regularly calculated internally and by the OTS based on regulatory guidelines. The following table presents the Association's projected change in NPV and the NPV ratio for the various rate shock levels as of September 30, 1999 using the internally generated calculations. The assets and liabilities at the parent company level are not considered in the analysis. The exclusion of holding company assets and liabilities does not have a significant effect on the analysis of NPV sensitivity. All market rate sensitive instruments presented in these tables are classified as either held to maturity or available for sale. The Association has no trading securities.

               PROJECTED CHANGES IN NET PORTFOLIO VALUE as of September 30, 1999

       Change in                                                NPV      Sensitivity
       Interest Rates                                         Ratio        Measure
                                                                       (Basis points)

200 basis point increase ........................              6.53%       (327)
100 basis point increase ........................              8.21%       (159)
Base Rate Scenario ..............................              9.80%       --
100 basis point decline .........................             11.14%        134
200 basis point decline .........................             11.18%        138


     The preceding table indicates that at September 30, 1999, in the event of a sudden and sustained increase in prevailing market interest rates, the Association's NPV and NPV ratio would be expected to decrease. At September 30, 1999, the Association's estimated changes in these measures were within the targets established by the Board of Directors.

     Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. Actual values may differ from those projections presented should market conditions vary from assumptions used in the calculation of NPV. Certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the assets. In addition, the proportion of adjustable-rate loans in the Association's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the NPV. Finally, the ability of many borrowers to repay their adjustable-rate mortgage loans may decrease in the event of interest rate increases.

     A conventional measure of interest rate sensitivity for savings institutions is the calculation of interest rate "gap." This measure of interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceed the amount of interest- rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would result in a decrease in net interest income. Conversely, during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income.

     At September 30, 1999, the Association's one-year cumulative gap was a negative 31.49% of total assets compared to a negative 32.19% of total assets at September 30, 1998.

The following table sets forth certain historical information relating to the Company's interest-earning assets and interest-bearing liabilities that are estimated to mature or are scheduled to reprice within one year.

                                                   At September 30,
                                      -----------------------------------------
                                        1999            1998            1997
                                      ---------       --------       ----------
                                                      (In thousands)
Earning assets maturing
or repricing within one year ....    $ 188,286       $ 220,952       $ 199,320

Interest-bearing liabilities
maturing or repricing
within one year .................      516,161         552,929         524,942

Deficiency of earning assets
over interest-bearing liabilities
as a percent of total assets ....       (31.49%)        (32.19%)        (33.22%)

Percent of assets to liabilities
maturing or repricing
within one year .................        36.48%          39.96%          37.97%

INTEREST SENSITIVITY GAP ANALYSIS

The   following   table   presents   the   difference   between  the   Company's
interest-earning assets and interest-bearing liabilities within specified maturities at September 30, 1999. This table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the repricing of certain assets and liabilities is subject to competitive and other limitations. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may in fact mature or reprice at different times and at different volumes.


ASSETS                       3 Months  > 3 Months   > 6 Months   > 1 to 3   > 3 to 5   > 5 to 10  > 10 to 20       > 20
                              or Less  to 6 Months   to 1 Year     Years      Years      Years        Years        Years       TOTAL
                            ---------  -----------  ----------  ---------  ---------   ---------  ----------    ---------   --------
Permanent 1-4 Mortgages
  Adjustable-rate .......   $ 11,519    $  3,638    $  9,261    $  3,962    $ 5,108        $--          $--          $--    $ 33,488
  Fixed-rate ............      2,927       2,705       4,372       1,355      2,553     25,381       96,983      498,360     634,636

Other Mortgage Loans
  Adjustable-rate .......      2,494       3,176       8,606       6,321      7,411       --           --           --        28,008
  Fixed-rate ............        195         224         845       5,657      7,131      9,522        6,514        4,198      34,286

Mortgage Backed and Related
Securities                    48,780         946      10,696       1,879      4,969      2,469        4,018        1,919      75,676

Non-Real Estate Loans
  Adjustable-rate .......      6,896         469       1,262         186       --         --           --           --         8,813
  Fixed-rate ............        653         303         547       1,106      3,197        838        1,078         --         7,722

Investment Securities ...     39,186        --        28,586      74,025     10,471      2,235       20,289        1,237     176,029
                            --------    --------    --------    --------    -------    -------     --------     --------    --------
     Total Rate Sensitive
          Assets            $112,650    $ 11,461    $ 64,175    $ 94,491    $40,840    $40,445     $128,882     $505,714    $998,658
                            ========    ========    ========    ========    =======    =======     ========     ========    ========
LIABILITIES

Deposits-Fixed Maturity     $ 97,557    $ 80,259    $ 88,208   $ 67,166    $ 37,459    $20,703     $    594     $    140    $392,086
Deposits-Interest Bearing      5,741       5,250       9,200     24,034      11,771      9,409        1,844           54      67,303
Deposits-Money Market         47,440      31,865      35,945     29,870       2,442      1,132          208         --       148,902
Deposits-Passbook and
     Statement Savings         5,100       4,664       8,173     21,351      10,457      8,359        1,638           48      59,790
Other Interest-Bearing
     Liabilities              71,759      25,000        --      100,000      10,000       --           --           --       206,759
                            --------    --------    --------   --------    --------    -------     --------     --------    --------
     Total Rate Sensitive
          Liabilities       $227,597    $147,038    $141,526   $242,421    $ 72,129    $39,603     $  4,284     $    242    $874,840
                            ========    ========    ========   ========    ========    =======     ========     ========    ========
Interest Rate
     Sensitivity Gap       ($114,947)  ($135,577)  ($77,351)  ($147,930)  ($31,289)   $    842     $124,598     $505,472    $123,818

Cumulative Interest Rate
     Sensitivity Gap       ($114,947)  ($250,524)  ($327,875) ($475,805)  ($507,094) ($506,252)   ($381,654)    $123,818

Sensitivity Gap to
     Total Assets             -11.04%     -13.02%      -7.43%    -14.20%      -3.00%      0.08%       11.96%      48.53%

Cumulative Interest Rate
     Sensitivity Gap
     to Total Assets          -11.04%     -24.06%     -31.49%    -45.69%     -48.69%    -48.61%      -36.65%      11.88%

Liquidity  and  Capital Resources
     The Company generates cash through operating activities, primarily as a result of net income. The adjustments to reconcile net income to net cash provided by operations during the periods presented consisted primarily of the provision for loan losses, depreciation and amortization, stock-based compensation expense, amortization of deferred loan origination fees, increases or decreases in various escrow accounts and increases or decreases in other assets and liabilities. During the fiscal year ended September 30, 1997, there was a major one-time adjustment to cash resulting from the Wells Fargo branch acquisition which contributed approximately $220.9 million in cash. The primary investing activity of the Association is lending, which is funded with cash provided from operations and financing activities, as well as proceeds from amortization and prepayments on existing loans and mortgage backed and related securities. For additional information about cash flows from operating, financing, and investing activities, see the Consolidated Statements of Cash Flows included in the Consolidated Financial Statements.

     The Association is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings association maintain liquid assets of not less than 4.00% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. At September 30, 1999, the Association's regulatory liquidity, as measured for regulatory purposes, was 22.38%. The Company has borrowing agreements with banks that can be used if funds are needed. (See Notes 9 and 10 to the Consolidated Financial Statements.)

     OTS capital regulations require the Association to have: (i) tangible capital equal to 1.5% of adjusted total assets, (ii) core capital equal to 3.0% of adjusted total assets, and (iii) total risk-based capital equal to 8.0% of risk-weighted assets. At September 30, 1999, the Association was in compliance with all regulatory capital requirements effective as of such date, with tangible, core and risk-based capital of 8.9%, 8.9% and 17.4%, respectively. (See Note 18 to Consolidated Financial Statements.)

Year 2000 Readiness

     The Company has taken all possible steps to ensure computer systems and infrastructure are ready for the Year 2000. The following information explains the process that the Company used to achieve Year 2000 readiness.

Background. As with other organizations, some of the data processing programs used by the Company were originally designed to recognize calendar years by their last two digits. Calculations performed using these truncated fields may not work properly with dates beyond 1999. Correct processing of date oriented information is critical to the operation of all financial institutions because computer systems track deposit account and loan balances, record transaction activity in accounts, and calculate interest amounts, among other activities. Failure of these processes could severely hinder the ability to continue operations and provide customer service. Because of the critical nature of the issue, the Company established a committee early in 1997 to address "Year 2000" issues. The committee, consisting of executive management, technical staff, and a full-time project manager, chose to use the OTS Year 2000 checklist as a guide for Year 2000 preparation. The committee also used a Year 2000 Testing Guide and Contingency Guide provided by Alex Information Systems, Inc. to complement the OTS checklist.

Process. The Federal Financial Institutions Examination Council ("FFIEC") issued guidelines for Year 2000 project management by financial institutions, which were followed by the Company. These guidelines identified the following five steps for Year 2000 conversion programs:

     Awareness Phase - Define the Year 2000 problem and establish a Year 2000 program team and overall strategy. This step was completed by the Company as of September 30, 1997.

     Assessment Phase - Assess the size and complexity of the problem and detail the magnitude of effort necessary to address Year 2000 issues, including hardware, software, networks, automated teller machines, etc. This step was approximately 100% complete by June 30, 1999 and assessment will be ongoing until the Year 2000.

     Renovation Phase - This phase includes hardware and software upgrades and system replacements. This step was 100% complete for in-house systems at December 31, 1998. This phase also encompasses ongoing discussions with and monitoring of outside servicers and third-party software providers.

     Validation/Testing Phase - This process includes testing of hardware and software components. Testing is completed by performing extensive tests with the computer dates changed to January 1, 2, and 3, 2000. Such testing continued through September 30, 1999, with the most critical functions tested first. This allows time to correct any discovered deficiencies before the end of 1999. In-house systems and third party service bureaus are 100% tested as of September 30, 1999. The Company is either testing or reviewing test documents of additional third party vendors that are deemed critical to the operations of the Company. Overall, the validation phase is considered 100% complete as of September 30, 1999.

     Implementation Phase - Systems successfully tested will be designated as Year 2000 compliant. For any system failing validation testing, the business impact must be assessed and a contingency plan implemented. This phase was completed as of June 30, 1999.

All personal computers ("PCs") and related software throughout the Company have been inventoried and tested for Year 2000 capability. The Company used two testing methods, BIOS and off line, for PC certification of Year 2000 compatibility. PCs were required to pass both tests to be considered ready for Year 2000. As of September 30, 1998, all of the Company's PCs were Year 2000 compatible. The Company's Wide Area Network and various Local Area Networks were also upgraded, tested, and determined to be Year 2000 prepared.

Data processing for the Company is provided by Fiserv, the nation's largest third party service bureau serving financial institutions. Fiserv has stated that all their processing was Year 2000 ready of as June 30, 1998. The Company successfully performed test procedures for critical service bureau processes in December 1998 and in April 1999.

Software purchased from a Fiserv affiliate is used for applications such as accounts payable, fixed assets and investment portfolio accounting. The investment portfolio accounting software was Year 2000 compatible as of September 30, 1998. During the quarter ended March 31, 1999, the Company converted the accounts payable and fixed asset applications to the Year 2000 ready software provided by the Fiserv affiliate.

Other third party vendors identified by the Company were monitored for Year 2000 readiness. Validation with critical vendors was 100% complete as of June 30, 1999.

Critical data processing applications, in addition to those provided by the service bureau, have been identified. These include applications such as electronic processing through the Federal Reserve Bank and ATM processing. Testing with the Federal Reserve Bank has been successfully completed. All ATM machines have been upgraded and are now ready for Year 2000.

Contingency plans were developed by the committee. The contingency plans address actions to be taken to continue operations in the event of system failure due to areas that cannot be tested in advance, such as power and telephone service, which are vital to business continuation. Contingency planning was 100% complete as of June 30, 1999. The Company continues to make last minute plans and to prepare its staff for the rollover period of December 20, 1999 to January 7, 2000.

For many financial institutions, the Year 2000 readiness of borrowers to whom the institution has commercial operating loans is a concern. Lack of Year 2000 preparedness could cause disruptions of borrowers' businesses significant enough to compromise their ability to repay indebtedness. The Company's loans of this type represent less than one half of one percent of the total loan portfolio, and are not considered to represent a significant risk of loss.

To assist in understanding Year 2000 issues and to inform them of the Company's preparation activities, brochures regarding Year 2000 preparedness have been distributed to all customers. Another mailing was made during the quarter ending September 30, 1999. In addition, the Company has published advertisements in local newspapers and has placed "Year 2000" bulletin boards in all branches, which contain current information on Year 2000 readiness for the Company and the financial services industry.

Conclusion. The Company believes that the Year 2000 issue will not pose significant operational problems and is not anticipated to be material to its financial position or results of operations in any given year. As of September 30, 1999, the Company estimated that total Year 2000 implementation costs will be approximately $200,000 and are expected to be expensed over a period of 18 months, affecting fiscal years 1998, 1999, and 2000. This estimate is based on information available at September 30, 1999, and may be revised as additional information and actual costs become available. During the years ended September 30, 1999 and 1998, $82,000 and $89,000 of Year 2000 expenses were incurred and expensed, respectively.

Changes in Financial Condition

     At September 30, 1999, the consolidated assets of the Company totaled $1.04 billion, an increase of $10.3 million, or 1.0%, from $1.03 billion at September 30, 1998. The increase in total assets was primarily a result of $71.6 million growth in loans which offset the Company's repurchase of 20% of the outstanding common stock in January 1999, which reduced cash and investments by $39.0 million.

     Total cash and cash equivalents decreased $42.5 million, or 63.4%, from $67.0 million at September 30, 1998 to $24.5 million at September 30, 1999. The decrease is primarily the result of using cash to fund the stock repurchase in January 1999.

     Net loans receivable increased by $71.6 million, or 10.7%, to $739.8 million at September 30, 1999, compared to $668.1 million at September 30, 1998. The increase was primarily the result of continued new loan demand exceeding loan repayments, augmented by the Company's purchase of $5.1 million in higher yielding loans on multi-family residential and commercial properties in Oregon and $10.0 million in adjustable-rate one- to four- family mortgages during the year ended September 30, 1999.

     Investment securities decreased $46.9 million, or 22.8%, from $206.1 million at September 30, 1998 to $159.2 million at September 30, 1999. This decrease was the result of scheduled maturities, primarily maturities of short term commercial paper. The proceeds from these maturities were used to fund the stock repurchase. During the year ended September 30, 1999, $16.4 million of principal payments were received on mortgage backed and related securities ("MBS") and $9.5 million of MBS were sold, thus reducing the balance of MBS. This reduction was more than offset by the purchase of $18.8 million in CMOs and $36.7 million in other mortgage-backed securities, resulting in a net increase in total MBS from $47.0 million at September 30, 1998 to $75.3 million at September 30, 1999.

     Real estate owned increased from zero at September 30, 1998 to $1.5 million at September 30, 1999. This balance primarily relates to the foreclosure of a motel with an estimated fair value of $1.4 million that was a participation loan originated by another lender.

     Deposit liabilities increased $30.9 million, or 4.5%, from $689.5 million at September 30, 1998 to $720.4 million at September 30,1999. Management attributes the increase to the maintaining of competitive rates in its market areas as well as the use of an automated on-line personal computer-based system to market deposits nationally. The increase in deposits has been experienced throughout the network of 34 full service branches.

     Advances from the FHLB of Seattle increased from $167.0 million at September 30, 1998 to $197.0 million at September 30, 1999. The increase was used to fund loan growth. During the quarter ended June 30, 1999, the Company converted adjustable-rate FHLB borrowings to fixed-rate three- to five-year maturity borrowings as a strategic move to manage interest rate risk. Short term borrowings at September 30, 1998 consisted of $12.1 million in reverse repurchase agreements. These agreements matured during the quarter ended March 31, 1999, and they were not renewed.

     Total shareholders' equity decreased $35.5 million, or 24.5%, from $145.1 million at September 30, 1998 to $109.6 million at September 30, 1999. The decrease is primarily attributable to $39.0 million paid out for the 20% stock repurchase completed in January 1999. Equity was also decreased by a $4.6 million decrease in unrealized gains on securities available for sale during the year ended September 30, 1999. These decreases were partially offset by $9.2 million in earnings for the year.

Asset Quality

Non-Performing Assets
     At September 30, 1999, the ratio of non-performing assets (including nonaccrual loans, accruing loans greater than 90 days delinquent, real estate owned, and other repossessed assets) to total assets was .46% as compared to
 .05% at September 30, 1999. The Association intends to maintain asset quality by continuing its focus on one-to-four family lending. With the introduction of other lending options such as commercial and multi-family real estate loans, equity lines of credit, other consumer loan products, and commercial loans, the Association has evaluated the trade off associated with planned loan growth and the greater credit risk associated with such forms of lending.

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

The following table sets forth at the dates indicated the amounts of classified assets:

                             At September 30,
                  ---------------------------------
                      1999        1998        1997
                  ---------   ---------   ---------
                            (In thousands)

Loss ..........   $    --     $       3   $    --
Doubtful ......        --          --          --
Substandard ...       4,810         521         304
Special Mention         456       2,452         843
                  _________   _________   _________
                  $   5,266   $   2,976   $   1,147
                  =========   =========   =========

Allowance for Loan Losses
     The Association has established a systematic methodology for determination of provisions for loan losses. The methodology is set forth in a formal policy and takes into consideration the need for a general valuation allowance as well as specific allowances that are tied to individual loans. Provision for loan losses is recorded based on the Association's evaluation of specific loans in its portfolio, historical loan loss experience, the volume and type of lending, geographic distribution of lending, general economic conditions, and the existing level of the Association's allowance for loan losses.

The following table sets forth at the dates indicated the loan loss allowance and charge-offs:


                                              At September 30,
                                  -----------------------------------------
                                    1999             1998             1997
                                  -------          --------          ------
                                              (In thousands)

General loan loss allowance       $2,484             $1,947          $1,296
Specific loss allowance               --                  3              --
Charge-offs                          398                 20               2


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1999
AND 1998

General

     In September 1998, the Company's Board of Directors authorized the repurchase of 20% of the Company's outstanding common stock via a "Modified Dutch Auction Tender Offer" (the "Offer"). The transaction was completed in January 1999. The Offer contributed to the 15.24% increase in earnings per share from $1.05 for the year ended September 30, 1998 to $1.21 for the year ended September 30, 1999. Similarly, the Company's return on average equity improved by 15.80% from 6.52% for the year ended September 30, 1998 to 7.55% for the year ended September 30, 1999.

Interest Income

     The $39.1 million increase in average interest earning assets contributed to an increase in interest income of $2.0 million or 2.8% from $69.7 million for the year ended September 30, 1998 to $71.7 million for the year ended September 30, 1999. An increase in average loans receivable provided a net increase in interest income that more than offset the decrease in interest income resulting from completion of the Offer in January 1999 which reduced earning assets by $39.0 million. The general interest rate environment during the year was one of low but gradually increasing rates. During the year ended September 30, 1998, interest rates were stable throughout most of the year, declining only in the last quarter, from July through September. As a result, interest rates were lower overall during fiscal 1999 than in 1998. This is reflected in the average yield on interest-earning assets which decreased slightly from 7.34% for the year ended September 30, 1998 to 7.25% for the year ended September 30, 1999.

     An increase in loans receivable contributed to a $6.8 million increase in interest income on loans. The increase in loans receivable was primarily a result of the purchase of participation loans and loan originations exceeding loan refinancing, which resulted in net loan growth of $71.6 million for 1999.

     The increase in interest income on loans was partially offset by decreases in interest income on investment securities, mortgage backed and related securities and interest-earning deposits. Cash and investment securities were liquidated to provide funds for completion of the Offer in January 1999. For example the average balance of investments decreased by $49.3 million, or 21.1%, for the year ended September 30, 1999 compared with the same period in 1998.

Interest Expense

     Interest expense increased $533,255 due to increases in interest expense on FHLB borrowings. Interest expense on deposits remained stable at $29.0 million for the year ended September 30, 1999 compared to $28.9 million for the year ended September 30, 1998.

     Average deposits increased by $35.9 million for the year ended September 30, 1999 compared to the year ended September 30, 1998, but the average interest paid on interest-bearing deposits decreased 24 basis points from 4.58% for the year ended September 30, 1998 to 4.34% for the year ended September 30, 1999. This decrease was a result of the lower interest rate scenario during the year. Interest expense on FHLB borrowings increased $1.2 million due to increased average borrowings of $32.7 million.

     As noted previously, the general interest rate environment during the year was one of low rates which gradually increased during the year. In this environment, the Company improved its interest rate spread from 2.57% for the year ended September 30, 1998 to 2.73% for the year ended September 30, 1999. While yields on assets decreased by 9 basis points, cost of interest-bearing liabilities decreased by 25 basis points, resulting in a greater spread for the current year. Net interest margin (net interest income as a percent of average interest-earning assets) remained constant comparing the fiscal year ended September 30, 1999 to 1998. The increase in non-interest-bearing checking deposits through checking account campaigns had a positive impact by reducing overall cost of funds.


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

                                                                    Year Ended September 30,
                              ------------------------------------------------------------------------------------------------------
                                             1999                            1998                              1997
                              -------------------------------  --------------------------------  -----------------------------------
                               Average                 Yield/   Average                  Yield/   Average                    Yield/
                               Balance      Interest    Rate    Balance     Interest      Rate    Balance     Interest        Rate
                              ---------   ----------   ------  ---------  ----------     ------  --------     --------       -------
INTEREST-EARNING ASSETS                                                   (In thousands)

Loans receivable ........   $  721,658    $   56,290    7.80%  $614,457   $   49,508      8.06%  $515,555     $ 40,851        7.92%
Mortgage backed and
     related securities         38,284         2,104    5.50%    61,000        3,680      6.03%    74,349        4,716        6.34%
Investment securities ...      184,428        10,847    5.88%   233,715       14,149      6.05%   112,319        6,847        6.10%
Federal funds sold ......       18,555           914    4.93%    16,820          917      5.45%    17,533          931        5.31%
Interest earning deposits       15,801           751    4.75%    16,108          862      5.35%     6,132          327        5.32%
FHLB stock ..............       10,471           785    7.50%     7,983          617      7.73%     6,431          495        7.70%
                            ----------    ----------           --------   ----------            ---------     --------
Total interest-earning assets  989,197        71,691    7.25%   950,083       69,733      7.34%   732,319       54,167        7.40%
Non-interest-earning assets     45,314    ----------             48,202   ----------               16,527     --------
                            ----------                       ----------                          --------
Total Assets ............   $1,034,511                       $  998,285                          $748,846
                            ==========                       ==========                          ========
INTEREST-BEARING LIABILITIES

Tax and insurance reserve   $    5,326    $      110    2.07%$    5,895   $      145      2.47%$    4,614   $      137        2.97%
Passbook and statement
     savings                    61,674         1,326    2.15%    62,333        1,683      2.70%    40,281        1,271        3.15%
Interest-bearing checking       71,107           873    1.23%    73,806        1,089      1.48%    35,892          791        2.20%
Money market ............      131,534         5,096    3.87%   110,650        4,275      3.86%    62,171        2,391        3.85%
Certificates of deposit .      402,809        21,679    5.38%   384,400       21,885      5.69%   312,511       18,012        5.76%
FHLB advances/Short term
     borrowings                176,851         9,298    5.26%   155,712        8,771      5.63%   127,659        7,254        5.68%
                            ----------    ----------          ---------    ---------             --------     --------
Total interest-bearing
     liabilities               849,301        38,382    4.52%   792,796       37,848      4.77%   583,128       29,856        5.12%
Non-interest-bearing
     liabilities                63,975                           59,037                            19,417
                            ----------    ----------         ----------   -----------           ---------      -------
Total liabilities .......      913,276                          851,833                           602,545
Shareholders' equity ....      121,235                          146,452                           146,301
                            ----------                       ----------                          --------
Total Liabilities and
     Shareholders' Equity   $1,034,511                       $  998,285                          $748,846
                            ==========                       ==========                          ========
Net interest income .....                 $   33,309                      $   31,885                           $24,311
                                          ==========                      ==========                           =======
Interest rate spread ....                               2.73%                             2.57%                               2.28%
                                                      =======                             =====                               =====
Net interest margin .....                               3.37%                             3.36%                               3.32%
                                                      =======                             =====                              ======
Average interest-earning assets to
average interest-bearing liabilities                  116.47%                           125.58%                             137.78%
                                                      =======                           =======                             =======

RATE VOLUME ANALYSIS

The following table sets forth the effects of changing rates and volumes on net interest income of the Company. Information is provided with respect to (i) effects on interest income attributable to changes in volume (changes in average volume multiplied by prior rate); (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior average volume); and
(iii) changes in rate/volume (change in rate multiplied by change in average volume.

                                                                         For the Year Ended September 30,
                                         -------------------------------------------------------------------------------------------
                                            1998 VS 1999 Increase (Decrease) Due to         1997 VS 1998 Increase (Decrease) Due to
                                         ---------------------------------------------      ----------------------------------------
                                                                          Net Increase                                  Net Increase
                                           Rate       Volume    Rate/Vol    (Decrease)      Rate      Volume  Rate/Vol    (Decrease)
                                         --------   --------    --------  ------------   -------    --------  --------  ------------
INTEREST EARNING ASSETS                                                          (In thousands)

Loans ...............................   ($ 1,580)   $  8,637    ($   275)   $  6,782    $    688    $  7,837    $  132    $  8,657
Mortgage backed and related
     securities .....................       (328)     (1,370)        122      (1,576)       (231)       (848)       43      (1,036)
Investment securities ...............       (403)     (2,984)         85      (3,302)        (47)      7,400       (51)      7,302
Federal funds sold ..................        (88)         95         (10)         (3)         25         (37)       (2)        (14)
Interest bearing deposits ...........        (96)        (16)          1        (111)          1         533         1         535
FHLB stock ..........................        (19)        192          (5)        168           2         120        --         122
                                        --------    --------    --------    --------    --------    --------    ------    --------
Total Interest-Earning Assets           ($ 2,514)   $  4,554    ($    82)   $  1,958    $    438    $ 15,005    $  123    $ 15,566
                                        ========    ========    ========    ========    ========    ========    ======    ========

INTEREST-BEARING LIABILITIES

Tax and insurance reserves ..........   ($    23)   ($    14)   $      2    ($    35)   ($    24)   $     38    ($   6)   $      8
Passbook and statement savings ......       (343)        (18)          4        (357)       (183)        696      (101)        412
Interest-bearing checking ...........       (183)        (40)          7        (216)       (261)        836      (277)        298
Money market ........................         12         807           2         821          11       1,864         9       1,884
Certificates of deposit .............     (1,197)      1,048         (57)       (206)       (220)      4,143       (50)      3,873
FHLB advances/Short term borrowings..       (584)      1,191         (80)        527         (63)      1,593       (13)      1,517
                                        --------    --------    --------    --------    --------    --------    -------    --------
Total Interest-Bearing Liabilities      ($ 2,318)   $  2,974    ($   122)   $    534    ($   740)   $  9,170    ($ 438)   $  7,992
                                        ========    ========    ========    ========    ========    ========    =======    ========
Increase in Net Interest Income......                                         $1,424                                      $  7,574
                                                                            ========                                       ========

Provision for Loan Losses

     The provision for loan losses was $932,000, recoveries were zero, and charge offs were $398,052 during the year ended September 30, 1999 compared to a provision of $674,000, with no recoveries, and charge offs of $20,774 during the year ended September 30, 1998. Charge offs for the year ended September 30, 1999 primarily relate to the write-down of a $1.6 million commercial real estate loan. The underlying property was acquired through foreclosure in September 1999.

     As the Company has grown over the last twelve months, the composition of the loan portfolio has changed, with relatively high levels of construction loans and increases in commercial and consumer loans, which are considered to have more associated risk than the Company's traditional portfolio of one- to four-family residential mortgages. Because of the Company's history of relatively low loan loss experience, it has historically maintained an allowance for loan losses at a lower percentage of total loans as compared with other institutions with higher risk loan portfolios and higher loss experience. The increased provision for loan losses reflects such changes in the composition of the loan portfolio, although the Company's recent experience has not indicated a deterioration in loan quality. The balance of non-performing loans has increased during the current fiscal year, primarily as a result of the addition of a $1.5 million land development loan. The Company is not anticipating any material loss on this loan at this time. At September 30, 1998, the allowance for loan losses was equal to 372.1% of non-performing assets compared to 51.64% at September 30, 1999. The decrease in the coverage ratio at year end 1999 was the result of an increase in non-performing assets as a result of the aforementioned nonperforming land development loan and foreclosure of a $1.6 million commercial real estate property. The foreclosed real estate has been recorded at estimated fair value of $1.4 million. The Company views these as isolated problem assets, not a market or underwriting trend.

Non-Interest Income

     Non-interest income increased $427,264, or 13.3%, to $3.6 million for the year ended September 30, 1999 from $3.2 million for the year ended September 30, 1998. The increase was primarily attributable to increases in fee income related to the increase in deposit accounts subject to service charges.

Non-Interest Expense

     Non-interest expense increased $1.7 million, or 8.5%, from a total of $19.5 million for the prior year to $21.2 million for the year ended September 30, 1999. Compensation, employee benefits, and related expense increased $479,677, or 5.0%, from $9.6 million for the year ended September 30, 1998 to $10.1 million for the same period of 1999. Occupancy expense increased from $2.1 million for the year ended September 30, 1998 to $2.2 million for the year ended September 30, 1999. These modest increases are due to the addition of two branches and expenditures on equipment related to preparing for the Year 2000. Sale of mortgage backed and related securities and real estate owned resulted in a loss of $137,140 during the year ended September 30, 1999 compared to zero in the previous year. Other expense increased $1.0 million, from $4.9 million for the year ended September 30, 1998 to $5.9 million for the current year. The increase primarily resulted from recognition of $515,000 of losses in the third quarter of this year related to the Wells Fargo branch integration. Management believes this loss is an isolated item and does not anticipate additional charges. The ratio of non-interest expense to average total assets was 2.05% and 1.96% for the years ended September 30, 1999 and 1998, respectively.

Income Taxes

     The provision for income taxes was $5.7 million for the year ended September 30, 1999, representing an effective tax rate of 38.2% compared with $5.3 million for the year ended September 30, 1998 representing an effective tax rate of 35.9%. The lower effective rate for 1998 reflects the impact of a one year reduction in the state tax rate for Oregon. (See Note 11 to the Consolidated Financial Statements.)

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1998
AND 1997

General

     The acquisition of 25 branches from Wells Fargo Bank, N.A. late in the fiscal year ended September 30, 1997 (the "Acquisition") had significant positive impact on the operations of the Company. The overnight expansion from eight branches to 33 and the resultant increase in deposits and number of employees is reflected in increases in non-interest income and expenses. Additionally, two branches were opened during fiscal year 1998, including a branch that the Company constructed in Bend and a branch the Company purchased from Key Bank in Jacksonville. The Company ended fiscal year 1998 with 34 full service branches in operation and one loan production office.

     With the Acquisition during the year ended September 30, 1997 and other activities throughout 1998, net earnings increased $1.0 million, or 11.6%, from $8.6 million for the year ended September 30, 1997, to $9.6 million for the year ended September 30, 1998. Net interest income increased $7.6 million or 31.2% from $24.3 million for the year ended September 30, 1997 to $31.9 million for the year ended September 30, 1998. This increase was primarily attributable to an increase in total average interest-earning assets from $732.3 million at September 30, 1997 to $950.1 million at September 30, 1998. The increase in net interest income was augmented by a significant increase in non-interest income from $810,608 for the year ended September 30, 1997 to $3.2 million for the year ended September 30, 1998. This increase was primarily attributable to an increase in service fee income due to the addition of the 25 acquired branches which contributed 42,000 additional deposit accounts.

Interest Income

     The $217.8 million increase in average interest earning assets contributed to an increase in interest income of $15.6 million, or 28.7%, from $54.1 million for the year ended September 30, 1997 to $69.7 million for the year ended September 30, 1998. A significant portion of the increase in average interest-earning assets was the result of converting the cash obtained in the Acquisition into investment securities. This in turn increased the proportion of investment securities to total earning assets and decreased the proportion of loans. In most cases, loans will generate higher average yields than investments. As a result, although total interest income increased for the year, the average yield on interest earning assets decreased slightly from 7.40% for the year ended September 30, 1997 to 7.34% for the year ended September 30, 1998.

     Of the $15.6 million increase in interest income, $8.7 million is attributable to additional loan income due to an increase in loans receivable. The increase in loans receivable was primarily a result of the purchase of participation loans and loan originations exceeding loan refinancing, which resulted in greater net loan growth for 1998.

     The remaining increase in interest income of $6.9 million was a result of investing the proceeds of the Acquisition in fixed-rate U.S. Government and agency securities with maturities of less than five years, fixed and adjustable-rate corporate securities and overnight funds. The average balance of investments and mortgage-backed and related securities increased by $108.0 million, or 57.9%, for the year ended September 30, 1998 compared with the comparable period in 1997.

Interest Expense

     Interest expense increased $8.0 million due to increases in interest expense on deposits and borrowings. Interest expense on deposits increased $6.5 million, or 28.8%, from $22.4 million for the year ended September 30, 1997 to $28.9 million for the year ended September 30, 1998.

     Average deposits increased by $180.3 million for the year ended September 30, 1998 compared to the year ended September 30, 1997, but the average interest paid on interest-bearing deposits decreased 40 basis points from 4.98% for the year ended September 30, 1997 to 4.58% for the year ended September 30, 1998. This decrease was a result of the lower cost of deposits obtained in the Acquisition and overall lower rates in 1998 over 1997. These lower cost deposits were outstanding for the entire year ended September 30, 1998 but only two and a half months during the prior year, thus having a greater impact on fiscal year
1998. Interest expense on FHLB borrowings increased $1.7 million due to increased average borrowings of $30.3 million.

     The general interest rate environment during the year was one of low rates and a flat yield curve. Analysts reported that the largest 50 public banking companies experienced a 20-basis-point compression in net interest margin for the year ended September 30, 1998. In spite of this environment, the Company improved its net interest margin from 3.32% for the fiscal year ended September 30, 1997 to 3.36% for the year ended September 30, 1998. This improvement was related to the Company's success in converting proceeds from investment securities into loans which yield a higher return than investment securities as well as improving the mix of loans originated to include more higher yielding loans than in the past. Interest rate spread also improved, from 2.28% for the year ended September 30, 1997 to 2.57% for the current year. This improvement was primarily the result of the lower cost transaction accounts obtained with the Acquisition. The addition of non- interest-bearing checking deposits through the Acquisition had the further positive impact of reducing overall cost of funds.

Provision for Loan Losses

     The provision for loan losses was $674,000, recoveries were zero, and charge offs were $20,774 during the year ended September 30, 1998 compared to a provision of $370,000 with no recoveries and charge offs of $1,369 during the year ended September 30, 1997. The increase in the provision is a reflection of the Company's approach of increasing the provision as loan volumes increase. At September 30, 1998, the allowance for loan losses was equal to 372.1% of non-performing assets compared to 510.2% at September 30, 1997. The decrease in the coverage ratio at year end 1998 was the result of an increase in non-performing assets as a result of foreclosure proceedings initiated against five one- to four-family properties. The loan balances related to these properties totaled $289,737 at September 30, 1998 compared to fair values of $565,830.

Non-Interest Income

     Non-interest income increased $2.4 million, or 295.1%, to $3.2 million for the year ended September 30, 1998 from $811,000 for the year ended September 30, 1997. The increase was attributable to increases in fees and service charges and other income, principally as a result of the increase in the number of deposit accounts subject to service charges obtained in the Acquisition.

Non-Interest Expense

     Non-interest expense increased $7.7 million, or 65.9%, for the year ended September 30, 1998, from a total of $11.8 million for the prior year to $19.5 million for the year ended September 30, 1998. The increase in branches with the Acquisition as well as the addition of two new branches impacted several categories of non-interest expense. An increase in number of employees from 100 to 244 produced the $2.5 million increase in compensation and employee benefits. Occupancy expense increased $1.2 million, or 127.4%, as expected with the increase from seven branches to 34. Other items correlated to increased volume and number of locations also increased as expected. For example, postage increased by $400,759, or 221.3%; telephone increased by $171,570, or 147.7%; check processing increased by $506,181, or 281.0%; and ATM expense increased $218,004, or 145.1%.

     The recording of core deposit intangible related to the Acquisition resulted in $1.7 million in amortization expense for the year ended September 30, 1998 compared to $302,991 for the prior year. The ratio of non-interest expense to average total assets was 1.96% and 1.57% for the years ended September 30, 1998 and 1997, respectively.

Income Taxes

     The provision for income taxes was $5.3 million for the year ended September 30, 1998, representing an effective tax rate of 35.9% compared with $4.4 million for the year ended September 30, 1997 representing an effective tax rate of 34.1%. The effective rate for 1998 reflects the impact of a one year reduction in the state tax rate for Oregon. The effective tax rate for 1997 was lower than 1998 because the Company was able to recognize the tax benefit related to the capital loss on sale of the U.S. Federal securities mutual bond fund, thereby reducing tax expense for the year. At September 30, 1996, when the capital loss was recognized for book purposes, a valuation allowance was created to offset the deferred tax asset because the Company was not assured of being able to realize a capital gain and the related tax benefit. During the year ended September 30, 1997, the Company, through the sale of certain investments, realized a capital gain for tax purposes that assures realization of the tax benefit and thus reduced the valuation allowance to zero. (See Note 11 to the Consolidated Financial Statements.)

COMMON STOCK INFORMATION

     Since October 4, 1995, Klamath First Bancorp's common stock has traded on the National Association of Security Dealers Automated Quotation ("Nasdaq") National Market under the symbol "KFBI". As of September 30, 1999, there were approximately 1,511 shareholders of record. This total does not reflect the number of persons or entities who hold stock in nominee or "street" name through various brokerage firms.


The high and low common stock prices by quarter were as follows:

                                           Year Ended September 30,
                                ________________________________________________
                                        1999                          1998
                                __________________            __________________
                                 High         Low              High         Low
                                ______      ______            ______      ______
First quarter                   $19.38      $16.00            $24.25      $20.50
Second quarter                   19.00       15.00             23.06       19.50
Third quarter                    17.00       14.63             23.00       18.63
Fourth quarter                   15.06       12.63             20.00       14.00

The cash dividends declared by quarter were as follows:

                                 Year Ended September 30,
                                 ________________________
                                    1999         1998
                                 _________      _________

First quarter                      $0.095       $0.080
Second quarter                      0.120        0.085
Third quarter                       0.120        0.090
Fourth quarter                      0.125        0.090

     Any dividend payments by the Company are subject to the sole discretion of the Board of Directors and depend primarily on the ability of the Association to pay dividends to the Company. Under Federal regulations, the dollar amount of dividends a federal savings association may pay depends on the association's capital surplus position and recent net income. Generally, if an association satisfies its regulatory capital requirements, it may make dividend payments up to the limits prescribed in the OTS regulations. However, an institution that has converted to the stock form of ownership may not declare or pay a dividend on, or repurchase any of, its common stock if the effect thereof would cause the regulatory capital of the institution to be reduced below the amount required for the liquidation account which was established in accordance with OTS regulations and the association's Plan of Conversion. In addition, earnings of the association appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends without payment of taxes at the then current tax rate by the Association on the amount removed from the reserves for such distributions. The Association does not contemplate any distributions that would limit the Association's bad debt deduction or create federal tax liabilities.

Independent Auditors' Report



Board of Directors
Klamath First Bancorp, Inc.
Klamath Falls, Oregon


     We have audited the accompanying consolidated balance sheets of Klamath First Bancorp, Inc. and Subsidiary (the "Company") as of September 30, 1999 and 1998, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended September 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Klamath First Bancorp, Inc. and Subsidiary as of September 30, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1999, in conformity with generally accepted accounting principles.



\s\ Deloitte & Touche LLP
Portland, Oregon
October 29, 1999

                   KLAMATH FIRST BANCORP, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                                                                                       September 30,
                                                                           -----------------------------------
                                                                                  1999               1998
ASSETS                                                                     ----------------    ---------------

Cash and due from banks .................................................   $    21,123,217    $    25,644,460
Interest bearing deposits with banks ....................................         1,231,516         11,496,026
Federal funds sold and securities purchased under agreements to resell ..         2,167,856         29,844,783
                                                                            ---------------    ---------------
   Total cash and cash equivalents ......................................        24,522,589         66,985,269

Investment securities available for sale, at fair value
  (amortized cost: $161,112,272 and $199,251,123) .......................       158,648,057        203,224,184
Investment securities held to maturity, at amortized cost (fair
  value: $577,455 and $2,928,324) .......................................           559,512          2,888,759
Mortgage backed and related securities available for sale, at fair
  value (amortized cost: $73,075,553 and $42,741,863) ...................        72,695,555         43,335,857
Mortgage backed and related securities held to maturity, at amortized
  cost (fair value: $2,596,408 and $3,696,444) ..........................         2,600,920          3,661,683
Loans receivable, net ...................................................       739,793,403        668,146,380
Real estate owned and repossessed assets ................................         1,494,890               --
Premises and equipment, net .............................................        11,581,923         12,347,467
Stock in Federal Home Loan Bank of Seattle, at cost .....................        10,957,300         10,172,900
Accrued interest receivable .............................................         7,153,818          7,471,717
Core deposit intangible .................................................         9,778,341         11,431,018
Other assets ............................................................         1,855,032          1,637,164
                                                                            ---------------    ---------------
   Total assets .........................................................   $ 1,041,641,340    $ 1,031,302,398
                                                                            ===============    ===============

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
  Deposit liabilities ...................................................   $   720,401,112    $   689,541,345
  Accrued interest on deposit liabilities ...............................         1,184,471          1,291,784
  Advances from borrowers for taxes and insurance .......................         9,758,627          9,420,791
  Advances from Federal Home Loan Bank of Seattle .......................       197,000,000        167,000,000
  Short term borrowings .................................................              --           12,112,500
  Accrued interest on borrowings ........................................            34,484            213,957
  Pension liabilities ...................................................           833,644            779,392
  Deferred federal and state income taxes ...............................           579,727          3,655,944
  Other liabilities .....................................................         2,263,812          2,205,730
                                                                            ---------------    ---------------
    Total liabilities ...................................................       932,055,877        886,221,443
                                                                            ---------------    ---------------
Commitments and contingencies

SHAREHOLDERS' EQUITY

  Preferred stock, $.01 par value, 500,000 shares authorized; none issued              --                 --
  Common stock, $.01 par value, 35,000,000 shares authorized,
   September 30, 1999 - 7,908,377 issued, 7,062,092 outstanding
   September 30, 1998 - 9,916,766 issued, 8,898,972 outstanding .........            79,084             99,168
  Additional paid-in capital ............................................        43,794,535         82,486,183
  Retained earnings-substantially restricted ............................        76,866,452         71,051,445
  Unearned shares issued to ESOP ........................................        (5,871,900)        (6,850,550)
  Unearned shares issued to MRDP ........................................        (3,519,296)        (4,536,865)
  Net unrealized gain (loss) on securities available for sale, net of tax        (1,763,412)         2,831,574
                                                                            ---------------    ---------------
    Total shareholders' equity ..........................................       109,585,463        145,080,955
                                                                            ---------------    ---------------
    Total liabilities and shareholders' equity ..........................   $ 1,041,641,340    $ 1,031,302,398
                                                                            ===============    ===============

      See notes to consolidated financial statements.

                   KLAMATH FIRST BANCORP, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF EARNINGS


                                                                    Year Ended September 30,
                                                              ---------------------------------------
                                                                  1999          1998          1997
                                                              -----------   -----------  ------------
INTEREST INCOME
  Loans receivable ........................................   $56,289,718   $49,508,126   $40,850,478
  Mortgage backed and related securities ..................     2,103,881     3,679,740     4,716,184
  Investment securities ...................................    11,631,439    14,766,471     7,342,604
  Federal funds sold and securities purchased under
     agreements to resell .................................       914,584       916,847       930,980
  Interest bearing deposits ...............................       751,218       862,086       326,521
                                                              -----------   -----------   -----------
    Total interest income .................................    71,690,840    69,733,270    54,166,767
                                                              -----------   -----------   -----------
INTEREST EXPENSE
  Deposit liabilities .....................................    28,974,568    28,931,749    22,464,345
  Advances from FHLB of Seattle ...........................     9,121,190     7,921,570     6,270,615
  Other ...................................................       285,848       995,032     1,120,858
                                                              -----------   -----------   -----------
    Total interest expense ................................    38,381,606    37,848,351    29,855,818
                                                              -----------   -----------   -----------
    Net interest income ...................................    33,309,234    31,884,919    24,310,949

Provision for loan losses .................................       932,000       674,000       370,000
                                                              -----------   -----------   -----------

    Net interest income after provision for
      loan losses .........................................    32,377,234    31,210,919    23,940,949
                                                              -----------   -----------   -----------

NON-INTEREST INCOME
  Fees and service charges ................................     2,935,700     2,410,239       668,779
  Gain on sale of investments .............................       329,435       440,750         2,144
  Gain on sale of real estate owned .......................        29,266          --          27,946
  Other income ............................................       335,217       351,365       111,739
                                                              -----------   -----------   -----------
    Total non-interest income .............................     3,629,618     3,202,354       810,608
                                                              -----------   -----------   -----------
NON-INTEREST EXPENSE
  Compensation, employee benefits and related expense .....    10,096,000     9,616,323     7,143,516
  Occupancy expense .......................................     2,221,900     2,091,830       919,880
  Data processing expense .................................       915,434       963,475       480,889
  Insurance premium expense ...............................       295,950       289,592       376,029
  Loss on sale of investments .............................       112,255          --          14,531
  Loss on sale of real estate owned .......................        24,885          --            --
  Amortization of core deposit intangible .................     1,652,677     1,652,677       302,991
  Other expense ...........................................     5,867,155     4,908,907     2,526,519
                                                              -----------   -----------   -----------
    Total non-interest expense ............................    21,186,256    19,522,804    11,764,355
                                                              -----------   -----------   -----------
Earnings before income taxes ..............................    14,820,596    14,890,469    12,987,202

Provision for income taxes ................................     5,665,403     5,339,432     4,429,452
                                                              -----------   -----------   -----------

Net earnings ..............................................   $ 9,155,193   $ 9,551,037   $ 8,557,750
                                                              ===========   ===========   ===========

Earnings per common share - basic .........................        $ 1.21        $ 1.05        $ 0.90
Earnings per common share - fully diluted .................        $ 1.18        $ 1.00        $ 0.88
Weighted average common shares outstanding - basic ........     7,564,415     9,115,404     9,487,848
Weighted average common shares outstanding -  with dilution     7,748,527     9,521,249     9,762,459

     See notes to consolidated financial statements.

                   KLAMATH FIRST BANCORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                 Unearned    Unearned     Accumulated
                           Common     Common      Additional                        shares      shares           other        Total
                            stock      stock         paid-in       Retained         issued      issued  comprehensive  shareholders'
                           shares     amount         capital       earnings        to ESOP     to MRDP  income (loss)        equity
                      -----------   ---------   ------------     -----------  ------------ ------------  ------------ -------------
Balance at
     October 1, 1996   10,242,360   $116,124    $110,762,678    $59,082,479   ($8,807,850) ($6,694,470)  ($1,047,987) $153,410,974

Cash dividends .....         --         --            --         (2,895,234)        --           --            --       (2,895,234)

Stock repurchased
     and retired....   (1,182,936)   (11,829)   (18,866,299)           --           --           --            --      (18,878,128)

ESOP contribution ..       97,865       --         705,260             --        978,650         --            --        1,683,910

MRDP contribution ..       78,293       --            --               --           --      1,071,130          --        1,071,130
                       ----------    -------    ----------      -----------   ----------    ---------    ----------   ------------
                        9,235,582    104,295    92,601,639       56,187,245   (7,829,200)  (5,623,340)   (1,047,987)   134,392,652
Comprehensive income
 Net earnings ......                                              8,557,750                                              8,557,750
 Other comprehensive
     income:
  Unrealized gain on
  securities, net of
  tax and reclassifi-
  cation adjustment (1)                                                                                  1,512,041       1,512,041
                                                                                                                      ------------
   Total comprehensive
     income                                                                                                             10,069,791
                       ----------    -------    ----------      -----------   ----------   ----------    ----------   ------------
Balance at
  September 30, 1997   9,235,582    104,295    92,601,639       64,744,995    (7,829,200)  (5,623,340)     464,054     144,462,443

Cash dividends .....         --         --            --         (3,244,587)         --           --           --       (3,244,587)

Stock repurchased
  and retired.......    (544,085)    (5,440)   (11,556,044)           --            --           --           --       (11,561,484)

ESOP contribution ..       97,865       --       1,029,866             --         978,650         --           --        2,008,516

MRDP contribution ..       78,293       --            --               --            --      1,086,475         --        1,086,475

Exercise of stock
  options                  31,317        313       410,722             --            --           --           --          411,035
                       ----------    -------    ----------      -----------    ----------   ----------    ----------   -----------
                        8,898,972     99,168    82,486,183       61,500,408    (6,850,550)  (4,536,865)     464,054    133,162,398

Comprehensive income
 Net earnings ......                                              9,551,037                                              9,551,037
 Other comprehensive
  income:
  Unrealized gain on
  securities, net of
  tax and reclassifi-
  cation adjustment (2)                                                                                   2,367,520      2,367,520
                                                                                                                      ------------
    Total comprehensive
     income                                                                                                             11,918,557
                       ----------    -------    ----------      -----------    ----------   ----------   ----------   ------------
Balance at
  September 30, 1998    8,898,972     99,168    82,486,183       71,051,445    (6,850,550)  (4,536,865)   2,831,574    145,080,955

                  KLAMATH FIRST BANCORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                   (Continued)

                                                                                 Unearned    Unearned     Accumulated
                           Common     Common      Additional                        shares      shares           other        Total
                            stock      stock         paid-in       Retained         issued      issued  comprehensive  shareholders'
                           shares     amount         capital       earnings        to ESOP     to MRDP  income (loss)        equity
                      -----------   ---------   ------------     -----------  ------------ ------------  ------------ -------------

Cash dividends .....         --         --            --         (3,340,186)         --           --           --       (3,340,186)

Stock repurchased
  and retired ......   (2,008,389)   (20,084)   (39,314,056)           --            --           --           --      (39,334,140)

ESOP contribution ..       97,865       --         602,287             --         978,650         --           --        1,580,937

MRDP contribution ..       73,644       --          20,121             --            --      1,017,569         --        1,037,690
                       ----------    -------    ----------      -----------    ----------   ----------   ----------    -----------
                        7,062,092     79,084    43,794,535       67,711,259    (5,871,900)  (3,519,296)   2,831,574    105,025,256

Comprehensive income
 Net earnings ......                                              9,155,193                                              9,155,193
 Other comprehensive income:
  Unrealized loss on
  securities, net of
  tax and reclassifi-
  cation adjustment (3)                                                                                  (4,594,986)    (4,594,986)
                                                                                                                      ------------
    Total comprehensive
     income                                                                                                              4,560,207
                       ----------    -------    ----------      -----------    ----------   ----------   ----------   ------------
Balance at
    September 30, 1999  7,062,092    $79,084    $43,794,535     $76,866,452   ($5,871,900) ($3,519,296) ($1,763,412)  $109,585,463
                       ==========    =======    ==========      ===========    ==========   ==========   ==========   ============

(1) Net unrealized holding gain on securities of $1,476,538 (net of $461,062 tax expense) less reclassification adjustment for losses included in net earnings of $35,503 (net of $21,760 tax benefit).
(2) Net unrealized holding gain on securities of $2,429,643 (net of $1,451,061 tax expense) less reclassification adjustment for gains included in net earnings of $62,123 (net of $38,075 tax expense).
(3) Net unrealized holding loss on securities of $4,332,997 (net of $2,816,282 tax benefit) less reclassification adjustment for gains included in net earnings of $261,989 (net of $160,574 tax expense).

See notes to consolidated financial statements.

                   KLAMATH FIRST BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       Year Ended September 30,
                                                              ---------------------------------------
                                                                  1999          1998          1997
                                                              -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net earnings ..........................................   $ 9,155,193   $ 9,551,037   $ 8,557,750

ADJUSTMENTS TO RECONCILE NET EARNINGS TO
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
    Depreciation and amortization .........................     2,896,271     2,815,615       772,204
    Provision for deferred taxes ..........................      (259,935)      293,310       714,915
    Provision for loan losses .............................       932,000       674,000       370,000
    Compensation expense related to ESOP benefit ..........     1,580,937     2,008,516     1,683,910
    Compensation expense related to MRDP Trust ............     1,037,690     1,086,475     1,071,130
    Net amortization of premiums (discounts)  paid on
      investment and mortgage backed and related securities       134,979        21,994       102,626
    Increase in deferred loan fees, net of amortization ...       405,237     1,258,655       912,445
    Accretion of discounts on purchased loans .............       (37,456)        3,763          (325)
    Net (gain) loss on sale of real estate owned and
      premises and equipment ..............................        (4,381)        3,196        (3,514)
    Net (gain) loss on sale of investment and mortgage
      backed and related securities .......................      (217,179)     (440,750)       12,387
    FHLB stock dividend ...................................      (784,400)     (617,000)     (495,000)
    Increase in core deposit intangible ...................          --            --     (13,386,686)
CHANGES IN ASSETS AND LIABILITIES
    Accrued interest receivable ...........................       317,899       154,447    (2,583,032)
    Other assets ..........................................      (377,868)     (218,359)   (1,625,538)
    Accrued interest on deposit liabilities ...............      (107,313)       76,039       503,337
    Accrued interest on borrowings ........................      (179,473)     (298,759)      189,553
    Pension liabilities ...................................        54,252        52,252        59,052
    Other liabilities .....................................       264,936       131,341    (1,134,717)
                                                              -----------   -----------   -----------
Net cash provided by (used in) operating activities .......    14,811,389    16,555,772    (4,279,503)
                                                              -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from maturity of investment securities
      held to maturity ....................................    82,455,000    20,150,000    48,680,000
    Proceeds from maturity of investment securities
      available for sale ..................................    48,572,000   104,180,000    19,009,324
    Principal repayments received on mortgage
       backed and related securities held to maturity .....     1,044,871     1,755,918     1,313,309
    Principal repayments received on mortgage
       backed and related securities available for sale ...    15,311,695    24,664,174    18,923,262
    Principal repayments received on loans ................   159,160,842   122,009,359    56,879,728
    Loan originations .....................................   (224,193,434) (232,474,655) (120,072,487)
    Loans purchased .......................................   (15,500,495)   (7,792,061)  (15,648,275)
    Loans sold ............................................     5,584,065          --            --
    Purchase of investment securities held
      to maturity .........................................   (79,711,523)         --     (61,722,409)
    Purchase of investment securities available
      for sale ............................................   (22,147,855)  (60,366,913)  (219,697,100)
    Purchase of mortgage backed and related
      securities available for sale .......................   (55,536,014)  (13,202,490)  (14,850,705)
    Purchase of FHLB stock ................................          --      (2,405,500)   (4,307,500)
    Proceeds from sale of FHLB stock ......................          --            --       2,425,900
    Proceeds from sale of investment securities
      available for sale ..................................    11,834,420    19,388,451    16,066,044
    Proceeds from sale of mortgage backed and related
      securities available for sale .......................     9,454,776     9,656,938     5,743,267
    Proceeds from sale of real estate owned and
      premises and equipment ..............................       514,710          --          86,159
    Purchases of premises and equipment ...................      (321,050)   (1,682,477)   (7,176,075)
                                                              -----------   -----------   -----------
Net cash used in investing activities .....................   (63,477,992)  (16,119,256)  (274,347,558)
                                                              -----------   -----------   -----------

                   KLAMATH FIRST BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Continued)

                                                                       Year Ended September 30,
                                                              ----------------------------------------
                                                                  1999          1998           1997
                                                              -----------   -----------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES

    Increase in deposit liabilities,
     net of withdrawals ...................................   $30,859,767   $15,563,444   $274,304,721
    Proceeds from FHLB advances ...........................   160,000,000   179,000,000    184,000,000
    Repayments of FHLB advances ...........................  (130,000,000) (141,000,000)  (145,000,000)
    Proceeds from short term borrowings ...................     8,595,000    88,343,199     84,750,150
    Repayments of short term borrowings ...................   (20,707,500)  (93,308,199)   (82,577,050)
    Stock repurchase and  retirement ......................   (39,334,140)  (11,561,483)   (18,878,128)
    Proceeds from exercise of stock options ...............          --         411,035           --
    Advances from borrowers for taxes and insurance .......       337,836       505,305      1,084,359
    Dividends paid ........................................    (3,547,040)   (3,447,744)    (3,193,428)
                                                              -----------   -----------    -----------
Net cash provided by financing activities .................     6,203,923    34,505,557    294,490,624
                                                              -----------   -----------    -----------
Net (decrease) increase in cash and cash
  equivalents .............................................   (42,462,680)   34,942,073     15,863,563

Cash and cash equivalents at beginning
  of year .................................................    66,985,269    32,043,196     16,179,633
                                                              -----------   -----------    -----------
Cash and cash equivalents at end of year ..................   $24,522,589   $66,985,269    $32,043,196
                                                              ===========   ===========    ===========
SUPPLEMENTAL SCHEDULE OF INTEREST AND
INCOME TAXES PAID
    Interest paid .........................................   $38,668,392   $38,071,070    $29,162,927
    Income taxes paid .....................................     5,866,000     5,808,299      3,373,457

SUPPLEMENTAL SCHEDULE OF NONCASH
  INVESTING ACTIVITIES

    Net unrealized gain (loss) on securities
      available for sale ..................................   ($4,594,986)  $ 2,367,520    $ 1,512,041
    Dividends declared and accrued in other
      liabilities .........................................       988,547       892,509        834,363






    See notes to consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Principles of Consolidation

     The consolidated financial statements include the accounts of Klamath First Bancorp, Inc. (the "Company") and its wholly-owned subsidiary Klamath First Federal Savings and Loan Association (the "Association"), including the Association's subsidiary, Klamath First Financial Services. All intercompany accounts and transactions have been eliminated in consolidation.

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

Cash Equivalents

     The Company considers cash and due from banks, interest bearing deposits held at domestic banks, federal funds sold, and security resale agreements to be cash and cash equivalents for purposes of the Consolidated Statements of Cash Flows.

Investment Securities

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, investment securities held to maturity are stated at amortized cost only if the Company has the positive intent and the ability to hold the securities to maturity. Securities available for sale, including mutual funds, and trading securities are stated at fair value. Unrealized gains and losses from available for sale securities are excluded from earnings and reported (net of tax) as a net amount in a separate component of shareholders' equity until realized. Realized gains and losses on the sale of securities, recognized on a specific identification basis, and valuation adjustments of trading account securities are included in non-interest income or expense. Net unrealized gains or losses on securities resulting from an other than temporary decline in the fair value are recognized in earnings when incurred.

Stock Investments

     The Company holds stock in the Federal Home Loan Bank of Seattle ("FHLB of Seattle"). This investment is carried at the lower of cost or fair value.

Loans

     Loans held for investment are stated at the principal amount outstanding, net of deferred loan fees and unearned income. Loan origination fees, commitment fees and certain direct loan origination costs are capitalized and recognized as a yield adjustment over the lives of the loans using the level-yield method. Unearned discounts are accreted to income over the average lives of the related loans using the level yield method, adjusted for estimated prepayments.

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

Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is generally computed on the straight-line basis over the estimated useful lives of the various classes of assets from their respective dates of acquisition. Estimated useful lives range up to 30 years for buildings, up to the lease term for leasehold improvements, three years for automobiles, and three to 15 years for furniture and equipment.

Mortgage Servicing

     Fees earned for servicing loans are reported as income when the related mortgage loan payments are collected. Loan servicing costs are charged to expense as incurred.

     Effective January 1, 1997, the Company adopted SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. SFAS No. 125 requires the Company to allocate the total cost of all mortgage loans sold, whether originated or purchased, to the mortgage servicing rights and the loans (without mortgage servicing rights) based on their relative fair values if it is practicable to estimate those fair values.

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

Employee Stock Ownership Plan

     The Company sponsors an Employee Stock Ownership Plan ("ESOP"). The ESOP is accounted for in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position 93-6, Employer's Accounting for Employee Stock Ownership Plans. Accordingly, the shares held by the ESOP are reported as unearned shares issued to the employee stock ownership plan in the balance sheets. The plan authorizes release of the shares over a ten-year period, of which six years are remaining. As shares are released from collateral, compensation expense is recorded equal to the then current market price of the shares, and the shares become outstanding for earnings per share calculations.

Management Recognition and Development Plan

     The Company sponsors a Management Recognition and Development Plan ("MRDP"). The MRDP is accounted for in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. The plan authorizes the grant of common stock shares to certain officers and directors, which vest over a five-year period in equal installments. The Company recognizes compensation expense in the amount of the fair value of the common stock in accordance with the vesting schedule during the years in which the shares are payable. When the MRDP awards are allocated, the common stock shares become common stock equivalents for earnings per share calculations.

Stock Based Compensation

     The Company accounts for stock option grants using the intrinsic value method as prescribed in Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Under the intrinsic value based method, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the stock at grant date over the amount an employee must pay to acquire the stock. Stock options granted by the Company have no intrinsic value at the grant date and, under APB No. 25, there is no compensation expense to be recorded.

     SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The fair value approach measures compensation costs based on factors such as the term of the option, the market price at grant date, and the option exercise price, with expense recognized over the vesting period. See Note 15 for the pro forma effect on net earnings and earnings per share as if the fair value method had been used.

Recently Issued Accounting Pronouncements

     In June 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued. SFAS No. 133 establishes the accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The effective date of this Statement was deferred by the issuance of SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133. This Statement is now effective for fiscal years beginning after June 15, 2000.

The Company has determined that it currently has no instruments or contracts that meet the scope of SFAS No. 133. Accordingly, the adoption of this Statement in 2001 is not expected to have a material impact on the financial statements of the Company.

(2) Cash and Due from Banks

The Company is required to maintain an average reserve balance with the Federal Reserve Bank, or maintain such reserve balance in the form of cash. The amount of this required reserve balance was approximately $3.0 million at September 30, 1999 and 1998, and was met by holding cash and maintaining an average balance with the Federal Reserve Bank in excess of this amount.

(3) Investments and Mortgage-Backed Securities

     Amortized cost and approximate fair value of securities available for sale and held to maturity are summarized by type and maturity as follows:

                                                          September 30, 1999
                                            --------------------------------------------------------
                                             Amortized          Gross Unrealized           Fair
                                                cost          Gains         Losses         value
                                            -----------   ------------   ------------   ------------
Investment securities available for sale

  U.S. Government obligations
    Maturing within one year ...........   $ 15,014,112   $     18,266   $     40,190   $ 14,992,188
    Maturing after one year through
     five years ........................     59,212,960         88,398        333,544     58,967,814


  State and municipal obligations
    Maturing within one year ...........        572,115          4,223             --        576,338
    Maturing after one year through
     five years ........................        801,572          2,701         17,217        787,056
    Maturing after five years through
     ten years .........................        198,414           --          10,190        188,224
    Maturing after ten years ...........     23,275,612         15,017        961,272     22,329,357

  Corporate obligations
    Maturing within one year ...........     21,053,101         36,346        171,277     20,918,170
    Maturing after one year through
     five years ........................     21,159,327           --          289,867     20,869,460
    Maturing after ten years ...........     19,825,059           --          805,609     19,019,450
                                           ------------   ------------   ------------   ------------
                                           $161,112,272   $    164,951   $  2,629,166   $158,648,057
                                           ============   ============   ============   ============

                                                           September 30, 1998
                                            --------------------------------------------------------
                                             Amortized          Gross Unrealized           Fair
                                                cost          Gains         Losses         value
                                            -----------   ------------   ------------   ------------

Investment securities available for sale

  U.S. Government obligations
    Maturing within one year ...........   $ 11,555,117   $     95,853            $--   $ 11,650,970
    Maturing after one year through
     five years ........................     91,064,477      2,738,617             --     93,803,094


  State and municipal obligations
    Maturing after one year through
     five years ........................        890,782         21,258             --        912,040
    Maturing after ten years ...........     16,515,526        675,702            567     17,190,661

  Corporate obligations
    Maturing within one year ...........     14,518,739         34,576             --     14,553,315
    Maturing after one year through
     five years ........................     44,883,935        772,455         12,836     45,643,554
    Maturing after ten years ...........     19,822,547             --        351,997     19,470,550
                                           ------------   ------------   ------------   ------------
                                           $199,251,123   $  4,338,461   $    365,400   $203,224,184
                                           ============   ============   ============   ============

                                                       September 30, 1999
                                            --------------------------------------------------------
                                             Amortized          Gross Unrealized           Fair
                                                cost          Gains         Losses         value
                                            -----------   ------------   ------------   ------------

Investment securities held to maturity

  State and municipal obligations
    Maturing within one year ...........   $    170,376   $        438            $--   $    170,814
    Maturing after one year through
     five years ........................        389,136         17,505             --        406,641
                                           ------------   ------------   ------------   ------------
                                           $    559,512   $     17,943            $--   $    577,455
                                           ============   ============   ============   ============



                                                                September 30, 1998
                                            --------------------------------------------------------
                                             Amortized           Gross Unrealized               Fair
                                                  cost           Gains       Losses            value
                                            ----------      ----------    ----------   -------------
Investment securities held to maturity

  State and municipal obligations
    Maturing within one year ...........   $    210,837   $      1,397            $--   $    212,234
    Maturing after one year through
     five years ........................        677,922         36,168             --        714,090

  Corporate obligations
    Maturing within one year ...........      2,000,000          2,000             --      2,002,000
                                           ------------   ------------   ------------   ------------
                                           $  2,888,759   $     39,565            $--   $  2,928,324
                                           ============   ============   ============   ============


MORTGAGE BACKED AND RELATED SECURITIES

                                                         September 30, 1999
                                            --------------------------------------------------------
                                             Amortized          Gross Unrealized           Fair
                                                cost          Gains         Losses         value
                                            -----------   ------------   ------------   ------------

Mortgage backed and related securities available for sale

  FNMA maturing after five years
     through ten years .................   $  2,469,286            $--   $     25,043   $  2,444,243

  CMO's maturing after one year
    through five years .................      4,969,296             --         55,346      4,913,950

  FNMA maturing after ten years ........     21,849,523        116,867            228     21,966,162

  FHLMC maturing after ten years .......     18,375,619         26,201         31,314     18,370,506

  GNMA maturing after ten years ........     11,783,245          3,738         18,918     11,768,065

  CMO's  maturing after ten years ......     13,628,584           --          395,955     13,232,629
                                           ------------   ------------   ------------   ------------
                                           $ 73,075,553   $    146,806   $    526,804   $ 72,695,555
                                           ============   ============   ============   ============

                                                         September 30, 1998
                                            --------------------------------------------------------
                                             Amortized          Gross Unrealized           Fair
                                                cost          Gains         Losses         value
                                            -----------   ------------   ------------   ------------

Mortgage backed and related securities available for sale

  FNMA maturing after five years
     through ten years .................   $  4,045,247   $     40,251            $--   $  4,085,498

  FNMA maturing after ten years ........      8,820,853         89,676         11,334      8,899,195

  FHLMC maturing after ten years .......     14,722,039        438,394          1,941     15,158,492

  GNMA maturing after ten years ........      3,619,071         43,083           --        3,662,154

  SBA maturing after ten years .........     11,534,653          1,780          5,915     11,530,518
                                           ------------   ------------   ------------   ------------
                                           $ 42,741,863   $    613,184   $     19,190   $ 43,335,857
                                           ============   ============   ============   ============

                                                         September 30, 1999
                                            --------------------------------------------------------
                                             Amortized          Gross Unrealized           Fair
                                                cost          Gains         Losses         value
                                            -----------   ------------   ------------   ------------

Mortgage backed and related securities held to maturity

  GNMA maturing after ten years ........   $  2,600,920   $      3,289   $      7,801   $  2,596,408
                                           ============   ============   ============   ============

                                                         September 30, 1998
                                            --------------------------------------------------------
                                             Amortized          Gross Unrealized           Fair
                                                cost          Gains         Losses         value
                                            -----------   ------------   ------------   ------------

Mortgage backed and related securities held to maturity

  GNMA maturing after ten years ........   $  3,661,683   $     34,761            $--   $  3,696,444
                                           ============   ============   ============   ============

     Expected maturities of mortgage backed and related securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     At September 30, 1999 and 1998, the Company pledged securities totaling $35.6 million and $31.2 million, respectively, to secure certain public deposits and for other purposes as required or permitted by law.

     The Company has also pledged securities of zero and $12.0 million to secure short term borrowings of reverse repurchase agreements at September 30, 1999 and 1998, respectively. (See Note 10.)

(4)  Loans Receivable

                                                  September 30,
                                           ---------------------------
                                               1999           1998
                                           ------------   ------------
Real estate loans
  Permanent residential 1-4 family .....   $647,130,329   $577,321,223
  Multi-family residential .............     18,411,762     19,229,984
  Construction .........................     53,219,452     64,288,949
  Commercial ...........................     37,078,809     29,457,284
  Land .................................      2,064,037      2,184,595
                                           ------------   ------------
     Total real estate loans ...........    757,904,389    692,482,035
                                           ------------   ------------
Non-real estate loans
  Savings account ......................      1,800,234      1,990,776
  Home improvement and home equity .....      6,725,721      5,749,969
  Other ................................      8,010,808      4,480,064
                                           ------------   ------------
     Total non-real estate loans .......     16,536,763     12,220,809
                                           ------------   ------------
     Total loans .......................    774,441,152    704,702,844

Less
  Undisbursed portion of loans .........     24,176,425     26,986,869
  Deferred loan fees ...................      7,987,699      7,619,918
  Allowance for loan losses ............      2,483,625      1,949,677
                                           ------------   ------------
                                           $739,793,403   $668,146,380
                                           ============   ============

     The weighted average interest rate on loans at September 30, 1999 and 1998 was 7.47% and 7.71%, respectively.

     Included in loans receivable are $379,662 of loans held for sale. All these loans are one- to four-family mortgage loans. In the aggregate there was no lower of cost or market adjustment required; fair value approximates cost.

     Loans to employees, officers, and directors totaled $10.9 million and $8.8 million at September 30, 1999 and 1998, respectively.

Activity in the allowance for loan losses is summarized as follows:

                                             Year Ended September 30,
                                 ------------------------------------------
                                     1999           1998           1997
                                 -----------    ------------   ------------
Balance, beginning of year ...   $ 1,949,677    $ 1,296,451    $   927,820
Charge offs ..................      (398,052)       (20,774)        (1,369)
Additions ....................       932,000        674,000        370,000
                                 -----------    -----------    -----------

Balance, end of year .........   $ 2,483,625    $ 1,949,677    $ 1,296,451
                                 ===========    ===========    ===========

(5) Premises and Equipment

Premises and equipment consist of the following:

                                                             September 30,
                                                    ----------------------------
                                                         1999            1998
                                                    ------------    ------------
Land .............................................  $  2,476,807    $  2,479,807
Office buildings and construction in progress.....    10,470,855      10,403,971
Furniture, fixtures and equipment ................     4,464,622       4,211,886
Automobiles ......................................        38,856          38,856
Less accumulated depreciation ....................    (5,869,217)     (4,787,053)
                                                    ------------    ------------
                                                    $ 11,581,923    $ 12,347,467
                                                    ============    ============

     Depreciation expense was $1.1 million, $1.0 million, and $469,208 for the years ended September 30, 1999, 1998, and 1997, respectively.

(6)   Accrued Interest Receivable

     The following is a summary of accrued interest receivable:

                                                   September 30,
                                           ---------------------------
                                                1999           1998
                                           ------------   ------------
Loans receivable .......................   $  4,335,013   $  4,114,533
Mortgage backed and related securities .        478,635        424,458
Investment securities ..................      2,340,170      2,932,726
                                           ------------   ------------
                                           $  7,153,818   $  7,471,717
                                           ============   ============

(7)     Mortgage Servicing Rights

     Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of mortgage loans serviced for others was $6.1 million and $724,559 at September 30, 1999 and 1998, respectively. During the year ended September 30, 1999 the Company initiated a program to sell loans to the Federal National Mortgage Association ("Fannie Mae") which resulted in the significant increase in loans serviced for others.

     Capitalized mortgage servicing rights were $52,432 and zero at September 30, 1999 and 1998, respectively.

The changes in the balance of mortgage servicing rights were as follows:

                                                      Year Ended September 30,
                                                    ----------------------------
                                                         1999           1998
                                                    ------------    ------------
Balance, beginning of year ......................            $--             $--
Additions .......................................         53,789              --
Amortization of mortgage servicing rights .......         (1,357)             --
                                                    ------------    ------------
Balance, end of year ............................   $     52,432             $--
                                                    ============    ============

(8)   Deposit Liabilities

The following is a summary of deposit liabilities:

                                                     September 30,
                                   -----------------------------------------------
                                             1999                       1998
                                   ----------------------- -----------------------
                                      Amount       Percent     Amount      Percent
                                  ------------   --------- ------------   --------

Checking accounts, non-interest
 bearing ......................   $ 52,318,958        7.3% $ 47,547,651        6.9%
                                  ------------    -------  ------------    -------
Interest-bearing checking .....     67,303,245        9.3    70,561,435       10.2
                                  ------------    -------  ------------    -------
Passbook and statement savings      59,790,124        8.3    61,413,910        8.9
                                  ------------    -------  ------------    -------
Money market deposits .........    148,902,589       20.7   114,667,649       16.6
                                  ------------    -------  ------------    -------
Certificates of deposit
 Less than 4% .................      4,893,194        0.7     1,371,156        0.2
 4.00% to 5.99% ...............    340,945,349       47.3   329,246,772       47.8
 6.00% to 7.99% ...............     36,072,270        5.0    43,853,274        6.4
 8.00% to 9.99% ...............     10,175,383        1.4    20,879,498        3.0
                                  ------------    -------  ------------    -------
                                   392,086,196       54.4   395,350,700       57.4
                                  ------------    -------  ------------    -------
                                  $720,401,112      100.0% $689,541,345      100.0%
                                  ============    =======  ============    =======

Following is a summary of interest expense on deposits:

                                                                      Year Ended September 30,
                                                              ---------------------------------------
                                                                  1999          1998          1997
                                                              -----------   -----------   -----------
Interest-bearing checking .................................   $   873,211   $ 1,088,777   $   791,032
Passbook and statement savings ............................     1,326,259     1,683,101     1,270,468
Money market ..............................................     5,096,134     4,275,419     2,391,245
Certificates of deposit ...................................    21,767,895    21,990,525    18,075,128
                                                              -----------   -----------   -----------
                                                               29,063,499    29,037,822    22,527,873
Less early withdrawal
 penalties ................................................        88,931       106,073        63,528
                                                              -----------   -----------   -----------
  Net interest on deposits ................................   $28,974,568   $28,931,749   $22,464,345
                                                              ===========   ===========   ===========

At September 30, 1999, deposit maturities are as follows:

Within 1 year                $594,338,934
1 year to 3 years              67,166,011
3 years to 5 years             37,459,409
Thereafter                     21,436,758
                             ------------
                             $720,401,112
                             ============

Weighted average interest rates at September 30 are as follows:

                                                   1999           1998
                                               ----------     ----------
Interest-bearing checking ..............           1.14%          1.33%
Passbook and statement savings .........           1.76%          2.44%
Money market ...........................           4.04%          3.92%
Certificates of deposit ................           5.28%          5.81%
Weighted average rate for all deposits .           4.27%          4.66%

     Deposits in excess of $100,000 totaled $149.9 million and $151.0 million at September 30, 1999 and 1998, respectively. Deposits in excess of $100,000 may not be insured by the Federal Deposit Insurance Corporation ("FDIC").

(9)   Advances from FHLB

     As a member of the FHLB of Seattle, the Association maintains a credit line that is a percentage of its total regulatory assets, subject to collateralization requirements. At September 30, 1999, the credit line was 30% of total assets of the Association. Advances are collateralized in the aggregate, as provided for in the Advances, Security and Deposit Agreements with the FHLB of Seattle, by certain mortgages or deeds of trust, and securities of the U.S. Government and agencies thereof. At September 30, 1999 the minimum book value of eligible collateral for these borrowings was $216.2 million.



Scheduled maturities of advances from the FHLB were as follows:



                                   September 30, 1999                                September 30, 1998
                        ------------------------------------------     ----------------------------------------------
                                          Range of        Weighted                       Range of            Weighted
                                          interest         average                       interest             average
                            Amount           rates   interest rate          Amount          rates       interest rate
                        ------------   -----------  --------------      ------------   -----------      -------------
Due within one year .   $       --              --              --      $ 30,000,000   5.54%-5.56%              5.55%

After one but within
five years ..........     40,000,000   5.39%-5.70%           5.43%        55,000,000   5.39%-5.74%              5.56%

After five but within
ten years ...........    157,000,000   4.77%-5.87%           5.32%        82,000,000   4.77%-5.24%              4.96%
                        ------------                                   -------------
                        $197,000,000                                   $ 167,000,000
                        ============                                   =============


Financial data pertaining to the weighted average cost, the level of FHLB advances and the related interest expense are as follows:

                                                                        Year ended September 30,
                                                             -----------------------------------------
                                                                  1999          1998          1997
                                                             -------------  ------------  ------------
Weighted average interest rate at end of year .............          5.34%         5.26%         5.62%
Weighted daily average interest rate
during the year ...........................................          5.25%         5.62%         5.66%
Daily average FHLB advances ...............................   $173,739,726  $141,016,438  $110,736,986
Maximum FHLB advances at any month end ....................    197,000,000   167,000,000   151,000,000
Interest expense during the year ..........................      9,121,190     7,921,570     6,270,615

(10)  Short Term Borrowings

     Securities sold under agreements to repurchase at September 30, 1998 consisted of reverse repurchase agreements of $12.1 million. All these agreements matured during the quarter ended March 31, 1999 and were not renewed.

     The Company sold, under agreements to repurchase, specific securities of the U.S. government and its agencies and other approved investments to a broker-dealer. The securities underlying the agreement with the broker- dealer were delivered to the dealer who arranged the transaction. Securities delivered to broker-dealers may be loaned out in the ordinary course of operations.

Financial data pertaining to the weighted average cost, the level of securities sold under agreements to repurchase, and the related interest expense are as follows:

                                                                     Year Ended September 30,
                                                              ----------------------------------------
                                                                  1999          1998          1997
                                                              ------------  ------------  ------------
Weighted average interest rate at end of year .............          --            5.65%         5.75%
Weighted daily average interest rate
during the year ...........................................          5.72%         5.80%         5.82%
Daily average of securities sold
under agreements to repurchase ............................   $ 3,105,336   $14,669,203   $16,804,520
Maximum securities sold under
agreements to repurchase at any
month end .................................................     8,095,000    17,077,500    19,117,500
Interest expense during the year ..........................       177,568       850,122       978,023

     The Company had an unused line of credit totaling $15.0 million with U.S. National Bank of Oregon at September 30, 1999 and 1998.

(11) Taxes on Income

The following is a summary of income tax expense:

                                                                      Year Ended September 30,
                                                              ---------------------------------------
                                                                  1999          1998          1997
                                                              -----------   -----------   -----------
Current Taxes
Federal ...................................................   $ 4,842,232   $ 4,771,653   $ 3,076,977
State .....................................................     1,065,157       468,978       639,503
                                                              -----------   -----------   -----------
Current tax provision .....................................     5,907,389     5,240,631     3,716,480
                                                              -----------   -----------   -----------
Deferred Taxes
Federal ...................................................      (201,337)       82,204       648,092
State .....................................................       (40,649)       16,597        64,880
                                                              -----------   -----------   -----------
Deferred tax provision (benefit) ..........................      (241,986)       98,801       712,972
                                                              -----------   -----------   -----------
Provision for income taxes ................................   $ 5,665,403   $ 5,339,432   $ 4,429,452
                                                              ===========   ===========   ===========

An analysis of income tax expense, setting forth the reasons for the variation from the "expected" federal corporate income tax rate and the effective rate provided, is as follows:

                                                                         Year Ended September 30,
                                                                    ----------------------------------
                                                                     1999          1998          1997
                                                                    ------         -----         -----
Federal income taxes computed at
statutory rate ............................................          35.0%         35.0%         35.0%

Tax effect of:

State income taxes, net of Federal
income tax benefit ........................................           4.5           2.1           4.4
Nondeductible ESOP compensation
expense ...................................................           1.4           2.4           5.4
Deductible MRDP compensation
expense ...................................................          (0.1)         (1.5)         (2.2)
Interest income on municipal securities ...................          (2.2)           --          --
Elimination of valuation allowance ........................          --            (1.5)        (12.6)
Other .....................................................          (0.4)         (0.6)          4.1
                                                                   -------        ------        ------
Income tax expense included in the
consolidated statement of earnings ........................          38.2%         35.9%         34.1%
                                                                   ======         =====          ====

     Deferred income taxes at September 30, 1999 and 1998 reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws.

The tax effects of temporary differences which give rise to a significant portion of deferred tax assets and deferred tax liabilities are as follows:

                                                               September 30,
                                                     ---------------------------
                                                          1999           1998
                                                     ------------   ------------
DEFERRED TAX ASSETS

Allowance for losses on loans ....................   $    975,816   $    761,440
Pension liability ................................        327,539        306,462
Unearned ESOP shares .............................        371,290        422,071
Unrealized loss on securities available for sale .      1,080,801           --
Core deposit premium .............................        657,904        359,209
                                                     ------------   ------------
Total gross deferred tax assets ..................      3,413,350      1,849,182
                                                     ------------   ------------
DEFERRED TAX LIABILITIES

FHLB stock dividends .............................        894,222        585,949
Deferred loan fees ...............................      1,262,694        919,314
Tax bad debt reserve in excess of base-
year reserve .....................................      1,224,537      1,469,444
Unrealized gain on securities held for sale ......           --        1,735,484
Other ............................................        611,624        794,935
                                                     ------------   ------------
Total gross deferred tax liabilities .............      3,993,077      5,505,126
                                                     ------------   ------------
Net deferred tax liability .......................   $    579,727   $  3,655,944
                                                     ============   ============

     At September 30, 1996 the Company created a valuation allowance of $648,837 to offset the deferred tax asset associated with the realized capital loss on the U.S. Federal securities mutual bond fund because management was not assured of being able to realize a capital gain and the related tax benefit. During the year ended September 30, 1997, the Company, through sale of certain investments, realized a capital gain for tax purposes that assured realization of the tax benefit and thus reduced the valuation allowance to zero. There continues to be no valuation allowance at September 30, 1999.

     The Company has qualified under provisions of the Internal Revenue Code to compute federal income taxes after deductions of additions to the bad debt reserves. At September 30, 1999, the Company had a taxable temporary difference of approximately $10.5 million that arose before 1988 (base-year amount). In accordance with SFAS No. 109, a deferred tax liability has not been recognized for the temporary difference. Management does not expect this temporary difference to reverse in the foreseeable future.

(12) Commitments and Contingencies

     In the ordinary course of business, the Company has various outstanding commitments and contingencies that are not reflected in the accompanying consolidated financial statements. In addition, the Company is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial condition of the Company.

(13) Shareholders' Equity

     In September 1998, the Board of Directors authorized the repurchase of approximately 20% of the Company's outstanding common stock. The repurchase was completed through a "Modified Dutch Auction Tender." Under this procedure, the Company's shareholders were given the opportunity to sell part or all of their shares to the Company at a price of not less than $18.00 per share and not more than $20.00 per share. Results of the offer were finalized on January 15, 1999 when the Company announced purchase of 1,984,090 shares at $19.50 per share. This represents approximately 85.9% of the shares tendered at $19.50 per share or below, and 64.7% of all shares tendered. The cost of the shares purchased was approximately $39.3 million. The effect of the transaction is reflected in a reduction in cash and investments and a reduction in equity.

     The table below summarizes repurchases of the Company's common stock which were approved by the Board of Directors and completed by management.

                                                 Number        Average
Month Completed                               of Shares          Price
----------------------------------------      ---------       --------
September 1996 .........................        620,655         $14.33
January 1997 ...........................      1,161,247          15.91
May 1998 ...............................        521,477          21.22
January 1999 ...........................      1,984,040          19.50

     In 1999, 1998 and 1997, the vested portion of awarded MRDP shares were released. Many of the recipients of this award had the Company withhold and retire some of their shares to pay the associated taxes. This further reduced the number of shares outstanding by 24,299, 22,608 and 21,689 shares, respectively, and reduced equity by $353,407, $498,054 and $377,000, respectively.

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

(14) Earnings Per Share

     Earnings per share ("EPS") is computed in accordance with SFAS No. 128, Earnings per Share, which was adopted by the Company as of December 31, 1997. EPS for all prior periods have been restated to reflect the adoption. Shares held by the Company's ESOP that are committed for release are considered contingently issuable shares and are included in the computation of basic EPS. Diluted EPS is computed using the treasury stock method, giving effect to potential additional common shares that were outstanding during the period. Potential dilutive common shares include shares awarded but not released under the Company's MRDP, and stock options granted under the Stock Option Plan. Following is a summary of the effect of dilutive securities on weighted average number of shares (denominator) for the basic and diluted EPS calculations. There are no resulting adjustments to net earnings.

                                                                       Year Ended September 30,
                                                              ---------------------------------------
                                                                  1999          1998          1997
                                                              -----------   -----------   -----------
Weighted average common
shares outstanding - basic ................................     7,564,415     9,115,404     9,487,848
                                                              -----------   -----------   -----------
Effect of Dilutive Securities on Number of Shares:
MRDP shares ...............................................        23,923        64,188        45,824
Stock options .............................................       160,189       341,657       228,787
                                                              -----------   -----------   -----------
Total Dilutive Securities .................................       184,112       405,845       274,611
                                                              -----------   -----------   -----------
Weighted average common shares
 outstanding - with dilution ..............................     7,748,527     9,521,249     9,762,459
                                                              ===========   ===========   ===========

(15) Employee Benefit Plans

Employee Retirement Plan

     The Company is a member of a multiple-employer trusteed pension plan ("Plan") covering all employees with at least one year of service and pays direct pensions to certain retired employees. Benefits are based on years of service with the Company and salary excluding bonuses, fees, commissions, etc. Participants are vested in their accrued benefits after five years of service. Pension expense of $40,828, $180,000, and $170,613 was incurred during the years ended September 30, 1999, 1998, and 1997, respectively. Separate actuarial valuations, including computed value of vested benefits, are not made with respect to each contributing employer, nor are the plan assets so segregated by the trustee. The Plan had an over-funded accumulated benefit of approximately $564.7 million at June 30, 1999.

Director Deferred Compensation Plan

     The Company also has an unfunded supplemental benefits plan to provide members of the Board of Directors with supplemental retirement benefits. Supplemental benefits are based on monthly fees approved by the Compensation Committee of the Board. Pension costs recognized for the years ended September 30, 1999, 1998, and 1997 were $71,052, $71,052, and $71,052, respectively. At
September 30, 1999 and 1998, the projected benefit obligation was $833,644 and $779,392, respectively.

Management Recognition and Development Plan

     In February 1996, the Board of Directors approved a MRDP for the benefit of officers and non- employee directors which authorizes the grant of 489,325 common stock shares. The MRDP was approved by the Company's shareholders on April 9, 1996. Those eligible to receive benefits under the MRDP are determined by members of a committee appointed by the Board of Directors of the Company. MRDP awards vest over a five-year period in equal installments beginning on April 9, 1997 (the first anniversary of the effective date of the MRDP) or upon the participant's death or disability. On April 9, 1996, 391,459 shares were awarded to officers and directors. On November 19, 1997 a new award of 6,116 shares was made to a director. On January 4, 1999 a new award of 4,893 was made to an officer. During 1998, 17,616 shares awarded under the plan were forfeited upon resignation of an officer. The Company recognizes compensation expense in accordance with the vesting schedule during the years in which the shares are payable based on the fair value of the common stock on the grant date. Compensation expense for the years ended September 30, 1999, 1998 and 1997 was $1.0 million, $1.1 million and $1.1 million, respectively.

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

Option activity under the Stock Plan is as follows:

                                                                  Weighted
                                              Number of            Average
                                                 Shares     Exercise Price
                                              ------------  --------------

Outstanding, October 1, 1996 ...........        971,308        $13.125
Granted ................................           --             --
Exercised ..............................           --             --
Canceled ...............................           --             --
                                             ----------
Outstanding, September 30, 1997 ........        971,308        $13.125
Granted ................................         23,243        $20.577
Exercised ..............................        (31,317)       $13.125
Canceled ...............................        (46,976)       $13.125
                                             ----------
Outstanding, September 30, 1998 ........        916,258        $13.314

Granted ................................           --             --
Exercised ..............................           --             --
Canceled ...............................           --             --
                                             ----------
Outstanding, September 30, 1999 ........        916,258        $13.314
                                             ==========        =======


     At September 30, 1999, 275,738 shares were available for future grants under the Stock Plan.

Additional information regarding options outstanding as of September 30, 1999 is as follows:

                                                Weighted Avg.
                     Options       Options          Remaining
Exercise Price   Outstanding   Exercisable   Contractual Life
--------------   -----------   -----------   ----------------
     $13.125       893,015       535,809           6.5
     $20.577        23,243         4,649           8.1
                 -----------   -----------
                   916,258       540,458
                 ===========   ===========

Additional Stock Plan Information

     As discussed in Note 1, the Company continues to account for its stock-based awards using the intrinsic value method in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements.

     SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method as of the beginning of fiscal 1996. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values.


The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions:

                                             November 1997     April 1996
                                                   Grant          Grant
                                             -------------    -----------
Risk free interest rates ...............           5.79%          6.33%
Expected dividend ......................           1.75%          1.75%
Expected lives, in years ...............            7.5            7.5
Expected volatility ....................          23.24%         19.63%

     The weighted average grant-date fair value of options granted during fiscal years 1998 and 1996 were $6.65 and $4.12, respectively. The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. Had compensation cost for these awards been determined under SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the following pro forma amounts:

                                                         Year ended September 30,
                                                -----------------------------------------
                                                   1999            1998           1997
                                                ----------      ----------     ----------
Net earnings:
             As reported                        $9,155,193      $9,551,037     $8,557,750
             Pro forma                           8,642,299       9,040,753      8,063,929
Earnings per common share - basic
             As reported                             $1.21           $1.05          $0.90
             Pro forma                               $1.14           $0.99          $0.85
Earnings per common share - fully diluted
             As reported                             $1.18           $1.00          $0.88
             Pro forma                               $1.12           $0.95          $0.83


(16) Employee Stock Ownership Plan

     As part of the stock conversion consummated on October 4, 1995, the Company established an ESOP for all employees that are age 21 or older and have completed two years of service with the Company. The ESOP borrowed $9,786,500 from the Company and used the funds to purchase 978,650 shares of the common stock of the Company issued in the conversion which would be distributed over a ten year period. The loan will be repaid principally from the Company's discretionary contributions to the ESOP over a period of ten years. The loan had an outstanding balance of $5.9 million and $6.9 million at September 30, 1999 and 1998, respectively, and an interest rate of 8.75%. The loan obligation of the ESOP is considered unearned compensation and, as such, recorded as a reduction of the Company's shareholders' equity. Both the loan obligation and the unearned compensation are reduced by the amount of loan repayments made by the ESOP. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation in the year of allocation. Benefits are fully vested at all times under the ESOP. Forfeitures are reallocated to remaining plan participants and may reduce the Company's contributions. Benefits may be payable on retirement, death, disability, or separation from service. Since the Company's annual contributions are discretionary, benefits payable under the ESOP cannot be estimated. Compensation expense is recognized to the extent of the fair value of shares committed to be released. The Company recorded compensation expense under the ESOP of $1.6 million, $2.0 million, and $1.7 million for the years ended September 30, 1999, 1998 and 1997, respectively, and 97,865 shares were allocated among the participants in each of those years.

(17) Fair Value of Financial Instruments

     Financial instruments have been construed to generally mean cash or a contract that implies an obligation to deliver cash or another financial instrument to another entity.


                                              September 30, 1999            September 30, 1998
                                       ---------------------------   ---------------------------
                                           Carrying           Fair       Carrying           Fair
                                             amount          value         amount          value
Financial Assets                       ------------   ------------   ------------   ------------

Cash and due from banks ............   $ 21,123,217   $ 21,123,217   $ 25,644,460   $ 25,644,460
Interest earning deposits with banks      1,231,516      1,231,516     11,496,026     11,496,026
Federal funds sold and
securities purchased under
agreements to resell ...............      2,167,856      2,167,856     29,844,783     29,844,783
Investment securities
available for sale .................    158,648,057    158,648,057    203,224,184    203,224,184
Investment securities held
to maturity ........................        559,512        577,455      2,888,759      2,928,324
Mortgage backed and related
securities available for sale ......     72,695,555     72,695,555     43,335,857     43,335,857
Mortgage backed and related
securities held to maturity ........      2,600,920      2,596,408      3,661,683      3,696,444
Loans receivable, net ..............    739,793,403    714,285,234    668,146,380    721,213,589
FHLB stock .........................     10,957,300     10,957,300     10,172,900     10,172,900

Financial Liabilities

Deposit liabilities ................    720,401,112    722,373,174    689,541,345    693,936,011
FHLB advances ......................    197,000,000    192,637,192    167,000,000    166,432,152
Short term borrowings ..............           --             --       12,112,500     12,112,500


(18) Regulatory Capital Requirements

     The Company is not subject to any regulatory capital requirements. The Association, however, is subject to various regulatory capital requirements administered by the Office of Thrift Supervision ("OTS"). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary action by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, of Tier I capital to total assets, and tangible capital to tangible assets (set forth in the table below). Management believes that the Association meets all capital adequacy requirements to which it is subject as of September 30, 1999.

     As of September 30, 1999, the most recent notification from the OTS categorized the Association as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized," the Association must maintain minimum total risk-based, Tier I risk-based, and tangible capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     At periodic intervals, the OTS and FDIC routinely examine the Association as part of their legally prescribed oversight of the thrift industry. Based on these examinations, the regulators can direct that the Association's financial statements be adjusted in accordance with their findings. A future examination by the OTS or the FDIC could include a review of certain transactions or other amounts reported in the Association's 1999 financial statements. In view of the uncertain regulatory environment in which the Association now operates, the extent, if any, to which a forthcoming regulatory examination may ultimately result in adjustments to the 1999 financial statements cannot be presently determined.


                                                                             Categorized as "Well
                                                                               Capitalized" Under
                                                               For Capital      Prompt Corrective
                                      Actual             Adequacy Purposes       Action Provision
                              ---------------------   --------------------   ---------------------
                                   Amount     Ratio        Amount    Ratio        Amount     Ratio
                              -----------     -----   -----------    -----   -----------     -----
As of September 30, 1999
 Total Capital: ...........   $95,495,327     17.4%   $42,888,616     8.0%   $53,610,770     10.0%
  (To Risk Weighted Assets)
 Tier I Capital: ..........    93,011,702     17.0%          N/A      N/A     32,166,462      6.0%
  (To Risk Weighted Assets)
 Tier I Capital: ..........    93,011,702      8.9%    30,832,614     3.0%    51,387,690      5.0%
  (To Total Assets)
 Tangible Capital: ........    93,011,702      8.9%    15,416,307     1.5%          N/A       N/A
  (To Tangible Assets)

As of September 30, 1998
 Total Capital: ...........   $83,179,044     16.1%   $41,257,520     8.0%   $51,571,900     10.0%
  (To Risk Weighted Assets)
 Tier I Capital: ..........    81,232,367     15.8%           N/A     N/A     30,943,140      6.0%
  (To Risk Weighted Assets)
 Tier I Capital: ..........    81,232,367      8.3%    29,487,686     3.0%    49,146,143      5.0%
  (To Total Assets)
 Tangible Capital: ........    81,232,367      8.3%    14,743,843     1.5%          N/A       N/A
  (To Tangible Assets)

The following table is a reconciliation of the Association's capital, calculated according to generally accepted accounting principles, to regulatory tangible and risk-based capital:

                                         September 30, 1999   September 30, 1998
                                         ------------------   ------------------
Association's equity                          $101,042,299          $95,448,624
Unrealized securities (gains) losses             1,747,744           (2,785,239)
Core deposit intangible                         (9,778,341)         (11,431,018)
                                               -----------          -----------
Tangible capital                                93,011,702           81,232,367
General valuation allowances                     2,483,625            1,946,677
                                               -----------          -----------
Total capital                                 $ 95,495,327          $83,179,044
                                                ==========           ==========

(19) Financial Instruments with Off-Balance Sheet Risk and Concentrations of Credit Risk

     The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments generally include commitments to originate mortgage and consumer loans. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Company's maximum exposure to credit loss in the event of nonperformance by the borrower is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. Commitments to extend credit are conditional 45 day agreements to lend to a customer subject to the Company's usual terms and conditions.

     At September 30, 1999, loan commitments amounted to approximately $11.8 million comprised of $4.4 million in variable rate loans ranging from 5.50% to 10.50% and $7.4 million in fixed rate loans ranging from 6.75% to 10.50%. At September 30, 1998 commitments amounted to approximately $31.2 million comprised of $305,000 in variable rate loans ranging from 8.99% to 14.50% and $30.9 million in fixed rate loans ranging from 6.13% to 10.75%.

     At September 30, 1999, the Company also had $2.0 million in commitments to sell loans to FNMA.

     The Company originates residential real estate loans and, to a lesser extent, commercial and multi-family real estate, commercial business and consumer loans. Over 79% of the mortgage loans in the Association's portfolio are secured by properties located in Klamath, Jackson, and Deschutes counties in Southern and Central Oregon. An economic downturn in these areas would likely have a negative impact on the Company's results of operations depending on the severity of the downturn.

(20) Parent Company Financial Information

     Condensed financial information as of September 30, 1999 and 1998, and for the years then ended, for Klamath First Bancorp, Inc. is presented and should be read in conjunction with the consolidated financial statements and the notes thereto:


BALANCE SHEETS
                                                               September 30,
                                                     ------------------------------
                                                             1999            1998
                                                     -------------    -------------
Cash and cash equivalents ........................   $   5,844,155    $  41,737,415
Investment and mortgage-backed securities ........       2,762,506       20,003,078
Investment in wholly-owned subsidiary ............     101,042,299       95,448,624
Other assets .....................................       1,034,776        1,099,598
                                                     -------------    -------------
Total assets .....................................   $ 110,683,736    $ 158,288,715
                                                     =============    =============
Liabilities

Short-term borrowings ............................   $        --      $  12,112,500
Other liabilities ................................       1,098,273        1,095,260
                                                     -------------    -------------
Total liabilities ................................       1,098,273       13,207,760
                                                     -------------    -------------
Shareholders' equity

Common stock .....................................          79,084           99,168
Additional paid-in capital .......................      43,794,535       82,486,183
Retained earnings ................................      75,103,040       73,883,019
Unearned ESOP shares at cost .....................      (5,871,900)      (6,850,550)
Unearned MRDP shares at cost .....................      (3,519,296)      (4,536,865)
                                                     -------------    -------------
Total shareholders' equity .......................     109,585,463      145,080,955
                                                     -------------    -------------
Total liabilities and shareholders' equity .......   $ 110,683,736    $ 158,288,715
                                                     =============    =============


STATEMENTS OF EARNINGS
                                                          Year Ended September 30,
                                                     ------------------------------
                                                            1999             1998
                                                     -------------    -------------
Equity in undistributed income of subsidiary .....   $   9,221,480    $   9,259,035
Total interest income ............................       1,675,756        2,995,169
Total interest expense ...........................         177,568          850,122
Non-interest income ..............................              77             --
Non-interest expense .............................       1,631,674        1,674,321
                                                     -------------    -------------
Earnings before income taxes .....................       9,088,071        9,729,761
Provision (benefit) for income taxes .............         (67,122)         178,724
                                                     -------------    -------------
Net earnings .....................................   $   9,155,193    $   9,551,037
                                                     =============    =============

STATEMENTS OF CASH FLOWS
                                                         Year Ended September 30,
                                                     ------------------------------
                                                            1999             1998
                                                     -------------    -------------
Net cash flows from operating activities .........   $     963,814    $  34,654,657
                                                     -------------    -------------
Cash flows from investing activities
Investment in subsidiary .........................        (302,892)        (261,300)
Maturity of investment and mortgage-
backed securities ................................      76,275,337       20,227,224
(Purchase) sale of investment and mortgage-
backed securities ................................     (58,814,489)      (5,035,162)
                                                     -------------    -------------
Net cash flows provided by investing activities ..      17,157,956       14,930,762
                                                     -------------    -------------
Cash flows from financing activities
Cost of ESOP shares released .....................         978,650          978,650
Proceeds from short-term borrowings ..............       8,095,000       72,503,199
Repayments of short-term borrowings ..............     (20,207,500)     (77,468,199)
Stock repurchase and retirement ..................     (39,334,140)     (11,561,483)
Proceeds from exercise of stock options ..........            --            411,035
Dividends paid ...................................      (3,547,040)      (3,447,740)
                                                     -------------    -------------
Net cash flows used in financing activities ......     (54,015,030)     (18,584,538)
                                                     -------------    -------------
Net increase/(decrease) in cash and cash
equivalents ......................................     (35,893,260)      31,000,881
Cash and cash equivalents beginning of year ......      41,737,415       10,736,534
                                                     -------------    -------------
Cash and cash equivalents end of year ............   $   5,844,155    $  41,737,415
                                                     =============    =============

Consolidated Supplemental Data
Selected Quarterly Financial Data
(unaudited)

                                                             Year Ended September 30, 1999
                                                     ---------------------------------------------
                                                      December       March       June    September
                                                     ---------   ---------   ---------   ---------
                                                           (In thousands except per share data)

Total interest income ............................   $  18,278   $  17,686   $  17,802   $  17,925
Total interest expense ...........................       9,788       9,461       9,441       9,692
                                                     ---------   ---------   ---------   ---------
Net interest income ..............................       8,490       8,225       8,361       8,233
Provision for loan losses ........................         123         303         243         263
                                                     ---------   ---------   ---------   ---------
Net interest income after provision ..............       8,367       7,922       8,118       7,970
Non-interest income ..............................         899         946         827         957
Non-interest expense .............................       5,075       5,064       5,763       5,284
                                                     ---------   ---------   ---------   ---------
Earnings before income taxes .....................       4,191       3,804       3,182       3,643
Provision for income taxes .......................       1,737       1,509       1,292       1,127
                                                     ---------   ---------   ---------   ---------
Net earnings .....................................   $   2,454   $   2,295   $   1,890   $   2,516
                                                     =========   =========   =========   =========
Net earnings per share - basic ...................   $    0.28   $    0.32   $    0.27   $    0.36
                                                     =========   =========   =========   =========
Net earnings per share - fully diluted ...........   $    0.27   $    0.31   $    0.26   $    0.35
                                                     =========   =========   =========   =========


                                                           Year Ended September 30, 1998
                                                     ---------------------------------------------
                                                      December       March       June    September
                                                     ---------   ---------   ---------   ---------
                                                           (In thousands except per share data)

Total interest income ............................   $  16,945   $  17,180   $  17,710   $  17,898
Total interest expense ...........................       9,186       9,123       9,710       9,829
                                                     ---------   ---------   ---------   ---------
Net interest income ..............................       7,759       8,057       8,000       8,069
Provision for loan losses ........................          75          91         198         310
                                                     ---------   ---------   ---------   ---------
Net interest income after provision ..............       7,684       7,966       7,802       7,759
Non-interest income ..............................         697         577         823       1,106
Non-interest expense .............................       4,829       4,888       4,832       4,974
                                                     ---------   ---------   ---------   ---------
Earnings before income taxes .....................       3,552       3,655       3,793       3,891
Provision for income taxes .......................       1,406       1,447       1,302       1,184
                                                     ---------   ---------   ---------   ---------
Net earnings .....................................   $   2,146   $   2,208   $   2,491   $   2,707
                                                     =========   =========   =========   =========
Net earnings per share - basic ...................   $    0.23   $    0.24   $    0.28   $    0.31
                                                     =========   =========   =========   =========
Net earnings per share - fully diluted ...........   $    0.22   $    0.23   $    0.26   $    0.30
                                                     =========   =========   =========   =========

Klamath First Bancorp, Inc.
Corporate Information

Corporate                               Special Counsel
Headquarters                            Breyer & Associates PC
540 Main Street                         1100 New York Ave. N.W.
Klamath Falls, OR 97601                 Suite 700 East
541-882-3444                            Washington, DC 20005
www.klamathfirstfederal.com             (202)737-7900

Independent                             Transfer Agent
Auditors                                Registrar & Transfer Co.
Deloitte & Touche LLP                   10 Commerce Drive
3900 U.S. Bancorp Tower                 Cranford, NJ 07016-3572
111 SW Fifth Avenue                     (800) 866-1340
Portland, OR 97204-3698
503-222-1341

Corporate Counsel
Craig M. Moore
540 Main Street
Klamath Falls, OR 97601
541-882-3444

Common Stock
Traded over-the-counter/Nasdaq National Market
Nasdaq Symbol: KFBI

Form 10-K  Information
A copy of the Form 10-K, as filed with the Securities and Exchange Commission, will be furnished without charge to shareholders as of the record date for voting at the annual meeting of shareholders upon written request to:
Marshall Alexander,
Senior  Vice  President  - Chief  Financial  Officer
Klamath  First Bancorp, Inc.
540 Main Street
Klamath Falls, OR 97601

Annual Meeting
The annual meeting of shareholders will be held Wednesday, January 26, 2000 beginning at 2:00 p.m., Pacific Time at:
   The Shilo Inn
   2500 Almond Street
   Klamath Falls, OR 97601.

Shareholders of record as of the close of business on November 29, 1999 shall be those entitled to notice of and to vote at the meeting.