Form 10-K, Exhibit 13
period 2000-09-30
KLAMATH FIRST BANCORP INC
filed 2000-12-29
CIK 946924

                                   EXHIBIT 13

                       2000 Annual Report to Shareholders

CORPORATE PROFILE Klamath First Bancorp, Inc. (Nasdaq: KFBI) is a unitary savings and loan holding company, headquartered in Klamath Falls, Oregon. The Company's subsidiary, Klamath First Federal Savings and Loan Association, has a 66 year history, dating back to 1934. The Company provides a diversified line of loan and deposit services to individuals, families and small business owners. The Company recognizes there is great value in serving both large and small communities of Oregon, and will continue to serve these communities through its traditional "hands on" personal banking style using conventional delivery channels. The Company will also give customers a choice whether to use alternative delivery channels such as ATMs, telephone banking, and Internet banking. At year-end, Klamath First Bancorp, Inc. was operating from 36 offices in 22 counties throughout Oregon.






                                TABLE OF CONTENTS

     Letter to our Shareholders...................................... 2

     Directors and Officers...........................................3

     Selected Consolidated Financial Data...........................4-5

     Financials....................................................7-36

LETTER TO OUR SHAREHOLDERS

Dear Shareholder:

The first year of the new millennium has been both interesting and challenging for our company, Klamath First Bancorp, Inc. The effects of rising interest rates and a slowing economy have adversely impacted the construction and home buying sales activities in our marketplace which, as you know, have been our mainstay for quite some time. Consumer fascination with the stock market has also had a negative impact on the savings and deposit growth at our bank and at financial institutions across the country.

Several new strategic initiatives were implemented this year to improve the competitiveness of our company in the commercial and small business lending areas. One initiative has been expanding our lending activities to include operating lines of credit and inventory loans for professional and business operations. In addition, we are pursuing a whole new look in the way we lend money for residential real estate purchases. Although the cost of taking these new initiatives may have impacted our earnings in 2000, we are encouraged by the significant growth in these new lending areas and are confident that we are heading in the right direction for the long-term growth and profitability of our company.

The focus of the company has gradually changed from the traditional "single family" home savings and loan association to a viable competitor as a community oriented full service financial institution. Part of that transition was the addition of our new subsidiary, Klamath First Financial Services, which is a full service brokerage operation that offers a wide range of financial and investment services.

Also evident of our new direction are the technological advances we are making in the delivery of our services to our customers. Twenty-four hour telephone banking has quickly changed the way our customers do their banking. This service, complemented with expanding our Web site to offer full transaction access to customer accounts through the Internet, will further enhance our commitment to providing the latest and most innovative products and services available today.

Other significant activities during the year included the opening of our fourth Jackson County branch in Central Point. Additionally, we have purchased property to further expand our competitive positioning in some very strategic markets. These activities include a full service office in Redmond, which is presently under construction, and the purchase of property for a new branch in southwest Medford. Both of these locations are in major growth areas and we believe that these branches will add significant value to our franchise.

After 43 years with Klamath First Federal, President and CEO Gerald Brown retired. An extensive search was undertaken to select a successor to lead the company into the 21st Century. This has been completed and our new President and CEO, Kermit Houser, will be in place November 15, 2000.

I am confident that we are laying the foundation to position Klamath First Federal as the Community Bank in Oregon.

/s/ Rodney N. Murray
Chairman of the Board
Klamath First Bancorp, Inc.

                   DIRECTORS AND CORPORATE EXECUTIVE OFFICERS

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

Timothy A. Bailey       Senior Vice President - Klamath Operations  for  Regence
                        Blue Cross/Blue Shield, a health insurance company

James D. Bocchi         Retired; President of  Klamath First Federal Savings and
                        Loan Association from 1984 until June 1994

William C. Dalton       Self employed, and former owner of W. C. Dalton and
                        Company, farming

J. Gillis Hannigan      Retired; Executive Vice President of Modoc Lumber in
                        Klamath Falls, Oregon, until January 1995

Kermit K. Houser        President and Chief Executive Officer of Klamath First
                        Federal Savings and Loan Association from November 2000

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

Dianne E. Spires, CPA   Partner since 1986 with Rusth, Spires & Menefee, LLP, a
                        public accounting firm located in Klamath Falls and Lakeview, Oregon

                          CORPORATE EXECUTIVE OFFICERS

Kermit K. Houser joined Klamath First Federal in November 2000 as President and Chief Executive Officer after a 29 year commercial banking career that included a variety of West Coast management positions in national, regional and state chartered banks.

Robert A. Tucker has been with Klamath First Federal Savings and Loan Association since 1973. He is currently Senior Vice President and Chief Lending Officer responsible for all lending functions of the Association. In his 27 years with the Association, Mr. Tucker has served in various positions including Loan Officer, Branch Manager, and Chief Operating Officer responsible for the operations of the Association.

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

Marshall J. Alexander has been with Klamath First Federal Savings and Loan since 1986. He began as the Association's Controller, was promoted to Chief Financial Officer in August 1994 and was named Senior Vice President and Chief Financial Officer in November 1998. Mr. Alexander brought over ten years of financial management experience in both regional banks and small community banks prior to joining the Association. He is responsible for evaluating strategic shareholder value enhancements, supervising the accounting department, and managing the investments of the Company.

   ADDITIONAL OFFICERS OF KLAMATH FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION

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



                                                                                     At September 30,
                                                          -------------------------------------------------------------------------
                                                             2000            1999             1998            1997            1996
                                                          --------      ----------       ----------        --------        --------
FINANCIAL CONDITION DATA                                                               (In thousands)

Assets                                                    $995,575      $1,041,641       $1,031,302        $980,078        $671,969
Cash and cash equivalents                                   29,947          24,523           66,985          32,043          16,180
Loans receivable, net                                      729,037         739,793          668,146         551,825         473,556
Investment securities held to maturity                         724             560            2,889          22,937           9,827
Investment securities available for sale                   116,628         158,648          203,224         261,846          75,987
Mortgage-backed & related securities held to maturity        2,160           2,601            3,662           5,447           6,783
Mortgage-backed & related securities available for sale     75,331          72,695           43,336          64,869          74,109
Stock in FHLB of Seattle, at cost                           11,877          10,957           10,173           7,150           4,774
Advances from FHLB of Seattle                              173,000         197,000          167,000         129,000          90,000
Deposit liabilities                                        695,381         720,401          689,541         673,978         399,673
Shareholders' equity                                       108,725         109,585          145,081         144,462         153,411

                                                                                   Year Ended September 30,
                                                          -------------------------------------------------------------------------
                                                             2000            1999             1998            1997            1996
                                                          --------      ----------       ----------        --------        --------
SELECTED OPERATING DATA                                                     (In thousands, except per share data)

Total interest income                                      $72,158         $71,691          $69,733         $54,167         $45,649
Total interest expense                                      40,756          38,382           37,848          29,856          23,286
                                                          --------      ----------       ----------        --------        --------
Net interest income                                         31,402          33,309           31,885          24,311          22,363
Provision for loan losses                                    1,764             932              674             370             120
                                                          --------      ----------       ----------        --------        --------
Net interest income after provision for loan losses         29,638          32,377           31,211          23,941          22,243
Non-interest income                                          4,094           3,629            3,202             810             522
BIF/SAIF Assessment                                             --              --               --              --           2,473
Non-interest expense                                        23,773          21,186           19,523          11,764           9,769
                                                          --------      ----------       ----------        --------        --------
Earnings before income taxes                                 9,959          14,820           14,890          12,987          10,523
Provision for income tax                                     3,533           5,665            5,339           4,429           4,413
                                                          --------      ----------       ----------        --------        --------
Net Earnings                                                $6,426          $9,155           $9,551          $8,558          $6,110
                                                          ========      ==========       ==========        ========        ========
Basic earnings per share                                     $0.94           $1.21            $1.05           $0.91           $0.56




                                                                             At or For the Year Ended September 30,
                                                           ------------------------------------------------------------------------
                                                             2000            1999             1998            1997            1996
                                                           -------         ------           ------           -----          -------
KEY OPERATING RATIOS

Performance Ratios
Return on average assets
(net earnings divided by average assets)                     0.62%           0.88%            0.96%           1.14%           0.99%

Return on average equity
(net earnings divided by average equity)                     5.82%           7.55%            6.52%           5.85%           3.69%

Interest rate spread
(difference between average yield on interest-earning
assets and average cost of interest-bearing liabilities)     2.50%           2.73%            2.57%           2.28%           2.22%

Net interest margin (net interest income as a
percentage of average interest-earning assets)               3.14%           3.37%            3.36%           3.32%           3.65%

Average interest-earning assets to average
interest-bearing liabilities                               115.71%         116.47%          119.84%         125.58%         137.78%

Net interest income after provision for loan losses
to total non-interest expenses                             124.39%         152.82%          159.87%         203.51%         181.69%

Non-interest expense to average total assets                 2.29%           2.05%            1.96%           1.57%           1.99%

Efficiency ratio (non-interest expense divided by
net interest income plus non-interest income)               66.97%          57.36%           55.64%          46.83%          53.49%

Dividend payout ratio (dividends declared per share
divided by net earnings per share)                          54.79%          38.98%           34.50%          34.09%          44.64%

Book value per share                                       $16.25          $15.52           $16.30          $15.64          $14.98

Asset Quality Ratios
Allowance for loan losses to total loans at
end of period                                                0.54%           0.32%            0.28%           0.22%           0.19%

Non-performing assets to total assets                        0.16%           0.46%            0.05%           0.03%           0.04%

Non-performing loans to total loans, before net items        0.11%           0.43%            0.07%           0.04%           0.04%

Capital Ratios

Equity to assets ratio                                      10.92%          10.52%           14.07%          14.74%          22.83%

Tangible capital ratio                                      10.35%           8.91%            8.26%          11.06%          19.22%

Core capital ratio                                          10.35%           8.91%            8.26%          11.06%          19.22%

Risk-based capital ratio                                    20.30%          17.41%           16.13%          23.12%          42.41%

Other Data
Number of
Real estate loans outstanding                               8,807           9,297            9,155           8,393           7,704

Deposit accounts                                           85,706          85,112           82,585          82,032          38,651

Full service offices                                           35              34               34              32               7

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Special Note Regarding Forward-Looking Statements

Management's Discussion and Analysis of Financial Condition and Results of Operations and other portions of this Annual Report contain certain "forward-looking statements" concerning the future operations of Klamath First Bancorp, Inc. Management desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing the Company of the protections of such safe harbor with respect to all "forward-looking statements" contained in the Annual Report. We have used "forward-looking statements" to describe future plans and strategies, including our expectations of the Company's future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors which could affect actual results include interest rate trends, the general economic climate in the Company's market area and the country as a whole which could affect the collectibility of loan balances, the ability to increase non-interest income through expansion of new lines of business, the ability of the Company to control costs and expenses, competitive products and pricing, loan delinquency rates, and changes in federal and state regulation. These factors should be considered in evaluating the "forward-looking statements," and undue reliance should not be placed on such statements.

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

The Company's profitability depends primarily on its net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans and investment securities, and interest expense on interest-bearing deposits and borrowings. Because the Company is primarily dependent on net interest income for its earnings, the focus of the Company's planning is to devise and employ strategies that provide stable, positive spreads between the yield on interest- bearing assets and the cost of interest-bearing liabilities in order to maximize the dollar amount of net interest income. The Company's net earnings are dependent, to a lesser extent, on the level of its non-interest income, such as service charges and other fees, and the controlling of its non-interest expense, such as employee compensation and benefits, occupancy and equipment expense, deposit insurance premiums and miscellaneous other expenses, as well as federal and state income taxes.

The Association is regulated by the Office of Thrift Supervision ("OTS") and its deposits are insured up to applicable limits under the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC").

The  Association  is a  member  of  the  Federal  Home  Loan  Bank  system.  The
Association conducts its business through 35 office facilities and one loan production office, with the main office located in Klamath Falls, Oregon. The Association considers its primary market area to be the state of Oregon, particularly the 22 counties in which the offices are located.

Federal Legislation

In Federal legislation enacted in 1996, the reserve method of accounting for thrift bad debt reserves (including the percentage of taxable income method) was repealed for tax years beginning after December 31, 1995. The resulting change in accounting method triggers bad debt reserve recapture for post-1987 reserves over a six-year period, thereby generating an additional tax liability. At September 30, 2000 and 1999, the Association's post-1987 reserves amounted to $3.2 million and $3.8 million, respectively. Pre-1988 reserves would only be subject to recapture if the institution fails to qualify as a thrift. A special provision suspends recapture of post-1987 reserves for up to two years if, during those years, the institution satisfies a " residential loan requirement." Notwithstanding this special provision, however, recapture was required to begin during the tax year ended September 30, 1999.

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

Interest rate risk is the risk of loss in principal value and risk of earning less net interest income due to changes in interest rates. Put simplistically, savings institutions solicit deposits and lend the funds they receive to borrowers. The difference between the rate paid on deposits and the rate received on loans is the interest rate spread. If the rates paid on deposits change, or reprice, with the same timing and magnitude as the rates change on the loans, there is perfect matching of interest rate changes and thus, no change in interest rate spread and no interest rate risk. In actuality, interest rates on deposits and other liabilities do not reprice at the same time and/or with the same magnitude as those on loans, investments and other interest-earning assets. For example, the Company primarily originates fixed-rate residential loans for its portfolio. Because fixed-rate loans, by definition, do not reprice until payoff and because the majority of residential loans have terms of 15 to 30 years (with actual expected lives of seven to ten years), the interest rate characteristics of the loan portfolio do not exactly match the Company's liabilities, which consist of deposits with maturities ranging up to ten years and borrowings which mature or reprice in five years or less. When interest rates change, this mismatch creates changes in interest rate spread that influence net interest income and result in interest rate risk.

Changes in interest rates also impact the fair value of the assets and liabilities on the Company's balance sheet, expressed as changes in the net portfolio value ("NPV"). NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities plus or minus the estimated market value of off-balance sheet instruments. For example, the market value of investment securities and loans is impacted by changes in interest rates. Fixed-rate loans and investments held in the Company's portfolio increase in market value if interest rates decline. Conversely, the market value of fixed-rate portfolio assets decreases in an increasing interest rate environment. It is generally assumed that assets with adjustable rates are less subject to market value changes due to interest rate fluctuations based on the premise that their rates will adjust with the market.

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

The Company continues to originate primarily fixed-rate residential loans. Some of these loans are sold to Federal National Mortgage Association ("FNMA") with servicing retained while others are held in its portfolio. In order to reduce the exposure to interest rate fluctuations, the Company has developed strategies to manage its liquidity, shorten the effective maturities and increase the repricing of certain interest-earning assets, and increase the effective maturities of certain interest-bearing liabilities. The Company has taken several actions to reduce interest rate risk. As part of the interest rate risk management plan, the Company purchased a $10 million block of adjustable-rate single family mortgages, which generally reprice in one year. The Company also purchased participations in adjustable-rate multi-family and commercial real estate loans. Adjustable-rate borrowings from the FHLB of Seattle were converted to longer term fixed-rate borrowings. The Company has utilized long-term borrowings and deposit marketing programs to lengthen the term to repricing of its liabilities. During 2000, when originations of adjustable-rate mortgage loans did not meet expectations, the Company accomplished its plan by purchasing adjustable-rate mortgage-backed securities. The Company will continue to explore opportunities in these areas.

The Company's Board of Directors had established risk limits under the previous OTS guidance. These limits have been revised and approved to bring them into compliance with TB 13a. NPV values for the Association are regularly calculated internally and by the OTS based on regulatory guidelines. The following table presents the Association's projected change in NPV and the NPV ratio for the various rate shock levels as of September 30, 2000 using the internally generated calculations. The assets and liabilities at the parent company level are not considered in the analysis. The exclusion of holding company assets and liabilities does not have a significant effect on the analysis of NPV sensitivity. All market rate sensitive instruments presented in these tables are classified as either held-to-maturity or available-for-sale. The Association has no trading securities.

         PROJECTED CHANGES IN NET PORTFOLIO VALUE as of September 30, 2000
         (Dollars in thousands)

         Change in                        NPV                Sensitivity
         Interest Rates                 Ratio                    Measure
                                                           (Basis points)

         200 basis point rise           10.79%                     (352)
         100 basis point rise           12.61%                     (170)
         Base Rate Scenario             14.31%                       --
         100 basis point decline        15.20%                       89
         200 basis point decline        14.81%                       50


The preceding table indicates that at September 30, 2000, in the event of a sudden and sustained increase in prevailing market interest rates, the Association's NPV and NPV ratio would be expected to decrease. At September 30, 2000, the Association's estimated changes in these measures were within the targets established by the Board of Directors.

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

At September 30, 2000, the Association's one-year cumulative gap was a negative 8.31% of total assets compared to a negative 31.49% of total assets at September 30, 1999.

The following table sets forth certain historical information relating to the Company's interest-earning assets and interest-bearing liabilities that are estimated to mature or are scheduled to reprice within one year.

                                                 At September 30,
                                      ---------------------------------------
                                         2000           1999            1998
                                      --------       --------        --------
                                                   (In thousands)
Earning assets maturing
or repricing within one year          $209,072       $188,286        $220,952

Interest-bearing liabilities
maturing or repricing
within one year                        291,681        516,161         552,929

Deficiency of earning assets
over interest-bearing liabilities
as a percent of total assets             (8.31%)       (31.49%)        (32.19%)

Percent of assets to liabilities
maturing or repricing
within one year                          71.68%         36.48%          39.96%

INTEREST SENSITIVITY GAP ANALYSIS

The   following   table   presents   the   difference   between  the   Company's
interest-earning assets and interest-bearing liabilities within specified maturities at September 30, 2000. This table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the repricing of certain assets and liabilities is subject to competitive and other limitations. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may in fact mature or reprice at different times and at different volumes.


ASSETS                 3 Months   > 3 Months   > 6 Months    > 1 to 3     > 3 to 5   > 5 to 10   > 10 to 20         > 20
                        or Less  to 6 Months    to 1 Year       Years        Years       Years        Years        Years       TOTAL
                       --------  -----------   ----------    --------     --------   ---------   ----------        -----     -------
Permanent 1-4 Mortgages:
  Adjustable-rate        $3,543       $7,237      $14,635      $2,728       $7,228        $220          $--          $--     $35,591
  Fixed-rate              3,206        1,406        1,009       1,532        1,045      23,040       90,585      490,064     611,887

Other Mortgage Loans:
  Adjustable-rate           907        8,369        5,002       9,869        7,378          --           --           --      31,525
  Fixed-rate                397          113        4,886       4,077        8,040       8,725        5,890        6,953      39,081

Mortgage-Backed and
  Related Securities     62,024          784        2,415       4,978        2,004          --        4,028        1,410      77,643

Non-Real Estate Loans:
  Adjustable-rate         9,632          275        1,409         150           16          --           --           --      11,482
  Fixed-rate                811          450          436       1,445        4,845         901        1,304           --      10,192

Investment Securities    41,651       15,000       23,475      30,379        5,399       2,434       21,662        1,237     141,237
                       --------     --------     --------    --------     --------    --------     --------     --------    --------
     Total Rate
     Sensitive Assets  $122,171      $33,634      $53,267     $55,158      $35,955     $35,320     $123,469     $499,664    $958,638
                       ========     ========     ========    ========     ========    ========     ========     ========    ========
LIABILITIES

Deposits - Fixed
        Maturity        $85,711      $76,452      $67,095     $82,170      $39,686     $20,929         $605         $100    $372,748
Deposits - Interest
       Bearing Checking     476          476          953       6,684       12,041      23,367       22,991        5,197      72,185
Deposits - Money Market   7,915        7,915       15,831      29,351       15,053      25,158       46,582          355     148,160
Deposits - Passbook and
        Statement Savings   787          787        1,575       6,478        5,639      11,402        9,772       11,507      47,947
Other Interest Bearing
        Liabilities      13,000        7,708        5,000     123,000       35,000          --           --           --     183,708
                       --------     --------     --------    --------     --------    --------     --------     --------    --------
     Total Rate Sensitive
         Liabilities   $107,889      $93,338      $90,454    $247,683     $107,419     $80,856      $79,950      $17,159    $824,748
                       ========     ========     ========    ========     ========    ========     ========     ========    ========
Interest Rate
      Sensitivity Gap   $14,282     ($59,704)    ($37,187)  ($192,525)    ($71,464)   ($45,536)     $43,519     $482,505    $133,890

Cumulative Interest Rate
        Sensitivity     $14,282     ($45,422)    ($82,609)  ($275,134)   ($346,598)  ($392,134)   ($348,615)    $133,890

Sensitivity Gap to
        Total Assets       1.43%       (6.00%)      (3.74%)    (19.34%)      (7.18%)     (4.57%)       4.37%       48.46%

Cumulative Interest Rate
        Sensitivity Gap
        to Total Assets    1.43%       (4.57%)      (8.31%)    (27.65%)     (34.83%)    (39.40%)     (35.03%)      13.43%

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

The Association is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings association maintain liquid assets of not less than 4.00% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. At September 30, 2000, the Association's liquidity, as measured for regulatory purposes, was 7.61%. The Company has borrowing agreements with banks that can be used if funds are needed. (See Notes 9 and 10 to the Consolidated Financial Statements.)

OTS capital regulations require the Association to have: (i) tangible capital equal to 1.5% of adjusted total assets, (ii) core capital equal to 4.0% of adjusted total assets, and (iii) total risk-based capital equal to 8.0% of risk-weighted assets. At September 30, 2000, the Association was in compliance with all regulatory capital requirements effective as of such date, with tangible, core and risk-based capital of 10.4%, 10.4% and 20.3%, respectively. (See Note 19 to Consolidated Financial Statements.)

Changes in Financial Condition

At September 30, 2000, the consolidated assets of the Company totaled $995.6 million, a decrease of $46.0 million, or 4.4%, from $1,041.6 million at September 30, 1999. The decrease in total assets was primarily a result of a $10.8 million net decrease in loans and a $41.9 million decrease in investment securities due to sales and maturities.

Total cash and cash equivalents increased $5.4 million, or 22.1%, from $24.5 million at September 30, 1999 to $29.9 million at September 30, 2000. The increase is primarily the result of investing the proceeds of investment securities maturities in Federal funds.

Net loans receivable decreased by $10.8 million, or 1.5%, to $729.0 million at September 30, 2000, compared to $739.8 million at September 30, 1999. The decrease was primarily the result of reduced loan demand causing loan repayments to exceed loan originations.

Investment securities decreased $41.8 million, or 26.3%, from $159.2 million at September 30, 1999 to $117.4 million at September 30, 2000. This decrease was the result of $33.7 million in scheduled maturities and sale of $10.1 million of investment securities available for sale. The proceeds from the sale and maturities were invested in Federal funds and used to reduce borrowings. During the year ended September 30, 2000, $27.3 million of principal payments were received on mortgage backed and related securities ("MBS") thus reducing the balance of MBS. This reduction was more than offset by the purchase of $29.4 million in MBS, resulting in a net increase in total MBS from $75.3 million at September 30, 1999 to $77.5 million at September 30, 2000.

Real estate owned decreased from $1.5 million at September 30, 1999 to $788,400 at September 30, 2000. The balance at September 30, 1999 consisted primarily of a motel property which was sold during the year ended September 30, 2000. The balance at September 30, 2000 consists of four single family residences that were previously construction loans.

Deposit liabilities decreased $25.0 million, or 3.5%, from $720.4 million at September 30, 1999 to $695.4 million at September 30, 2000. The decrease is primarily related to certificates of deposit and reflects the Company's strategy to rely on FHLB of Seattle borrowed funds which could be acquired at lower rates than deposits with corresponding terms. This approach controls interest expense as well as managing scheduled liability maturities.

Advances from the FHLB of Seattle decreased from $197.0 million at September 30, 1999 to $173.0 million at September 30, 2000. Proceeds from maturities of investment securities were used to reduce borrowings during the fourth quarter of 2000.

Total shareholders' equity decreased $860,902 from $109.6 million at September 30, 1999 to $108.7 million at September 30, 2000. The decrease is the combined effect of $6.3 million paid for stock repurchases and $3.6 million in dividends paid on common shares offset by net earnings for the year.

Asset Quality

Non-Performing Assets
At September 30, 2000, the ratio of non-performing assets (including nonaccrual loans, accruing loans greater than 90 days delinquent, real estate owned, and other repossessed assets) to total assets was 0.16%, down from 0.46% at September 30, 1999. The decrease is primarily due to the sale of a significant property from real estate owned and payoff of a $1.5 million land loan that was accounted for on a nonaccrual basis at September 30, 1999. The Association intends to maintain asset quality by continuing its focus on one-to-four family lending. With the introduction of other lending options such as commercial and multi-family real estate loans, equity lines of credit, other consumer loan products, and commercial loans, the Association has evaluated the trade off associated with planned loan growth and the greater credit risk associated with such forms of lending.

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

The following table sets forth at the dates indicated the loan loss allowance, charge-offs, and recoveries:

                                          At or For the Year Ended September 30,
                                       -----------------------------------------
                                         2000              1999             1998
                                       -------           ------           ------
                                                      (In thousands)

General loan loss allowance            $4,062            $2,484           $1,947
Specific loss allowance                    20                --                3
Charge-offs                               607               398               20
Recoveries                                441                --               --

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2000
AND 1999

General

The higher interest rate environment, the inverted yield curve, and low loan volume had an adverse effect on earnings, primarily by lowering loan demand throughout the Company's statewide market. This past fiscal year, the Company operated in an economy that began with rising rates and a flat yield curve, where there was very little difference between short term and long term rates, compared to the inverted yield curve at the end of the year wherein short term rates were higher than long term rates. Since most of the Company's deposit products are priced to the short end of the maturity curve and loans are priced to the longer end of the maturity curve, interest rate spread was reduced. Additionally, retirement of the Company's President and Chief Executive Officer resulted in one-time charges to expense. Net earnings decreased by $2.8 million, or 29.8% from $9.2 million for the year ended September 30, 1999 to $6.4 million for the year ended September 30, 2000.

Interest Income

Interest income increased slightly from $71.7 million for the year ended September 30, 1999 to $72.2 million for the year ended September 30, 2000. The general interest rate environment during the year showed movement toward an inverted yield curve. Thus, yield on loans, which are long term, decreased while yield on investment securities and MBS increased for the year. The combined result of these movements is reflected in the average yield on interest earning assets which decreased slightly from 7.25% for the year ended September 30, 1999 to 7.22% for the year ended September 30, 2000.

While average loans receivable increased $26.2 million, the yield on loans decreased 16 basis points, contributing to the modest $843,704 increase in interest income on loans. Purchases of MBS boosted interest income on MBS by $2.9 million. This increase was offset by a $2.1 million decrease in interest income on investment securities. The average balance of investments decreased by $38.9 million, or 21.1%, for the year ended September 30, 2000 compared with the same period in 1999.

Interest Expense

Interest expense increased $2.4 million due to increases in interest expense on FHLB borrowings. Interest expense on deposits remained stable at $28.4 million for the year ended September 30, 2000 compared to $29.0 million for the year ended September 30, 1999.

Average deposits decreased by $16.4 million for the year ended September 30, 2000 compared to the year ended September 30, 1999 while the average interest paid on interest-bearing deposits increased slightly from 4.34% for the year ended September 30, 1999 to 4.36% for the year ended September 30,2000. Interest expense on FHLB borrowings increased $3.1 million due to increased average borrowings of $31.7 million.

As noted previously, the general interest rate environment during the year was represented by an inverted yield curve. The impact of this environment is evident in the decrease in interest rate spread from 2.73% for the year ended September 30, 1999 to 2.50% for the year ended September 30, 2000. While yields on assets decreased by 3 basis points, cost of interest bearing liabilities increased by 20 basis points, resulting in a lower spread for the current year. Net interest margin (net interest income as a percent of average interest-earning assets) also decreased from 3.37% for the fiscal year ended September 30, 1999 to 3.14% for the year ended September 30, 2000.

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


                                                                          Year Ended September 30,
                                ----------------------------------------------------------------------------------------------------
                                               2000                               1999                              1998
                                ------------------------------     ------------------------------     ------------------------------
                                  Average               Yield/      Average                Yield/      Average               Yield/
                                  Balance    Interest     Rate      Balance     Interest     Rate      Balance    Interest     Rate
                                ---------    --------   ------     --------     --------   ------     --------    --------   -------
INTEREST-EARNING ASSETS                                                  (In thousands)

Loans receivable                 $747,842     $57,134    7.64%     $721,658      $56,290    7.80%     $614,457     $49,508    8.06%
Mortgage backed and
  related securities               85,874       5,036    5.86%       38,284        2,104    5.50%       61,000       3,680    6.03%
Investment securities             145,504       8,737    6.00%      184,428       10,847    5.88%      233,715      14,149    6.05%
Federal funds sold                  3,224         180    5.59%       18,555          914    4.93%       16,820         917    5.45%
Interest earning deposits           5,552         312    5.63%       15,801          751    4.75%       16,108         862    5.35%
FHLB stock                         11,345         759    6.69%       10,471          785    7.50%        7,983         617    7.73%
                                ---------     -------              --------      -------              --------     -------
Total interest-earning assets     999,341      72,158    7.22%      989,197       71,691    7.25%      950,083      69,733    7.34%
Non-interest-earning assets        40,566                            45,314                             48,202
                                ---------    --------              --------     --------              --------    --------
Total Assets                   $1,039,907                        $1,034,511                           $998,285
                               ==========                        ==========                           ========

INTEREST-BEARING LIABILITIES

Tax and insurance reserve          $4,401        $ 89    2.02%       $5,326         $110    2.07%       $5,895        $145    2.47%
Passbook and statement
  savings                          53,890         959    1.78%       61,674        1,326    2.15%       62,333       1,683    2.70%
Interest-bearing checking          69,831         779    1.12%       71,107          873    1.23%       73,806       1,089    1.48%
Money market                      149,088       6,218    4.17%      131,534        5,096    3.87%      110,650       4,275    3.86%
Certificates of deposit           377,934      20,408    5.40%      402,809       21,679    5.38%      384,400      21,885    5.69%
FHLB advances/Short term
  borrowings                      208,508      12,303    5.90%      176,851        9,298    5.26%      155,712       8,771    5.63%
                                ---------      ------               -------       ------              --------      ------
Total interest-bearing
  liabilities                     863,652      40,756    4.72%      849,301       38,382    4.52%      792,796      37,848    4.77%
Non-interest-bearing
  liabilities                      65,762                            63,975                             59,037
                                ---------    --------              --------     --------              --------    --------
Total liabilities                 929,414                           913,276                            851,833
Shareholders' equity              110,493                           121,235                            146,452
                                ---------                           -------                            -------
Total Liabilities and
  Shareholders' Equity         $1,039,907                        $1,034,511                           $998,285
                               ==========     -------            ==========      -------              ========     -------
Net interest income                           $31,402                            $33,309                           $31,885
                                              =======                            =======                           =======
Interest rate spread                                     2.50%                              2.73%                             2.57%
                                                         ====                               ====                              ====
Net interest margin                                      3.14%                              3.37%                             3.36%
                                                         ====                               ====                              ====
Average interest-earning assets to
average interest-bearing liabilities                   115.71%                            116.47%                           119.84%
                                                       ======                             ======                            ======

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




                                                               For the Year Ended September 30,
                                     --------------------------------------------------------------------------------------
                                      1999 vs. 2000 Increase (Decrease) Due To     1998 vs. 1999 Increase (Decrease) Due To
                                     ------------------------------------------   -----------------------------------------
                                                                   Net Increase                                Net Increase
                                         Rate     Volume   Rate/Vol  (Decrease)      Rate     Volume   Rate/Vol  (Decrease)
                                     ---------   -------   --------  ----------   --------   -------   --------  ----------
INTEREST EARNING ASSETS                                                 (In thousands)

Loans .............................   ($1,156)   $ 2,042    ($   42)   $   844    ($1,580)   $ 8,637    ($  275)   $ 6,782
Mortgage backed and
  related securities ..............       141      2,615        176      2,932       (328)    (1,370)       122     (1,576)
Investment securities .............       227     (2,289)       (48)    (2,110)      (403)    (2,984)        85     (3,302)
Federal funds sold ................       122       (755)      (101)      (734)       (88)        95        (10)        (3)
Interest bearing deposits .........       137       (487)       (89)      (439)       (96)       (16)         1       (111)
FHLB stock ........................       (85)        66         (7)       (26)       (19)       192         (5)       168
                                      -------    -------    -------    -------    -------    -------    -------    -------
Total Interest-Earning Assets .....   ($  614)   $ 1,192    ($  111)   $   467    ($2,514)   $ 4,554    ($   82)   $ 1,958
                                      =======    =======    =======    =======    =======    =======    =======    =======


INTEREST BEARING LIABILITIES

Tax and insurance reserves ........   ($    2)   ($   19)       $--    ($   21)   ($   23)   ($   14)   $     2    ($   35)
Savings ...........................      (228)      (167)        28       (367)      (343)       (18)         4       (357)
Interest bearing checking .........       (80)       (16)         2        (94)      (183)       (40)         7       (216)
Money market ......................       390        680         52      1,122         12        807          2        821
Certificates of deposit ...........        72     (1,339)        (4)    (1,271)    (1,197)     1,048        (57)      (206)
FHLB advances/Short term borrowings     1,137      1,664        204      3,005       (584)     1,191        (80)       527
-----------------------------------   -------    -------    -------    -------    -------    -------    -------    -------
Total Interest-Bearing Liabilities    $ 1,289    $   803    $   282    $ 2,374    ($2,318)   $ 2,974    ($  122)   $   534
                                      =======    =======    =======    =======    =======    =======    =======    =======

Increase (Decrease) in Net Interest                                    ($1,907)                                    $ 1,424
Income                                                                 =======                                     =======


Provision for Loan Losses

The provision for loan losses was $1.8 million, recoveries were $441,639, and charge offs were $606,999 during the year ended September 30, 2000 compared to a provision for loan losses of $932,000, with no recoveries, and charge offs of $398,052 during the year ended September 30, 1999. Charge offs during the year ended September 30, 2000 primarily related to write downs on commercial real estate. The related loans were paid off or the properties were sold during fiscal year 2000. Charge offs for the year ended September 30, 1999 primarily related to the write-down of a $1.6 million commercial real estate loan. The underlying property was acquired through foreclosure in September 1999 and was sold in September 2000.

Over the last 12 months, the composition of the loan portfolio has changed, with increases in commercial and consumer loans, which are considered to have more associated credit risk than the Company's traditional portfolio of one- to four-family residential mortgages. Because of the Company's history of relatively low loan loss experience, it has historically maintained an allowance for loan losses at a lower percentage of total loans as compared with other institutions with higher risk loan portfolios and higher loss experience. Based on changes in the composition of the loan portfolio and concerns about an economic slow down in Oregon, the Company made the decision to increase the allowance for loan losses during the year ended September 30, 2000. The increased provision for loan losses reflects such changes in the composition of the loan portfolio, although the Company's recent experience has not indicated a deterioration in loan quality. At September 30, 1999, the allowance for loan losses was equal to 51.6% of non-performing assets compared to 251.5% at September 30, 2000. The increase in the coverage ratio at year end 2000 was the result of a decrease in non-performing assets as a result of the payoff of a nonperforming land development loan and the sale of a significant commercial real estate property held as real estate owned at September 30, 1999.

Non-Interest Income

Non-interest income increased $465,056 or 12.8% to $4.1 million for the year ended September 30, 2000 from $3.6 million for the year ended September 30, 1999. During the fourth quarter of 1999, the Company established a retail investment subsidiary. This business activity added $164,025 to other non-interest income during the year ended September 30, 2000.

Non-Interest Expense

Non-interest expense increased $2.6 million, or 12.2%, from a total of $21.2 million for the prior year to $23.8 million for the year ended September 30, 2000. Compensation, employee benefits, and related expense increased $1.8 million, or17.9%, from $10.1 million for the year ended September 30, 1999 to $11.9 million for the same period of 2000. Of this increase, $570,000 relates to severance accruals associated with the retirement of the Company's President and Chief Executive Officer. The remaining increase in compensation expense is a function of a routine accounting procedure wherein a portion of compensation expense is allocated to the cost of originating loans and such cost is deferred and taken to expense over the life of the loans. Because the number of loan originations decreased significantly for the year ended September 30, 2000 compared to the previous year, less compensation cost was allocated to loan originations and deferred, resulting in an increase in compensation expense. Other expense increased $833,733, or 14.21%, from $5.9 million for the year ended September 30, 1999 to $6.7 million for the current year. Of this increase, $466,173 relates to expenses associated with foreclosure and disposition of real estate owned and $248,945 relates to professional service fees for recruitment of executives and the hiring of a consulting firm for an operational efficiency project. The ratio of non-interest expense to average total assets was 2.29% and 2.05% for the years ended September 30, 2000 and1999, respectively.

Income Taxes

The provision for income taxes was $3.5 million for the year ended September 30, 2000, representing an effective tax rate of 35.5% compared with $5.7 million for the year ended September 30, 1999 representing an effective tax rate of 38.2%. The lower effective rate for 2000 reflects the impact of increased income on tax-exempt municipal securities. (See Note 11 to the Consolidated Financial Statements.)

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1999
AND 1998

General

In September 1998, the Company's Board of Directors authorized the repurchase of 20% of the Company's outstanding common stock via a "Modified Dutch Auction Tender" (the "Offer"). The transaction was completed in January 1999. The Offer contributed to the 15.24% increase in earnings per share from $1.05 for the year ended September 30, 1998 to $1.21 for the year ended September 30, 1999. Similarly, the Company's return on average equity improved by 15.80% from 6.52% for the year ended September 30, 1998 to 7.55% for the year ended September 30, 1999.

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

The increase in interest income on loans was partially offset by decreases in interest income on investment securities, mortgage-backed and related securities and interest-earning deposits. Cash and investment securities were liquidated to provide funds for completion of the Offer in January 1999. For example, the average balance of investments decreased by $49.3 million, or 21.1%, for the year ended September 30, 1999 compared with the same period in 1998.

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

Provision for Loan Losses

The provision for loan losses was $932,000, recoveries were zero, and charge offs were $398,052 during the year ended September 30, 1999 compared to a provision of $674,000, with no recoveries, and charge offs of $20,774 during the year ended September 30, 1998. Charge offs for the year ended September 30, 1999 primarily relate to the write-down of a $1.6 million commercial real estate participation loan. The underlying property was acquired through foreclosure in September 1999.

As the Company grew during fiscal 1999, the composition of the loan portfolio changed, with relatively high levels of construction loans and increases in commercial and consumer loans, which are considered to have more associated risk than the Company's traditional portfolio of one- to four- family residential mortgages. Because of the Company's history of relatively low loan loss experience, it has historically maintained an allowance for loan losses at a lower percentage of total loans as compared with other institutions with higher risk loan portfolios and higher loss experience. The increased provision for loan losses reflected such changes in the composition of the loan portfolio, although the Company's recent experience had not indicated a deterioration in loan quality. The balance of non-performing loans had increased during fiscal year 1999, primarily as a result of the addition of a $1.5 million land development loan which was paid off in fiscal 2000. At September 30, 1998, the allowance for loan losses was equal to 372.1% of non-performing assets compared to 51.6% at September 30, 1999. The decrease in the coverage ratio at year end 1999 was the result of an increase in non-performing assets as a result of the aforementioned nonperforming land development loan and foreclosure of a $1.6 million commercial real estate property. The foreclosed real estate has been recorded at estimated fair value of $1.4 million. The Company views these as isolated problem assets, not a market or underwriting trend.

Non-Interest Income

Non-interest income increased $427,264 or 13.3% to $3.6 million for the year ended September 30, 1999 from $3.2 million for the year ended September 30, 1998. The increase was primarily attributable to increases in fee income related to the increase in deposit accounts subject to service charges.

Non-Interest Expense

Non-interest expense increased $1.7 million, or 8.5%, from a total of $19.5 million for the prior year to $21.2 million for the year ended September 30, 1999. Compensation, employee benefits, and related expense increased $479,677, or 5.0%, from $9.6 million for the year ended September 30, 1998 to $10.1 million for the same period of 1999. Occupancy expense increased from $2.1 million for the year ended September 30, 1998 to $2.2 million for the year ended September 30, 1999. These modest increases were due to the addition of two branches and expenditures on equipment related to preparing for the Year 2000. Sale of mortgage-backed and related securities and real estate owned resulted in a loss of $137,140 during the year ended September 30, 1999 compared to zero in the previous year. Other expense increased $1.0 million, from $4.9 million for the year ended September 30, 1998 to $5.9 million for the year ended September 30, 1999. The increase primarily resulted from recognition of $515,000 of losses in the third quarter of 1999 related to the Wells Fargo branch integration. Management believes this loss is an isolated item and does not anticipate additional charges. The ratio of non-interest expense to average total assets was 2.05% and 1.96% for the years ended September 30, 1999 and 1998, respectively.

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

COMMON STOCK INFORMATION

Since October 4, 1995, the Company's common stock has traded on the National Association of Security Dealers Automated Quotation ("Nasdaq") National Market under the symbol "KFBI". As of September 30, 2000, there were approximately 1,386 shareholders of record. This total does not reflect the number of persons or entities who hold stock in nominee or "street" name through various brokerage firms.

The high and low common stock prices by quarter were as follows:

                                 Year Ended September 30,
                       ------------------------------------------
                               2000                   1999
                       ------------------      ------------------
                         High        Low        High         Low
                       ------      ------      ------      ------
First quarter          $13.13      $11.38      $19.38      $16.00
Second quarter          11.81       10.31       19.00       15.00
Third quarter           12.00        9.75       17.00       14.63
Fourth quarter          13.44       11.00       15.06       12.63

The cash dividends declared by quarter were as follows:

                                         Year Ended September 30,
                                        --------------------------
                                          2000               1999
                                        -------             ------
First quarter                           $0.125              $0.095
Second quarter                           0.130               0.120
Third quarter                            0.130               0.120
Fourth quarter                           0.130               0.125

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

Independent Auditors' Report



Board of Directors
Klamath First Bancorp, Inc.
Klamath Falls, Oregon


     We have audited the accompanying consolidated balance sheets of Klamath First Bancorp, Inc. and Subsidiary (the "Company") as of September 30, 2000 and 1999, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended September 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Klamath First Bancorp, Inc. and Subsidiary as of September 30, 2000 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States of America.



\s\ Deloitte & Touche LLP
Portland, Oregon
October 27, 2000



                   KLAMATH FIRST BANCORP, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                                                         September 30, 2000  September 30, 1999
ASSETS                                                                   ------------------  ------------------

Cash and due from banks .................................................   $    19,998,788    $    21,123,217
Interest bearing deposits with banks ....................................         2,077,359          1,231,516
Federal funds sold and securities
  purchased under agreements to resell ..................................         7,870,453          2,167,856
                                                                            ---------------    ---------------
   Total cash and cash equivalents ......................................        29,946,600         24,522,589

Investment securities available for sale, at fair value
  (amortized cost: $118,689,247 and $161,112,272) .......................       116,627,756        158,648,057
Investment securities held to maturity, at amortized cost (fair
  value: $726,889 and $577,455) .........................................           723,838            559,512
Mortgage backed and related securities available for sale, at fair
  value (amortized cost: $75,483,569 and $73,075,553) ...................        75,331,311         72,695,555
Mortgage backed and related securities held to maturity, at amortized
  cost (fair value: $2,145,918 and $2,596,408) ..........................         2,159,868          2,600,920
Loans receivable, net ...................................................       729,036,847        739,793,403
Real estate owned and repossessed assets ................................           788,400          1,494,890
Premises and equipment, net .............................................        12,727,570         11,581,923
Stock in Federal Home Loan Bank of Seattle, at cost .....................        11,876,500         10,957,300
Accrued interest receivable .............................................         6,432,073          7,153,818
Deferred federal and state income taxes .................................           230,893               --
Core deposit intangible .................................................         8,125,664          9,778,341
Other assets ............................................................         1,567,318          1,855,032
                                                                            ---------------    ---------------
   Total assets .........................................................   $   995,574,638    $ 1,041,641,340
                                                                            ===============    ===============

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
  Deposit liabilities ...................................................   $   695,380,871    $   720,401,112
  Accrued interest on deposit liabilities ...............................         1,185,076          1,184,471
  Advances from borrowers for taxes and insurance .......................         9,653,376          9,758,627
  Advances from Federal Home Loan Bank of Seattle .......................       173,000,000        197,000,000
  Short term borrowings .................................................         3,000,000               --
  Accrued interest on borrowings ........................................           857,163             34,484
  Pension liabilities ...................................................           887,896            833,644
  Deferred federal and state income taxes ...............................              --              579,727
  Other liabilities .....................................................         2,885,695          2,263,812
                                                                            ---------------    ---------------
    Total liabilities ...................................................       886,850,077        932,055,877
                                                                            ---------------    ---------------
Commitments and contingent liabilities

Shareholders' Equity

  Preferred stock, $.01 par value, 500,000 shares authorized; none issued              --                 --
  Common stock, $.01 par value, 35,000,000 shares authorized,
   September 30, 2000 - 7,366,226 issued, 6,692,428 outstanding
   September 30, 1999 - 7,908,377 issued, 7,062,092 outstanding .........            73,662             79,084
  Additional paid-in capital ............................................        37,701,796         43,794,535
  Retained earnings-substantially restricted ............................        79,713,255         76,866,452
  Unearned shares issued to ESOP ........................................        (4,893,250)        (5,871,900)
  Unearned shares issued to MRDP ........................................        (2,498,378)        (3,519,296)
  Accumulated other comprehensive loss ..................................        (1,372,524)        (1,763,412)
                                                                            ---------------    ---------------
    Total shareholders' equity ..........................................       108,724,561        109,585,463
                                                                            ---------------    ---------------
    Total liabilities and shareholders' equity ..........................   $   995,574,638    $ 1,041,641,340
                                                                            ===============    ===============


      See notes to consolidated financial statements.

                   KLAMATH FIRST BANCORP, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF EARNINGS


                                                              Year Ended             Year Ended              Year Ended
                                                           September 30,          September 30,           September 30,
                                                                    2000                   1999                    1998
                                                          --------------         --------------          --------------
INTEREST INCOME
  Loans receivable                                           $57,133,422            $56,289,718             $49,508,126
  Mortgage backed and related securities                       5,035,957              2,103,881               3,679,740
  Investment securities                                        9,495,804             11,631,439              14,766,471
  Federal funds sold and securities purchased under
     agreements to resell                                        180,253                914,584                 916,847
  Interest bearing deposits                                      312,293                751,218                 862,086
                                                          --------------         --------------          --------------
    Total interest income                                     72,157,729             71,690,840              69,733,270
                                                          --------------         --------------          --------------
INTEREST EXPENSE
  Deposit liabilities                                         28,363,916             28,974,568              28,931,749
  Advances from FHLB of Seattle                               12,184,341              9,121,190               7,921,570
  Other                                                          207,963                285,848                 995,032
                                                          --------------         --------------          --------------
    Total interest expense                                    40,756,220             38,381,606              37,848,351
                                                          --------------         --------------          --------------
    Net interest income                                       31,401,509             33,309,234              31,884,919

Provision for loan losses                                      1,764,000                932,000                 674,000

                                                          --------------         --------------          --------------

    Net interest income after provision for
      loan losses                                             29,637,509             32,377,234              31,210,919
                                                          --------------         --------------          --------------

NON-INTEREST INCOME
  Fees and service charges                                     3,212,434              2,935,700               2,410,239
  Gain on sale of investments                                      6,836                329,435                 440,750
  Gain on sale of real estate owned                              154,661                 29,266                      --
  Other income                                                   720,743                335,217                 351,365
                                                          --------------         --------------          --------------
    Total non-interest income                                  4,094,674              3,629,618               3,202,354
                                                          --------------         --------------          --------------
NON-INTEREST EXPENSE
  Compensation, employee benefits and related expense         11,898,041             10,096,000               9,616,323
  Occupancy expense                                            2,413,316              2,221,900               2,091,830
  Data processing expense                                        913,531                915,434                 963,475
  Insurance premium expense                                      186,557                295,950                 289,592
  Loss on sale of investments                                         --                112,255                      --
  Loss on sale of real estate owned                                7,863                 24,885                      --
  Amortization of core deposit intangible                      1,652,677              1,652,677               1,652,677
  Other expense                                                6,700,888              5,867,155               4,908,907
                                                          --------------         --------------          --------------
    Total non-interest expense                                23,772,873             21,186,256              19,522,804
                                                          --------------         --------------          --------------
Earnings before income taxes                                   9,959,310             14,820,596              14,890,469

Provision for income taxes                                     3,533,158              5,665,403               5,339,432
                                                          --------------         --------------          --------------

Net earnings                                                  $6,426,152             $9,155,193              $9,551,037
                                                          ==============         ==============          ==============

Earnings per common share - basic                                  $0.94                  $1.21                   $1.05
Earnings per common share - fully diluted                          $0.94                  $1.18                   $1.00
Weighted average common shares outstanding - basic             6,822,025              7,564,415               9,115,404
Weighted average common shares outstanding -  with dilution    6,822,025              7,748,527               9,521,249

     See notes to consolidated financial statements.

                   KLAMATH FIRST BANCORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                 Unearned     Unearned    Accumulated
                              Common       Common    Additional                    shares       shares          other         Total
                               stock        stock       paid-in     Retained       issued       issued  comprehensive  shareholders'
                              shares       amount       capital     earnings      to ESOP      to MRDP  income (loss)        equity
                         -----------    ---------  ------------  -----------   ---------- ------------  ------------- -------------

Balance at
     October 1, 1997 ...   9,235,582     $104,295   $92,601,639  $64,744,995  ($7,829,200) ($5,623,340)      $464,054  $144,462,443

Cash dividends .........        --           --            --     (3,244,587)        --           --             --      (3,244,587)

Stock repurchased
     and retired .......    (544,085)      (5,440)  (11,556,044)        --           --           --             --     (11,561,484)

ESOP contribution ......      97,865         --       1,029,866         --        978,650         --             --       2,008,516

MRDP contribution ......      78,293         --            --           --           --      1,086,475           --       1,086,475

Exercise of
     stock options .....      31,317          313       410,722         --           --           --             --         411,035
                         -----------    ---------  ------------   -----------  ---------- ------------  ------------- -------------
                           8,898,972       99,168    82,486,183   61,500,408   (6,850,550)  (4,536,865)       464,054   133,162,398

Comprehensive income
 Net earnings.........                                             9,551,037                                              9,551,037
 Other comprehensive
 income:
  Unrealized gain on
  securities, net of
  tax and reclassif-
  ication adjustment (1)                                                                                    2,367,520     2,367,520
                                                                                                                      -------------
  Total comprehensive
  income..............                                                                                                   11,918,557
                         -----------    ---------  ------------   -----------  ---------- ------------  ------------- -------------
Balance at
  September 30, 1998 ...   8,898,972       99,168    82,486,183   71,051,445   (6,850,550)  (4,536,865)     2,831,574   145,080,955

Cash dividends .........        --           --            --     (3,340,186)        --           --             --      (3,340,186)

Stock repurchased
     and retired .......  (2,008,389)     (20,084)  (39,314,056)        --           --           --             --     (39,334,140)

ESOP contribution ......      97,865         --         602,287         --        978,650         --             --       1,580,937

MRDP contribution ......      73,644         --          20,121         --           --      1,017,569           --       1,037,690
                         -----------    ---------  ------------   -----------  ---------- ------------  ------------- -------------
                           7,062,092       79,084    43,794,535   67,711,259   (5,871,900)  (3,519,296)     2,831,574   105,025,256

Comprehensive income
 Net earnings                                                      9,155,193                                              9,155,193
 Other comprehensive
 income:
  Unrealized loss on
  securities, net of
  tax and reclassif-
  ication adjustment (2)                                                                                   (4,594,986)   (4,594,986)
                                                                                                                      -------------
  Total comprehensive
  income                                                                                                                  4,560,207
                         -----------    ---------  ------------   -----------  ---------- ------------  ------------- -------------
Balance at
  September 30, 1999 ...   7,062,092       79,084    43,794,535   76,866,452   (5,871,900)  (3,519,296)    (1,763,412)  109,585,463

                   KLAMATH FIRST BANCORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                  (CONTINUED)

                                                                                 Unearned     Unearned    Accumulated
                              Common       Common    Additional                    shares       shares          other         Total
                               stock        stock       paid-in     Retained       issued       issued  comprehensive  shareholders'
                              shares       amount       capital     earnings      to ESOP      to MRDP  income (loss)        equity
                         -----------    ---------  ------------  -----------   ---------- ------------  ------------- -------------
Cash dividends .........        --           --            --     (3,579,349)        --           --             --      (3,579,349)

Stock repurchased
     and retired .......    (542,151)      (5,422)   (6,249,273)        --           --           --             --      (6,254,695)

ESOP contribution ......      97,865         --         142,826         --        978,650         --             --       1,121,476

MRDP contribution ......      74,622         --          13,708         --           --      1,020,918           --       1,034,626
                         -----------    ---------  ------------   -----------  ---------- ------------  ------------- -------------
                           6,692,428       73,662    37,701,796   73,287,103   (4,893,250)  (2,498,378)    (1,763,412)  101,907,521

Comprehensive income
 Net earnings                                                      6,426,152                                              6,426,152
 Other comprehensive
 income:
  Unrealized gain on
  securities, net of
  tax and reclassif-
  ication adjustment (3)                                                                                      390,888       390,888
                                                                                                                      -------------
  Total comprehensive
  income                                                                                                                  6,817,040
                         -----------    ---------  ------------   -----------  ---------- ------------  ------------- -------------
Balance at
September 30, 2000 .....   6,692,428     $73,662    $37,701,796  $79,713,255  ($4,893,250) ($2,498,378)   ($1,372,524) $108,724,561
                         ===========    =========  ============   ===========  ========== ============  ============= =============



(1) Net unrealized holding gain on securities of $2,429,643 (net of $1,451,061 tax expense) less reclassification adjustment for net gains included in net earnings of $62,123 (net of $38,075 tax expense)
(2) Net unrealized holding loss on securities of $4,332,997 (net of $2,816,282 tax benefit) less reclassification adjustment for net gains  included in net earnings of $261,989 (net of $160,574 tax expense)
(3)   Net unrealized holding gain on securities of $440,870 (net of $270,211 tax expense) less reclassification  adjustment for net gains  included in net earnings of $49,982 (net of $30,634 tax expense)

See notes to consolidated financial statements.

                   KLAMATH FIRST BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                       Year Ended       Year Ended       Year Ended
                                                                    September 30,    September 30,    September 30,
                                                                             2000             1999             1998
                                                                    -------------    -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net earnings ................................................   $   6,426,152    $   9,155,193    $   9,551,037

ADJUSTMENTS TO RECONCILE NET EARNINGS TO
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
    Depreciation and amortization ...............................       2,927,853        2,896,271        2,815,615
    Provision for deferred taxes ................................      (1,050,197)        (259,935)         293,310
    Provision for loan losses ...................................       1,764,000          932,000          674,000
    Provision for losses on real estate owned ...................         120,000             --               --
    Compensation expense related to ESOP benefit ................       1,121,476        1,580,937        2,008,516
    Compensation expense related to MRDP Trust ..................       1,034,626        1,037,690        1,086,475
    Net amortization of premiums paid on
      investment and mortgage backed and related securities .....         266,018          134,979           21,994
    Increase(decrease) in deferred loan fees, net of amortization        (547,429)         367,781        1,262,418
    Net (gain) loss on sale of real estate owned and
      premises and equipment ....................................        (177,493)          (4,381)           3,196
    Net gain on sale of investment and mortgage
      backed and related securities .............................          (6,836)        (217,179)        (440,750)
    FHLB stock dividend .........................................        (758,300)        (784,400)        (617,000)
CHANGES IN ASSETS AND LIABILITIES
    Accrued interest receivable .................................         721,745          317,899          154,447
    Other assets ................................................         127,714         (377,868)        (218,359)
    Accrued interest on deposit liabilities .....................             605         (107,313)          76,039
    Accrued interest on borrowings ..............................         822,679         (179,473)        (298,759)
    Pension liabilities .........................................          54,252           54,252           52,252
    Other liabilities ...........................................         984,855          264,936          131,341
                                                                    -------------    -------------    -------------
Net cash provided by operating activities .......................      13,831,720       14,811,389       16,555,772
                                                                    -------------    -------------    -------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from maturity of investment securities
      held to maturity ..........................................         290,000       82,455,000       20,150,000
    Proceeds from maturity of investment securities
      available for sale ........................................      33,360,000       48,572,000      104,180,000
    Principal repayments received on mortgage
       backed and related securities held to maturity ...........         434,252        1,044,871        1,755,918
    Principal repayments received on mortgage
       backed and related securities available for sale .........      26,859,810       15,311,695       24,664,174
    Principal repayments received on loans ......................      99,031,327      159,160,842      122,009,359
    Loan originations ...........................................     (97,246,615)    (224,193,434)    (232,474,655)
    Loans purchased .............................................        (507,600)     (15,500,495)      (7,792,061)
    Loans sold ..................................................       6,315,261        5,584,065             --
    Purchase of investment securities held
      to maturity ...............................................        (457,000)     (79,711,523)            --
    Purchase of investment securities available
      for sale ..................................................      (1,110,000)     (22,147,855)     (60,366,913)
    Purchase of mortgage backed and related
      securities available for sale .............................     (29,396,069)     (55,536,014)     (13,202,490)
    Purchase of FHLB stock ......................................        (160,900)            --         (2,405,500)
    Proceeds from sale of investment securities
      available for sale ........................................      10,051,563       11,834,420       19,388,451
    Proceeds from sale of mortgage backed and related
      securities available for sale .............................            --          9,454,776        9,656,938
    Proceeds from sale of real estate owned and
      premises and equipment ....................................       2,722,397          514,710             --
    Purchases of premises and equipment .........................      (2,271,628)        (321,050)      (1,682,477)
                                                                    -------------    -------------    -------------
Net cash provided by (used in) investing activities .............      47,914,798      (63,477,992)     (16,119,256)
                                                                    -------------    -------------    -------------

                   KLAMATH FIRST BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Continued)

                                                                      Year Ended        Year Ended      Year  Ended
                                                                   September 30,     September 30,    September 30,
                                                                            2000              1999             1998
                                                                   ---------------   --------------   --------------
CASH FLOWS FROM FINANCING ACTIVITIES

    Net increase(decrease) in deposit liabilities ...............   ($ 25,020,241)   $  30,859,767    $  15,563,444
    Proceeds from FHLB advances .................................     614,650,000      160,000,000      179,000,000
    Repayments of FHLB advances .................................    (638,650,000)    (130,000,000)    (141,000,000)
    Proceeds from short term borrowings .........................       3,700,000        8,595,000       88,343,199
    Repayments of short term borrowings .........................        (700,000)     (20,707,500)     (93,308,199)
    Stock repurchase and  retirement ............................      (6,254,695)     (39,334,140)     (11,561,483)
    Proceeds from exercise of stock options .....................            --               --            411,035
    Advances from borrowers for taxes and insurance .............        (105,251)         337,836          505,305
    Dividends paid ..............................................      (3,942,320)      (3,547,040)      (3,447,744)
                                                                    -------------    -------------    -------------
Net cash provided by (used in)  financing activities ............     (56,322,507)       6,203,923       34,505,557
                                                                    -------------    -------------    -------------
Net (decrease) increase in cash and cash
  equivalents ...................................................       5,424,011      (42,462,680)      34,942,073

Cash and cash equivalents at beginning
  of year .......................................................      24,522,589       66,985,269       32,043,196
                                                                    -------------    -------------    -------------
Cash and cash equivalents at end of year ........................   $  29,946,600    $  24,522,589    $  66,985,269
                                                                    =============    =============    =============
SUPPLEMENTAL SCHEDULE OF INTEREST AND
INCOME
  TAXES PAID
    Interest paid ...............................................   $  39,932,938    $  38,668,392    $  38,071,070
    Income taxes paid ...........................................       4,745,000        5,866,000        5,808,299

SUPPLEMENTAL SCHEDULE OF NONCASH
  INVESTING ACTIVITIES

    Net unrealized gain (loss) on securities
      available for sale, net of tax ............................   $     390,888    ($  4,594,986)   $   2,367,520
    Dividends declared and accrued in other
      liabilities ...............................................         957,609          988,547          892,509
   Loans transferred to real estate owned .......................       2,291,059        2,002,219               --
   Write down of real estate owned ..............................         343,450               --             --








    See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Principles of Consolidation
The consolidated financial statements include the accounts of Klamath First Bancorp, Inc. (the "Company") and its wholly-owned subsidiary Klamath First Federal Savings and Loan Association (the "Association"), including the Association's subsidiaries, Klamath First Financial Services and Pacific Cascades Financial, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

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

Use of Estimates in the Presentation of the Financial Statements
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make assumptions. These assumptions result in estimates that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of related revenue and expense during the reporting period. Actual results could differ from those estimates.

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

Real Estate Owned
Property acquired through foreclosure or deed in lieu of foreclosure is carried at the lower of estimated fair value, less estimated costs to sell, or the balance of the loan on the property at date of acquisition, not to exceed net realizable value. Costs excluding interest, relating to the improvement of property are capitalized, whereas those relating to acquiring and holding the property are charged to expense.

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

The Company accounts for mortgage servicing rights in accordance with SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. SFAS No. 125 requires the Company to allocate the total cost of all mortgage loans sold, whether originated or purchased, to the mortgage servicing rights and the loans (without mortgage servicing rights) based on their relative fair values if it is practicable to estimate those fair values.

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

Income Taxes
The Company accounts for income taxes using the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Employee Stock Ownership Plan
The Company sponsors an Employee Stock Ownership Plan ("ESOP"). The ESOP is accounted for in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position 93-6, Employer's Accounting for Employee Stock Ownership Plans. Accordingly, the shares held by the ESOP are reported as unearned shares issued to the employee stock ownership plan in the balance sheets. The plan authorizes release of the shares over a ten-year period, of which five years are remaining. As shares are released from collateral, compensation expense is recorded equal to the then current market price of the shares, and the shares become outstanding for earnings per share calculations.

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

Recently Issued Accounting Pronouncements

In June 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. The effective date of this Statement was deferred by the issuance of SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133. SFAS No. 133 was also amended by SFAS No 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. The adoption of this Statement in 2001 is not expected to have a material impact on the financial statements of the Company.

(2) Cash and Due from Banks

The Company is required to maintain an average reserve balance with the Federal Reserve Bank, or maintain such reserve balance in the form of cash. The amount of this required reserve balance was approximately $801,000 and $3.0 million at September 30, 2000 and 1999, respectively, and was met by holding cash and maintaining an average balance with the Federal Reserve Bank in excess of this amount.

(3) Investments and Mortgage Backed Securities

Amortized cost and approximate fair value of securities available for sale and held to maturity are summarized by type and maturity as follows:

                                                             September 30, 2000
                                        -------------------------------------------------------
                                          Amortized            Gross Unrealized            Fair
                                              cost          Gains         Losses          value
                                        ----------     ----------   ------------   ------------
INVESTMENT SECURITIES AVAILABLE-FOR-SALE

  U.S. Government obligations
    Maturing within one year ......   $ 24,003,818          $--     $     67,408   $ 23,936,410
    Maturing after one year through
     five years ...................     25,185,824           --          336,629     24,849,195


  State and municipal obligations
    Maturing within one year ......        425,353          1,407           --          426,760
    Maturing after one year through
     five years ...................        585,742           --           14,888        570,854
    Maturing after five years through
     ten years ....................        397,752           --           15,988        381,764
    Maturing after ten years ......     24,191,641         79,483        707,211     23,563,913

  Corporate obligations
    Maturing within one year ......     14,045,495           --           58,538     13,986,957
    Maturing after one year through
     five years ...................     10,026,335           --          216,032      9,810,303
    Maturing after ten years ......     19,827,287           --          725,687     19,101,600
                                      ------------   ------------   ------------   ------------
                                      $118,689,247   $     80,890   $  2,142,381   $116,627,756
                                      ============   ============   ============   ============

                                                            September 30, 1999
                                      ---------------------------------------------------------
                                         Amortized            Gross Unrealized             Fair
                                              cost          Gains         Losses          value
                                      ------------   ------------   ------------   ------------
INVESTMENT SECURITIES AVAILABLE-FOR-SALE

  U.S. Government obligations
  Maturing within one year ........   $ 15,014,112   $     18,266   $     40,190   $ 14,992,188
  Maturing after one year through
   five years .....................     59,212,960         88,398        333,544     58,967,814


State and municipal obligations
  Maturing within one year ........        572,115          4,223           --          576,338
  Maturing after one year through
   five years .....................        801,572          2,701         17,217        787,056
  Maturing after five years through
   ten years ......................        198,414           --           10,190        188,224
  Maturing after ten years ........     23,275,612         15,017        961,272     22,329,357

Corporate obligations
  Maturing within one year ........     21,053,101         36,346        171,277     20,918,170
  Maturing after one year through
   five years .....................     21,159,327           --          289,867     20,869,460
  Maturing after ten years ........     19,825,059           --          805,609     19,019,450
                                      ------------   ------------   ------------   ------------
                                      $161,112,272   $    164,951   $  2,629,166   $158,648,057
                                      ============   ============   ============   ============


                                                                   September 30, 2000
                                      ---------------------------------------------------------
                                         Amortized            Gross Unrealized             Fair
                                              cost          Gains         Losses          value
                                      ------------   ------------      ----------  ------------
INVESTMENT SECURITIES HELD-TO-MATURITY

  State and municipal obligations
     Maturing after one year through
     five years ...................   $    266,838   $      3,051            $--   $    269,889

  Other obligations
     Maturing after ten years .....        457,000           --               --        457,000
                                      ------------   ------------   ------------   ------------
                                      $    723,838   $      3,051            $--   $    726,889
                                      ============   ============   ============   ============



                                                            September 30, 1999
                                      ---------------------------------------------------------
                                         Amortized            Gross Unrealized             Fair
                                              cost          Gains         Losses          value
                                      ------------   ------------   ------------   ------------
INVESTMENT SECURITIES HELD-TO-MATURITY

  State and municipal obligations
    Maturing within one year ......   $    170,376   $        438            $--   $    170,814
    Maturing after one year through
     five years ...................        389,136         17,505             --        406,641
                                      ------------   ------------   ------------   ------------
                                      $    559,512   $     17,943            $--   $    577,455
                                      ============   ============   ============   ============



MORTGAGE-BACKED AND RELATED SECURITIES
                                                             September 30, 2000
                                      ---------------------------------------------------------
                                         Amortized            Gross Unrealized             Fair
                                              cost          Gains         Losses          value
                                      ------------     ----------      ----------  ------------
MORTGAGE-BACKED AND RELATED SECURITIES AVAILABLE-FOR-SALE

  FNMA maturing after one year
     through five years ...........   $  2,004,350          $--     $     26,164   $  1,978,186

  CMO's maturing after one year
    through five years ............      4,977,970           --           57,870      4,920,100

  FNMA maturing after ten years ...     11,494,099        125,826            423     11,619,502

  FHLMC maturing after ten years ..     32,902,232        390,912         10,707     33,282,437

  GNMA maturing after ten years ...     10,727,693           --           46,770     10,680,923

  CMO's  maturing after ten years .     13,377,225           --          527,062     12,850,163
                                      ------------   ------------   ------------   ------------
                                      $ 75,483,569   $    516,738   $    668,996   $ 75,331,311
                                      ============   ============   ============   ============


                                                             September 30, 1999
                                      ---------------------------------------------------------
                                         Amortized             Gross Unrealized            Fair
                                              cost          Gains         Losses          value
                                      ------------   ------------   ------------   ------------
MORTGAGE-BACKED AND RELATED SECURITIES AVAILABLE-FOR-SALE

  FNMA maturing after one year
     through five years ...........   $  2,469,286            $--   $     25,043   $  2,444,243

  CMO's maturing after one year
    through five years ............      4,969,296             --         55,346      4,913,950

  FNMA maturing after ten years ...     21,849,523        116,867            228     21,966,162

  FHLMC maturing after ten years ..     18,375,619         26,201         31,314     18,370,506

  GNMA maturing after ten years ...     11,783,245          3,738         18,918     11,768,065

  CMO's  maturing after ten years .     13,628,584           --          395,955     13,232,629
                                      ------------   ------------   ------------   ------------

                                      $ 73,075,553   $    146,806   $    526,804   $ 72,695,555
                                      ============   ============   ============   ============


                                                           September 30, 2000
                                      ---------------------------------------------------------
                                         Amortized            Gross Unrealized             Fair
                                              cost          Gains         Losses          value
                                      ------------   ------------   ------------   ------------
MORTGAGE-BACKED AND RELATED SECURITIES HELD-TO-MATURITY

  GNMA maturing after ten years ...   $  2,159,868   $         31   $     13,981   $  2,145,918
                                      ============   ============   ============   ============



                                                            September 30, 1999
                                      ---------------------------------------------------------
                                         Amortized             Gross Unrealized             Fair
                                              cost          Gains         Losses          value
                                      ------------   ------------   ------------   ------------
MORTGAGE-BACKED AND RELATED SECURITIES HELD-TO-MATURITY

  GNMA maturing after ten years ...   $  2,600,920   $      3,289   $      7,801   $  2,596,408
                                      ============   ============   ============   ============

Expected maturities of mortgage backed and related securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

At September 30, 2000 and 1999, the Company pledged securities totaling $50.4 million and $35.6 million, respectively, to secure certain public deposits and for other purposes as required or permitted by law.

The Company has also pledged securities of $2.1 million and zero to secure short term borrowings at September 30, 2000 and 1999, respectively. (See Note 10.)

(4)  Loans receivable

                                                       September 30,
                                             ------------------------------
                                                      2000             1999
                                             -------------    -------------
Real estate loans
  Permanent residential 1-4 family .......   $ 639,165,006    $ 647,130,329
  Multi-family residential ...............      19,015,537       18,411,762
  Construction ...........................      25,288,607       53,219,452
  Commercial .............................      42,276,796       37,078,809
  Land ...................................       3,394,070        2,064,037
                                             -------------    -------------
     Total real estate loans .............     729,140,016      757,904,389
                                             -------------    -------------
Non-real estate loans
  Savings account ........................       1,956,817        1,800,234
  Home improvement and home equity .......       8,338,029        6,725,721
  Other ..................................      11,474,207        8,010,808
                                             -------------    -------------
     Total non-real estate loans .........      21,769,053       16,536,763
                                             -------------    -------------
     Total loans .........................     750,909,069      774,441,152

Less
  Undisbursed portion of loans ...........      10,349,686       24,176,425
  Deferred loan fees .....................       7,440,271        7,987,699
  Allowance for loan losses ..............       4,082,265        2,483,625
                                             -------------    -------------
                                             $ 729,036,847    $ 739,793,403
                                             =============    =============

The weighted average interest rate on loans at September 30, 2000 and 1999 was 7.56% and 7.47%, respectively.

Included in loans receivable are $199,935 of loans held for sale. All these loans are one- to four-family mortgage loans. In the aggregate there was no lower of cost or market adjustment required; fair value approximates cost.

Loans to employees, officers, and directors totaled $8.8 million and $10.9 million at September 30, 2000 and 1999, respectively.

Activity in the allowance for loan losses is summarized as follows:


                                                      Year Ended September 30,
                                          -----------------------------------------------
                                                2000            1999             1998
                                          -------------    -------------    -------------
Balance, beginning of year ............   $   2,483,625    $   1,949,677    $   1,296,451
Charge offs ...........................        (606,999)        (398,052)         (20,774)
Recoveries ............................         441,639               --             --
Additions .............................       1,764,000          932,000          674,000
                                          -------------    -------------    -------------
Balance, end of year ..................   $   4,082,265    $   2,483,625    $   1,949,677
                                          =============    =============    =============


Impaired loans at September 30, 2000 totaled $171,254. Specifically allocated loan loss reserves related to these loans totaled $19,500. The average investment in impaired loans for the year ended September 30, 2000 was $582,811. There were no impaired loans at September 30, 1999 or during the year then ended.

(5) Premises and Equipment

Premises and equipment consist of the following:

                                                         September 30,
                                               ------------------------------
                                                     2000             1999
                                               -------------    -------------
Land .....................................     $   2,828,648    $   2,476,807
Office buildings and construction in progress     11,033,130       10,470,855
Furniture, fixtures and equipment ........         5,137,130        4,464,622
Automobiles ..............................            38,856           38,856
Less accumulated depreciation ............        (6,310,194)      (5,869,217)
                                               -------------    -------------
                                               $  12,727,570    $  11,581,923
                                               =============    =============

Depreciation expense was $1.1 million, $1.1 million, and $1.0 million for the years ended September 30, 2000, 1999, and 1998, respectively.

(6)   Accrued Interest Receivable

The following is a summary of accrued interest receivable:

                                                      September 30,
                                             ------------------------------
                                                   2000             1999
                                             -------------    -------------
Loans receivable .........................   $   3,996,223    $   4,335,013
Mortgage backed and related securities ...         623,884          478,635
Investment securities ....................       1,811,966        2,340,170
                                             -------------    -------------
                                             $   6,432,073    $   7,153,818
                                             =============    =============


(7)      Mortgage Servicing Rights

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of mortgage loans serviced for others was $11.6 million and $6.1 million at September 30, 2000 and 1999, respectively. During the year ended September 30, 1999, the Company initiated a program to sell loans to FNMA which resulted in the significant increase in loans serviced for others. The mortgage servicing rights are included in other assets in the consolidated balance sheets.

The changes in the balance of capitalized mortgage servicing rights were as follows:

                                                                        Year Ended September 30,
                                                             -----------------------------------------------
                                                                   2000              1999            1998
                                                             -------------    -------------    -------------
Balance, beginning of year ...............................   $      52,432              $--              $--
Additions ................................................          59,868           53,789               --
Amortization of mortgage servicing rights ................         (16,880)          (1,357)              --
                                                             -------------    -------------    -------------

Balance, end of year .....................................   $      95,420    $      52,432              $--
                                                             =============    =============    =============

(8)   Deposit Liabilities

The following is a summary of deposit liabilities:

                                                     September 30,
                                 ------------------------------------------------
                                           2000                    1999
                                 -----------------------  -----------------------
                                       Amount    Percent        Amount    Percent
                                 ------------   --------  ------------    -------
Checking accounts, non-interest
 bearing .....................   $ 54,339,904        7.8% $ 52,318,958        7.3%
                                 ------------    -------  ------------    -------
Interest-bearing checking ....     72,185,571       10.4    67,303,245        9.3
                                 ------------    -------  ------------    -------
Passbook and statement savings     47,946,711        6.9    59,790,124        8.3
                                 ------------    -------  ------------    -------
Money market deposits ........    148,160,284       21.3   148,902,589       20.7
                                 ------------    -------  ------------    -------
Certificates of deposit
 Less than 4% ................        747,623        0.1     4,893,194        0.7
 4.00% to 5.99% ..............    244,183,723       35.1   340,945,349       47.3
 6.00% to 7.99% ..............    123,987,117       17.8    36,072,270        5.0
 8.00% to 9.99% ..............      3,829,938        0.6    10,175,383        1.4
                                 ------------    -------  ------------    -------
                                  372,748,401       53.6   392,086,196       54.4
                                 ------------    -------  ------------    -------
                                 $695,380,871      100.0% $720,401,112      100.0%
                                 ============    =======  ============    =======


The following is a summary of interest expense on deposits:

                                                        Year Ended September 30,
                                           ---------------------------------------------
                                                 2000            1999            1998
                                           -------------   -------------   -------------
Interest-bearing checking ..............   $     779,335   $     873,211   $   1,088,777
Passbook and statement savings .........         958,558       1,326,259       1,683,101
Money market ...........................       6,217,783       5,096,134       4,275,419
Certificates of deposit ................      20,575,944      21,767,895      21,990,525
                                           -------------   -------------   -------------
                                              28,531,620      29,063,499      29,037,822
Less early withdrawal
 penalties .............................         167,704          88,931         106,073
                                           -------------   -------------   -------------
  Net interest on deposits .............   $  28,363,916   $  28,974,568   $  28,931,749
                                           =============   =============   =============


At September 30, 2000, deposit maturities are as follows:

Within 1 year                                         $551,890,110
1 year to 3 years                                       82,170,477
3 years to 5 years                                      39,685,703
Thereafter                                              21,634,581
                                                      ------------
                                                      $695,380,871
                                                      ============


Weighted average interest rates at September 30 are as follows:

                                                     2000              1999
                                                  ----------        ----------
Interest-bearing checking ................            1.14%            1.14%
Passbook and statement savings ...........            2.31%            1.76%
Money market .............................            4.30%            4.04%
Certificates of deposit ..................            5.98%            5.28%
Weighted average rate for all deposits ...            4.77%            4.27%

Deposits in excess of $100,000 totaled $146.3 million and $149.9 million at September 30, 2000 and 1999, respectively. Deposits in excess of $100,000 are not insured by the Federal Deposit Insurance Corporation ("FDIC").

(9)   Advances from FHLB

As a member of the FHLB of Seattle, the Association maintains a credit line that is a percentage of its total regulatory assets, subject to collateralization requirements. At September 30, 2000, the credit line was 30 percent of total assets of the Association. Advances are collateralized in the aggregate, as provided for in the Advances, Security and Deposit Agreements with the FHLB of Seattle, by certain mortgages or deeds of trust, and securities of the U.S. Government and agencies thereof. At September 30, 2000 the minimum book value of eligible collateral for these borrowings was $203.3 million.



Scheduled maturities of advances from the FHLB were as follows:



                                         September 30, 2000                                September 30, 1999
                        ------------------------------------------------------  ------------------------------------------------
                                                 Range of             Weighted                     Range of            Weighted
                                                 interest              average                     interest             average
                              Amount                rates        interest rate        Amount          rates       interest rate
                        --------------      --------------      --------------  ------------   --------------     --------------
Due within one year .   $  5,000,000                 5.70%              5.70%   $         --              --                --

After one but within
five years ..........     10,000,000                 6.65%              6.65%     40,000,000   5.39% - 5.70%              5.43%

After five but within
ten years ...........    158,000,000         4.77% - 7.05%              5.86%    157,000,000   4.77% - 5.87%              5.32%
                       -------------                                            ------------
                        $173,000,000                                            $197,000,000
                       =============                                            ============


Financial data pertaining to the weighted average cost, the level of FHLB advances and the related interest expense are as follows:


                                                                                 Year Ended September 30,
                                                                    ------------------------------------------------
                                                                          2000             1999             1998
                                                                    --------------   --------------   --------------
Weighted average interest rate at end of year ...................            5.90%            5.34%            5.26%
Weighted daily average interest rate during the year ............            5.88%            5.25%            5.62%
Daily average FHLB advances .....................................   $ 207,218,306    $ 173,739,726    $ 141,016,438
Maximum FHLB advances at any month end ..........................     230,000,000      197,000,000      167,000,000
Interest expense during the year ................................      12,184,341        9,121,190        7,921,570

(10)  Short Term Borrowings

The Company had short term borrowings of $3.0 million and zero at September 30, 2000 and 1999, respectively. The borrowings consisted of two lines of credit with Key Bank in the amounts of $1.7 million and $5.0 million. The line of credit for $1.7 million was fully disbursed and $1.3 million was disbursed on the $5.0 million line of credit at September 30, 2000. The Company also had an unused line of credit totaling $15.0 million with U.S. National Bank of Oregon at September 30, 2000 and 1999. The Company is in compliance with all debt covenants imposed by the lenders.

During the year ended September 30, 1998, the Company sold, under agreements to repurchase, specific securities of the U.S. government and its agencies and other approved investments to a broker-dealer. The securities underlying the agreement with the broker-dealer were delivered to the dealer who arranged the transaction. Securities delivered to broker-dealers may be loaned out in the ordinary course of operations. All these agreements matured during the quarter ended March 31, 1999 and were not renewed.

Financial data pertaining to the weighted average cost, the level of short term borrowings and securities sold under agreements to repurchase, and the related interest expense are as follows:

                                                                                    Year Ended September 30,
                                                                   -------------------------------------------------
                                                                           2000              1999             1998
                                                                   ---------------    --------------  --------- ----
Weighted average interest rate at end of year ...................            9.01%              --             5.65%
Weighted daily average interest rate
   during the year ..............................................            9.34%            5.72%            5.80%
Daily average of short term borrowings ..........................   $   1,289,617       $       --      $        --
Daily average of securities sold
   under agreements to repurchase ...............................              --        3,105,336       14,669,203
Maximum short term borrowings at
   any month end ................................................       3,000,000               --               --
Maximum securities sold under
   agreements to repurchase at any
   month end ....................................................              --        8,095,000       17,077,500
Interest expense during the year ................................         120,413          177,568          850,122

(11) Taxes on Income

The following is a summary of income tax expense:

                                                                                Year Ended September 30,
                                                                    -----------------------------------------------
                                                                          2000             1999             1998
                                                                    -------------    -------------    -------------
Current Taxes
Federal .........................................................   $   3,735,797    $   4,842,232    $   4,771,653
State ...........................................................         847,558        1,065,157          468,978
                                                                    -------------    -------------    -------------
Current tax provision ...........................................       4,583,355        5,907,389        5,240,631
                                                                    -------------    -------------    -------------
Deferred Taxes
Federal .........................................................        (873,784)        (201,337)          82,204
State ...........................................................        (176,413)         (40,649)          16,597
                                                                    -------------    -------------    -------------
Deferred tax provision (benefit) ................................      (1,050,197)        (241,986)          98,801
                                                                    -------------    -------------    -------------
Provision for income taxes ......................................   $   3,533,158    $   5,665,403    $   5,339,432
                                                                    =============    =============    =============

An analysis of income tax expense, setting forth the reasons for the variation from the "expected" federal corporate income tax rate and the effective rate provided, is as follows:

                                               Year Ended September 30,
                                            -----------------------------
                                              2000       1999       1998
                                            -------    -------    -------
Federal income taxes computed at
statutory rate ........................       35.0%      35.0%      35.0%

Tax effect of:

State income taxes, net of Federal
   income tax benefit .................        4.4        4.5        2.1
Nondeductible ESOP compensation
   expense ............................        0.5        1.4        2.4
Deductible MRDP compensation
  expense .............................        1.6       (0.1)      (1.5)
Interest income on municipal securities       (4.1)      (2.2)        --
Elimination of valuation allowance ....         --         --       (1.5)
Other .................................       (1.9)      (0.4)      (0.6)
                                            ------     ------     ------
Income tax expense included in the
statement of earnings .................       35.5%      38.2%      35.9%
                                            ======     ======     ======

Deferred income taxes at September 30, 2000 and 1999 reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws.

The tax effects of temporary differences which give rise to a significant portion of deferred tax assets and deferred tax liabilities are as follows:

                                                              September 30,
                                                     ------------------------------
                                                           2000             1999
                                                     -------------    -------------
DEFERRED TAX ASSETS

Allowance for losses on loans ....................   $   1,603,922    $     975,816
Pension liability ................................         348,854          327,539
Unearned ESOP shares .............................         397,360          371,290
Unrealized loss on securities available for sale..         841,224        1,080,801
Core deposit premium .............................         956,599          657,904
                                                     -------------     ------------
Total gross deferred tax assets ..................       4,147,959        3,413,350
                                                     -------------     ------------
DEFERRED TAX LIABILITIES

FHLB stock dividends .............................       1,192,076          894,222
Deferred loan fees ...............................       1,303,241        1,262,694
Tax bad debt reserve in excess of base-
   year reserve ..................................         972,280        1,224,537
Other ............................................         449,469          611,624
                                                     -------------    -------------
Total gross deferred tax liabilities .............       3,917,066        3,993,077
                                                     -------------    -------------
Net deferred tax asset (liability) ...............   $     230,893    ($    579,727)
                                                     =============    =============

The Company has qualified under provisions of the Internal Revenue Code to compute federal income taxes after deductions of additions to the bad debt reserves. At September 30, 2000, the Company had a taxable temporary difference of approximately $10.5 million that arose before 1988 (base-year amount). In accordance with SFAS No. 109, Accounting for Income Taxes, a deferred tax liability has not been recognized for the temporary difference. Management does not expect this temporary difference to reverse in the foreseeable future.

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

(13)     Shareholders' Equity

In September 1998, the Board of Directors authorized the repurchase of approximately 20 percent of the Company's outstanding common stock. The repurchase was completed through a "Modified Dutch Auction Tender." Under this procedure, the Company's shareholders were given the opportunity to sell part or all of their shares to the Company at a price of not less than $18.00 per share and not more than $20.00 per share. Results of the offer were finalized on January 15, 1999 when the Company announced purchase of 1,984,090 shares at $19.50 per share. This represents approximately 85.9 percent of the shares tendered at $19.50 per share or below, and 64.7 percent of all shares tendered. The cost of the shares purchased was approximately $39.3 million. The effect of the transaction is reflected in a reduction in cash and investments and a reduction in equity.

The table below summarizes repurchases of the Company's common stock which were approved by the Board of Directors and completed by management.

Month Completed           Number of Shares                Average Price
September 1996                   620,655                       $14.33
January 1997                   1,161,247                        15.91
May 1998                         521,477                        21.22
January 1999                   1,984,040                        19.50
December 1999                    395,419                        11.68

In May 2000, the Company announced its intent to repurchase five percent of the outstanding common stock, or approximately 375,648 shares. As of September 30, 2000, the Company had repurchased 33.28% of the shares to be repurchased, or 125,000 shares, at a weighted average price per share of $11.20.

In 2000, 1999, and 1998, vested portions of awarded MRDP shares were released. Many of the recipients of this award had the Company withhold and retire some of their shares to pay the associated taxes. This further reduced the number of shares outstanding by 21,732, 24,299 and 22,608 shares, respectively, and reduced equity by $236,336, $353,407 and $498,054, respectively.

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

(14)     Earnings Per Share

Earnings per share ("EPS") is computed in accordance with SFAS No. 128, Earnings per Share. Shares held by the Company's ESOP that are committed for release are considered contingently issuable shares and are included in the computation of basic EPS. Diluted EPS is computed using the treasury stock method, giving effect to potential additional common shares that were outstanding during the period. Potential dilutive common shares include shares awarded but not released under the Company's MRDP, and stock options granted under the Stock Option Plan. Following is a summary of the effect of dilutive securities on weighted average number of shares (denominator) for the basic and diluted EPS calculations. There are no resulting adjustments to net earnings.

                                                                             For the Year Ended September 30,
                                                                       --------------------------------------------
                                                                          2000             1999             1998
                                                                       ----------    -------------    -------------
Weighted average common
shares outstanding - basic ......................................       6,822,025        7,564,415        9,115,404
                                                                       ----------    -------------    -------------
Effect of Dilutive Securities on Number of Shares:
MRDP shares .....................................................            --             23,923           64,188
Stock options ...................................................            --            160,189          341,657
                                                                       ----------    -------------    -------------
Total Dilutive Securities .......................................            --            184,112          405,845
                                                                       ----------    -------------    -------------
Weighted average common shares

 outstanding - with dilution ....................................       6,822,025        7,748,527        9,521,249
                                                                       ==========    =============    =============

Options to purchase 916,258 shares of common stock were outstanding at September 30, 2000 but were not included in the computation of diluted EPS because the options' exercise prices were greater than the average market price of the common shares. Additionally, 80,006 shares awarded under the MRDP but not yet released to the individuals were not included in the computation of diluted EPS because their effect would not have been dilutive.

(15) Employee Benefit Plans

Employee Retirement Plan

The Company is a member of a multiple-employer trusteed pension plan ("Plan") covering all employees with at least one year of service and pays direct pensions to certain retired employees. Benefits are based on years of service with the Company and salary excluding bonuses, fees, commissions, etc. Participants are vested in their accrued benefits after five years of service. Pension expense of $367,916, $40,828, and $180,000 was incurred during the years ended September 30, 2000, 1999, and 1998, respectively. Separate actuarial valuations, including computed value of vested benefits, are not made with respect to each contributing employer, nor are the plan assets so segregated by the trustee. The Plan had an over-funded accumulated benefit of approximately $439.9 million at June 30, 2000.

Postretirement Benefit Plan

The Company has a postretirement benefit plan for certain retirees and all currently active employees who retire with at least ten years of service. The plan provides for payment of all or a portion of the Medicare Supplement premium for qualified retirees and their spouses.

Information related to the year ended September 30, 2000 is presented below. Information for fiscal years 1999 and 1998 is not available.

                                                     Year Ended September 30,
                                                              2000
                                                      -----------------------
Change in benefit obligation
Benefit obligation at beginning of year                   $193,861
Service cost                                                24,276
Interest cost                                               23,937
Actuarial changes                                           92,453
Benefits paid                                              (10,248)
                                                          --------
Benefit obligation at end of year                         $324,279
                                                          ========

Components of net periodic benefit cost
Service cost                                              $ 24,276
Interest cost                                               23,937
Recognition of changes in actuarial
assumptions, prior service cost, benefit
changes, and actuarial gains and losses                      9,475
                                                           -------
Net periodic benefit cost                                  $57,688
                                                           =======

Director Deferred Compensation Plan

The Company also has an unfunded supplemental benefits plan to provide members of the Board of Directors with supplemental retirement benefits. Supplemental benefits are based on monthly fees approved by the Compensation Committee of the Board. Pension costs recognized for the years ended September 30, 2000, 1999, and 1998 were $71,052, $71,052, and $71,052, respectively. At September 30, 2000 and 1999, the projected benefit obligation was $887,896 and $833,644, respectively.

Management Recognition and Development Plan

In February 1996, the Board of Directors approved a MRDP for the benefit of officers and non-employee directors which authorizes the grant of 489,325 common stock shares. The MRDP was approved by the Company's shareholders on April 9, 1996. Those eligible to receive benefits under the MRDP are determined by members of a committee appointed by the Board of Directors of the Company. MRDP awards vest over a five-year period in equal installments beginning on April 9, 1997 (the first anniversary of the effective date of the MRDP) or upon the participant's death or disability. On April 9, 1996, 391,459 shares were awarded to officers and directors. On November 19, 1997 a new award of 6,116 shares was made to a director. On January 4, 1999 a new award of 4,893 was made to an officer. During 1998, 17,616 shares awarded under the plan were forfeited upon resignation of an officer. The Company recognizes compensation expense in accordance with the vesting schedule during the years in which the shares are payable based on the fair value of the common stock on the grant date. Compensation expense for the years ended September 30, 2000, 1999 and 1998 was $1.3 million, $1.0 million and $1.1 million, respectively.

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

Option activity under the Stock Plan is as follows:


                                                                     Weighted
                                                  Number of           Average
                                                     Shares    Exercise Price
                                           ----------------    --------------

Outstanding, October 1, 1997                        971,308           $13.125
Granted                                              23,243           $20.577
Exercised                                          (31,317)           $13.125
Canceled                                           (46,976)           $13.125
                                                   -------            -------
Outstanding, September 30, 1998                    916,258            $13.314

Granted                                                 --                 --
Exercised                                               --                 --
Canceled                                                --                 --
                                                   -------            -------
Outstanding, September 30, 1999                    916,258            $13.314

Granted                                                 --                 --
Exercised                                               --                 --
Canceled                                                --                 --
                                                   -------            -------
Outstanding, September 30, 2000                    916,258            $13.314
                                                   =======            =======

At September 30, 2000, 275,738 shares were available for future grants under the Stock Plan.

Additional information regarding options outstanding as of September 30, 2000 is as follows:

                                                          Weighted Avg.
       Range of          Options          Options           Remaining
Exercise Prices      Outstanding      Exercisable       Contractual Life
---------------      -----------      -----------       ----------------
      $13.125           893,015           714,412               5.5
      $20.577            23,243             9,297               7.1
                       --------          --------
                        916,258           723,709
                        =======           =======

Additional Stock Plan Information

As discussed in Note 1, the Company continues to account for its stock-based awards using the intrinsic value method in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements.

SFAS No. 123, Accounting for Stock-Based Compensation requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method as of the beginning of fiscal 1996. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values.

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


                                                       Year Ended September 30,
                                            --------------------------------------------
                                               2000              1999            1998
                                            ----------        ----------      ----------
Net earnings:
                  As reported               $6,426,152        $9,155,193      $9,551,037
                  Pro forma                  5,885,826         8,642,299       9,040,753
Earnings per common share - basic
                  As reported                    $0.94             $1.21           $1.05
                  Pro forma                      $0.86             $1.14           $0.99
Earnings per common share - fully
diluted:
                  As reported                    $0.94             $1.18           $1.00
                  Pro forma                      $0.86             $1.12           $0.95



The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions:

                                    November 1997          April 1996
                                            Grant               Grant
                                    -------------          ----------
Risk free interest rates                    5.79%               6.33%
Expected dividend                           1.75%               1.75%
Expected lives, in years                     7.5                 7.5
Expected volatility                        23.24%              19.63%

(16) Employee Stock Ownership Plan

As part of the stock conversion consummated on October 4, 1995, the Company established an ESOP for all employees that are age 21 or older and have completed two years of service with the Company. The ESOP borrowed $9,786,500 from the Company and used the funds to purchase 978,650 shares of the common stock of the Company issued in the conversion which would be distributed over a ten year period. The loan will be repaid principally from the Company's discretionary contributions to the ESOP over a period of ten years. The loan had an outstanding balance of $4.9 million and $5.9 million at September 30, 2000 and 1999, respectively, and an interest rate of 8.75%. The loan obligation of the ESOP is considered unearned compensation and, as such, recorded as a reduction of the Company's shareholders' equity. Both the loan obligation and the unearned compensation are reduced by the amount of loan repayments made by the ESOP. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation in the year of allocation. Benefits are fully vested at all times under the ESOP. Forfeitures are reallocated to remaining plan participants and may reduce the Company's contributions. Benefits may be payable on retirement, death, disability, or separation from service. Since the Company's annual contributions are discretionary, benefits payable under the ESOP cannot be estimated. Compensation expense is recognized to the extent of the fair value of shares committed to be released. The Company recorded compensation expense under the ESOP of $1.1 million, $1.6 million, and $2.0 million for the years ended September 30, 2000, 1999 and 1998, respectively, and 97,865 shares were allocated among the participants in each of those years.

(17) Fair Value of Financial Instruments

Financial instruments have been construed to generally mean cash or a contract that implies an obligation to deliver cash or another financial instrument to another entity.


                                                 September 30, 2000              September 30, 1999
                                         -----------------------------   -----------------------------
                                              Carrying            Fair        Carrying            Fair
                                                amount           value          amount           value
                                         -------------   -------------   -------------   -------------
Financial Assets

Cash and due from banks ..............   $  19,998,788   $  19,998,788   $  21,123,217   $  21,123,217
Interest earning deposits with banks .       2,077,359       2,077,359       1,231,516       1,231,516
Federal funds sold and
securities purchased under
agreements to resell .................       7,870,453       7,870,453       2,167,856       2,167,856
Investment securities
available for sale ...................     116,627,756     116,627,756     158,648,057     158,648,057
Investment securities held
to maturity ..........................         723,838         726,889         559,512         577,455
Mortgage backed and related
securities available for sale ........      75,331,311      75,331,311      72,695,555      72,695,555
Mortgage backed and related
securities held to maturity ..........       2,159,868       2,145,918       2,600,920       2,596,408
Loans receivable, net ................     729,036,847     702,505,736     739,793,403     714,285,234
FHLB stock ...........................      11,876,500      11,876,500      10,957,300      10,957,300

Financial Liabilities

Deposit liabilities ..................     695,380,871     694,624,273     720,401,112     722,373,174
FHLB advances ........................     173,000,000     158,850,040     197,000,000     192,637,192
Short term borrowings ................       3,000,000       3,000,000              --              --


(18) Financial Instruments with Off-Balance Sheet Risk and Concentrations of Credit Risk

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing need of its customers. These financial instruments generally include commitments to originate mortgage, commercial and consumer loans. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Company's maximum exposure to credit loss in the event of nonperformance by the borrower is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. Commitments to extend credit are conditional 45 day agreements to lend to a customer subject to the Company's usual terms and conditions.

At September 30, 2000, loan commitments amounted to approximately $16.4 million comprised of $3.8 million in variable rate loans ranging from 7.13% to 13.00% and $12.6 million in fixed rate loans ranging from 6.75% to 11.00%. At September 30, 2000, the Company had no commitments to sell loans to FNMA.

The Company originates residential real estate loans and, to a lesser extent, commercial and multi-family real estate and consumer loans. Over 82% of the mortgage loans in the Association's portfolio are secured by properties located in Klamath, Jackson, and Deschutes counties in Southern and Central Oregon. An economic downturn in these areas would likely have a negative impact on the Company's results of operations depending on the severity of the downturn.

(19) Regulatory Capital Requirements

The Company is not subject to any regulatory capital requirements. The Association, however, is subject to various regulatory capital requirements administered by the Office of Thrift Supervision ("OTS"). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary action by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, of Tier I capital to total assets, and tangible capital to tangible assets (set forth in the table below). Management believes that the Association meets all capital adequacy requirements to which it is subject as of September 30, 2000.

As of September 30, 2000, the most recent notification from the OTS categorized the Association as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized," the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

At periodic intervals, the OTS and FDIC routinely examine the Association as part of their legally prescribed oversight of the thrift industry. Based on these examinations, the regulators can direct that the Association's financial statements be adjusted in accordance with their findings. A future examination by the OTS or the FDIC could include a review of certain transactions or other amounts reported in the Association's 2000 financial statements. In view of the uncertain regulatory environment in which the Association now operates, the extent, if any, to which a forthcoming regulatory examination may ultimately result in adjustments to the 2000 financial statements cannot be presently determined.

The Association's actual and required minimum capital ratios are presented in the following table:

                                                                                            To Be
                                                                             Categorized as "Well
                                                                               Capitalized" Under
                                                               For Capital      Prompt Corrective
                                        Actual           Adequacy Purposes       Action Provision
                              ---------------------  ---------------------  ----------------------
                                   Amount     Ratio       Amount     Ratio       Amount     Ratio
                              ------------   ------  ------------   ------  ------------   -------
As of September 30, 2000
 Total Capital: ...........   $106,096,316     20.3% $ 41,816,560      8.0% $ 52,270,700     10.0%
  (To Risk Weighted Assets)
 Tier I Capital: ..........    102,151,810     19.5%          N/A      N/A    31,362,420      6.0%
  (To Risk Weighted Assets)
 Tier I Capital: ..........    102,151,810     10.4%   39,472,851      4.0%   49,341,064      5.0%
  (To Total Assets)
 Tangible Capital: ........    102,151,810     10.4%   14,802,319      1.5%          N/A      N/A
  (To Tangible Assets)

As of September 30, 1999
 Total Capital: ...........   $ 95,495,327     17.4% $ 42,888,616      8.0% $ 53,610,770     10.0%
  (To Risk Weighted Assets)
 Tier I Capital: ..........     93,011,702     17.0%          N/A      N/A    32,166,462      6.0%
  (To Risk Weighted Assets)
 Tier I Capital: ..........     93,011,702      8.9%   30,832,614      3.0%   51,387,690      5.0%
  (To Total Assets)
 Tangible Capital: ........     93,011,702      8.9%   15,416,307      1.5%          N/A      N/A
  (To Tangible Assets)


The following table is a reconciliation of the Association's capital, calculated according to generally accepted accounting principles, to regulatory tangible and risk-based capital:

                                September 30, 2000           September 30, 1999
                                ------------------           ------------------
Association's equity                 $ 108,921,434                 $101,042,299
Unrealized securities losses             1,356,040                    1,747,744
Core deposit intangible                 (8,125,664)                  (9,778,341)
                                       -----------                  -----------
Tangible capital                       102,151,810                   93,011,702
General valuation allowances             3,944,506                    2,483,625
                                       -----------                  -----------
Total capital                         $106,096,316                  $95,495,327
                                       ===========                  ===========

(20) Parent Company Financial Information

Condensed financial information as of and for the years ended September 30, 2000 and 1999, for Klamath First Bancorp, Inc. is presented and should be read in conjunction with the consolidated financial statements and the notes thereto.


BALANCE SHEETS
                                                       September 30,
                                             ------------------------------
                                                   2000              1999
                                             -------------    -------------
Assets
Cash and cash equivalents ................   $     731,987    $   5,844,155
Investment and mortgage backed securities        2,138,224        2,762,506
Investment in wholly-owned subsidiary ....     108,921,434      101,042,299
Other assets .............................       1,266,667        1,034,776
                                             -------------    -------------
Total assets .............................   $ 113,058,312    $ 110,683,736
                                             =============    =============
Liabilities

Short-term borrowings ....................   $   3,000,000    $        --
Other liabilities ........................       1,333,751        1,098,273
                                             -------------    -------------
Total liabilities ........................       4,333,751        1,098,273
                                             -------------    -------------
Shareholders' equity

Common stock .............................          73,662           79,084
Additional paid-in capital ...............      37,701,796       43,794,535
Retained earnings ........................      78,340,731       75,103,040
Unearned ESOP shares at cost .............      (4,893,250)      (5,871,900)
Unearned MRDP shares at cost .............      (2,498,378)      (3,519,296)
                                             -------------    -------------
Total shareholders' equity ...............     108,724,561      109,585,463
                                             -------------    -------------
Total liabilities and shareholders' equity   $ 113,058,312    $ 110,683,736
                                             =============    =============

STATEMENTS OF EARNINGS
                                                 Year Ended September 30,
                                             ------------------------------
                                                   2000             1999
                                             -------------    -------------
Equity in undistributed income of subsidiary $   7,065,690    $   9,221,480
Total interest income ....................         789,684        1,675,756
Total interest expense ...................         120,412          177,568
Non-interest income ......................             203               77
Non-interest expense .....................       1,746,138        1,631,674
                                             -------------    -------------
Earnings before income taxes .............       5,989,027        9,088,071
Provision for income taxes ...............        (437,125)         (67,122)
                                             -------------    -------------
Net earnings .............................   $   6,426,152    $   9,155,193
                                             =============    =============


STATEMENTS OF CASH FLOWS
                                                   Year Ended September 30,
                                             ------------------------------
                                                    2000            1999
                                             -------------    -------------
Net cash flows from operating activities .   $     721,914    $     963,814
                                             -------------    -------------
Cash flows from investing activities
Investment in subsidiary .................        (278,916)        (302,892)
Maturity of investment and
        mortgage- backed securities ......         610,081       76,275,337
Purchase of investment and
        mortgage-backed securities .......            --        (58,814,489)
                                             -------------    -------------
Net cash flows from investing activities .         331,165       17,157,956
                                             -------------    -------------
Cash flows from financing activities
Cost of ESOP shares released .............         978,650          978,650
Proceeds from short-term borrowings ......       3,700,000        8,095,000
Repayments of short-term borrowings ......        (700,000)     (20,207,500)
Stock repurchase and retirement ..........      (6,254,695)     (39,334,140)
Dividends paid ...........................      (3,889,202)      (3,547,040)
                                             -------------    -------------
Net cash flows used in financing activities     (6,165,247)     (54,015,030)
                                             -------------    -------------
Net decrease in cash and cash equivalents       (5,112,168)     (35,893,260)

Cash and cash equivalents beginning of year      5,844,155       41,737,415
                                             -------------    -------------
Cash and cash equivalents end of year ....   $     731,987    $   5,844,155
                                             =============    =============


Consolidated Supplemental Data
Selected Quarterly Financial Data
(unaudited)

                                                   Year Ended September 30, 2000
                                         -------------------------------------------------
                                           December        March         June    September
                                         ----------   ----------   ----------   ----------
                                                (In thousands, except per share data)
Total interest income ................   $   18,050   $   18,141   $   18,235   $   17,731
Total interest expense ...............        9,813       10,238       10,414       10,291
                                         ----------   ----------   ----------   ----------
Net interest income ..................        8,237        7,903        7,821        7,440
Provision for loan losses ............          108          200          228        1,228
                                         ----------   ----------   ----------   ----------
Net interest income after provision ..        8,129        7,703        7,593        6,212
Non-interest income ..................        1,032          926        1,036        1,100
Non-interest expense .................        5,866        5,571        5,659        6,677
                                         ----------   ----------   ----------   ----------
Earnings before income taxes .........        3,295        3,058        2,970          635
Provision for income taxes ...........        1,266        1,184        1,044           38
                                         ----------   ----------   ----------   ----------
Net earnings .........................  $     2,029   $    1,874   $    1,926   $      597
                                         ==========   ==========   ==========   ==========
Net earnings per share - basic .......  $      0.29   $     0.28   $     0.28   $     0.09
                                         ==========   ==========   ==========   ==========
Net earnings per share - fully diluted  $      0.29   $     0.28   $     0.28   $     0.09
                                         ==========   ==========   ==========   ==========

                                                   Year Ended September 30, 1999
                                         -------------------------------------------------
                                           December        March         June   September
                                         ----------   ----------   ----------   ----------
                                                 (In thousands, except per share data)
Total interest income ................   $   18,278   $   17,686   $   17,802   $   17,925
Total interest expense ...............        9,788        9,461        9,441        9,692
                                         ----------   ----------   ----------   ----------
Net interest income ..................        8,490        8,225        8,361        8,233
Provision for loan losses ............          123          303          243          263
                                         ----------   ----------   ----------   ----------
Net interest income after provision ..        8,367        7,922        8,118        7,970
Non-interest income ..................          899          946          827          957
Non-interest expense .................        5,075        5,064        5,763        5,284
                                         ----------   ----------   ----------   ----------
Earnings before income taxes .........        4,191        3,804        3,182        3,643
Provision for income taxes ...........        1,737        1,509        1,292        1,127
                                         ----------   ----------   ----------   ----------
Net earnings .........................   $    2,454   $    2,295   $    1,890   $    2,516
                                         ==========   ==========   ==========   ==========
Net earnings per share - basic .......   $     0.28   $     0.32   $     0.27   $     0.36
                                         ==========   ==========   ==========   ==========
Net earnings per share - fully diluted   $     0.27   $     0.31   $     0.26   $     0.35
                                         ==========   ==========   ==========   ==========

Klamath First Bancorp, Inc.
Corporate Information

Corporate                                Common Stock
Headquarters                             Traded over-the-counter/
540 Main Street                          Nasdaq National Market
Klamath Falls, OR 97601                  Nasdaq Symbol: KFBI
541-882-3444
                                         Form 10-K
Independent                              Information
Auditors                                 Available without charge
Deloitte & Touche LLP                    to shareholders of record
Suite 3900                               upon written request to:
111 SW Fifth Avenue                         Marshall Alexander
Portland, OR 97204-3698                     Senior Vice President -
503-222-1341                                Chief Financial Officer
                                            Klamath First Bancorp, Inc.
Corporate Counsel                           540 Main Street
Craig M. Moore                              Klamath Falls, Or 97601
540 Main Street
Klamath Falls, OR 97601                  Annual Meeting
541-882-3444                             The annual meeting of
                                         shareholders will be held
Special Counsel                          Wednesday,
Breyer & Associates PC                   January 24, 2001
1100 New York Avenue N.W.                beginning at 2:00 p.m.,
Suite 700 East                           Pacific Time at:
Washington, DC 20005                        The Shilo Inn
202-737-7900                                2500 Almond Street
                                            Klamath Falls, OR 97601.
                                         Shareholders of record as
Transfer Agent                           of the close of business on
Registrar & Transfer Co.                 November 22, 2000 shall
10 Commerce Drive                        be those entitled to notice
Cranford, NJ 07016-3572                  of and to vote at the
800-866-1340                             meeting.