Form 10-K, Exhibit 13
period 2001-09-30
KLAMATH FIRST BANCORP INC
filed 2001-12-28
CIK 946924

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



                                                                                     At September 30,
                                                         ---------------------------------------------------------------
                                                              2001         2000        1999         1998         1997
                                                         -----------   ----------   ---------    ----------   ----------
FINANCIAL CONDITION DATA                                                               (In thousands)

Assets ................................................   $1,468,572   $  995,575   $1,041,641   $1,031,302   $  980,078
Cash and cash equivalents .............................      118,389       29,947       24,523       66,985       32,043
Loans receivable, net .................................      679,990      729,037      739,793      668,146      551,825
Investment securities held to maturity ................          592          724          560        2,889       22,937
Investment securities available for sale ..............      154,676      116,628      158,648      203,224      261,846
Mortgage-backed & related securities held to maturity .        1,621        2,160        2,601        3,662        5,447
Mortgage-backed & related securities available for sale      421,638       75,331       72,695       43,336       64,869
Stock in FHLB of Seattle, at cost .....................       12,698       11,877       10,957       10,173        7,150
Advances from FHLB of Seattle .........................      168,000      173,000      197,000      167,000      129,000
Deposit liabilities ...................................    1,152,824      695,381      720,401      689,541      673,978
Shareholders' equity ..................................      114,141      108,725      109,585      145,081      144,462

                                                                                 Year Ended September 30,
                                                          ---------------------------------------------------------------
                                                              2001         2000         1999         1998         1997
                                                          ----------   ----------   ----------   ---------   ------------
SELECTED OPERATING DATA                                               (In thousands, except per share data)

Total interest income .................................   $   70,133   $   72,158   $   71,691   $   69,733   $   54,167
Total interest expense ................................       40,751       40,756       38,382       37,848       29,856
                                                          ----------   ----------   ----------   ----------   ----------
Net interest income ...................................       29,382       31,402       33,309       31,885       24,311
Provision for loan losses .............................          387        1,764          932          674          370
                                                          ----------   ----------   ----------   ----------   ----------
Net interest income after provision for loan losses ...       28,995       29,638       32,377       31,211       23,941
Non-interest income ...................................       11,013        4,094        3,629        3,202          810
Non-interest expense ..................................       28,720       23,773       21,186       19,523       11,764
                                                          ----------   ----------   ----------   ----------   ----------
Earnings before income taxes ..........................       11,288        9,959       14,820       14,890       12,987
Provision for income tax ..............................        3,717        3,533        5,665        5,339        4,429
                                                          ----------   ----------   ----------   ----------   ----------
Net Earnings ..........................................   $    7,571   $    6,426   $    9,155   $    9,551   $    8,558
                                                          ==========   ==========   ==========   ==========   ==========
Basic earnings per share ..............................   $     1.14   $     0.94   $     1.21   $     1.05   $     0.91
                                                          ==========   ==========   ==========   ==========   ==========


                                                                            At or For the Year Ended September 30,
                                                               ----------------------------------------------------------
                                                                2001         2000         1999         1998         1997
                                                               ------       ------       ------      -------      -------
KEY OPERATING RATIOS

Performance Ratios

Return on average assets
(net earnings divided by average assets) ..............         0.72%        0.62%        0.88%        0.96%        1.14%

Return on average equity
(net earnings divided by average equity) ..............         6.64%        5.82%        7.55%        6.52%        5.85%

Interest rate spread
(difference between average yield on interest-earning
assets and average cost of interest-bearing liabilities)        2.18%        2.50%        2.73%        2.57%        2.28%

Net interest margin (net interest income as a
percentage of average interest-earning assets) ........         2.93%        3.14%        3.37%        3.36%        3.32%

Average interest-earning assets to average
interest-bearing liabilities ..........................       118.37%      115.71%      116.47%      119.84%      125.58%

Net interest income after provision for loan losses
to total non-interest expenses ........................       100.96%      124.39%      152.82%      159.87%      203.51%

Non-interest expense to average total assets ..........         2.74%        2.29%        2.05%        1.96%        1.57%

Efficiency ratio (non-interest expense divided by
net interest income plus non-interest income) .........        55.48%       66.97%       57.36%       55.64%       46.83%

Dividend payout ratio (dividends declared per share
divided by net earnings per share) ....................        45.61%       54.79%       38.98%       34.50%       34.09%

Book value per share ..................................   $    17.40   $    16.25   $    15.52   $    16.30   $    15.64

Asset Quality Ratios

Allowance for loan losses to total loans at
end of period .........................................         1.13%        0.54%        0.32%        0.28%        0.22%
Non-performing assets to total assets .................         0.05%        0.16%        0.46%        0.05%        0.03%
Non-performing loans to total loans, before net items .         0.04%        0.11%        0.43%        0.07%        0.04%

Capital Ratios

Equity to assets ratio ................................         7.77%       10.92%       10.52%       14.07%       14.74%
Tangible capital ratio ................................         5.16%       10.35%        8.91%        8.26%       11.06%
Core capital ratio ....................................         5.16%       10.35%        8.91%        8.26%       11.06%
Risk-based capital ratio ..............................        10.36%       20.30%       17.41%       16.13%       23.12%


Other Data

Number of

Real estate loans outstanding .........................       12,624        8,807        9,297        9,155        8,393
Deposit accounts ......................................      111,542       85,706       85,112       82,585       82,032
Full service offices ..................................           52           35           34           34           32


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

The Association is a progressive, community-oriented financial institution that focuses on customer service within its primary market area. Accordingly, the Association is primarily engaged in attracting deposits from the general public through its offices and using those and other available sources of funds to originate permanent residential one- to four-family real estate loans and loans on commercial real estate, multi-family residential properties, and to consumers and small businesses within its market area. While the Association has historically emphasized fixed-rate mortgage lending, it has been diversifying its loan portfolio by focusing on increasing the number of originations of commercial real estate, multi-family residential loans, residential construction loans, commercial and industrial loans, small business loans and non-mortgage consumer loans. A significant portion of these newer loan products carry adjustable rates, higher yields, or shorter terms than the traditional fixed rate mortgages. This lending strategy is designed to enhance earnings, reduce interest rate risk, and provide a more complete range of financial services to customers and the local communities served by the Association. The acquisition of 13 branches from Washington Mutual Bank, which was completed in September 2001, moves the Company strongly in this direction.

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

The Association is a member of the Federal Home Loan Bank system. The Association conducts its business through 53 office facilities, with the main office located in Klamath Falls, Oregon. The Association considers its primary market area to be the state of Oregon, particularly the 26 counties in which the offices are located. During 2001, the Company expanded into the Tri- Cities area of Washington state by opening in-store branches in Kennewick and Richland.

Federal Legislation In Federal legislation enacted in 1996, the reserve method of accounting for thrift bad debt reserves (including the percentage of taxable income method) was repealed for tax years beginning after December 31, 1995. The resulting change in accounting method triggers bad debt reserve recapture for post-1987 reserves over a six-year period, thereby generating an additional tax liability. At September 30, 2001 and 2000, the Association's post-1987 reserves amounted to $2.6 million and $3.2 million, respectively. Pre-1988 reserves would only be subject to recapture if the institution fails to qualify as a thrift. Recapture of post-1987 reserves was required to begin during the tax year ended September 30, 1999.

Market Risk and Asset/Liability Management

The Company's financial performance is affected by the success of the fee generating products it offers to its customers, the credit quality of its loans and securities, and the extent to which its earnings are affected by changes in interest rates. Credit risk is the risk that borrowers will become unable to repay their debts. The Company relies on strict underwriting standards, loan review, and an adequate allowance for loan losses to mitigate its credit risk.

Interest rate risk is the risk of loss in principal value and risk of earning less net interest income due to changes in interest rates. Put simplistically, savings institutions solicit deposits and lend the funds they receive to borrowers. The difference between the rate paid on deposits and the rate received on loans is the interest rate spread. If the rates paid on deposits change, or reprice, with the same timing and magnitude as the rates change on the loans, there is perfect matching of interest rate changes and thus, no change in interest rate spread and no interest rate risk. In actuality, interest rates on deposits and other liabilities do not reprice at the same time and/or with the same magnitude as those on loans, investments and other interest-earning assets. For example, historically the Company primarily originated fixed-rate residential loans for its portfolio. Because fixed-rate loans, by definition, do not reprice until payoff and because the majority of residential loans have terms of 15 to 30 years (with actual expected lives of seven to ten years), the interest rate characteristics of the loan portfolio do not exactly match the Company's liabilities, which consist of deposits with maturities ranging up to ten years and borrowings which mature or reprice in five years or less. When interest rates change, this mismatch creates changes in interest rate spread that influence net interest income and result in interest rate risk.rate spread that influence net interest income and result in interest rate risk.

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

The OTS Thrift Bulletin 13a ("TB 13a") contains the prevailing guidance on the management of interest rate risk and provides a description of how the "Sensitivity to Market Risk" rating is to be determined. Sensitivity to Market Risk represents the "S" component of the CAMELS rating which is used by regulators in their evaluation of financial institutions. The OTS has established detailed minimum guidelines for two areas of interest rate risk management. These guidelines establish minimum expectations for (1) the establishment and maintenance of board-approved risk limits and (2) an institution's ability to measure their interest rate risk exposure. Each thrift's board of directors is responsible for establishing risk limits for the institution. The interest rate risk limits are expected to include limits on the change in NPV as well as limits on earnings sensitivity.

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

The Company has historically originated primarily fixed-rate residential loans. Today many of these loans are sold to Federal National Mortgage Association ("FNMA") with servicing retained, others are sold to other entities with servicing released, while few are held in its portfolio. In order to reduce the exposure to interest rate fluctuations, the Company has developed strategies to manage its liquidity, shorten the effective maturities and increase the repricing of certain interest-earning assets, and increase the effective maturities of certain interest-bearing liabilities. During the year ended September 30, 2001, the Company undertook significant projects to manage and reduce interest rate risk. In February 2001, the Company securitized $190.3 million in fixed-rate single family mortgage loans. The loans were sold to FNMA with servicing retained and the resulting FNMA MBS were recorded as available for sale securities on the Company's books. Subsequently, the MBS were sold with the two-fold benefit of producing $5.4 million in gain on sale of investments and eliminating long term fixed-rate assets from the interest rate risk profile. The second significant event impacting interest rate risk was the acquisition of 13 branches from Washington Mutual Bank. These are commercial bank branches which included $118.8 million of commercial loans and $50.7 million of consumer loans. Most of these loans are adjustable rate shorter term loans. Cash obtained in the transaction was primarily invested in MBS and CMO's having shorter terms than conventional single-family mortgage loans. All these events serve to improve the Company's interest rate risk position.

The Company's Board of Directors has established risk limits which are in compliance with TB 13a. NPV values for the Association are regularly calculated internally and by the OTS based on regulatory guidelines. The following table presents the Association's projected change in NPV and the NPV ratio for the various rate shock levels as of September 30, 2001 and 2000, using the regulatory calculations. The assets and liabilities at the parent company level are not considered in the analysis. The exclusion of holding company assets and liabilities does not have a significant effect on the analysis of NPV sensitivity. All market rate sensitive instruments presented in these tables are classified as either held-to-maturity or available-for-sale. The Association has no trading securities.


PROJECTED CHANGES IN NET PORTFOLIO VALUE
                                    At September 30, 2001             At September 30, 2000
                                    ---------------------          -------------------------
Change in                           NPV       Sensitivity            NPV        Sensitivity
Interest Rates                      Ratio         Measure            Ratio          Measure
                                            (Basis points)                    (Basis points)
                                   -------  --------------          -------   --------------
                                                     (Dollars in thousands)

200 basis point rise                5.22%        ($208)               7.40%          ($453)
100 basis point rise                6.53%          (77)               9.76%           (217)
Base Rate Scenario                  7.30%           --               11.93%             --
100 basis point decline             7.12%          (19)              13.61%            168
200 basis point decline             6.68%          (62)              14.28%            235

The improvement noted in the sensitivity measure is a result of the actions taken as noted above, including the sale of fixed-rate single family mortgage loans and the branch acquisition which provided a portfolio of primarily adjustable-rate and shorter term loans.

The preceding table indicates that at September 30, 2001, in the event of a sudden and sustained increase in prevailing market interest rates, the Association's NPV and NPV ratio would be expected to decrease. At September 30, 2001, the Association's estimated changes in these measures were within the targets established by the Board of Directors.

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

At September 30, 2001, the Association's one-year cumulative gap was a negative 15.13% of total assets compared to a negative 8.31% of total assets at September 30, 2000. The increased negative balance is a result of the addition of the deposits from the WAMU branches, most of which are considered to reprice within one year.

The following table sets forth certain historical information relating to the Company's interest-earning assets and interest-bearing liabilities that are estimated to mature or are scheduled to reprice within one year.

                                                     At September 30,
                                    --------------------------------------------
                                          2001           2000             1999
                                    ------------    -----------     ------------
                                            (In thousands)
Earning assets maturing
or repricing within one year ....   $   318,777     $   209,072     $   188,286

Interest-bearing liabilities
maturing or repricing
within one year .................       541,016         291,681         516,161

Deficiency of earning assets
over interest-bearing liabilities
as a percent of total assets ....        (15.13%)         (8.31%)        (31.49%)

Percent of assets to liabilities
maturing or repricing
within one year .................         58.92%          71.68%          36.48%

INTEREST SENSITIVITY GAP ANALYSIS

The   following   table   presents   the   difference   between  the   Company's
interest-earning assets and interest-bearing liabilities within specified maturities at September 30, 2001. This table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the repricing of certain assets and liabilities is subject to competitive and other limitations. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may in fact mature or reprice at different times and at different volumes.


ASSETS                          3 Months   > 3 Months  > 6 Months  > 1 to 3  > 3 to 5  > 5 to 10  > 10 to 20      > 20
                                 or Less  to 6 Months   to 1 Year     Years     Years      Years       Years     Years       TOTAL
                                --------  -----------  ----------  --------  --------  ---------  ----------  --------  ----------
Permanent 1-4 Mortgages:
  Adjustable-rate                 $3,279       $6,184     $13,037    $4,827   $10,218        $--         $--       $--     $37,545
  Fixed-rate                         747          168         847     1,508     1,207     17,075      48,083   316,771     386,406

Other Mortgage Loans:
  Adjustable-rate                  9,259       11,091       9,689    44,111    24,331      1,640          --        --     100,121
  Fixed-rate                       2,612           10       1,280     5,289     6,292     11,915       8,608     5,470      41,476

Mortgage-Backed Securities        52,629          525       1,565    16,440    10,057    112,368      68,844   158,832     421,260

Non-Real Estate Loans:
  Adjustable-rate                 48,394        2,436       4,553     7,623     3,026         --          21        --      66,053
  Fixed-rate                       2,463        1,021       1,450     6,916    12,183     12,789      22,053     1,802      60,677

Investment Securities            120,387           --      25,151    47,203    19,861        398      30,108     2,316     245,424
                              ----------   ----------  ----------  --------  --------  ---------  ----------  --------  ----------
  Total Rate Sensitive Assets   $239,770      $21,435     $57,572  $133,917   $87,175   $156,185    $177,717  $485,191  $1,358,962
                              ==========   ==========  ==========  ========  ========  =========  ==========  ========  ==========
LIABILITIES

Deposits - Fixed Maturity       $145,916     $121,611     $98,682  $106,100   $44,055    $26,643        $778      $100    $543,885
Deposits - Interest Bearing
   Checking                        2,732        2,732       5,464     6,083    16,147     39,055      33,007    11,536     116,756
Deposits - Money Market           12,250       12,250      24,500    69,724    31,966     44,316      88,319       568     283,893
Deposits - Passbook and
   Statement Savings                 854          854       1,708     8,828     9,450     18,868      17,486    19,598      77,646
Other Interest Bearing
   Liabilities                    56,463           --      55,000    38,000    25,000         --          --        --     174,463
                              ----------   ----------  ----------  --------  --------  ---------  ----------  --------  ----------
  Total Rate Sensitive          $218,215     $137,447    $185,354  $228,735  $126,618   $128,882    $139,590   $31,802  $1,196,643
    Liabilities
                              ==========   ==========  ==========  ========  ========  =========  ==========  ========  ==========
Interest Rate Sensitivity Gap    $21,555   ($116,012)  ($127,782)  ($94,818) ($39,443)   $27,303     $38,127  $453,389    $162,319

Cumulative Interest Rate
        Sensitivity Gap          $21,555    ($94,457)  ($222,239) ($317,057)($356,500) ($329,197)  ($291,070) $162,319

Sensitivity Gap to Total
  Assets                           1.47%      (7.90%)     (8.70%)    (6.46%)   (2.69%)     1.86%       2.60%    30.87%

Cumulative Interest Rate
  Sensitivity Gap to Total
  Assets                           1.47%      (6.43%)    (15.13%)   (21.59%)  (24.28%)   (22.42%)    (19.82%)   11.05%

Liquidity and Capital Resources The Company generates cash through operating activities, primarily as a result of net income. The adjustments to reconcile net income to net cash provided by operations during the periods presented consisted primarily of the provision for loan losses, depreciation and amortization, stock-based compensation expense, amortization of deferred loan origination fees, net gain on the sale of investment and mortgage-backed securities, increases or decreases in various escrow accounts and increases or decreases in other assets and liabilities. The primary investing activity of the Association is lending, which is funded with cash provided from operations and financing activities, as well as proceeds from amortization and prepayments on existing loans and mortgage backed and related securities. For additional information about cash flows from operating, financing, and investing activities, see the Consolidated Statements of Cash Flows included in the Consolidated Financial Statements.

The Association is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings association maintain liquid assets of not less than 4.00% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. At September 30, 2001, the Association's liquidity, as measured for regulatory purposes, was 32.2%. The Company has borrowing agreements with banks that can be used if funds are needed. (See Notes 10 and 11 to the Consolidated Financial Statements.)

OTS capital regulations require the Association to have: (i) tangible capital equal to 1.5% of adjusted total assets, (ii) core capital equal to 4.0% of adjusted total assets, and (iii) total risk- based capital equal to 8.0% of risk-weighted assets. At September 30, 2001, the Association was in compliance with all regulatory capital requirements effective as of such date, with tangible, core and risk-based capital of 5.2%, 5.2% and 10.4%, respectively. (See Note 21 to Consolidated Financial Statements.)

Changes in Financial Condition

At September 30, 2001, the consolidated assets of the Company totaled $1.5 billion, an increase of $473.0 million, or 47.5%, from $995.6 million at September 30, 2000. The increase in total assets relates directly to the branch purchase from Washington Mutual Bank completed in September 2001. The purchase consisted of $ 202.0 million in cash, $179.3 million in loans and $423.5 million in deposits.

Total cash and cash equivalents increased $88.4 million, or 295.3%, from $29.9 million at September 30, 2000 to $118.4 million at September 30, 2001. The increase is primarily the result of the cash from the acquisition being held in Federal funds while other appropriate investment alternatives are researched.

Net loans receivable decreased by $49.0 million, or 6.7%, to $680.0 million at September 30, 2001, compared to $729.0 million at September 30, 2000. The decrease is the combined result of the $190.3 million loan sale and securitization which reduced the loan portfolio offset by the addition of the $179.3 million in loans purchased with the branches from Washington Mutual Bank.

Investment securities increased $37.9 million, or 32.3%, from $117.4 million at September 30, 2000 to $155.3 million at September 30, 2001. This increase was the result of $78.5 million in purchases offset by $33.6 million in scheduled maturities and sale of $10.4 million of investment securities available for sale. During the year ended September 30, 2001, $47.0 million of principal payments were received on mortgage-backed and related securities ("MBS") thus reducing the balance of MBS. This reduction was more than offset by the purchase of $383.2 million in MBS, resulting in a net increase in total MBS from $77.5 million at September 30, 2000 to $423.3 million at September 30, 2001. The purchases of investment securities and MBS were funded by the proceeds from the sale of MBS resulting from the loan securitization and cash obtained in the branch acquisition.

Real estate owned decreased from $788,400 at September 30, 2000 to $445,855 at September 30, 2001. The balance at September 30, 2001 consists of single family residences. The balance at September 30, 2000 consisted of four single family residences that were previously construction loans and which were sold during the year ended September 30, 2001.

Other assets increased $7.3 million from $1.6 million at September 30, 2000 to $8.9 million at September 30, 2001. The majority of the increase consists of a $4.1 million receivable from Washington Mutual Bank ("WAMU") related to the final settlement for the branch acquisition and a$1.5 million increase in mortgage servicing rights as a result of the loan securitization.

Deposit liabilities increased $457.4 million, or 65.8%, from $695.4 million at September 30, 2000 to $1.2 billion at September 30, 2000. The increase is directly related to the WAMU branch acquisition which included $423.5 million in deposits.

Advances from the FHLB of Seattle decreased from $173.0 million at September 30, 2000 to $168.0 million at September 30, 2001. Proceeds from maturities of investment securities were used to reduce borrowings during the first quarter of 2001.

Total shareholders' equity increased $5.4 million from $108.7 million at September 30, 2000 to $114.1 million at September 30, 2000. The increase is the combined effect of $7.4 million paid for stock repurchases and $3.5 million in dividends paid on common shares offset by net earnings for the year and $3.2 million proceeds from exercise of stock options.

Asset Quality

Non-Performing Assets

At September 30, 2001, the ratio of non-performing assets (including nonaccrual loans, accruing loans greater than 90 days delinquent, real estate owned, and other repossessed assets) to total assets was 0.05%, down from 0.16% at September 30, 2000. The decrease is due to a reduction in the balance of nonaccrual loans from $418,000 at September 30, 2000 to $271,000 at September 30, 2001 and sales of properties from real estate owned. The Association intends to maintain asset quality by continuing its focus on conscientious underwriting. With the expansion of other lending options such as commercial and multi-family real estate loans, equity lines of credit, other consumer loan products, and commercial loans, the Association has evaluated the trade off associated with planned loan growth and the greater credit risk associated with such forms of lending.

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

The following table sets forth at the dates indicated the loan loss allowance, charge-offs, and recoveries:

                                                     At or For the Year Ended September 30,
                                                   ------------------------------------------
                                                     2001              2000              1999
                                                   ------            ------            ------
                                                              (In thousands)

General loan loss allowance                        $7,951            $4,062            $2,484
Specific loss allowance                                --                20                --
Charge-offs                                            90               307               398
Recoveries                                             42               441                --


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30,
2001 AND 2000

General
Significant transactions marked this fiscal year, as the Company positioned itself for growth in the future. The impact of strategic decisions had a mixed impact on earnings. The sale and securitization of $190.3 million in fixed-rate single family mortgages left the Company holding the resulting MBS. The timing of the securitization provided the opportunity to sell the MBS at a gain totaling $5.4 million before tax. Ultimately, the transaction removed $190.3 million in long term fixed-rate assets from the interest rate risk profile and provided significant earnings. The other transaction that impacted most aspects of the Company was the WAMU branch acquisition. As discussed above, the transaction contributed significantly to loan and deposit balances, added 13 locations, and introduced 124 employees to the Klamath First family.

This past fiscal year, the Company operated in an economy that experienced declining interest rates and a gradual return to a more normal yield curve, in contrast to the inverted yield curve at the end of the prior year wherein short term rates were higher than long term rates. However, with the rapidly declining rates and strategic decisions to make the balance sheet less liability sensitive, interest rate spread continues to be squeezed. Net earnings increased by $1.1 million, or 17.8% from $6.4 million for the year ended September 30, 2000 to $7.6 million for the year ended September 30, 2001.

Interest Income
Interest income decreased from $72.2 million for the year ended September 30, 2000 to $70.1 million for the year ended September 30, 2001. The general interest rate environment during the year showed declining interest rates but movement toward a more normal yield curve. Rates on short term investments such as Federal funds and interest-earning deposits decreased sharply over the year. Of course, interest income was negatively impacted by the reduction in loan balances with the securitization of loans in February 2001. The acquisition of loans with the WAMU branches boosted the loan balances but only contributed to interest income for part of one month. The combined result of these movements is reflected in the average yield on interest earning assets which decreased from 7.22% for the year ended September 30, 2000 to 6.99% for the year ended September 30, 2001.

While average loans receivable decreased $136.7 million, the yield on loans increased 22 basis points, resulting in a $9.1 million decrease in interest income on loans. Purchases of MBS boosted interest income on MBS by $6.6 million. This increase was offset by a $1.4 million decrease in interest income on investment securities. The average balance of investments decreased by $16.3 million, or 11.2%, for the year ended September 30, 2001 compared with the same period in 2000.

Interest Expense
Interest expense remained constant at $40.8 million. Interest expense on deposits increased $1.9 million from $28.4 million for the year ended September 30, 2000 to $30.3 million for the year ended September 30, 2001.

Average deposits decreased by $19.9 million for the year ended September 30, 2001 compared to the year ended September 30, 2000 while the average interest paid on interest-bearing deposits increased slightly from 4.34% for the year ended September 30, 2000 to 4.52% for the year ended September 30,2000. Interest expense on FHLB borrowings decreased $2.1 million due to decreased average borrowings of $34.7 million.

As noted previously, the general interest rate environment during the year was represented by a normalizing yield curve with much lower rates throughout the curve and especially lower on the short maturities. The impact of this environment is evident in the decrease in interest rate spread from 2.50% for the year ended September 30, 2000 to 2.18% for the year ended September 30, 2001. While yields on assets decreased by 23 basis points, cost of interest bearing liabilities increased by 18 basis points, resulting in a lower spread for the current year. Net interest margin (net interest income as a percent of average interest-earning assets) also decreased from 3.14% for the fiscal year ended September 30, 2000 to 2.93% for the year ended September 30, 2001.

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



                                                                            Year Ended
                                                                           September 30,
                           --------------------------------------------------------------------------------------------------------
                                           2001                                 2000                                1999
                           -------------------------------     --------------------------------     -------------------------------
                              Average               Yield/        Average                Yield/        Average               Yield/
                              Balance    Interest     Rate        Balance     Interest     Rate        Balance    Interest     Rate
                           ----------    --------   ------     ----------     --------   ------     ----------    --------   ------
INTEREST-EARNING ASSETS                                                    (In thousands)

Loans receivable             $611,095     $48,051    7.86%       $747,842      $57,134    7.64%       $721,658     $56,290    7.80%
Mortgage backed and
  related securities          192,976      11,611    6.02%         85,874        5,036    5.86%         38,284       2,104    5.50%
Investment securities         129,171       7,282    5.64%        145,504        8,737    6.00%        184,428      10,847    5.88%
Federal funds sold             38,686       1,599    4.13%          3,224          180    5.59%         18,555         914    4.93%
Interest earning deposits      18,930         768    4.06%          5,552          312    5.63%         15,801         751    4.75%
FHLB stock                     12,175         822    6.75%         11,345          759    6.69%         10,471         785    7.50%
                           ----------    --------              ----------     --------              ----------    --------
Total interest-earning
  assets                    1,003,033      70,133    6.99%        999,341       72,158    7.22%        989,197      71,691    7.25%
Non-interest-earning
  assets                       44,817                              40,566                               45,314
                           ----------    --------   ------     ----------     --------   ------     ----------    --------   ------
Total Assets               $1,047,850                          $1,039,907                           $1,034,511
                           ==========                          ==========                           ==========
INTEREST-BEARING LIABILITIES

Tax and insurance
  reserve                      $2,952        $114    3.85%         $4,401         $ 89    2.02%         $5,326        $110    2.07%
Passbook and statement
  savings                      47,278       1,067    2.26%         53,890          959    1.78%         61,674       1,326    2.15%
Interest-bearing checking      75,070         812    1.08%         69,831          779    1.12%         71,107         873    1.23%
Money market                  164,523       6,332    3.85%        149,088        6,218    4.17%        131,534       5,096    3.87%
Certificates of deposit       383,796      22,093    5.76%        377,934       20,408    5.40%        402,809      21,679    5.38%
FHLB advances/Short term      173,786      10,333    5.95%        208,508       12,303    5.90%        176,851       9,298    5.26%
  borrowings               ----------    --------   ------     ----------     --------   ------     ----------    --------   ------
Total interest-bearing
  liabilities                 847,405      40,751    4.81%        863,652       40,756    4.72%        849,301      38,382    4.52%
Non-interest-bearing
  liabilities                  86,406                              65,762                               63,975
                           ----------    --------   ------     ----------     --------   ------     ----------    --------   ------
Total liabilities             933,811                             929,414                              913,276
Shareholders' equity          114,039                             110,493                              121,235
                           ----------                          ----------                           ----------
Total Liabilities and
  Shareholders' Equity     $1,047,850                          $1,039,907                           $1,034,511
                           ==========                          ==========                           ==========
Net interest income                       $29,382                              $31,402                             $33,309
                                         ========                              =======                             =======
Interest rate spread                                 2.18%                                2.50%                               2.73%
                                                    ======                               ======                              ======
Net interest margin                                  2.93%                                3.14%                               3.37%
                                                    ======                               ======                              ======
Average interest-earning
  assets to averate
  interest-bearing
  liabilites                                       118.37%                              115.71%                             116.47%
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



                                         For the Year                                                For the Year
                                      Ended September 30,                                           Ended September 30,
                        -------------------------------------------------          ------------------------------------------------
                                         2000 VS 2001                                                1999 VS 2000
                                  Increase (Decrease)Due To                                      Increase (Decrease) Due To
                        -------------------------------------------------          ------------------------------------------------
                                                             Net Increase                                              Net Increase
                           Rate    Volume        Rate/Vol     (Decrease)               Rate    Volume        Rate/Vol    (Decrease)
                        ------       -------          -----       -------          -------        ------         ------       -----
INTEREST EARNING ASSETS                                     (In thousands)
Loans                   $1,670      ($10,447)         ($306)      ($9,083)         ($1,156)       $2,042           ($42)       $844
Mortgage backed and
  related securities       131         6,281            163         6,575              141         2,615            176       2,932
Investment securities     (534)         (981)            60        (1,455)             227        (2,289)           (48)     (2,110)
Federal funds sold         (47)        1,982           (516)        1,419              122          (755)          (101)       (734)
Interest bearing
  deposits                 (87)          752           (209)          456              137          (487)           (89)       (439)
FHLB stock                   7            56             --            63              (85)           66             (7)        (26)
                        ------       -------          -----       -------          -------        ------         ------       -----
Total Interest-Earning  $1,140       ($2,357)         ($808)      ($2,025)           ($614)       $1,192          ($111)      $ 467
  Assets                ======       =======          =====       =======          =======        ======         ======       =====

INTEREST BEARING LIABILITIES

Tax and insurance
  reserves                 $81          ($29)          ($27)          $25              ($2)         ($19)           $--        ($21)
Savings                    257          (118)           (31)          108             (228)         (167)            28        (367)
Interest bearing
  checking                 (27)           59              1            33              (80)          (16)             2         (94)
Money market              (479)          644            (51)          114              390           680             52       1,122
Certificates of
  deposit                1,347           317             21         1,685               72        (1,339)           ( 4)     (1,271)
FHLB advances/              96        (2,049)           (17)       (1,970)           1,137         1,664            204       3,005
  Short term borrowings
                        ------       -------          -----       -------          -------        ------         ------       -----
Total Interest-Bearing  $1,275       ($1,176)         ($104)          ($5)          $1,289          $803           $282      $2,374
  Liabilities           ======       =======          =====       =======          =======        ======         ======       =====
Increase (Decrease)                                               ($2,020)                                                  ($1,907)
  Net Interest Income                                             =======                                                     =====

Provision for Loan Losses
The provision for loan losses was $387,000, recoveries were $42,406, and charge offs were $90,173 during the year ended September 30, 2001 compared to a provision for loan losses of $1.8 million, with $441,639 of recoveries, and charge offs of $606,999 during the year ended September 30, 2000. Charge offs during the year ended September 30, 2001 related primarily to construction loans from one borrower and various consumer loans. Charge offs during the year ended September 30, 2000 primarily related to write downs on commercial real estate.

The provision for loan losses for the year ended September 30, 2001 was lower than for the previous year because the strategy to sell newly originated one- to four-family loans in the secondary market meant that few loans were added to the loan portfolio. The loans added in the branch acquisition were allocated allowance as part of the purchase accounting and thus did not impact the provision for the current year.

Over the last 12 months, the composition of the loan portfolio has changed dramatically, with significant increases in commercial and consumer loans, which are considered to have more associated credit risk than the Company's traditional portfolio of one- to four-family residential mortgages. As part of the branch acquisition, an appropriate loan loss allowance was allocated to the acquired loans. At September 30, 2000, the allowance for loan losses was equal to 251.5% of non-performing assets compared to 1,108.9% at September 30, 2001. The increase in the coverage ratio at year end 2001 was the result of a decrease in non-performing assets and a higher allowance which incorporates the risk factors associated with the significant increase in commercial and consumer loans.

Non-Interest Income
Non-interest income increased $6.9 million, or 169.0% to $11.0 million for the year ended September 30, 2001 from $4.1 million for the year ended September 30, 2000. The Company realized $5.4 million in gains on sales of investments when it sold MBS resulting from securitization of single family mortgage loans. However, disregarding the gain on sale of investments, there remains a $1.6 million increase in non-interest income from $4.1 million for the year ended September 30, 2000 to $5.6 million for the year ended September 30, 2001. The increase is the result of continued improvement in fees and service charges and a $487,000 increase in gain on sales of mortgage loans.

Non-Interest Expense
Non-interest expense increased $4.9 million, or 20.8%, from a total of $23.8 million for the prior year to $28.7 million for the year ended September 30, 2001. Compensation, employee benefits, and related expense increased $2.6 million, or21.4%, from $11.9 million for the year ended September 30, 2000 to $14.4 million for the same period of 2001. Of this increase, $388,000 relates to early retirement accruals associated with the termination of the defined-benefit pension plan and retirement of five of the Company's long-time employees. Other increases in compensation expense arose from the addition of 124 employees as part of the WAMU branch acquisition and other back office personnel added to handle the increased activity resulting from a 48% increase in accounts. Other expense increased $1.7 million, or 25.5%, from $6.7 million for the year ended September 30, 2000 to $8.4 million for the current year. Increases were noted as a result of the branch acquisition, opening of the Redmond, Oregon branch and opening of four new in-store branches. For example, postage expense increased $247,803, and supplies expense increased $114,937. Professional service fees increased $118,174 with items relating to recruitment of executives, training enhancements, and the hiring of a consulting firm for a commercial loan project. Expense related to loan pools sold to FNMA totaled $419,289 and is a new cost associated with the securitization of mortgage loans. The ratio of non-interest expense to average total assets was 2.74% and 2.29% for the years ended September 30, 2001 and 2000, respectively.

Income Taxes
The provision for income taxes was $3.7 million for the year ended September 30, 2001, representing an effective tax rate of 32.9% compared with $3.5 million for the year ended September 30, 2000 representing an effective tax rate of 35.5%. The decrease in effective tax rate for 2001 is primarily due to an of increase in income on tax-exempt municipal securities and the effect of $270,000 in tax refunds received during this fiscal year related to amended tax returns for a prior year. (See Note 12 to the Consolidated Financial Statements.)

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999

General
The higher interest rate environment, the inverted yield curve, and low loan volume had an adverse effect on earnings, primarily by lowering loan demand throughout the Company's statewide market. During the year ended September 30, 2000, the Company operated in an economy that began with rising rates and a flat yield curve, where there was very little difference between short term and long term rates, compared to the inverted yield curve at the end of the year wherein short term rates were higher than long term rates. Since most of the Company's deposit products are priced to the short end of the maturity curve and loans are priced to the longer end of the maturity curve, interest rate spread was reduced. Additionally, retirement of the Company's President and Chief Executive Officer resulted in one-time charges to expense. Net earnings decreased by $2.8 million, or 29.8% from $9.2 million for the year ended September 30, 1999 to $6.4 million for the year ended September 30, 2000.

Interest Income
Interest income increased slightly from $71.7 million for the year ended September 30, 1999 to $72.2 million for the year ended September 30, 2000. The general interest rate environment during fiscal 2000 showed movement toward an inverted yield curve. Thus, yield on loans, which are long term, decreased while yield on investment securities and MBS increased for the year. The combined result of these movements is reflected in the average yield on interest earning assets which decreased slightly from 7.25% for the year ended September 30, 1999 to 7.22% for the year ended September 30, 2000.

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

As noted previously, the general interest rate environment during the year ended September 30, 2000 was represented by an inverted yield curve. The impact of this environment was evident in the decrease in interest rate spread from 2.73% for the year ended September 30, 1999 to 2.50% for the year ended September 30, 2000. While yields on assets decreased by 3 basis points, cost of interest bearing liabilities increased by 20 basis points, resulting in a lower spread for the current year. Net interest margin (net interest income as a percent of average interest-earning assets) also decreased from 3.37% for the fiscal year ended September 30, 1999 to 3.14% for the year ended September 30, 2000.

Provision for Loan Losses
The provision for loan losses was $1.8 million, recoveries were $441,639, and charge offs were $606,999 during the year ended September 30, 2000 compared to a provision for loan losses of $932,000, with no recoveries, and charge offs of $398,052 during the year ended September 30, 1999. Charge offs during the year ended September 30, 2000 primarily related to write downs on commercial real estate. The related loans were paid off or the properties were sold during fiscal year 2000. Charge offs for the year ended September 30, 1999 primarily related to the write- down of a $1.6 million commercial real estate loan. The underlying property was acquired through foreclosure in September 1999 and was sold in September 2000.

During the year ended September 30, 2000, the composition of the loan portfolio changed, with increases in commercial and consumer loans, which are considered to have more associated credit risk than the Company's traditional portfolio of one- to four-family residential mortgages. Because of the Company's history of relatively low loan loss experience, it had historically maintained an allowance for loan losses at a lower percentage of total loans as compared with other institutions with higher risk loan portfolios and higher loss experience. Based on changes in the composition of the loan portfolio and concerns about an economic slow down in Oregon, the Company made the decision to increase the allowance for loan losses during the year ended September 30, 2000. The increased provision for loan losses reflects such changes in the composition of the loan portfolio. At September 30, 1999, the allowance for loan losses was equal to 51.6% of non-performing assets compared to 251.5% at September 30, 2000. The increase in the coverage ratio at year end 2000 was the result of a decrease in non-performing assets as a result of the payoff of a nonperforming land development loan and the sale of a significant commercial real estate property held as real estate owned at September 30, 1999.

Non-Interest Income
Non-interest income increased $465,056 or 12.8% to $4.1 million for the year ended September 30, 2000 from $3.6 million for the year ended September 30, 1999. During the fourth quarter of 1999, the Company established a retail investment subsidiary. This business activity added $164,025 to other non-interest income during the year ended September 30, 2000.

Non-Interest Expense
Non-interest expense increased $2.6 million, or 12.2%, from a total of $21.2 million for the year ended September 30, 1999 to $23.8 million for the year ended September 30, 2000. Compensation, employee benefits, and related expense increased $1.8 million, or17.9%, from $10.1 million for the year ended September 30, 1999 to $11.9 million for the same period of 2000. Of this increase, $570,000 relates to severance accruals associated with the retirement of the Company's President and Chief Executive Officer. The remaining increase in compensation expense is a function of a routine accounting procedure wherein a portion of compensation expense is allocated to the cost of originating loans and such cost is deferred and taken to expense over the life of the loans. Because the number of loan originations decreased significantly for the year ended September 30, 2000 compared to the previous year, less compensation cost was allocated to loan originations and deferred, resulting in an increase in compensation expense. Other expense increased $833,733, or 14.21%, from $5.9 million for the year ended September 30, 1999 to $6.7 million for the current year. Of this increase, $466,173 relates to expenses associated with foreclosure and disposition of real estate owned and $248,945 relates to professional service fees for recruitment of executives and the hiring of a consulting firm for an operational efficiency project. The ratio of non-interest expense to average total assets was 2.29% and 2.05% for the years ended September 30, 2000 and1999, respectively.

Income Taxes
The provision for income taxes was $3.5 million for the year ended September 30, 2000, representing an effective tax rate of 35.5% compared with $5.7 million for the year ended September 30, 1999 representing an effective tax rate of 38.2%. The lower effective rate for 2000 reflects the impact of increased income on tax-exempt municipal securities. (See Note 12 to the Consolidated Financial Statements.)

COMMON STOCK INFORMATION

Since October 4, 1995, the Company's common stock has traded on the National Association of Security Dealers Automated Quotation ("Nasdaq") National Market under the symbol "KFBI". As of September 30, 2001, there were approximately 1,319 shareholders of record. This total does not reflect the number of persons or entities who hold stock in nominee or "street" name through various brokerage firms.

The high and low common stock prices by quarter were as follows:

                                            Year Ended September 30,
                                    -------------------------------------------------------
                                            2001                                2000
                                    --------------------            -----------------------
                                     High            Low              High            Low
                                    ------        ------            ------           ------
First quarter                       $12.88        $11.50            $13.13           $11.38
Second quarter                       14.00         12.13             11.81            10.31
Third quarter                        14.89         12.95             12.00             9.75
Fourth quarter                       15.20         12.70             13.44            11.00

The cash dividends declared by quarter were as follows:

                                            Year Ended September 30,
                                    -------------------------------------------------------
                                            2001                                2000
                                    --------------------            -----------------------
First quarter                             $0.130                              $0.125
Second quarter                             0.130                               0.130
Third quarter                              0.130                               0.130
Fourth quarter                             0.130                               0.130

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

Independent Auditors' Report



Board of Directors
Klamath First Bancorp, Inc.
Klamath Falls, Oregon


We have audited the accompanying consolidated balance sheets of Klamath First Bancorp, Inc. and Subsidiaries (the "Company") as of September 30, 2001 and 2000, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended September 30, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Klamath First Bancorp, Inc. and Subsidiaries as of September 30, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States of America.



\s\ Deloitte & Touche LLP
Portland, Oregon
November 20, 2001



                                        KLAMATH FIRST BANCORP, INC. AND SUBSIDIARIES
                                                CONSOLIDATED BALANCE  SHEETS


                                                                       September 30, 2001                    September 30, 2000
ASSETS                                                                 ------------------                    ------------------

Cash and due from banks                                                       $40,446,042                           $19,998,788
Interest bearing deposits with banks                                            3,791,252                             2,077,359
Federal funds sold and securities purchased under agreements to                74,151,272                             7,870,453
resell
                                                                           --------------                          ------------
   Total cash and cash equivalents                                            118,388,566                            29,946,600

Investment securities available for sale, at fair value
  (amortized cost: $154,190,611 and $118,689,247)                             154,675,760                           116,627,756
Investment securities held to maturity, at amortized cost (fair
  value: $594,429 and $726,889)                                                   592,388                               723,838
Mortgage backed and related securities available for sale, at fair
  value (amortized cost: $419,639,650 and $75,483,569)                        421,637,670                            75,331,311
Mortgage backed and related securities held to maturity, at amortized
  cost (fair value: $1,642,174 and $2,145,918)                                  1,620,612                             2,159,868
Loans receivable, net                                                         679,990,308                           729,036,847
Real estate owned and repossessed assets                                          445,855                               788,400
Premises and equipment, net                                                    16,911,912                            12,727,570
Stock in Federal Home Loan Bank of Seattle, at cost                            12,698,000                            11,876,500
Accrued interest receivable                                                     8,657,586                             6,432,073
Deferred federal and state income taxes                                                --                               230,893
Core deposit intangible and other intangible assets                            44,088,926                             8,125,664
Other assets                                                                    8,864,227                             1,567,318
                                                                           --------------                          ------------
   Total assets                                                            $1,468,571,810                          $995,574,638
                                                                           ==============                          ============

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities

  Deposit liabilities                                                      $1,152,824,144                          $695,380,871
  Accrued interest on deposit liabilities                                       1,574,606                             1,185,076
  Advances from borrowers for taxes and insurance                               6,637,994                             9,653,376
  Advances from Federal Home Loan Bank of Seattle                             168,000,000                           173,000,000
  Short term borrowings                                                         1,700,000                             3,000,000
  Accrued interest on borrowings                                                  801,743                               857,163
  Pension liabilities                                                             942,148                               887,896
  Deferred federal and state income taxes                                         597,345                                    --
  Other liabilities                                                             6,799,241                             2,885,695
                                                                           --------------                          ------------
    Total liabilities                                                       1,339,877,221                           886,850,077
                                                                           --------------                          ------------
Mandatorily redeemable preferred securities                                    14,553,684                                    --
                                                                           --------------                          ------------

Commitments and contingent liabilities

Shareholders' Equity

  Preferred stock, $.01 par value, 500,000 shares authorized;                          --                                    --
    none issued
  Common stock, $.01 par value, 35,000,000 shares authorized,
   September 30, 2001 - 7,060,667 issued, 6,561,461 outstanding
   September 30, 2000 - 7,366,226 issued, 6,692,428 outstanding                    70,607                                73,662
  Additional paid-in capital                                                   33,926,796                            37,701,796
  Retained earnings-substantially restricted                                   83,816,307                            79,713,255
  Unearned shares issued to ESOP                                               (3,913,510)                           (4,893,250)
  Unearned shares issued to MRDP                                               (1,298,859)                           (2,498,378)
  Accumulated other comprehensive loss                                          1,539,564                            (1,372,524)
                                                                           --------------                          ------------
    Total shareholders' equity                                                114,140,905                           108,724,561
                                                                           --------------                          ------------
    Total liabilities and shareholders' equity                             $1,468,571,810                          $995,574,638
                                                                           ==============                          ============

      See notes to consolidated financial statements.



                                                                  KLAMATH FIRST BANCORP, INC. AND SUBSIDIARIES
                                                                       CONSOLIDATED STATEMENTS OF EARNINGS


                                                              Year Ended             Year Ended              Year Ended
                                                           September 30,          September 30,           September 30,
                                                                    2001                   2000                    1999
                                                          --------------         --------------          --------------
INTEREST INCOME
  Loans receivable                                           $48,051,228            $57,133,422             $56,289,718
  Mortgage backed and related securities                      11,611,184              5,035,957               2,103,881
  Investment securities                                        8,103,318              9,495,804              11,631,439
  Federal funds sold and securities purchased under
     agreements to resell                                      1,598,662                180,253                 914,584
  Interest bearing deposits                                      768,192                312,293                 751,218
                                                          --------------         --------------          --------------
    Total interest income                                     70,132,584             72,157,729              71,690,840
                                                          --------------         --------------          --------------
INTEREST EXPENSE
  Deposit liabilities                                         30,304,271             28,363,916              28,974,568
  Advances from FHLB of Seattle                               10,065,991             12,184,341               9,121,190
  Other                                                          380,579                207,963                 285,848
                                                          --------------         --------------          --------------
    Total interest expense                                    40,750,841             40,756,220              38,381,606
                                                          --------------         --------------          --------------
    Net interest income                                       29,381,743             31,401,509              33,309,234

Provision for loan losses                                        387,000              1,764,000                 932,000
                                                          --------------         --------------          --------------

    Net interest income after provision for
      loan losses                                             28,994,743             29,637,509              32,377,234
                                                          --------------         --------------          --------------

NON-INTEREST INCOME
  Fees and service charges                                     4,293,983              3,212,434               2,935,700
  Gain on sale of investments                                  5,374,723                  6,836                 329,435
  Gain on sale of real estate owned                               86,927                154,661                  29,266
  Other income                                                 1,258,030                720,743                 335,217
                                                          --------------         --------------          --------------
    Total non-interest income                                 11,013,663              4,094,674               3,629,618
                                                          --------------         --------------          --------------
NON-INTEREST EXPENSE
  Compensation, employee benefits and related expense         14,448,997             11,898,041              10,096,000
  Occupancy expense                                            2,858,504              2,413,316               2,221,900
  Data processing expense                                      1,007,040                913,531                 915,434
  Insurance premium expense                                      133,407                186,557                 295,950
  Loss on sale of investments                                     30,632                     --                 112,255
  Loss on sale of real estate owned                               39,911                  7,863                  24,885
  Amortization of core deposit intangible                      1,794,330              1,652,677               1,652,677
  Other expense                                                8,407,323              6,700,888               5,867,155
                                                          --------------         --------------          --------------
    Total non-interest expense                                28,720,144             23,772,873              21,186,256
                                                          --------------         --------------          --------------
Earnings before income taxes                                  11,288,262              9,959,310              14,820,596

Provision for income taxes                                     3,717,260              3,533,158               5,665,403
                                                          --------------         --------------          --------------

Net earnings                                                  $7,571,002             $6,426,152              $9,155,193
                                                               =========              =========               =========

Earnings per common share - basic                                  $1.14                  $0.94                   $1.21
Earnings per common share - fully diluted                          $1.13                  $0.94                   $1.18
Weighted average common shares outstanding - basic             6,627,200              6,822,025               7,564,415
Weighted average common shares outstanding -  with dilution    6,702,045              6,822,025               7,748,527

     See notes to consolidated financial statements.

                                        KLAMATH FIRST BANCORP, INC. AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                Unearned     Unearned     Accumulated
                                  Common   Common   Additional                    shares       shares           Other          Total
                                   stock    stock      paid-in     Retained       issued       issued   comprehensive  shareholders'
                                  shares   amount      capital     earnings      to ESOP      to MRDP   income (loss)         equity
                               ---------- -------  -----------  -----------  ------------  ------------  ------------  -------------

Balance at October 1, 1998      8,898,972 $99,168  $82,486,183  $71,051,445  ($6,850,550)  ($4,536,865)    $2,831,574  $145,080,955

Cash dividends                         --      --           --   (3,340,186)          --            --             --    (3,340,186)

Stock repurchased and          (2,008,389)(20,084) (39,314,056)          --           --            --             --   (39,334,140)
  retired
ESOP contribution                  97,865      --      602,287           --      978,650            --             --     1,580,937

MRDP contribution                  73,644      --       20,121           --           --     1,017,569             --     1,037,690
                               ---------- -------  -----------  -----------  ------------  ------------  ------------  -------------
                                7,062,092  79,084   43,794,535   67,711,259   (5,871,900)   (3,519,296)     2,831,574   105,025,256

Comprehensive income
  Net earnings                                                    9,155,193                                               9,155,193
  Other comprehensive
    income:
     Unrealized loss on
       securities, net of
       tax and reclassification                                                                            (4,594,986)   (4,594,986)
       adjustment (1)
                                                                                                                       -------------
          Total comprehensive                                                                                             4,560,207
            income
                               ---------- -------  -----------  -----------  ------------  ------------  ------------  -------------
Balance at September 30, 1999   7,062,092  79,084   43,794,535   76,866,452   (5,871,900)   (3,519,296)    (1,763,412)  109,585,463

Cash dividends                         --      --           --   (3,579,349)          --            --             --    (3,579,349)

Stock repurchased and retired    (542,151) (5,422)  (6,249,273)          --           --            --             --    (6,254,695)

ESOP contribution                  97,865      --      142,826           --      978,650            --             --     1,121,476

MRDP contribution                  74,622      --       13,708           --           --     1,020,918             --     1,034,626
                               ---------- -------  -----------  -----------  ------------  ------------  ------------  -------------
                                6,692,428  73,662   37,701,796   73,287,103   (4,893,250)   (2,498,378)    (1,763,412)  101,907,521

Comprehensive income
   Net earnings                                                   6,426,152                                               6,426,152
   Other comprehensive
   income:
     Unrealized gain on
     securities, net of
     tax and reclassification
     adjustment (2)                                                                                           390,888       390,888
                                                                                                                       -------------
       Total comprehensive                                                                                                6,817,040
         income
                               ---------- -------  -----------  -----------  ------------  ------------  ------------- -------------
Balance at September 30, 2000   6,692,428  73,662   37,701,796   79,713,255    (4,893,250)   (2,498,378)    (1,372,524) 108,724,561

                                        KLAMATH FIRST BANCORP, INC. AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                Unearned     Unearned     Accumulated
                                  Common   Common   Additional                    shares       shares           Other          Total
                                   stock    stock      paid-in     Retained       issued       issued   comprehensive  shareholders'
                                  shares   amount      capital     earnings      to ESOP      to MRDP   income (loss)         equity
                               ---------- -------  -----------  -----------  ------------  ------------  ------------  -------------

Cash dividends                         --      --           --   (3,467,950)           --            --             --   (3,467,950)

Stock repurchased and retired    (550,221) (5,502)  (7,393,921)          --            --            --             --   (7,399,423)

ESOP contribution                  97,974      --      396,471           --       979,740            --             --    1,376,211

MRDP contribution                  76,618      --       13,708           --            --     1,199,519             --    1,213,227

Exercise of stock options         244,662   2,447    3,208,742           --            --            --             --    3,211,189
                               ---------- -------  -----------  -----------  ------------  ------------  ------------- -------------
                                6,561,461  70,607   33,926,796   76,245,305    (3,913,510)   (1,298,859)    (1,372,524) 103,657,815

Comprehensive income
   Net earnings                                                   7,571,002                                               7,571,002
   Other comprehensive income:
     Unrealized gain on
     securities, net of
     tax and reclassification                                                                                 2,912,088   2,912,088
     adjustment(3)
                                                                                                                       -------------
       Total comprehensive                                                                                               10,483,090
         income
                               ---------- -------  -----------  -----------  ------------  ------------  ------------- -------------
Balance at September 30, 2001   6,561,461 $70,607  $33,926,796  $83,816,307   ($3,913,510)  ($1,298,859)    $1,539,564 $114,140,905
                               ========== =======  ===========  ===========  ============  ============  ============= =============

(1)   Net unrealized holding loss on securities of $4,332,997 (net of $2,816,282 tax benefit) less reclassification  adjustment for net gains  included in net earnings of $261,989 (net of $160,574 tax expense)
(2)   Net unrealized holding gain on securities of $440,870 (net of $270,211 tax expense) less reclassification  adjustment for net gains  included in net earnings of $49,982 (net of $30,634 tax expense)
(3)   Net unrealized holding gain on securities of $2,893,883 (net of $1,773,670 tax expense) less reclassification  adjustment for net losses included in net earnings of $18,205 (net of $11,158 tax expense)

See notes to consolidated financial statements.

                                              KLAMATH FIRST BANCORP, INC. AND SUBSIDIARIES
                                                  CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                            Year Ended          Year Ended          Year Ended
                                                                    September 30, 2001  September 30, 2000  September 30, 1999
                                                                    ------------------  ------------------  ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net earnings ........................................................ $  7,571,002        $  6,426,152        $  9,155,193

ADJUSTMENTS TO RECONCILE NET EARNINGS TO
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
    Depreciation and amortization .......................................    3,161,017           2,927,853           2,896,271
    Provision for deferred taxes ........................................     (956,590)         (1,050,197)           (259,935)
    Provision for loan losses ...........................................      387,000           1,764,000             932,000
    Provision for losses on real estate owned ...........................         --               120,000                --
    Compensation expense related to ESOP benefit ........................    1,376,211           1,121,476           1,580,937
    Compensation expense related to MRDP Trust ..........................    1,213,227           1,034,626           1,037,690
    Net amortization of premiums paid on
      investment and mortgage backed and related securities .............      249,371             266,018             134,979
    Increase(decrease) in deferred loan fees, net of amortization .......   (2,848,812)           (547,429)            367,781
    Net (gain) loss on sale of real estate owned and
      premises and equipment ............................................       39,452            (177,493)             (4,381)
    Net gain on sale of investment and mortgage
      backed and related securities .....................................   (5,344,091)             (6,836)           (217,179)
    FHLB stock dividend .................................................     (821,500)           (758,300)           (784,400)
CHANGES IN ASSETS AND LIABILITIES
    Accrued interest receivable .........................................   (2,225,513)            721,745             317,899
    Other assets ........................................................   (7,456,909)            127,714            (377,868)
    Accrued interest on deposit liabilities .............................      389,530                 605            (107,313)
    Accrued interest on borrowings ......................................      (55,420)            822,679            (179,473)
    Pension liabilities .................................................       54,252              54,252              54,252
    Other liabilities ...................................................    3,194,579             984,855             264,936
                                                                          ------------        ------------        ------------
Net cash provided by (used in) operating activities .....................   (2,073,194)         13,831,720          14,811,389
                                                                          ------------        ------------        ------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from maturity of investment securities
      held to maturity ..................................................      130,000             290,000          82,455,000
    Proceeds from maturity of investment securities
      available for sale ................................................   33,425,000          33,360,000          48,572,000
    Principal repayments received on mortgage
       backed and related securities held to maturity ...................      531,435             434,252           1,044,871
    Principal repayments received on mortgage
       backed and related securities available for sale .................   46,429,807          26,859,810          15,311,695
    Principal repayments received on loans ..............................  145,496,311          99,031,327         159,160,842
    Loan originations ................................................... (136,492,447)        (97,246,615)       (224,193,434)
    Loans purchased .....................................................         --              (507,600)        (15,500,495)
    Loans sold ..........................................................   30,708,858           6,315,261           5,584,065
    Purchase of investment securities held
      to maturity .......................................................         --              (457,000)        (79,711,523)
    Purchase of investment securities available
      for sale ..........................................................  (78,456,931)         (1,110,000)        (22,147,855)
    Purchase of mortgage backed and related
      securities available for sale ..................................... (383,198,597)        (29,396,069)        (55,536,014)
    Purchase of FHLB stock ..............................................         --              (160,900)               --
    Proceeds from sale of investment securities
      available for sale ................................................   10,367,746          10,051,563          11,834,420
    Proceeds from sale of mortgage backed and related
      securities available for sale .....................................  187,991,361                --             9,454,776
    Proceeds from sale of real estate owned and
      premises and equipment ............................................    1,261,175           2,722,397             514,710
    Investment in real estate owned .....................................      (86,742)                 --                  --
    Purchases of premises and equipment .................................   (5,392,241)         (2,271,628)           (321,050)
    Acquisitions, net of cash acquired ..................................  206,548,213                  --                  --
                                                                          ------------        ------------        ------------
Net cash provided by (used in) investing activities .....................   59,262,948          47,914,798         (63,477,992)
                                                                          ------------        ------------        ------------

                                              KLAMATH FIRST BANCORP, INC  AND SUBSIDIARIES
                                                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                               (Continued)
                                                                            Year Ended          Year Ended          Year Ended
                                                                    September 30, 2001  September 30, 2000  September 30, 1999
                                                                    ------------------  ------------------  ------------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase(decrease) in deposit liabilities ....................... $ 33,986,127        ($25,020,241)       $ 30,859,767
    Proceeds from FHLB advances .........................................    2,000,000         614,650,000         160,000,000
    Repayments of FHLB advances .........................................   (7,000,000)       (638,650,000)       (130,000,000)
    Proceeds from short term borrowings .................................    3,400,000           3,700,000           8,595,000
    Repayments of short term borrowings .................................   (4,700,000)           (700,000)        (20,707,500)
    Issuance of mandatorily redeemable preferred stock ..................   14,553,684                --                  --
    Stock repurchase and  retirement ....................................   (7,399,423)         (6,254,695)        (39,334,140)
    Proceeds from exercise of stock options .............................    3,211,189                --                  --
    Advances from borrowers for taxes and insurance .....................   (3,015,382)           (105,251)            337,836
    Dividends paid ......................................................   (3,783,983)         (3,942,320)         (3,547,040)
                                                                          ------------        ------------        ------------
Net cash provided by (used in)  financing activities ....................   31,252,212         (56,322,507)          6,203,923
                                                                          ------------        ------------        ------------
Net (decrease) increase in cash and cash
  equivalents ...........................................................   88,441,966           5,424,011         (42,462,680)

Cash and cash equivalents at beginning
  of year ...............................................................   29,946,600          24,522,589          66,985,269
                                                                          ------------        ------------        ------------
Cash and cash equivalents at end of year ................................ $118,388,566        $ 29,946,600        $ 24,522,589
                                                                          ============        ============        ============
SUPPLEMENTAL SCHEDULE OF INTEREST AND
INCOME
  INCOME TAXES PAID
    Interest paid ....................................................... $ 42,020,217        $ 39,932,938        $ 38,668,392
    Income taxes paid ...................................................    3,930,000           4,745,000           5,866,000

SUPPLEMENTAL SCHEDULE OF NONCASH
  INVESTING ACTIVITIES

    Net unrealized gain (loss) on securities
      available for sale ................................................ $  2,912,088        $    390,888        ($ 4,594,986)
    Dividends declared and accrued in other
      liabilities .......................................................      934,233             957,609             988,547
   Loans transferred to real estate owne ................................      870,128           2,291,059           2,002,219
   Write down of real estate owned ......................................         --               343,450                --
   Loans securitized and recorded as mortgage-backed
      securities available for sale .....................................  190,300,518                --                  --


    See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Principles of Consolidation
The consolidated financial statements include the accounts of Klamath First Bancorp, Inc. (the "Company") and its wholly-owned subsidiaries, Klamath Capital Trust I and Klamath First Federal Savings and Loan Association (the "Association"), including the Association's subsidiaries, Klamath First Financial Services and Pacific Cascades Financial, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

Nature of Operations
The Company provides banking and limited non-banking services to its customers who are located throughout the state of Oregon and in adjoining areas of Washington State. These services primarily include attracting deposits from the general public and using such funds, together with other borrowings, to invest in various real estate loans, consumer and commercial loans, investment securities and mortgage-backed and related securities.

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

Cash Equivalents
For purposes of the Consolidated Statements of Cash Flows, the Company considers cash and due from banks, interest-bearing deposits held at domestic banks, federal funds sold, and security resale agreements to be cash and cash equivalents, all of which mature within 90 days.

Investment Securities
In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, investment securities held to maturity are stated at amortized cost only if the Company has the positive intent and the ability to hold the securities to maturity. Securities available for sale, including mutual funds, and trading securities are stated at fair value. Unrealized gains and losses from available for sale securities are excluded from earnings and reported (net of tax) as a net amount in a separate component of shareholders' equity until realized. Realized gains and losses on the sale of securities, recognized on a specific identification basis, and valuation adjustments of trading account securities are included in non- interest income or expense. Net unrealized gains or losses on securities resulting from an other than temporary decline in the fair value are recognized in earnings when incurred.

Stock Investments
The Company holds stock in the Federal Home Loan Bank of Seattle ("FHLB of Seattle"). This investment is carried at historical cost.

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

Allowance for Loan Losses
The allowance for loan losses is established to absorb known and inherent losses in the loan portfolio. Allowances for losses on specific problem real estate loans are charged to earnings when it is determined that the value of these loans is impaired. In addition to specific reserves, the Company also maintains general provisions for loan losses based on evaluating known and inherent risks in the loan portfolio, including management's continuing analysis of the factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, geographic concentrations, actual loan loss experience, current economic conditions, detailed analysis of individual loans for which full collectibility may not be assured, and determination of the existence and realizable value of the collateral and guarantees securing the loans. The allowance is an estimate based upon factors and trends identified by management at the time financial statements are prepared. The ultimate recovery of loans is susceptible to future market factors beyond the Company's control, which may result in losses or recoveries differing significantly from those provided in the consolidated financial statements. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance on loans.

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

The Company accounts for mortgage servicing rights ("MSR") in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. SFAS No. 140 requires the Company to allocate the total cost of all mortgage loans sold, whether originated or purchased, to the MSR and the loans (without MSR) based on their relative fair values if it is practicable to estimate those fair values.

MSR are capitalized at their allocated carrying value and amortized in proportion to, and over the period of, estimated future net servicing income.

The Company assesses impairment of the MSR based on the fair value of those rights. For purposes of measuring impairment, the MSR are stratified based on interest rate characteristics (fixed-rate and adjustable-rate), as well as by coupon rate. In order to determine the fair value of the MSR, the Company uses a model that estimates the present value of expected future cash flows. Assumptions used in the model include market discount rates and anticipated prepayment speeds. In addition, the Company uses market comparables for estimates of the cost of servicing, inflation rates and ancillary income. No impairment allowance was considered necessary at September 30, 2001. Future interest rate decreases could have a negative impact on the recorded MSR.

Intangible Assets
In conjunction with branch acquisitions, the Company has recorded intangible assets, including core deposit intangible and other intangible assets. Core deposit intangibles are amortized over the estimated average remaining life of the deposit base acquired. Other intangible assets are amortized over a period no greater than the estimated remaining life of the long term assets acquired.

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

Employee Stock Ownership Plan
The Company sponsors an Employee Stock Ownership Plan ("ESOP"). The ESOP is accounted for in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position 93-6, Employer's Accounting for Employee Stock Ownership Plans. Accordingly, the shares held by the ESOP are reported as unearned shares issued to the employee stock ownership plan in the balance sheets. The plan authorizes release of the shares over a ten-year period, of which four years are remaining. As shares are released from collateral, compensation expense is recorded equal to the then current market price of the shares, and the shares become outstanding for earnings per share calculations.

Management Recognition and Development Plan
The Company sponsors a Management Recognition and Development Plan ("MRDP"). The MRDP is accounted for in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. The plan authorizes the grant of common stock shares to certain officers and directors, which vest over a five-year period in equal installments. The Company recognizes compensation expense in the amount of the fair value of the common stock in accordance with the vesting schedule during the years in which the shares are payable. When the MRDP awards are allocated, the common stock shares become common stock equivalents for earnings per share calculations. Compenstaion expense for the years ended September 30, 2001, 2000 and 1999 was $1.0 million, $1.3 million and $1.0 million, respectively.

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

Recently Issued Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 141, Business Combinations. SFAS No. 141 requires the purchase method of accounting for all business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The Company does not believe that the adoption of SFAS No. 141 will have a material impact on its consolidated financial statements.

In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets, which is effective for fiscal years beginning after December 15, 2001. SFAS No. 142 will require that goodwill no longer be amortized and instead be tested for impairment at least annually. In addition, the standard includes provisions for the accounting and reporting of certain existing recognized intangibles and goodwill. Management is currently evaluating the impact that SFAS No. 142 may have on its consolidated financial statements.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets, which is effective for fiscal years beginning after December 15, 2001. This statement supersedes SFAS No. 121 and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30 for the disposal of a segment of a business. The Company is currently evaluating the impact that adoption of SFAS No. 144 may have on the consolidated financial statements.

(2)      Acquisition

On September 7, 2001, the Company completed the acquisition of 13 branches from Washington Mutual. These branches are located along the Oregon coast and in northeastern Oregon, complementing and expanding the existing branch network. The transaction, which was accounted for as a purchase in accordance with SFAS No. 72, Accounting for Certain Acquisitions of Bank and Thrift Institutions, included acquisition of $179.3 million in loans and assumption of $423.5 million in deposit liabilities. The balance sheet at September 30, 2001 reflects inclusion of all assets and liabilities related to the transaction. Income and expense related to the transaction and operation of the branches for the period from September 7, 2001 to September 30, 2001 are reflected in the income statement. As a result of this transaction, the Company recorded core deposit intangible of $15.0 million which will be amortized over the estimated life of the deposit base. The Company also recorded other intangible assets of $24.1 million related to the transaction.

(3) Cash and Due from Banks
The Company is required to maintain an average reserve balance with the Federal Reserve Bank, or maintain such reserve balance in the form of cash. The amount of this required reserve balance was approximately $766,000 and $801,000 at September 30, 2001 and 2000, respectively, and was met by holding cash and maintaining an average balance with the Federal Reserve Bank in excess of this amount.

(4) Investments and Mortgage Backed Securities

Amortized cost and approximate fair value of securities available for sale and held to maturity are summarized by type and maturity as follows:

                                                                   September 30, 2001
                                           -------------------------------------------------------------------------
                                              Amortized                       Gross Unrealized                  Fair
                                                   Cost                      Gains         Losses              Value
                                           ------------                 ----------     -----------      ------------
INVESTMENT SECURITIES AVAILABLE-FOR-SALE

  U.S. Government obligations
    Maturing within one year               $15,003,079                    $435,049            $--        $15,438,128
    Maturing after one year through
     five years                             15,200,000                     251,500             --         15,451,500
   Maturing after five years and through
     ten years                               9,916,677                      45,223             --          9,961,900

  State and municipal obligations
    Maturing after one year through
     five years                                585,530                      12,993             --            598,523
    Maturing after five years through
     ten years                                 397,962                       7,610             --            405,572
    Maturing after ten years                31,967,069                     746,540         77,519         32,636,090

  Corporate obligations
    Maturing within one year                10,011,936                     185,414             --         10,197,350
    Maturing after one year through
     five years                             35,562,330                     942,817             --         36,505,147
    Maturing after ten years                19,830,093                          --      1,814,343         18,015,750

  Federal agency preferred stock
     Maturing after ten years                15,715,936                         --        250,136         15,465,800
                                           ------------                 ----------     -----------      ------------
                                           $154,190,612                 $2,627,146     $2,141,998       $154,675,760
                                           ============                 ==========     ===========      ============

                                                                   September 30, 2000
                                           -------------------------------------------------------------------------
                                               Amortized                                  Gross Unrealized      Fair
                                                   cost                      Gains         Losses             value
                                           ------------                 ----------     -----------      ------------
INVESTMENT SECURITIES AVAILABLE-FOR-SALE

  U.S. Government obligations
    Maturing within one year                $24,003,818                        $--         $67,408       $23,936,410
    Maturing after one year through
     five years                              25,185,824                         --         336,629        24,849,195

  State and municipal obligations
    Maturing within one year                    425,353                      1,407              --           426,760
    Maturing after one year through
     five years                                 585,742                         --          14,888           570,854
    Maturing after five years through
     ten years                                  397,752                         --          15,988           381,764
    Maturing after ten years                 24,191,641                     79,483         707,211        23,563,913

  Corporate obligations
    Maturing within one year                 14,045,495                         --          58,538        13,986,957
    Maturing after one year through
     five years                              10,026,335                         --         216,032         9,810,303
    Maturing after ten years                 19,827,287                         --         725,687        19,101,600
                                           ------------                 ----------     -----------      ------------
                                           $118,689,247                    $80,890      $2,142,381      $116,627,756
                                           ============                 ==========     ===========      ============



                                                                   September 30, 2001
                                           -------------------------------------------------------------------------
                                              Amortized                         Gross Unrealized                Fair
                                                   Cost                      Gains         Losses              Value
                                           ------------                 ----------     -----------      ------------
INVESTMENT SECURITIES HELD-TO-MATURITY

  State and municipal obligations
     Maturing within one year                  $135,388                     $2,041             $--          $137,429
  Other obligations
     Maturing after ten years                   457,000                         --              --           457,000
                                           ------------                 ----------     -----------      ------------
                                               $592,388                     $2,041             $--          $594,429
                                             ==========                 ==========      ==========        ==========


                                                                   September 30, 2000
                                           -------------------------------------------------------------------------
                                              Amortized                         Gross Unrealized             Fair
                                                   cost                      Gains         Losses             value
                                           ------------                 ----------     -----------      ------------
INVESTMENT SECURITIES HELD-TO-MATURITY

  State and municipal obligations
     Maturing after one year and
     within five years                         $266,838                     $3,051            $--           $269,889

  Other obligations
     Maturing after ten years                   457,000                         --             --            457,000
                                             ----------                 ----------      ----------        ----------
                                               $723,838                     $3,051            $--           $726,889
                                             ==========                 ==========      ==========        ==========



                                                                   September 30, 2001
                                           -------------------------------------------------------------------------

                                              Amortized                                  Gross Unrealized      Fair
                                                   cost                      Gains         Losses             value
                                           ------------                 ----------     -----------      ------------
MORTGAGE-BACKED AND RELATED SECURITIES AVAILABLE-FOR-SALE

  FNMA maturing after one year
    through five years                      $ 1,315,698                 $   27,973        $     --      $  1,343,671
  CMO's maturing after one year
    through five years                       25,958,997                    174,744              --        26,133,741

  FHLMC maturing after one year
    through five years                       10,057,380                    104,104              --        10,161,484

  FNMA maturing after five years
    through ten years                        10,057,489                    165,138              --        10,222,627

  CMO's maturing after five years
     through  ten years                      90,827,507                     67,227         608,387        90,286,347

  FNMA maturing after ten years              45,459,792                    200,295          32,745        45,627,342

  FHLMC maturing after ten years              9,480,629                    155,121             197         9,635,553

  GNMA maturing after ten years               6,816,570                    160,234              --         6,976,804

  CMO's  maturing after ten years           219,665,588                  1,693,975         109,462       221,250,101
                                           ------------                 ----------     -----------      ------------
                                           $419,639,650                 $2,748,811        $750,791      $421,637,670
                                           ============                 ==========     ===========      ============


                                                                   September 30, 2000
                                           -------------------------------------------------------------------------
                                              Amortized                        Gross Unrealized                 Fair
                                                   Cost                      Gains         Losses              Value
                                           ------------                 ----------     -----------      ------------
MORTGAGE-BACKED AND RELATED SECURITIES AVAILABLE-FOR-SALE

  FNMA maturing after one year
    through five years                      $ 2,004,350                   $     --        $ 26,164       $ 1,978,186
  CMO's maturing after one year
    through five years                        4,977,970                         --          57,870         4,920,100

  FNMA maturing after ten years              11,494,099                    125,826             423        11,619,502

  FHLMC maturing after ten years             32,902,232                    390,912          10,707        33,282,437

  GNMA maturing after ten years              10,727,693                         --          46,770        10,680,923

  CMO's  maturing after ten years            13,377,225                         --         527,062        12,850,163
                                           ------------                 ----------     -----------      ------------
                                            $75,483,569                   $516,738        $668,996       $75,331,311
                                           ============                 ==========     ===========      ============

                                                                            September 30, 2001
                                           -------------------------------------------------------------------------

                                              Amortized                       Gross Unrealized                  Fair
                                                   Cost                      Gains          Losses             Value
                                           ------------                 ----------     -----------      ------------
MORTGAGE-BACKED AND RELATED SECURITIES HELD-TO-MATURITY
  GNMA maturing after ten years             $1,620,612                     $21,562            $--         $1,642,174
                                           ============                 ==========     ===========      ============

                                                                   September 30, 2000
                                            -------------------------------------------------------------------------
                                              Amortized                        Gross Unrealized                 Fair
                                                   Cost                      Gains         Losses              Value
                                           ------------                 ----------     -----------      ------------
MORTGAGE-BACKED AND RELATED SECURITIES HELD-TO-MATURITY
  GNMA maturing after ten years             $2,159,868                        $31         $13,981         $2,145,918
                                           ============                 ==========     ===========      ============

Expected maturities of mortgage backed and related securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

At September 30, 2001 and 2000, the Company pledged securities totaling $42.0 million and $50.4 million, respectively, to secure certain public deposits and for other purposes as required or permitted by law.

The Company has also pledged securities of $1.5 million and $2.1 million to secure short term borrowings at September 30, 2001 and 2000, respectively. (See
Note 11.)

(5)  Loans receivable

                                                                    September 30,
                                                      --------------------------------------
                                                           2001                     2000
                                                      -------------             ------------
Real estate loans
  Permanent residential 1-4 family                     $421,499,010             $639,165,006
  Multi-family residential                               23,257,194               19,015,537
  Construction                                           21,673,519               25,288,607
  Agricultural                                            4,218,263                       --
  Commercial                                             99,318,389               42,276,796
  Land                                                    3,696,487                3,394,070
                                                      -------------             ------------
     Total real estate loans                            573,662,862              729,140,016
                                                      -------------             ------------
Non-real estate loans
  Savings account                                         2,090,840                1,956,817
  Home improvement and home equity                       50,464,521                8,338,029
  Other consumer                                         18,696,626               10,837,934
  Commercial                                             56,098,520                  636,273
                                                       ------------            -------------
     Total non-real estate loans                        127,350,507               21,769,053
                                                       ------------            -------------
     Total loans                                        701,013,369              750,909,069

Less
  Undisbursed portion of loans                            8,472,757               10,349,686
  Deferred loan fees                                      4,599,624                7,440,271
  Allowance for loan losses                               7,950,680                4,082,265
                                                       ------------             ------------
                                                       $679,990,308             $729,036,847
                                                       ============             ============

The weighted average interest rate on loans at September 30, 2001 and 2000 was 7.92% and 7.56%, respectively.

Included in loans receivable are $77,500 of loans held for sale. All these loans are one- to four-family mortgage loans. In the aggregate there was no lower of cost or market adjustment required; fair value approximates cost.

Aggregate loans to officers and directors, all of which were current, consist of the following (in thousands):


                                                         Year Ended September 30,
                                    --------------------------------------------------------------------
                                          2001                       2000                       1999
                                    --------------             --------------             --------------
Beginning balance                        $2,089                     $2,380                     $1,933
Originations                              1,227                         83                        490
Principal repayments                       (326)                      (374)                       (43)
                                    --------------             --------------             --------------
Ending balance                           $2,990                     $2,089                     $2,380
                                    ==============             ==============             ==============

Activity in the allowance for loan losses is summarized as follows:


                                                                            Year Ended September 30,
                                                     --------------------------------------------------------------------
                                                               2001                       2000                       1999
                                                     --------------             --------------             --------------
Balance, beginning of year                               $4,082,265                 $2,483,625                 $1,949,677
Charge offs                                                 (90,173)                  (606,999)                  (398,052)
Recoveries                                                   42,406                    441,639                         --
Additions                                                   387,000                  1,764,000                    932,000
Acquisitions                                              3,761,024                         --                         --
Allowance reclassified with loan securitization            (231,842)                        --                         --
                                                     --------------             --------------             --------------
Balance, end of year                                     $7,950,680                 $4,082,265                 $2,483,625
                                                         ==========                 ==========                 ==========

There were no impaired loans or specifically allocated loan loss reserves related to impaired loans at September 30, 2001. The average investment in impaired loans for the year ended September 30, 2001 was $33,226. Impaired loans at September 30, 2000 totaled $171,254. Specifically allocated loan loss reserves related to these loans totaled $19,500. The average investment in impaired loans for the year ended September 30, 2000 was $582,811.

(6) Premises and Equipment

Premises and equipment consist of the following:

                                                              September 30,
                                                     ------------------------------
                                                         2001               2000
                                                     -----------        -----------
Land                                                 $ 2,828,648        $ 2,828,648
Office buildings and construction in progress         13,022,085         11,033,130
Furniture, fixtures and equipment                      8,021,564          5,137,130
Automobiles                                               38,856             38,856
Less accumulated depreciation                         (6,999,241)        (6,310,194)
                                                     ------------       ------------
                                                     $16,911,912        $12,727,570
                                                     ===========        ===========

Depreciation expense was $1.2 million, $1.1 million, and $1.1 million for the years ended September 30, 2001, 2000, and 1999, respectively.

(7)   Accrued Interest Receivable

The following is a summary of accrued interest receivable:

                                                          September 30,
                                                 -------------------------------
                                                     2001                2000
                                                 -----------         -----------
Loans receivable                                 $ 4,557,093         $ 3,996,223
Mortgage backed and related securities             2,212,276             623,884
Investment securities                              1,881,592           1,811,966
Federal funds sold and securities purchased
   under agreements to resell                          6,625                  --
                                                 -----------         -----------
                                                 $ 8,657,586         $ 6,432,073
                                                 ===========         ===========

(8)      Mortgage Servicing Rights

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of mortgage loans serviced for others was $186.4 million and $11.6.1 million at September 30, 2001 and 2000, respectively. The mortgage servicing rights are included in other assets in the consolidated balance sheets.

During the quarter ended March 31, 2001, the Company sold $190.3 million in seasoned fixed-rate single-family loans to FNMA. The mortgages were aggregated into 14 pools and securitized with the resulting MBS being retained by the Company and classified as available for sale. The loans were sold with servicing retained by the Company.

The fair value of MSR was determined using a discounted cash flow model, which incorporates the expected life of the loans, estimated costs to service the loans, servicing fees to be received, and other factors. Mortgage servicing rights were valued at $1.7 million. The key assumptions used to initially value the MSR recorded in 2001 included a constant prepayment rate ("CPR") of 20%, an average life of 6.3 years and a discount rate of 10%. The Company pays a guarantee fee to FNMA as part of the securitization and servicing of the loans, thus transferring all credit risk to FNMA. The final resulting basis in the MBS recorded was $185.9 million. As of September 30, 2001, all the resulting MBS have been sold with a gain of $5.4 million.

The changes in the balance of capitalized mortgage servicing rights were as follows:

                                                                       Year Ended September 30,
                                                             ------------------------------------------
                                                                  2001            2000           1999
                                                             -----------        -------         -------
Balance, beginning of year                                    $   95,420        $52,432         $    --
Additions for loans securitized                                1,653,830             --              --
Additions for other loans sold                                    54,693         59,868          53,789
Amortization of servicing rights for loans securitized          (167,857)            --              --
Amortization of servicing rights for other loans sold            (39,156)       (16,880)         (1,357)
                                                              -----------      --------         -------
Balance, end of year                                          $1,596,930        $95,420         $52,432
                                                              ===========      ========         =======

(9)   Deposit Liabilities
The following is a summary of deposit liabilities:

                                                                                September 30,
                                                          ----------------------------------------------------------
                                                                     2001                            2000
                                                          --------------------------      --------------------------
                                                              Amount         Percent          Amount         Percent
                                                          ----------      ----------      ----------      ----------

Checking accounts, non-interest
 bearing                                              $  130,649,571           11.3%    $ 54,339,904            7.8%
                                                          ----------      ----------      ----------      ----------

Interest-bearing checking                                116,755,784            10.1      72,185,571            10.4
                                                          ----------      ----------      ----------      ----------

Passbook and statement savings                            77,646,048             6.7      47,946,711             6.9
                                                          ----------      ----------      ----------      ----------

Money market deposits                                    283,893,020            24.6     148,160,284            21.3
                                                          ----------      ----------      ----------      ----------
Certificates of deposit
 Less than 4%                                            136,034,530            11.8         747,623             0.1
 4.00% to 5.99%                                          209,800,703            18.2     244,183,723            35.1
 6.00% to 7.99%                                          197,755,646            17.2     123,987,117            17.8
 8.00% to 9.99%                                              288,842             0.1       3,829,938             0.6
                                                      --------------      ----------      ----------      ----------
                                                         543,879,721            47.3     372,748,401            53.6
                                                      --------------      ----------      ----------      ----------
                                                      $1,152,824,144          100.0%    $695,380,871          100.0%
                                                      ==============       =========       =========       =========

The following is a summary of interest expense on deposits:

                                               Year Ended September 30,
                                      ------------------------------------------
                                         2001            2000            1999
                                      ----------      ----------      ----------
Interest-bearing checking            $   812,210     $   779,335     $   873,211
Passbook and statement savings         1,066,607         958,558       1,326,259
Money market                           6,332,507       6,217,783       5,096,134
Certificates of deposit               22,199,640      20,575,944      21,767,895
                                      ----------      ----------      ----------
                                      30,410,964      28,531,620      29,063,499
Less early withdrawal
 penalties                               106,693         167,704          88,931
                                      ----------      ----------      ----------
  Net interest on deposits           $30,304,271     $28,363,916     $28,974,568
                                     ===========     ===========     ===========

At September 30, 2001, deposit maturities are as follows:

Within 1 year                                           $267,521,763
1 year to 3 years                                        204,782,345
3 years to 5 years                                        44,054,403
Thereafter                                                27,521,210
                                                        ------------
                                                        $543,879,721
                                                        ============

Weighted average interest rates at September 30 are as follows:

                                                           2001            2000
                                                        --------         -------
Interest-bearing checking                                  1.37%           1.14%
Passbook and statement savings                             2.05%           2.31%
Money market                                               3.21%           4.30%
Certificates of deposit                                    5.32%           5.98%
Weighted average rate for all deposits                     4.03%           4.77%

Deposits in excess of $100,000 totaled $280.9 million and $146.3 million at September 30, 2001 and 2000, respectively. Deposits in excess of $100,000 are not insured by the Federal Deposit Insurance Corporation ("FDIC").

(10)   Advances from FHLB

As a member of the FHLB of Seattle, the Association maintains a credit line that is a percentage of its total regulatory assets, subject to collateralization requirements. At September 30, 2001, the credit line was 30 percent of total assets of the Association. Advances are collateralized in the aggregate, as provided for in the Advances, Security and Deposit Agreements with the FHLB of Seattle, by certain mortgages or deeds of trust, and securities of the U.S. Government and agencies thereof. At September 30, 2001 the minimum book value of eligible collateral for these borrowings was $200.1 million.



Scheduled maturities of advances from the FHLB were as follows:



                                           September 30, 2001                                       September 30, 2000
                           --------------------------------------------------     --------------------------------------------------
                                                    Range of         Weighted                              Range of         Weighted
                                                    interest          average                              interest          average
                                   Amount              rates    interest rate             Amount              rates    interest rate
                           --------------     --------------    -------------     -------------       -------------    -------------
Due within one year          $ 10,000,000               3.60%          3.60%       $  5,000,000                5.70%           5.70%

After one but within
five years                             --                  --            --          10,000,000                6.65%           6.65%

After five but within
ten years                     158,000,000       4.77% - 7.05%          5.86%        158,000,000        4.77% - 7.05%           5.86%
                           --------------                                          ------------
                             $168,000,000                                          $173,000,000
                             ============                                          ============


Financial data pertaining to the weighted average cost, the level of FHLB advances and the related interest expense are as follows:


                                                                       Year Ended September 30,
                                                          -----------------------------------------
                                                                 2001                       2000                    1999
                                                          --------------             --------------          --------------
Weighted average interest rate at end of year                      5.73%                      5.90%                   5.34%
Weighted daily average interest rate during the year               5.90%                      5.88%                   5.25%
Daily average FHLB advances                                 $170,520,548               $207,218,306            $173,739,726
Maximum FHLB advances at any month end                       173,000,000                230,000,000             197,000,000
Interest expense during the year                              10,065,991                 12,184,341               9,121,190

(11)  Short Term Borrowings

The Company had short term borrowings of $1.7 million and $3.0 million at September 30, 2001 and 2000, respectively. At September 30, 2001, the borrowings consisted of one line of credit with Key Bank that was fully disbursed. This line carries interest based on one-month LIBOR plus 1.95%, which was 5.58% at September 30, 2001. The borrowings at September 30, 2000 consisted of two lines of credit with Key Bank in the amounts of $1.7 million and $5.0 million. The line of credit for $1.7 million was fully disbursed and $1.3 million was disbursed on the $5.0 million line of credit at September 30, 2000. The Company also had an unused line of credit totaling $15.0 million with U.S. National Bank of Oregon at September 30, 2001 and 2000. The Company is in compliance with all debt covenants imposed by the lenders.

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

Financial data pertaining to the weighted average cost, the level of short term borrowings and securities sold under agreements to repurchase, and the related interest expense are as follows:

                                                                      Year Ended September 30,
                                                        ---------------------------------------------------
                                                              2001              2000             1999
                                                        ---------------  ---------------    ---------------
Weighted average interest rate at end of year                 5.58%             9.01%              --
Weighted daily average interest rate
   during the year                                            8.22%             9.34%            5.72%
Daily average of short term borrowings                  $3,265,205        $1,289,617       $       --
Daily average of securities sold
   under agreements to repurchase                               --                --        3,105,336
Maximum short term borrowings at
   any month end                                         6,400,000         3,000,000               --
Maximum securities sold under
   agreements to repurchase at any
   month end                                                    --                --        8,095,000
Interest expense during the year                           268,447           120,413          177,568

(12) Taxes on Income

The following is a summary of income tax expense:

                                                        Year Ended September 30,
                                            ---------------------------------------------
                                                2001               2000            1999
                                            ----------         ----------      ----------
Current Taxes
Federal                                     $3,560,966         $3,735,797      $4,842,232
State                                          835,250            847,558       1,065,157
                                            ----------         ----------      ----------
Current tax provision                        4,396,216          4,583,355       5,907,389
                                            ----------         ----------      ----------
Deferred Taxes
Federal                                       (564,904)          (873,784)       (201,337)
State                                         (114,052)          (176,413)        (40,649)
                                            ----------         ----------      ----------
Deferred tax provision (benefit)              (678,956)        (1,050,197)       (241,986)
                                            ----------         ----------      ----------
Provision for income taxes                  $3,717,260         $3,533,158      $5,665,403
                                            ==========         ==========      ==========

An analysis of income tax expense, setting forth the reasons for the variation from the "expected" federal corporate income tax rate and the effective rate provided, is as follows:

                                                    Year Ended September 30,
                                                --------------------------------
                                                 2001         2000         1999
                                                ------       ------        -----
Federal income taxes computed at
statutory rate                                   35.0%        35.0%        35.0%

Tax effect of:

State income taxes, net of Federal
   income tax benefit                             4.2          4.4          4.5
Nondeductible ESOP compensation
   expense                                        1.1          0.5          1.4
Deductible MRDP compensation
  expense                                          --          1.6         (0.1)
Interest income on municipal securities          (4.1)        (4.1)        (2.2)
Other                                            (3.3)        (1.9)        (0.4)
                                                ------        ----         -----
Income tax expense included in the
statement of earnings                            32.9%        35.5%        38.2%
                                                 ====         ====         ====

Deferred income taxes at September 30, 2001 and 2000 reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws.

The tax effects of temporary differences which give rise to a significant portion of deferred tax assets and deferred tax liabilities are as follows:

                                                                       September 30,
                                                              ----------------------------
                                                                 2001              2000
                                                              ----------        ----------
DEFERRED TAX ASSETS

Allowance for losses on loans                                 $1,908,133        $1,603,922
Pension liability                                                370,170           348,854
Unearned ESOP shares                                             392,295           397,360
Core deposit premium                                           1,255,293           956,599
Basis difference in fixed assets                                 587,537                --
Unrealized loss on securities available for sale                      --           841,224
Other                                                             25,870                --
                                                              ----------        ----------
Total gross deferred tax assets                                4,539,298         4,147,959
                                                              ----------        ----------
DEFERRED TAX LIABILITIES

FHLB stock dividends                                           1,514,843         1,192,076
Capitalized loan servicing income                                627,434                --
Capitalized conversion costs                                     306,687                --
Unrealized gain on securities available for sale                 647,859                --
Deferred loan fees                                               900,473         1,303,241
Tax bad debt reserve in excess of base-
   year reserve                                                  723,698           972,280
Other                                                            415,649           449,469
                                                              ----------        ----------
Total gross deferred tax liabilities                           5,136,643         3,917,066
                                                              ----------        ----------
Net deferred tax asset (liability)                             ($597,345)       $  230,893
                                                              ==========        ==========

The Company has qualified under provisions of the Internal Revenue Code to compute federal income taxes after deductions of additions to the bad debt reserves. At September 30, 2001, the Company had a taxable temporary difference of approximately $10.5 million that arose before 1988 (base-year amount). In accordance with SFAS No. 109, Accounting for Income Taxes, a deferred tax liability has not been recognized for the temporary difference. Management does not expect this temporary difference to reverse in the foreseeable future.

(13)   Mandatorily Redeemable Preferred Securities

In July 2001, the Company issued $15 million of mandatorily redeemable preferred securities through a subsidiary grantor trust. The Trust holds debt instruments of the parent company purchased with the proceeds of the securities issuance. The capital qualifying securities bear interest at a floating rate indexed to six-month LIBOR and mature in July 2031. At September 30, 2001, the interest rate was 7.57%. The Company has the right to redeem the securities after five years at a premium, and after ten years at par. Certain changes in tax law or Office of Thrift Supervision regulations regarding the treatment of the capital securities as core capital could result in early redemption, at par, or a shortening in the maturity of the securities.

(14)  Commitments and Contingencies

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

At September 30, 2001, loan commitments amounted to approximately $20.8 million comprised of $5.8 million in variable rate loans ranging from 5.75% to 12.00% and $15.0 million in fixed rate loans ranging from 5.50% to 14.00%. At September 30, 2001, the Company had no commitments to sell loans to FNMA.

The Company originates residential real estate loans and, to a lesser extent, commercial and multi- family real estate and consumer loans. Over 65% of the mortgage loans in the Association's portfolio are secured by properties located in Klamath, Jackson, and Deschutes counties in Southern and Central Oregon. An economic downturn in these areas would likely have a negative impact on the Company's results of operations depending on the severity of the downturn.


(15)  Shareholders' Equity

The Company's Articles of Incorporation authorize the issuance of 500,000 shares of preferred stock, having a par value of $.01 per share, in series and to fix and state the powers, designations, preferences and relative rights of the shares of such series, and the qualifications, limitations and restrictions thereof.

(16)     Earnings Per Share

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

                                                              For the Year Ended September 30,
                                                -------------------------------------------------------
                                                     2001                2000               1999
                                                ----------------   ------------------  ----------------

Weighted average common
shares outstanding - basic                             6,627,200            6,822,025         7,564,415
                                               -----------------   ------------------  ----------------
Effect of Dilutive Securities on Number of Shares:
MRDP shares                                                9,252                   --            23,923
Stock options                                             65,593                   --           160,189
                                               -----------------   ------------------  ----------------
Total Dilutive Securities                                 74,845                   --           184,112
                                               -----------------   ------------------  ----------------
Weighted average common shares
 outstanding - with dilution                           6,702,045            6,822,025         7,748,527
                                               =================   ==================  ================

Options to purchase 924,096 shares of common stock were outstanding at September 30, 2000 but were not included in the computation of diluted EPS because the options' exercise prices were greater than the average market price of the common shares. Additionally, 80,006 shares awarded under the MRDP but not yet released to the individuals were not included in the computation of diluted EPS at September 30, 2000 because their effect would not have been dilutive.

(17) Employee Benefit Plans

Employee Retirement Plan
As of September 30, 2001, the Company terminated its participation in a multiple-employer trusteed pension plan ("Plan") covering all employees with at least one year of service and which paid direct pensions to certain retired employees. Benefits were based on years of service with the Company and salary excluding bonuses, fees, commissions, etc. Participants were vested in their accrued benefits after five years of service. Pension expense of $452,592, $367,916, and $40,828 was incurred during the years ended September 30, 2001, 2000, and 1999, respectively. Separate actuarial valuations, including computed value of vested benefits, were not made with respect to each contributing employer, nor are the plan assets so segregated by the trustee. As part of the termination of the plan, early retirement was offered to certain long-time employees of the Company. The Company recorded expense of $378,887 in the year ended September 30, 20001 related to these retirements.

Effective October 1, 2001, the Company implemented a 401(k) plan for all employees. The Company will match 50% of the employee contributions up to a maximum of 6% the employee's compensation.

Postretirement Benefit Plan
The Company has an unfunded postretirement benefit plan for certain retirees and all currently active employees who retire with at least ten years of service. The plan provides for payment of all or a portion of the Medicare Supplement premium for qualified retirees and their spouses.

Information related to the years ended September 30, 2001 and 2000 is presented below. Information for fiscal year 1999 is not available.

                                                                   Year Ended September 30,
                                                              ----------------------------------
                                                                2001                      2000
                                                              --------                  --------
Change in benefit obligation
Benefit obligation at beginning of year                       $324,279                  $193,861
Service cost                                                    27,386                    24,276
Interest cost                                                   25,852                    23,937
Actuarial changes                                               35,109                    92,453
Benefits paid                                                  (11,165)                  (10,248)
                                                              --------                  --------
Benefit obligation at end of year                             $401,461                  $324,279
                                                              ========                  ========
Components of net periodic benefit cost
Service cost                                                   $27,386                  $ 24,276
Interest cost                                                   25,852                    23,937
Recognition of changes in actuarial
assumptions, prior service cost, benefit
changes, and actuarial gains and losses                          9,475                     9,475
                                                               -------                  --------
Net periodic benefit cost                                      $62,713                   $57,688
                                                               =======                   =======

For measurement of the net periodic cost of the postretirement benefit plan, a 7.5% annual increase in the medical care trend rate was assumed for 2001 through 2004, a 6.5% annual increase was assumed for 2005 through 2009, and a 5.5% annual increase was assumed for years 2010 and thereafter. The assumed discount rate was 7.5% for 2001 and 2000.

If the assumed medical trend rates were increased by 1%, the September 30, 2001 benefit obligation would increase from $401,461 to $487,072 and the net periodic benefit cost for the year ended September 30, 2001 would increase from $62,713 to $77,736.

Director Deferred Compensation Plan
The Company also has an unfunded supplemental benefits plan to provide members of the Board of Directors with supplemental retirement benefits. Supplemental benefits are based on monthly fees approved by the Compensation Committee of the Board. Pension costs recognized for the years ended September 30, 2001, 2000, and 1999 were $71,052, $71,052, and $71,052, respectively. At September 30, 2001 and 2000, the projected benefit obligation was $942,148 and $887,896, respectively.

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

Option activity under the Stock Plan is as follows:

                                                                        Weighted
                                                 Number of               Average
                                                    Shares        Exercise Price
                                              ------------      ----------------

Outstanding, October 1, 1998                       916,258               $13.314

Granted                                                 --                    --
Exercised                                               --                    --
Canceled                                                --                    --
                                                   -------               -------
Outstanding, September 30, 1999                    916,258               $13.314

Granted                                                 --                    --
Exercised                                               --                    --
Canceled                                                --                    --
                                                  --------               -------
Outstanding, September 30, 2000                    916,258               $13.314
Granted                                            207,500               $12.412
Exercised                                         (244,662)              $13.125
Canceled                                                --                    --
                                                   -------               -------
Outstanding, September 30, 2000                    879,096               $13.154
                                                   =======               =======

At September 30, 2001, 3,664 shares were available for future grants under the Stock Plan.

Additional information regarding options outstanding as of September 30, 2001 is as follows:

                                                                Weighted Avg.
Range of                   Options            Options           Remaining
Exercise Prices            Outstanding        Exercisable       Contractual Life
----------------           -----------        -----------       ----------------
         $13.125            648,353               648,353                4.5
         $20.577             23,243                13,947                6.1
 $11.625-$13.144            207,500                    --                9.3
                           ---------            ---------
                            879,096               662,300
                           ========             =========

Additional Stock Plan Information
As discussed in Note 1, the Company continues to account for its stock-based awards using the intrinsic value method in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements.

SFAS No. 123, "Accounting for Stock-Based Compensation" requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method as of the beginning of fiscal 1996. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The weighted average grant-date fair value of options granted during fiscal years 2001, 1998 and 1996 were $2.03, $6.65 and $4.12, respectively. The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. Had compensation cost for these awards been determined under SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the following pro forma amounts:


                                        Year ended September 30,
                               --------------------------------------------
                                  2001              2000            1999
                               ----------        ----------      ----------
Net earnings:
     As reported               $7,571,002        $6,426,152      $9,155,193
     Pro forma                  7,457,552         5,885,826       8,642,299
Earnings per common
share - basic:
     As reported                    $1.14             $0.94           $1.21
     Pro forma                      $1.13             $0.86           $1.14
Earnings per common
share - fully diluted:
     As reported                    $1.13             $0.94           $1.18
     Pro forma                      $1.11             $0.86           $1.12

The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions:

                                    2001             1998              1996
                                    Grant            Grant             Grant
                                  -------         --------            -------
Risk free interest rates            5.09%           5.79%               6.33%
Expected dividend                   4.33%           1.75%               1.75%
Expected lives, in years             3.3             7.5                 7.5
Expected volatility                28.73%          23.24%              19.63%

(18) Employee Stock Ownership Plan

As part of the stock conversion consummated on October 4, 1995, the Company established an ESOP for all employees that are age 21 or older and have completed two years of service with the Company. The ESOP borrowed $9,786,500 from the Company and used the funds to purchase 978,650 shares of the common stock of the Company issued in the conversion which would be distributed over a ten year period. The loan will be repaid principally from the Company's discretionary contributions to the ESOP over a period of ten years. The loan had an outstanding balance of $3.9 million and $4.9 million at September 30, 2001 and 2000, respectively, and an interest rate of 8.75%. The loan obligation of the ESOP is considered unearned compensation and, as such, recorded as a reduction of the Company's shareholders' equity. Both the loan obligation and the unearned compensation are reduced by the amount of loan repayments made by the ESOP. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation in the year of allocation. Benefits are fully vested at all times under the ESOP. Forfeitures are reallocated to remaining plan participants and may reduce the Company's contributions. Benefits may be payable on retirement, death, disability, or separation from service. Since the Company's annual contributions are discretionary, benefits payable under the ESOP cannot be estimated. Compensation expense is recognized to the extent of the fair value of shares committed to be released. The Company recorded compensation expense under the ESOP of $1.4 million, $1.1 million, and $1.6 million for the years ended September 30, 2001, 2000 and 1999, respectively, and approximately 98,000 shares were allocated among the participants in each of those years.

(19) Fair Value of Financial Instruments

Financial instruments have been construed to generally mean cash or a contract that implies an obligation to deliver cash or another financial instrument to another entity.


                                                    September 30, 2001                       September 30, 2000
                                           ----------------------------------       --------------------------------
                                                Carrying                 Fair            Carrying               Fair
                                                  amount                value              amount              value
Financial Assets                           -------------        -------------       -------------       ------------

Cash and due from banks                    $  40,446,042        $  40,446,042        $ 19,998,788       $ 19,998,788
Interest earning deposits with banks           3,791,252            3,791,252           2,077,359          2,077,359
Federal funds sold and
securities purchased under
agreements to resell                          74,151,272           74,151,272           7,870,453          7,870,453
Investment securities
available for sale                           154,675,760          154,675,760         116,627,756        116,627,756
Investment securities held
to maturity                                      592,388              594,429             723,838            726,889
Mortgage-backed and related
securities available for sale                421,637,670          421,637,670          75,331,311         75,331,311
Mortgage-backed and related
securities held to maturity                    1,620,612            1,642,174           2,159,868          2,145,918
Loans receivable, net                        679,990,308          708,259,917         729,036,847        702,505,736
FHLB stock                                    12,698,000           12,698,000          11,876,500         11,876,500

Financial Liabilities

Deposit liabilities                        1,152,824,144        1,170,696,536         695,380,871        694,624,273
FHLB advances                                168,000,000          172,328,142         173,000,000        158,850,040
Short term borrowings                          1,700,000            1,700,000           3,000,000          3,000,000
Mandatorily redeemable preferred securities   14,553,684           14,553,684                  --                 --

Fair value estimates, methods, and assumptions are set forth below :

Investments and Mortgage-Backed Securities - Fair values were based on quoted market rates and dealer quotes.

Loans Receivable - Loans were priced using a discounted cash flow method. The discount rate was the rate currently offered on similar products.

No adjustment was made to the entry-value interest rates for changes in credit of performing loans for which there are not known credit concerns. Management believes that the risk factor embedded in the entry-value interest rates, along with the general reserves applicable to the loan portfolio for which there are no known credit concerns, result in a fair valuation of such loans on an entry-value basis.

Deposits - The fair value of deposits with no stated maturity such as non-interest-bearing demand deposits, savings, NOW accounts and money market accounts was equal to the amount payable on demand. The fair value of time deposits with stated maturity was based on the discounted value of contractual cash flows. The discount rate was estimated using rates currently available in the local market.

Federal Home Loan Bank Advances - The fair value of FHLB advances was based on the discounted cash flow method. The discount rate was estimated using rates currently available from FHLB.

Other - The carrying value of other financial instruments was determined to be a reasonable estimate of their fair value.

Limitations - The fair value estimates presented herein were based on pertinent information available to management as of September 30, 2001 and 2000. Although management was not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements on those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

Fair value estimates were based on existing financial instruments without attempting to estimate the value of anticipated future business. The fair value has not been estimated for assets and liabilities that were not considered financial instruments.

(20) Regulatory Capital Requirements

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

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, of Tier I capital to total assets, and tangible capital to tangible assets (set forth in the table below). Management believes that the Association meets all capital adequacy requirements to which it is subject as of September 30, 2001.

As of September 30, 2001, the most recent notification from the OTS categorized the Association as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized," the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

At periodic intervals, the OTS and FDIC routinely examine the Association as part of their legally prescribed oversight of the thrift industry. Based on these examinations, the regulators can direct that the Association's financial statements be adjusted in accordance with their findings. A future examination by the OTS or the FDIC could include a review of certain transactions or other amounts reported in the Association's 2001 financial statements. In view of the uncertain regulatory environment in which the Association now operates, the extent, if any, to which a forthcoming regulatory examination may ultimately result in adjustments to the 2001 financial statements cannot be presently determined.

The Association's actual and required minimum capital ratios are presented in the following table:

                                                                                                            Categorized as "Well
                                                                                                             Capitalized" Under
                                                                                For Capital                   Prompt Corrective
                                                 Actual                       Adequacy Purposes                Action Provision
                                      ---------------------------         -------------------------    -----------------------------
                                         Amount             Ratio            Amount          Ratio         Amount            Ratio
                                      -----------          ------         ------------       ------    ------------          -------
As of September 30, 2000
 Total Capital:                       $81,046,601           10.4%          $62,600,992        8.0%      $78,251,240           10.0%
  (To Risk Weighted Assets)
 Tier I Capital:                       73,162,799            9.3%               N/A           N/A        46,950,744            6.0%
  (To Risk Weighted Assets)
 Tier I Capital:                       73,162,799            5.2%           56,671,203        4.0%       70,839,004            5.0%
  (To Total Assets)
 Tangible Capital:                     73,162,799            5.2%           21,251,701        1.5%            N/A              N/A
  (To Tangible Assets)

As of September 30, 2000
 Total Capital:                      $106,096,316           20.3%          $41,816,560        8.0%      $52,270,700           10.0%
  (To Risk Weighted Assets)
 Tier I Capital:                      102,151,810           19.5%               N/A           N/A        31,362,420            6.0%
  (To Risk Weighted Assets)
 Tier I Capital:                      102,151,810           10.4%           39,472,851        4.0%       49,341,064            5.0%
  (To Total Assets)
 Tangible Capital:                    102,151,810           10.4%           14,802,319        1.5%             N/A              N/A
  (To Tangible Assets)


The following table is a reconciliation of the Association's capital, calculated according to generally accepted accounting principles, to regulatory tangible and risk-based capital:

                                                   September 30,
                                         ---------------------------------------
                                              2001                     2000
                                        --------------             -------------

Association's equity                     $ 118,772,559             $108,921,434
Unrealized securities (gains)losses         (1,520,834)               1,356,040
Core deposit intangible                    (44,088,926)              (8,125,664)
                                           -----------              -----------
Tangible capital                            73,162,799              102,151,810
General valuation allowances                 7,883,802                3,944,506
                                           -----------              -----------
Total capital                              $81,046,601             $106,096,316
                                           ===========             ============

(21) Parent Company Financial Information

Condensed financial information as of September 30, 2001 and 2000 and for each of the three years in the period ended September 30, 2001, for Klamath First Bancorp, Inc. is presented and should be read in conjunction with the consolidated financial statements and the notes thereto:


BALANCE SHEETS

                                                                       September 30,
                                                          ------------------------------------
                                                                2001                   2000
                                                          -------------           ------------
Assets

Cash and cash equivalents                                  $  5,637,989           $    731,987
Investment and mortgage backed securities                     1,500,584              2,138,224
Investment in wholly-owned subsidiary                       118,772,559            108,921,434
Other assets                                                  5,269,368              1,266,667
                                                           ------------           ------------
Total assets                                               $131,180,500           $113,058,312
                                                           ============           ============
Liabilities

Short-term borrowings                                        $1,700,000             $3,000,000
Other liabilities                                               785,911              1,333,751
                                                           ------------            -----------
Total liabilities                                             2,485,911              4,333,751
                                                           ------------            -----------
Mandatorily redeemable preferred securities                  14,553,684                     --
                                                           ------------            -----------
Shareholders' equity

Common stock                                                     70,607                 73,662
Additional paid-in capital                                   33,926,796             37,701,796
Retained earnings                                            85,355,871             78,340,731
Unearned ESOP shares at cost                                (3,913,510)            (4,893,250)
Unearned MRDP shares at cost                                (1,298,859)            (2,498,378)
                                                           ------------           ------------
Total shareholders' equity                                  114,140,905            108,724,561
                                                           ------------           ------------
Total liabilities and shareholders' equity                 $131,180,500           $113,058,312
                                                           ============           ============

STATEMENTS OF EARNINGS

                                                                            Year Ended September 30,
                                                            ---------------------------------------------------------
                                                                2001                   2000                   1999
                                                            -----------             ----------             ----------
Equity in undistributed income of subsidiary                 $8,271,234             $7,065,690             $9,221,480
Total interest income                                           730,727                789,684              1,675,756
Total interest expense                                          268,185                120,412                177,568
Non-interest income                                                  --                    203                     77
Non-interest expense                                          1,641,346              1,746,138              1,631,674
                                                             ----------             ----------             ----------
Earnings before income taxes                                  7,092,430              5,989,027              9,088,071
Provision for income taxes                                     (478,572)              (437,125)               (67,122)
                                                             ----------             ----------             ----------
Net earnings                                                 $7,571,002             $6,426,152             $9,155,193
                                                             ==========             ==========             ==========


STATEMENTS OF CASH FLOWS

                                                                        Year Ended September 30,
                                                             --------------------------------------------------------
                                                                2001                   2000                   1999
                                                             ----------             ----------            -----------
Net cash flows from operating activities                    $ 8,229,769             $  721,914            $   963,814
                                                             ----------             ----------            -----------
Cash flows from investing activities
Investment in subsidiary                                    (10,306,546)              (278,916)              (302,892)
Maturity of investment and mortgage- backed securities          683,893                610,081             76,275,337
Purchase of investment and mortgage-backed securities                --                     --            (58,814,489)
                                                             ----------             ----------            -----------
Net cash flows provided by (used in) investing activities    (9,622,653)               331,165             17,157,956
                                                             ----------             ----------            -----------
Cash flows from financing activities
Cost of ESOP shares released                                    979,740                978,650                978,650
Proceeds from short-term borrowings                           3,400,000              3,700,000              8,095,000
Repayments of short-term borrowings                          (4,700,000)              (700,000)           (20,207,500)
Issuance of mandatorily redeemable preferred securities      14,553,684                     --                     --
Stock repurchase and retirement                              (7,399,423)            (6,254,695)           (39,334,140)
Stock options exercised                                       3,211,189                     --                     --
Dividends paid                                               (3,746,304)            (3,889,202)            (3,547,040)
                                                             ----------             ----------            -----------
Net cash flows provided by (used in) financing activities     6,298,886             (6,165,247)           (54,015,030)
                                                             ----------            ------------           ------------
Net decrease in cash and cash equivalents                     4,906,002             (5,112,168)           (35,893,260)

Cash and cash equivalents beginning of year                     731,987              5,844,155             41,737,415
                                                             ----------             ----------             ----------
Cash and cash equivalents end of year                        $5,637,989               $731,987             $5,844,155
                                                             ==========               ========             ==========

Consolidated Supplemental Data
Selected Quarterly Financial Data
(unaudited)


                                                                       Year Ended September 30, 2001
                                                        ---------------------------------------------------------
                                                         December           March            June       September
                                                        ----------       ---------       ---------      ---------
                                                                   (In thousands, except per share data)

Total interest income                                     $17,816         $17,450         $16,782         $18,085
Total interest expense                                     10,338          10,153           9,916          10,344
                                                           ------          ------          ------          ------
Net interest income                                         7,478           7,297           6,866           7,741
Provision for loan losses                                     228             153               3               3
                                                           ------          ------          ------          ------
Net interest income after provision                         7,250           7,144           6,863           7,738
Non-interest income                                         1,114           3,708           3,200           2,991
Non-interest expense                                        5,783           6,209           6,862           9,866
                                                           ------          ------          ------          ------
Earnings before income taxes                                2,581           4,643           3,201             863
Provision for income tax                                      896           1,688           1,085              48
                                                           ------          ------          ------          ------
Net earnings                                               $1,685          $2,955          $2,116            $815
                                                           ======          ======          ======           =====
Net earnings per share - basic                              $0.25           $0.45           $0.32           $0.12
                                                           ======          ======          ======           =====
Net earnings per share - fully diluted                      $0.25           $0.45           $0.31           $0.12
                                                           ======          ======          ======           =====

                                                                        Year Ended September 30, 2000
                                                        ---------------------------------------------------------
                                                         December           March            June       September
                                                        ----------       ---------       ---------      ---------
                                                                   (In thousands, except per share data)

Total interest income                                     $18,050         $18,141         $18,235         $17,731
Total interest expense                                      9,813          10,238          10,414          10,291
                                                           ------          ------          ------          ------
Net interest income                                         8,237           7,903           7,821           7,440
Provision for loan losses                                     108             200             228           1,228
                                                           ------          ------          ------          ------
Net interest income after provision                         8,129           7,703           7,593           6,212
Non-interest income                                         1,032             926           1,036           1,100
Non-interest expense                                        5,866           5,571           5,659           6,677
                                                           ------          ------          ------          ------
Earnings before income taxes                                3,295           3,058           2,970             635
Provision for income tax                                    1,266           1,184           1,044              38
                                                           ------          ------          ------          ------
Net earnings                                               $2,029          $1,874          $1,926            $597
                                                           ======          ======          ======           =====
Net earnings per share - basic                              $0.29           $0.28           $0.28           $0.09
                                                           ======          ======          ======           =====
Net earnings per share - fully diluted                      $0.29           $0.28           $0.28           $0.09
                                                           ======          ======          ======           =====

Klamath First Bancorp, Inc.
Corporate Information

Corporate                                            Common Stock
Headquarters                                         Traded over-the-counter/
540 Main Street                                      Nasdaq National Market
Klamath Falls, OR 97601                              Nasdaq Symbol: KFBI
541-882-3444
                                                     Form 10-K
Independent                                          Information
Auditors                                             Available without charge
Deloitte & Touche LLP                                to shareholders of record
Suite 3900                                           upon written request to:
111 SW Fifth Avenue                                  Marshall Alexander
Portland, OR 97204-3698                              Executive Vice President -
503-222-1341                                         Chief Financial Officer
                                                     Klamath First Bancorp, Inc.
Corporate Counsel                                    540 Main Street
Craig M. Moore                                       Klamath Falls, OR 97601
540 Main Street
Klamath Falls, OR 97601                              Annual Meeting
541-882-3444                                         The annual meeting of
                                                     shareholders will be held
Special Counsel                                      Wednesday,
Breyer & Associates PC                               January 30, 2002
1100 New York Avenue N.W.                            beginning at 2:00 p.m.,
Suite 700 East                                                Pacific Time at:
Washington, DC 20005                                    The Shilo Inn
202-737-7900                                            2500 Almond Street
                                                        Klamath Falls, OR 97601.
                                                     Shareholders of record as
Transfer Agent                                       of the close of business on
Registrar & Transfer Co.                             November 30, 2001 shall
10 Commerce Drive                                    be those entitled to notice
Cranford, NJ 07016-3572                              of and to vote at the
800-866-1340                                         meeting.