Form 10-K, Exhibit 13
period 2002-09-30
KLAMATH FIRST BANCORP INC
filed 2002-12-27
CIK 946924

Dear Shareholder,

It has been two years since joining Klamath First and eighteen months since initiating reorganization of the company from a traditional thrift, focusing upon local markets, into a truly statewide financial institution. This has been an exciting transition period for us, resulting in many new opportunities for staff who wished to accept change and, opportunities provided for others to join us as the transition progressed. We also realigned and expanded our Management Team, adding retail and commercial lending expertise, both complemented by a strong Chief Credit Officer. To complete this team, Nina Drake joined Klamath First in June 2002 as Human Resource Manager, bringing significant personnel management experience. In addition to the Management changes, we have added significant management strength to our Information Systems Group and Operations Support Group. These individuals have been successful in other institutions and their wide range of experience is having a positive affect on both our quality of customer service and our operational efficiencies.

During this reorganization, the balance sheet restructure was completed. Klamath First reduced interest rate exposure and added $28 million in Trust Preferred Offerings to assure adequate capital cushion for expansion opportunities. The first expansion was completed in September 2001 with the purchase of 13 Western Bank/Washington Mutual branches which complemented our existing branching structure. In addition to this purchase, we expanded into seven Wal-Mart In-Store Branches in Southeast Washington State, Eastern and Western Oregon with our full service, seven day banking operations plus two de novo full service branches, one in Southwest Medford and the other in Redmond, Oregon. Our agreement with Wal-Mart currently calls for two more In-Store Branches, to be fully operational by July 2003.

Throughout this period, we have been in a dramatically declining interest rate environment, which has impacted our earnings due to our large cash position brought about by the earlier balance sheet restructure and the large deposit base acquired through the branch acquisition last year. While it has had a dampening effect on earnings, Klamath First is well positioned for growth, both internally and through acquisition. Our loan portfolio quality is strong and well reserved, our deposit base solid and our infrastructure now in place to quickly pursue opportunities as they arise. We currently have 31% of our loan portfolio in shorter term commercial loans and will complement this portfolio with additional growth in consumer and adjustable rate residential mortgages while continuing to aggressively process and sell fixed rate offerings.

As I travel the state, visiting branches and meeting current and potential Klamath First customers, I am hearing that Klamath First has really changed. "Your branches look great and your staff is excited and interested in us." These types of comments are great to hear and indicate that we are on the right track. The expense, time and effort are paying off.

Klamath First has changed. We are delivering a much wider variety of banking products to the many communities we serve and have a motivated staff willing to address our customers' needs and, all of us at Klamath First are focused on improved bottom line profitability.

Kermit K. Houser
President and Chief Executive Officer

Year In Review

A Year in Review
In 2002, we expanded our reach with new banking offices and enhanced delivery channels. We introduced our business banking division to our corporate business customers and focused on the small business market with our Business First Lending Center. Community involvement in the markets we served is evidenced with increased awareness and exposure in a variety of community and civic projects.

Meeting Our Customers' Needs
This past year our Company expanded our branch network, which serves as a cornerstone for our bank. New strategically located branches have broadened our geographic presence throughout the state of Oregon and into Southern Washington.

In November 2001, we enhanced our presence in Washington with the opening of our Richland office. This was our second In-Store location in the Tri-Cities area and serves as a great complement to the Kennewick market. In-Store offices feature expanded service delivery with seven days a week banking and Internet and Voice Response banking access that blend with the Wal-Mart store hours.

In February 2002, we opened our second office in Medford with a new banking center on the corner of Stewart and King Street on the city's West Side. The Rogue Valley remains a very vital key to our branch banking network's success and the Stewart location has provided added convenience to our Medford banking customers.

Also, in February 2002, we made our debut along the I-5 corridor in the Springfield market with our fifth In-Store Wal-Mart location. Springfield has been an important link in our branch banking network.

Our sixth In-Store Wal-Mart location was opened in April 2002 in Hermiston. This is our second banking location in Hermiston and reinforces our commitment to the community.

In May 2002, we opened our seventh In-Store location. This new Eugene Wal-Mart office continues to solidify our banking presence along the I-5 corridor. Complementing the Springfield office, the Eugene location has expanded our service delivery in this expanding and highly competitive marketplace.

Business First
In April 2002, the Business First Lending Center was developed to complement the efforts of the Business Banking Group. Business First was designed to offer lending solutions to businesses that borrow up to $250,000. The strategy of the Business First Lending Center is to provide a quick, efficient and consistent underwriting process and increase the return to our shareholders while providing a competitive commercial lending product in all of the markets we serve. In order to accomplish this, Klamath First's Business First Lending Center has designed a proprietary underwriting template that combines credit scoring and judgment to provide quick decisions at minimal cost to businesses.

Klamath First has a strong presence in small communities; however, our mission is to become the preferred choice of business customers needing commercial loans and services in these areas. Business Banking focuses on commercial business with loan needs in excess of $250,000.

We now have a dedicated team of commercial banking professionals and a wide range of customized products, all designed to make your banking faster, easier and more flexible.

Klamath First's Business Banking Group will be setting the standard for business banking in the Pacific Northwest.


Community First
We are committed to making a positive difference in every community and region in which we do business. This impact is made both through the Company's Pelican Club activities (a group of volunteer employees at Klamath First) and through our support of local businesses, community groups, civic groups, investments/donations and other banking and community development services.

Through financial and volunteer efforts, we have made significant investments in and contributions to charities, affordable housing groups and non-profit organizations within the regions we serve. We have also placed a renewed emphasis on qualifying CRA (Community Reinvestment act) investments and contributions in all of the regions and markets we serve.

At Klamath First Our Communities Come First.

KLAMATH FIRST FEDERAL  SAVINGS AND LOAN  ASSOCIATION  AND KLAMATH FIRST BANCORP,
INC.

BOARD OF DIRECTORS

Bernard Z. Agrons
Mr. Agrons is currently retired. He served as Weyerhauser Company's Vice President for the Eastern Oregon Region until 1981. He was also a State Representative in the Oregon Legislative Assembly from 1983 to 1991.

Timothy A. Bailey
Mr. Bailey formerly was Senior Vice President with Regence BlueCross BlueShield of Oregon. He presently serves as Executive Director of the KMSB Foundation and is an active member of the Oregon State Bar.

James D. Bocchi
Mr. Bocchi is currently retired. He was president of Klamath First Federal Savings & Loan Association from 1984-1994.

Donald N. Bauhofer
Mr.   Bauhofer  is  the  Founder  and  President  of  the   Pennbrook   Company,
headquartered in Bend, Oregon. He is the Founder and CEO of Pennbrook Homes, Inc. and Praxis Medical Group, the Co-Owner of Arrowood Development, and Co-Owner and Director of Pacific Education Corporation.

William C. Dalton
Mr. Dalton is currently retired. He is the former owner of W.C. Dalton Company, farming.

Kermit K. Houser
Mr. Houser serves as President and Chief Executive Officer of Klamath First, positions he has held since November 2000.

Dianne E. Spires, CPA
Ms. Spires is a Partner in Rusth, Spires & Menefee, LLP, a public accounting firm located in Klamath Falls and Lakeview, Oregon.

CHAIRMAN OF THE BOARD

Rodney N. Murray

Mr. Murray is the former owner and operator of Klamath Falls Creamery & Crater Lake Dairy Products and owner of Rod Murray Ranch in Klamath Falls, Oregon.

CORPORATE EXECUTIVE OFFICERS
Kermit K. Houser                President/CEO
Marshall J. Alexander           EVP/CFO
Ben A. Gay                      EVP/CCO
Frank X. Hernandez              SVP/COO
Craig M. Moore                  SVP/Chief Auditor/Corporate Counsel/Secretary
James E. Essany                 SVP/Corporate Marketing Director
M. Isabel Castellanos           SVP/Retail Banking
Walt Dodrill                    SVP/Business Banking
Nina Drake                      VP/Human Resource Manager
All Branch Managers

In Memory of J. Gillis Hannigan
Long time board member J. Gillis Hannigan died July 30 of complications related to surgery.

"Gil was a member of the Klamath First Board of Directors since 1987, and made an outstanding contribution to the organization over the years. We are saddened by his passing, "said Kermit K. Houser, President and CEO. "Our thoughts and deepest sympathy are with his wife Jo Ann, and family."

A retired businessman, Mr. Hannigan was previously Executive Vice President of Modoc Lumber, located in Klamath Falls, Oregon and Vice President of DiGiorgio Corporation, headquartered in San Francisco, California.

The following tables set forth certain information concerning the consolidated financial position and consolidated results of operations of Klamath First Bancorp, Inc. and its wholly owned subsidiaries (the "Company") at the dates and for the periods indicated. This information does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by reference to, the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Annual Report.

FINANCIAL CONDITION DATA (In thousands)

  At September 30,                                                    2002         2001         2000         1999         1998
------------------------------------------------------------------------------------------------------------------------------

  Assets ....................................................   $1,513,495   $1,468,572   $  995,575   $1,041,641   $1,031,302
  Cash and cash equivalents .................................       45,791      118,389       29,947       24,523       66,985
  Loans receivable, net .....................................      607,465      679,990      729,037      739,793      668,146
  Investment securities held to maturity ....................           --          135          267          560        2,889
  Investment securities available for sale ..................      119,542      154,676      116,628      158,648      203,224
  Mortgage-backed & related securities
  held to maturity ..........................................           --        1,621        2,160        2,601        3,662
  Mortgage-backed & related securities
  available for sale ........................................      650,796      421,638       75,331       72,695       43,336
  Stock in FHLB of Seattle, at cost .........................       13,510       12,698       11,877       10,957       10,173
  Advances from FHLB of Seattle .............................      205,250      168,000      173,000      197,000      167,000
  Deposit liabilities .......................................    1,142,006    1,152,824      695,381      720,401      689,541
  Shareholders' equity ......................................      119,938      114,141      108,725      109,585      145,081

SELECTED OPERATING DATA (In thousands, except per share data)

  Year Ended September 30,                                            2002         2001         2000         1999         1998
  ----------------------------------------------------------------------------------------------------------------------------

  Total interest income .....................................   $   87,293   $   70,133   $   72,158   $   71,691   $   69,733

  Total interest expense ....................................       39,531       40,751       40,756       38,382       37,848
                                                                ----------   ----------   ----------   ----------   ----------
  Net interest income .......................................       47,762       29,382       31,402       33,309       31,885

  Provision for loan losses .................................          156          387        1,764          932          674
                                                                ----------   ----------   ----------   ----------   ----------
  Net interest income
  after provision for loan losses ...........................       47,606       28,995       29,638       32,377       31,211

  Non-interest income .......................................       12,614       11,013        4,094        3,629        3,202
  Non-interest expense ......................................       50,171       28,720       23,773       21,186       19,523
                                                                ----------   ----------   ----------   ----------   ----------
  Earnings before income taxes ..............................       10,049       11,288        9,959       14,820       14,890

  Provision for income tax ..................................        3,260        3,717        3,533        5,665        5,339
                                                                ----------   ----------   ----------   ----------   ----------
  Net Earnings ..............................................   $    6,789   $    7,571   $    6,426   $    9,155   $    9,551
                                                                ==========   ==========   ==========   ==========   ==========
  Basic earnings per share ..................................   $     1.06   $     1.14   $     0.94   $     1.21   $     1.05
                                                                ==========   ==========   ==========   ==========   ==========

KEY OPERATING RATIOS
  At or for the Year Ended September 30,                              2002         2001         2000         1999         1998
------------------------------------------------------------------------------------------------------------------------------

 Performance Ratios
  Return on average assets
  (net earnings divided by average assets) ..................         0.46%        0.72%        0.62%        0.88%        0.96%
  Return on average equity
  (net earnings divided by average equity) ..................         5.92%        6.64%        5.82%        7.55%        6.52%
  Interest rate spread
  (difference between average yield on
  interest-earning assets and average cost of
  interest-bearing liabilities) .............................         3.04%        2.18%        2.50%        2.73%        2.57%
  Net interest margin
  (net interest income as a percentage of
  average interest-earning assets) ..........................         3.48%        2.93%        3.14%        3.37%        3.36%
  Average interest-earning assets to
  average interest-bearing liabilities ......................       115.18%      118.37%      115.71%      116.47%      119.84%
  Net interest income after provision for loan
  losses to total non-interest expenses .....................        94.89%      100.96%      124.39%      152.82%      159.87%
  Non-interest expense
  to average total assets ...................................         3.37%        2.74%        2.29%        2.05%        1.96%
  Efficiency ratio (non-interest expense
  divided by net interest income plus
  non-interest income) ......................................        83.10%       55.48%       66.97%       57.36%       55.64%
  Dividend payout ratio
  (dividends declared per share
  divided by net earnings per share) ........................        49.06%       45.61%       54.79%       38.98%       34.50%
  Book value per share ......................................   $    18.84   $    17.40   $    16.25   $    15.52   $    16.30

 Asset Quality Ratios

  Allowance for loan losses
  to total loans at end of period ...........................         1.19%        1.13%        0.54%        0.32%        0.28%
  Non-performing assets to total assets .....................         0.12%        0.05%        0.16%        0.46%        0.05%
  Non-performing loans to total loans,
  before net items ..........................................         0.18%        0.04%        0.11%        0.43%        0.07%

 Capital Ratios

  Equity to assets ratio ....................................         7.92%        7.77%       10.92%       10.52%       14.07%
  Tangible capital ratio ....................................         6.55%        5.16%       10.35%        8.91%        8.26%
  Core capital ratio ........................................         6.55%        5.16%       10.35%        8.91%        8.26%
  Risk-based capital ratio ..................................        14.01%       10.36%       20.30%       17.41%       16.13%

 Other Data

  Number of loans outstanding ...............................       11,835       12,624        8,807        9,297        9,155
  Number of deposit accounts ................................      131,001      111,542       85,706       85,112       82,585
  Number of full service offices ............................           57           52           35           34           34

Special Note Regarding Forward-Looking Statements
Management's Discussion and Analysis of Financial Condition and Results of Operations and other portions of this Annual Report contain certain "forward-looking statements" concerning the future operations of Klamath First Bancorp, Inc. Management desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing the Company of the protections of such safe harbor with respect to all "forward-looking statements" contained in the Annual Report. We have used "forward-looking statements" to describe future plans and strategies, including our expectations of the Company's future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors which could affect actual results include interest rate trends, the general economic climate in the Company's market area and the country as a whole which could affect the collectibility of loan balances, the ability to increase non-interest income through expansion of new lines of business, the ability of the Company to control costs and expenses, competitive products and pricing, loan delinquency rates, and changes in federal and state regulation. These factors should be considered in evaluating the "forward-looking statements", and undue reliance should not be placed on such statements.

General
Klamath First Bancorp, Inc. (the "Company"), an Oregon corporation, is the unitary savings and loan holding company for Klamath First Federal Savings and Loan Association (the "Association").

The Association is a progressive, community-oriented financial institution that focuses on customer service within its primary market area. Accordingly, the Association is primarily engaged in attracting deposits from the general public through its offices and using those and other available sources of funds to originate permanent residential one- to four-family real estate loans and loans on commercial real estate, multi-family residential properties, and to consumers and businesses within its market area. While the Association has historically emphasized fixed-rate mortgage lending, it has been diversifying its loan portfolio by focusing on increasing the number of originations of commercial real estate, multi-family residential loans, residential construction loans, commercial and industrial loans, business loans and non-mortgage consumer loans. A significant portion of these newer loan products carry adjustable rates, higher yields, or shorter terms than the traditional fixed rate mortgages. This lending strategy is designed to enhance earnings, reduce interest rate risk, and provide a more complete range of financial services to customers and the local communities served by the Association. The acquisition of 13 branches from Washington Mutual Bank, which was completed in September 2001, moved the Company strongly in this direction.

The Company's profitability depends primarily on its net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans and investment securities, and interest expense on interest-bearing deposits and borrowings. Because the Company is primarily dependent on net interest income for its earnings, the focus of the Company's planning is to devise and employ strategies that provide stable, positive
spreads  between  the  yield  on   interest-bearing   assets  and  the  cost  of
interest-bearing liabilities in order to maximize the dollar amount of net interest income. The Company's net earnings are dependent, to a lesser extent, on the level of its non-interest income, such as service charges, commission income, and other fees, and the controlling of its non-interest expense, such as employee compensation and benefits, occupancy and equipment expense, deposit insurance premiums and miscellaneous other expenses, as well as federal and state income taxes.

The Association is regulated by the Office of Thrift Supervision ("OTS") and its deposits are insured up to applicable limits under the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC").

The Association is a member of the Federal Home Loan Bank system. The Association conducts its business through 57 office facilities, with the main office located in Klamath Falls, Oregon. The Association considers its primary market area to be the state of Oregon, particularly the 26 counties in which the offices are located. During 2001, the Company expanded into the Tri-Cities area of Washington state by opening in-store branches in Kennewick and Richland.

Federal Legislation
In Federal legislation enacted in 1996, the reserve method of accounting for thrift bad debt reserves (including the percentage of taxable income method) was repealed for tax years beginning after December 31, 1995. The resulting change in accounting method triggers bad debt reserve recapture for post-1987 reserves over a six-year period, thereby generating an additional tax liability. At September 30, 2002 and 2001, the Association's post-1987 reserves amounted to $2.0 million and $2.6 million, respectively. Pre-1988 reserves would only be subject to recapture if the institution fails to qualify as a thrift. Recapture of post-1987 reserves was required to begin during the tax year ended September 30, 1999.

The Sarbanes-Oxley Act was enacted by Congress during the summer of 2002 to enhance corporate governance practices. The Company's management and board of directors are informed about the requirements of the Sarbanes-Oxley Act and the Company is actively monitoring regulatory implementation of the Act. However, due to the regulated environment in which financial institutions operate, many requirements of the new legislation are already part of the Company's internal control structure. Therefore, the Act is not expected to result in material changes to the Company's corporate governance processes.

Market Risk and Asset/Liability Management
The Company's financial performance is affected by the success of the fee generating products it offers to its customers, the credit quality of its loans and securities, and the extent to which its earnings are affected by changes in interest rates. Credit risk is the risk that borrowers will become unable to repay their debts as they become due. The Company relies on high quality underwriting standards, loan review, and an adequate allowance for loan losses to mitigate its credit risk.

Interest rate risk is the risk of loss in principal value and risk of earning less net interest income due to changes in interest rates. Put simply, savings institutions solicit deposits and lend the funds they receive to borrowers. The difference between the rate paid on deposits and the rate received on loans is the interest rate spread. If the rates paid on deposits change, or reprice, with the same timing and magnitude as the rates change on loans, there is perfect matching of interest rate changes and thus, no change in interest rate spread and no interest rate risk. In actuality, interest rates on deposits and other liabilities do not reprice at the same time or with the same magnitude as those on loans, investments and other interest-earning assets. For example, historically the Company primarily originated fixed-rate residential loans for its portfolio. Because fixed-rate loans do not reprice until payoff and because the majority of residential loans have terms of 15 to 30 years (with actual expected lives of seven to ten years), the interest rate characteristics of the loan portfolio do not exactly match the Company's liabilities, which consist of deposits with maturities ranging up to ten years and borrowings which mature or reprice in five years or less. When interest rates change, this mismatch creates changes in interest rate spread that influence net interest income and result in interest rate risk.

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

The OTS Thrift Bulletin 13a ("TB 13a") contains the prevailing guidance on the management of interest rate risk and provides a description of how the "Sensitivity to Market Risk" rating is to be determined. Sensitivity to Market Risk represents the "S" component of the CAMELS rating which is used by regulators in their evaluation of financial institutions. The OTS has established detailed minimum guidelines for two areas of interest rate risk management. These guidelines establish minimum expectations for (1) the establishment and maintenance of board-approved risk limits and (2) an institution's ability to measure interest rate risk exposure. Each thrift's board of directors is responsible for establishing risk limits for the institution. The interest rate risk limits are expected to include limits on the change in NPV as well as limits on earnings sensitivity.

NPV limits include minimums for the NPV ratio, which is calculated by dividing the NPV by the present value of the institution's assets for a given rate scenario. The board of directors has specified the minimum NPV ratio it is willing to allow under interest rate shifts of 100 and 200 basis points up and down. Both the NPV limits and the actual NPV forecast calculations play a role in determining a thrift's Sensitivity to Market Risk. The prudence of the limits and the compliance with board-prescribed limits are factors in the determination of whether or not the institution's risk management is sufficient. In addition, the NPV ratio permitted by the institution's policies under an adverse 200 basis point rate shift scenario is combined with the institution's current interest rate sensitivity to determine the institution's "Level of Interest Rate Risk". The Level of Interest Rate Risk is then utilized in conjunction with an assessment of the "Quality of Risk Management Practices" to determine the "S" component of the CAMELS rating.

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

The Company has historically originated primarily fixed-rate residential loans. Many of these loans have been sold to the Federal National Mortgage Association ("FNMA") with servicing retained, and currently loans are sold to other entities with servicing released, while few are held in the Company's portfolio. In order to reduce the exposure to interest rate fluctuations, the Company has developed strategies to manage its liquidity, shorten the effective maturities and increase the repricing of certain interest-earning assets, and increase the effective maturities of certain interest-bearing liabilities. During recent years, the Company undertook significant projects to manage and reduce interest rate risk. In February 2001, the Company securitized $190.3 million in fixed-rate single family mortgage loans. The loans were sold to FNMA with servicing retained and the resulting FNMA mortgage-backed securities ("MBS") were recorded as available for sale securities on the Company's books. Subsequently, the MBS were sold with the two-fold benefit of producing $5.4 million in gain on sale of investments and reducing long term fixed-rate assets from the interest rate risk profile. The second significant event impacting interest rate risk was the acquisition of 13 branches from Washington Mutual Bank in September 2001. These were commercial bank branches which included $118.8 million of commercial loans and $50.7 million of consumer loans. Most of these loans are adjustable rate shorter term loans. Cash obtained in the transaction was primarily invested in MBS and collateralized mortgage obligations ("CMO's") having shorter terms than conventional single-family mortgage loans. All these events serve to improve the Company's interest rate risk position.

The Company's Board of Directors has established risk limits which are in compliance with TB 13a. NPV values for the Association are regularly calculated by the OTS based on regulatory guidelines. The following table presents the Association's projected change in NPV and the NPV ratio for the various rate shock levels as of September 30, 2002 and 2001, using the regulatory calculations. The assets and liabilities at the parent company level are not considered in the analysis. The exclusion of holding company assets and liabilities does not have a significant effect on the analysis of NPV sensitivity. All market rate sensitive instruments presented in these tables are classified as either held-to-maturity or available-for-sale. The Association has no trading securities.

PROJECTED CHANGES IN NET PORTFOLIO VALUE:
 At September 30,                        2002                      2001
------------------------------------------------------------------------------
                                         Sensitivity               Sensitivity
                                   NPV       Measure         NPV       Measure
 Change in Interest Rates        Ratio(Basis Points)       Ratio(Basis Points)
 200 basis point rise .......      6.67%         (126)       5.22%       (208)
 100 basis point rise .......      7.79%          (14)       6.53%        (77)
 Base Rate Scenario .........      7.93%           --        7.30%         --
 100 basis point decline ....      7.11%          (82)       7.12%        (19)
 200 basis point decline ....       N/A           N/A        6.68%        (62)

The improvement noted in the sensitivity measure is an ongoing result of the actions taken as noted above, including the sale of fixed-rate single family mortgage loans and the branch acquisition, which provided a portfolio of primarily adjustable-rate and shorter term loans. In addition, fiscal 2002 saw significant prepayments on fixed-rate mortgage loans, reducing the balances of such long term assets. Proceeds from loan repayments were reinvested in shorter term, less than five years, mortgage-backed assets. Also, new single family loan production is being sold in the secondary market, again acting to reduce such long term asset balances.

The preceding table indicates that at September 30, 2002, in the event of a sudden and sustained increase in prevailing market interest rates, the
Association's NPV and NPV ratio would be expected to decrease, but would decrease to a lesser extent than under previous asset/liability mixes.

Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. Actual values may differ from those projections presented, if market conditions vary from assumptions used in the calculation of NPV. Certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the assets. In addition, the proportion of adjustable-rate loans in the Association's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the NPV. Finally, the ability of many borrowers to repay their adjustable-rate mortgage loans may decrease in the event of interest rate increases.

A conventional measure of interest rate sensitivity for savings institutions is the calculation of interest rate "gap". This measure of interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap", provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceed the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would result in a decrease in net interest income. Conversely, during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income.

At September 30, 2002, the Association's one-year cumulative gap was a negative 20.61% of total assets compared to a negative 15.13% of total assets at September 30, 2001. The increased negative balance is a result of balances held in cash and short term investments on September 30, 2001 being reinvested during 2002 in investments and MBS with stated maturities greater than one year.

The following table sets forth certain historical information relating to the Company's interest-earning assets and interest-bearing liabilities that are estimated to mature or are scheduled to reprice within one year.

 At September 30,                          2002        2001       2000
----------------------------------------------------------------------
                                                (In thousands)
 Earning assets maturing
 or repricing within one year.....     $221,598    $318,777   $209,072
 Interest-bearing liabilities
 maturing or repricing within
 one year.........................      533,486     541,016    291,681
 Deficiency of earning assets
 over interest-bearing liabilities
 as a percent of total assets.....     (20.61%)    (15.13%)    (8.31%)
 Percent of assets to liabilities
 maturing or repricing within
 one year.........................      41.54%      58.92%     71.68%

The   following   table   presents   the   difference   between  the   Company's
interest-earning assets and interest-bearing liabilities within specified maturities at September 30, 2002. This table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the repricing of certain assets and liabilities is subject to competitive and other limitations. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may in fact mature or reprice at different times and at different volumes.


                                3 Months   > 3 Months  > 6 Months  > 1 to 3  > 3 to 5  > 5 to 10  > 10 to 20      > 20
                                 or Less  to 6 Months   to 1 Year     Years     Years      Years       Years     Years       TOTAL
                                --------  -----------  ----------  --------  --------  ---------  ----------  --------  ----------

ASSETS                                                   (In thousands)
 Permanent 1-4 Mortgages:
----------------------------------------------------------------------------------------------------------------------------------
  Adjustable-rate............     $2,123       $4,452     $12,541    $4,539    $4,717        $--         $--        $--    $28,372
  Fixed-rate.................        312           92         449       308     1,318     13,828      52,436    242,684    311,427
 Other Mortgage Loans:
  Adjustable-rate............     10,976       11,460      10,560    48,888    23,388        237          --         --    105,509
  Fixed-rate.................        219          191         199     1,309     3,207     11,361       5,397      5,627     27,510
  Mortgage-Backed Securities.     25,287        1,291       1,576    46,341    85,819    163,176     170,356    146,458    640,304
 Non-Real Estate Loans:
  Adjustable-rate............     60,455        2,137       1,965     5,834     3,117         20          49         --     73,577
  Fixed-rate.................      2,081          631         904     7,636    11,608     15,462      32,575        665     71,562
  Investment Securities......     40,792       16,813      14,092    30,108        --        790      35,735      2,468    140,798
  Other Interest-Bearing Assets       --           --          --        --        --        457          --         --        457
----------------------------------------------------------------------------------------------------------------------------------
  Total Rate Sensitive Assets   $142,245      $37,067     $42,286  $144,963  $133,174   $205,331    $296,548   $397,902 $1,399,516
                                ========      =======     =======  ========  ========   ========    ========   ======== ==========
LIABILITIES
----------------------------------------------------------------------------------------------------------------------------------
  Deposits - Fixed Maturity..    $93,539      $77,690    $104,467  $114,477   $34,047    $32,081        $318       $100   $456,719
  Deposits - Interest Bearing
  Checking...................      5,145        5,145      10,290    13,153    11,227     36,313      28,496     16,098    125,867
  Deposits - Money Market....     17,144       17,144      34,288    81,901    54,424     52,639      72,544        562    330,646
  Deposits - Passbook and
  Statement Savings..........      2,182        2,182       4,365     7,379     9,778     20,537      18,344     21,234     86,001
  Other Interest Bearing
     Liabilities.............    115,905       20,000      24,000    43,000     8,000         --          --         --    210,905
----------------------------------------------------------------------------------------------------------------------------------
  Total Rate Sensitive
     Liabilities.............   $233,915     $122,161    $177,410  $259,910  $117,476   $141,570    $119,702    $37,994 $1,210,138
                                ========     ========    ========  ========  ========   ========    ========    ======= ==========
  Interest Rate Sensitivity
     Gap.....................   ($91,670)    ($85,094)  ($135,124)($114,947)  $15,698    $63,761    $176,846   $359,908   $189,378
  Cumulative Interest Rate
  Sensitivity Gap............   ($91,670)   ($176,764)  ($311,888)($426,835)($411,137) ($347,376)  ($170,530)  $189,378         --
  Sensitivity Gap to Total
     Assets..................     (6.06%)      (5.62%)     (8.93%)   (7.59%)    1.04%      4.21%      11.68%     23.78%         --
  Cumulative Interest Rate
  Sensitivity Gap to Total
     Assets..................     (6.06%)     (11.68%)    (20.61%)  (28.20%)  (27.16%)   (22.95%)    (11.27%)    12.51%         --

Liquidity and Capital Resources
The Company generates cash through operating activities, primarily as a result of net income. The adjustments to reconcile net income to net cash provided by operations during the years presented consists primarily of the provision for loan losses, deferred income taxes, depreciation and amortization, stock-based compensation expense, amortization of deferred loan origination fees, net gain on the sale of investment and mortgage-backed securities, increases or decreases in various escrow accounts and increases or decreases in other assets and liabilities. The primary investing activity of the Association is lending, which is funded with cash provided from operations and financing activities, as well as proceeds from amortization and prepayments on existing loans and mortgage-backed and related securities. For additional information about cash flows from operating, financing, and investing activities, see the Consolidated Statements of Cash Flows included in the Consolidated Financial Statements.

The Association is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings association maintain liquid assets of not less than 4.00% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. At September 30, 2002, the Association's liquidity, as measured for regulatory purposes, was 10.3%. The Company has borrowing agreements with banks that can be used if funds are needed. (See Notes 10 and 11 to the Consolidated Financial Statements.)

OTS capital regulations require the Association to have: (i) tangible capital equal to 1.5% of adjusted total assets, (ii) core capital equal to 4.0% of adjusted total assets, and (iii) total risk-based capital equal to 8.0% of risk-weighted assets. At September 30, 2002, the Association was in compliance with all regulatory capital requirements effective as of such date, with tangible, core and risk-based capital of 6.6%, 6.6% and 14.0%, respectively. (See Note 20 to the Consolidated Financial Statements.)

Changes in Financial Condition
At September 30, 2002, the consolidated assets of the Company totaled $1.5 billion, consistent with $1.5 billion at September 30, 2001.

Total cash and cash equivalents decreased $72.6 million, or 61.32%, from $118.4 million at September 30, 2001 to $45.8 million at September 30, 2002. The decrease is primarily the result of the cash from the branch purchase from Washington Mutual Bank in September 2001 being held in federal funds at
September 30, 2001 while other appropriate investment alternatives were researched. During 2002, the excess cash was invested as reflected in the increase in mortgage-backed securities.

Net loans receivable decreased by $72.5 million, or 10.67%, to $607.5 million at September 30, 2002, compared to $680.0 million at September 30, 2001. The decrease is the result of increased prepayments on loans coupled with sale of new one- to four- family loan production.

Investment securities decreased $35.3 million, or 22.78%, from $154.8 million at September 30, 2001 to $119.5 million at September 30, 2002. This decrease was the result of $41.9 million in purchases offset by $15.1 million in scheduled maturities and the sale of $62.0 million of investment securities available for sale. During the year ended September 30, 2002, $109.5 million of principal payments were received on mortgage-backed and related securities ("MBS") and $87.1 million were sold, thus reducing the balance of MBS. This reduction was more than offset by the purchase of $419.4 million in MBS, resulting in a net increase in total MBS from $423.3 million at September 30, 2001 to $650.8 million at September 30, 2002. The purchases of investment securities and MBS were funded by cash obtained in the branch acquisition, maturities of securities, funds generated by loan repayments, and borrowings.

Real estate owned and repossessed assets increased from $445,855 at September 30, 2001 to $758,663 at September 30, 2002. The balance at September 30, 2001 consists of single family residences. The balance at September 30, 2002 consisted primarily of four single family residences and one commercial property.

Other assets decreased $5.6 million from $9.3 million at September 30, 2001 to $3.7 million at September 30, 2002. The majority of the decrease resulted from payment of a $4.1 million receivable from Washington Mutual Bank ("WAMU") related to the final settlement for the branch acquisition, which was included in the balance at September 30, 2001 and collected in October 2001.

Deposit liabilities decreased $10.8 million, or 0.94%, from $1.2 billion at September 30, 2001 to $1.1 billion at September 30, 2002. The decrease is primarily due to a reduction in time deposits as a result of a strategy to reduce interest expense.

Advances from the FHLB of Seattle increased from $168.0 million at September 30, 2001 to $205.3 million at September 30, 2002.

Total shareholders' equity increased $5.8 million from $114.1 million at September 30, 2001 to $119.9 million at September 30, 2002. The increase is the combined effect of $4.8 million paid for stock repurchases and $3.3 million in dividends paid on common shares offset by net earnings for the year and a $4.7 million increase in net unrealized gain on securities available for sale.

Asset Quality
Non-Performing Assets
At September 30, 2002, the ratio of non-performing assets (including nonaccrual loans, accruing loans greater than 90 days delinquent, real estate owned, and other repossessed assets) to total assets was 0.12%, compared to 0.05% at September 30, 2001. The increase is due to an increase in the balance of nonaccrual loans from $271,000 at September 30, 2001 to $1,091,000 at September 30, 2002 and a $312,808 increase in real estate owned and repossessed assets. The Association intends to maintain asset quality by continuing its focus on conscientious underwriting. With the expansion of other lending options such as commercial and multi-family real estate loans, equity lines of credit, other consumer loan products, and commercial loans, the Association has evaluated the trade off associated with planned loan growth and the greater credit risk associated with such forms of lending.

Classified Assets
The Association has established a Classification of Assets Committee that meets at least quarterly to approve and develop action plans to resolve problems associated with the assets. The Committee also reviews recommendations for new classifications and makes any changes in present classifications, as well as making recommendations for the adequacy of reserves.

In accordance with regulatory requirements, the Association reviews and classifies on a regular basis its assets as "special mention", "substandard", "doubtful", and "loss", as appropriate. All nonaccrual loans and non-performing assets are included in classified assets.

Allowance for Loan Losses
The Association has established a systematic methodology for determination of provisions for loan losses. The methodology is set forth in a formal policy and takes into consideration the need for an overall general valuation allowance as well as specific allowances that are tied to individual loans. Provision for loan losses is recorded based on the Association's evaluation of specific loans in its portfolio, historical loan loss experience, the volume and type of lending, general economic conditions, and the existing level of the Association's allowance for loan losses.

The following table sets forth at the dates indicated the loan loss allowance, charge-offs, and recoveries:

 At or For the Year Ended September 30,      2002        2001         2000
--------------------------------------------------------------------------
                                                    (In thousands)
 General loan loss allowance...........    $7,376      $7,951       $4,062
 Specific loss allowance...............        --          --           20
 Charge-offs...........................       747          90          607
 Recoveries............................        16          42          441

Comparison of Operating Results for the Years Ended September 30, 2002 and 2001 General
The purchase of 13 branches from Washington Mutual Bank in September 2001 had significant impact on the operations of the Company during fiscal 2002. The transaction contributed significantly to loan and deposit balances, added 13 locations, and introduced 124 employees to the Klamath First family at year end 2001. Therefore, the income and expenses related to this significant change had little effect on fiscal 2001, but had a dominant impact on fiscal 2002. The influence of this change is evident in all categories of income and expenses during the current fiscal year.

During fiscal 2002, the Company operated in an economy that experienced declining interest rates and a relatively normal yield curve. Strategic decisions to revise interest rates paid on deposits to lower interest expense resulted in improvement in both interest rate spread and interest rate margin over the previous year. Net earnings decreased by $782,226, or 10.3% from $7.6 million for the year ended September 30, 2001 to $6.8 million for the year ended September 30, 2002. Net earnings for the year ended September 30, 2001 were enhanced by gains on sale of securities totaling $5.4 million which were not repeated to that extent for 2002.

Interest Income
Interest income increased $17.2 million, or 24.5%, from $70.1 million for the year ended September 30, 2001 to $87.3 million for the year ended September 30, 2002. The general interest rate environment during the year had declining interest rates but the branch acquisition in September 2001 included significant commercial and consumer loan balances, increasing the earning assets, and also providing loans with slightly higher yields. Rates on short term investments such as federal funds and interest-earning deposits decreased sharply over the year. The combined result of these changes is reflected in the average yield on interest earning assets, which decreased from 6.99% for the year ended September 30, 2001 to 6.35% for the year ended September 30, 2002.

Average loans receivable increased $49.2 million and the yield on loans increased 4 basis points, resulting in a $4.1 million increase in interest income on loans. Purchases of MBS boosted interest income on MBS by $14.8 million. The average balance of investment securities increased $22.6 million, or 17.5%, however the average rate decreased by 92 basis points, resulting in a $131,061 decrease in interest income on investment securities compared with the same period in 2001.

Interest Expense
Average deposits increased by $349.7 million for the year ended September 30, 2002 compared to the year ended September 30, 2001, due to the deposit balances acquired in the WAMU branch transaction in September 2001. The average interest paid on interest-bearing deposits decreased significantly, from 4.52% for the year ended September 30, 2001 to 2.92% for the year ended September 30, 2002. During the year ended September 30, 2002, the Company reduced interest rates paid on deposit accounts as part of a strategic plan to improve profitability. This strategic move is evidenced by the decrease in interest expense which was coupled with a 52.1% increase in average deposit balances. As a result, interest expense decreased $1.2 million, or 3.0%, comparing the year ended September 30, 2002 to 2001. Interest expense on deposits decreased $521,672 from $30.3 million for the year ended September 30, 2001 to $29.8 million for the year ended September 30, 2002.

Interest expense on FHLB borrowings decreased $457,332 due to decreased average borrowings of $3.7 million which was partially offset by a 26 basis point increase in the average rate paid.

As noted previously, the general interest rate environment during the year was represented by declining rates. The impact of this environment is evident in the decrease in interest rates on interest-earning assets from 6.99% for the year ended September 30, 2001 to 6.35% for the year ended September 30, 2002. Decreases were noted in yields for most categories of assets. However, due to the strategic moves made by the Company in deposit pricing, overall rates on interest-bearing liabilities decreased 150 basis points from 4.81% for the year ended September 30, 2001 to 3.31% for the year ended September 30, 2002. As a result, interest rate spread increased from 2.18% for the year ended September 30, 2001 to 3.04% for the year ended September 30, 2002. Net interest margin (net interest income as a percent of average interest-earning assets) also improved significantly, from 2.93% for the fiscal year ended September 30, 2001 to 3.48% for the year ended September 30, 2002.

Provision for Loan Losses
The provision for loan losses was $156,000, recoveries were $16,224, and charge offs were $747,092 during the year ended September 30, 2002 compared to a provision for loan losses of $387,000, with $42,406 of recoveries, and charge offs of $90,173 during the year ended September 30, 2001. Charge offs during the year ended September 30, 2002 related primarily to a land development loan and various consumer loans. Charge offs during the year ended September 30, 2001 related primarily to construction loans from one borrower and various consumer loans.

The provision for loan losses for the year ended September 30, 2002 was less than for the previous year because the strategy to sell newly originated one- to four-family loans in the secondary market meant that fewer loans were added to the loan portfolio. The loans added in the branch acquisition were allocated allowance as part of the purchase accounting and thus did not significantly impact the provision for fiscal years 2002 and 2001.

The composition of the loan portfolio is monitored on a regular basis. Significant increases in commercial and consumer loans, which are considered to have more associated credit risk than the Company's traditional portfolio of one- to four-family residential mortgages, are considered in the determination of the appropriate level of allowance for loan losses. As part of the branch acquisition, a loan loss allowance was allocated to the acquired loans. At

September 30, 2001, the allowance for loan losses was equal to 1,108.9% of non-performing assets compared to 398.7% at September 30, 2002. The decrease in the coverage ratio at year end 2002 was the result of an increase in non-performing assets.

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

  Year Ended September 30,                   2002                             2001                              2000
-------------------------------------------------------------------------------------------------------------------------------
                               Average                Yield/    Average                 Yield/    Average                Yield/
                               Balance   Interest       Rate    Balance   Interest        Rate    Balance   Interest       Rate
 INTEREST-EARNING ASSETS    (In thousands)
  Loans receivable........... $660,246    $52,179      7.90%   $611,095    $48,051       7.86%   $747,842    $57,134      7.64%
  Mortgage backed and
  related securities.........  508,712     26,369      5.18%    192,976     11,611       6.02%     85,874      5,036      5.86%
  Investment securities......  151,749      7,159      4.72%    129,171      7,282       5.64%    145,504      8,737      6.00%
  Federal funds sold.........   21,092        440      2.09%     38,686      1,599       4.13%      3,224        180      5.59%
  Interest earning deposits..   19,027        333      1.75%     18,930        768       4.06%      5,552        312      5.63%
  FHLB stock.................   13,013        813      6.25%     12,175        822       6.75%     11,345        759      6.69%
                             ---------    -------             ---------    -------                -------    -------
  Total interest-earning
     assets..................1,373,839     87,293      6.35%  1,003,033     70,133       6.99%    999,341     72,158      7.22%
  Non-interest-earning
     assets..................  114,405                           44,817                            40,566
                             ---------    -------             ---------    -------                -------    -------
  Total Assets..............$1,488,244                       $1,047,850                        $1,039,907
                            ==========                       ==========                        ==========
 INTEREST-BEARING LIABILITIES
  Tax and insurance reserve..   $2,316        $66      2.85%     $2,952       $114       3.85%     $4,401       $ 89      2.02%
  Passbook and statement
     savings.................   82,358        930      1.13%     47,278      1,067       2.26%     53,890        959      1.78%
  Interest-bearing checking..  122,610        907      0.74%     75,070        812       1.08%     69,831        779      1.12%
  Money market...............  319,336      6,377      2.00%    164,523      6,332       3.85%    149,088      6,218      4.17%
  Certificates of deposit....  496,070     21,569      4.35%    383,796     22,093       5.76%    377,934     20,408      5.40%
  FHLB advances/
  Short term borrowings......  170,037      9,682      5.69%    173,786     10,333       5.95%    208,508     12,303      5.90%
                             ---------     ------               -------     ------                -------     ------
  Total interest-bearing
     liabilities.............1,192,727     39,531      3.31%    847,405     40,751       4.81%    863,652     40,756      4.72%
  Non-interest-bearing
     liabilities.............  180,765                           86,406                            65,762
                             ---------    -------             ---------    -------                -------    -------
  Total liabilities..........1,373,492                          933,811                           929,414
  Shareholders' equity.......  114,752                          114,039                           110,493
                            ----------                       ----------                        ----------
  Total Liabilities and
  Shareholders' Equity......$1,488,244                       $1,047,850                        $1,039,907
                            ==========                       ==========                        ==========
  Net interest income........             $47,762                          $29,382                           $31,402
                                          =======                          =======                           =======
  Interest rate spread.......                          3.04%                             2.18%                            2.50%
                                                       ====                              ====                             ====
  Net interest margin........                          3.48%                             2.93%                            3.14%
                                                       ====                              ====                             ====
  Average interest-earning
     assets to average
     interest-bearing
     liabilities.............                        115.18%                           118.37%                          115.71%
                                                     ======                            ======                           ======

Non-Interest Income
Non-interest income increased $1.6 million, or 14.5%, to $12.6 million for the year ended September 30, 2002 from $11.0 million for the year ended September 30, 2001. During the year ended September 30, 2001, the Company realized $5.4 million in gains on sales of investments when it sold MBS resulting from securitization of single family mortgage loans. This is compared to $1.7 million in gain on sale of securities for the year ended September 30, 2002. Disregarding the gains on sale of investments, non-interest income increased 93.4%, from $5.6 million for the year ended September 30, 2001 to $10.9 million for the year ended September 30, 2002. The increase is the result of continued improvement in fees and service charges due to more accounts and a revised fee structure and a $502,860 increase in gain on sale of mortgage loans. Growth in the activity in the Association's investment subsidiary, Klamath First Financial Services, increased commission income by over $1.0 million.

Non-Interest Expense
Non-interest expense increased $21.5 million, or 74.7%, from a total of $28.7 million for the prior year to $50.2 million for the year ended September 30, 2002. The increase is primarily attributed to the expansion of the branch network through the branch acquisition in September 2001 and addition of de novo branches. Compensation, employee benefits, and related expense increased $7.7 million, or 53.1%, from $14.4 million for the year ended September 30, 2001 to $22.1 million for the same period of 2002. Increases in compensation expense arose from the addition of 124 employees as part of the WAMU branch acquisition and other back office personnel added to handle the increased activity resulting from a 48% increase in accounts, as well as personnel added at five de novo branches opened during the year ended September 30, 2002. Other expense increased $5.8 million, or 71.4%, from $8.2 million for the year ended September 30, 2001 to $14.0 million for the current year. Increases were noted as a result of the branch acquisition, the opening of the second Medford, Oregon branch and the opening of four new in-store branches. For example, postage and courier expense increased $629,632, and supplies expense increased $411,765. Checking department expense increased by $1.2 million and ATM expense increased by $274,301, both due to the increase in number of locations and deposit accounts. Advertising expense increased $294,808 due to the expansion of the branch network. Professional service fees increased $131,468 with items relating to recruitment of executives, training enhancements, and the hiring of a consulting firm for a commercial loan project. The ratio of non-interest expense to average total assets was 3.4% and 2.7% for the years ended September 30, 2002 and 2001, respectively.

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

  For the Year Ended September 30                       2001 vs. 2002                               2000 vs. 2001
-------------------------------------------------------------------------------------------------------------------------------
                                                 Increase (Decrease) Due To                  Increase (Decrease) Due To
                                                                      Net Increase                                 Net Increase
                                             Rate     Volume   Rate/Vol (Decrease)        Rate     Volume   Rate/Vol (Decrease)
-------------------------------------------------------------------------------------------------------------------------------

 INTEREST-EARNING ASSETS (in thousands)
  Loans.................................    $ 242     $3,864        $20     $4,126      $1,670  ($10,447)     ($306)   ($9,083)
  Mortgage-backed and related securities  (1,608)     18,997    (2,631)     14,758         131      6,281        163      6,575
  Investment securities.................  (1,187)      1,273      (208)      (122)       (534)      (981)         60    (1,455)
  Federal funds sold....................    (791)      (727)        360    (1,158)        (47)      1,982      (516)      1,419
  Interest-bearing deposits.............    (437)          4        (2)      (435)        (87)        752      (209)        456
  FHLB stock............................     (61)         57        (4)        (8)           7         56         --         63
                                         --------------------------------------------------------------------------------------
  Total Interest-Earning Assets......... ($3,842)    $23,468   ($2,465)    $17,161      $1,140   ($2,357)     ($808)   ($2,025)
                                         =======     =======    ======     =======      ======    ======       ====     ======

 INTEREST-BEARING LIABILITIES
  Tax and insurance reserves............    ($29)      ($24)         $6      ($47)         $81      ($29)      ($27)        $25
  Savings...............................    (532)        791      (395)      (136)         257      (118)       (31)        108
  Interest-bearing checking.............    (257)        514      (163)         94        (27)         59          1         33
  Money market..........................  (3,047)      5,959    (2,867)         45       (479)        644       (51)        114
  Certificates of deposit...............  (5,406)      6,463    (1,581)      (524)       1,347        317         21      1,685
  FHLB advances/Short term borrowings...    (437)      (223)          9      (651)          96    (2,049)       (17)    (1,970)
                                          -------------------------------------------------------------------------------------
  Total Interest-Bearing Liabilities.... ($9,708)    $13,480   ($4,991)   ($1,219)      $1,275   ($1,176)     ($104)       ($5)
                                          ======     =======    ======     ======       ======    ======       ====         ==
Increase (Decrease) in Net Interest
   Income...............................                                  $18,380                                      ($2,020)
                                                                          =======                                       ======

Income Taxes
The provision for income taxes was $3.3 million for the year ended September 30, 2002, representing an effective tax rate of 32.4% compared with $3.7 million for the year ended September 30, 2001 representing an effective tax rate of 32.9%. The decrease in effective tax rate for 2002 is primarily due to an increase in income on tax-exempt municipal securities. (See Note 12 to the Consolidated Financial Statements.)

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000 General
Significant transactions marked the year ended September 30, 2001, as the Company positioned itself for growth in the future. Strategic decisions had a mixed impact on earnings. The sale and securitization of $190.3 million in fixed-rate single family mortgages left the Company holding the resulting MBS. The timing of the securitization provided the opportunity to sell the MBS at a gain totaling $5.4 million before tax. Ultimately, the transaction removed $190.3 million in long term fixed-rate assets from the interest rate risk profile and provided significant earnings. The other transaction that impacted most aspects of the Company was the WAMU branch acquisition. As discussed above, the transaction contributed significantly to loan and deposit balances, added 13 locations, and introduced 124 employees to the Klamath First family.

During fiscal 2001, the Company operated in an economy that experienced declining interest rates and a gradual return to a more normal yield curve, in contrast to the inverted yield curve at the end of the prior year wherein short term rates were higher than long term rates. However, with the rapidly declining rates and strategic decisions to make the balance sheet less liability sensitive, interest rate spread continued to be squeezed. Net earnings increased by $1.1 million, or 17.8% from $6.4 million for the year ended September 30, 2000 to $7.6 million for the year ended September 30, 2001, primarily as a result of the gain on sale of securities.

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

Average deposits decreased by $19.9 million for the year ended September 30, 2001 compared to the year ended September 30, 2000 while the average interest paid on interest-bearing deposits increased slightly from 4.34% for the year ended September 30, 2000 to 4.52% for the year ended September 30, 2000. Interest expense on FHLB borrowings decreased $2.1 million due to decreased average borrowings of $34.7 million.

As noted previously, the general interest rate environment during fiscal 2001 was represented by a normalizing yield curve with much lower rates throughout the curve and especially lower on the short maturities. The impact of this environment is evident in the decrease in interest rate spread from 2.50% for the year ended September 30, 2000 to 2.18% for the year ended September 30, 2001. While yields on assets decreased by 23 basis points, cost of interest bearing liabilities increased by 18 basis points, resulting in a lower spread for the current year. Net interest margin (net interest income as a percent of average interest-earning assets) also decreased from 3.14% for the fiscal year ended September 30, 2000 to 2.93% for the year ended September 30, 2001.

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

The provision for loan losses for the year ended September 30, 2001 was lower than for the previous year because the strategy to sell newly originated one- to four-family loans in the secondary market meant that few loans were added to the loan portfolio. The loans added in the branch acquisition were allocated allowance as part of the purchase accounting and thus did not impact the provision for the year.

During the year ended September 30, 2001, the composition of the loan portfolio changed dramatically, with significant increases in commercial and consumer loans, which are considered to have more associated credit risk than the Company's traditional portfolio of one- to four-family residential mortgages. As part of the branch acquisition, an appropriate loan loss allowance was allocated to the acquired loans. At September 30, 2000, the allowance for loan losses was equal to 251.5% of non-performing assets compared to 1,108.9% at September 30, 2001. The increase in the coverage ratio at year end 2001 was the result of a decrease in non-performing assets and a higher allowance which incorporates the risk factors associated with the significant increase in commercial and consumer loans.

Non-Interest Income
Non-interest income increased $6.9 million, or 169.0%, to $11.0 million for the year ended September 30, 2001 from $4.1 million for the year ended September 30, 2000. The Company realized $5.4 million in gains on sales of investments when it sold MBS resulting from securitization of single family mortgage loans. However, disregarding the gain on sale of investments, there remained a $1.6 million increase in non-interest income from $4.1 million for the year ended September 30, 2000 to $5.6 million for the year ended September 30, 2001. The increase was the result of continued improvement in fees and service charges and a $487,000 increase in gain on sales of mortgage loans.

Non-Interest Expense
Non-interest expense increased $4.9 million, or 20.8%, from a total of $23.8 million for the prior year to $28.7 million for the year ended September 30, 2001. Compensation, employee benefits, and related expense increased $2.6 million, or 21.4%, from $11.9 million for the year ended September 30, 2000 to $14.4 million for the same period of 2001. Of this increase, $388,000 relates to early retirement accruals associated with the termination of the defined-benefit pension plan and retirement of five of the Company's long-time employees. Other increases in compensation expense arose from the addition of 124 employees as part of the WAMU branch acquisition and other back office personnel added to handle the increased activity resulting from a 48% increase in accounts. Other expense increased $1.5 million, or 21.7%, from $6.7 million for the year ended September 30, 2000 to $8.2 million for the current year. Increases were noted as a result of the branch acquisition, opening of the Redmond, Oregon branch and opening of four new in-store branches. For example, postage and courier expense increased $247,803, and supplies expense increased $114,937. Professional service fees increased $118,174 with items relating to recruitment of executives and training enhancements. Expense related to loan pools sold to FNMA totaled $419,289 and is a new cost associated with the securitization of mortgage loans. The ratio of non-interest expense to average total assets was 2.7% and 2.3% for the years ended September 30, 2001 and 2000, respectively.

Income Taxes
The provision for income taxes was $3.7 million for the year ended September 30, 2001, representing an effective tax rate of 32.9% compared with $3.5 million for the year ended September 30, 2000 representing an effective tax rate of 35.5%. The decrease in effective tax rate for 2001 was primarily due to an increase in income on tax-exempt municipal securities and the effect of $270,000 in tax refunds received during this fiscal year related to amended tax returns for a prior year. (See Note 12 to the Consolidated Financial Statements.)

COMMON STOCK INFORMATION
Since October 4, 1995, the Company's common stock has traded on The Nasdaq Stock Market, Inc. under the symbol "KFBI". As of September 30, 2002, there were approximately 1,256 shareholders of record. This total does not reflect the number of persons or entities who hold stock in nominee or "street" name through various brokerage firms.

The high and low common stock prices by quarter were as follows:

 Year Ended September 30,                     2002                2001
---------------------------------------------------------------------------
                                        High        Low      High       Low
---------------------------------------------------------------------------
 First quarter...............         $13.28     $12.40    $12.88    $11.50
 Second quarter..............          13.62      13.01     14.00     12.13
 Third quarter...............          16.65      13.13     14.89     12.95
 Fourth quarter..............          16.19      14.00     15.20     12.70

The per share cash dividends declared by quarter were as follows:

 Year Ended September 30,                     2002               2001
---------------------------------------------------------------------------
 First quarter...............               $0.130             $0.130
 Second quarter..............                0.130              0.130
 Third quarter...............                0.130              0.130
 Fourth quarter..............                0.130              0.130

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

Board of Directors
Klamath First Bancorp, Inc.
Klamath Falls, Oregon
We have audited the accompanying consolidated balance sheets of Klamath First Bancorp, Inc.and Subsidiaries (the "Company") as of September 30, 2002 and 2001, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended September 30, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Klamath First Bancorp, Inc. and Subsidiaries as of September 30, 2002 and 2001 and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Portland, Oregon
November 1, 2002


   Consolidated Balance Sheets                                                  Sept. 30, 2002     Sept. 30, 2001
-----------------------------------------------------------------------------------------------------------------

 ASSETS
   Cash and due from banks .................................................   $    38,444,500    $    40,446,042
   Interest bearing deposits with banks ....................................         5,762,373          3,791,252
   Federal funds sold and securities purchased
      under agreements to resell ...........................................         1,584,540         74,151,272
                                                                               ---------------    ---------------
   Total cash and cash equivalents .........................................        45,791,413        118,388,566

   Investment securities available for sale, at fair value
   (amortized cost: $119,940,845 and $154,190,612) .........................       119,542,052        154,675,760
   Investment securities held to maturity, at amortized cost
   (fair value: $-- and $137,429) ...........................................               --            135,388
   Mortgage-backed and related securities available for sale, at fair value
   (amortized cost: $640,304,722 and $419,639,650) .........................       650,796,164        421,637,670
   Mortgage-backed and related securities held to maturity, at amortized cost
   (fair value: $-- and $1,642,174) .........................................               --          1,620,612
   Loans receivable, net ...................................................       607,464,660        679,990,308
   Real estate owned and repossessed assets ................................           758,663            445,855
   Premises and equipment, net .............................................        23,410,847         16,911,912
   Stock in Federal Home Loan Bank of Seattle, at cost .....................        13,510,400         12,698,000
   Accrued interest receivable .............................................         8,177,014          8,657,586
   Core deposit intangible and other intangible assets .....................        40,298,989         44,088,926
   Other assets ............................................................         3,745,151          9,321,227
                                                                                --------------     --------------
   Total assets ............................................................    $1,513,495,353     $1,468,571,810
                                                                                ==============     ==============
 Liabilities and Shareholders' Equity

 Liabilities
   Deposit liabilities .....................................................    $1,142,005,997     $1,152,824,144
   Accrued interest on deposit liabilities .................................           721,810          1,574,606
   Advances from borrowers for taxes and insurance .........................         5,105,955          6,637,994
   Advances from Federal Home Loan Bank of Seattle .........................       205,250,000        168,000,000
   Short term borrowings ...................................................         1,700,000          1,700,000
   Accrued interest on borrowings ..........................................           820,975            801,743
   Pension liabilities .....................................................           842,272            942,148
   Deferred federal and state income taxes .................................         1,466,556            597,345
   Other liabilities .......................................................         8,438,245          6,799,241
                                                                                --------------     --------------
   Total liabilities .......................................................     1,366,351,810      1,339,877,221
                                                                                --------------     --------------
   Mandatorily redeemable preferred securities .............................        27,205,507         14,553,684
                                                                                --------------     --------------

   Commitments and contingent liabilities

 Shareholders' Equity

   Preferred stock, $.01 par value, 500,000 shares authorized; none issued.                 --                 --
   Common stock, $.01 par value, 35,000,000 shares authorized,
   September 30, 2002 - 6,744,040 issued, 6,366,546 outstanding
   September 30, 2001 - 7,060,667 issued, 6,561,461 outstanding ............            67,440             70,607
   Additional paid-in capital ..............................................        30,282,059         33,926,796
   Retained earnings-substantially restricted ..............................        87,265,334         83,816,307
   Unearned shares issued to ESOP ..........................................        (2,935,130)        (3,913,510)
   Unearned shares issued to MRDP ..........................................          (999,111)        (1,298,859)
   Accumulated other comprehensive income ..................................         6,257,444          1,539,564
                                                                                ---------------    --------------
   Total shareholders' equity ..............................................       119,938,036        114,140,905
                                                                                ---------------    --------------
   Total liabilities and shareholders' equity ..............................    $1,513,495,353     $1,468,571,810
                                                                                ==============     ==============


   Consolidated Statements of Earnings - Year Ended Sept. 30                    2002           2001          2000
-----------------------------------------------------------------------------------------------------------------

 Interest income
   Loans receivable ...................................................   $52,178,747   $48,051,228   $57,133,422
   Mortgage-backed and related securities .............................    26,368,930    11,611,184     5,035,957
   Investment securities ..............................................     7,972,257     8,103,318     9,495,804
   Federal funds sold and securities
   purchased under agreements to resell ...............................       440,220     1,598,662       180,253
   Interest bearing deposits ..........................................       333,019       768,192       312,293
                                                                          -----------    ----------    ----------
   Total interest income ..............................................    87,293,173    70,132,584    72,157,729
                                                                          -----------    ----------    ----------
 Interest expense

   Deposit liabilities ................................................    29,782,599    30,304,271    28,363,916
   Advances from FHLB of Seattle ......................................     9,608,659    10,065,991    12,184,341
   Other ..............................................................       139,857       380,579       207,963
                                                                           ----------    ----------    ----------
   Total interest expense .............................................    39,531,115    40,750,841    40,756,220
                                                                           ----------    ----------    ----------
   Net interest income ................................................    47,762,058    29,381,743    31,401,509

   Provision for loan losses ..........................................       156,000       387,000     1,764,000
                                                                           ----------    ----------    ----------
   Net interest income after provision for loan losses ................    47,606,058    28,994,743    29,637,509
                                                                          ----------    ----------    ----------

 Non-interest income
   Fees and service charges ...........................................     7,876,902     4,293,983     3,212,434
   Gain on sale of investments ........................................     1,707,172     5,374,723         6,836
   Gain on sale of real estate owned ..................................        25,852        86,927       154,661
   Gain on sale of loans ..............................................     1,076,745       573,885        86,826
   Brokerage and annuity commissions ..................................     1,368,057       362,387       164,025
   Other income .......................................................       559,103       321,758       469,892
                                                                           ----------    ----------    ----------
   Total non-interest income ..........................................    12,613,831    11,013,663     4,094,674
                                                                           ----------    ----------    ----------
Non-interest expense

   Compensation, employee benefits and related expense.................    22,125,329    14,448,997    11,898,041
   Occupancy expense ..................................................     4,811,472     2,858,504     2,413,316
   Data processing expense ............................................     1,499,490     1,007,040       913,531
   Insurance premium expense ..........................................       181,449       133,407       186,557
   Loss on sale of investments ........................................       628,823        30,632            --
   Loss on sale of real estate owned ..................................           771        39,911         7,863
   Amortization of core deposit intangible ............................     5,520,680     1,794,330     1,652,677
   Mandatorily redeemable preferred securities expense ................     1,423,774       252,367            --
   Other expense ......................................................    13,979,591     8,154,956     6,700,888
                                                                          ----------    ----------    ----------
   Total non-interest expense .........................................    50,171,379    28,720,144    23,772,873
                                                                          ----------    ----------    ----------
   Earnings before income taxes .......................................    10,048,510    11,288,262     9,959,310
   Provision for income taxes .........................................     3,259,734     3,717,260     3,533,158
                                                                           ----------    ----------    ----------
   Net earnings .......................................................   $ 6,788,776   $ 7,571,002   $ 6,426,152
                                                                          ===========   ===========   ===========

   Earnings per common share - basic ..................................   $      1.06   $      1.14   $      0.94
   Earnings per common share - fully diluted ..........................   $      1.05   $      1.13   $      0.94
   Weighted average common shares outstanding - basic..................     6,411,351     6,627,200     6,822,025
   Weighted average common shares outstanding -  with dilution.........     6,495,498     6,702,045     6,822,025
See notes to consolidated financial statements


                                                        Consolidated Statements of Shareholders' Equity
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                Unearned     Unearned     Accumulated
                                  Common   Common   Additional                    shares       shares           Other          Total
                                   stock    stock      paid-in     Retained       issued       issued   comprehensive  shareholders'
                                  shares   amount      capital     earnings      to ESOP      to MRDP   income (loss)         equity
                               ---------- -------  -----------  -----------  ------------  ------------  ------------  -------------
  Balance at
  October 1, 1999              7,062,092  $79,084  $43,794,535  $76,866,452  ($5,871,900)  ($3,519,296)  ($1,763,412)  $109,585,463
  Cash dividends                      --       --           --   (3,579,349)          --            --            --     (3,579,349)
  Stock repurchased
     and retired                (542,151)  (5,422)  (6,249,273)          --           --            --            --     (6,254,695)
  ESOP contribution               97,865       --      142,826           --      978,650            --            --      1,121,476
  MRDP contribution               74,622       --       13,708           --           --     1,020,918            --      1,034,626
-----------------------------------------------------------------------------------------------------------------------------------
                               6,692,428   73,662   37,701,796   73,287,103   (4,893,250)   (2,498,378)   (1,763,412)   101,907,521
-----------------------------------------------------------------------------------------------------------------------------------
  Comprehensive income
   Net earnings                                                   6,426,152                                               6,426,152
   Other comprehensive
   income:
    Unrealized gain on
    securities, net of tax
    and reclassification
    adjustment1                                                                                              390,888        390,888
-----------------------------------------------------------------------------------------------------------------------------------
  Total comprehensive income                                                                                              6,817,040
-----------------------------------------------------------------------------------------------------------------------------------
  Balance at
  September 30, 2000           6,692,428   73,662   37,701,796   79,713,255   (4,893,250)   (2,498,378)   (1,372,524)   108,724,561
-----------------------------------------------------------------------------------------------------------------------------------
  Cash dividends                      --       --           --   (3,467,950)          --            --            --     (3,467,950)
  Stock repurchased and
     retired                    (550,221)  (5,502)  (7,393,921)          --           --            --            --     (7,399,423)
  ESOP contribution               97,974       --      396,471           --      979,740            --            --      1,376,211
  MRDP contribution               76,618       --       13,708           --           --     1,199,519            --      1,213,227
  Exercise of stock options      244,662    2,447    3,208,742           --           --            --            --      3,211,189
-----------------------------------------------------------------------------------------------------------------------------------
                               6,561,461   70,607   33,926,796   76,245,305   (3,913,510)   (1,298,859)   (1,372,524)   103,657,815
-----------------------------------------------------------------------------------------------------------------------------------
  Comprehensive income
   Net earnings                                                   7,571,002                                               7,571,002
   Other comprehensive
   income:
    Unrealized gain on
    securities, net of tax
    and reclassification
    adjustment2                                                                                            2,912,088      2,912,088
-----------------------------------------------------------------------------------------------------------------------------------
  Total comprehensive income                                                                                             10,483,090
-----------------------------------------------------------------------------------------------------------------------------------
  Balance at
  September 30, 2001           6,561,461   70,607   33,926,796   83,816,307   (3,913,510)   (1,298,859)    1,539,564    114,140,905
-----------------------------------------------------------------------------------------------------------------------------------
  Cash dividends                      --       --           --   (3,339,749)          --            --           --      (3,339,749)
  Stock repurchased and
     retired                    (345,986)  (3,460)  (4,747,387)          --           --            --           --      (4,750,847)
  ESOP contribution               97,865       --      410,593           --      978,380            --           --       1,388,973
  MRDP contribution               23,847       --       11,511           --           --       299,748           --         311,259
  Exercise of stock options       29,359      293      369,295           --           --            --           --         369,588
  Tax benefit of stock options       --        --      311,251           --           --            --           --         311,251
-----------------------------------------------------------------------------------------------------------------------------------
                               6,366,546   67,440   30,282,059   80,476,558   (2,935,130)    ( 999,111)   1,539,564     108,431,380
-----------------------------------------------------------------------------------------------------------------------------------
  Comprehensive income
  Net earnings                                                    6,788,776                                               6,788,776
  Other comprehensive income:
    Unrealized gain on
    securities, net of tax
    and reclassification
    adjustment3                                                                                           4,717,880       4,717,880
-----------------------------------------------------------------------------------------------------------------------------------
  Total comprehensive income                                                                                             11,506,656
-----------------------------------------------------------------------------------------------------------------------------------
  Balance at
  September 30, 2002           6,366,546  $67,440  $30,282,059  $87,265,334  ($2,935,130)    ($999,111)  $6,257,444    $119,938,036
                               =========  =======  ===========  ===========   ==========      ========   ==========    ============

1Net unrealized holding gain on securities of $440,870 (net of $270,211 tax expense) less reclassification adjustment for net gains included in net earnings of $49,982 (net of $30,634 tax expense).
2Net unrealized holding gain on securities of $2,893,883 (net of $1,773,670 tax expense) less reclassification adjustment for net losses included in net earnings of $18,205 (net of $11,158 tax benefit).
3Net unrealized holding gain on securities of $5,095,497 (net of $3,123,389 tax expense) less reclassification adjustment for net gains included in net earnings of $377,617 (net of $231,443 tax expense).
See notes to consolidated financial statements.


 Consolidated Statements of Cash Flows - Year Ended Sept. 30,   2002                2001            2000
-----------------------------------------------------------------------------------------------------------------------------------

 Cash flows from operating activities
   Net earnings                                            $6,788,776          $7,571,002     $6,426,152
   Adjustments to reconcile net earnings to net cash
   provided by (used in) operating activities:
   Depreciation and amortization                            7,715,652           3,161,017      2,927,853
   Deferred income taxes                                   (2,022,392)           (956,590)    (1,050,197)
   Provision for loan losses                                  156,000             387,000      1,764,000
   Provision for losses on real estate owned                       --                  --        120,000
   Compensation expense related to ESOP benefit             1,388,973           1,376,211      1,121,476
   Compensation expense related to MRDP Trust                 311,259           1,213,227      1,034,626
   Tax benefit associated with stock options                  311,251                 --              --
   Net amortization of premiums paid on investment
   and mortgage-backed and related securities               3,930,135             249,371        266,018
   Decrease in deferred loan fees, net of  amortization      (688,264)         (2,848,812)      (547,429)
   Net (gain) loss on sale of real estate owned and
   premises and equipment                                     (25,081)             39,452       (177,493)
   Net gain on sale of investment and mortgage-backed
   and related securities                                  (1,078,350)         (5,344,091)        (6,836)
   FHLB stock dividend                                       (812,400)           (821,500)      (758,300)
   Changes in assets and liabilities:
   Accrued interest receivable                                480,572          (2,225,513)       721,745
   Other assets                                             3,685,333          (7,456,909)      (329,286)
   Accrued interest on deposit liabilities                   (852,796)            389,530            605
   Accrued interest on borrowings                              19,232             (55,420)       822,679
   Pension liabilities                                        (99,876)             54,252         54,252
   Other liabilities                                        1,916,542           3,194,579        984,855
-----------------------------------------------------------------------------------------------------------------------------------
   Net cash provided by (used in) operating activities     21,124,566          (2,073,194)    13,374,720
-----------------------------------------------------------------------------------------------------------------------------------
 CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from maturity of investment securities
   held to maturity                                           135,000             130,000        290,000
   Proceeds from maturity of investment securities
   available for sale                                      15,000,000          33,425,000     33,360,000
   Principal repayments received on mortgage-backed
   and related securities held to maturity                  1,238,278             531,435        434,252
   Principal repayments received on mortgage-backed
   and related securities available for sale              108,276,166          46,429,807     26,859,810
   Principal repayments received on loans                 286,803,701         145,496,311     99,031,327
   Loan originations                                     (281,665,175)       (136,492,447)   (97,246,615)
   Loans purchased                                         (1,683,363)                 --       (507,600)
   Loans sold                                              68,661,105          30,708,858      6,315,261
   Purchase of investment securities available for sale   (41,854,162)        (78,456,931)    (1,110,000)
   Purchase of mortgage-backed and related securities
   available for sale                                    (419,414,542)       (383,198,597)   (29,396,069)
   Purchase of FHLB stock                                          --                  --       (160,900)
   Proceeds from sale of investment securities
   available for sale                                      61,977,158          10,367,746     10,051,563
   Proceeds from sale of mortgage-backed
   and related securities available for sale               87,131,357         187,991,361             --


   Consolidated Statements of Cash Flows  - Year Ended Sept. 30  2002                2001           2000
-----------------------------------------------------------------------------------------------------------------------------------

 CASH FLOWS FROM INVESTING ACTIVITIES (cont.)
   Proceeds from sale of real estate owned and
   premises and equipment                                    $653,574          $1,261,175     $2,722,397
   Investment in real estate owned                                 --             (86,742)            --
   Purchases of premises and equipment                     (8,533,907)         (5,392,241)    (2,271,628)
   Acquisitions, net of cash acquired                              --         206,548,213             --
-----------------------------------------------------------------------------------------------------------------------------------
   Net cash provided by (used in) investing activities   (123,274,810)         59,262,948     48,371,798
                                                         ------------         -----------     ----------
 CASH FLOWS FROM FINANCING ACTIVITIES

   Net increase (decrease) in deposit liabilities         (10,818,147)         33,986,127    (25,020,241)
   Proceeds from FHLB advances                             99,950,000           2,000,000    614,650,000
   Repayments of FHLB advances                            (62,700,000)         (7,000,000)  (638,650,000)
   Proceeds from short term borrowings                        200,000           3,400,000      3,700,000
   Repayments of short term borrowings                       (200,000)         (4,700,000)      (700,000)
   Issuance of mandatorily redeemable preferred
      securities                                           12,651,823          14,553,684             --
   Stock repurchase and retirement                         (4,750,847)         (7,399,423)    (6,254,695)
   Proceeds from exercise of stock options                    369,588           3,211,189             --
   Advances from borrowers for taxes and insurance         (1,532,039)         (3,015,382)      (105,251)
   Dividends paid                                          (3,617,287)         (3,783,983)    (3,942,320)
-----------------------------------------------------------------------------------------------------------------------------------
   Net cash provided by (used in) financing activities     29,553,091          31,252,212    (56,322,507)
                                                         ------------         -----------     ----------
   Net (decrease) increase in cash and cash equivalents   (72,597,153)         88,441,966      5,424,011
   Cash and cash equivalents at beginning of year         118,388,566          29,946,600     24,522,589
-----------------------------------------------------------------------------------------------------------------------------------
   Cash and cash equivalents at end of year               $45,791,413        $118,388,566    $29,946,600
                                                         ============         ===========     ==========
   Supplemental schedule of interest and income taxes paid
   Interest paid                                          $40,364,979         $42,020,217    $39,932,938
   Income taxes paid                                        2,795,000           3,930,000      4,745,000

   Supplemental schedule of noncash investing
   and financing activities
   Net unrealized gain on securities available for sale    $4,717,880          $2,912,088       $390,888
   Dividends declared and accrued in other liabilities        883,136             934,233        957,609
   Loans transferred to real estate owned                     949,830             870,128      2,291,059
   Write down of real estate owned                                 --                  --        343,450
   Loans securitized and recorded as mortgage-backed
   securities available for sale                                   --         190,300,518             --
   Mortgaged-backed securities held to maturity
   transferred to available for sale, at fair value           376,335                  --             --

[1] Summary of Significant Accounting Policies
Principles of Consolidation
The consolidated financial statements include the accounts of Klamath First Bancorp, Inc. (the "Company") and its wholly-owned subsidiaries, Klamath Capital Trust I, Klamath Capital Trust II and Klamath First Federal Savings and Loan Association (the "Association"), including the Association's subsidiaries, Klamath First Financial Services, Inc. and Pacific Cascades Financial, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

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

Loans
Loans held for investment are stated at the principal amount outstanding, net of deferred loan fees and unearned income. Loan origination fees, commitment fees and certain direct loan origination costs are capitalized and recognized as a yield adjustment over the lives of the loans using the level-yield method. Unearned discounts are accreted to income over the average lives of the related loans using the level-yield method, adjusted for estimated prepayments.

Interest income is recorded as earned. Management ceases to accrue interest income on any loan that becomes 90 days or more delinquent and reverses all interest accrued up to that time. Thereafter, interest income is accrued only if and when, in management's opinion, projected cash proceeds are deemed sufficient to repay both principal and interest. All loans for which interest is not being accrued are referred to as loans on non-accrual status.

Allowance for Loan Losses
The allowance for loan losses is established to absorb known and inherent losses in the loan portfolio. Allowances for losses on specific problem real estate loans are charged to earnings when it is determined that the value of these loans is impaired. In addition to specific reserves, the Company also maintains general provisions for loan losses based on evaluating known and inherent risks in the loan portfolio, including management's continuing analysis of the factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, current economic conditions, detailed analysis of individual loans for which full collectibility may not be assured, and determination of the existence and realizable value of the collateral and guarantees securing the loans. The allowance is an estimate based upon factors and trends identified by management at the time financial statements are prepared. The ultimate recovery of loans is susceptible to future market factors beyond the Company's control, which may result in losses or recoveries differing significantly from those provided in the consolidated financial statements. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance on loans.

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

Real Estate Owned and Repossessed Assets
Property acquired through foreclosure, repossession action, or deed in lieu of foreclosure is carried at the lower of estimated fair value, less estimated costs to sell, or the balance of the loan on the property at date of acquisition, not to exceed net realizable value. Costs excluding interest, relating to the improvement of property are capitalized, whereas those relating to acquiring and holding the property are charged to expense.

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

The Company assesses impairment of the MSR based on the fair value of those rights. For purposes of measuring impairment, the MSR are stratified based on interest rate characteristics (fixed-rate and adjustable-rate), as well as by coupon rate. In order to determine the fair value of the MSR, the Company uses a model that estimates the present value of expected future cash flows. Assumptions used in the model include market discount rates and anticipated prepayment speeds. In addition, the Company uses market comparables for estimates of the cost of servicing, inflation rates and ancillary income. An impairment allowance of $180,739 was recorded at September 30, 2002. No impairment allowance was considered necessary at September 30, 2001. Future interest rate decreases could have a negative impact on the recorded MSR.

Intangible Assets
In conjunction with branch acquisitions, the Company has recorded intangible assets, including core deposit intangible and other intangible assets. Core deposit intangibles are amortized over the estimated average remaining life of the deposit base acquired. Other intangible assets are amortized over a period no greater than the estimated remaining life of the long term assets acquired. At September 30, 2002, core deposit intangibles totaled $17.4 million and other intangible assets totaled $22.9 million.

Because other intangible assets were recorded in conjunction with the purchase of branches, they were accounted for in accordance with SFAS No. 72, Accounting for Certain Acquisitions of Bank and Thrift Institutions. In October 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 147, Acquisitions of Certain Financial Institutions, which requires such intangible assets to be accounted for under the provisions of SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. Under this guidance, other intangible assets will be evaluated for impairment but will no longer be amortized. The Company plans to adopt SFAS No. 147 as of October 1, 2002.

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

Employee Stock Ownership Plan
The Company sponsors an Employee Stock Ownership Plan ("ESOP"). The ESOP is accounted for in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position 93-6, Employer's Accounting for Employee Stock Ownership Plans. Accordingly, the shares held by the ESOP are reported as unearned shares issued to the employee stock ownership plan in the balance sheets. The ESOP authorizes release of the shares over a ten-year period, of which three years are remaining. As shares are released from collateral, compensation expense is recorded equal to the then current market price of the shares, and the shares become outstanding for earnings per share calculations.

Management Recognition and Development Plan
The Company sponsors a Management Recognition and Development Plan ("MRDP"). The MRDP is accounted for in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. The MRDP authorizes the grant of common stock shares to certain officers and directors, which vest over a five-year period in equal installments. The Company recognizes compensation expense in the amount of the fair value of the common stock in accordance with the vesting schedule during the years in which the shares are payable. When the MRDP awards are allocated, the common stock shares become common stock equivalents for earnings per share calculations. Compensation expense for the years ended September 30, 2002, 2001 and 2000 was $311,259, $1.2 million and $1.0 million, respectively.

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

SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The fair value approach measures compensation costs based on factors such as the term of the option, the market price at grant date, and the option exercise price, with expense recognized over the vesting period. See Note 17 for the pro forma effect on net earnings and earnings per share as if the fair value method had been used.

Recently Issued Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets, which is effective October 1, 2002. SFAS No. 142 will require that goodwill no longer be amortized and instead be tested for impairment at least annually. In addition, the standard includes provisions for the accounting and reporting of certain existing recognized intangibles and goodwill. Management is currently evaluating the impact that SFAS No. 142 may have on its consolidated financial statements.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets, which is effective October 1, 2002. This statement supersedes SFAS No. 121 and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30 for the disposal of a segment of a business. The Company is currently evaluating the impact that adoption of SFAS No. 144 may have on the consolidated financial statements.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 replaces previous accounting guidance which was provided by EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002.

In October 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 147, Acquisitions of Certain Financial Institutions, which requires certain intangible assets to be accounted for under the provisions of SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. Under this guidance, other intangible assets will be evaluated for impairment but will no longer be amortized. The Company plans to adopt SFAS No. 147 as of October 1, 2002. Expense related to amortization of other intangibles totaled $1.1 million for the year ended September 30, 2002. A similar expense will not be recorded in fiscal year 2003.

(2)  Acquisition

On September 7, 2001, the Company completed the acquisition of 13 branches from Washington Mutual. These branches are located along the Oregon coast and in northeastern Oregon, complementing and expanding the existing branch network. The transaction, which was accounted for as a purchase in accordance with SFAS No. 72, Accounting for Certain Acquisitions of Bank and Thrift Institutions, included acquisition of $179.3 million in loans and assumption of $423.5 million in deposit liabilities. The balance sheet at September 30, 2001 reflects inclusion of all assets and liabilities related to the transaction. Income and expense related to the transaction and operation of the branches for the period from September 7, 2001 to September 30, 2001 are reflected in the statement of earnings. As a result of this transaction, the Company recorded core deposit intangible of $15.0 million which will be amortized over the estimated life of the deposit base. The Company also recorded other intangible assets of $24.1 million related to the transaction.

(3) Cash and Due from Banks

The Company is required to maintain an average reserve balance with the Federal Reserve Bank, or maintain such reserve balance in the form of cash. The amount of this required reserve balance was approximately $4,024,000 and $766,000 at September 30, 2002 and 2001, respectively, and was met by holding cash and maintaining an average balance with the Federal Reserve Bank in excess of this amount.

(4) Investments and Mortgage-backed Securities

Amortized cost and approximate fair value of securities available for sale and held to maturity are summarized by type and maturity as follows:


INVESTMENT SECURITIES AVAILABLE-FOR-SALE
                                         Amortized         Gross  Unrealized            Fair
 September 30, 2002                           Cost        Gains        Losses          Value
--------------------------------------------------------------------------------------------
  State and municipal obligations
    Maturing within one year..........$    100,000   $      565   $        --   $    100,565
    Maturing after one year through
     five years ......................     485,300       12,929            --        498,229
    Maturing after five years through
     ten years .......................     790,110       56,682            --        846,792
    Maturing after ten years .........  38,202,338    2,381,961         4,044     40,580,255

  Corporate obligations
    Maturing within one year .........  17,890,090           --        55,225     17,834,865
    Maturing after one year through
     five years ......................  23,922,805      489,819        14,498     24,398,126
    Maturing after ten years .........  19,834,958           --     2,644,508     17,190,450

  Federal agency preferred stock
     Maturing after ten years ........  18,715,244           --        622,474    18,092,770
                                      ------------   ----------   ------------   ------------
                                      $119,940,845   $2,941,956   $  3,340,749  $119,542,052
                                      ============   ==========   ============  ============


INVESTMENT SECURITIES AVAILABLE-FOR-SALE
                                         Amortized        Gross  Unrealized           Fair
 September 30, 2001                           Cost        Gains      Losses          Value
-------------------------------------------------------------------------------------------
 U.S. Government obligations
 Maturing within one year              $15,003,079     $435,049         $--    $15,438,128
 through five years                     15,200,000      251,500          --     15,451,500
 Maturing after five years
 and through ten years                   9,916,677       45,223          --      9,961,900

 State and municipal obligations
 Maturing after one year
 through five years                        585,530       12,993          --        598,523
 Maturing after five years
 through ten years                         397,962        7,610          --        405,572

 Maturing after ten years               31,967,069      746,540      77,519     32,636,090
 Corporate obligations
 Maturing within one year               10,011,936      185,414          --     10,197,350
 Maturing after one year
 through five years                     35,562,330      942,817          --     36,505,147
 Maturing after ten years               19,830,093           --   1,814,343     18,015,750

 Federal agency preferred stock
 Maturing after ten years               15,715,936           --     250,136     15,465,800
-------------------------------------------------------------------------------------------
                                      $154,190,612   $2,627,146  $2,141,998   $154,675,760
                                      ============   ==========  ==========   =============

INVESTMENT SECURITIES HELD-TO-MATURITY
                                         Amortized        Gross  Unrealized           Fair
 September 30, 2001                           Cost        Gains      Losses          Value
 State and municipal obligations
-------------------------------------------------------------------------------------------
 Maturing within one year                 $135,388       $2,041  $       --       $137,429
                                      ============   ==========  ==========   =============
MORTGAGE-BACKED AND RELATED SECURITIES AVAILABLE-FOR-SALE
                                         Amortized        Gross  Unrealized           Fair
 September 30, 2001                           Cost        Gains      Losses          Value
-------------------------------------------------------------------------------------------
 FNMA maturing after one year
 through five years                     $2,944,195      $26,810  $       --     $2,971,005

 CMO's maturing after one year
 through five years                     11,520,162      237,265          --     11,757,427

 FHLMC maturing after one year
 through five years                     12,634,495      231,613          --     12,866,108

 FNMA maturing after five years
 through ten years                     133,151,422    4,006,978          --    137,158,400

 CMO's maturing after five years
 through ten years                       7,182,143       83,445          --      7,265,588

 FNMA maturing after ten years         116,232,557    1,134,165          --    117,366,722

 FHLMC maturing after ten years         37,902,266      425,289       2,515     38,325,040

 GNMA maturing after ten years          24,346,010      247,888         346     24,593,552

 CMO's  maturing after ten years       294,391,472    4,108,891       8,041    298,492,322
-------------------------------------------------------------------------------------------
                                      $640,304,722  $10,502,344     $10,902   $650,796,164
                                      ============  ===========   =========   =============

MORTGAGE-BACKED AND RELATED SECURITIES AVAILABLE-FOR-SALE
                                         Amortized        Gross  Unrealized           Fair
 September 30, 2001                           Cost        Gains      Losses          Value
-------------------------------------------------------------------------------------------
 FNMA maturing after one year
 through five years                     $1,315,698      $27,973  $       --     $1,343,671

 CMO's maturing after one year
 through five years                     25,958,997      174,744          --     26,133,741

 FHLMC maturing after one year
 through five years                     10,057,380      104,104          --     10,161,484

 FNMA maturing after five years
 through ten years                      10,057,489      165,138          --     10,222,627

 CMO's maturing after five years
 through  ten years                     90,827,507       67,227     608,387     90,286,347

 FNMA maturing after ten years          45,459,792      200,295      32,745     45,627,342

 FHLMC maturing after ten years          9,480,629      155,121         197      9,635,553

 GNMA maturing after ten years           6,816,570      160,234          --      6,976,804

 CMO's maturing after ten years        219,665,588    1,693,975     109,462    221,250,101
-------------------------------------------------------------------------------------------
                                      $419,639,650   $2,748,811    $750,791   $421,637,670
                                      ============   ==========   =========   =============

MORTGAGE-BACKED AND RELATED SECURITIES HELD-TO-MATURITY
                                         Amortized        Gross  Unrealized           Fair
 September 30, 2001                           Cost        Gains      Losses          Value
-------------------------------------------------------------------------------------------
 GNMA maturing after ten years          $1,620,612      $21,562  $       --     $1,642,174
                                      ============   ==========   =========   =============

Expected maturities of mortgage-backed and related securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

At September 30, 2002 and 2001, the Company pledged securities totaling $40.5 million and $42.0 million, respectively, to secure certain public deposits and for other purposes as required or permitted by law.

The Company has also pledged securities of zero and $1.5 million to secure short term borrowings at September 30, 2002 and 2001, respectively. (See Note 11.)

[5] Loans receivable

 September 30,                               2002           2001
-----------------------------------------------------------------
 Real estate loans
 Permanent residential 1-4 family    $339,403,368   $421,499,010
 Multi-family residential              21,595,322     23,257,194
 Construction                          15,223,441     21,673,519
 Agricultural                           4,888,861      4,218,263
 Commercial                            91,703,262     99,318,389
 Land                                   4,164,394      3,696,487
-----------------------------------------------------------------
 Total real estate loans              476,978,648    573,662,862
                                      -----------    -----------
 Non-real estate loans
 Savings account                        1,261,448      2,090,840
 Home improvement and home equity      65,092,250     50,464,521
 Other consumer                        16,926,304     18,696,626
 Commercial                            62,102,347     56,098,520
-----------------------------------------------------------------
 Total non-real estate loans          145,382,349    127,350,507
                                      -----------    -----------
 Total loans                          622,360,997    701,013,369
 Less
 Undisbursed portion of loans          3,609,164       8,472,757
 Deferred loan fees                     3,911,361      4,599,624
 Allowance for loan losses              7,375,812      7,950,680
-----------------------------------------------------------------
                                     $607,464,660   $679,990,308
                                     ============   =============


The weighted average interest rate on loans at September 30, 2002 and 2001 was 7.36% and 7.92%, respectively.

Included in loans receivable are $9.5 million and $77,500 of loans held for sale at September 30, 2002 and 2001, respectively. All these loans are one- to four-family mortgage loans. In the aggregate there was no lower of cost or market adjustment required; fair value approximates cost.

Aggregate loans to officers and directors, all of which were current, consist of the following (in thousands):

 Year Ended September 30,           2002         2001        2000
------------------------------------------------------------------
 Beginning balance                $2,990       $2,089      $2,380
 Originations                      1,018        1,227          83
 Principal repayments               (788)        (326)       (374)
------------------------------------------------------------------
 Ending balance                   $3,220       $2,990      $2,089
                                  ======       ======      ======

Activity in the allowance for loan losses is summarized as follows:

 Year Ended September 30,            2002         2001        2000
-------------------------------------------------------------------
 Balance, beginning of year    $7,950,680   $4,082,265  $2,483,625
 Charge offs                     (747,092)     (90,173)   (606,999)
 Recoveries                        16,224       42,406     441,639
 Additions                        156,000      387,000   1,764,000
 Acquisitions                          --    3,761,024          --
 Allowance reclassified with
 loan securitization                   --     (231,842)         --
-------------------------------------------------------------------
 Balance, end of year          $7,375,812   $7,950,680  $4,082,265
                               ==========   ==========  ===========

At September 30, 2002 and 2001, impaired loans totalled $200,000 and zero, respectively. There were no specifically allocated loan loss reserves related to these loans. The average investment in impaired loans for the years ended September 30, 2002 and 2001 was $43,590 and $33,226, respectively.

[6] Premises and Equipment
Premises and equipment consist of the following:

 September 30,                               2002            2001
------------------------------------------------------------------
 Land                                 $ 4,872,673     $ 2,828,648
 Office buildings and construction
 in progress                           17,766,655      13,022,085
 Furniture, fixtures and equipment      9,559,681       8,021,564
 Automobiles                               20,928          38,856
 Less accumulated depreciation         (8,809,090)     (6,999,241)
------------------------------------------------------------------

                                      $23,410,847     $16,911,912
                                      ===========     ===========

Depreciation expense was $2.0 million, $1.2 million, and $1.1 million for the years ended September 30, 2002, 2001, and 2000, respectively.

[7] Accrued Interest Receivable
The following is a summary of accrued interest receivable:

 September 30,                               2002            2001
------------------------------------------------------------------
 Loans receivable                     $ 3,578,678     $ 4,557,093
 Mortgage-backed and
 related securities                     3,028,121       2,212,276
 Investment securities                  1,570,154       1,881,592
 Federal funds sold and securities
 purchased under agreements
 to resell                                     61           6,625
------------------------------------------------------------------
                                      $ 8,177,014     $ 8,657,586
                                      ===========     ===========

[8] Mortgage Servicing Rights
Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of mortgage loans serviced for others was $140.3 million and $186.4 million at September 30, 2002 and 2001, respectively. The mortgage servicing rights are included in other assets in the consolidated balance sheets.

During the quarter ended March 31, 2001, the Company sold $190.3 million in seasoned fixed-rate single-family loans to FNMA. The mortgages were aggregated into 14 pools and securitized with the resulting MBS being retained by the Company and classified as available for sale. The loans were sold with servicing retained by the Company.

The fair value of MSR was determined using a discounted cash flow model, which incorporates the expected life of the loans, estimated costs to service the loans, servicing fees to be received, and other factors. Mortgage servicing rights for the loans securitized through FNMA were valued at $1.7 million. The key assumptions used to initially value the MSR recorded in 2001 included a constant prepayment rate ("CPR") of 20%, an average life of 6.3 years and a discount rate of 10%. The Company pays a guarantee fee to FNMA as part of the securitization and servicing of the loans, thus transferring all credit risk to FNMA. The final resulting basis in the MBS recorded was $185.9 million. As of September 30, 2001, all the resulting MBS were sold with a gain of $5.4 million.

The balance of the Company's originated MSR as of September 30, 2002, 2001 and 2000, and changes during the years then ended, were as follows:

 Year Ended September 30,                     2002         2001        2000
----------------------------------------------------------------------------
 Balance, beginning of year             $1,596,930      $95,420     $52,432
 Additions for loans securitized                --    1,653,830          --
 Additions for other loans sold                 --       54,693      59,868
 Amortization of servicing rights
 for loans securitized                    (327,542)    (167,857)         --
 Amortization of servicing rights
 for other loans sold                      (52,989)     (39,156)    (16,880)
 Valuation allowance                      (180,739)          --          --
----------------------------------------------------------------------------
 Balance, end of year                   $1,035,660   $1,596,930     $95,420
                                        ==========   ==========     =======

The changes in the Company's valuation allowance for impairment of MSR are as follows for the years indicated:

 Year Ended September 30,                     2002        2001        2000
--------------------------------------------------------------------------
 Balance, beginning of year               $      0     $    --     $    --
 Additions for impairment                 (180,739)         --          --
--------------------------------------------------------------------------
 Balance, end of year                    ($180,739)    $    --     $    --
                                         ==========    =======     =======

The Company evaluates MSR for impairment by stratifying MSR based on the predominant risk characteristics of the underlying financial assets. At September 30, 2002 and 2001, the fair values of the Company's MSR were $1,045,964 and $1,678,344, respectively, which were estimated using a discount rate of 8.5% and Public Securities Association prepayment assumptions ("PSA") ranging from 217 to 679 and 175 to 437, respectively.

At September 30, 2002, the key economic assumptions and the sensitivity of the current value for purchased MSR to immediate 10% and 20% adverse changes in those assumptions were as follows:

 At September 30,                                        2002
--------------------------------------------------------------
 Fair value of capitalized MSR                     $1,045,964
 PSA                                               217 to 679
 Impact on fair value of
 10% adverse change                                  (55,655)
 Impact on fair value of
 20% adverse change                                 (105,232)
 Discount rate                                           8.5%
 Impact on fair value of
 10% adverse change                                  (22,103)
 Impact on fair value of
 20% adverse change                                  (43,263)

These sensitivities are hypothetical and should be used with caution. As the amounts indicate, changes in fair value based on a change in assumptions generally cannot be extrapolated because the relationship of the change in assumptions to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, however, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities.

[9] Deposit Liabilities
The following is a summary of deposit liabilities:

 September 30,                                      2002                       2001
-------------------------------------------------------------------------------------------
                                              Amount    Percent           Amount   Percent
-------------------------------------------------------------------------------------------
 Checking accounts, non-interest
 bearing                                 $142,772,746     12.5%     $130,649,571     11.3%
                                       --------------    ------   --------------    ------
 Interest-bearing checking                125,866,951     11.0       116,755,784     10.1
                                       --------------    ------   --------------    ------
 Passbook and statement savings            86,000,755      7.5        77,646,048      6.7
                                       --------------    ------   --------------    ------
 Money market deposits                    330,646,410     29.0       283,893,020     24.6
                                       --------------    ------   --------------    ------
 Certificates of deposit
 Less than 4%                             241,617,671     21.1       136,034,530     11.8
 4.00% to 5.99%                           110,380,428      9.7       209,800,703     18.2
 6.00% to 7.99%                           104,395,224      9.1       197,755,646     17.2
 8.00% to 9.99%                               325,812      0.1           288,842      0.1
-------------------------------------------------------------------------------------------
                                          456,719,135     40.0       543,879,721     47.3
-------------------------------------------------------------------------------------------
                                       $1,142,005,997    100.0%   $1,152,824,144    100.0%
                                       ==============    ======   ==============    ======

The following is a summary of interest expense on deposits:

 Year Ended September 30,                         2002         2001         2000
---------------------------------------------------------------------------------
 Interest-bearing checking                   $ 906,544    $ 812,210    $ 779,335
 Passbook and statement savings                930,450    1,066,607      958,558
 Money market                                6,376,625    6,332,507    6,217,783
 Certificates of deposit                    21,691,878   22,199,640   20,575,944
---------------------------------------------------------------------------------
                                            29,905,497   30,410,964   28,531,620
 Less early withdrawal penalties               122,898      106,693      167,704
---------------------------------------------------------------------------------
 Net interest on deposits                  $29,782,599  $30,304,271  $28,363,916
                                           ===========  ===========  ===========


 At September 30, 2002 maturities of certificates of deposits were as follows:
 Within 1 year                                   $275,696,478
 1 year to 3 years                                114,476,601
 3 years to 5 years                                34,046,546
 Thereafter                                        32,499,510
--------------------------------------------------------------
                                                 $456,719,135
                                                 ============


 Weighted average interest rates at September 30 were as follows:     2002        2001
---------------------------------------------------------------------------------------
 Interest-bearing checking                                            0.44%       1.37%
 Passbook and statement savings                                       0.75%       2.05%
 Money market                                                         1.44%       3.21%
 Certificates of deposit                                              4.00%       5.32%
 Weighted average rate
 for all deposits                                                     2.42%       4.03%


Deposits in excess of $100,000 totaled $297.8 million and $280.9 million at September 30, 2002 and 2001, respectively. Customer deposits in excess of $100,000 are not insured by the Federal Deposit Insurance Corporation ("FDIC").

[10] Advances from FHLB
As a member of the FHLB of Seattle, the Association maintains a credit line that is a percentage of its total regulatory assets, subject to collateralization requirements. At September 30, 2002, the credit line was 30 percent of total assets of the Association. Advances are collateralized in the aggregate, as provided for in the Advances, Security and Deposit Agreements with the FHLB of Seattle, by certain mortgages or deeds of trust, and securities of the U.S. Government and agencies thereof. At September 30, 2002 the minimum book value of eligible collateral for these borrowings was $232.7 million.

Scheduled maturities of advances from the FHLB were as follows:

                                            September 30,  2002                                September 30, 2001
                                         Range of         Weighted                          Range of        Weighted
                                         interest          average                          interest         average
                            Amount          rates    interest rate             Amount          rates   interest rate
--------------------------------------------------------------------------------------------------------------------
 Due within one year   $31,250,000  1.91% - 2.20%            2.09%        $10,000,000          3.60%           3.60%
 After one but within
 five years             16,000,000  2.48% - 3.58%            3.06%                 --            --              --
 After five but within
 ten years             158,000,000  4.77% - 7.05%            5.86%        158,000,000  4.77% - 7.05%           5.86%
--------------------------------------------------------------------------------------------------------------------
                      $205,250,000                                       $168,000,000
                      ============                                       ============

Financial data pertaining to the weighted average cost, the level of FHLB advances and the related interest expense are as follows:

 Year Ended September 30,                     2002         2001          2000
------------------------------------------------------------------------------
 Weighted average interest rate
 at end of year                              5.07%         5.73%         5.90%
 Weighted daily average
 interest rate during the year               5.71%         5.90%         5.88%
 Daily average FHLB advances         $168,332,740  $170,520,548  $207,218,306
 Maximum FHLB advances
 at any month end                     205,250,000   173,000,000   230,000,000
 Interest expense during the year       9,608,659    10,065,991    12,184,341


[11] Short Term Borrowings
The Company had short term borrowings of $1.7 million and $1.7 million at September 30, 2002 and 2001, respectively. At September 30, 2002, the borrowings consisted of one unsecured line of credit with Key Bank that was fully disbursed. The interest rate of this line is the prime rate, which was 4.75% at September 30, 2002. At September 30, 2001, the borrowings consisted of one secured line of credit with Key Bank that was fully disbursed. This line carried interest based on one-month LIBOR plus 1.95%, which was 5.58% at September 30, 2001. The Company also had an unused line of credit totaling $15.0 million with U.S. National Bank of Oregon at September 30, 2002 and 2001. The Company is in compliance with all debt covenants imposed by the lenders.

Financial data pertaining to the weighted average cost, the level of short term borrowings and the related interest expense are as follows:

 Year Ended September 30,                    2002         2001        2000
---------------------------------------------------------------------------

 Weighted average interest rate
 at end of year                             4.75%        5.58%       9.01%
 Weighted daily average
 interest rate during the year              4.32%        8.22%       9.34%
 Daily average of
 short term borrowings                $1,704,521   $3,265,205  $1,289,617
 Maximum short term borrowings
 at any month end                      1,700,000    6,400,000   3,000,000
 Interest expense during the year         73,690      268,447     120,413

[12] Taxes on Income
The following is a summary of income tax expense (benefit):

 Year Ended September 30,                    2002         2001        2000
---------------------------------------------------------------------------
 Current Taxes
 Federal                               $4,306,047   $3,560,966  $3,735,797
 State                                    978,105      835,250     847,558
---------------------------------------------------------------------------
 Current tax provision                  5,284,152    4,396,216   4,583,355
---------------------------------------------------------------------------

 Deferred Taxes
 Federal                               (1,684,353)    (564,904)   (873,784)
 State                                   (340,065)    (114,052)   (176,413)
---------------------------------------------------------------------------
 Deferred tax benefit                  (2,024,418)    (678,956) (1,050,197)
---------------------------------------------------------------------------

 Provision for income taxes            $3,259,734   $3,717,260  $3,533,158
                                       ==========   ==========  ==========

An analysis of income tax expense, setting forth the reasons for the variation from the "expected" federal corporate income tax rate and the effective rate provided, is as follows:

 Year Ended September 30,                    2002         2001        2000
---------------------------------------------------------------------------
 Federal income taxes computed
 at statutory rate                           35.0%        35.0%       35.0%
 Tax effect of:
 State income taxes, net of
 Federal income tax benefit                   4.2          4.2         4.4
 Nondeductible ESOP
 compensation expense                         1.8          1.1         0.5
 Deductible MRDP
 compensation expense                         --           --          1.6
 Interest income on
 municipal securities                        (5.7)        (4.1)       (4.1)
 Other                                       (2.9)        (3.3)       (1.9)
---------------------------------------------------------------------------
 Income tax expense included
 in the statement of earnings                32.4%        32.9%       35.5%
                                             =====        =====       =====

Deferred income taxes at September 30, 2002 and 2001 reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws.

The tax effects of temporary differences which give rise to a significant portion of deferred tax assets and deferred tax liabilities are as follows:

 September 30,                               2002        2001
--------------------------------------------------------------
 Deferred Tax Assets
--------------------------------------------------------------
 Allowance for losses on loans         $1,679,909  $1,908,133
 Pension liability                        330,929     370,170
 Unearned ESOP shares                     353,036     392,295
 Core deposit premium                   2,264,290   1,255,293
 Basis difference in fixed assets         788,381     587,537
 Other                                         --      25,870
--------------------------------------------------------------
 Total gross deferred
 tax assets                             5,416,545   4,539,298
--------------------------------------------------------------

 Deferred Tax Liabilities
--------------------------------------------------------------
 FHLB stock dividends                   1,834,035   1,514,843
 Capitalized loan servicing income        360,498     627,434
 Capitalized conversion costs                  --     306,687
 Unrealized gain on securities
 available for sale                     3,135,399     647,859
 Deferred loan fees                       485,179     900,473
 Branch acquisition costs                 241,928          --
 Tax bad debt reserve
 in excess of base- year reserve          475,116     723,698
 Other                                    350,946     415,649
--------------------------------------------------------------
 Total gross deferred tax liabilities   6,883,101   5,136,643
--------------------------------------------------------------
 Net deferred tax liability           ($1,466,556)  ($597,345)
                                      ============  ==========

The Company has qualified under provisions of the Internal Revenue Code to compute federal income taxes after deductions of additions to the bad debt reserves. At September 30, 2002, the Company had a taxable temporary difference of approximately $10.5 million that arose before 1988 (base-year amount). In accordance with SFAS No. 109, Accounting for Income Taxes, a deferred tax liability has not been recognized for the temporary difference. Management does not expect this temporary difference to reverse in the foreseeable future.

[13] Mandatorily Redeemable Preferred Securities
In July 2001, the Company issued $15 million of mandatorily redeemable preferred securities through a subsidiary grantor trust. The Trust holds debt instruments of the parent company purchased with the proceeds of the securities issuance. The capital qualifying securities bear interest at a floating rate indexed to six-month LIBOR and mature in July 2031. At September 30, 2002 and 2001, the interest rate was 5.61% and 7.57%, respectively. The Company has the right to redeem the securities after five years at a premium, and after ten years at par. Certain changes in tax law or Office of Thrift Supervision regulations regarding the treatment of the capital securities as core capital could result in early redemption, at par, or a shortening in the maturity of the securities.

In April 2002, the Company issued $13 million of mandatorily redeemable preferred securities through a subsidiary grantor trust. The Trust holds debt instruments of the parent company purchased with the proceeds of the securities issuance. The capital qualifying securities bear interest at a floating rate indexed to six-month LIBOR and mature in April 2032. At September 30, 2002, the interest rate was 6.02%. The Company has the right to redeem the securities at a premium up to five years from issuance, and after five years at par. Certain changes in tax law or Office of Thrift Supervision regulations regarding the treatment of the capital securities as core capital could result in early redemption, at par, or a shortening in the maturity of the securities.

(14)  Commitments and Contingencies
In the ordinary course of business, the Company has various outstanding commitments and contingencies that are not reflected in the accompanying consolidated financial statements. In addition, the Company is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial condition, results of operations, or liquidity of the Company.

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

At September 30, 2002, loan commitments amounted to approximately $33.0 million comprised of $12.9 million in variable rate loans ranging from 3.38% to 14.25% and $20.1 million in fixed rate loans ranging from 3.75% to 10.75%. At September 30, 2002, the Company had $18.3 million in commitments to sell loans..

The Company originates residential real estate loans secured by residential, multi-family and commercial properties as well as consumer and commercial business loans. Substantially all of the Company's lending portfolio resides in the state of Oregon. An economic downturn in this area would likely have a negative impact on the Company's results of operations depending on the severity of the downturn.

[15] Shareholders' Equity
The Company's Articles of Incorporation authorize the issuance of 500,000 shares of preferred stock, having a par value of $.01 per share, in series and to fix and state the powers, designations, preferences and relative rights of the shares of such series, and the qualifications, limitations and restrictions thereof.

[16] Earnings Per Share
Earnings per share ("EPS") is computed in accordance with SFAS No. 128, Earnings per Share. Shares held by the Company's ESOP that are committed for release are considered contingently issuable shares and are included in the computation of basic EPS. Diluted EPS is computed using the treasury stock method, giving effect to potential additional common shares that were outstanding during the period. Potential dilutive common shares include shares awarded but not released under the Company's MRDP, and stock options granted under the Stock Option Plan. Following is a summary of the effect of dilutive securities on weighted average number of shares (denominator) for the basic and diluted EPS calculations. There are no resulting adjustments to net earnings.


 For the Year Ended  September 30,                         2002         2001        2000
-----------------------------------------------------------------------------------------
 Weighted average common
 shares outstanding - basic                           6,411,351    6,627,200   6,822,025
-----------------------------------------------------------------------------------------
 Effect of Dilutive Securities on Number of Shares:
 MRDP shares                                              8,108        9,252          --
 Stock options                                           76,039       65,593          --
-----------------------------------------------------------------------------------------
 Total Dilutive Securities                               84,147       74,845          --
-----------------------------------------------------------------------------------------
 Weighted average common shares
 outstanding - with dilution                          6,495,498    6,702,045   6,822,025
                                                      =========    =========   =========

[17] Employee Benefit Plans Employee Retirement Plan As of September 30, 2001, the Company terminated its participation in a multiple-employer trusteed pension plan ("Plan") covering all employees with at least one year of service and which paid direct pensions to certain retired employees. Benefits were based on years of service with the Company and salary excluding bonuses, fees, and commissions. Participants were vested in their accrued benefits after five years of service. Pension expense of $452,592 and $367,916 was incurred during the years ended September 30, 2001 and 2000, respectively. Separate actuarial valuations, including computed value of vested benefits, were not made with respect to each contributing employer, nor were the plan assets so segregated by the trustee. As part of the termination of the plan, early retirement was offered to certain long-time employees of the Company. The Company recorded expense of $378,887 in the year ended September 30, 2001 related to these retirements.

Effective October 1, 2001, the Company implemented a 401(k) plan for all employees. The Company will match 50% of the employee contributions up to a maximum of 6% of the employee's compensation. Expense of $451,649 was recorded in the year ended September 30, 2002 related to this plan.

Postretirement Benefit Plan
The Company has an unfunded postretirement benefit plan for certain retirees and all currently active employees who retire with at least ten years of service. The plan provides for payment of all or a portion of the Medicare Supplement premium for qualified retirees and their spouses. This plan was revised effective October 1, 2001 to limit benefits to those already retired and discontinue the benefit for current employees. The table below reflects the result of this change on the actuarial valuation of the plan.

Information related to the years ended September 30, 2002, 2001 and 2000 is presented below.

 Year Ended September 30,                      2002         2001        2000
-----------------------------------------------------------------------------
 Change in benefit obligation
 at beginning of year                      $401,461     $324,279    $193,861
 Service cost                                    --       27,386      24,276
 Interest cost                               13,121       25,852      23,937
 Actuarial changes                         (166,365)      35,109      92,453
 Benefits paid                              (10,818)     (11,165)    (10,248)
-----------------------------------------------------------------------------
 Benefit obligation at end of year         $237,399     $401,461    $324,279
                                           ========     ========    ========
 Components of
 net periodic benefit cost
-----------------------------------------------------------------------------
 Service cost                              $     --      $27,386     $24,276
 Interest cost                               13,121       25,852      23,937
 Recognition of changes in
 actuarial assumptions, prior
 service cost,  benefit changes,
 and actuarial  gains and losses                 --        9,475       9,475
-----------------------------------------------------------------------------
 Net periodic benefit cost                  $13,121      $62,713     $57,688
                                           ========     ========    ========


For measurement of the net periodic cost of the post retirement benefit plan, a 5.0% annual increase in the medical care trend rate was assumed. The assumed discount rate was 6.0% for 2002 and 7.5% for 2001 and 2000.

If the assumed medical trend rates were increased by 1%, the September 30, 2002 benefit obligation would increase from $237,399 to $268,479 and the net periodic benefit cost for the year ended September 30, 2002 would increase from $13,121 to $31,080.

Director Deferred Compensation Plan
The Company also has an unfunded supplemental benefits plan to provide members of the Board of Directors with supplemental retirement benefits. Supplemental benefits are based on monthly fees approved by the Compensation Committee of the Board. Pension costs recognized for the years ended September 30, 2002, 2001, and 2000 were zero, $71,052 and $71,052, respectively. At September 30, 2002 and 2001, the projected benefit obligation was $516,170 and $942,148, respectively. An actuarial valuation completed for the year ended September 30, 2002 showed a lower projected benefit obligation due to fewer covered directors and shorter expected benefit periods due to the increasing age of the directors covered under the plan. The difference between the projected benefit obligation and the amount recorded is being taken to income over five years which is the expected remaining average service life of the participants.

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

Option activity under the Stock Plan is as follows:

                   Weighted Number of Shares   Average Exercise Price
----------------------------------------------------------------------
 Outstanding, October 1, 1999        916,258                  $13.314
----------------------------------------------------------------------
 Granted                                  --                       --
 Exercised                                --                       --
 Canceled                                 --                       --
----------------------------------------------------------------------
 Outstanding, September 30, 2000     916,258                  $13.314
----------------------------------------------------------------------
 Granted                             207,500                  $12.412
 Exercised                          (244,662)                 $13.125
 Canceled                                 --                       --
----------------------------------------------------------------------
 Outstanding, September 30, 2001     879,096                  $13.154
----------------------------------------------------------------------
 Granted                              40,000                  $12.900
 Exercised                           (19,572)                 $13.125
 Canceled                            (19,573)                 $13.125
----------------------------------------------------------------------
 Outstanding, September 30, 2002     879,951                  $13.144
                                     =======                  =======

At September 30, 2002, 18,024 shares were available for future grants under the Stock Plan.

Additional information regarding options outstanding as of September 30, 2002 is as follows:
                Range of      Options        Options    Weighted Av. Remaining
          Exercise Prices  Outstanding   Exercisable          Contractual Life
-------------------------------------------------------------------------------
          $11.625-$13.144      207,500        77,500                       8.3
          $12.700-$13.100       40,000        10,000                       9.3
                  $13.125      609,208       589,635                       3.5
                  $20.577       23,243        18,594                       5.1
-------------------------------------------------------------------------------
                               879,951       695,729
                               =======       =======

Additional Stock Plan Information
As discussed in Note 1, the Company continues to account for its stock-based awards using the intrinsic value method in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements.

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

The weighted average grant-date fair value of options granted during fiscal years 2002, 2001, 1998 and 1996 were $1.63, $2.03, $6.65 and $4.12, respectively. The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. Had compensation cost for these awards been determined under SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the following pro forma amounts:


 Year ended September 30,                      2002         2001        2000
-----------------------------------------------------------------------------
 Net earnings:
-----------------------------------------------------------------------------
 As reported                             $6,788,776   $7,571,002  $6,426,152
-----------------------------------------------------------------------------
 Pro forma                                6,662,157    7,457,552   5,885,826

 Earnings per common share - basic:
-----------------------------------------------------------------------------
 As reported                                  $1.06        $1.14       $0.94
-----------------------------------------------------------------------------
 Pro forma                                    $1.04        $1.13       $0.86

 Earnings per common share - fully diluted:
-----------------------------------------------------------------------------
 As reported                                  $1.05        $1.13       $0.94
-----------------------------------------------------------------------------
 Pro forma                                    $1.03        $1.11       $0.86
-----------------------------------------------------------------------------


The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions:

                             2002 Grant   2001 Grant   1998 Grant   1996 Grant
-------------------------------------------------------------------------------
 Risk free interest rates         3.69%        5.09%        5.79%        6.33%
 Expected dividend                4.03%        4.33%        1.75%        1.75%
 Expected lives, in years         3.5          3.3          7.5          7.5
 Expected volatility            20.29%        28.73%       23.24%       19.63%

[18] Employee Stock Ownership Plan
As part of the stock conversion consummated on October 4, 1995, the Company established an ESOP for all employees that are age 21 or older and have completed two years of service with the Company. The ESOP borrowed $9,786,500 from the Company and used the funds to purchase 978,650 shares of the common stock of the Company issued in the conversion which would be distributed over a ten year period. The loan will be repaid principally from the Company's discretionary contributions to the ESOP over a period of ten years. The loan had an outstanding balance of $2.9 million and $3.9 million at September 30, 2002 and 2001, respectively, and an interest rate of 8.75%. The loan obligation of the ESOP is considered unearned compensation and, as such, recorded as a reduction of the Company's shareholders' equity. Both the loan obligation and the unearned compensation are reduced by the amount of loan repayments made by the ESOP. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid.

Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation in the year of allocation. Benefits are fully vested at all times under the ESOP. Forfeitures are reallocated to remaining plan participants and may reduce the Company's contributions. Benefits may be payable on retirement, death, disability, or separation from service. Since the Company's annual contributions are discretionary, benefits payable under the ESOP cannot be estimated. Compensation expense is recognized to the extent of the fair value of shares committed to be released. The Company recorded compensation expense under the ESOP of $1.4 million, $1.4 million, and $1.1 million for the years ended September 30, 2002, 2001 and 2000, respectively, and approximately 98,000 shares were allocated among the participants in each of those years.

[19] Fair Value of Financial Instruments
Financial instruments have been construed to generally mean cash or a contract that implies an obligation to deliver cash or another financial instrument to another entity.

                                              September 30, 2002            September 30, 2001
                                           Carrying           Fair      Carrying            Fair
                                             amount          value        amount           value
 Financial Assets:
-------------------------------------------------------------------------------------------------
 Cash and due from banks                $38,444,500    $38,444,500   $40,446,042     $40,446,042
 Interest earning deposits
 with banks                               5,762,373      5,762,373     3,791,252       3,791,252
 Federal funds sold and securities
 purchased under agreements
 to resell                                1,584,540      1,584,540    74,151,272      74,151,272
 Investment securities available
 for sale                               119,542,052    119,542,052   154,675,760     154,675,760
 Investment securities
 held to maturity                                --             --       135,388         137,429
 Mortgage-backed and related
 securities available for sale          650,796,164    650,796,164   421,637,670     421,637,670
 Mortgage-backed and related
 securities held to maturity                     --             --     1,620,612       1,642,174
 Loans receivable, net                  607,464,660    649,490,130   679,990,308     708,259,917
 FHLB stock                              13,510,400     13,510,400    12,698,000      12,698,000
 Mortgage servicing rights                1,035,660      1,045,964     1,596,931       1,678,344

 Financial Liabilities:
 Deposit liabilities                  1,142,005,997  1,155,611,434  1,152,824,144  1,170,696,536
 FHLB advances                          205,250,000    218,125,349    168,000,000    172,328,142
 Short term borrowings                    1,700,000      1,700,000      1,700,000      1,700,000
 Mandatorily redeemable
 preferred securities                    27,205,507     27,205,507     14,553,684     14,553,684

Fair value estimates, methods, and assumptions are set forth below:

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

Mortgage Servicing Rights - The fair value of MSRs is determined by estimating the present value of expected future cash flows, using a discount rate that is considered commensurate with the risks involved. The amounts and timing of the cash flows are estimated after considering various economic factors including prepayment speeds, delinquency and default assumptions.

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

Limitations - The fair value estimates presented herein were based on pertinent information available to management as of September 30, 2002 and 2001. Although management was not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements on those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

Fair value estimates were based on existing financial instruments without attempting to estimate the value of anticipated future business. The fair value has not been estimated for assets and liabilities that were not considered financial instruments.

[20] Regulatory Capital Requirements
The Company is not subject to any regulatory capital requirements. The Association, however, is subject to various regulatory capital requirements administered by the Office of Thrift Supervision ("OTS"). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary action by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, of Tier I capital to total assets, and tangible capital to tangible assets (set forth in the table below). Management believes that the Association meets all capital adequacy requirements to which it is subject as of September 30, 2002.

As of September 30, 2002, the most recent notification from the OTS categorized the Association as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized", the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

At periodic intervals, the OTS routinely examines the Association as part of its legally prescribed oversight of the thrift industry. Based on these examinations, the regulators can direct that the Association's financial statements be adjusted in accordance with their findings. A future examination by the OTS could include a review of certain transactions or other amounts reported in the Association's 2002 financial statements. In view of the uncertain regulatory environment in which the Association now operates, the extent, if any, to which a forthcoming regulatory examination may ultimately result in adjustments to the 2002 financial statements cannot be presently determined.

The Association's actual and required minimum capital ratios are presented in the following table:

                                                                                                            Categorized as "Well
                                                                                                             Capitalized" Under
                                                                                For Capital                   Prompt Corrective
                                                 Actual                       Adequacy Purposes                Action Provision
                                      ---------------------------         -------------------------    -----------------------------
                                         Amount             Ratio            Amount          Ratio         Amount            Ratio
                                      -----------          ------         ------------       ------    ------------          -------
 As of September 30, 2002
 Total Capital:                      $102,759,108           14.0%          $58,696,528         8.0%     $73,370,660            10.0%
 (To Risk Weighted Assets)
 Tier I Capital:                       95,497,095           13.0%                  N/A          N/A      44,022,396             6.0%
 (To Risk Weighted Assets)
 Tier I Capital:                       95,497,095            6.6%           58,297,476         4.0%      72,871,846             5.0%
 (To Total Assets)
 Tangible Capital:                     95,497,095            6.6%           21,861,554         1.5%             N/A             N/A
 (To Tangible Assets)

 As of September 30, 2001
------------------------------------------------------------------------------------------------------------------------------------
 Total Capital:                       $81,046,601           10.4%          $62,600,992         8.0%     $78,251,240            10.0%
 (To Risk Weighted Assets)
 Tier I Capital:                       73,162,799            9.3%                  N/A          N/A      46,950,744             6.0%
 (To Risk Weighted Assets)
 Tier I Capital:                       73,162,799            5.2%           56,671,203         4.0%      70,839,004             5.0%
 (To Total Assets)
 Tangible Capital:                     73,162,799            5.2%           21,251,701         1.5%             N/A             N/A
 (To Tangible Assets)

The following table is a reconciliation of the Association's capital, calculated according to generally accepted accounting principles, to regulatory tangible and risk-based capital:

 At September 30,                            2002            2001
------------------------------------------------------------------
 Association's equity               $ 142,052,659   $ 118,772,559
 Unrealized securities losses          (6,256,575)     (1,520,834)
 Core deposit intangible              (40,298,989)    (44,088,926)
------------------------------------------------------------------
 Tangible capital                      95,497,095      73,162,799
 General valuation allowances           7,262,013       7,883,802
------------------------------------------------------------------
 Total capital                       $102,759,108     $81,046,601
                                     ============     ===========

[21] Parent Company Financial Information
Condensed financial information as of September 30, 2002 and 2001 and for each of the three years in the period ended September 30, 2002, for Klamath First Bancorp, Inc. is presented and should be read in conjunction with the consolidated financial statements and the notes thereto:

BALANCE SHEETS

  At September 30,                              2002          2001
 Assets:
-------------------------------------------------------------------
 Cash and cash equivalents                $5,608,620    $5,637,989
 Investment and mortgage-backed
 securities                                  149,077     1,500,584
 Investment in wholly-owned
 subsidiary                              142,052,659   118,772,559
 Deferred tax asset                          310,718            --
 Other assets                              2,157,987     5,269,368
-------------------------------------------------------------------
 Total assets                           $150,279,061  $131,180,500
                                        ============  ============
 Liabilities:
-------------------------------------------------------------------
 Short-term borrowings                    $1,700,000    $1,700,000
 Other liabilities                         1,435,518       785,911
-------------------------------------------------------------------
 Total liabilities                         3,135,518     2,485,911
-------------------------------------------------------------------
 Mandatorily redeemable
 preferred securities                     27,205,507    14,553,684
-------------------------------------------------------------------
 Shareholders' equity:
 Common stock                                 67,440        70,607
 Additional paid-in capital               30,282,059    33,926,796
 Retained earnings                        93,522,778    85,355,871
 Unearned ESOP shares at cost             (2,935,130)   (3,913,510)
 Unearned MRDP shares at cost               (999,111)   (1,298,859)
-------------------------------------------------------------------
 Total shareholders' equity              119,938,036   114,140,905
-------------------------------------------------------------------
 Total liabilities and
 shareholders' equity                   $150,279,061  $131,180,500
                                        ============  ============

STATEMENTS OF EARNINGS

 Year Ended September 30,                     2002         2001        2000
----------------------------------------------------------------------------
 Equity in undistributed
 income of subsidiary                   $7,868,854   $8,271,234  $7,065,690
 Total interest income                     560,127      730,727     789,684
 Total interest expense                     74,650      268,185     120,412
 Non-interest income                        11,972           --         203
 Non-interest expense                    2,315,762    1,641,346   1,746,138
----------------------------------------------------------------------------
 Earnings before income taxes            6,050,541    7,092,430   5,989,027
 Provision for income taxes               (738,235)    (478,572)   (437,125)
----------------------------------------------------------------------------
 Net earnings                           $6,788,776   $7,571,002  $6,426,152
                                        ==========   ==========  ==========

STATEMENTS OF CASH FLOWS

 Year Ended September 30,                      2002           2001        2000
-------------------------------------------------------------------------------
 Net cash flows from
 operating activities                    $3,200,786     $8,229,769    $721,914
-------------------------------------------------------------------------------
 Cash flows from investing activities:
 Investment in subsidiary               (10,264,911)  (10,306,546)   (278,916)
 Maturity of investment and
 mortgage- backed securities                533,743       683,893     610,081
 Purchase of investment and
 mortgage-backed securities                 782,597            --          --
-------------------------------------------------------------------------------
 Net cash flows provided by
 (used in) investing activities          (8,948,571)   (9,622,653)    331,165
                                         ----------    ----------    --------
 Cash flows from financing activities:
 Cost of ESOP shares released               978,380       979,740     978,650
 Proceeds from
 short-term borrowings                    1,900,000     3,400,000   3,700,000
 Repayments of
 short-term borrowings                   (1,900,000)   (4,700,000)   (700,000)
 Issuance of mandatorily
 redeemable preferred securities         12,651,823    14,553,684          --
 Stock repurchase and retirement         (4,750,847)   (7,399,423) (6,254,695)
 Stock options exercised                    369,588     3,211,189          --
 Dividends paid                          (3,530,528)   (3,746,304) (3,889,202)
-------------------------------------------------------------------------------
 Net cash flows provided by
 (used in) financing activities           5,718,416     6,298,886  (6,165,247)
-------------------------------------------------------------------------------
 Net increase (decrease) in cash
 and cash equivalents                       (29,369)    4,906,002  (5,112,168)
 Cash and cash equivalents
 beginning of year                        5,637,989       731,987   5,844,155
-------------------------------------------------------------------------------
 Cash and cash equivalents
 end of year                             $5,608,620    $5,637,989    $731,987
                                         ==========    ==========    ========

Consolidated Supplemental Data
Selected Quarterly Financial Data (unaudited)

 Year Ended September 30, 2002            December        March        June   September
----------------------------------------------------------------------------------------
                                              (In thousands, except per share data)
 Total interest income                     $22,995      $21,922     $21,530     $20,846
 Total interest expense                     11,719        9,897       9,208       8,707
----------------------------------------------------------------------------------------
 Net interest income                        11,276       12,025      12,322      12,139
 Provision for loan losses                     153            3          --          --
----------------------------------------------------------------------------------------
 Net interest income after provision        11,123       12,022      12,322      12,139
 Non-interest income                         2,282        2,921       3,054       4,356
 Non-interest expense                       12,129       12,396      12,404      13,241
----------------------------------------------------------------------------------------
 Earnings before income taxes                1,276        2,547       2,972       3,254
 Provision for income tax                      454          876       1,044         886
----------------------------------------------------------------------------------------
 Net earnings                              $   822      $ 1,671     $ 1,928     $ 2,368
                                           =======      =======     =======     =======
 Net earnings
 per share - basic                         $  0.13      $  0.26     $  0.30     $  0.37
                                           =======      =======     =======     =======
 Net earnings
 per share - fully diluted                 $  0.13      $  0.26     $  0.30     $  0.36
                                           =======      =======     =======     =======

 Year Ended September 30, 2001            December        March        June   September
----------------------------------------------------------------------------------------
                                              (In thousands, except per share data)
 Total interest income                     $17,816      $17,450     $16,782     $18,085
 Total interest expense                     10,338       10,153       9,916      10,344
----------------------------------------------------------------------------------------
 Net interest income                         7,478        7,297       6,866       7,741
 Provision for loan losses                     228          153           3           3
                                           -------      -------     -------     -------
 Net interest income after provision         7,250        7,144       6,863       7,738
 Non-interest income                         1,114        3,708       3,200       2,991
 Non-interest expense                        5,783        6,209       6,862       9,866
----------------------------------------------------------------------------------------
 Earnings before income taxes                2,581        4,643       3,201         863
 Provision for income tax                      896        1,688       1,085          48
----------------------------------------------------------------------------------------
 Net earnings                               $1,685       $2,955      $2,116        $815
                                            ======       ======      ======        ====
 Net earnings
 per share - basic                           $0.25        $0.45       $0.32       $0.12
                                            ======       ======      ======       =====
 Net earnings
 per share - fully diluted                   $0.25        $0.45       $0.31       $0.12
                                            ======       ======      ======       =====